Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

§
In re:	§	Chapter 11
§
CORE SCIENTIFIC, INC., et al.,	§	Case No. 22-90341 (CML)
§
	§	(Jointly Administered)
Debtors.[1]	§	Re: Docket No. 1528, 1536, and 1623
§

NOTICE OF FILING OF THIRD AMENDED PLAN SUPPLEMENT

IN CONNECTION WITH FOURTH AMENDED JOINT CHAPTER 11

PLAN OF CORE SCIENTIFIC, INC. AND ITS AFFILIATED DEBTORS

PLEASE TAKE NOTICE THAT:

1.    On December 21, 2022, Core Scientific, Inc. and its debtor affiliates, as debtors and debtors in possession in the above-captioned chapter 11 cases (collectively, the “Debtors”), each commenced a voluntary case under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

2.     On November 17, 2023, the Bankruptcy Court entered the Order (I) Scheduling Combined Hearing on (A) Adequacy of Disclosure Statement and (B) Confirmation of Plan; (II) Conditionally Approving Disclosure Statement and Form and Manner of Notice of Conditional Disclosure Statement Hearing; (III) Establishing Solicitation and Voting Procedures; (IV) Establishing Notice and Objection Procedures for Confirmation of Proposed Plan;

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The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: Core Scientific Mining LLC (6971); Core Scientific, Inc. (3837); Core Scientific Acquired Mining LLC (6074); Core Scientific Operating Company (5526); Radar Relay, Inc. (0496); Core Scientific Specialty Mining (Oklahoma) LLC (4327); American Property Acquisition, LLC (0825); Starboard Capital LLC (6677); RADAR LLC (5106); American Property Acquisitions I, LLC (9717); and American Property Acquisitions VII, LLC (3198). The Debtors’ corporate headquarters is 210 Barton Springs Road, Suite 300, Austin, Texas 78704. The Debtors’ service address is 2407 S. Congress Ave, Suite E-101, Austin, Texas 78704.

(V) Approving Notice Procedures for the Assumption or Rejection of Executory Contracts and Unexpired Leases; (VI) Approving Notice Procedures for Reinstatement of Claims; (VII) Establishing Rights Offering Procedures; and (VIII) Granting Related Relief (Docket No. 1447) (the “Initial Disclosure Statement Order”), authorizing the Debtors to solicit acceptances for the Third Amended Joint Chapter 11 Plan of Core Scientific, Inc. and Its Affiliated Debtors, filed on November 16, 2023 (Docket No. 1438) (including any exhibits and schedules thereto, the “Third Amended Plan”),2 and approving procedures for soliciting, receiving, and tabulating votes on the Third Amended Plan and for filing objections to the Third Amended Plan.

3.    On December 8, 2023, the Debtors filed the Notice of Filing of Plan Supplement in Connection with Third Amended Joint Chapter 11 Plan of Core Scientific, Inc., and Its Affiliated Debtors (Docket No. 1528) (including any exhibits and schedules thereto and as modified, amended, or supplemented, the “Plan Supplement”).

4.    On December 11, 2023, the Debtors filed the Notice of Filing of Amended Plan Supplement in Connection with Third Amended Joint Chapter 11 Plan of Core Scientific, Inc. and Its Affiliated Debtors (Docket No. 1536).

5.    On December 27, 2023, the Debtors filed the Notice of Filing of Second Amended Plan Supplement in Connection with Fourth Amended Joint Chapter 11 Plan of Core Scientific, Inc. and Its Affiliated Debtors (Docket No. 1623).

6.    On December 28, 2023, the Bankruptcy Court entered the Order (I) Modifying Dates and Deadlines Set Forth in the Disclosure Statement Order and (II) Conditionally Approving the Debtors’ Disclosure Statement Supplement (Docket No. 1638) (together with the Initial Disclosure Statement Order, the “Disclosure Statement Order”), which, among other

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

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things, modified dates and deadlines set in the Initial Disclosure Statement Order with respect to solicitation of the Fourth Amended Joint Chapter 11 Plan of Core Scientific, Inc. and Its Affiliated Debtors (Docket No. 1639) (including any exhibits and schedules thereto and as may be modified, amended, or supplemented, the “Plan”).

7.    In accordance with the Plan and Disclosure Statement Order, the Debtors hereby file the following exhibits to the Plan Supplement, which replace and supersede all prior- filed versions of such documents, as applicable:

Exhibit A-1	Third Amended and Restated Certificate of Incorporation of Core Scientific, Inc.

Exhibit A-2	Second Amended and Restated Bylaws of Core Scientific, Inc

Exhibit B	New Secured Convertible Notes Indenture

Exhibit C	New Secured Notes Indenture

Exhibit D	Contingent Payment Obligations Agreement

Exhibit E-1	New Miner Equipment Lender Debt Documents (Default)

Exhibit E-2	New Miner Equipment Lender Debt Documents (Election 2)

Exhibit F	Exit Credit Agreement

Exhibit G	New Warrants Agreement

Exhibit H	New Intercreditor Agreement (Miner Equipment Lenders, New Secured Notes, New Secured Convertible Notes, Exit Facility)

Exhibit I	1129(a)(5) Disclosures (New Board)

Exhibit J	Restructuring Transactions Exhibit

Exhibit K	Schedule of Retained Causes of Action

Exhibit L	Schedule of Rejected Contracts

Exhibit M	Schedule of Assumed Contracts

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Exhibit N	Schedule of Allowed General Unsecured Claims

8.    The documents contained in the Plan Supplement, including this amendment, are integral to, and are considered part of, the Plan. These documents have not yet been approved by the Bankruptcy Court. If the Plan is confirmed, the documents contained in this Plan Supplement will be approved by the Bankruptcy Court pursuant to the Confirmation Order.

9.    The Plan Supplement documents filed with this notice reflect the Debtors’ versions of such documents (except for Exhibit H, which reflects the Ad Hoc Noteholder Group’s version) and are subject to change (which may be material and/or adverse to the Debtors) based on further comments from the Ad Hoc Noteholder Group, the Equity Committee, and the Settling Miner Equipment Lenders (none of which have signed off on the applicable documents). Therefore, each of the documents contained in the Plan Supplement remain subject to ongoing review by, negotiations between, and the applicable consent rights of the Debtors, the Ad Hoc Noteholder Group, the Equity Committee, and the Settling Miner Equipment Lenders, as applicable, and all rights of the foregoing parties are reserved. Accordingly, the Plan Supplement documents attached hereto remain subject to (i) further review, negotiations, and modifications and (ii) final documentation in a manner consistent with the Plan and the Restructuring Support Agreement. The Debtors reserve all rights to amend, modify, or supplement the Plan Supplement, and any of the documents contained therein, in accordance with the terms of the Plan. If material amendments or modifications are made to any of these documents, the Debtors will file a redline with the Bankruptcy Court marked to reflect the same

10.    A hearing to consider confirmation of the Plan and final approval of the Disclosure Statement is scheduled to begin on Tuesday, January 16, 2024 at 10:00 a.m. (Central Time) before the Bankruptcy Court (the “Combined Hearing”). The Combined Hearing may be

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adjourned from time to time, without further notice other than by filing a notice on the Bankruptcy Court’s docket indicating such adjournment and/or announcement of the adjourned date(s) at the Combined Hearing.

11.    Copies of the exhibits contained in this Plan Supplement, and all documents filed in these chapter 11 cases, including the Plan and Disclosure Statement, are available free of charge by visiting https://cases.stretto.com/CoreScientific. You may also obtain copies of the pleadings by visiting the Bankruptcy Court’s website at https://ecf.txsb.uscourts.gov in accordance with the procedures and fees set forth therein.

[Remainder of page intentionally left blank]

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Dated:   January 5, 2024

    Houston, Texas

Respectfully submitted,

/s/ Clifford W. Carlson
WEIL, GOTSHAL & MANGES LLP
Clifford W. Carlson (24090024)
700 Louisiana Street, Suite 3700
Houston, Texas 77002
Telephone: (713) 546-5000
Facsimile: (713) 224-9511
Email: Clifford.Carlson@weil.com

-and-

WEIL, GOTSHAL & MANGES LLP
Ray C. Schrock (admitted pro hac vice)
Ronit J. Berkovich (admitted pro hac vice)
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
Email: Ray.Schrock@weil.com
Ronit.Berkovich@weil.com

Attorneys for Debtors
and Debtors in Possession

Certificate of Service

I hereby certify that on January 5, 2024, a true and correct copy of the foregoing document was served by the Electronic Case Filing System for the United States Bankruptcy Court for the Southern District of Texas.

/s/ Clifford W. Carlson
Clifford W. Carlson

Exhibit A-1

Third Amended and Restated Certificate of Incorporation of Core Scientific, Inc.

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CORE SCIENTIFIC, INC.

The undersigned, being the Chief Executive Officer of Core Scientific, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of the Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”), hereby certifies that:

ONE: The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on December 29, 2020 and was subsequently amended and restated with the filing of the Amended and Restated Certificate of Incorporation on February 12, 2021, and the filing of the Second Amended and Restated Certificate of Incorporation on January 19, 2022 (the “Second Amended and Restated Certificate of Incorporation”).

TWO: On December 21, 2022, the Corporation and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

THREE: The Third Amended and Restated Certificate of Incorporation of this corporation, attached hereto as Exhibit A, is incorporated herein by reference, and restates, integrates and further amends the provisions of the Second Amended and Restated Certificate of Incorporation of this Corporation, as previously amended or supplemented.

FOUR: The Third Amended and Restated Certificate of Incorporation has been duly adopted, pursuant to, and in accordance with, the Fourth Amended Joint Chapter 11 Plan of Core Scientific Inc. and its Affiliated Debtors, dated December 28, 2023 (the “Plan”), confirmed by order, dated January [●], 2024, of the Bankruptcy Court, jointly administered under the caption “In re: CORE SCIENTIFIC, INC., et al., Debtors,” Case No. 22-90341 (CML) (the “Chapter 11 Cases”) in accordance with Sections 242, 245 and 303 of the DGCL.

FIVE: Pursuant to Section 103(d) of the DGCL, the Third Amended and Restated Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware.

The Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on [●], 202[●].

CORE SCIENTIFIC, INC.

By:
Title:	[●]

EXHIBIT A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CORE SCIENTIFIC, INC.

I.

The name of the corporation is Core Scientific, Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A.    The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is [12,000,000,000]. Of such shares, [10,000,000,000,] shall be shares of Common Stock, each having a par value of $0. 00001 per share, and 2,000,000,000 shares shall be Preferred Stock, each having par value of 0.00001 per share. Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Certificate. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

B.    The Board of Directors is hereby expressly authorized, to the fullest extent as may now or hereafter be permitted by the DGCL, by resolution or resolutions, at any time and from time to time, to provide for the issuance of a share or shares of Preferred Stock in one or more series and to fix for each such series (i) the number of shares constituting such series and the designation of such series, (ii) the voting powers (if any), whether full or limited, of the shares of such series, (iii) the powers, preferences, and relative, participating, optional or other special rights of the shares of each such series, and (iv) the qualifications, limitations, and restrictions thereof, and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. Without limiting the generality of the foregoing, to the fullest extent as may now or hereafter be permitted by the DGCL, the authority of

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the Board of Directors with respect to the Preferred Stock and any series thereof shall include, but not be limited to, determination of the following:

1.    the number of shares constituting any series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding) and the distinctive designation of that series;

2.    the dividend rate or rates on the shares of any series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.    the voting rights, if any, of such series and, if the shares shall have voting rights, the number of votes per share and the terms and conditions of such voting rights;

4.    whether any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

5.    whether the shares of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.    whether any series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.    the rights of the shares of any series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

8.    any other powers, preferences, rights, qualifications, limitations, and restrictions of any series.

The powers, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series of Preferred Stock, shares of Preferred Stock, regardless of series, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series of Preferred Stock, and the Corporation shall have the right to reissue such shares.

C.    Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote.

D.    For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

E.    CERTAIN DEFINITIONS

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For purposes of this Article V, the following terms shall have the meanings specified below:

“Ad Hoc Noteholder Group” has the meaning ascribed to such term in the RSA.

“Equity Committee” has the meaning ascribed to such term in the RSA.

“RSA” means that certain Restructuring Support Agreement, dated as of November 16, 2023, by and among the Corporation and certain of its affiliates, the Consenting Creditors (as defined in the RSA), the Equity Committee, and certain members of the Equity Committee (in their capacity as members of the Equity Committee), as the same may be amended from time to time in accordance with its terms, filed at Docket No.1440 in the Chapter 11 Cases.

F.    MANAGEMENT OF THE BUSINESS.

The management of the business and the conduct of the affairs of the Corporation shall be vested in the board of directors of the Corporation (the “Board of Directors”).

G.    BOARD OF DIRECTORS.

1.    Effective upon the effectiveness of this Third Amended and Restated Certificate of Incorporation (the “Effective Date”), the number of directors constituting the Board of Directors shall be seven (7) members, which seven (7) members shall be divided into three classes designated Class 1, Class 2 and Class 3. Class 1 shall consist of two (2) directors, Class 2 shall consist of two (2) directors, and Class 3 shall consist of three (3) directors, collectively constituting the entire Board of Directors. Class 1 shall initially consist of Adam Sullivan and [●], Class 2 shall initially consist of [●] and [●], and Class 3 shall initially consist of [●], [●] and [●]. Except as otherwise provided herein, directors shall be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting of stockholders and entitled to vote thereon. The chairperson shall be determined by the affirmative vote of a majority of the directors, without giving effect to the vote of the director selected as the new chairperson.

2.    Effective upon the Effective Date, the term of office of the initial Class 1 directors shall expire at the first annual meeting of stockholders held after the Effective Date; the term of office of the initial Class 2 directors shall expire at the second annual meeting of stockholders held after the Effective Date; and the term of office of the initial Class 3 directors shall expire at the third annual meeting of stockholders held after the Effective Date. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

H.    REMOVAL OF DIRECTORS.

Subject to any limitations imposed by applicable law, following the effectiveness of this Third Amended and Restated Certificate of Incorporation, any director or the entire Board of Directors may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the shares of capital stock of the Corporation entitled to vote on the election of such directors.

I.    VACANCIES.

Subject to any limitations imposed by applicable law and stock exchange requirements, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other

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causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors or by the sole remaining director, and not by the stockholders; provided that if any Class 3 director resigns or is removed from the Board of Directors for any reason including due to death or disability or for cause prior to the later of (a) the date of the 2027 annual meeting of stockholders and (b) the date on which no New Secured Notes (as defined in the Plan) and no New Secured Convertible Notes (as defined in the Plan) remain outstanding, any replacement for such director shall be chosen from a list of nominees provided by the Ad Hoc Noteholder Group to the Corporation on or prior to the Effective Date and, if none of the nominees on such list are available, such replacement shall be selected by a majority vote of the directors and shall be acceptable to the remaining Class 3 directors; provided further, that if any Class 2 director or the Class 1 director chosen by the Equity Committee (the “Equity Committee Directors”) resigns or is removed from the Board of Directors for any reason including due to death or disability or for cause prior to the date of the 2026 annual meeting of stockholders, any replacement for such director shall be chosen from a list of nominees provided by the Equity Committee to the Corporation prior to the Effective Date and, if none of the nominees on such list are available, such replacement shall be selected by a majority vote of the directors and shall be acceptable to the remaining Equity Committee Directors. Any director elected in accordance with this paragraph shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.

J.    BYLAW AMENDMENTS.

The Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation or any provision or provisions thereof. Any adoption, amendment or repeal of the Bylaws of the Corporation or any provision or provisions thereof by the Board of Directors shall require the approval of a majority of the authorized number of directors; provided, that, for so long as the New Secured Convertible Notes, New Secured Notes, and/or Contingent Payment Obligations (as defined in the Plan) remain outstanding, any amendment or repeal of Sections 5(a) or 23(b) of the Bylaws shall also require the vote of one (1) Class 2 director and at least two (2) Class 3 directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, further, however, that, for so long as the New Secured Convertible Notes, New Secured Notes, and/or Contingent Payment Obligations remain outstanding, any amendment or repeal of Sections 5(a) or 23(b) of the Bylaws shall also require the vote of one (1) Class 2 director and at least two (2) Class 3 directors.

K.    STOCKHOLDER ACTIONS.

1.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

2.    No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

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3.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

V.

A.    The liability of each director and officer for monetary damages shall be eliminated to the fullest extent permitted under applicable law. In furtherance thereof, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of the foregoing two sentences shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

B.    To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, board observers, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors.

C.    Any repeal or modification of this Article VI shall only be prospective and shall not adversely affect the rights or protections or increase the liability of any officer or director under this Article VI as in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VI.

A.    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Third Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Third Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not

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apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933 Act, as amended (the “1933 Act’), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction.

B.    Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act.

C.    If any provision or provisions of this paragraph Article VII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

VII.

A.    Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Third Amended and Restated Certificate of Incorporation.

B.    The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph C of this Article VIII, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to this Third Amended and Restated Certificate of Incorporation in its present form or as hereafter amended herein are granted subject to this reservation.

C.    Notwithstanding any other provisions of this Third Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by this Third Amended and Restated Certificate of Incorporation: the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise) Articles V, VI, VII and VIII; provided, that the affirmative vote of at least two (2) Class 3 directors shall also be required alter, amend or repeal (whether by merger, consolidation or otherwise) Articles V, VII and VIII hereof.

VIII.

The Corporation shall not issue nonvoting equity securities (as such term is defined in Section 101(16) of Chapter 11 of Title 11 of the Bankruptcy Code) (which shall be deemed not to include warrants or options or similar instruments to purchase equity of the Corporation or any equity security issued pursuant to the Plan (all of which constitute voting equity securities)); provided, however, the

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foregoing restriction shall (a) have no further force and effect beyond that required under Section 1123(a)(6) of chapter 11 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Third Amended and Restated Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.

* * * *

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Exhibit A-2

Second Amended and Restated Bylaws of Core Scientific, Inc.

SECOND AMENDED AND RESTATED BYLAWS

OF

CORE SCIENTIFIC, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1.    Registered Office. The registered office of the corporation in the State of Delaware shall be as set forth in the Third Amended and Restated Certificate of Incorporation of the corporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”).

Section 2.    Other Offices. The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3.    Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4.    Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 14 below.

Section 5.    Annual Meetings.

(a)    The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors; provided that the first annual meeting of the stockholders shall be held on a date at least fifteen (15) months after the Effective Date (as defined in the Plan) and each subsequent annual meeting of the stockholders shall be held on a date as close as practicable to twelve (12) months after the immediately preceding annual

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meeting of stockholders, except with respect to the second and third annual meetings, which shall be held on a date at least twelve (12) months after the immediately preceding meeting of stockholders. The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors. Except as provided in the Certificate of Incorporation, nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b)    At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law, the Certificate of Incorporation and these Second Amended and Restated Bylaws (“Bylaws”), and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(i)    For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition and (5) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) all of the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation (as such term is used in any applicable stock exchange listing requirements or applicable law) or on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

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(ii)    Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii)    To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that (A) the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation or (B) the corporation did not have an annual meeting in the preceding year, notice by the stockholder to be timely must be so received not later than the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv)    The written notice required by Sections 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the corporation’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of the corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 5(b)(iv), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the corporation as to which such Proponent has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the corporation) between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation at the time of giving notice, will be entitled to vote at the meeting, and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend

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to deliver a proxy statement and form of proxy to holders of a sufficient number of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

(c)    A stockholder providing the written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting.

(d)    Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors to be elected to the Board of Directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 and that complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.

(e)    A person shall not be eligible for election or re-election as a director at an annual meeting, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b), Section 5(c), and Section 5(d), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the corporation as shall have been brought before the meeting in accordance with clauses (i), (ii), or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b) and Section 5(c), as applicable. Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, or that such business shall not be transacted, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Section 5, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the

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corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 5, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(f)    Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii).

(g)    For purposes of Sections 5 and 6,

(i)    “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(ii)    “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(iii)    “close of business” means 5:00 p.m. local time at the principal executive offices of the corporation on any calendar day, whether or not the day is a Business Day;

(iv)    “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(A)    the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation;

(B)    that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation;

(C)    the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the corporation; or

(D)    that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the corporation,

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which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(v)    “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the corporation’s investor relations website.

Section 6.    Special Meetings.

(a)    Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), or (iv) stockholders of record who own, in the aggregate, at least 20.0% of the voting power of the outstanding shares of the corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting. The corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

(b)    The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c)    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Except as provided in the Certificate of Incorporation, nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Sections 5(b)(i) and 5(b)(iv). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Sections

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5(b)(i) and 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which the corporation first makes a public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of this Section 6(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and the Certificate of Incorporation and, if any proposed nomination or business is not in compliance with these Bylaws, or if the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 6, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder (meeting the requirements specified in Section 5(e))) does not appear at the special meeting of stockholders of the corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation.

(d)    Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c).

Section 7.    Notice of Meetings. Except as otherwise provided by applicable law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Such notice shall specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. Such notice may be given by personal delivery, mail or with the consent of the stockholder entitled to receive notice, by facsimile or electronic transmission. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If delivered by courier service, the notice is given on the earlier of when the notice is received or left at the stockholder’s address. If sent via electronic mail, notice is given when directed to such stockholder’s electronic mail address in accordance with applicable law unless (a) the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or (b) electronic transmission of such notice is prohibited by applicable law. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance

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thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8.    Quorum and Vote Required. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast on such matter shall be the act of the stockholders. For purposes of this section, a majority of the votes cast means that the number of shares voted “for” a matter must exceed the number of votes cast “against” that matter (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against”). Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by the vote of a plurality of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of the votes cast on such matter shall be the act of such class or classes or series.

Section 9.    Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and

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shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10.    Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11.    Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in Section 217(b) of the DGCL. If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12.    List of Stockholders. The corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.

Section 13.    Action without Meeting.

No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders duly called in accordance with these Bylaws and no action shall be taken by the stockholders by written consent.

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Section 14.    Remote Communication.

(a)    For the purposes of these Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:

(i)    participate in a meeting of stockholders; and

(ii)    be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

(b)    Whenever this Article III requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Section 15.    Organization.

(a)    At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson of the meeting chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson of the meeting of stockholders. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b)    The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies

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and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 16.    Number of Directors. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 17.    Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.

Section 18.    Terms of Directors. The terms of directors shall be as set forth in the Certificate of Incorporation.

Section 19.    Vacancies. Vacancies and newly created directorships on the Board of Directors shall be filled as set forth in the Certificate of Incorporation.

Section 20.    Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Board of Directors or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

Section 21.    Removal. Directors shall be removed as set forth in the Certificate of Incorporation.

Section 22.    Meetings.

(a)      Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b)      Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware as designated and called by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors.

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(c)    Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)    Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board of Directors shall be transmitted orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting.

(e)    Waiver of Notice. Notice of any meeting of the Board of Directors may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 23.    Quorum and Voting.

(a)    Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 46 for which a quorum shall be one-third of the authorized number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation, a quorum of the Board of Directors shall consist of a majority of the total number of directors then serving on the Board of Directors or, if greater, one-third of the authorized number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation. At any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time, without notice other than by announcement at the meeting.

(b)    At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or these Bylaws. Notwithstanding the foregoing, (i) the affirmative vote of at least one (1) Class 2 and two (2) Class 3 directors shall be required for any settlement of Disputed Claims (as defined in the Fourth Amended Joint Chapter 11 Plan of Core Scientific Inc. and its Affiliated Debtors, dated December 28, 2023 (the “Plan”), filed in the jointly administered chapter 11 cases under the caption “In re: CORE SCIENTIFIC, INC., et al., Debtors,” Case No. 22-90341 (CML)) if such settlement is in excess of $[●] and (ii) the affirmative vote of at least two (2) Class 3 directors shall be required to authorize the filing of a voluntary petition under chapter 11 of title 11 of the United States Code prior to the later of (x) three (3) years from the Effective Date and (y) the date on which no New Secured Notes (as defined in the Plan) or New Secured Convertible Notes (as defined in the Plan) remain outstanding.

Section 24.    Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board

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of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. Such consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

(a)    Fees and Compensation. Directors shall be entitled to such compensation for their services on the Board of Directors or any committee thereof as may be approved by the Board of Directors, or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, without limitation, a fixed sum and reimbursement of expenses incurred, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors, as well as reimbursement for other reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25.    Committees.

(a)    Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by applicable law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b)    Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by applicable law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c)    Term. The Board of Directors, subject to the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

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(d)    Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place, if any, of special meetings of the Board of Directors. Notice of any meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26.    Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 27.    Lead Independent Director. The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will preside over meetings of the independent directors and perform such other duties as may be established or delegated by the Board of Directors and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.

Section 28.    Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director has not been appointed or is absent, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 29.    Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or these Bylaws. The salaries and other

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compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility.

Section 30.    Tenure and Duties of Officers.

(a)    General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility or, if so authorized by the Board of Directors, by the Chief Executive Officer or another officer of the corporation.

(b)    Duties of Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c)    Duties of President. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of President. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d)    Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e)    Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts, votes and proceedings thereof in the minute books of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office

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and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(f)    Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer, or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer.

(g)    Duties of Treasurer and Assistant Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Section 31.    Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32.    Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33.    Removal. Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any duly authorized committee thereof or any superior officer upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY

THE CORPORATION

Section 34.    Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or

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persons, to execute, sign or endorse on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall from time to time authorize so to do.

Unless otherwise specifically determined by the Board of Directors or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the corporation may be effected manually, by facsimile or (to the extent permitted by applicable law and subject to such policies and procedures as the corporation may have in effect from time to time) by electronic signature.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 35.    Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 36.    Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by any two authorized officers of the corporation (it being understood that each of the Chairperson of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary shall be an authorized officer for such purpose), certifying the number, and the class or series, of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 37.    Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any

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claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38.    Transfers.

(a)    Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)    The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 39.    Fixing Record Dates.

(a)    In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting in accordance with the provisions of this Section 39(a).

(b)    In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40.    Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

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Section 41.    Additional Powers of the Board. In addition to, and without limiting, the powers set forth in these Bylaws, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and these Bylaws. The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 42.    Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 36), may be signed by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 43.    Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 44.    Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose or purposes as the Board of Directors shall determine to be conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

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ARTICLE X

FISCAL YEAR

Section 45.    Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 46.    Indemnification of Directors, Executive Officers, Employees and Other Agents.

(a)    Directors and Executive Officers. The corporation shall indemnify to the full extent permitted under and in any manner permitted under the DGCL or any other applicable law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a director or executive officer (for the purposes of this Article XI, “executive officers” shall be those persons designated by the corporation as (a) executive officers for purposes of the disclosures required in the corporation’s proxy and periodic reports or (b) officers for purposes of Section 16 of the 1934 Act) of the corporation, or while serving as a director or executive officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by the Board of Directors, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 46.

(b)    Other Officers, Employees and Other Agents. The corporation shall have power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 46) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to any executive officer or other persons as the Board of Directors shall determine.

(c)    Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding, by reason of the fact that such person is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of Another Enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses (including attorneys’

20

fees) incurred by any director or executive officer in connection with such Proceeding; provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 46 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (d) of this Section 46, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any Proceeding, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the Proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d)    Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 46 shall be deemed to be contractual rights, shall vest when the person becomes a director or executive officer of the corporation, shall continue as vested contract rights even if such person ceases to be a director or executive officer of the corporation, and shall be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this Section 46 to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the fullest extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any Proceeding, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving

21

that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 46 or otherwise shall be on the corporation.

(e)    Non-Exclusivity of Rights. The rights conferred on any person by this Section 46 shall not be exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f)    Survival of Rights. The rights conferred on any person by these Bylaws shall continue as to a person who has ceased to be a director, executive officer, or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)    Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 46.

(h)    Amendments. Any repeal or modification of this Section 46 shall only be prospective and shall not affect the rights under this Section 46 as in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the corporation.

(i)    Saving Clause. If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article XI that shall not have been invalidated, or by any other applicable law. If this Article XI shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent not prohibited under the applicable law of such jurisdiction.

(j)    Certain Definitions and Construction of Terms. For the purposes of Article XI of these Bylaws, the following definitions and rules of construction shall apply:

(i)    References to “Another Enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 46.

(ii)    The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint

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venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 46 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iii)    References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(iv)    The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any Proceeding.

(v)    The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

ARTICLE XII

NOTICES

Section 47.    Notices.

(a)    Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 7. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by electronic mail or other electronic means.

(b)    Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws (including by any of the means specified in Section 22(d)), or by overnight delivery service. Any notice sent by overnight delivery service or U.S. mail shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c)    Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)    Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

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(e)    Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)    Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 48.    Amendments. Subject to the limitations set forth in Section 46(h) and the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws of the corporation. Subject to the limitations set forth in the provisions of the Certificate of Incorporation, any adoption, amendment or repeal of these Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the directors then in office. Subject to the limitations set forth in the provisions of the Certificate of Incorporation, the stockholders also shall have power to adopt, amend or repeal these Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

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Exhibit B

New Secured Convertible Notes Indenture

CORE SCIENTIFIC, INC.

AS ISSUER,

THE GUARANTORS NAMED HEREIN

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

AS TRUSTEE AND COLLATERAL AGENT

INDENTURE

Dated as of January [●], 2024

10.00%/12.00% CASH/CASH-AND-PAYMENT IN STOCK

CONVERTIBLE SECURED NOTES DUE 2029

CROSS-REFERENCE TABLE

Reconciliation and tie showing the location in this Indenture of the provisions inserted pursuant to Sections 310 to 318(a), inclusive, of the Trust Indenture Act of 1939, as amended. This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Indenture.

TRUST INDENTURE ACT SECTION	INDENTURE SECTION
310 (a)(1)	6.9
(a)(2)	6.9
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	6.9
(b) (c)	6.9 N.A.
311 (a)	6.12
(b)	6.12
312 (a)	2.5
(b)	10.3
(c)	10.3
313 (a)	6.5
(b)(1)	6.5
(b)(2)	6.5
(c)	6.5; 10.2
(d)	6.5; 10.2
314 (a)	4.23; 4.24; 10.2; 10.5
(b)	[12.5]
(c)(1) (c)(2) (c)(3)	10.4 10.4 N.A.
(d)	12.6
(e)	10.5
(f)	N.A.
315 (a)	6.1
(b)	4.23(b); 10.2
(c)	6.1
(d)	6.1
(e)	5.11
316 (a)(last sentence)	[N.A.]
(a)(1)(A)	5.5
(a)(1)(B)	5.4
(a)(2)	N.A.
(b)	5.7
(c)	2.12
317 (a)(1)	5.8
(a)(2)	5.9
(b)	2.4
318 (a)	N.A.
(b)	N.A.
(c)	10.9

N.A. means not applicable.

i

INDENTURE, dated as of January [●], 2024, among Core Scientific, Inc., a Delaware corporation (together with its successors and assigns under this Indenture, the “Issuer”), the Guarantors party hereto from time to time, and Wilmington Trust, National Association (together with its successors and assigns under this Indenture, the “Trustee”), as trustee, and Wilmington Trust, National Association (together with its successors and assigns under this Indenture, the “Collateral Agent”), as collateral agent.

WHEREAS, pursuant to the terms and conditions of the [Fourth Amended Joint Chapter 11 Plan, dated December 26, 2023,]2 as the same may be amended, modified or restated from time to time (the “Plan of Reorganization”) relating to the reorganization under Chapter 11 of Title 11 of the United States Code of the Issuer and certain of its direct and indirect Subsidiaries, which Plan of Reorganization was confirmed by order, dated January [     ], 2024, of the Bankruptcy Court (the “Bankruptcy Order”), the holders of [Existing Convertible Noteholder Claims] (as defined in the Plan of Reorganization) are to be issued the Notes (as hereinafter defined) in an initial aggregate principal amount of $260,000,000 (the “Initial Notes”);

WHEREAS, (a) all acts and things necessary to make (i) the Notes, when executed by the Issuer and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in this Indenture provided, the valid, binding and legal obligations of the Issuer; (ii) the Guarantees of the Guarantors hereunder the valid, binding and legal obligations of the Guarantors; and (iii) this Indenture a valid agreement of the Issuer and the Guarantors, according to its terms, have been done and performed, and (b) the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.

NOW, THEREFORE, in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises set forth herein, the Issuer and the Guarantors covenant and agree with the Trustee and Collateral Agent for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1 Definitions.

“Acceptable Custodian” means (a) any of (i) Coinbase Global, Inc., (ii) Cumberland, (iii) Wintermute, (iv) SDM, (v) Galaxy, (vi) FlaconX, (vii) BitGo, (viii) Anchorage, (ix) Fireblocks, (x) Gemini, and (xi) NYDIG, or (b) any other custodian approved by the Board of Directors.

“Acceptable Intercreditor Agreement” means (a) the Intercreditor Agreement, (b) the New Miner Equipment Intercreditor Agreement, and (c) any other intercreditor agreement, subordination agreement, or other similar document or instrument purporting to govern intercreditor liens, rights and/or obligations, as the case may be, in each case, entered into after the Issue Date by and among the Collateral Agent and one or more other secured parties or representatives thereof, and signed or acknowledged by the Issuer and each of the Guarantors, and, with respect to this clause (c), in form and substance substantially similar to the Intercreditor Agreement or the New Miner Equipment Intercreditor Agreement, as applicable, as in effect on the Issue Date.

“Acquired Debt” means (a) Debt of a Person that constitutes the Target of a Permitted Acquisition of Equity Interests; provided, that such Debt (i) was in existence prior to the date of such Permitted Acquisition, (ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, (iii) is unsecured, or secured solely by a Lien on the assets of the Target, so long as such Lien was not granted or incurred in connection with, or in contemplation of, such Permitted Acquisition, and (iv) is not guaranteed by the Issuer or any Subsidiary thereof (except the Target), and (b) Debt assumed by the Issuer or any Guarantor pursuant to a Permitted Acquisition by the Issuer or such Guarantor, as applicable, of any assets; provided, that such Debt (i) was in existence prior to the date of such Permitted Acquisition, (ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, (iii) is unsecured, or secured solely by a Lien on the assets acquired pursuant to such Permitted Acquisition, so long

[2]	Note to Draft: Plan details to be confirmed.

as such Lien was not granted or incurred in connection with, or in contemplation of, such Permitted Acquisition, and (iv) is not guaranteed by the Issuer or any Subsidiary thereof.

“Acquisition” means a transaction or series of transactions resulting in (a) acquisition of a business, division, or all or substantially all assets of a Person; (b) record or beneficial ownership of more than 50% of the Equity Interests of a Person; (c) merger, consolidation or combination of a Subsidiary with another Person; or (d) acquisition of real property located in the United States from a Person that is not an Affiliate.

“Acquisition Consideration”: with respect to any Acquisition, including any Permitted Acquisition, the aggregate purchase consideration for such Acquisition or Permitted Acquisition and all other payments by the Issuer or any of its Subsidiaries in exchange for, or as part of, or in connection with, such Acquisition or Permitted Acquisition, whether paid in cash, by issuance of a note, or by exchange of Equity Interests or of other assets or otherwise, and, in each case, whether payable at or prior to the consummation of such Acquisition or Permitted Acquisition or deferred for payment at any future time, and whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Debt, Contingent Acquisition Consideration, Seller Financing Indebtedness, and agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow, profits or other performance (or the like) of any Person or business. For purposes of this Indenture, any such consideration not consisting of Cash paid or payable upon the closing of any such Acquisition or Permitted Acquisition shall be valued at the principal amount thereof in the case of notes or other debt Securities, the stated amount thereof in the case of fixed post-closing installments or similar Seller Financing Indebtedness obligations, the maximum payout amount in the case of any capped Contingent Acquisition Consideration or similar deferred contingent payment obligations, and reasonably estimable Fair Market Value in the case of any other non-Cash consideration.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture (including, without limitation, Section [4.1]). The Initial Notes and any Additional Notes subsequently issued under this Indenture shall be treated as a single class of securities for all purposes under this Indenture, including, without limitation, directions, waivers, amendments, consents, redemptions and offers to purchase.

“Affiliate” means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, each of the Permitted Holders shall be an Affiliate of the Issuer and its Subsidiaries.

“Agent” means each of the Paying Agent, the Conversion Agent, the Transfer Agent and the Collateral Agent.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Anti-Corruption Law” the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar Applicable Law.

“Anti-Terrorism Law” means any law primarily relating to terrorism or money laundering, including the Patriot Act.

“Applicable Law” means with respect to any Person, conduct, transaction, agreement or matter, as the case may be, all laws, rules, regulations and governmental guidelines applicable to such Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities (including, with reference to the Issuer and certain of its direct subsidiaries, any order of the United States Bankruptcy Court, pursuant to the Bankruptcy Code or otherwise in connection with the Chapter 11 Cases).

“Applicable Percentage” means, as of any date of determination, an amount, expressed as a percentage, determined by:

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dividing (A) $260,000,000 less (x) the principal amount of all Notes that have previously been converted pursuant to a Mandatory Conversion and (y) the principal amount of any Notes repurchased or otherwise acquired or cancelled by the Issuer prior to the date of determination, by (B) the aggregate principal amount of Notes outstanding on the date of determination;

provided, however, that if on any date the Applicable Percentage as calculated pursuant to this definition equals zero, then thereafter the Applicable Percentage shall be zero and no more conversions may be effected under this Indenture.

“Applicable Procedures” means, with respect to any matter at any time, the policies and procedures of the Depositary, if any, that are applicable to such matter at such time.

“Asset Disposition” means any sale, lease (as lessor), license, consignment, transfer or other Disposition of assets or property (real or personal) (including any Equity Interests) of the Issuer or any Guarantor or Subsidiary thereof, including any, unwinding or termination of any Swap Agreements, any discounting or selling of (with or without recourse) any notes receivable or accounts receivable, a Disposition of property in connection with a sale- leaseback transaction or synthetic lease, and including any Disposition of property pursuant to a Division at Fair Market Value; provided, that Asset Dispositions shall not include any Exempted Dispositions.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

“Bankruptcy Law” means (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment or reorganization law (including any moratorium or any other marshalling of the assets and liabilities of any Person and any similar laws, rules or regulations relating to or affecting the enforcement of creditors’ rights generally); (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or all or substantially all of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bitcoin” means the digital currency referred to as such by market practice and transacted via a payment system using peer-to-peer transactions verified by network nodes and recording in a public distributed ledger called the “Blockchain”.

“Bitcoin Disposition” means any Disposition of Bitcoin by the Issuer or any Subsidiary thereof in the Ordinary Course of Business or pursuant to any BTC Hedging Agreement.

“Board of Directors” means, with respect to any Person, (1) in the case of any corporation, the board of directors of such Person and (2) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Fundamental Change,” any duly authorized committee of such body.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowed Money” means with respect to any Person, without duplication, (a) debt, indebtedness or other obligations of or owing by such Person that (i) arises from, is incurred as a result of, or otherwise relates to, the lending of any money to such Person by any other Person, (ii) is incurred pursuant to, or evidenced by, any notes, drafts, bonds, debentures, loan agreements or other credit documents, or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was incurred, issued or assumed, or arises, in respect of, or in consideration of, full or partial payment for any property; (b) obligations under Capital Leases; (c) reimbursement obligations with respect to drawn amounts under letters of credit; and (d) Guarantee Obligations with respect to any indebtedness or other obligations of the foregoing types owing by any other Person

“BTC Hedging Agreement” means any forward sales or hedging arrangement with respect to the Issuer and the Guarantors’ present or anticipated Bitcoin inventory.

3

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or Delaware.

“Capital Lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Lease Obligations” means as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or company, any and all equivalent ownership interests in a Person (other than a corporation or company), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Debt convertible into or exchangeable for any of the foregoing.

“Cash” or “cash” means money, currency or a credit balance in Dollars in any demand or Deposit Account.

“Cash Equivalents” (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case, which are issued by a Lender under the Senior Credit Facility or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender under the Senior Credit Facility) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by any financial institution or other Person or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P; and (f) any money market fund of which the assets are comprised of not less than 90% of the items specified in clauses (a) through (e) above. For the avoidance of doubt, Cryptocurrency shall not constitute “Cash Equivalents”.

“Chapter 11 Cases” means the jointly administered cases under Chapter 11 of the Bankruptcy Code (Case No. 22-90341 (DRJ)).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, (a) all property (including Property Collateral, personal property, mixed, owned, leased or operated by the Issuer or any Guarantor) that is described in any Collateral Document as security for any Obligations, and (b) all other property (including all other Real Estate, personal property, mixed, owned, leased or operated by the Issuer or any Guarantor) of the Issuer or any Guarantor that now or hereafter secures (or is intended to secure) any Obligations; but, in all cases, excluding Excluded Assets.

“Collateral Agent” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor serving hereunder.

“Collateral Documents” means, collectively, each Acceptable Intercreditor Agreement, the Guaranties, the Control Agreements, the Landlord Collateral Access Agreements, the Pledge Agreement, the Security Agreement, [             ]3, any other pledge agreement, security agreement, guarantee, control agreements, landlord collateral access agreements, mortgages and any other instruments and documents pursuant to which the Issuer or Guarantor grants a

[3]	Note to Draft: To include any other applicable Collateral Documents.

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Lien on any Collateral as security for the Notes, in each case in accordance with the terms of this Indenture and the Notes.

“Commodity Account” means a “Commodity Account” as such term is defined in accordance with the UCC in effect in the State of New York from time to time.

“Common Stock” means the common stock, par value $[0.0001]4, of the Issuer to be issued (a) on the Plan Effective Date or thereafter under the Plan of Reorganization or (b) as otherwise permitted pursuant to the Plan of Reorganization and the New Corporate Governance Documents (as defined in the Plan of Reorganization).

“Confirmation Order” has the meaning ascribed to it in the Plan of Reorganization.

“Consolidated Adjusted EBITDA” means, for any period, an amount equal to (a) Consolidated Net Income for such period, plus (b) each of the following, without duplication, of the amounts for such period of the following in respect of the Issuer and its consolidated Subsidiaries (i) Consolidated Interest Expense, plus (ii) provisions for taxes based on income, plus (iii) total depreciation expense, plus (iv) total amortization expense, plus (v) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charges in any future period or amortization of a prepaid Cash charge that was paid in a prior period), plus (vi) customary and reasonable fees, costs and expenses incurred in connection with (1) the negotiation, execution, delivery and performance of any third party Debt permitted hereunder and any amendments, modifications, supplements or waivers of any of the foregoing or of this Indenture, (2) any investments, dispositions or acquisitions (whether consummated or not consummated) and (3) the incurrence, issuance, administration, prepayment, amendment or refinancing of Debt or issuances of equity made (or attempted to be made) if permitted hereunder; plus (vii) with respect to any Permitted Acquisitions (or other Acquisition made in accordance with the terms of this Indenture) (exclusive of all reasonable fees and expenses of such transaction), losses attributable to purchase accounting (i.e., the effect of any non-cash items resulting from any amortization, write- down or write-off assets (including intangible assets, goodwill and deferred financing costs) in connection with any such Acquisition), in the event that such an adjustment is made, in each case, in accordance with GAAP, plus (viii) with respect to any Permitted Acquisitions, earn-outs to the extent accrued or paid in cash, plus (ix) extraordinary, unusual or non-recurring items, including non-recurring recruitment, relocation and/or severance expense (to the extent permitted to be included in any similar calculation made pursuant to the Senior Credit Facility, or, if the Senior Credit Facility is no longer outstanding, to the extent approved by the Board of Directors of the Issuer or otherwise allowed to be included in pro forma financials prepared in accordance with Regulation S-X under the Securities Act), plus (x) compensation and reimbursement of expenses of members of the Board of Directors of the Issuer, plus (xi) all losses on sales of assets outside the ordinary course of business, plus (xii) proceeds of business interruption insurance and other charges, losses or expenses to the extent indemnified, insured, reimbursed or reimbursable or otherwise covered by a third party, in each case, to the extent actually received in cash, plus (xiii) any adjustments and add backs (other than pro-forma synergies, revenue enhancements or similar items) specifically identified (and only for specific amounts and time periods set forth therein) in any quality of earnings reports prepared in connection with any Permitted Acquisition or other acquisition constituting a permitted investment by an accounting firm of nationally recognized standing, minus (c) in each case, to the extent increasing Consolidated Net Income, the sum, without duplication, of the amounts for such period of (i) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (ii) interest income, plus (iii) other non-ordinary course income.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding (i) any paid-in-kind interest and any other amount not payable in cash, (ii) amortization of deferred financing costs and (iii) any realized or unrealized gains or losses attributable to Swap Agreements.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Issuer and its Subsidiaries on a consolidated basis that are properly classified as current assets in conformity with GAAP, excluding

[4]	Note to Draft: Par value of new common stock to be confirmed.

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Cash and Cash Equivalents, deferred bank fees and derivative financial instruments related to Debt, the current portion of current and deferred taxes and assets held for sale or pension assets.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Issuer and its Subsidiaries on a consolidated basis that are properly classified as current liabilities in conformity with GAAP, excluding the current portion of long-term debt.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Issuer and its Subsidiaries on a consolidated basis equal to (a) Consolidated Cash Interest Expense and (b) scheduled payments of principal (or equivalent amounts) on Consolidated Total Debt, and any scheduled payments principal and/or rent related to any Capital Leases (including the New Miner Equipment Lender Debt).

“Consolidated Interest Expense” means, for any period, total interest expense of the Issuer and its Subsidiaries on a consolidated basis with respect to all outstanding Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Agreements, but excluding, however, (i) any amount not payable in cash, (ii) any amounts payable on or before the Issue Date, including any underwriting fees or original issue discount paid in connection with the consummation of the Transactions and any agency fees payable to the Trustee or the Collateral Agent in connection with the Notes Documents, the Secured Notes Documents or the Senior Credit Facility (iii) any expenses paid in connection with the consummation of the Transactions, and (iv) any fees and/or expenses paid in connection with any Permitted Acquisition or other Investments or in connection with any amendment or waiver with respect to any outstanding Indebtedness or any expenses and upfront fees (including any original issue discount) incurred in connection with any Indebtedness the proceeds of which are applied to fund any Permitted Acquisition or other Investment.

“Consolidated Net Income” means, for any period, (a) the net income (or loss) of the Issuer and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) in each case, to the extent otherwise included in such net income (or loss) and without duplication, (i) the income (or loss) of any Person that is not a Wholly-Owned Subsidiary, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Wholly-Owned Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Wholly-Owned Subsidiaries or that Person’s assets are acquired by the Issuer or any of its Wholly-Owned Subsidiaries, (iii) the income of any Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Dispositions or returned surplus assets of any Pension Plan, (v) any after tax gain or loss attributable to returned surplus assets of any Pension Plan for such period, (vi) the income or loss of any Person for such period attributable to the early extinguishment of any Indebtedness or obligations under any Swap Contracts or other derivative instruments, in each case, to the extent permitted hereunder, (vii) all foreign currency translation gains or losses to the extent such gains or losses are non- cash items, (viii) the cumulative effect of any change in accounting principles and (ix) to the extent not included in clauses (i) through (viii) above, any net extraordinary gains or net extraordinary losses (in each case, as determined by reference to GAAP immediately prior to giving effect to FASB’s Accounting Standards Update No. 2015-01).

“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of Debt of the type described in clauses (a), (c), (e) (to the extent drawn and not reimbursed), (f), (g) and (i) of the term “Debt” of the Issuer and its Subsidiaries then-outstanding (which shall be determined on a consolidated basis in accordance with GAAP).

“Consolidated Working Capital” means, as at any date of determination, the difference of Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) equal to the difference of (i) Consolidated Working Capital as of the beginning of such period, minus (ii) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded (a) the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period, (b) the effect of any Disposition of any Person, facility or line of business or

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acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Swap Agreement and (d) the application of purchase or recapitalization accounting.

“Contingent Acquisition Consideration” means any earnout obligation or similar deferred or contingent obligation of the Issuer or any of its Subsidiaries incurred or created in connection with any Acquisition.

“Contingent Obligation” means any obligation of a Person arising from any guarantee (including all Guarantee Obligations), indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guarantee, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto as determined by such Person in good faith.

“Contingent Value Rights” means the contingent value rights issued by the Issuer pursuant to, and governed by, the Contingent Value Rights Agreement, dated January [•], 2024, by and between the Issuer and [•], a [•] [trust company], as calculation agent and rights agent.

“Control Agreement” means an agreement with respect to any Deposit Account, Security Account or Commodity Account entered into by and among the Issuer or the Guarantor in whose name such Deposit Account, Security Account or Commodity Account is maintained, the institution(s) maintaining such Deposit Account, Security Account or Commodity Account, and Collateral Agent, which agreement shall be effective to establish “control” (within the meaning set forth in Sections 9-104 and 9-106 of the Uniform Commercial Code) of such Deposit Account, Security Account or Commodity Account in favor of the Collateral Agent to the extent required to perfect the Collateral Agent’s Lien on such Deposit Account, Security Account or Commodity Account.

“Conversion Agent” means any Person authorized by the Issuer to facilitate the conversion of the Notes pursuant to this Indenture on behalf of the Issuer.

“Conversion Date” means any Optional Conversion Date or Mandatory Conversion Date.

“Conversion Price” means, as of any time, $1,000 divided by the Conversion Rate as of such time.

“Copyrights” means all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) renewals, supplements and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Corporate Trust Office” means the address of the Trustee specified in Section 10.2 or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

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“Cryptocurrency” means any digital or electronic asset or currency (including Bitcoin and Ethereum) transacted, exchanged or otherwise subsisting on the blockchain or other decentralized or distributed ledger or similar digital platform.

“Daily VWAP” means for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FET<equity>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day, determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Issuer). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the primary trading session trading hours.

“Debt” means, as applied to any Person, without duplication, (a) all indebtedness and obligations of such Person for Borrowed Money; (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities on the balance sheet of such Person; (c) all obligations of such Person arising with respect to non-contingent earnout or similar non-contingent obligations incurred in connection with an Acquisition; (d) all Disqualified Equity Interests; (e) all reimbursement obligations in respect of letters of credit issued for the account of such Person; (f) all Debt of a second Person secured by any Lien on any property owned by such first Person, whether or not such Debt has been assumed; (g) all Capital Lease Obligations of such Person; (h) all obligations of such Person under Swap Agreements (but taking into account only the mark-to-market value or, if any actual amount is due as a result of the termination or close-out of such transaction, that amount) and (i) without duplication, all Contingent Obligations of such Person with respect to Debt described in (a) through (h) above; provided, that Debt shall not include (i) trade payables and accrued expenses, in each case arising in the Ordinary Course of Business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or (iv) any obligations or liabilities under any agreement relating to any Permitted Asset Disposition, power purchase agreements or hosting agreements. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer. The amount of Debt of any Person for purposes of clause (iii) shall be deemed to be equal to the lesser of (1) the aggregate unpaid amount of such Debt and (2) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Default” means an event or condition that, with the lapse of time or giving of notice or both, would constitute an Event of Default.

“Deposit Account” means a “Deposit Account” as such term is defined in accordance with the UCC in effect in the State of New York from time to time.

“Depositary” means, with respect to the Notes issued in the form of one or more Global Notes, The Depository Trust Company (“DTC”) and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disposition” means with respect to any Person, any conveyance, sale, lease (as lessor), license (as licensor), exchange, assignment, transfer or other Disposition by such Person of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of Cash, Cash Equivalents, Securities or any other property or assets. For purposes of clarification, “Dispose” shall include (a) any issuance, sale or other transfer of any Equity Interests of a Subsidiary (other than to the Issuer or another Subsidiary) and shall not include any issuance, sale or other transfer of any Equity Interests of the Issuer, (b) the sale or other Disposition for value of any Bitcoin or other Cryptocurrency, or any contracts in respect thereof, (c) the early termination or modification of any contract by any Person resulting in the receipt by such Person of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for previously accrued and unpaid amounts due through the date of termination or modification), and (d) any sale of merchant accounts (or any rights thereto (including any rights to any residual payment stream with respect thereto) by the Issuer or any of its Subsidiaries. “Dispose” shall have a corresponding meaning.

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“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable (other than (i) solely for Equity Interests that are not Disqualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering, asset disposition or similar event shall be subject to the payment in full of the Notes), or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Stated Maturity of the Notes. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require the Issuer or any Subsidiary to repurchase such Equity Interest upon the occurrence of a change of control or an asset disposition will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the Issuer or such Subsidiary, as applicable, may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 4.3.

“Distribution” means (a) any dividend or other distribution, liquidation preference, direct or indirect, on account of any shares of any class of Equity Interests of the Issuer or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of Equity Interests (other than any Disqualified Equity Interests); (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of the Issuer (or any direct or indirect parent thereof) or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the Issuer (or any direct or indirect parent thereof) or any of its Subsidiaries now or hereafter outstanding (other than with respect to the Notes, the Warrants, the GUC Contingent Payment Obligations or the Contingent Value Rights).

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“dollars” or “$” means the lawful currency of the United States of America.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” means all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Notice” means a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release” means a release as defined in CERCLA or under any other Environmental Law.

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“Equipment” means “Equipment” as such term is defined in accordance with the UCC in effect in the State of New York from time to time.

“Equity Interest” means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) Person having any other form of equity security or ownership interest in another Person, including common stock and preferred stock, and including all of the warrants, options or other rights for the purchase or acquisition from such Person of such Equity Interests in such Person, but excluding, for the avoidance of doubt, the Notes.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Issuer or a Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Issuer, any Guarantor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Issuer, any Guarantor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Issuer or any Guarantor or ERISA Affiliate; or (h) with respect to any Pension Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or a failure to make a required contribution to a Multiemployer Plan.

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Issuer or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Account” means any Deposit Account in the name of the Issuer or any Guarantor (a) that is used exclusively for payroll, payroll taxes and other employee wage and benefit payments in the Ordinary Course of Business; (b) that is a trust, fiduciary, or withholding tax payment account or (c) accounts set forth on [Schedule 1]5 hereto which are listed as Excluded Accounts; provided, that no other Deposit Accounts shall constitute an Excluded Account.

“Excluded Assets” means each of the following:

(a)    any lease, license, contract, or agreement (including, with respect to any Purchase Money Debt or similar arrangement, in each case, permitted hereunder, the assets subject thereto) to which the Issuer or any Guarantor is a party or any of its rights or interests thereunder and its interests in any Real Estate which is demised thereby and any improvement thereon, in each case, if and only for so long as the grant of a security interest or Lien under this

[5]	Note to Draft: Schedule cross-references to be confirmed.

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Indenture (i) is prohibited by Applicable Law, or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the Issuer or such Guarantor therein pursuant to Applicable Law, (ii) would require the consent of third parties, and such consent shall have not been obtained notwithstanding the Issuer’s or such Guarantor’s commercially reasonable efforts to obtain the same (other than with respect to Real Estate existing as of the Closing Date, for which no such efforts shall be required), or (iii) would constitute or result in a breach, termination or default under any such lease, license, contract or agreement (in each case other than to the extent that any such prohibition, limitation, consent requirement or other term thereof is rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction, the Bankruptcy Code or any other Applicable Law or any principles of equity); provided, that such lease, license, contract or agreement (including, with respect to any Purchase Money Debt or similar arrangement, in each case, permitted hereunder, the assets subject thereto), the rights and interests of the Issuer or any Guarantor thereunder and/or the Issuer or such Guarantor’s interest in any such Real Estate which is demised thereby and any improvements thereon will, in any case, will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset, and will become Collateral, immediately and automatically, at such time as such consequences will no longer result;

(b)    Excluded Accounts;

(c)    any assets securing any Permitted Power Hedges and any Permitted BTC Hedging Agreements;

(d)    any United States intent-to-use trademark applications to the extent the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; and

(e)    Margin Stock;

provided, that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets); provided, further, that upon the occurrence of an event that renders property to no longer constitute Excluded Assets, including submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) with respect to an intent-to-use trademark application, a security interest in such property shall be automatically and simultaneously be granted under the Collateral Documents and such property shall be automatically and immediately included as Collateral hereunder.

“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any Swap Agreement, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Agreement (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Subsidiary” means any Subsidiary that (i) is determined to be an “Excluded Subsidiary” under the Senior Credit Facility (or, if the Senior Credit Facility is no longer in effect, the Issuer reasonably determines the cost and/or burden of obtaining a Guarantee outweighs the benefit to the Secured Parties) or (ii) the Issuer reasonably expects that the provision of a Guarantee by such Subsidiary could give rise to material adverse tax consequences to the Borrower or any of its Subsidiaries. As of the Closing Date, there are no Excluded Subsidiaries.

“Exempted Dispositions” means:

(a)    any Disposition of property or assets with an aggregate Fair Market Value or book value (whichever is more) not in excess $2,000,000; provided, that the aggregate Fair Market Value or book value (whichever is more) of all such Dispositions shall not exceed $2,000,000 in any Fiscal Year;

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(b)    any Disposition of property that is obsolete, surplus, unmerchantable or otherwise unsalable, including the abandonment or other Disposition of immaterial Intellectual Property, in the Ordinary Course of Business

(c)    the sale or discount (or forgiveness), in each case, without recourse and in the Ordinary Course of Business, of accounts receivable or notes receivable overdue by more than 90 days, but only in connection with the compromise or collection thereof or in connection with the bankruptcy or reorganization of the applicable account debtors and Dispositions of any securities received in any such bankruptcy or reorganization;

(d)    any Disposition resulting from any casualty or other insured damage to, or any taking under any power of eminent domain or by condemnation or similar proceeding of, any real or personal property of the Issuer or any Guarantor;

(e)    any transaction permitted by Section 4.2, 4.3, 4.4 or 4.7;

(f)    any non-exclusive License for any Intellectual Property, leases or subleases, in each case, in the Ordinary Course of Business;

(g)    any Disposition of property, including Equipment, to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (and such purchase is consummated within 270 days after the date of such exchange), or (ii) the proceeds of such Disposition are applied to the purchase price of replacement property (which replacement property is actually purchased within 270 days after the initial receipt of such monies (which may be extended by ninety-five (95) days if a written commitment to reinvest has been entered into prior to the lapse of such 270 day period); provided, that, any property acquired hereunder shall constitute Collateral to the extent the Disposed property constituted Collateral, and the Collateral Agent shall be granted a fully perfected Lien thereon in accordance with the requirements hereof and having the same priority as the Liens granted on such Disposed property to secure the Notes;

(h)    any lease, sublease, license or sublicense of any real or personal property which is entered into in good faith and does not materially interfere with the business of the Issuer or the Guarantors, taken as a whole, or which is entered into in the Ordinary Course of Business;

(i)    the unwinding of any Swap Agreements;

(j)    any Disposition approved in writing by the Required Holders;

(k)    any Disposition of any asset by the Issuer or a Guarantor to the Issuer or another Guarantor in the Ordinary Course of Business, so long as any property subject to the same shall remain subject to a fully perfected, first-priority Lien in favor of the Collateral Agent to the extent provided hereunder;

(l)    any Bitcoin Disposition; and

(m)    (i) any issuance, sale or other transfer of any Equity Interests of a Subsidiary to the Issuer or another Subsidiary or (ii) any issuance, sale or other transfer of any Equity Interests of the Issuer;

(n)    the liquidation or other Disposition of cash or Cash Equivalents in the Ordinary Course of Business.

“Fair Market Value” means with respect to any asset or item of property, the sale value that would be obtained therefor in an arm’s-length, free market transaction between an informed and willing seller under no compulsion to sell, and an informed and willing buyer under no compulsion to buy, as determined in good faith. Fair Market Value shall be conclusively determined in good faith by an Officer of the Issuer as set forth in an Officer’s Certificate.

“Fiscal Quarter” means each period of three months, commencing on the first day of a Fiscal Year.

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“Fiscal Year” means the fiscal year of the Issuer and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means the ratio, as of the last day of each Fiscal Quarter, of (i) Consolidated Adjusted EBITDA for the Test Period then most recently ended, to (ii) Consolidated Fixed Charges for the Test Period then most recently ended.

“FLSA” means the Fair Labor Standards Act of 1938.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by the Issuer, any Guarantor or any Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of the Issuer, any Guarantor or any Subsidiary.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(a)    at any time, and for any reason whatsoever, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, (i) shall obtain the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Issuer, or (ii) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests of the Issuer representing more than 35% of the voting or economic power or interests in the Issuer;

(b)    the sale or transfer (directly or indirectly, and whether pursuant to a single transaction or series of related transactions) of all or substantially all of the assets of the Issuer on a consolidated basis to any Person other than one or more of the Issuer’s direct or indirect Wholly Owned Subsidiaries;

(c)    a “change of control” or any comparable term under, and as defined in, any agreement governing Debt for Borrowed Money in an aggregate principal amount exceeding $10,000,000; or

(d)    at any time after the Initial Listing Date, the Common Stock (or any other security into which the Notes are then convertible) ceases to be listed or quoted on any of the NYSE American, The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market, or The NASDAQ Capital Market (or any of their respective successors);

provided, however, that a transaction or event or series of transactions or events specified in clause (b) above shall not constitute a Fundamental Change if at least 90% of the consideration received or to be received by holders of shares of Common Stock in such transaction or event or series of transactions or events (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) under clause (b) above consists of shares of common stock or other similar common equity interests traded or to be traded immediately following such transaction or event or series of transactions or events on NYSE American, The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market, or The NASDAQ Capital Market (or any of their respective successors) and, as a result of the transaction or event or series of transactions or events, the Notes become convertible, upon satisfaction of the conditions to conversion, into such shares of Common Stock or other similar common equity interests and other applicable consideration (subject to the provisions of Section 11.3) all in accordance with the provisions of Article XI. If, as a result of any Merger Event, the Notes become exchangeable into Reference Property (in lieu of Common Stock), the supplemental indenture described in the first paragraph of Section 11.8(a) shall provide for amendments to the definition of Fundamental Change so that thenceforth references therein to Common Stock shall, as nearly equivalent as practicable, instead be references to the Reference Property.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Global Intercompany Note” means a Global Intercompany Note substantially in the form of [Exhibit    ] hereto.

“Global Note Legend” means the legend identified as such in Exhibit A.

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“Global Notes” means the Notes that are substantially in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee issued in accordance with Section 2.6.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self- regulatory authority.

“Grantor” has the meaning given to such term (or any equivalent term, such as pledgor or mortgagor) in the applicable Collateral Documents.

“Group” shall have the meaning used in Section 13(d) and 14(d) of the Exchange Act.

“Guarantee” means any guarantee in accordance with the provisions of this Indenture of the Issuer’s Debt or other obligations under, or with respect to, the Notes, this Indenture and the other Notes Documents, whether provided by any direct or indirect Subsidiary of the Issuer (including the Guarantees by the Guarantors dated as of the date of this Indenture) or by any other Person. When used as a verb, to “Guarantee” shall have a corresponding meaning.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”) any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof, as determined by the Issuer in good faith.

“guarantees” means, as applied to any Debt or other obligation,

(a)    a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(b)    except for the purposes of [Section 4.14]6, an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, by the mortgage, charge or pledge of assets and the payment of amounts drawn down under letters of credit;

[6]	Note to PH: To confirm appropriate cross reference.

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provided, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Indenture (other than such obligations with respect to Debt). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors” means each Subsidiary of the Issuer on the Issue Date, other than an Immaterial Subsidiary or an Excluded Subsidiary, that is a party to this Indenture for purposes of providing a Guarantee, and each other Person that is required to, or at the election of the Issuer, does become a Guarantor by the terms of this Indenture after the Issue Date, in each case, until such Person is released from its Guarantee in accordance with the terms of this Indenture.

“GUC Contingent Payment Obligations” has the meaning ascribed to it in the Plan of Reorganization.

“Holder” means any registered holder, from time to time, of the Notes.

“Immaterial Subsidiary” means, as of any date, any Subsidiary of the Issuer (a) whose assets as of the end of the most recent Fiscal Quarter have an aggregate Fair Market Value of less than $2,500,000, and (b) whose Consolidated Adjusted EBITDA for the most recently ended Fiscal Quarter are less than $2,500,000; provided, that, (i) in no event shall the total assets or Consolidated Adjusted EBITDA of all Immaterial Subsidiaries exceed $5,000,000 at any time; (ii) a Subsidiary shall not constitute an Immaterial Subsidiary until such time as compliance with the requirements of this definition shall have been certified in an Officer’s Certificate that is delivered to the Trustee, and (iii) in no event shall a Person constitute an Immaterial Subsidiary if such Person shall, directly or indirectly, guarantee or provide any credit support for, or be subject to any Contingent Obligation in respect of, any Debt of the Issuer or any Subsidiary thereof. As of the Issue Date, the only Immaterial Subsidiaries are the Persons set forth on [Schedule 2] hereto.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Initial Listing Date” means the later of (i) the Plan Effective Date and (ii) the date on which the shares of Common Stock are first listed for trading on any of the NYSE American, The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market, or The NASDAQ Capital Market (or any of their respective successors).

“Initial Notes” has the meaning set forth in the preamble hereto.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law, rule or regulation for, or any agreement of such Person to any or a combination of the following (each, a “Bankruptcy Law”): (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment or reorganization law (including any moratorium or any other marshalling of the assets and liabilities of any Person and any similar laws, rules or regulations relating to or affecting the enforcement of creditors’ rights generally); (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or all or substantially all of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Issue Date, by and among the Trustee, the Collateral Agent, Wilmington Trust, National Association, as the trustee and collateral agent for the Secured Notes, and Wilmington Trust, National Association, as the administrative agent for the Senior Credit Facility, as the same may be amended, amended and restated, supplemented, modified or replaced from time to time in accordance therewith.

“Intellectual Property” means all intellectual and similar property of a Person, including: Patents, Trademarks, Copyrights and Technology; all embodiments or fixations thereof and all related documentation,

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applications, registrations and franchises; and all intellectual property rights in all books and records relating to the foregoing.

“Intellectual Property Claim” means any claim or assertion (whether in writing, by suit or otherwise) that the Issuer’s or any Subsidiary’s ownership, use, marketing, sale or distribution of any Intellectual Property or other property or methods, processes or services violates, infringes, dilutes or misappropriates another Person’s Intellectual Property.

“Intellectual Property Collateral” means all Intellectual Property and Licenses of the Issuer and each Guarantor, whether now or hereafter owned, licensed or acquired, in each case, excluding any Excluded Assets.

“Interest Payment Date” means each March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2024.

“Inventory” is as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Person’s business (but excluding Equipment).

“Investment” means an Acquisition; an acquisition of record or beneficial ownership of any Equity Interests of a Person; or a loan advance or capital contribution to or other debt or equity investment in a Person.

“Issue Date” means, in respect of (i) the Initial Notes, January [•], 2024, and (ii) any Additional Notes, the date on which such Additional Notes are initially issued.

“Issuer” means the party named as such in this Indenture until a successor replaces them and, thereafter, means such successor.

“Issuer Order” means a written order from the Issuer to the Trustee signed in the name of the Issuer by any Officer and delivered to the Trustee.

“Landlord Collateral Access Agreement” means any agreement in favor of Collateral Agent, on behalf of the Secured Parties, of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral in form and substance reasonably satisfactory to the Collateral Agent, waiving or subordinating Liens or certain other rights or interests such Person may hold in regard to the Collateral and providing Collateral Agent access to its Collateral.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Issuer for this purpose.

“License” means all license agreements with, and covenants not to sue, any other party with respect to any Intellectual Property or Intellectual Property Collateral, whether such the Issuer or a Guarantor is a licensor or licensee under any such license agreement, together with any and all (i) renewals, extensions, supplements, amendments and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements, breaches or violations thereof, (iii) rights to sue for past, present and future infringements, breaches or violations

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thereof and (iv) other rights to use, exploit or practice any or all of the Intellectual Property or Intellectual Property Collateral.

“Lien” means any Person’s interest in real or personal property securing an obligation owed to, or a claim by, such Person, including any mortgage, deed of trust, lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, encumbrance or other title exception.

“Make-Whole Fundamental Change” means any transaction or event that occurs prior to the maturity date of the Notes and constitutes a Fundamental Change (as determined after giving effect to any exceptions thereto or exclusions therefrom).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Disruption Event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which the shares of Common Stock are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Trading Day for the shares of Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the shares of Common Stock or in any options contracts or futures contracts relating to the shares of Common Stock.

“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances (a) has had or could be reasonably expected to have a material adverse effect (i) on the business, operations, properties, or financial condition of the Issuer and its Subsidiaries, taken as a whole, (ii) on the value of Collateral, taken as a whole, (iii) on the enforceability of any Notes Documents, or (iv) on the validity or priority of Collateral Agent’s Liens on a material portion of the Collateral; (b) materially impairs or has a material adverse effect on the ability of the Issuer and the Guarantors, taken as a whole, to perform their obligations under the Notes Documents, including repayment of any Notes; or (c) otherwise impairs or has a material adverse effect on the ability of Collateral Agent to enforce or collect any Notes or to realize upon a material portion of the Collateral.

“Material Contract” means any written agreement or arrangement to which the Issuer or a Subsidiary is party (other than the Notes Documents or any other commercial contracts) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity” means, with respect to any indebtedness, the date on which any principal of such indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage Takeback Debt” has the meaning ascribed to it in the Plan of Reorganization.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Issuer or any Guarantor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“M&M Lien Settlement Debt” means all Debt, obligations, liabilities and indebtedness of every kind, nature and description owing by the Issuer or the Guarantors to each holder of an M&M Lien Secured Claim (as defined in the Plan of Reorganization) or to each holder of an M&M Lien (as defined in the Plan of Reorganization) and securing indebtedness allowed under, and issued pursuant to, the applicable M&M Lien Settlement (as defined in the Plan of Reorganization).

“M&M Lien Takeback Debt” means all Debt, obligations, liabilities and indebtedness of every kind, nature and description owing by the Issuer or the Guarantors to each holder of an [M&M Lien Secured Claim (as defined in the Plan of Reorganization)] or to each holder of an M&M Lien (as defined in the Plan of Reorganization).

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“Net Cash Proceeds” means, subject to the terms of the New Miner Equipment Intercreditor Agreement and the Intercreditor Agreement, as applicable, with respect to any Asset Disposition by any Person, cash and Cash Equivalents received by or for such Person’s account with respect to, or in connection with, such Asset Disposition, net of (i) reasonable direct costs and expenses relating to, and payable as a condition to consummating, such Asset Disposition (including investment banking fees, consultant fees, survey costs, title insurance premiums, and related search and recording charges, legal fees and reasonable broker’s fees or sales commissions and similar costs and expenses paid or payable in connection with such Asset Disposition), (ii) Taxes paid, or reasonably expected to be payable, by such Person, the Issuer or any of its Subsidiaries as a result of, or in connection with, such Asset Disposition, and (iii) (x) the repayment of any Debt secured solely by the asset or property subject to such Asset Disposition, if such repayment is required as a condition to consummating such Asset Disposition, and (y) in the case of real property, the repayment of any mortgages secured by or obligations secured by mechanics’, construction or similar liens on such property, if such repayment is required as a condition to consummating such Asset Disposition.

“New Miner Equipment Lender Debt” means the Miner Equipment Lender Takeback Debt (Default) and Miner Equipment Lender Takeback Debt (Election 2), each as defined in the Plan of Reorganization.

“New Miner Equipment Lender Debt Documents” means those certain loan and security agreements, as in effect on the Plan Effective Date (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof), in each case, by and between the Issuer or Guarantor that is party to the applicable Miner Equipment Lender Agreement (as defined in the Plan of Reorganization) and the applicable New Miner Equipment Lender.

“New Miner Equipment Lenders” means any of (a) 36th Street Capital Partners, LLC, (b) Anchorage Lending CA, LLC, (c) Barings BDC, Inc., (d) Barings Capital Investment Corporation, (e) Barings Private Credit Corp., (f) BlockFi Lending LLC, (g) Jack Novak, (h) MassMutual Asset Finance LLC, (i) Stonebriar Commercial Finance LLC, (j) Trinity Capital Inc. and (k) Wingspire Equipment Finance LLC (f/k/a Liberty Commercial Finance LLC).

“New Miner Equipment Intercreditor Agreement” means those certain first lien/second lien miner equipment intercreditor agreements entered into by and among any New Miner Equipment Lender (or any representative thereof), the Collateral Agent, and Wilmington Trust, National Association, as collateral agent under the Convertible Notes Documents and Senior Credit Facility, on the Issue Date or thereafter in substantially the same form as the New Miner Equipment Intercreditor Agreement entered into on the Issue Date.

“Note Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Notes Documents” means this Indenture, any Note, each Guarantee, the Collateral Documents, and any other document or instrument designated by the Issuer as a “Notes Document”. Any reference in this Indenture or any other Notes Document shall include all appendices, exhibits or schedules thereto.

“Notes” means the Initial Notes and any Additional Notes.

“Obligation” means all (a) principal of the Notes, (b) interest (including any interest which but for the filing of an Insolvency Proceeding would have accrued on any Obligation, whether or not a claim is allowed or allowable for such interest), expenses, indemnification obligations and other amounts payable by the Issuer or the Guarantors under the Notes Documents, and (c) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Notes Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an acceptance, loan, guarantee, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“Officer” means any of the following of the Issuer or any Guarantor: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, the President, any Executive Vice President, the Treasurer or the Secretary.

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“Officer’s Certificate” means a certificate signed by a director or an Officer of the Issuer, a Guarantor or a Surviving Entity, as the case may be, and delivered to the Trustee; each such Officer’s Certificate shall comply with Section 314 of the Trust Indenture Act to the extent required by the provisions thereof.

“Opinion of Counsel” means a written opinion from external legal counsel reasonably acceptable to the Trustee or other applicable recipient(s) of such opinion; each such Opinion of Counsel shall comply with Section 314 of the Trust Indenture Act to the extent required by the provisions thereof.

“Ordinary Course of Business” means when used in connection with, or in respect of, any obligation of, or any transaction involving, entered into, or consummated by, or any action taken by, or any agreement or arrangement entered into by, any Person (including any Disposition) (each, an “Applicable Transaction”), means, and shall be deemed to require, that such Applicable Transaction shall be consummated, conducted, effectuated, or otherwise take place on an arm’s length basis, in the ordinary course of such Person’s business and consistent with such Person’s past practice, and, in each case, in good faith and not for purposes of evading any covenant or restriction in, or any requirement of, any Notes Document, any Restructuring Transaction Document or Applicable Law; provided, that any Applicable Transaction involving Cryptocurrency (including any Asset Disposition or any other sale, transfer or other Disposition of any Cryptocurrency) shall, in each case, only be considered to be in the Ordinary Course of Business if consummated at Fair Market Value.

“Organizational Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“OSHA” means the Occupational Safety and Hazard Act of 1970.

“Parent Company” means any other Person, or group of Persons that are Affiliates of the Issuer of which the Issuer is an indirect Subsidiary.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Patents” means all patents and all patent applications (whether issued, applied for or allowed in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) inventions, discoveries, designs and improvements described or claimed therein, (iii) reissues, divisions, continuations, reexaminations, extensions and continuations-in- part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Paying Agent” means any Person authorized by the Issuer to pay principal of, and interest on, any Notes on behalf of the Issuer.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Issuer or any Guarantor or ERISA Affiliate or to which the Issuer, Guarantor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

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“Permitted Acquisition” means any Acquisition by the Issuer or any Guarantor; provided:

(a)    immediately prior to, and after giving effect to, such Acquisition, as of the time of, and pro forma for (after giving effect to) such Acquisition, no Event of Default shall have occurred or shall be continuing or would result therefrom; and

(b)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Approvals; and

(c)    in the case of an Acquisition of (i) Equity Interests, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person in such Acquisition shall be owned 100% by the Issuer or a Guarantor and the Issuer or such Guarantor shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Issuer or such Guarantor, each of the actions set forth in Section 4.33, as applicable, and (ii) assets, including a business line or division of any Person, the Issuer or such Guarantor shall have taken, or caused to be taken, as of the date such assets are acquired, each of the actions set forth in Section 4.33, as applicable; and

(d)    any Target shall be in the same business or lines of business in which the Issuer or the Guarantors are engaged as of the Closing Date or as otherwise permitted under Section 4.7; and

(e)    the Acquisition shall be non-hostile and shall have been approved by the board of directors (or equivalent governing body) of the Target acquired or from whom such assets, including a business line or division, is acquired; and

(f)    in the case of the Acquisition of any real property such real property shall be located in the U.S. and shall be used as a site for the operation of Equipment; and

(g)    the aggregate amount of all Acquisition Consideration paid in cash or Cash Equivalents, for such Acquisition individually, or when aggregated with all other Acquisitions consummated in such Fiscal Year, shall not exceed the greater of (x) $30,000,000 or (y) [15%] of Consolidated Adjusted EBITDA as of the last day of the Test Period most recently ended in any Fiscal Year.

“Permitted Asset Disposition” means any of the following Dispositions:

(a)    any sale of property or any Disposition of property not otherwise described pursuant to any other clause of this definition (except any issuance of any Equity Interests by any Subsidiary of the Issuer); provided, that (i) the aggregate Fair Market Value or book value (whichever is more) of property Disposed of in reliance on this clause (a) shall not exceed the greater of (A) $2,000,000 and (B) [TBD]% of Consolidated Adjusted EBITDA as of the last day of the Test Period most recently ended and (ii) the Net Cash Proceeds thereof shall be applied as required by Section 4.5.

(b)    any sale-leaseback transaction consummated in the Ordinary Course of Business; provided, that (i) the aggregate Fair Market Value or book value (whichever is more) of property subject to, or disposed of, in all sale- leaseback transactions consummated in reliance on this clause shall not exceed $5,000,000 in the aggregate, (ii) such sale-leaseback transaction shall be at arm’s-length and with a Person who is not an Affiliate, (iii) as of the time of, and pro forma for, such sale-leaseback transaction, no Event of Default shall have occurred or shall be continuing, or would be expected to result therefrom and (iv) the Fixed Charge Coverage Ratio, as of the last day of the Test Period most recently ended prior to such sale-leaseback transaction, shall be at least 2:00 to 1.00 (pro forma for contemplated transaction) and (v) the Net Cash Proceeds of such sale-leaseback transaction shall be applied as required by Section 4.5 (sale-leaseback transactions consummated in compliance with the foregoing, “Permitted Sale-Leaseback Transactions”);

(c)    other Asset Dispositions (except any issuance of any Equity Interests by any Subsidiary of the Issuer); provided, that (i) the aggregate Fair Market Value or book value (whichever is more) of property disposed of in reliance on this clause (c) shall not exceed $5,000,000 in any single Disposition or $15,000,000 in the aggregate in

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any Fiscal Year; (ii) the consideration received for such Asset Dispositions shall be in an amount at least equal to the Fair Market Value thereof (determined in good faith by the Board of Directors of the Issuer), (iii) for Assets Dispositions involving aggregate Fair Market Value or book value (whichever is more) of $10,000,000 in any single Disposition, no less than 75% of the consideration thereof shall be paid in cash or Cash Equivalents and (iv) the Net Cash Proceeds thereof shall be applied as required by Section 4.5; and

(d)     other Dispositions (except any issuance of any Equity Interests by any Subsidiary of the Issuer); provided, that the aggregate Fair Market Value of all property Disposed of in reliance on this clause shall not exceed [5.0]% of the Consolidated Total Assets of the Issuer and its Subsidiaries as of the most recently ended Fiscal Quarter.

Notwithstanding anything to the contrary contained in this Indenture or in any other Notes Document, neither the Issuer nor any of its Subsidiaries shall be permitted to Dispose of any patents, copyrights, trademarks and other Intellectual Property rights of the Issuer or any of its Subsidiaries material to the business of the Issuer or any of its Subsidiaries (except to the extent constituting an Exempted Disposition).

“Permitted Contingent Obligations” means Contingent Obligations permitted pursuant to Section 4.1(m). “Permitted Debt” has the meaning set forth in Section 4.1.

“Permitted Holders” means any Person that, as of the Plan Effective Date, owns 10% or more of the Common Stock of the Issuer.

“Permitted Liens” has the meaning set forth in Section 4.2.

“Permitted Refinancing” means with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Debt of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and customary fees, expenses, original issue discount and upfront fees incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the maturity date of, or has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Debt prior to such date of determination); (c) as of the time of, and pro forma for (after giving effect to) such modification, refinancing, refunding, renewal or extension, no Event of Default shall have occurred or shall be continuing or would result therefrom; (d) to the extent such Debt being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Notes, such modification, refinancing, refunding, renewal or extension shall be subordinated in right of payment to the Notes on terms, taken as a whole, at least as favorable to the Holders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended; (e) to the extent that the Debt being modified, refinanced, refunded, renewed or extended, (i) is secured, any Liens securing such modification, refinancing, refunding, renewal or extension shall only attach to the same (or lesser) assets, (ii) is secured on a junior or subordinated basis to the Notes, any Liens securing such modification, refinancing, refunding, renewal or extension shall be subordinated to any Liens securing the Notes, in each case, on terms, taken as a whole, at least as favorable to the Holders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended, and (iii) is expressly permitted by this Agreement to be secured by any assets on a pari passu or senior basis to the Notes and any Liens securing such modification, refinancing, refunding, renewal or extension, and any holder of such Liens, shall be subject to an Acceptable Intercreditor Agreement; (f) any modification, refinancing, refunding, renewal or extension of any unsecured Debt shall only be permitted to the extent that any Debt incurred or arising as a result thereof shall be unsecured or could otherwise be secured by Lien pursuant to the terms of this Indenture; and (g) the terms and conditions of any such modification, refinancing, refunding, renewal or extension, taken as a whole, shall not be materially less favorable to the Holders than the terms and conditions of the Debt being modified, refinanced, refunded, renewed or extended, unless otherwise permitted pursuant to the terms of this Indenture.

“Permitted Restrictions” means prohibitions, restrictions, or conditions under or with respect to any of the following: (a) the Notes Documents, the Secured Notes Documents and the Senior Credit Facility and any related

21

security, collateral, intercreditor or similar agreements, (b) any Purchase Money Debt, Purchase Money Lien, any Acquired Debt, Debt incurred or arising prior to the Issue Date and permitted to be outstanding pursuant to the terms of the Plan of Reorganization, New Miner Equipment Lender Debt, Swap Agreements, Mortgage Takeback Debt, M&M Lien Takeback Debt, M&M Lien Settlement Debt, Debt incurred to finance any Permitted Acquisition or the purchase of Equipment, Reinstated Other Secured Debt and Debt incurred to finance Permitted Sale-Leaseback Transactions, in each case, permitted by Section 4.1, Section 4.2 or Section 4.12, (c) by reason of customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses, contracts and similar agreements entered into in the Ordinary Course of Business (provided, that such restrictions are limited to the property or assets subject to such leases, licenses, contracts or similar agreements, as the case may be), (d) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale of any real or personal property permitted under this Indenture, (e) under any Debt or Lien permitted to be outstanding on the date any Person first becomes a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary, and such Person is permitted hereunder to become a Subsidiary), (f) Liens that are negative pledges and restrictions on Liens in favor of any holder of Debt permitted under Section 4.1 but solely to the extent any negative pledge relates to (A) the property financed by such Debt and the proceeds, accessions and products thereof or (B) the property secured by such Debt and the proceeds, accessions and products thereof so long as the agreements governing such Debt permit the Liens on Collateral securing the Notes; (g) Liens that are restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business; (h) Liens that arise with respect to cash or other deposits permitted under Section 4.1 or Section 4.2 and limited to such cash or deposit or customary bank set-off rights; (i) Liens that are Licenses or restrictions regarding licensing or sublicensing by the Issuer and its Subsidiaries of Intellectual Property in the Ordinary Course of Business; and (j) Liens that are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder.

“Permitted Sale-Leaseback Transaction” has the meaning set forth in clause (b) of the definition of Permitted Asset Disposition.

“Person” means any natural person, company, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or any other entity.

“Plan Effective Date” means January [●], 2024.

“Plan of Reorganization” means the joint chapter 11 plan of reorganization for the Debtors (as defined in the Senior Credit Facility) attached as Exhibit 1 to the Restructuring Support Agreement (including all appendices, exhibits, schedules, and supplements thereto, as may be modified from time to time in accordance with its terms and the terms of the Restructuring Support Agreement. For the avoidance of doubt, the Plan of Reorganization is also the Plan (as such term is defined in the Restructuring Support Agreement).

“Pledge Agreement” means each pledge agreement executed by the Issuer or a Guarantor in favor of Collateral Agent.

“Properly Contested” means with respect to any obligation of the Issuer or a Guarantor, (a) the obligation is subject to a bona fide dispute regarding amount or the Issuer’s or Guarantor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly (or to be promptly) instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP (if so required by GAAP); and (d) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“pro forma basis” or “pro forma effect” means that each relevant transaction shall be deemed to have occurred as of the first day of the Test Period (or with respect to any determination pertaining to the balance sheet, including the acquisition of cash and Cash Equivalents in connection with an acquisition of a Person, business line, unit, division or product line, as of the last day of the Test Period) with respect to any test or covenant for which such calculation is being made and that:

(a)    (i) in the case of any Disposition of all or substantially all of the Capital Stock of any Subsidiary or any division and/or product line of the Issuer or any Subsidiary, income statement items (whether positive or negative)

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attributable to the property or Person subject to such relevant transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made, and (ii) in the case of any acquisition permitted by this Indenture or Permitted Investment in a Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of “Consolidated Adjusted EBITDA”;

(b)    any retirement or repayment of Debt (other than normal fluctuations in revolving Debt incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and

(c)    any Debt incurred by the Issuer or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that, (x) if such Debt has a floating or formula rate, such Debt shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Debt at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Debt), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate determined by a responsible officer of the Issuer in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Issuer.

“Purchase Money Debt” means (a) Debt (other than the Notes) for payment of any of the purchase price of fixed assets (including Equipment); (b) Debt (other than the Notes) incurred within 365 days before or after acquisition of any fixed assets (including Equipment), for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

“Purchase Money Lien” means a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

“Qualified Equity Interests” means any Equity Interests issued by the Issuer (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Estate” means the Issuer or a Guarantor’s interest in all leases and all land, tenements, hereditaments and any estate or interest therein, together with the buildings, structures, parking areas and other improvements thereon (including all fixtures), now or hereafter owned or leased by the Issuer or any Guarantor, together with all easements, rights of way, and similar rights relating thereto and all leases, licenses, tenancies and occupancies thereof.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors of the Issuer, by statute, by contract or otherwise).

“Regular Record Date” with respect to any Interest Payment Date shall mean the March 1, June 1, September 1 or December 1 (whether or not such day is a Business Day), as the case may be, immediately preceding the next applicable Interest Payment Date.

“Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

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“Reinstated Other Secured Debt” means all Debt, obligations, liabilities and indebtedness of every kind, nature and description owing by the Issuer or the Guarantors to each holder of an Other Secured Claim (as defined in the Plan of Reorganization) pursuant to the applicable Other Secured Claims Agreement (as defined in the Plan of Reorganization).

“Related Parties” means with respect to any Person, (a) such Person’s Affiliates and (b) the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Stock Exchange” means The Nasdaq Global Select Market or, if the Common Stock (or other security for which a price must be determined) is not then listed on The Nasdaq Global Select Market, any of the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Holders” means at any time, one or more Holders having at such time (on an aggregate basis) not less than a majority in aggregate principal amount of the Notes then outstanding.

“Restricted Investment” means any Investment by the Issuer, a Guarantor or any Subsidiary, other than any Investment made pursuant to clauses (a) through (m) below:

(a)    Investments existing on the Issue Date;

(b)    Investments in cash and Cash Equivalents (and assets that were Cash Equivalents when such Investment was made); provided, that the cash and Cash Equivalents subject to such Investment shall be held in a Deposit Account that constitutes Collateral and is either subject to a Control Agreement in favor of the Collateral Agent, or in an Excluded Account;

(c)    advances to a director, officer, or employee for salary, travel expenses, relocation, commissions and other business-related expenses in the Ordinary Course of Business in an aggregate amount not to exceed $1,000,000 at any time;

(d)    prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;

(e)    deposits with financial institutions permitted hereunder;

(f)    (i) Investments in the Issuer or a Guarantor, (ii) Investments by the Issuer or a Guarantor in any Subsidiary that is not the Issuer or a Guarantor in an amount not to exceed $5,000,000; at any time, and (iii) Investments by any Subsidiary that is not the Issuer or a Guarantor in the Issuer or a Guarantor so long as such Investment is subordinated in right of payment to the Notes pursuant to the Global Intercompany Note;

(g)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the Ordinary Course of Business;

(h)    promissory notes, securities and other non-cash consideration received in connection with Permitted Asset Dispositions, so long as the same shall constitute Collateral and be subject to the Collateral Agent’s Lien hereunder in accordance with the requirements hereof;

(i)    Investments in Swap Agreements permitted under Section 4.12;

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(j)    Contingent Obligations in respect of leases (other than Capital Leases) or other obligations that do not constitute Debt, in each case entered into in the Ordinary Course of Business and constituting Permitted Contingent Obligations;

(k)    any other Investment; provided, that (i) the amount thereof, when aggregated with the amount of all other Investments made in reliance on this clause and Distributions pursuant to Section 4.3(c) at any time through to (and including on) the date of such Investment, shall not exceed 50% of Consolidated Net Income for the period beginning on the first day of the fiscal quarter in which the Plan Effective Date occurs and ending on the last day of the Issuer’s fiscal quarter ending immediately prior to the date of such proposed Investment, and (ii) pro forma for such Investment, the Fixed Charge Coverage Ratio (calculated on a pro forma basis) as of the last day of the Test Period most recently ended prior to such Investment shall be at least shall be at least 2:00 to 1.00;

(l)    Permitted Acquisitions; and

(m)    other Investments, so long as (i) the aggregate amount of such Investments shall not exceed the greater of (x) $2,000,000 and (y) [•]% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in any Fiscal Year, and (ii) as of the time of and after giving pro forma effect to such Investment, no Default or Event of Default shall have occurred or shall be continuing or would result therefrom.

“Restrictive Agreement” means an agreement that conditions or restricts the right of the Issuer or any Guarantor to grant Liens on any assets to secure the Notes, to declare or make Distributions, or to repay any intercompany Debt.

“Restructuring Support Agreement” is as defined in the Recitals to the Senior Credit Facility. A copy of the Restructuring Support Agreement is attached as Exhibit 1 to the Notice of (I) Execution of Restructuring Support Agreement and (II) Filing of Solicitation Versions of (A) Third Amended Plan and (B) Disclosure Statement for Third Amended Plan [Docket No. 1440].

“Restructuring Transaction Documents” means the Restructuring Support Agreement, and such other agreements, documents and instruments (if any) designated as such by the administrative agent under the Senior Credit Facility.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by the Issuer under a License.

“S&P” means Standard and Poor’s Ratings Service, a division of S&P Global Inc. and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Notes” means the 12.50% Secured Notes due 2027 issued pursuant to the Secured Notes Indenture and any additional Secured Notes issued pursuant to the Secured Notes Indenture from time to time.

“Secured Notes Documents” means collectively, the following (as the same now exist or may hereunder be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the Intercreditor Agreement): (a) the Secured Notes Indenture; (b) the Secured Notes, and (b) all other Notes Documents (as defined in the Secured Notes Indenture).

“Secured Notes Indenture” means that certain secured notes indenture dated as of the date hereof among the Issuer, as issuer, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and collateral agent, as amended, supplemented or modified from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

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“Security Account” means a “Security Account” as such term is defined in accordance with the UCC in effect in the State of New York from time to time.

“Security Agreement” means each security agreement executed by the Issuer or a Guarantor in favor of Collateral Agent.

“Seller Financing Indebtedness” means any obligation or liability consisting of fixed deferred purchase price, installment payments, or promissory notes that, in each case, is issued or otherwise incurred as consideration for any Permitted Acquisition.

“Senior Credit Facility” that certain Credit and Guaranty Agreement dated as of the date hereof among Core Scientific, Inc., a Delaware corporation, as the borrower thereunder, (b) each person party thereto from time to time as a guarantor, (c) each person party thereto from time to time as a lender, and (d) Wilmington Trust, National Association, as administrative agent, as amended, supplemented, modified, extended, renewed, refunded, restated, replaced or refinanced as permitted thereunder from time to time.

“Senior Credit Facility Obligations” means all Debt and other obligations of the Issuer and the Guarantees under or with respect to the Senior Credit Facility.

“Series” means (i) the Notes, (ii) the Secured Notes, (iii) the obligations under the Senior Credit Facility and (iv) each other issuance or incurrence of Debt that is secured on a pari passu basis with any of the foregoing.

“Settlement Method” means, with respect to any conversion of Notes, Physical Settlement or Combination Settlement, as elected (or deemed to have been elected) by the Issuer.

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Obligations (or the Collateral Agent for their benefit) hold a valid and perfected security interest at such time. If more than two Series of Obligations are outstanding at any time and the holders of less than all Series of Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as specified (or deemed specified) in the Settlement Notice related to any converted Notes.

“Stated Maturity” means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest, respectively, is due and payable, and, when used with respect to any other indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Debt” means any Debt incurred by the Issuer or any of its Subsidiaries that is expressly contractually subordinate and junior in right of payment to the payment in full of the Notes. For the avoidance of doubt, (a) the Notes Documents and (b), any Debt or Liens permitted hereunder related to any Purchase Money Debt, Purchase Money Lien, Senior Credit Facility, the Secured Notes Documents, any Acquired Debt, Debt incurred or arising prior to the Issue Date and permitted to be outstanding pursuant to the terms of the Plan of Reorganization, New Miner Equipment Lender Debt, Swap Agreements, Mortgage Takeback Debt, M&M Lien Takeback Debt, M&M Lien Settlement Debt, Debt incurred to finance any Permitted Acquisition or the purchase of Equipment, Reinstated Other Secured Debt and Debt incurred to finance Permitted Sale-Leaseback Transactions, in each case, shall not be Subordinated Debt.

“Subsidiary” means with respect to any Person, any entity more than 50% of whose voting securities or Equity Interests is owned by such Person (including indirect ownership by such Person through other entities in which such Person directly or indirectly owns more than 50% of the voting securities or Equity Interests). Unless otherwise

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specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Swap Agreement” means (i) any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code, or any other agreement entered into by any Person with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and (ii) any BTC Hedging Agreement.

“Swap Obligation” means with respect to any Person, any obligation to pay or perform under any Swap Agreement or any other agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Target” means with respect to any Person, any other Person acquired or proposed to be acquired by such Person.

“Technology” means all trade secrets, know how, technology (whether patented or not), rights in software (including source code and object code), rights in data and databases, rights in internet web sites, customer and supplier lists, proprietary information, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future misappropriations or violations thereof, (iii) rights corresponding thereto throughout the world and (iv) rights to sue for past, present and future misappropriations or violations thereof.

“Test Period” means the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 4.23 have been delivered (or are required to have been delivered).

“Trademarks” means all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names, brand names, and trade names and other identifiers of source, and all goodwill of the business connected with the use of and symbolized by any of the foregoing, whether registered or unregistered, and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered or applied for in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to any of the foregoing, (ii) extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or violations thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements, dilutions or violations thereof.

“Trading Day” means (x) for purposes of determining the amount of cash delivered by the Issuer pursuant to a Combination Settlement in accordance with Section 11.1 only, a day on which (i) there is no Market Disruption Event and (ii) trading in the Common Stock (or other security for which a price must be determined) generally occurs on the Relevant Stock Exchange or, if the Common Stock (or such other security) is not then listed on the Relevant Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then listed or admitted for trading or traded or (y) the amount of cash delivered by the Issuer pursuant to a Combination Settlement in accordance with Section 11.1 only, a day during which trading in the Common Stock (or other security for which a price must be determined) generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock (or such other security) is listed for trading and a Last Reported Sale Price or Daily VWAP for the Common Stock (or price for such other security), as applicable, is available on such securities exchange or market. For purposes of both clause (x) and (y), if the Common Stock (or other such security) is not so listed or admitted for trading, “Trading Day” means a “Business Day.”

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“Transactions” means (a) the execution and delivery by the Issuer and the Guarantors of this Indenture and the other Notes Documents to which they are a party on the Issue Date, and the performance of the obligations and transactions hereunder and thereunder, (b) the other transactions related to or entered into in connection with any of the foregoing or otherwise in connection with the Restructuring (as defined in the Restructuring Support Agreement), and (c) the payment of fees, premiums, charges, costs and expenses in connection with any of the foregoing.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Trust Officer” means, when used with respect to the Trustee, any officer in the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above- designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor serving hereunder.

“UCC” means, as applicable to the jurisdiction in determination, (i) the Uniform Commercial Code, as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests, or (ii) any statute, code or law of any other state, country or jurisdiction (including, without limitation, any other jurisdiction applicable to the Issuer or any of their respective direct or indirect Subsidiaries, or any of the respective assets of any of the foregoing), to the extent such statute, code or law governs or set forth any rules, regulations or procedures relating to the creation or perfection of security interests in such jurisdiction.

“Upstream Payment” means a Distribution by a Subsidiary of the Issuer to the Issuer or to another Subsidiary of the Issuer that holds Equity Interests in such Subsidiary so long as the Issuer or the Subsidiary that holds Equity Interests in such Subsidiary received at least its pro rata share of such Distribution based on its relative ownership of such Subsidiary.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged.

“United States” or “U.S.” means the United States of America.

“Warrants” means the Tranche 1 Warrants and the Tranche 2 Warrants issued pursuant to the warrant agreement, dated the Plan Effective Date, between the Issuer and [ ]7, as warrant agent.

“Weighted Average Life to Maturity” means when applied to any Debt any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by, (b) the then outstanding principal amount of such Debt.

“Wholly-Owned” mans any Subsidiary of a specified Person, that 100% of the Equity Interests of such Subsidiary (other than (x) directors’ qualifying shares, and (y) shares issued to foreign nationals to the extent required by applicable law) is owned, directly or indirectly, by such Person and/or one or more of such specified Person’s other Subsidiaries that also qualify as Wholly-Owned Subsidiaries under this definition.

[7]	Note to Draft: To insert name of Warrant Agent.

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Section 1.2 Other Definitions.8

Term	Defined in Section
“Act”	[10.18]
“Cash Interest”	[4.21(b)]
“Combination Settlement”	[11.1(b)
“Conversion Rate”	[11.1(a)]
“Covenant Defeasance”	[7.3]
“Defaulted Amounts”	[11.3(m)]
“Deposit Trustee”	[7.5]
“Effective Date”	[11.4(c)]
“Eligible Market”	[11.2(b)(2)]
“Event of Default”	[5.1]
“Fundamental Change Purchase Notice”	[3.2]
“Fundamental Change Offer”	[3.2]
“Fundamental Change Payment Date”	[3.2]
“Fundamental Change Purchase Price”	[3.2]
“Legal Defeasance”	[7.2]
“Mandatory Conversion”	[11.2(a)]
“Mandatory Conversion Date”	[11.2(a)]
“Mandatory Conversion Event”	[11.2(a)]
“Merger Event”	[11.8(a)]
“Optional Conversion”	[11.1(a)]
“Optional Conversion Date”	[11.1(a)]
“Physical Settlement”	[11.1(b)]
“PIK Interest”	[4.21(b)]
“PIK Interest Shares”	[4.21(b)]
“PIK Notice”	[4.21(a)]
“Reference Property”	[11.8(a)]
“Registrar”	[2.3]
“Spin-Off”	[11.5(c)]
“Successor Issuer”	[4.7(b)]
“Valuation Period”	[11.5(c)]

Section 1.3 Certain Calculations; Terms Generally.

(a)    For purposes of determining compliance at any time with any of Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.14, in the event that any Debt, Lien, Distribution, Restricted Investment, Disposition or Affiliate Transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.14, it is understood and agreed that any Debt, Lien, Distribution, Restricted Investment, Disposition or Affiliate Transaction, as applicable, need not be permitted or not prohibited solely by reference to one of the clauses of Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.14, but may instead be permitted or not prohibited in part under any combination thereof.

(b)    Unless the context of this Indenture or any other Notes Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day.

(c)    Unless otherwise expressly stated, if this Indenture or any other Notes Document does not permit any Person to take any action or consummate any transaction directly, then such Person shall also not be permitted to take such action or consummate such transaction indirectly, or to assist or support any other Person in taking such action or consummating such transaction.

[8]	Note to Draft: Table to be updated.

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Section 1.4 Rules of Construction. Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with the United States generally accepted accounting principles in effect as of the date thereof (“GAAP”).

(c)    “or” is not exclusive;

(d)    “including” or “include” means including or include without limitation;

(e)    words in the singular include the plural and words in the plural include the singular;

(f)    unsecured or unguaranteed Debt shall not be deemed to be subordinate or junior to secured or guaranteed Debt merely by virtue of its nature as unsecured or unguaranteed Debt;

(g)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision;

(h)    references to a Person shall include its successors and assigns; and

(i)    the terms “given”, “mailed”, “notify” or “sent” with respect to any notice to be given to a Holder pursuant to this Indenture, shall mean notice (x) given to the Depositary (or its designee) pursuant to the Applicable Procedures (in the case of a Global Note) or (y) mailed to such Holder by first class mail, postage prepaid, at its address as it appears on the Security Register (in the case of a certificated Note), in each case, in accordance with Section 10.2. Notice so “given” shall be deemed to include any notice to be “mailed” or “delivered”, as applicable, under this Indenture.

Section 1.5 Incorporation by Reference of Trust Indenture Act. This Indenture, the Notes and each supplemental indenture are or will be, as applicable, subject to the mandatory provisions of the Trust Indenture Act which are incorporated by reference in and made a part of this Indenture, the Notes and each supplemental indenture. The following Trust Indenture Act terms have the following meanings:

(a)    “indenture securities” means the Notes;

(b)    “indenture security holder” means a Holder;

(c)    “indenture to be qualified” means this Indenture;

(d)    “indenture trustee” or “institutional trustee” means the Trustee; and

(e)    “obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor with respect to the Notes and the Guarantees, respectively.

All other terms used in this Indenture, the Notes or in any supplemental indenture which are defined in the Trust Indenture Act, either directly or by reference therein, or which are by reference therein defined in the Securities Act (except as herein otherwise expressly provided or unless the context otherwise requires) shall have the meanings assigned to such terms in the Trust Indenture Act and in the Securities Act, as applicable.

THE NOTES

Section 2.1 Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes will

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be issued in registered form, without coupons, and in minimum denominations of $1.00 in principal amount and integral multiples of $1.00 in excess thereof. The registered Holder will be treated as the owner of such Note for all purposes.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be issued initially in the form of one or more Global Notes with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.2) as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions, transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Registrar.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1 and Section 2.2, authenticate and deliver the Global Notes that (a) shall be registered in the name of the Depositary or the nominee of the Depositary and (b) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary.

Section 2.2 Execution and Authentication. An Officer of the Issuer shall sign the Notes for the Issuer by manual, facsimile or other electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of a Trust Officer of the Trustee. The signature of a Trust Officer of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of an Issuer Order directing the Trustee to authenticate the Notes authenticate Notes for original issue in the aggregate principal amount stated in such written order.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent or agents. An authenticating agent has the same rights as an Agent to deal with Holders or the Issuer or an Affiliate of the Issuer.

Section 2.3 Registrar; Transfer Agent; Paying Agent; Conversion Agent. The Issuer shall maintain (a) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”), (b) an office or agency where Notes may be transferred or exchanged (“Transfer Agent”), and (c) an office or agency where Notes may be presented for payment (“Paying Agent”) or for conversion (“Conversion Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-Registrars and one or more additional Transfer Agents, one or more additional Paying Agents and one or more additional Conversion Agents. The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional Paying Agent, the term “Transfer Agent” includes any additional Transfer Agent, and the term “Conversion Agent” includes any additional Conversion Agent. The Issuer may change any Paying Agent, Transfer Agent, Conversion Agent or

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Registrar without notice to any Holder. The Issuer and/or any Subsidiary may act as Paying Agent, Transfer Agent, Conversion Agent or Registrar.

The Issuer shall notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the relevant provisions of the Trust Indenture Act that relate to such Agent. If the Issuer fails to appoint or maintain a Registrar, Transfer Agent, Conversion Agent or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 6.6.

The Issuer initially appoints the Trustee to act as the Registrar, Paying Agent, Transfer Agent and Conversion Agent, at its Corporate Trust Office, and the Trustee accepts each such appointment. The rights, powers, duties, obligations and actions of each Registrar, Paying Agent, Transfer Agent and Conversion Agent under this Indenture are several and not joint or joint and several, and each such Person shall only be obliged to perform those duties expressly set out in this Indenture and shall have no implied duties.

The Issuer initially appoints DTC to act as the Depositary with respect to the Global Notes.

Section 2.4 Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall (a) hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, or interest on, the Notes, (b) notify the Trustee of any Default by the Issuer in making any such payment, and (c) while any such Default continues, upon the written request of the Trustee, pay to the Trustee all money held by it in trust for the benefit of the Holders or the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders or the Trustee to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or any of its Subsidiaries) shall have no further liability for such money. If the Issuer or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. During the continuance of a Default under this Indenture, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. Upon any Insolvency Event relating to the Issuer, the Trustee may serve as Paying Agent. Upon complying with this Section 2.4, the Paying Agent shall have no further liability for the money delivered. For the avoidance of doubt, each Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments and disbursements to be made by it (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.4 and (ii) until they have confirmed receipt of funds sufficient to make the relevant payment. No money held by an Agent needs to be segregated except as is required by law.

Section 2.5 Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five (5) Business Days before the applicable Regular Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, and the Issuer shall otherwise comply with the Trust Indenture Act Section 312(a).

Section 2.6 Book-Entry Provisions for Global Notes. (a) Each Global Note shall (a) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (b) be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary and (c) bear the Global Note legends as required by Section 2.6(e).

Members of, or Participants in, the Depositary shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Note Custodian, or under such Global Note, and the Depositary may be treated by the Issuer, and the Trustee or any Agent and any of their respective agents, as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent or their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the

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operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

Neither the Trustee nor any Agent shall have any responsibility or obligation to any Holder that is a member of (or a Participant in) the Depositary or any other Person with respect to the accuracy of the records of the Depositary (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of repurchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee and any Agent may rely (and shall be fully protected in relying) upon information furnished by the Depositary with respect to its members, Participants and any beneficial owners in the Notes.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(a)    Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with the rules and Applicable Procedures of the Depositary. In addition, certificated Notes shall be transferred to beneficial owners of Global Notes in exchange for their beneficial interests therein only if (1) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days of such notice or (2) an Event of Default of which a Trust Officer of the Trustee has notice or knowledge as provided in Section 6.2(j) has occurred and is continuing and the Registrar has received a request from any Holder of a Global Note to issue such certificated Notes.

(b)    In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.6(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of certificated Notes of authorized denominations.

(c)    The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d)    Each Global Note shall bear the Global Note Legend on the face thereof.

(e)    At such time as all beneficial interests in Global Notes have been exchanged for certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(f)    General Provisions Relating to Transfers and Exchanges.

(1)    To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee, upon receipt of an Issuer Order, shall authenticate, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount, at the Registrar’s request.

(2)    No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, Section 3.2, Section 4.7, Section 9.5, Section 11.1 and Section 11.2).

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(3)    All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

(4)    The Registrar is not required to register the transfer of or to exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date.

(5)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Issuer shall be affected by notice to the contrary. No exchange or transfer of a Note shall be effective under this Indenture unless and until such Note has been registered in the name of such Person by the Registrar. Furthermore, the exchange or transfer of any Note shall not be effective under this Indenture unless the request for such exchange or transfer is made by the Holder or by a duly authorized attorney-in-fact at the office of the Registrar.

(6)    The Trustee shall authenticate Global Notes and certificated Notes in accordance with the provisions of Section 2.2. Except as provided in Section 2.6(c), neither the Trustee nor the Registrar shall authenticate or deliver any certificated Note in exchange for a Global Note.

(7)    Each Holder agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(8)    Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.7 Replacement Notes. If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the ownership, destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Issuer Order, shall authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken; if the Holder satisfies any other reasonable requirements of the Issuer and any requirement of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond that is sufficient in the judgment of each of the Trustee and the Issuer to protect each of the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer, the Trustee and the Agents may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.8 Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the UCC).

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on any payment date, money sufficient to pay all principal, interest and any other amounts under the Notes payable on that date, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this

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Indenture, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.9 Treasury Notes. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver, consent, amendment, modification, or other change to this Indenture, Notes owned by the Issuer or by any Affiliate of the Issuer shall be disregarded and considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver, consent, amendment, modification or other change to this Indenture, only Notes of which a Trust Officer of the Trustee has written notice as being so owned shall be so disregarded. Notes held by a Holder which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgees right so to act with respect to the Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

Section 2.10 Temporary Notes. Until certificated Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Issuer signed by one Officer of the Issuer. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall upon receipt of a written order of the Issuer signed by one Officer, authenticate certificated Notes in certificate form in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation; Repurchase. The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.7, the Issuer may not issue new Notes to replace Notes that it has redeemed, repurchased or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to the Issuer upon its written request therefor.

The Issuer may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Issuer), repurchase Notes in the open market, by tender offer or exchange offer, by private agreement through counterparties or otherwise, including structured or derivatives transactions, whether by the Issuer or its Subsidiaries. The Issuer shall cause any Notes so repurchased (other than Notes repurchased pursuant to cash- settled swaps or other derivatives that are not physically settled) to be surrendered to the Trustee for cancellation in accordance with this Section 2.11, and they shall no longer be considered outstanding under this Indenture upon their repurchase. Any Notes held by the Issuer or any of its Affiliates shall be disregarded for voting purposes in connection with any notice, waiver, consent, direction, amendment, modification or other change to this Indenture requiring the vote or concurrence of Holders.

Section 2.12 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1. The Issuer shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least 15 days before the special record date, the Issuer (or the Trustee, in the name and at the expense of the Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 Computation of Interest. Interest will be payable, at the election of the Issuer (made by delivering the PIK Notice to the Trustee, which PIK Notice shall be delivered by the Trustee to the Holders, in each case as set forth in this Section 2.13), (1) entirely in cash (“Cash Interest”) at a fixed rate of 10.00% per annum or

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(2) by paying 6.00% per annum as Cash Interest and 6.00% per annum by issuing shares of Common Stock to the applicable Holders (such shares of Common Stock, “PIK Interest Shares”, and such interest, “PIK Interest”). The number of PIK Interest Shares payable to the applicable Holders shall be determined by the Issuer using a price per share of Common Stock equal to the Daily VWAP of shares of the Common Stock for the 20-consecutive Trading Days immediately preceding the date that is three (3) Business Days prior to the applicable Interest Payment Date. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from and including the most recent date to which interest has been paid. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

In the event that Issuer determines to pay PIK Interest for any interest period, then Issuer will deliver a notice (a “PIK Notice”) to the Trustee no later than 10 Business Days prior to the applicable Interest Payment Date, which PIK Notice will state the total amount of interest to be paid on the Interest Payment Date in respect of such interest period and the amount of such interest to be paid as PIK Interest. The Trustee, on behalf of and at the expense of the Issuer, will promptly deliver such PIK Notice to the Holders no later than five (5) Business Days prior to the applicable Interest Payment Date. For the avoidance of doubt, interest on the Notes in respect of any interest period for which a PIK Notice is not delivered pursuant to the terms hereof must be paid entirely in cash.

PIK Interest will be considered paid on the date due if on such date the Trustee has received from the Issuer an Officer’s Certificate (a) certifying (i) the Issuer has authorized and reserved for issuance a sufficient number of shares of Common Stock to provide for the payment of PIK Interest Shares in accordance with this Indenture, (ii) the Issuer has furnished to the transfer agent an irrevocable instruction to issue to the Holders as of the applicable Regular Record Date for such Interest Payment Date, the PIK Interest Shares, (iii) the Issuer has received confirmation from the transfer agent that the issuance of the aforementioned PIK Interest Shares to the Applicable Holders has been completed, (iv) the PIK Interest Shares have been issued to the Holders as of the applicable Regular Record Date for such Interest Payment Date, which PIK Interest Shares are fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issue thereof, and (v) providing the calculations to determine the number of PIK Interest Shares payable in connection with such Interest Payment Date; and (b) which shall have appended to it (i) written evidence of the authorization and reservation by the Issuer for issuance of the sufficient number of shares of Common Stock to provide the payment of PIK Interest Shares in accordance with this Indenture for such Interest Payment Date, (ii) a signed copy of the irrevocable instruction to the transfer agent referenced in clause (ii) hereof, and (iii) a signed copy of the confirmation from the transfer agent referenced in clause (iii) hereof. In connection with the payment of PIK Interest in respect of the Notes, the Issuer will, without the consent of Holders (and without regard to any restrictions or limitations set forth under Section 4.9), issue PIK Interest Shares in accordance with this Indenture.

Notwithstanding anything to the contrary, the payment of accrued interest at maturity or in connection with any redemption or purchase of Notes, as described under Sections 3.2 [and 4.10] will be made solely in cash.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable 10% per annum Cash Interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 2.14 CUSIP Number. The Issuer in issuing the Notes may use a “CUSIP” number, and if it does so, the Trustee shall use the CUSIP number in notices of repurchase, conversion, redemption or exchange as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes, and any such repurchase, redemption or exchange shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in any CUSIP number.

Section 2.15 Listing Failure. If the shares of Common Stock are not listed for trading on any of the NYSE American, The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market, or The NASDAQ Capital Market (or any of their respective successors) within ten (10) Business Days of the Plan Effective Date (such event a “Listing Failure”), then additional interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum beginning on the day immediately following such Listing Failure (“Additional

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Interest”). The Additional Interest will cease to accrue on the date the Listing Failure is cured. Any amounts of Additional Interest due will be payable in cash on the same original interest payment dates as interest on the Notes is payable. For purposes of this Indenture and the Notes, the term “Cash Interest” shall include any Additional Interest, if and to the extent then payable.

Section 2.16 Issuance of Additional Notes. The Issuer shall be entitled to issue Additional Notes in an unlimited aggregate principal amount under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, amount of interest payable on the first Interest Payment Date applicable thereto, transfer restrictions, any registration rights agreement and additional interest with respect thereto; provided, that such issuance is not prohibited by the terms of this Indenture. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuer shall set forth in an Officer’s Certificate, a copy of which shall be delivered to the Trustee, the following information:

(1)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2)    the issue price, the issue date, the CUSIP number of such Additional Notes, the first Interest Payment Date and the amount of interest payable on such first Interest Payment Date applicable thereto and the date from which interest shall accrue; and

(3)    that such issuance is not prohibited by this Indenture.

The Trustee shall, upon receipt of the Officer’s Certificate, authenticate the Additional Notes in accordance with the provisions of Section 2.2 of this Indenture.

REDEMPTION; REPURCHASE AT OPTION OF HOLDERS UPON A FUNDAMENTAL CHANGE

Section 3.1 Redemption of Notes. Except as may be otherwise provided in this Indenture, the Notes shall not be redeemable by the Issuer.

Section 3.2 Repurchase at Option of Holders Upon a Fundamental Change. Upon the occurrence of a Fundamental Change, each Holder will have the right, at such Holder’s option, except as provided below, to require that the Issuer purchase all or any portion (equal to a minimum of $1.00 or an integral multiple of $1.00 in excess thereof) of such Holder’s Notes for a cash price (the “Fundamental Change Purchase Price”) equal to 100.0% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon to the date of purchase (assuming a 10% per annum interest rate); provided, however, that if Notes are purchased pursuant to this Section 3.2 on a Fundamental Change Purchase Date that occurs after the close of business on a Regular Record Date but on or prior to the close of business on the related Interest Payment Date, the interest payable in respect of such Interest Payment Date shall be payable to the Holders of record on such Regular Record Date, in which case, the Fundamental Change Purchase Price shall be equal to 100% of the principal amount of the Notes being purchased.

Not later than 10 Business Days following the date on which a Fundamental Change becomes effective, the Issuer will deliver, or cause to be delivered, to the Holders, with a copy to the Trustee, a notice (a “Fundamental Change Purchase Notice”):

(1)    describing (i) the transaction or transactions that constitute the Fundamental Change, (ii) the effective date of the Fundamental Change, (iii) the Fundamental Change Purchase Price, (iv) any conditions to the Fundamental Change Offer, (v) the Fundamental Change Payment Date, and (vi) the name and address of the Paying Agent and the Conversion Agent;

(2)    offering to purchase, pursuant to the procedures required by this Indenture and described in the Fundamental Change Purchase Notice (a “Fundamental Change Offer”), on a date specified in the Fundamental

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Change Purchase Notice, which shall be a Business Day not earlier than 30 days, nor later than 60 days, from the date the Fundamental Change Purchase Notice is delivered (the “Fundamental Change Payment Date”), and for the Fundamental Change Purchase Price, all Notes properly tendered by such Holder pursuant to such Fundamental Change Offer prior to 5:00 p.m. New York time on the second Business Day preceding the Fundamental Change Payment Date;

(3)    describing the procedures (including all applicable dates and deadlines), as determined by the Issuer, consistent with this Indenture, that Holders must follow to accept the Fundamental Change Offer; and

(4)    with respect to any Notes that are Global Notes, the Fundamental Change Purchase Notice shall include any information required by, and otherwise comply with, the Applicable Procedures.

On or before the Fundamental Change Payment Date, the Issuer will, to the extent lawful, deposit with the Paying Agent (or if the Issuer is acting as its own Paying Agent, set aside, segregate and hold in trust) an amount equal to the Fundamental Change Purchase Price in respect of the Notes or portions of Notes properly tendered.

On the Fundamental Change Payment Date, the Issuer will, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes (of a minimum of $1.00 or integral multiples of $1.00 in excess thereof) properly tendered pursuant to the Fundamental Change Offer; and

(2)    deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly deliver to each Holder who has so tendered Notes the Fundamental Change Purchase Price for such Notes. If the Paying Agent holds money sufficient to purchase on the Fundamental Change Purchase Date all the Notes or portions thereof that are to be purchased on the Fundamental Change Purchase Date, then, on and after the Fundamental Change Purchase Date, (i) such Notes shall cease to be outstanding and interest, if any, shall cease to accrue on such Notes, whether or not book-entry transfer of the Notes has been made and whether or not the Notes have been delivered to the Trustee or Paying Agent and (ii) all other rights of the Holders of such Notes shall terminate, other than (A) the right to receive the Fundamental Change Purchase Price upon delivery or transfer of the Notes, and (B) if the Fundamental Change Purchase Date falls after the close of business on a Regular Record Date but on or prior to the close of business on related Interest Payment Date the right of the Holder of record on such Regular Record Date to receive the interest payable in respect of such Interest Payment Date.

A Fundamental Change Offer shall remain open for at least 20 Business Days or for such longer period as is required by applicable law. The Issuer shall publicly announce the results of the Fundamental Change Offer on or as soon as practicable after the Fundamental Change Payment Date.

In connection with the purchase of Notes pursuant to a Fundamental Change Offer, the Issuer shall (i) comply with all applicable securities legislation in the United States, including, without limitation, the tender offer rules under the Exchange Act that may then be applicable and (ii) file a Schedule TO or any other required schedules under the Exchange Act, in each case, so as to permit the rights and obligations under this Section 3.2 to be exercised in the time and in the manner specified in this Section. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 3.2, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

The provisions under this Indenture relating to the Issuer’s obligation to make a Fundamental Change Offer may be waived, modified or terminated only with the written consent of the Holder of each outstanding Note affected thereby in accordance with Section 8.2(b)(xvii) hereof.

Notwithstanding anything to the contrary contained herein, a Fundamental Change Offer may be made in advance of a Fundamental Change or conditional upon such Fundamental Change or other corporate transaction

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(including a securities offering or other financing), if a definitive agreement is in place for the Fundamental Change at the time of making of the Fundamental Change Offer.

Notwithstanding anything to the contrary herein, no Notes may be purchased by the Issuer on any date at the option of the Holders upon a Fundamental Change if the entire principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default of the Issuer in the payment of the Fundamental Change Purchase Price with respect to such Notes). The Paying Agent shall promptly return to the respective Holders thereof any certificated Notes held by it following the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Fundamental Change Purchase Price with respect to such Notes), and any instructions for book-entry transfer of the Notes in compliance with the Applicable Procedures shall be deemed to have been cancelled, and, upon such return or cancellation, as the case may be, the Fundamental Change Purchase Notice with respect thereto shall be deemed to have been withdrawn.

To the extent the aggregate amount of cash deposited by the Issuer pursuant to this Section 3.2 exceeds the aggregate Fundamental Change Purchase Price of the Notes or portions thereof that the Issuer is obligated to purchase, then promptly after the Fundamental Change Payment Date, the Paying Agent or the Trustee, as the case may be, shall return such excess cash to the Issuer.

If any Note is to be purchased only in part, (i) if such Note is a certificated Note, such certificated Note shall be surrendered to the Trustee (with, if the Issuer or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing), and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unpurchased portion of the principal of the Note so surrendered, or, (ii) if such Note is a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby for the purchased portion of the principal of such Global Note.

Section 3.3 Open Market Purchases. The Issuer and its Subsidiaries may, at any time, repurchase, purchase, acquire or otherwise transact in the Notes (whether in the open market or in privately negotiated transactions). Any Notes repurchased as permitted by this Indenture must be delivered to the Trustee for cancellation.

COVENANTS

Section 4.1 Permitted Debt. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, create, incur, guarantee or suffer to exist any Debt, except Debt incurred or arising in compliance with Section 4.1(a) through Section 4.2(gg) below (collectively, “Permitted Debt”):

(a)    the Debt and other obligations under the Senior Credit Facility and any Permitted Refinancing thereof;

(b)    (i) the Notes in an aggregate principal amount not to exceed $260,000,000 at any one time outstanding, (ii) the Secured Notes in an aggregate principal amount not to exceed $150,000,000 at any one time outstanding and (iii) any Permitted Refinancing of any Debt incurred pursuant to clauses (i) or (ii) hereof;

(c)    any (i) Debt incurred by the Issuer or any Guarantor to finance the acquisition, construction, or improvement of any fixed or capital assets (whether or not constituting Purchase Money Debt), including Capital Lease Obligations; and (ii) Debt assumed by the Issuer or any Guarantor in connection with the acquisition of any of the foregoing assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that, in the case of foregoing clauses (i) and (ii), (A) as of the time of, and after giving pro forma effect to the incurrence of such Debt, no Event of Default shall have occurred or shall be continuing, or would result therefrom, (B) such Debt is incurred or arises in connection with an arm’s length transaction consummated in the Ordinary Course of Business, (C) such Debt shall either be unsecured, or shall be secured solely by the assets acquired with such Debt and (D) the aggregate

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principal amount of all Debt incurred or outstanding in reliance on this clause (c) shall not at any one time exceed the greater of (x) $250,000,000 and (y) 100% of Consolidated Adjusted EBITDA for the Test Period most recently ended;

(d)    Acquired Debt; provided, that as of the time of, and after giving pro forma effect to, the incurrence of such Debt, no Event of Default shall have occurred or shall be continuing or would result therefrom;

(e)    Debt incurred or arising prior to the Issue Date and permitted to be outstanding pursuant to the terms of the Plan of Reorganization and any Permitted Refinancing thereof;

(f)    Debt with respect to Debt in respect of netting services, automatic clearinghouse arrangements, overdraft protections, treasury, depository, corporate purchasing cards and other credit cards, cash management, and similar arrangements, in each case, incurred in the Ordinary Course of Business;

(g)    Debt incurred by the Issuer or any Guarantor in the Ordinary Course of Business to finance acquisition of real property that shall be used in the business of the Issuer or any Guarantor, so long as such real property shall be pledged within [[•]9 Business Days of such acquisition] as Collateral; provided, that the aggregate principal amount of all Debt incurred or outstanding in reliance on this clause shall not at any time exceed $30,000,000, and such Debt shall be unsecured or shall be secured solely by the real estate financed with such Debt in accordance with Section 4.2(x) (Debt incurred in accordance with this clause (g), “Mortgage Debt”) and any Permitted Refinancing thereof;

(h)    Debt owing by the Issuer or any Guarantor to the Issuer or any other Guarantor; provided, that any such Debt shall be evidenced by a Global Intercompany Note;

(i)    Debt incurred in connection with the financing of insurance premiums in the Ordinary Course of Business;

(j)    Debt owed to any Person providing workers’ compensation, unemployment insurance, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business;

(k)    Debt in respect of performance bonds, completion guarantees, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the Ordinary Course of Business;

(l)    Debt owed by any Subsidiary that is not the Issuer or a Guarantor to the Issuer or any Guarantor; provided, that such Debt shall (i) be evidenced by a Global Intercompany Note, and (ii) be permitted under clause (f) of the definition of “Restricted Investment”;

(m)    permitted contingent obligations comprising Guarantee Obligations of the Issuer or any Guarantor with respect to Debt of the Issuer or any other Guarantor expressly permitted by this Section 4.1; provided, that such Guarantee Obligations shall not rank senior to the Guarantees of the Notes, and, if the Debt being guaranteed is subordinated or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Debt being guaranteed (“Permitted Contingent Obligations”);

(n)    Debt owing by the Issuer or any Guarantor to any Subsidiary that is not the Issuer or a Guarantor, so long as such Debt (i) is unsecured, (ii) is not guaranteed by the Issuer or any other Guarantor or Subsidiary thereof, (iii) is subordinated in right of payment to the Notes and (iv) is permitted under Section 4.4;

(o)    to the extent constituting Debt, any Permitted Power Hedges or Permitted BTC Hedging Agreements;

[9]	Note to Draft: To match the Exit Facility.

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(p)    M&M Lien Takeback Debt and M&M Lien Settlement Debt in an aggregate amount not to exceed $55,000,000 at any one time outstanding;

(q)    Debt consisting of take or pay obligations contained in supply arrangements entered into in the Ordinary Course of Business; provided, that the aggregate amount thereof incurred or arising or outstanding at any one time shall not exceed $500,000;

(r)    guarantees required by Governmental Authorities in the Ordinary Course of Business;

(s)    Debt of the Issuer or any Guarantor incurred to finance any Permitted Acquisition or the purchase of any Equipment by the Issuer or such Guarantor (including for the acquisition of real property), so long as the proceeds thereof are used for such purposes and such Debt is incurred on or about the date that such Permitted Acquisition is actually contemplated, and solely for the purpose of financing such Permitted Acquisition, and any Permitted Refinancing thereof; provided, that, (i) as of the time of, and after giving pro forma effect to, such Permitted Acquisition and the incurrence of such Debt, no Event of Default shall have occurred or shall be continuing or would result therefrom, (ii) no portion of such Debt shall be incurred for working capital purposes, and (iii) the aggregate principal amount of such Debt outstanding at any one time shall not exceed an amount equal to the greater of (A) $60,000,000 and (B) [•]% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(t)    preferred stock of the Issuer (other than Disqualified Equity Interests);

(u)    Mortgage Takeback Debt in an aggregate amount at any one time outstanding not to exceed $1,000,000 and any Permitted Refinancing Debt thereof;

(v)    endorsements for collection, deposit, or negotiation and warranties of products or services, in each case incurred in the Ordinary Course of Business;

(w)    Reinstated Other Secured Debt in an aggregate amount at any one time outstanding not to exceed $21,000,000;

(x)    Debt (other than Debt of the types listed in the foregoing clauses) of the Issuer or any Guarantor and any Permitted Refinancing thereof, so long as the aggregate amount outstanding at any one time shall not exceed $10,000,000; provided, that such Debt shall be unsecured or shall be secured on a junior basis to the Notes and subject to an Acceptable Intercreditor Agreement;

(y)    Debt of the Issuer or any Guarantor (other than Debt of the types listed in the foregoing clauses) and any Permitted Refinancing Debt thereof so long as the aggregate amount thereof outstanding at any one time shall not exceed an amount equal to the greater of (i) $10,000,000 and (ii) [•]% of Consolidated Adjusted EBITDA for the Test Period most recently ended; provided, that such Debt shall not be Borrowed Money and shall not be secured or guaranteed;

(z)    Debt of the Issuer or any Guarantor incurred to finance Permitted Sale-Leaseback Transactions so long as the proceeds thereof are used for such purposes and such Debt is incurred on or about the date that such Permitted Sale-Leaseback Transaction is actually contemplated and any Permitted Refinancing thereof; provided, that the aggregate amount of such Debt at any one time outstanding shall not exceed an amount equal to $5,000,000; and

(aa)    all interest accruing on (including capitalized interest), and all reasonable and documented fees and expenses payable in connection with, the obligations described in the foregoing clauses.

For purposes of determining compliance with this Section 4.1, if an item of Debt meets the criteria of more than one of the categories of Debt described above, the Issuer shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Debt (or any portion thereof) and will only be required to include the amount and type of such Debt in one or more of the above clauses; provided, that all Debt outstanding under the Notes Documents will be deemed to have been incurred in reliance only on the exception in clause (b) of this Section 4.1.

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Section 4.2 Permitted Liens. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, create or suffer to exist any Lien upon any of its property or assets, except the following Liens (collectively, “Permitted Liens”):

(a)    Liens securing Debt and other obligations under the Senior Credit Facility and any Permitted Refinancing thereof, which Liens may rank senior to, pari passu with, or junior to, the Notes; provided, that such Liens, and the holders thereof and secured parties thereunder, shall be subject to the Intercreditor Agreement or other Acceptable Intercreditor Agreement;

(b)    Liens on Collateral to secure any (i) Notes, (ii) Secured Notes or (iii) Permitted Refinancing Debt of the foregoing and permitted under Section 4.1(b)(iii); provided, that, in the case of foregoing clauses (i) and (iii) with respect to Notes, such Liens shall rank junior to the Liens securing the Secured Notes and, in the case of (ii) and (iii) with respect to Secured Notes, such Liens may rank senior to, pari passu with, or junior to, the Notes and, in each case, (x) such Liens shall rank junior to the Liens securing the Senior Credit Facility, and (y) such Liens, and the holders thereof and secured parties thereunder, shall be subject to the Intercreditor Agreement or other Acceptable Intercreditor Agreement;

(c)    Liens for Taxes not yet due or being Properly Contested;

(d)    statutory or common law Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the real or personal property or materially impair operation of the business of any the Issuer or any Subsidiary;

(e)    customary Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations, surety, stay, customs, and appeal bonds, performance bonds, and other similar obligations, or arising as a result of progress payments under government contracts;

(f)    pledges, deposits, or Liens in the Ordinary Course of Business in connection with (i) workers’ compensation, payroll taxes, unemployment insurance, and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer, any Guarantor or any of the Subsidiaries;

(g)    Liens arising by virtue of a judgment or judicial order against the Issuer or any Guarantor, or any real or personal property of the Issuer or any Guarantor, as long as such judgment does not otherwise result in an Event of Default under Section 5.1(vii);

(h)    easements, rights-of-way, restrictions, encroachments, other survey defects or matters that would be shown by a current, accurate survey of physical inspection, and covenants, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions, or other agreements of record, and other similar charges, encumbrances or irregularities in title on Real Estate imposed by law or arising in the Ordinary Course of Business that do not or could not reasonably be expected to materially detract from the value of the affected property nor secure any monetary obligation and do not interfere with the business of the Issuer or the Guarantors in any material respect;

(i)    normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)    Liens existing on or prior to the Issue Date and permitted to continue pursuant to the terms of the Plan of Reorganization; provided, that any such Liens on Debt in an aggregate principal amount in excess of $100,000 shall be listed on [Schedule 5] hereto;

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(k)    leases, licenses, subleases or sublicenses granted to others that do not (i) interfere in any material respect with the business of the Issuer or its Subsidiaries or (ii) secure any Debt;

(l)    Liens arising from UCC financing statements filed regarding (i) operating leases entered into by the Issuer or a Guarantor and (ii) goods consigned or entrusted to or bailed to a Person in the Ordinary Course of Business;

(m)    Liens in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods;

(n)    Liens solely on any cash earnest money deposits made by the Issuer or a Guarantor or any Subsidiary in connection with any letter of intent or purchase agreement not prohibited by this Indenture;

(o)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or a Guarantor in the Ordinary Course of Business permitted by this Indenture;

(p)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes;

(q)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in an Asset Disposition permitted hereunder, to the extent that such Asset Disposition would have been permitted on the date of the creation of such Lien;

(r)    ground leases in respect of real property on which facilities owned or leased by the Issuer or any Guarantor are located;

(s)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto not to exceed the amount of such premiums in the Ordinary Course of Business;

(t)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the Ordinary Course of Business;

(u)    deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any Guarantor to secure the performance of the Issuer’s or such Guarantor’s obligations under the terms of the lease for such premises in the Ordinary Course of Business;

(v)    Purchase Money Liens in respect of Purchase Money Debt permitted to be incurred under Section 4.1(c); provided, that, in each case, such Liens shall only attach to the assets financed with such Purchase Money Debt and such Debt is subject to a New Miner Equipment Intercreditor Agreement or an Acceptable Intercreditor Agreement, as applicable;

(w)    Liens on property subject to any Permitted Sale-Leaseback Transaction;

(x)    Liens securing Mortgage Debt incurred in accordance with Section 4.1(g), so long as such Liens shall only attach to the real property acquired with proceeds of such Mortgage Debt, and so long as such Liens and the secured parties under such Mortgage Debt shall be subject to an Acceptable Intercreditor Agreement;

(y)    Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(z)    Liens securing Acquired Debt and Liens securing Debt in connection with a Permitted Acquisition permitted under Section 4.1, so long as, in each case, (i) such Liens were existing on property at the time of its

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acquisition by the Issuer or any Guarantor in accordance herewith, or existing on the property of any Person at the time such Person becomes the Issuer or a Guarantor accordance herewith, but excluding Liens on the Equity Interests of any Person that becomes a Subsidiary and (ii) such Liens encumbers only the property acquired and, in each case, such Debt is subject to a new Miner Equipment Intercreditor Agreement or an Acceptable Intercreditor Agreement, as applicable;

(aa)    other Liens securing Debt or other obligations of the Issuer or any Guarantor in an aggregate principal amount at any one time outstanding not to exceed the greater of $10,000,0000 and [TBD]% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided, that such Liens shall rank junior to the Liens securing the Notes and such Liens (and the holders thereof) shall be subject to an Acceptable Intercreditor Agreement;

(bb)    Liens (which shall rank junior to the Liens securing the Notes) upon real or personal property leased under operating leases in the Ordinary Course of Business by the Issuer or any of its Subsidiaries in favor of the lessor created at the inception of the lease transaction, securing obligations of the Issuer or any of its Subsidiaries under or in respect of such lease and extending to or covering only the property subject to such lease and improvements thereon;

(cc)    Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of the Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the in the Ordinary Course of Business of the Issuer or any of the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of any Subsidiary in the Ordinary Course Of Business;

(dd)    Liens on cash and Cash Equivalents securing reimbursement obligations under letters of credit permitted hereunder;

(ee)    [reserved.];

(ff)    Liens securing M&M Lien Takeback Debt or M&M Lien Settlement Debt permitted under Section 4.1 and attaching only to the assets securing such M&M Lien Takeback Debt or M&M Lien Settlement Debt, as applicable, including, without limitation to the applicable liens set forth on [Schedule 5] and the applicable mortgages or deeds of trust set forth on [Schedule 5];

(gg)    Liens in connection with any zoning, building or similar requirement of law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon;

(hh)    Liens securing Debt permitted under (i) Section 4.1(n), to the extent secured by assets of Subsidiaries that are not Guarantors, or (ii) Section 4.1(m), to the extent such Lien is junior to the Obligations;

(ii)    Liens with respect to any Permitted Power Hedge or Permitted BTC Hedging Agreement; and

(jj)    Liens securing Debt permitted under (i) Section 4.1(s) or (ii) Section 4.1(z).

For the avoidance of doubt, notwithstanding anything else herein to the contrary, no Lien on any property or assets of the Issuer or a Guarantor (including any Permitted Lien) shall rank pari passu with, or senior to, any Lien thereon granted in favor of the Collateral Agent or otherwise securing the Notes except to the extent expressly permitted pursuant to this Section 4.2 (as in effect on the Issue Date).

Section 4.3 Distributions; Upstream Payments. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, declare or make any Distributions, except the following, so long as, as of the time of, and pro forma for, any Distribution, no Default or Event of Default shall have occurred or shall be continuing or would result therefrom:

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(a)    Upstream Payments;

(b)    any distribution or payment in order to pay Taxes imposed on, or incurred by the Issuer or a Guarantor;

(c)    any other Distribution; provided, that (i) the amount thereof, when aggregated with (x) the amount of all other Distributions made in reliance on this clause at any time through to (and including on) the date of such Distribution and (y) all Investments made pursuant to clause (k) of the definition of “Restricted Investment” at any time through to (and including on) the date of such Distribution, shall not exceed 50% of Consolidated Net Income for the period beginning on the first day of the Fiscal Quarter in which the Plan Effective Date occurs and ending on the last day of the Issuer’s Fiscal Quarter ending immediately prior to the date of such proposed Distribution;

(d)    Distributions used to pay franchise and excise taxes attributable to the Issuer and its Subsidiaries, or reasonable and customary operating or overhead costs required to maintain the Issuer’s and any of its Subsidiary’s corporate or organizational existence;

(e)    Distributions used to pay cash in lieu of fractional Equity Interests;

(f)    Distributions used to repurchase Equity Interests deemed to occur upon the exercise of stock options or similar equity rights to the extent such Equity Interests represent a portion of the exercise price of those stock options or similar equity rights and repurchases of Equity Interests or options to purchase Equity Interests in connection with the exercise of stock options or similar equity rights to the extent necessary to pay applicable withholding or similar taxes; and

(g)    Distributions used to make payments in cash to holders of the Contingent Value Rights and the GUC Contingent Payment Obligations.

The Issuer shall not create or permit to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for Permitted Restrictions.

For the avoidance of doubt, nothing herein shall prohibit or limit any payment of any principal, interest, premium (if any), fees or other amounts payable in respect of the Senior Credit Facility, the Notes, the Secured Notes, or any Permitted Refinancing of the foregoing, any Debt or Liens permitted hereunder related to any Purchase Money Debt, Purchase Money Lien, any Acquired Debt, Debt incurred or arising prior to the Closing Date and permitted to be outstanding pursuant to the terms of the Plan of Reorganization, New Miner Equipment Lender Debt, Swap Agreements, Mortgage Takeback Debt, M&M Lien Takeback Debt, M&M Lien Settlement Debt, Debt incurred to finance any Permitted Acquisition or the purchase of Equipment, Reinstated Other Secured Debt and Debt incurred to finance Permitted Sale-Leaseback Transactions or any Permitted Refinancing of the foregoing, to the extent such payment is made in accordance with the terms of the definitive documentation governing such Debt and the Collateral Documents.

Section 4.4 Restricted Investments. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, make any Restricted Investment.

Section 4.5 Dispositions.

(a)    The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, consummate any Asset Disposition, except a Permitted Asset Disposition; provided, that, any Net Cash Proceeds received at any time by the Issuer or any Subsidiary from a Permitted Asset Disposition shall be maintained by them in accordance with this Indenture (it being agreed that, in the case of any Net Cash Proceeds in the form of cash or Cash Equivalents, the same shall at all times be held in a Deposit Account subject to a Control Agreement; provided, further, that, if any such cash or Cash Equivalents is initially received by the Issuer or the applicable Subsidiary in any other account, the Issuer or the applicable Subsidiary shall cause such cash or Cash Equivalents to be transferred and deposited into a Deposit Account subject to a Control Agreement as promptly as practicable following initial receipt); provided,

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further, that, no such cash or Cash Equivalents received in connection with a Permitted Asset Disposition shall be transferred out of any such Deposit Account except as provided for in this Indenture.

(b)    The Issuer may apply the Net Cash Proceeds from any such Permitted Asset Disposition to comply with the mandatory prepayment or similar requirements set forth in (x) any Debt secured by Liens that are senior in right of priority to the Liens securing the Notes, including the Senior Credit Facility and the Secured Notes, (y) any Debt senior in right of payment to the Notes or (z) in any other Debt that is both pari passu in right of payment to the Notes and is secured by Liens raking pari passu to the Liens securing the Notes; provided, that, in the cause of clause (z), the Issuer shall also equally and ratably reduce the Debt under the Notes by making an offer (in accordance with the procedures set forth below) to all Holders to purchase, on a pro rata basis, the Notes in cash at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (an “Asset Sale Offer”). Any Net Cash Proceeds from any Permitted Asset Disposition that are not applied in accordance with the immediately preceding sentence may be used by the Issuer or any Guarantor for any purpose not otherwise prohibited under this Indenture.

(c)    If the Issuer is obligated to make an Asset Sale Offer, the Issuer will offer to purchase the Notes from the Holders thereof in minimum amounts of $1.00 and integral multiples of $1.00 above such amount, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Asset Sale Offer is given to such holders, or such later date as may be required under the Exchange Act.

(d)    If the aggregate principal amount of Notes validly tendered and not withdrawn by Holders thereof in an Asset Sale Offer (together with the aggregate principal amount of other Debt that is required to, or offered to, be repaid with such proceeds) exceeds the aggregate amount of Net Cash Proceeds, the Notes to be purchased will be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes tendered by each Holder) and in accordance with the Applicable Procedures. To the extent that the aggregate amount of Notes validly tendered and accepted pursuant to an Asset Sale Offer (together with the aggregate principal amount of other Debt that is required to, or offered to, be repaid with such proceeds) is less than the amount of Net Cash Proceeds, the Issuer or any Guarantor may use any remaining Net Cash Proceeds for any purpose not otherwise prohibited under this Indenture.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof. Any Notes so purchased in an Asset Sale Offer shall be delivered to the Trustee for cancellation.

Section 4.6 Prepayments of Subordinated Indebtedness. Neither the Issuer nor any Guarantor shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, of any Subordinated Debt of the Issuer or any of its Subsidiaries prior to its scheduled maturity.

Section 4.7 Merger and Other Changes.

(a)    Other than pursuant to this Section 4.7, the Issuer and any Guarantor shall not change its legal name; change its tax, charter or other organizational identification number; or change its form or state of organization.

(b)    The Issuer shall not liquidate, wind up its affairs or dissolve itself, or effect a Division, merge, combine or consolidate with any Person, or Dispose of all or substantially all of its assets, whether in a single transaction or in a series of related transactions, to any Person, unless:

(i)    (A) the Issuer shall be the continuing or surviving Person or (B) (1) the Person (x) formed by or surviving any such Division, merger, combination or consolidation (if other than the Issuer), (y) into which the Issuer has been liquidated, wound up or dissolved, or (z) to which such Disposition of all or substantially all of the assets of the Issuer is made (any such Person, the “Successor Issuer”) is an entity organized or existing under the laws of the State of Delaware; (2) concurrently with transaction, the Successor Issuer expressly assumes all Obligations of the Issuer (including all obligations under this Indenture and the

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other Notes Documents to which the Issuer is a party), and grants Liens in favor of the secured parties hereunder on all of its assets to at least the same extent, and on terms at least as favorable to the Holders as, the Liens granted by the Issuer, in each case, pursuant to a supplemental indenture hereto or thereto, (3) each Guarantor, unless it is the other party to such transaction, shall have reaffirmed, pursuant to an agreement, that its Guarantee Obligations, and any other guarantee of, and grant of Liens as security for the Obligations of the Issuer, shall apply to the Successor Issuer’s obligations under this Indenture and the Notes to at least the same extent and on terms at least as favorable to the Holders, (4) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction complies with this Indenture, (5) if the Issuer or the Notes, as the case may be, have a credit rating at the time of such transaction, the Successor Issuer or the Notes, as the case may be, shall have a credit rating following such transaction equal to or better than that of the Issuer or the Notes, as the case may be and (6) the Trustee and Collateral Agent shall have received (if requested) all documentation and information about the Successor Issuer as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act;

(ii)    as of the time of, and after giving pro forma effect to, such transaction, no Default or Event of Default shall have occurred or shall be continuing or would result therefrom; and

(iii)    immediately after giving pro forma effect to such transaction, the Fixed Charge Coverage Ratio of the Issuer or the Successor Issuer, as the case may be, would be at least 2.00 to 1.00.

The Successor Company will succeed to, and be substituted for, the Issuer under this Indenture and the Notes and in such event the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes.

(c)    Subject to Section 9.8, each Guarantor shall not liquidate, wind up its affairs or dissolve itself, or effect a Division, merge, combine or consolidate with any Person, or Dispose of all or substantially all of its assets, whether in a single transaction or in a series of related transactions, to any Person, unless:

(i)    as of the time of, and after giving pro forma effect to such transaction, no Event of Default shall have occurred or shall be continuing or result therefrom; and

(ii)    the Person (x) formed by or surviving any such Division, merger, combination or consolidation (if other than the Guarantor), (y) into which the Guarantor has been liquidated, wound up or dissolved, or (z) to which such Disposition of all or substantially all of the assets of the Guarantor is made (any such Person, the “Successor Guarantor”) is an entity organized or existing under the laws of any state of the United States or the District of Columbia; (2) concurrently with transaction, the Successor Guarantor expressly assumes all Obligations of such Guarantor (including all obligations under this Indenture and the other Notes Documents to which the Guarantor is a party), and grants Liens in favor of the secured parties hereunder on all of its assets to at least the same extent, and on terms at least as favorable to the Holders as, the Liens granted by the Guarantor, in each case, pursuant to a supplemental indenture hereto or thereto, and (3) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction complies with this Indenture.

Notwithstanding anything else to the contrary in this Section 4.7, any Subsidiary may liquidate, wind up its affairs or dissolve itself into the Issuer or a Guarantor, or effect a Division, merge, combine or consolidate with the Issuer or any Guarantor, or Dispose of all or substantially all of its assets, whether in a single transaction or in a series of related transactions, to the Issuer or any Guarantor.

Section 4.8 Subsidiaries. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to,

(a) form or acquire any Subsidiary after the Issue Date unless such Subsidiary complies with the requirements set forth in Section 4.34; (b) permit any existing Subsidiary to issue any Equity Interests other than to the Issuer or a Guarantor, or (c) permit any Subsidiary to become “unrestricted” under, or for purposes of, the Notes Documents (including by permitting any Subsidiary to not be required to comply with any covenant in this Indenture including in Article IV hereof, that is expressed to be applicable to or binding on Subsidiaries of the Issuer as of the Issue Date).

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Section 4.9 Organizational Documents. Other than as otherwise permitted by this Indenture, the Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, amend, modify or otherwise change any of its Organizational Documents other than in the Ordinary Course of Business, in a manner that is not adverse to the Holders and, in each case, with prior written notice to the Trustee.

Section 4.10 Accounting Changes. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, make any material change in accounting treatment or reporting practices, except as required by GAAP or change its Fiscal Year.

Section 4.11 Restrictive Agreements. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, become a party to any Restrictive Agreement other than agreements containing solely Permitted Restrictions.

Section 4.12 Swap Obligations and Permitted BTC Hedging Agreements. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, enter into any Swap Agreement, or incur any Swap Obligation, or amend or modify any Swap Agreement (including, directly or indirectly, with respect to any notional amount, or any Swap Obligation or other obligation or exposure thereunder), or otherwise enter into any BTC Hedging Agreement, without the approval of the Board of Directors; provided, that, the affirmative vote of at least two (2) Class 3 directors (as set forth in the Issuer’s Organizational Documents) shall be required for any Swap Obligation or BTC Hedging Agreement in excess of $5,000,000; provided further, that on and following the first date on which both the Senior Credit Facility and the Secured Notes have been repaid in full, redeemed in full, repurchased in full, terminated, discharged, defeased or otherwise are no longer outstanding, the Issuer, each Guarantor and each Subsidiary shall be able to enter into any Swap Agreement, or incur any Swap Obligation, or amend or modify any Swap Agreement (including, directly or indirectly, with respect to any notional amount, or any Swap Obligation or other obligation or exposure thereunder), or otherwise enter into any BTC Hedging Agreement without the approval of the Board of Directors, (i) in an amount aggregate amount not to exceed, at any one time outstanding, the greater of (x) $25,0000,000 and (y) [TBD]% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, so long as such Swap Obligations and related Swap Agreements or BTC Hedging Agreements are secured by cash, Cash Equivalents, letters of credit or other similar arrangements, and (ii) in an amount aggregate amount not to exceed, at any one time outstanding, the greater of $50,0000,000 and (y) [TBD]% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, so long as such Swap Obligations and related Swap Agreements or BTC Hedging Agreements are secured on Collateral on a pari passu basis and subject to an Acceptable Intercreditor Agreement (any Swap Obligations and related Swap Agreements incurred pursuant to this Section 4.12, “Permitted Power Hedges” and any BTC Hedging Agreements incurred pursuant to this Section 4.12, “Permitted BTC Hedging Agreements”). Notwithstanding the foregoing, this Section 4.12 shall not restrict or otherwise limit any sale of Bitcoin pursuant to clause (d) of the definition of Permitted Asset Disposition and Section 4.5.

Section 4.13 Conduct of Business. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, engage in any line of business materially different than the lines of business conducted by it on the Issue Date and any activities related, similar or incidental thereto or synergistic therewith.

Section 4.14 Affiliate Transactions. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, enter into, be party to, or consummate, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (each, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is consummated in good faith, and for a legitimate business purpose, (ii) such Affiliate Transaction is on terms that are no less favorable to the Issuer or such Guarantor than those that might be obtained at such time in a comparable arm’s length transaction consummated with a Person who is not an Affiliate (except in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value not in excess of $500,000 in the aggregate), (iii) in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value in excess of $[1,000,000] in the aggregate, such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors (or equivalent governing body) of the Issuer and any Subsidiary consummating such Affiliate Transaction, (iv) in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value in excess of $2,500,000, Issuer shall, not less than five (5) Business Days prior to consummation of such Affiliate Transaction, deliver a written notice thereof to the Trustee, accompanied by an Officer’s Certificate including sufficient detail with respect to the subject matter, parties, consideration, and other

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aspects involved in such transaction, and certifying as to compliance with the provisions of this Indenture, and (v) in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value in excess of $[10,000,000], Issuer shall, not less than five (5) Business Days prior to consummation of such Affiliate Transaction, deliver to the Trustee a favorable written opinion from a nationally or regionally recognized investment banking, accounting or appraisal firm confirming that such transaction (x) is fair to Issuer and its Subsidiaries from a financial point of view, or (y) is not materially less favorable to Issuer and its Subsidiaries than could be obtained at the time in an arm’s length transaction with a Person who was not an Affiliate; provided, that, the foregoing shall not apply to:

(a)    any transaction between or among the Issuer, any Subsidiary thereof (or any entity that becomes a Subsidiary as a result of such transaction) or any Affiliate thereof or any of their respective Related Parties, or among any of them, to the extent such transaction is otherwise permitted under any other provision of this Article IV, and is consummated in the Ordinary Course of Business, or as part of any customary tax, accounting, pension, cash management or other administrative activities, and not for the purpose of circumventing any covenant hereunder;

(b)    payment of reasonable compensation to officers and employees of the Issuer and its Subsidiaries for services actually rendered;

(c)    payment of reasonable and customary compensation and indemnities to directors of the Issuer and its Subsidiaries for services actually rendered;

(d)    transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; and

(e)    any of the transactions or agreements contemplated by the Plan, as these agreements may be amended, modified, supplemented, extended, renewed or replaced from time to time, so long as any such amendment, modification, supplement, extension, renewal or replacement is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Issuer when taken as a whole than the terms of the transactions or agreements in effect as of the Plan Effective Date.

Section 4.15 Plans. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Issue Date.

Section 4.16 [Reserved].

Section 4.17 Classification. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, the Issuer shall not take any action (or permit any parent entity or other Person Controlling the Issuer to take any action at any time (including, but not limited to, an election under Treasury Regulations Section 301.7701-3)) that would result in a change in the tax classification of the Issuer for U.S. federal income tax purposes.

Section 4.18 Immaterial Subsidiaries. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, Permit any Immaterial Subsidiary to own any property (real or personal) or assets (in each case, of whatever nature) with a Fair Market Value in excess of $2,500,000 or together with all other Immaterial Subsidiaries more than $5,000,000 in the aggregate, (ii) create, incur, assume or suffer to exist any Debt or (iii) create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatever nature (whether now owned or hereafter acquired).

Section 4.19 Anti-Hoarding. The Issuer and each Guarantor shall cause all Cryptocurrency in which the Issuer or any Guarantor has any interest to be converted into Dollars within ten (10) days of receipt of such Cryptocurrency and deposit such proceeds into a Deposit Account subject to a Control Agreement; provided, that, solely for purposes of determining compliance with the this Section 4.19, any Cryptocurrency held in any Deposit Account shall satisfy this Section 4.19 regardless of whether it is subject to a Control Agreement in favor of the Collateral Agent until the date on which Control Agreements must be put in place (the obligations hereunder, the “Anti-Hoarding Covenant”); provided, however, that (i) any such Cryptocurrency may also be sold or retained to the extent required in accordance with the terms of any applicable BTC Hedging Agreement, and (ii) that to the extent

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that such Cryptocurrency may not be or is not sold during such time period as a result of circumstances beyond the Issuer’s control, such failure to convert Cryptocurrency into Dollars shall not constitute a Default or Event of Default.

Section 4.20 Wallet Management. Pending its compliance with the Anti-Hoarding Covenant, the Issuer and each Guarantor shall cause any Cryptocurrency it has any interest in to be held in a Security Account in the Issuer or such Guarantor’s name at an Acceptable Custodian.

Section 4.21 Payment of Notes. The Issuer shall pay or cause to be paid the principal of, and interest on, the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal and Cash Interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Issuer or any of its Affiliates) holds, as of 10:00 a.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal and interest then due. If the Issuer or any of its Affiliates acts as Paying Agent, principal, premium, if any, interest, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.4.

Section 4.22 Corporate Existence. Except as otherwise permitted under this Indenture, the Issuer and each Guarantor will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.

Section 4.23 Statement as to Compliance.

(a)    The Issuer shall deliver to the Trustee, within 120 days after the end of each Fiscal Year, starting with the Fiscal Year ended December 31, 2024, an Officer’s Certificate, stating that in the course of the performance by the signer of its duties as an officer of the Issuer such signer would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period and if any specifying such Default, its status and what action the Issuer is taking or proposed to take with respect thereto.

(b)    If the Issuer shall become aware that (i) any Default or Event of Default has occurred and is continuing or (ii) any Holder seeks to exercise any remedy hereunder with respect to a claimed Default under this Indenture or the Notes, the Issuer shall promptly deliver to the Trustee an Officer’s Certificate specifying such event, notice or other action (including any action the Issuer is taking or proposed to take in respect thereof).

Section 4.24 No Impairment of the Security Interests. Except as otherwise permitted under this Indenture (including, for the avoidance of doubt, pursuant to a transaction otherwise permitted by this Indenture), the Intercreditor Agreement and the other Collateral Documents, none of the Issuer nor any of the Guarantors shall be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders.

Section 4.25 Reports. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to the Trustee:

(a)    within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated basis for the Issuer and its Subsidiaries, which consolidated statements shall be audited and certified (without a “going concern” or like qualification or exception, other than a “going concern” qualification or exception solely as a result of the Chapter 11 Cases or Debt within one year of its maturity) by the independent certified public accountants of the Issuer, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(b)    within 60 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated basis for the Issuer and its Subsidiaries, setting forth in comparative form corresponding figures for the corresponding period in the preceding Fiscal Year and accompanied by an Officer’s

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Certificate stating that such financial statements have been prepared in accordance with GAAP and fairly present the financial position and results of operations for such Fiscal Quarter and period, subject only to normal year-end and audit adjustments and the absence of footnotes; and

(c)    concurrently with delivery of financial statements pursuant to clauses (a) and (b) above, delivery of a management discussion and analysis of, and describing the operations of the Issuer and its Subsidiaries for the applicable Fiscal Quarter or Fiscal Year, as the case may be, and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate, with comparison to, and variances from, the immediately preceding period and budget.

Notwithstanding the foregoing, the Issuer shall be deemed to satisfy the requirements of this Section 4.25 by filing the applicable periodic or other reports (including any amendments thereto) on the SEC’s Electronic Data Gathering and Retrieval System (or any such successor system) within the time periods specified by the applicable SEC rules and regulations, including Rule 12b-25 under the Exchange Act, as long as such reports are publicly available. Furthermore, in the event that any Parent Company is or becomes a guarantor (a “Parent Guarantor”) of the Notes, the Issuer may satisfy its obligations under this Section 4.25 with respect to financial information relating to the Issuer by furnishing financial information relating to such Parent Guarantor.

Notwithstanding anything to the contrary set forth above, if the Issuer or a Parent Guarantor has provided the reports described in the preceding paragraphs with respect to the Issuer or such Parent Guarantor, in each case, the Issuer shall be deemed to be in compliance with the provisions of this Section 4.25.

To the extent any such information, reports or other documents are filed electronically on the SEC’s Electronic Data Gathering and Retrieval System (or any successor system), such filing shall be deemed to be delivered to the Holders and the Trustee.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

Section 4.26 [Reserved].

Section 4.27 Public Credit Rating. The Issuer shall use commercially reasonable efforts to obtain and maintain a public corporate credit and public corporate family ratings and public ratings with respect to the Notes from any ratings agency; provided, that in no event shall the Issuer be required to maintain any specific rating with any such agency.

Section 4.28 Compliance with Laws. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws and Anti-Corruption Laws, and maintain all Governmental Approvals necessary to the ownership of its properties or conduct of its business unless failure to comply or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any properties of the Issuer or of a Subsidiary thereof, it shall act promptly and diligently to investigate and report to the Trustee and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release to the extent required by Environmental Laws, whether or not directed to do so by any Governmental Authority.

Section 4.29 Taxes. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested or the failure to pay or discharge such Taxes could not reasonably be expected to have a Material Adverse Effect.

Section 4.30 Insurance. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall maintain insurance with insurers with respect to the properties and business of the Issuer and its

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Subsidiaries of such type (including workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

Section 4.31 Licenses. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall keep each License affecting any Collateral (including the manufacture, distribution or Disposition of Inventory) or any other material real or personal property of the Issuer and its Subsidiaries in full force and effect except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; promptly notify the Trustee of any proposed modification to any such License, or entry into any new material License, in each case at least fifteen (15) days prior to its effective date; pay all material Royalties when due; and notify the Trustee of any default or breach asserted by any Person to have occurred under any material License.

Section 4.32 [Reserved].

Section 4.33 Designation of Subsidiaries. Each Person that is a Subsidiary of the Issuer at any time, other than an Immaterial Subsidiary or an Excluded Subsidiary, shall be required to become a Guarantor by executing a supplemental indenture in substantially the same form as Exhibit D hereto and shall be subject to all terms and conditions hereof applicable to Guarantors. For the avoidance of doubt, no Investment shall be made by the Issuer or any Subsidiary thereof in any Person other than an Guarantor unless permitted under Section 4.4.

Section 4.34 Further Instruments and Acts. Upon request of the Trustee (but without imposing any duty or obligation of any kind on the Trustee to make any such request), the Issuer and the Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

DEFAULTS AND REMEDIES

Section 5.1 Events of Default.

“Event of Default”, wherever used herein, means any of the following events:

(i)    default for three (3) Business Days in the payment when due of any interest on any Note;

(ii)    default in the payment of the principal of any Note when due, or at a date fixed for prepayment thereof or otherwise or at its Maturity (upon acceleration, optional or mandatory conversion, if any, required repurchase or otherwise), as applicable;

(iii)    (1) failure by the Issuer to comply with its obligations to convert any of the Notes in accordance with the terms of this Indenture upon exercise of a Holder’s conversion right, and such default continues for three (3) Business Days or (2) breach of, failure to comply with or default under any covenant contained in Sections 4.1 to 4.20 (inclusive), 4.28, 4.29, 4.31, and 4.33;

(iv)    breach of, failure to comply with or default under any other covenant or agreement of the Issuer or any Subsidiary that is contained in this Indenture (other than specified in Section 5.1(i) through (iii)) and such failure continues for a period of 60 days or more after the receipt of written notice as specified in this Indenture; provided, however, that such opportunity to cure shall not apply if the breach, failure to perform or default is not capable of being cured within such period; provided, further, that that with respect to Section 4.25, such period of continuance of such default shall be 120 days after the notice specified above;

(v)    [Reserved.];

(vi)    any “Event of Default” (in each case, as defined in the Senior Credit Facility and the Secured Notes Documents) occurs under the Senior Credit Facility or the Secured Notes Documents or any breach or default of the Issuer or any Guarantor occurs under any Swap Agreement, or under any instrument

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or agreement to which it is a party or by which it or any of its properties is bound, in each case, relating to any Debt (other than the Notes) (including, for the avoidance of doubt, the New Miner Equipment Lender Debt) in excess of $10,000,000 (in the case of any Swap Agreement, determined on a net basis), if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(vii)    any judgment or order for the payment of money is entered against the Issuer or any Guarantor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against the Issuer and the Guarantors, $10,000,000 (excluding amounts of insurance coverage therefor that has not been denied by the insurer, or subject to a customary contractual indemnity arrangement, and available to the Issuer or any Guarantor for payment of such liabilities), and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 consecutive days;

(viii)    the Issuer or any Guarantor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any part of its business which could reasonably be expected to have a Material Adverse Effect; there is a cessation of any part of the Issuer’s or any Guarantor ‘s business which could reasonably be expected to have a Material Adverse Effect; a material portion of the Collateral or real or personal property of the Issuer or any Guarantor is taken or impaired through condemnation the effect of which could reasonably be expected to have a Material Adverse Effect;

(ix)    an Insolvency Proceeding is commenced by the Issuer or any Guarantor; the Issuer or any Guarantor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial real or personal property of or to operate any of the business of the Issuer or any Guarantor; or an Insolvency Proceeding is commenced against the Issuer or any Guarantor, and the Issuer or such Guarantor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Issuer or such Guarantor, the petition is not dismissed within 60 days after filing, or an order for relief approving such Insolvency Proceeding is entered in the proceeding;

(x)    an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Issuer or a Guarantor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan to the extent the foregoing could reasonably be expected to have a Material Adverse Effect; the Issuer, a Guarantor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan to the extent the foregoing could reasonably be expected to have a Material Adverse Effect; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan to the extent the foregoing could reasonably be expected to have a Material Adverse Effect;

(xi)    the Issuer or any Guarantor is criminally convicted for (i) a felony committed in the conduct of the Issuer’s or such Guarantor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could reasonably be expected to have a Material Adverse Effect; and

(xii)    (a) any Notes Document shall, in whole or in part, cease to be effective and legally valid, binding and enforceable against the Issuer or the Guarantors or shall otherwise cease or fail be effective to create the rights and obligations purported to be created thereunder in favor of any Secured Party, or (b) the Issuer or Guarantor thereof shall repudiate or revoke (or attempt or purport to repudiate or revoke) any of its obligations or covenants under any Notes Document, or (c) or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in a material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control.

Section 5.2 Acceleration.

(a)    If an Event of Default (other than as specified in Section 5.1(ix) with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then

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outstanding by written notice to the Issuer (and to the Trustee if such notice is given by the Holders) may, and the Trustee, upon the written request of such Holders, in the manner and to the extent provided in the Trust Indenture Act, may, declare the principal of, and any accrued and unpaid interest on, all of the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable.

(b)    If an Event of Default specified in Section 5.1(ix) occurs and is continuing with respect to the Issuer, then the principal of, and accrued and unpaid interest on, all of the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c)    Upon the Notes becoming due and payable upon any Event of Default, whether automatically or by declaration, the entire unpaid principal amount of such Notes, plus accrued and unpaid interest thereon, shall all be immediately due and payable.

(d)    At any time after a declaration of acceleration under this Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuer and the Trustee, may rescind such declaration and its consequences if:

(1)    the Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(i)    all overdue interest on all Notes then outstanding;

(ii)    all unpaid principal of any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes;

(iii)    to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes; and

(iv)    all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(2)    the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(3)    all Events of Default, other than the non-payment of amounts of principal of, and interest on, the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

(e)    In the event of any Event of Default specified in Section 5.1(vi), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within twenty (20) days after such Event of Default arose:

(1)    the Debt or guarantee that is the basis for such Event of Default has been discharged;

(2)    the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)    the default that is the basis for such Event of Default has been cured.

(f)    If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial

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Default will also be cured without any further action; and any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.23 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 4.23 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 5.3 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 5.4 Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive any past Default hereunder and its consequences. Notwithstanding anything to the contrary in this Indenture, no Holder nor the Trustee may waive any Default or Event of Default on behalf of another Holder, as applicable, in respect of , as applicable, in respect of:

(a)    the payment of the principal of, or interest on, any Note; or

(b)    a covenant or provision hereof which under Article IX cannot be modified or amended without the consent of the Holder of each Note outstanding.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 5.5 Control by Majority. The Holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under this Indenture; provided, that:

(a)    the Trustee may refuse to follow any direction that conflicts with law or this Indenture;

(b)    the Trustee may refuse to follow any direction that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; and

(c)    the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

Section 5.6 Limitation on Suits. No Holder has any right to pursue any remedy with respect to this Indenture or the Notes, unless: (i) the Holder gives to the Trustee notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made a written request to the Trustee to pursue a remedy; (iii) such Holder or Holders have offered to the Trustee indemnity or security satisfactory to the Trustee in its sole discretion against any loss, liability or expense; (iv) the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity; and (v) during such 30-day period the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with the request. It being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders in the case of any Event of Default, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all Holders. Such limitations do not, however, apply to a suit instituted by a Holder for the enforcement of the payment of the principal of, or interest on, such Note on or after the respective due dates expressed in such Note.

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Section 5.7 Unconditional Right of Holders To Receive Payment and to Convert. Subject to the provisions of Section 9.1(c), but notwithstanding any other provision of this Indenture, the absolute and unconditional right of any Holder to receive payment of principal of, and interest, if any, and the consideration due upon conversion of, if any, on the Notes held by such Holder in accordance with Article XI, on the respective due dates expressed in this Indenture or the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 5.8 Collection Suit by Trustee. If an Event of Default in Section 5.1(i) or 5.1(ii) occurs and is continuing, the Issuer shall, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal, and interest, and interest on any overdue principal and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 6.6 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel. If the Issuer fail to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

Section 5.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.6) and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their creditors or their property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any receiver, assignee, trustee, liquidator, custodian or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 6.6.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 5.10 Application of Money Collected. Subject to the Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article V (including upon realization of the Collateral, but subject to the Intercreditor Agreement), it shall pay out the money or property in the following order:

FIRST: to the Trustee, the Collateral Agent, the Agents and their respective attorneys and agents for amounts due under Section 6.6 hereof and the other Notes Documents, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Collateral Agent and the Agents and the costs and expenses of collection;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, and accrued and unpaid interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, and accrued and unpaid interest, if any, respectively; and

THIRD: to the Issuer, any Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 5.10. At least 30 days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states

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the record date, the payment date and amount to be paid or deliver such notice in accordance with the Applicable Procedures.

Section 5.11 Undertaking for Costs. A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit in the manner and to the extent provided in the Trust Indenture Act, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 5.11 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 5.7.

Section 5.12 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 5.13 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.7, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.14 Delay or Omission not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article V or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 5.15 Record Date. The Issuer may set a record date (which need not be within the time limits otherwise prescribed by Section 316(c) of the Trust Indenture Act) for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by this Indenture. Such record date shall be the later of five (5) days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.5 prior to such solicitation.

Section 5.16 Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

TRUSTEE

Section 6.1 Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing of which a Trust Officer of the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the

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same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default of which a Trust Officer of the Trustee has actual knowledge:

(1)    the Trustee need perform only those duties that are specifically set forth in this Indenture and the Trust Indenture Act and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture and the Collateral Documents (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein); however, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)    this subsection does not limit the effect of paragraph (b) of this Section 6.1;

(2)    the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 5.5 or Section 6.2; and

(4)    no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d)    The Trustee shall not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(e)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 6.1.

Section 6.2 Rights of Trustee.

(a)    The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, bond, debenture or other document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated therein.

(b)    Before the Trustee acts or refrains from acting, and at the expense of the Company, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall incur no liability and shall be fully protected for any action it takes or omits to take in accordance with such Officer’s Certificate or Opinion of Counsel.

(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the acts or omissions of any attorney or agent appointed with due care by it hereunder.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

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(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by an Officer of the Issuer or such Guarantor.

(f)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction (including, without limitation, with respect to any amounts payable by the Collateral Agent to a bank or securities intermediary under an account control agreement for fees, expenses, indemnities or other amounts).

(g)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents or compliance or performance or any covenant or agreement in this Indenture, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall not incur any liability or assume any additional obligation by reason of such inquiry or investigation.

(h)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated and indemnified under this Article VI, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to the Collateral Agent and to the Agents and to each other agent, custodian and Person employed to act hereunder.

(i)    The Trustee may request that the Issuer and each of the Guarantors shall deliver to the Trustee an Officer’s Certificate setting forth the names of individuals and/or titles of Officers of the Issuer and each Guarantor, as applicable, authorized at such time to take specified actions pursuant to this Indenture of the Issuer, the Notes and the Guarantees, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j)    Neither the Trustee nor the Collateral Agent shall be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Trust Officer of the Trustee or the Collateral Agent, as applicable, has actual knowledge thereof or the Trustee or the Collateral Agent, as applicable, shall have received from the Issuer or from any Holder written notice thereof at its address set forth in Section 10.2 and such notice references the Notes and this Indenture. In the absence of such actual knowledge or such notice, the Trustee and the Collateral Agent may conclusively assume that no such Default or Event of Default exists.

(k)    In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder or the other Notes Documents.

(m)    The Trustee and Collateral Agent may take direction from Required Holders as to matters described herein as being permitted with the consent of the Trustee or Collateral Agent.

(n)    The permissive right of the Trustee to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so.

(o)    Delivery of reports, information and documents to the Trustee under Section 4.23 is for informational purposes only and the Trustee’s receipt of the foregoing will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

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(p)    The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(q)    Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may rely upon an Officer’s Certificate.

Section 6.3 Individual Rights of the Trustee. The Trustee, any Agent or any Registrar in its individual or any other capacity (including in its capacity as an Agent) may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee, Collateral Agent or Agent. The Trustee is subject to Sections 310(b) and 311 of the Trust Indenture Act.

Section 6.4 Trustee’s Disclaimer. The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture and to authenticate the Notes. The Trustee shall not be accountable for the use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture nor shall it be responsible for the use or application of any money received by any Paying Agent other than the Trustee. None of the Trustee, the Collateral Agent, any Agent nor any of their respective directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Issuer, any Guarantor, or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party.

Neither the Trustee nor the Collateral Agent shall be responsible for and makes no representation as to the existence, genuineness, value or protection of or insurance with respect to any Collateral (except for the safe custody of Collateral in its possession), for the legality, effectiveness or sufficiency of this Indenture or any Collateral Document, or for the creation, perfection, priority, sufficiency or protection of any Lien, or for any act or omission of the Collateral Agent. Neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral.

Section 6.5 Reports by Trustee to Holders. Within 60 days after each December 30, beginning with December 30, 2024, the Trustee will mail to each Holder, as provided in Section 313(c) of the Trust Indenture Act, a brief report dated as of such December 30, if required by and in compliance with the requirements of Section 313(a) of the Trust Indenture Act, and file such reports with the SEC as required by Section 313(d) of the Trust Indenture Act. The Trustee shall mail to each Holder a brief report if and when required by, and in compliance with Section 313(b) of the Trust Indenture Act.

If a Default or Event of Default occurs and is continuing and if a Trust Officer of the Trustee has notice or knowledge as provided in Section 6.2(j), the Trustee shall deliver to Holders a notice of the Default or Event of Default within fifteen (15) Business Days after it occurs. Except in the case of a Default or Event of Default in (a) payment of principal of, or interest on, any Note, or (b) payment or delivery, as the case may be, of the consideration due upon conversion, the Trustee may withhold the notice if and so long as the Trust Officers of the Trustee (or a committee thereof) in good faith determines that the withholding of such notice is in the interest of the Holders.

Section 6.6 Compensation and Indemnity.

The Issuer, failing which the Guarantors, shall pay, from time to time, to the Trustee and the Collateral Agent such compensation as shall be agreed in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer, failing which the Guarantors, shall reimburse the Trustee and the Collateral Agent promptly upon request for all reasonable disbursements, advances or expenses incurred or made by it, including but not limited to costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders in addition to the compensation for its

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services. Such expenses shall include the reasonable compensation, disbursements, advances and expenses of the Trustee’s agents, accountants, experts and counsel.

The Issuer and the Guarantors, jointly and severally, shall defend, release and indemnify the Trustee, the Collateral Agent, Agents and their respective directors, officers, employees and agents (collectively, the “Indemnified Parties”) for, and hold each Indemnified Party harmless from any and against all loss, liability, actions, suits, proceedings at law or in equity, and any other expenses, fees or charges of any character or nature, (including attorneys’ fees and expenses) incurred by each Indemnified Party or with which such Indemnified Party may be threatened, without willful misconduct or gross negligence (each as finally adjudicated by a court of competent jurisdiction) on such Indemnified Party’s part arising out of or in connection with the administration of this Indenture and the other Notes Documents and the performance of such Indemnified Party’s duties hereunder and thereunder (including, without limitation, (i) the costs and expenses of enforcing the Notes Documents against the Issuer and the Guarantors (including this Section 6.6) and defending itself against any claim, whether asserted by the Issuer, the Guarantors, any Holder or any other Person, or liability in connection with the execution and performance of any of its powers and duties under this Indenture and the other Notes Documents, (ii) any Environmental Liability and (iii) any amounts payable by the Collateral Agent to a bank, securities intermediary or other institution maintaining a Deposit Account, Securities Account or Commodity Account under a Control Agreement or any other control agreement for fees, expenses, indemnities or other amounts payable to such bank, securities intermediary or other institution). The Trustee or such other Indemnified Party shall notify the Issuer promptly of any claim for which an Indemnified Party may seek indemnity. Failure by the Trustee or such other Indemnified Party to so notify the Issuer shall not relieve the Issuer or any Guarantor of its obligations hereunder. The Issuer shall, at the applicable Indemnified Party’s sole discretion, defend the claim and such Indemnified Party shall reasonably cooperate and may participate at the Issuer’s expense in such defense. Alternatively, the applicable Indemnified Party may at its option have separate counsel of its own choosing and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent may not be unreasonably withheld. The Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

To secure the Issuer’s payment obligations in this Section 6.6, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture.

When an Indemnified Party incurs expenses after the occurrence of a Default specified in Section 5.1(ix) with respect to the Issuer, the Guarantors, or any Subsidiary, the expenses are intended to constitute expenses of administration under any applicable bankruptcy law.

The obligations of the Issuer and the Guarantors under this Section 6.6 and any claim or lien arising hereunder shall survive the resignation or removal of the Trustee, the Collateral Agent or any Agent, the satisfaction and discharge of the Issuer’s obligations pursuant to Article VIII and any rejection or termination under any applicable bankruptcy law, and the termination of this Indenture.

Section 6.7 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor trustee shall become effective only upon the successor trustee’s acceptance of appointment as provided in this Section 6.7.

The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Issuer. Any Trustee that has resigned or has been removed shall remain subject to Section 311(a) of the Trust Indenture Act to the extent provided therein. The Holders of a majority in outstanding principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer. The Issuer shall remove the Trustee if:

(a)    the Trustee fails to comply with Section 6.9;

(b)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

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(c)    a custodian or public officer takes charge of the Trustee or its property; or

(d)    the Trustee otherwise becomes incapable of acting pursuant to the provisions of this Indenture.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor trustee. Within one year after the successor trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor trustee to replace the successor trustee appointed by the Issuer.

If a successor trustee does not take office within 30 days after the retiring Trustee resigns or is removed, such retiring Trustee (at the expense of the Issuer), the Issuer or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 6.9, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee.

A successor trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to such Trustee hereunder have been paid and subject to the Lien provided for in Section 6.6.

Notwithstanding replacement of the Trustee pursuant to this Section 6.7, the Issuer’s and the Guarantors’ obligations under Section 6.6 shall continue for the benefit of the retiring Trustee.

Section 6.8 Successor Trustee by Merger, Etc. If the Trustee, the Collateral Agent or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another Person, the successor Person without any further act shall be the successor Trustee or any Agent, as applicable. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 6.9 Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is an entity organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. Such Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act § 310(a)(l), (2) and (5). Such Trustee is subject to Trust Indenture Act § 310(b) including the provision in § 310(b)(1) and (3); provided that there shall be excluded from the operation of Trust Indenture Act § 310(b)(1) any indenture or indentures under which other securities, or conflicts of interest or participation in other securities, of the Issuer or the Guarantors are outstanding if the requirements for exclusion set forth in Trust Indenture Act § 310(b)(1) are met.

Section 6.10 Collateral Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby (i) authorize and direct the Trustee and Collateral Agent, as the case may be, to execute and deliver Collateral Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any

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Collateral Documents executed after the Issue Date in accordance with this Indenture, (ii) accept and acknowledge the terms of the Collateral Documents, (iii) appoint and authorize the Collateral Agent, as Collateral Agent for itself, the Trustee and the Holders under the Collateral Documents, to take such action as agent on their behalf and on behalf of all other Secured Parties (as defined in the Collateral Documents) and to exercise such powers under the Collateral Documents as are delegated to the Collateral Agent by the terms thereof, and (iv) accept and acknowledge the terms of the Collateral Documents applicable to them and agree to be bound by the terms thereof. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Collateral Documents (or any other applicable intercreditor agreements referred to herein from time to time), the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements). Each of the Holders by acceptance of the Notes agrees that upon the Collateral Agents’ entry into the Collateral Documents, the Holders shall be subject to and bound by the provisions of the Collateral Documents in their capacity as holders of [Obligations and as Secured Parties]10 (as each such term is defined in the Intercreditor Agreement).

Section 6.11 Reserved.

Section 6.12 Preferential Collection of Claims Against Corporation. The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated therein, excluding, as applicable, any creditor relationship listed in Section 311(b) of the Trust Indenture Act.

DEFEASANCE; DISCHARGE OF THIS INDENTURE

Section 7.1 Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, by delivery of an Officer’s Certificate, at any time, elect to have either Section 7.2 or Section 7.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VII.

Section 7.2 Legal Defeasance. Upon the Issuer’s exercise under Section 7.1 of the option applicable to this Section 7.2, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 7.4, be deemed to have been discharged from their obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Obligations represented by the Notes, the Notes Documents and the Guarantees, which shall thereafter be deemed to be outstanding only for the purposes of Section 7.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other Obligations under such Notes, the other Notes Documents and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer, shall execute instruments acknowledging the same), and this Indenture shall cease to be of further effect as to all such Notes and Guarantees, except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, the Fundamental Change Purchase Price, if then payable, interest on, and the consideration due upon conversion of their Notes on or after the respective due dates expressed or provided for in this Indenture and the Notes from the trust funds referred to in Section 7.4(1); (b) the Issuer’s obligations with respect to such Notes under [Section 2.2, Section 2.3, Section 2.4, Section 2.6, Section 2.7, Section 2.10,] and Section 4.21; (c) the rights, powers, trusts, duties and immunities of the Trustee or the Collateral Agent, including without limitation thereunder, under Section 6.6 and the obligations of the Issuer and the Guarantors in connection therewith; and (d) the provisions of this Article VII. Subject to compliance with this Article VII, the Issuer may exercise its option under this Section 7.2 notwithstanding the prior exercise of its option under Section 7.3. If the Issuer exercise

[10]	Note to Draft: To check definitions against the Intercreditor Agreement.

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their Legal Defeasance option, each Guarantor (and the related Liens on the Collateral securing the Notes), if any, shall be released from all its obligations under its Guarantee, and the Trustee shall execute a release of such Guarantee.

Section 7.3 Covenant Defeasance. Upon the Issuer’s exercise under Section 7.1 above of the option applicable to this Section 7.3, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 7.4 below, be released from its obligations under [Section 3.2, Section 4.3, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.11, Section 4.12, Section 4.16,] and the [Collateral Documents] and all Liens on the Collateral shall be released on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 5.1, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

Section 7.4 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 7.2 or Section 7.3 to the outstanding Notes:

(1)    the Issuer must irrevocably deposit or cause to be deposited with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. dollars, U.S. Government Obligations or a combination thereof, and solely to satisfy the Issuer’s obligations to deliver shares of Common Stock pursuant to Article XII to the extent that a Holder has previously exercised its conversion rights in accordance with Section 11.1(a) and not yet received such shares of Common Stock, shares of Common Stock, in each case, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Issuer and delivered to the Trustee, to pay the principal of and interest (entirely in Cash Interest), on the outstanding Notes, and satisfy any obligations to deliver shares of Common Stock pursuant to Article XII to the extent that a Holder has previously exercised its conversion rights in accordance with Section 11.1(a) and not yet received such shares of Common Stock, on the stated date for payment thereof or on the applicable repurchase date or conversion date, as applicable.

(2)    in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions:

(A)    the Issuer has received from, or there has been published by the United States Internal Revenue Service, a ruling, or

(B)    since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3)    in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming, subject to customary assumptions and exclusions, that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

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(4)    no Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings),

(5)    the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound,

(6)    the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7)    the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel to the effect that the conditions precedent provided for in clauses (1) through (6) of this Section 7.4 have been complied with.

To the extent the aggregate amount of U.S. dollars, U.S. Government Obligations, shares of Common Stock or a combination thereof deposited by the Issuer pursuant to this Section 7.4 exceeds the aggregate amount sufficient to pay the principal of and interest, on the outstanding Notes, or Issuer’s obligations to deliver shares of Common Stock pursuant to Article XII to the extent that a Holder has previously exercised its conversion rights in accordance with Section 11.1(a) and not yet received such shares of Common Stock, then promptly after the satisfaction and discharge of this Indenture, the Trustee shall return such excess U.S. dollars, U.S. Government Obligations, shares of Common Stock or a combination thereof, as the case may be, to the Issuer.

If the Issuer exercise their Legal Defeasance option or their Covenant Defeasance option, all Liens on the Collateral in favor of the Collateral Agent will be released and the Collateral Documents shall cease to be of further effect, solely with respect to the Notes, all without delivery of any instrument or performance of any act by any party.

Section 7.5 Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 7.6, all U.S. dollar and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 7.5, the “Deposit Trustee”) pursuant to Section 7.2, Section 7.3, Section 7.4 or Section 7.8 in respect of the outstanding Notes shall be held and in trust (but money need not be segregated from other funds except to the extent required by law), shall not be invested, and shall be applied by the Deposit Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Issuer or any Subsidiary acting as Paying Agent) as the Deposit Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal and interest.

The Issuer shall pay and indemnify the Deposit Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 7.2, Section 7.3, Section 7.4 or Section 7.8 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VII to the contrary notwithstanding, the Deposit Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any U.S. dollars or non-callable U.S. Government Obligations held by it as provided in Section 7.2, Section 7.3, Section 7.4 or Section 7.8 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Deposit Trustee (which may be the Opinion of Counsel delivered under Section 7.4(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance or satisfaction and discharge, as the case may be.

Section 7.6 Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, or interest on, any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall

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be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 7.7 Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 7.2, Section 7.3, Section 7.4 or Section 7.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer and the Guarantors under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 7.2, Section 7.3, Section 7.4 or Section 7.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 7.2, Section 7.3, Section 7.4 or Section 7.8, as the case may be; provided, however, that, if the Issuer makes any payment of the principal of, or interest on, any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 7.8 Discharge. This Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled and the rights, protections and immunities of the Trustee) as to all outstanding Notes when either:

(a)    all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust), have been delivered to the Trustee for cancellation; or

(1)    all Notes not delivered to the Trustee for cancellation otherwise (A) have become due and payable, or (B) will become due and payable within one year and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, U.S. dollars,

U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Issuer and delivered to the Trustee to pay and discharge the entire Indebtedness (including all principal and accrued interest (entirely in Cash Interest)) on the Notes not theretofore delivered to the Trustee for cancellation;

(2) the Issuer has paid or caused to be paid all other sums payable by it under this Indenture; and

(3)    the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity.

In addition, the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

After the Notes are no longer outstanding, the Issuer’s and the Guarantors’ obligations in Section 6.6 shall survive any discharge pursuant to this Section 7.8.

If this Indenture shall be discharged pursuant to this Section 7.8, all Liens on the Collateral in favor of the Collateral Agent for the benefit of the [Secured Parties] will be released and the Collateral Documents, solely with respect to the Notes, shall cease to be of further effect, all without delivery of any instrument or performance of any act by any party.

After such delivery or irrevocable deposit and receipt of the Officer’s Certificate and Opinion of Counsel, the Trustee, upon written request, shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

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AMENDMENT, SUPPLEMENT AND WAIVER

Section 8.1 Without Consent of Holders. The Issuer, when authorized by a resolution of its Board of Directors (as evidenced by the delivery of such resolution to the Trustee), the Guarantors and the Trustee (and, with respect to any Collateral Document, the Collateral Agent) may modify, amend or supplement this Indenture, any Collateral Document, any Guarantee or the Notes without notice to or consent of any Holder:

(a)    to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants in this Indenture and in the Notes in accordance with Article IV;

(b)    to add to the Issuer’s covenants and those of any Guarantor or any other obligor upon the Notes for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor or any other obligor upon the Notes, as applicable, in this Indenture, in the Collateral Documents, in the Notes or in any Guarantees;

(c)    to cure any ambiguity, or to correct or supplement any provision in this Indenture, the Notes, the Collateral Documents or any Guarantees that may be defective or inconsistent with any other provision in this Indenture, the Notes, the Collateral Documents or any Guarantees or make any other modifications with respect to matters or questions arising under this Indenture, the Notes or any Guarantees; provided, that, in each case, such provisions shall not materially adversely affect the interests of the Holders;

(d)    to release any Guarantor in accordance with and if permitted by the terms of and limitations set forth in this Indenture or to add a Guarantor or other guarantor under this Indenture or the Collateral Documents;

(e)    to evidence and provide the acceptance of the appointment of a successor Trustee or collateral agent under this Indenture and the Collateral Documents;

(f)    to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Collateral Agent, the Trustee and the Holders as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted for the benefit of the Collateral Agent, the Trustee and the Holders pursuant to this Indenture or otherwise or to release any Lien to the extent permitted hereby;

(g)    to provide for the issuance of Additional Notes in accordance with and if permitted by the terms of and limitations set forth in this Indenture;

(h)    to conform any provision to the New Secured Convertible Notes Term Sheet (as defined in the Plan of Reorganization) appended to the Plan of Reorganization;

(i)    to secure the Notes or the Guarantees or to add additional assets as Collateral;

(j)    to release Collateral from the Lien pursuant to this Indenture or the Collateral Documents when permitted or required by this Indenture or the Collateral Documents; or

(k)    to comply with any requirement of the SEC in connection with qualifying this Indenture under the Trust Indenture Act or maintaining such qualification thereafter.

In addition, the Issuer, the Trustee and the Collateral Agent may amend the Intercreditor Agreement and the Collateral Documents to provide for the addition of any creditors to such agreements to the extent a pari passu lien for the benefit of such creditor is permitted by the terms of this Indenture and may enter into an intercreditor agreement with creditors for whom a junior lien on the Collateral is to be granted, provided the Issuer delivers an Officer’s Certificate to the Trustee and Collateral Agent certifying that the terms thereof are customary, the intercreditor agreement is permitted by the terms of this Indenture and that the Trustee and Collateral Agent are authorized to enter into an intercreditor agreement. Upon delivery of the aforementioned Officer’s Certificate, the Trustee and Collateral

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Agent may request an Opinion of Counsel confirming that the intercreditor agreement is permitted under this Indenture.

Section 8.2 With Consent of Holders.

(a)    Except as provided below in Section 8.2(b) below and Section 5.4 and Section 5.5, without prejudice to Section 8.1, the Issuer, the Guarantors and the Trustee (and with respect to the Collateral Documents, the Collateral Agent) may amend or supplement this Indenture, the Notes, the Guarantees and the Collateral Documents with the written consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, or interest on, the Notes) or compliance with any provision of this Indenture, the Notes, the Guarantees or the Collateral Documents may be waived with the written consent of the Holders of a majority in principal amount of the then-outstanding Notes (including Additional Notes, if any) (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

It shall not be necessary for the consent of the Holders under this Section 8.2 to approve the particular form of any proposed amendment, waiver or consent, but it shall be sufficient if such consent approves the substance thereof.

(b)    Without the consent of the Holder of each outstanding Note affected thereby, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 5.4 and an amendment, modification or supplement pursuant to Section 8.1, may:

(i)    change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(ii)    reduce (or have the effect of reducing) the principal amount of any Note or the rate of or change the time for payment of interest on any Note or any rate applicable to any fee, reimbursement or indemnity obligation, or any other amount payable or obligation owing to any Holder;

(iii)    forgive, waive, delay, or reduce the amount of, any payment of any principal, interest, fee, reimbursement or indemnity obligation, or any other amount payable to any Holder or under any Notes Document, including in connection with any mandatory prepayment or conversion owing to such Holder;

(iv)    change the coin or currency in which the principal of any Note or form of (including from cash-pay to paid-in-kind), or any the interest thereon is payable to paid in any coin or currency other than Dollars in immediately available funds in the form of Cash;

(v)    waive, amend or modify any provision of any Notes Document if the effect thereof would be to deprive any Holder of its equal and ratable share of any payment that is otherwise required to be made to it on an equal and ratable basis pursuant to this Indenture as in effect on the Issue Date, whether applicable prior to or after an Event of Default, and including pursuant to the Intercreditor Agreement or any other intercreditor agreement, subordination agreement or other agreement among creditors other than the New Miner Equipment Intercreditor Agreement;

(vi)    unless otherwise permitted pursuant to the Notes Documents (a) subordinate (or permit the subordination of) (i) any Note (or any series or tranche of Note) or any Obligation, or any right to any payment on account of any Note or Obligation, to any other Debt or other obligations (such other Debt or obligations, “Subject Debt”), or (ii) any Liens on any Collateral securing any Obligations to any Liens thereon securing any Subject Debt, or (b) permit the ranking or priority of any Note or Obligation, or any Lien on any Collateral, to be impaired or otherwise adversely affected (including pursuant to the creation of any series of Loans having priority over any other series);

(vii)    [reserved.];

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(viii)    [reserved.];

(ix)    amend any payment provision in a manner that would alter the pro rata sharing of payments required thereby;

(x)    (a) permit (i) the release of all or substantially all of the Collateral (or value thereof) from the Liens securing the Obligations (except upon full payment thereof) or (ii) the release of any Lien on any property or assets securing the Obligations, or (b) modify the Collateral Documents, except, with respect to foregoing clause (a) or (b), in the circumstances expressly set forth in the Collateral Documents or this Indenture;

(xi)    permit (a) the release of all or substantially all of the Guarantees of the Obligations (or value thereof), or of the Guarantors from any of their obligations (including their Guarantee Obligations or other obligations under any Guarantee, this Indenture or any other Notes Document) (except upon full payment thereof), or (b) any Subsidiary to be released from its Guarantee of the Obligations, except, with respect to foregoing clause (a) or (b), in the circumstances expressly set forth in this Indenture;

(xii)    permit any Subsidiary to become or be designated as “unrestricted” under, or released or exempted from any obligation or requirement applicable to Subsidiaries under the Notes Documents (including any affirmative or negative covenant, further assurance provision or Guarantee or collateral obligation);

(xiii)    [reserved.];

(xiv)    unless otherwise permitted pursuant to the Notes Documents in effect on the Issue Date, permit any modification to the Intercreditor Agreement (or any other intercreditor agreement, subordination agreement, agreement among creditors or similar) if the effect thereof would be the same or substantially to the same as anything that, if effectuated pursuant to a modification to, or consent under, this Indenture, would have required the consent of each Holder;

(xv)    enter into any intercreditor agreement, subordination agreement, agreement among creditors or similar agreement or arrangement (or any amendment or modification to any such existing agreement) at any time that is adverse to the rights, interests, or Notes, or Liens securing the Obligations (unless otherwise provided for in this Indenture or the Collateral Documents);

(xvi)    impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of conversion, on or after the conversion date);

(xvii)    after the occurrence of a Fundamental Change, amend, change or modify the obligation to make and consummate a Fundamental Change Offer in accordance with Section 3.2, as applicable, including, in each case, amending, changing or modifying any definition relating thereto;

(xviii)    [reserved.];

(xix)    modify any of the provisions of this Article VIII relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby;

(xx)    permit the assignment or transfer by the Issuer of all of its rights and obligations under this Indenture or any other Notes Document;

(xxi)    make any change to any provisions of this Indenture affecting the ranking or subordination provisions of the Notes or the Guarantees, in each case, in a manner that adversely affects the rights of the Holders (other than as expressly permitted by this Indenture or the Intercreditor Agreement); and

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(xxii)    make any change in Section 4.26 that adversely affects the rights of any Holder or amend the terms of the Notes or this Indenture in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, modification, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement or waiver.

Section 8.3 Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article VIII shall conform to the requirements of the Trust Indenture Act.

Section 8.4 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article VIII, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Section 8.5 Notation on or Exchange of Notes. If an amendment, modification or supplement changes the terms of a Note, the Issuer or the Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

Section 8.6 Payment for Consent. The Issuer shall not, and shall not permit any of their Subsidiaries to, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the provisions of this Indenture or any other Notes Document, unless, in each case, such consideration (which includes the opportunity to participate in any financing entered into in connection with such consent, waiver or amendment to the extent the financing is offered to any holder of Notes as consideration for, or as an inducement to provide, such consent, waiver or amendment) is offered to all Holders of Notes on a ratable basis and otherwise on the same terms.

Section 8.7 Notice of Amendment or Waiver. Promptly after the execution by the Issuer and the Trustee and the Collateral Agent, if applicable, of any supplemental indenture or waiver pursuant to the provisions of Section 9.1, the Issuer shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 13.2(b), setting forth in general terms the substance of such supplemental indenture or waiver.

Section 8.8 Trustee and Collateral Agent To Sign Amendments, Etc. The Trustee and the Collateral Agent, as applicable, shall execute any amendment, supplement or waiver authorized pursuant and adopted in accordance with this Article VIII; provided, that the Trustee and the Collateral Agent may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s or the Collateral Agent’s own rights, duties or immunities under this Indenture or the other Notes Documents. The Trustee and the Collateral Agent shall be entitled to receive, if requested, an indemnity or security reasonably satisfactory to it and to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article VIII is authorized or permitted by this Indenture. Such Opinion of Counsel shall be an expense of the Issuer.

GUARANTEE

Section 9.1 Notes Guarantees.

(a)    Each Guarantor hereby fully and, including any limitations set forth in any notation of Guarantee and the limitations on the effectiveness and enforceability set forth in Section 9.3, unconditionally guarantees, on a secured, joint and several basis, in each case to each Holder and to the Trustee the Collateral Agent and their respective

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successors and assigns on behalf of each Holder, the full payment of principal of, or interest, if any, on, the Notes, and all other monetary obligations of the Issuer under this Indenture and the Notes (including obligations to the Trustee and the Collateral Agent) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with this Indenture, in accordance with the terms of this Indenture. The Guarantors further agree that the Notes guaranteed hereby may be extended or renewed, in whole or in part, without notice or further assent from the Guarantors and that the Guarantors will remain bound under this Article IX notwithstanding any extension or renewal of any obligation guaranteed hereby. All payments under each Guarantee will be made in dollars.

(b)    The Guarantors hereby agree that their obligations hereunder shall be as if they were each principal debtor and not merely surety, unaffected by, and irrespective of, any invalidity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce the provisions of any Note or this Indenture, any waiver, modification or indulgence granted to the Issuer with respect thereto by the Holders or the Trustee or the Collateral Agent, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided, that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the Guarantors increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. The Guarantors hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require that the Trustee or Collateral Agent pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under a Guarantee (including, for the avoidance of doubt, any right which a Guarantor may have to require the seizure and sale of the assets of the Issuer to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against such Guarantor or its assets), protest or notice with respect to any Note or the Debt evidenced thereby and all demands whatsoever, and each covenant that their Guarantee will not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Section 9.3. If at any time any payment of the principal of, or interest, if any, on, such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.

(c)    The Guarantors also agree to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Collateral Agent or any Holder in enforcing any rights under this Section 9.1.

Section 9.2 Subrogation.

(a)    Each Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to such Holders by such Guarantor pursuant to the provisions of its Guarantee.

(b)    The Guarantors agree that they shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations. The Guarantors further agree that, as between them, on the one hand, and the Holders and the Trustee and the Collateral Agent, on the other hand, (x) the Maturity of the Notes guaranteed hereby may be accelerated as provided in Section 6.2 for the purposes of the Guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Notes guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 5.2, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Guarantee.

Section 9.3 Limitation and Effectiveness of Guarantees. Each Guarantee is limited to (i) an amount not to exceed the maximum amount that can be guaranteed by the Guarantor that gave such Guarantee without rendering such Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or (ii) the maximum amount otherwise permitted by law.

Section 9.4 Notation Not Required. Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof.

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Section 9.5 Successors and Assigns. This Article Nine shall be binding upon the Guarantors and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Collateral Agent, and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee or the Collateral Agent, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

Section 9.6 No Waiver. Neither a failure nor a delay on the part of either the Trustee, the Collateral Agent or the Holders in exercising any right, power or privilege under this Article IX shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Collateral Agent and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article IX at law, in equity, by statute or otherwise.

Section 9.7 Modification. No modification, amendment or waiver of any provision of this Article IX, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee and the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstance.

Section 9.8 Release of Guarantees. A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged (and all Liens granted pursuant to any Collateral Document upon any Collateral of such Guarantor automatically released), and no further action by such Guarantor, the Issuer, the Collateral Agent or the Trustee is required for the release of such Guarantor’s Guarantee upon:

(a)    any direct or indirect sale, exchange or transfer (by merger, consolidation or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Subsidiary or (ii) all or substantially all the assets of such Guarantor which sale, exchange or transfer is made in a manner not in violation of the applicable provisions of this Indenture;

(b)    the release or discharge of the guarantee by such Guarantor of the Senior Credit Facility or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c)    the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with this Indenture or the Issuer’s obligations under this Indenture being discharged in accordance with the terms of this Indenture; or

(d)    the applicable Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the Notes or other exercise of remedies in respect thereof in accordance with the Intercreditor Agreement, then such Guarantor or the entity acquiring the property (in the event of a sale or other disposition of all of the assets of the Guarantor) will be released and relieved of any obligations under its Guarantee, except in the event of a sale or other disposition to the Issuers or any other Guarantor.

Prior to (or concurrent with) the release of any Guarantee of any Guarantor hereunder, the Issuer shall deliver to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such release have been complied with.

Upon request of the Issuer, the Trustee and the Collateral Agent shall evidence such release by a supplemental indenture or other instrument which may be executed by the Trustee without the consent of any Holder.

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MISCELLANEOUS

Section 10.1 Trust Indenture Act of 1939. This Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act.

Section 10.2 Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile transmission addressed as follows:

If to the Issuer or any Guarantor:

Core Scientific, Inc.

210 Barton Springs Road, Suite 300

Austin, Texas 78704

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile: (212) 310-8007

Attention: Merritt S. Johnson

Email: merritt.johnson@weil.com

If to the Trustee:

Wilmington Trust, National Association

Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Facsimile: 612-217-5651

Attention: Core Scientific Notes Administrator

If to the Collateral Agent:

Wilmington Trust, National Association

Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Facsimile: 612-217-5651

Attention: Core Scientific Notes/Collateral Administrator

The Issuer, any Guarantor, the Trustee or the Collateral Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be delivered pursuant to the Applicable Procedures (in the case of a Global Note) or mailed, to the Holder at the Holder’s address as it appears on the registration books of the Registrar (if a certificated Note) and shall be sufficiently given if so delivered or mailed within the time prescribed. Any notice or communication will also be so mailed or delivered electronically to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Notwithstanding any provision of this Indenture to the contrary, so long as the Notes are evidenced by Global Notes, any notice to the Holders shall be sufficient if given in accordance with the Applicable Procedures within the time prescribed.

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Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Any notice or communication to the Issuer or any Guarantor shall be deemed given or made as of the date so delivered if personally delivered or if delivered electronically, in PDF format; when receipt is acknowledged, if telecopied; and seven (7) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or Collateral Agent shall only be deemed delivered upon receipt.

If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or Collateral Agent shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or the Notes, where this Indenture or any Note provides for notice of any event (including any notice of redemption, purchase or conversion) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary pursuant to its Applicable Procedures, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 10.3 Communication by Holders of Notes with Other Holders of Notes. The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or the Notes are as provided by the Trust Indenture Act, and the Issuer and the Trustee shall comply with Section 312(b) of the Trust Indenture Act and the Trustee shall provide to any Holder the information specified under Section 312 of the Trust Indenture Act with respect to other Holders as is required under, and subject to the terms of, the Trust Indenture Act. In accordance with Section 312(c) of the Trust Indenture Act, none of the Issuer, the Guarantors, the Trustee nor anyone else will be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the Trust Indenture Act.

Section 10.4 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any Guarantor to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the issuance of the Initial Notes on the date hereof), the Issuer or any Guarantor, as the case may be, shall furnish upon request to the Trustee:

(a)    an Officer’s Certificate (which shall include the statements set forth in Section 10.5 hereof) in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture and the other Notes Documents relating to the proposed action have been complied with; and

(b)    an Opinion of Counsel (which shall include the statements set forth in Section 10.5 hereof) in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Any Officer’s Certificate may be based, insofar as it relates to legal matters, upon an opinion of counsel, unless the officer signing such certificate knows, or in the exercise of reasonable care should know, that such opinion of counsel with respect to the matters upon which such Officer’s Certificate is based are erroneous. Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon certificates of public officials or an officer’s certificate stating that the information with respect to such factual matters is in the possession of the Issuer and include other customary qualifications and exclusions.

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Section 10.5 Statements Required in Certificate or Opinion. Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)    a statement that each Person signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of each such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)    a statement as to whether, in the opinion of each such Person, such condition or covenant has been complied with.

Section 10.6 Rules by Trustee, the Paying Agent and the Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 10.7 No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder, partner or member of the Issuer or any Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or this Indenture or of any Guarantor under its Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

Section 10.8 Legal Holidays. If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Record Date is not a Business Day, the Record Date shall not be affected.

Section 10.9 Governing Law; Conflict with Trust Indenture Act; Consent to Jurisdiction; Waiver of Jury Trial. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Additionally, this Indenture, the Notes and each supplemental indenture shall be subject to the mandatory provisions of the Trust Indenture Act that are required to be part of this Indenture, the Notes or any supplemental indenture and shall, to the extent applicable and as not otherwise provided for herein or therein, as applicable, be governed by such provisions and, if and to the extent that any provision hereof or thereof limits, qualifies or conflicts with any mandatory provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern this Indenture, the Notes or any supplemental indenture, the Trust Indenture Act provision shall control (and notwithstanding any provisions of this Indenture, the Notes or any supplemental indenture to the contrary).

For greater certainty, if and to the extent that, the Notes or any supplemental indenture or applicable law limits, qualifies or conflicts with the duties imposed by the mandatory provisions of Sections 310 to 318, inclusive, of the Trust Indenture Act, or conflicts with any provision required by or deemed to be included in this Indenture, the Notes or any supplemental indenture by operation of such Trust Indenture Act sections (and notwithstanding any provisions of this Indenture, the Notes or any supplemental indenture to the contrary, as applicable), the Trust Indenture Act shall control unless otherwise provided for herein or therein as to non-mandatory provisions of the Trust Indenture Act, as applicable. The Issuer and the Trustee agree to comply with all mandatory provisions of the Trust Indenture Act applicable to or binding upon it in connection with this Indenture, the Notes and any supplemental indenture.

The Issuer and each Guarantor agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or federal court in the Borough of Manhattan, New York, New York, and any appellate court

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from any thereof, and each of them irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuer and the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or any Guarantor, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or any Guarantor, as the case may be, are subject by a suit upon such judgment; provided, that service of process is effected upon the Issuer or any Guarantor, as the case may be, in the manner provided by this Indenture.

EACH OF THE PARTIES TO THIS INDENTURE HEREBY, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREBY, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10 No Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 10.11 Successors. All agreements of the Issuer and any Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 10.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

Section 10.13 Table of Contents, Cross-Reference Sheet and Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 10.14 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.15 Force Majeure. Neither the Trustee nor the Collateral Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Indenture or any other Notes Document arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility..

Section 10.16 Counterparts. This Indenture may be signed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Indenture, the Notes, the other Notes Documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Indenture, the Notes or any other Notes Document or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or the other Notes Documents or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may

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be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee, Collateral Agent, Paying Agent, Transfer Agent or Registrar acts on any Executed Documentation sent by electronic transmission, it will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (i) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (ii) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee, Collateral Agent, Paying Agent, Transfer Agent and Registrar shall each conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee, Collateral Agent, Paying Agent, Transfer Agent or Registrar acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 10.17 USA Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States, the Trustee and the Collateral Agent are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and the Collateral Agent. Accordingly, the Issuer and each Holder shall provide to the Trustee and the Collateral Agent, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and the Collateral Agent to comply with such laws, rules, regulations and executive orders.

Section 10.18 Acts of Holders.

(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing (or, with respect to Global Notes, otherwise in accordance with the rules and Applicable Procedures of the Depositary); and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 10.18.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)     The ownership of Notes shall be proved by the register maintained by the Registrar hereunder.

(d)    Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

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(e)    If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a board resolution of the Issuer’s Board of Directors, fix in advance a record date, which record date shall not be more than thirty (30) days prior to the commencement of solicitation of such request, demand, authorization, direction, notice, consent, waiver or other Act, for the determination of Persons who are beneficial owners of interests in any Global Note held by the Depositary entitled under the procedures of the Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any such request, demand, authorization, direction, notice, consent, waiver or other Act provided in this Indenture to be made, given or taken by Holders, where such request, demand, authorization, direction, notice, consent, waiver or other action is requested by the Issuer, but the Issuer shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

Section 10.19 Calculations in Respect of the Notes. Except as otherwise provided above, the Issuer will be responsible for making all calculations under the Notes and this Indenture. These calculations include, but are not limited to, determinations of the sales prices of the Common Stock, the Daily VWAPs, accrued interest payable on the Notes and the Conversion Rate of the Notes. The Issuer will make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on Holders of Notes. The Issuer will provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and the Conversion Agent is entitled to rely conclusively upon the accuracy of the Issuer’s calculations without independent verification. The Trustee will forward the Issuer’s calculations to any Holder of Notes upon the request of that Holder. In no event shall the Trustee, Registrar or Conversion Agent have any responsibility for any calculations called for under the Notes or this Indenture. Neither the Trustee nor the Conversion Agent shall have any responsibility or obligation to determine when and if any Notes may be converted at any time or to notify the Issuer, the Depositary or any Holder of Notes if the Notes have become convertible.

CONVERSION

Section 11.1 Optional Conversion.

(a)    Subject to and upon compliance with the provisions of this Article XI, each Holder shall have the right, at such Holder’s option, at any time prior to the close of business on the Business Day immediately preceding the Stated Maturity, to convert all or a portion of such Holder’s Notes (provided that any amount to be converted is a minimum of $1.00 in principal amount or an integral multiple thereof) into Common Stock (any conversion pursuant to this paragraph, an “Optional Conversion” and the date of any such conversion, an “Optional Conversion Date”) at an initial conversion rate (subject to adjustment as described below, the “Conversion Rate”) of [●] shares of Common Stock per $1,000 principal amount of Notes (equal to an initial Conversion Price of $[●] per share of Common Stock).11

(b)    In each case in accordance with the terms of this Article XI, the Issuer may elect to deliver shares of Common Stock together with cash, if applicable, in lieu of any fractional shares of Common Stock (“Physical Settlement”), or a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of any fractional shares of Common Stock (“Combination Settlement”), at the Issuer’s option, in connection with any Optional Conversion. Any cash that is delivered by the Issuer pursuant to a Combination Settlement shall be equal to the product of (A) the applicable Conversion Price of the Common Stock and (B) the number of shares of Common Stock that would have been delivered in lieu of such cash if the Issuer had elected Physical Settlement; provided,

[11]	Note to Draft: To be populated based on a total enterprise value of $1,650,000,000.

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further, that such cash amount shall not be greater than an amount equal to the par value of the Notes being converted in connection with such Optional Conversion.

Section 11.2 Mandatory Conversion.

(a)    The Issuer shall convert (a “Mandatory Conversion”) the aggregate principal amount of Notes then outstanding into a number of shares of Common Stock computed pursuant to the Conversion Price then in effect (plus cash, if applicable, in lieu of fractional shares) if the Daily VWAP of the Common Stock for any 20 consecutive Trading Days is greater than or equal to [●]% of the Conversion Price (as adjusted), calculated based on the average of the Daily VWAPs of the Common Stock for such period (a “Mandatory Conversion Event”).12 Upon the occurrence of a Mandatory Conversion Event, the Issuer shall deliver a notice (a “Mandatory Conversion Notice”) to the Holders, the Trustee and the Conversion Agent (if other than the Trustee) not later than the open of business on the second Business Day following such Mandatory Conversion Event, which notice shall specify the date on which the Mandatory Conversion shall occur, which date shall not be later than the second Business Day following delivery of such Mandatory Conversion Notice (the “Mandatory Conversion Date”).

(b)    Notwithstanding the foregoing, a Mandatory Conversion shall not occur if, as evidenced by an Officer’s Certificate delivered to the Trustee and the Conversion Agent (if other than the Trustee) on the Mandatory Conversion Date, either of the conditions listed below is not satisfied on the Mandatory Conversion Date:

(1)    the Common Stock to be delivered upon such conversion is listed or quoted on any of NYSE American, The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market, or The NASDAQ Capital Market (or any of their respective successors), The Nasdaq Global Select Market, The New York Stock Exchange, or any of their respective successors (each, an “Eligible Market”) and shall not then be suspended from trading on such Eligible Market as of the Mandatory Conversion Date; and

(2)     no Event of Default shall have occurred and be continuing as of the Mandatory Conversion Date.

(c)    The Issuer shall not issue fractional shares of Common Stock upon a Mandatory Conversion. Instead, the Issuer shall pay the cash value of such fractional shares based upon the closing sale price of the Common Stock on the Trading Day immediately preceding the Mandatory Conversion Date.

(d)     Interest shall cease to accrue on any Notes that are converted on the Mandatory Conversion Date.

(e)    Settlement in connection with a Mandatory Conversion shall be solely by Physical Settlement and shall occur on the second Business Day immediately following the applicable Mandatory Conversion Date.

Section 11.3 Conversion Generally.

(a)    The Trustee shall initially act as Conversion Agent with respect to the Notes. Neither the Trustee nor the Conversion Agent (if other than the Trustee) shall have any duty to determine or verify the Issuer’s determination of whether any of the conditions to conversion have been satisfied or to notify the Holders of such. Each Note shall be convertible at the office of the Conversion Agent.

(b)    The Issuer shall pay any documentary, stamp or similar issue or transfer tax or duty due on the issue, if any, of the Common Stock upon the conversion of a Note. However, such Holder shall pay any such tax or duty that is due because such shares are issued in a name other than such Holder’s name. The Conversion Agent may refuse to deliver the Common Stock to be issued in a name other than such Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax or duty which will be due because such shares are to be issued in a name other than such Holder’s name.

[12]	Note to Draft: The percentage to be inserted will reflect the $2,100,000 total enterprise value of the Issuer contemplated by the term sheet.

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(c)    The converting Holder shall also provide or cause to be provided to the Trustee and the Conversion Agent (if other than the Trustee) all information necessary to allow the Trustee and the Conversion Agent (if other than the Trustee) to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee and the Conversion Agent (if other than the Trustee) may rely on information provided to it and shall have no responsibility whatsoever to verify or ensure the accuracy of such information.

(d)    Notes shall be deemed to have been converted immediately prior to the close of business on the Business Day that the converting Holder has complied with the applicable requirements set forth in this Article XI (such date to be deemed the applicable Conversion Date). The Issuer shall pay or deliver, as the case may be, the consideration due in respect of the conversion on the second Business Day immediately following the applicable Conversion Date, unless such Conversion Date occurs on or after the Regular Record Date immediately preceding the Stated Maturity, in which case the Issuer shall make such delivery (and payment, if applicable) on the Stated Maturity. For any shares of Common Stock due to converting Holders, the Issuer shall issue or cause to be issued, and deliver to the Conversion Agent or to such Holder, or such Holder’s transfer agent, nominee or nominees, certificates or a book-entry transfer through the Depositary for the full number of, as applicable, shares of Common Stock to which such Holder shall be entitled in satisfaction of the Issuer’s conversion obligation hereunder, and cash in lieu of any fractional shares of Common Stock.

(e)    The Trustee (and if different, the Conversion Agent) shall notify the Issuer of any conversion pursuant to this Article XI on the Conversion Date for such conversion. No Notice of Conversion (as defined herein) with respect to any Notes may be surrendered by a Holder thereof if such Holder has also properly tendered such Notes in connection with a Fundamental Change Offer and has not validly withdrawn such Notes in accordance with Section 3.2. The Issuer shall notify the Trustee in writing of any conversions of Notes effected through any Conversion Agent other than the Trustee.

(f)    In case any Note shall be partially converted, the Issuer shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of such Note a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Issuer or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(g)    Except as provided in Section 11.4, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any Note as provided in this Article XI.

(h)    Upon the conversion of an interest in a Global Note, the Trustee, or the Note Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby.

(i)    The Person in whose name the shares of Common Stock shall be issuable upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date. Upon a conversion of Notes, such Person shall no longer be a Holder of such converted Notes.

(j)    In the case of a Global Note that is being converted, the converting Holder shall comply with the Applicable Procedures in effect at that time for converting a beneficial interest in a Global Note.

(k)    In the case of a certificated Note that is being converted, the converting Holder shall (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the conversion, and (2) surrender such Notes, duly endorsed to the Issuer or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent.

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(l)    If more than one Note shall be surrendered for conversion at one time by the same Holder, the conversion with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered.

(m)    Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below in this clause (m), and the Issuer shall not adjust the applicable Conversion Rate to account for accrued and unpaid interest on the Notes. The Issuer’s settlement of the conversion shall be deemed to satisfy in full its obligation to pay the principal amount of the converted Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date, Holders of such Notes as of the close of business on such Regular Record Date will receive the full amount of interest payable on such Notes in cash on the corresponding Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted; provided that no such payment shall be required (1) for conversions following the Regular Record Date immediately preceding the Stated Maturity; (2) if the Issuer has specified a Fundamental Change Payment Date with respect to such Notes that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date; or (3) to the extent of any amounts on such Note that are payable pursuant to this Indenture but are not punctually paid or duly provided for (the “Defaulted Amounts”), if any Defaulted Amounts exists at the time of conversion with respect to such Note. Therefore, for the avoidance of doubt, all Holders of record on the Regular Record Date immediately preceding the Stated Maturity shall receive the full interest payment due on the Stated Maturity regardless of whether their Notes have been converted following such Regular Record Date.

(n)    The Issuer shall not issue fractional shares of Common Stock upon conversion of Notes. If multiple Notes shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock which shall be issuable upon conversion (and the number of fractional shares, if any, for which cash shall be delivered) shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered. If any fractional share would be issuable upon the conversion of any Notes, the Issuer shall make payment of an amount in cash in lieu of any fractional share of Common Stock otherwise issuable upon conversion.

(o)    In respect of any Conversion Date, the Issuer shall deliver or cause delivery of a notice (the “Settlement Notice”) of the relevant Settlement Method it has elected in connection with such conversion to converting Holders and the Conversion Agent (and the Trustee if not the Conversion Agent) no later than the close of business on the Trading Day immediately following the relevant Conversion Date. Such Settlement Notice shall specify the relevant elected Settlement Method and in the case of an election of Combination Settlement, the Specified Dollar Amount to be settled in cash and in shares of Common Stock, respectively. If the Issuer does not elect a Settlement Method for any Conversion Date prior to the deadline set forth in the second preceding sentence, the Issuer shall no longer have the right to elect a Settlement Method for such Conversion Date and the Issuer shall be deemed to have elected Physical Settlement for such Conversion Date. If the Issuer delivers a Settlement Notice electing Combination Settlement in respect of its conversion obligation but does not indicate a Specified Dollar Amount per $1,000 principal amount of Notes in such Settlement Notice, the Specified Dollar Amount per $1,000 principal amount of Notes shall be deemed to be $1,000. The Issuer shall have the right to irrevocably elect a Settlement Method and Specified Dollar Amount for all subsequent Conversion Dates by delivering the Settlement Notice to all Holders of the Notes, the Trustee and the Conversion Agent and issuing a press release containing information regarding its election of Settlement Method and Specified Dollar Amount and expressly stating such election is irrevocable and making such information available on its website. Following such an irrevocable Settlement Notice, the Issuer will not have the right to change the Selection Method or Specified Dollar Amount.

(p)    Except as otherwise set forth in this Article XI, the shares of Common Stock, or combination of shares of Common Stock and cash, in respect of any conversion of Notes shall be computed by the Issuer pursuant to Section 11.1(b).

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Section 11.4 Increased Conversion Rate in Connection with Make-Whole Fundamental Changes.

(a)    If the Effective Date of a Make-Whole Fundamental Change occurs prior to the Stated Maturity and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change, the Issuer shall, under the circumstances described below, increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”), as described below. A conversion of Notes shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the relevant Notice of Conversion is received by the Conversion Agent during the period from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Payment Date (such period, the “Make-Whole Fundamental Change Period”).

(b)    The Issuer shall notify the Holders of Notes, the Trustee and the Conversion Agent (if other than the Trustee) of the Effective Date of any Make-Whole Fundamental Change and issue a press release announcing such Effective Date no later than five (5) Business Days after such Effective Date.

(c)    The number of Additional Shares, if any, by which the Conversion Rate shall be increased shall be determined by reference to the table set forth in Section 11.4(e) below, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid (or deemed to be paid) per share of the Common Stock in the Make-Whole Fundamental Change. If a Holder receives cash upon the conversion of its Notes in connection with a Make-Whole Fundamental Change, the Stock Price in connection with such receipt of cash upon conversion shall be the cash amount paid per share of Common Stock. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make- Whole Fundamental Change.

(d)    The Stock Prices set forth in the column headings of the table set forth in Section 11.4(e) below shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in the table set forth in Section 11.4(e) below shall be adjusted in the same manner and at the same time as the Conversion Rate is adjusted as set forth Section 11.5.

(e)    The following table sets forth the number of Additional Shares of Common Stock by which the Conversion Rate shall be increased per $1,000 principal amount of Notes pursuant to this Section 11.4 for each Stock Price and Effective Date set forth below:13

STOCK PRICE
EFFECTIVE DATE	$	$	$	$	$	$	$	$

The exact Stock Prices and Effective Dates may not be set forth in the table above, in which case:

(i)    if the Stock Price is between two Stock Prices in the table above or the Effective Date is between two Effective Dates in such table, the number of Additional Shares shall be determined by a straight-

[13]	Note to Draft: Table to be completed.

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line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year;

(ii)    if the Stock Price is greater than $[●]14 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate; and

(iii)    if the Stock Price is less than $[●]15 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no further Additional Shares shall be added to the Conversion Rate.

(f)     Nothing in this Section 11.4 shall prevent an adjustment to the Conversion Rate pursuant to Section 11.5 in respect of a Make-Whole Fundamental Change.

Section 11.5 Adjustments to Conversion Rate. The Conversion Rate shall be adjusted as described below, except that the Issuer shall not make any adjustments to the Conversion Rate if Holders participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of Common Stock and solely as a result of holding the Notes, in any of the transactions described below without having to convert their Notes as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

(a)    If the Issuer exclusively issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Issuer effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0	x	OS1 OS0

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 = the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or effective date, as applicable;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex- Dividend Date or effective date (before giving effect to any such dividend, distribution, share split or share combination), as applicable; and

OS1 = the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.

Any adjustment made under this Section 11.5(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 11.5(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors of the Issuer or a committee thereof determines not to pay

[14]	Note to Draft: To be derived from the table when completed.
[15]	Note to Draft: To be derived from the table when completed.

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such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)    If the Issuer distributes to all or substantially all holders of Common Stock any rights, options or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period of not more than 60 calendar days after the announcement date of such distribution, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Rate shall be increased based on the following formula:

CR1	=	CR0	x	OS0+X OS0+Y

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex- Dividend Date;

X =    the total number of shares of Common Stock distributable pursuant to such rights, options or warrants; and

Y =    the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the distribution of such rights, options or warrants.

Any increase made under this Section 11.5(b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex- Dividend Date for such distribution had not occurred.

For the purpose of this Section 11.5(b), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the last reported sales prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement of the distribution of such rights, options or warrants, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received by the Issuer for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Issuer in good faith.

(c)    If the Issuer distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Issuer or rights, options or warrants to acquire its Capital Stock or other securities to all or substantially all holders of Common Stock, excluding:

(1)    dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 11.5(a) or Section 11.5(b) above;

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(2)    except as otherwise described below, rights issued pursuant to any stockholder rights plan of the Issuer then in effect;

(3)    distributions of Reference Property issued in exchange for, or upon conversion of, the Common Stock as described in Section 11.8;

(4)    dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 11.5(d) below shall apply; and

(5)    Spin-Offs as to which the provisions set forth below in this Section 11.5(c) shall apply;

then the Conversion Rate shall be increased based on the following formula:

CR1	=	CR0	x	SP0 SP0-FMV

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance or distribution, as applicable;

CR1 = the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0 = the average of the Last Reported Sale Price of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such issuance or distribution, as applicable; and

FMV = the fair market value (as determined by the Issuer in good faith) of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants issued or distributed, as applicable, with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such issuance or distribution.

Any increase made under the portion of this Section 11.5(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance or distribution, as applicable. If such distribution is not so paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive, in respect of the Applicable Percentage of each $1,000 principal amount of Notes held by such Holder, at the same time and upon the same terms as holders of Common Stock, the amount and kind of the Issuer’s Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire the Issuer’s Capital Stock or other securities that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the issuance or distribution, as applicable.

With respect to an adjustment pursuant to this Section 11.5(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar Equity Interests, of or relating to a Subsidiary or other business unit of the Issuer, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

CR1	=	CR0	x	FMV+MP0 MP0

where,

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CR0 =    the Conversion Rate in effect immediately prior to the end of the Valuation Period (as defined below);

CR1 = the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV = the average of the Last Reported Sales Prices of the Capital Stock or similar Equity Interests distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sales Prices as if references therein to the Common Stock were to such Capital Stock or similar Equity Interests) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0 = the average of the Last Reported Sales Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided that if the relevant Conversion Date occurs during the Valuation Period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for such Spin-Off to, but excluding, such Conversion Date in determining the Conversion Rate. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Board of Directors of the Issuer or a committee thereof determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

(d)    If the Issuer makes any cash dividend or distribution to all or substantially all holders of Common Stock, the Conversion Rate shall be increased based on the following formula:

CR1	=	CR0	x	SP0 SP0-C

where,

CR0 =    the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

CR1 =    the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0 =    the Last Reported Sales Price of the Common Stock on the Trading Day immediately preceding the Ex- Dividend Date for such dividend or distribution; and

C =    the amount in cash per share of Common Stock the Issuer distributes to all or substantially all holders of the Common Stock.

Any increase made under this Section 11.5(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors of the Issuer or a committee thereof determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive, for the Applicable Percentage of each $1,000 principal amount of Notes it holds, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of the Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for such cash dividend or distribution.

(e)    If the Issuer or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock that is subject to the then applicable tender offer rules under the Exchange Act (other than any odd lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the cash and value of any other

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consideration included in the payment per share of Common Stock exceeds the average of the Last Reported Sales Prices of the Common Stock over the 10-consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR1	=	CR0	x	AC+(SP1xOS1) OS0xSP1

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1 = the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by the Issuer in good faith) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the Last Reported Sales Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding such expiration date of such tender or exchange offer to, but excluding, such Conversion Date in determining the Conversion Rate.

If the Issuer is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer described in this Section 11.5(e) but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been made.

(f)    If the Issuer issues additional shares of its Common Stock for consideration at a price per share (before including any applicable underwriting discounts, fees, commissions or similar discounts paid by the Issuer in connection with such issuance) that is less than the average of the Last Reported Sales Prices of the Common Stock for the 10-consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of definitive agreement in connection with such issuance (such price the “Market Price”), then the Conversion Rate shall be adjusted in accordance with the following formula:

CR1	=	CR0	x	OS1 OS0+AC/MP

where,

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CR1 = the adjusted Conversion Rate.

CR0 = the Conversion Rate immediately prior to any such issuance.

OS0 =    the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock.

OS1=    the number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock.

AC =    the aggregate consideration received for the issuance of such additional shares of Common Stock.

MP = the average of the Last Reported Sales Prices of the Common Stock for the 10-consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of definitive agreement in connection with such issuance of such additional shares of Common Stock.

This Subsection 11.5(f) shall not apply to (i) any of the transactions for which an adjustment has been made pursuant to other provisions of this Section 11.5 or (ii) any “at-the-market” offering, “equity line of credit” or similar offering by the Issuer.

(g)    Notwithstanding the foregoing, if a Conversion Rate adjustment becomes effective on any Ex- Dividend Date as described above, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex-Dividend Date will not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(h)    Except as stated herein, the Issuer shall not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities.

(i)    In addition to those adjustments required by clauses (a), (b), (c), (d), (e) and (f) of this Section 11.5, and subject to applicable exchange listing rules, the Issuer is permitted to increase the Conversion Rate of the Notes by any amount for a period of at least 20 Business Days if the Issuer determines that such increase would be in its best interest. Subject to applicable exchange listing rules, the Issuer may also (but is not required to) increase the Conversion Rate to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

(j)    If the Issuer has a rights plan in effect upon conversion of the Notes into Common Stock, Holders will receive, in addition to any shares of Common Stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of Common Stock or the rights have become exercisable in accordance with the provisions of the applicable rights plan, the Conversion Rate shall be adjusted at the time of separation or upon the occurrence of such triggering event as if the Issuer distributed to all or substantially all holders of Common Stock, shares of the Issuer’s Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants as described in Section 11.5(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(k) Notwithstanding any of the foregoing, the Conversion Rate shall not be adjusted:

(1)    upon the issuance of shares of Common Stock at a price below the Conversion Price or otherwise, other than any such issuance described in clauses (b), (c) or (f) of this Section 11.5;

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(2)    upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(3)    upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan or program of or assumed by the Issuer or any of its Subsidiaries;

(4)    upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued, including this Indenture, the Notes or the Contingent Value Rights;

(5)    for a third-party tender offer by any party other than a tender offer by one or more of the Issuer’s subsidiaries as described in Section 11.5(e);

(6)    upon the repurchase of any shares of Common Stock pursuant to an open market share purchase program or other buy-back transaction, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buy-back transaction, that is not a tender offer or exchange offer of the kind described under Section 11.5(e) above;

(7)    solely for a change in the par value of the Common Stock; or

for accrued and unpaid interest, if any.

(l) Adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share.

(m)    If an adjustment to the Conversion Rate otherwise required by the provisions described above would result in a change of less than 1% to the Conversion Rate, then, notwithstanding the foregoing, the Issuer may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earlier to occur of the following: (1) when all such deferred adjustments would result in an aggregate change of at least 1% to the Conversion Rate and (2) on the Conversion Date for any Notes.

Section 11.6 No Adjustments. The Conversion Rate shall not be adjusted for any transaction or event other than as specified in this Article XI.

Section 11.7 Notice of Adjustments. Whenever the Conversion Rate is adjusted, the Issuer shall promptly mail to Holders at the addresses appearing on the Registrar’s books a notice of the adjustment and provide to the Trustee (and the Conversion Agent if not the Trustee) an Officer’s Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The Officer’s Certificate shall be conclusive evidence of the correctness of such adjustment. Unless and until a Trust Officer of the Trustee shall have received such Conversion Rate, the Trustee(and the Conversion Agent if not the Trustee) shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect.

Section 11.8 Effect of Reclassifications, Consolidations, Mergers, Binding Share Exchanges or Sales of Assets.

(a) In the event of:

(1)    any reclassification, recapitalization or change of the Common Stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination);

(2) a consolidation, merger, binding share exchange or combination involving the Issuer; or

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(3)    a sale or conveyance to another person or entity of all or substantially all of the Issuer’s property or assets;

in which holders of Common Stock would be entitled to receive stock, other securities, other property, assets or cash for their Common Stock (any such event, a “Merger Event”), the Applicable Percentage of each $1,000 in principal amount of the Notes will, from and after the effective time of such Merger Event, in lieu of being convertible into Common Stock, be convertible into the same kind, type and proportions of consideration that a holder of a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to such Merger Event would have received in such Merger Event (“Reference Property”) and, prior to or at the effective time of such Merger Event, the Issuer or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture providing for such change in the right to convert the Notes.

(b)    If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (1) the Reference Property into which the Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; and (2) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (1) of this Section 11.8(b) above attributable to one share of Common Stock. The Issuer shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made.

(c)    If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (other than cash and/or Cash Equivalents) of a Person other than the Issuer or the successor or purchasing entity, as the case may be, in such Merger Event, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders as the Issuer shall reasonably consider necessary by reason of the foregoing.

(d)    The supplemental indenture referred to in this Section 11.8 shall, in the good faith judgment of the Issuer as evidenced by an Officer’s Certificate, (1) provide for adjustments to the Conversion Rate that shall be as nearly equivalent as may be practicable to the adjustments to the Conversion Rate provided for in this Indenture and for the delivery of cash by the Issuer in lieu of fractional securities or property that would otherwise be deliverable to Holders upon conversion as part of the Reference Property, with such amount of cash determined by the Issuer in a manner as nearly equivalent as may be practicable to that used by the Issuer to determine the Last Reported Sales Prices of the Common Stock and (2) provide that after the Merger Event, the Mandatory Conversion Event (and related calculations) shall be determined with reference to the trading value of the Reference Property as determined in good faith by the Issuer in a manner as nearly equivalent as may be practicable to that used by the Issuer to determine the Last Reported Sales Prices of the Common Stock.

(e)    The Issuer shall not become a party to any Merger Event unless its terms are consistent with this Section 11.8.

Section 11.9 Notice of Certain Transactions.

(a) In the event that:

(1)    the Issuer or any of its Subsidiaries takes any action that would require an adjustment in the Conversion Rate;

(2) the Issuer takes any action that would require a supplemental indenture pursuant to Section 11.8; or

there is a dissolution or liquidation of the Issuer,

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the Issuer shall promptly mail to the Holders at the addresses appearing on the Registrar’s books and the Trustee a written notice stating the proposed record date and effective date of the transaction referred to in clause (1), (2) or (3) above.

Section 11.10 Shareholders Rights. If the Issuer has a shareholder rights plan in effect upon conversion of the Notes, each share of Common Stock, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, under such shareholder rights plan and any certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time (such rights prior to separation from the Common Stock, “Non-Separate Rights”). However, if prior to any conversion the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable shareholder rights plan so that the Holders would not be entitled to receive any rights in respect of Common Stock, if any, issuable upon conversion of the Notes, the Conversion Rate shall be increased at the time of separation as if the Issuer distributed to all or substantially all holders of Common Stock shares of Capital Stock of the Issuer, evidences of its indebtedness, other assets or property or rights, options or warrants to acquire its Capital Stock or other securities as provided in Section 11.5(c), subject to decrease in the event of the expiration, termination nor redemption of such rights. A distribution of rights pursuant to such a shareholder rights plan shall not trigger a Conversion Rate adjustment pursuant to Section 11.5(c), if Holders of the Notes participate in such distribution on an as-converted basis in accordance with the first paragraph of Section 11.5.

Section	11.11 Issuer to Reserve, Provide and List Common Stock.

(a)    The Issuer shall at all times reserve out of its authorized but unissued and unreserved shares of Common Stock or shares of Common Stock held in its treasury a sufficient number of shares of Common Stock to (i) provide the payment of PIK Interest Shares in accordance with the terms of this Indenture, and (ii) permit the conversion, in accordance with the terms of this Indenture, of the Applicable Percentage of all of the Notes outstanding (assuming that such Notes are converted after the last Interest Payment Date prior to the Stated Maturity).

(b)    All PIK Interest Shares issued and shares of Common Stock issued upon conversion of the Notes shall be duly and validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and free of any tax, lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder of such Notes or the Person to whom such shares of Common Stock will be delivered).

(c)    The Issuer shall comply with all securities laws regulating the offer and delivery of PIK Interest Shares and shares of Common Stock upon conversion of Notes and, if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system, the Issuer shall list upon issuance and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any PIK Interest Shares or Common Stock issued upon conversion of the Notes.

Section	11.12 Responsibility of the Trustee.

The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same and shall be protected in relying upon, the Officer’s Certificate with respect thereto which the Issuer is obligated to provide to the Trustee pursuant to Section 11.7 hereof. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the exchange of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Issuer to issue, transfer or deliver any Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of exchange or to comply with any of the duties, responsibilities or covenants of the Issuer contained in this Article XI. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 11.8 relating either to the kind or amount of Common Stock or securities

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or property (including cash) receivable by Holders upon the exchange of their Notes after any event referred to in such Section 11.8 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 6.1, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officer’s Certificate (which the Issuer shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto. Neither the Trustee, nor the Conversion Agent shall have any obligation to independently determine or verify if any Mandatory Conversion Event or any other event has occurred or notify the Holders of any such event. The Parties hereto agree that all notices to the Trustee or the Conversion Agent under this Article XI shall be in writing.

COLLATERAL & SECURITY

Section	12.1 Collateral Documents.

(a)    The due and punctual payment of the principal of, and interest on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, and interest on, the Notes and performance of all other obligations of the Issuer and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Guarantees and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided for in the Collateral Documents.

Section	12.2 Release of Collateral.

(a)    The Liens securing the Notes will be automatically released, all without delivery of any instrument or performance of any act by any party, at any time and from time to time as provided by this Section 12.2. Upon such release, subject to the terms of the Collateral Documents, all rights in the released Collateral securing Obligations shall revert to the Issuer and the Guarantors, as applicable. The Collateral shall be released from the Lien and security interest securing the Notes created by the Collateral Documents and the Trustee shall execute documents evidencing such release, and instruct the Collateral Agent in writing to execute, as applicable, the same at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(1) in whole upon:

(A)    payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other obligations under this Indenture, the Guarantees and the Collateral Documents (for the avoidance of doubt, other than contingent obligations in respect of which no claims have been made) that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B)    discharge of this Indenture with respect to the Notes as set forth under Section 7.8; or

(C)    a Legal Defeasance or Covenant Defeasance of this Indenture with respect to the Notes as set forth under Section 7.2 or Section 7.3, as applicable;

(2) in whole or in part, with the consent of Holders in accordance with Article VIII of this Indenture;

(3) in part, as to any asset:

(A)    constituting Collateral that is sold or otherwise Disposed of by the Issuer or any of the Guarantors to any Person that is not the Issuer or a Guarantor in a transaction not prohibited by this Indenture (to the extent of the interest sold or Disposed of),

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(B)    constituting Shared Collateral, in accordance with the provisions of the Intercreditor Agreement,

(C)    that is held by a Guarantor that ceases to be a Guarantor in accordance with this Indenture,

(D)    that becomes an Excluded Asset pursuant to a transaction or under circumstances not prohibited by this Indenture,

(E)    constituting Collateral that (i) is the subject of a Permitted Asset Disposition (as define on the Issue Date) to a Person that is not the Issuer or a Guarantor or (ii) an Exempted Disposition, or

(E)    that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture, the Intercreditor Agreement and the Collateral Documents;

provided, that, in the case of Section [_]16 of the Intercreditor Agreement, the proceeds of such Shared Collateral shall be applied in accordance with the Intercreditor Agreement; provided further, that the Liens securing the Notes will be automatically released, all without delivery of any instrument or performance of any act by any party, at any time and from time to time upon released from any such Liens securing the Senior Credit Facility, in accordance with its terms; provided further, that to the extent the Senior Credit Facility is outstanding, that no asset shall be released pursuant to any of the foregoing provisions unless such asset is or will also be released from any Liens securing the Senior Credit Facility, in accordance with its terms.

(b)    With respect to any release of Collateral from the Liens securing the Notes, upon receipt of any necessary or proper instruments of termination, satisfaction, discharge or release prepared by the Issuer, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases (whether electronically or in writing) to evidence, and shall do or cause to be done all other acts reasonably necessary to effect, in each case as soon as reasonably practicable, the release and discharge of any Collateral or any Notes permitted to be released pursuant to this Indenture or the Collateral Documents. Notwithstanding any term hereof or in any Collateral Document to the contrary, but without limiting any automatic release provided hereunder or under any Collateral Document, the Trustee and the Collateral Agent shall release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination.

(c)    Any release of Collateral permitted by this Section 12.2 shall be deemed not to impair the Liens under this Indenture and the Collateral Documents in contravention thereof.

(d)    The Holders authorize Collateral Agent to subordinate its Liens to (but solely to) any Purchase Money Lien or other Permitted Lien expressly entitled to senior priority hereunder (as in effect on the Issue Date, or as modified with the consent of the Holders pursuant to this Indenture), and to enter into any Acceptable Intercreditor Agreement or enter into an amendment or other modification to the New Miner Equipment Intercreditor Agreement to effectuate the foregoing.

(e)    The Collateral Agent shall have no obligation to assure that any Collateral exists or is owned by the Issuer or a Guarantor, or is cared for, protected or insured, nor to assure that Collateral Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. If any Collateral is Disposed pursuant to a Permitted Asset Disposition to any Person other than the Issuer or a Guarantor, such Collateral shall be sold free and clear of the Liens created by this Indenture, the Collateral Documents and the Collateral Agent shall, at the expense of the Issuer, take any and all actions reasonably requested by the Issuer to effect the foregoing (provided, that if requested by the Collateral Agent, the Issuer shall provide an Officer’s Certificate that such Disposition is permitted by this Agreement).

[16]	Note to Draft: To cross-reference section in the Intercreditor Agreement.

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Section 12.3 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.4 Release Upon Termination of the Issuer’s Obligations. Upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid, (ii) this Indenture having been discharged with respect to the Notes as set forth in Section 7.8 or (iii) the Issuer having exercised its Legal Defeasance option or their Covenant Defeasance option, in each case in compliance with the provisions of either Section 7.2 or Section 7.3, as applicable, the Trustee shall deliver to the Issuer and the Collateral Agent a notice, in form reasonably satisfactory to the Collateral Agent, stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral without representation, warranty or recourse (other than with respect to funds held by the Trustee pursuant to Section 7.2 or 7.3, as applicable), and any rights it has under the Collateral Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and the Holders and shall execute and deliver all documents and do or cause to be done (at the expense of the Issuer) all acts reasonably requested by the Issuer to release and discharge such Lien as soon as is reasonably practicable.

Section	12.5 Collateral Agent.

(a)    The Trustee is hereby directed to appoint and each of the Holders by acceptance of the Notes, and each beneficial owner of an interest in a Note, hereby designates and appoints the Collateral Agent as its agent under the Collateral Documents and the Trustee is hereby directed to authorize and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Collateral Documents, and consents and agrees to the terms of each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms or the terms of this Indenture. Each Holder agrees that any action taken by the Collateral Agent in accordance with the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth therein, shall be authorized and binding upon all Holders.

(b)    The rights, remedies, powers, duties and obligations of the Collateral Agent shall be set forth in the Intercreditor Agreement.17

(c)    The Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of such Collateral Agent (as stated in the notice of resignation), such Collateral Agent may appoint, upon notice to the Trustee and subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within 30 days after the intended effective date of resignation (as stated in the notice of resignation) such Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as a Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 12.5 (and Section 6.10) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was a Collateral Agent under this Indenture.

[17]	Note to PH: Confirm whether these will be set forth in the individual security agreements or in the Intercreditor Agreement.

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(d)    The Collateral Agent and the Trustee are each authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) make the representations of the Holders set forth in the Collateral Documents, (iii) bind the Holders on the terms as set forth in the Collateral Documents and (iv) perform and observe its obligations under the Collateral Documents.

(e)    If applicable and subject to the Intercreditor Agreement, the Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent.

(f)    If the Issuer or any Guarantor delivers to the Trustee and the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement or other Acceptable Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Obligations so incurred, or on reasonable and customary terms with respect to any other such intercreditor agreement, the Collateral Agent and the Trustee (as applicable) shall (and are hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(g)    If any of the Issuer or Guarantors (i) incurs any obligations in respect of Debt on which a junior lien on the Collateral is to be granted (other than any Obligations), and (ii) delivers to the Trustee and Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement with a designated agent or representative for the holders of such Debt or other obligations so incurred, and stating that such intercreditor agreement is on customary terms (as determined by the Issuer), the Collateral Agent and the Trustee (as applicable) shall (and are hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(h)    Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (including but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(i)    Upon the receipt by the Collateral Agent and the Trustee of an Officer’s Certificate and an Opinion of Counsel, the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder, any Collateral Document to be executed after the Issue Date. Such Officer’s Certificate and an Opinion of Counsel shall (i) state that it is being delivered to the Collateral Agent and the Trustee pursuant to this clause and (ii) instruct the Trustee to instruct the Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Issuer, upon delivery to the Trustee and the Collateral Agent of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent (if any) to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Trustee to direct the Collateral Agent, and authorize and direct the Collateral Agent, to execute such Collateral Documents.

(j)    Subject to the provisions of the applicable Collateral Documents, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto (including any releases permitted hereunder), and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall not be required to exercise discretion under this Indenture, the Intercreditor Agreement or the other Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, except as otherwise expressly provided for herein or in any Collateral Document.

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(k)    After the occurrence of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture or the Collateral Documents.

(l)    The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.6 hereof and the other provisions of this Indenture.

(m)    Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including, without limitation, the filing or continuation of any UCC financing or continuation statements or similar documents or instruments (or analogous procedures under the applicable laws in any other relevant jurisdiction)), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(n)    Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Trustee, it may require an Officer’s Certificate and an Opinion of Counsel which shall conform to the provisions of Section 10.4. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(o)    The Issuer shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 6.6. Accordingly, the reference to the “Trustee” in Section 6.6 shall be deemed to include the reference to the Collateral Agent.

Section 12.6 Recording and Opinion. The Issuer shall comply with the provisions of Section 314(b) of the Trust Indenture Act, including the delivery to the Trustee of any opinions relating to the perfection of the security interest in the Collateral created by the Collateral Documents, to the extent required thereby; provided, that, notwithstanding anything herein to the contrary, that the Bankruptcy Order shall satisfy any obligations by the Issuer or any Guarantor to deliver any opinion required by the Trust Indenture Act with respect to the initial issuance of the Notes or the perfection of the Collateral. Any certificate or opinion required under Section 314(d) of Trust Indenture Act may be made by an officer or legal counsel, as applicable, of the Issuer except in cases where Section 314(d) of Trust Indenture Act requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by the Issuer. Notwithstanding anything to the contrary in this Section 12.6, the Issuer and the Guarantors shall not be required to comply with all or any portion of Section 314(d) of Trust Indenture Act if they reasonably determine that under the terms of Section 314(d) of Trust Indenture Act or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of Trust Indenture Act is inapplicable to any release or series of releases of Collateral. Without limiting the generality of the foregoing, each of the Issuer and the Guarantors may, subject to the other provisions of this Indenture and the applicable Collateral Documents, among other things, without any release or consent by the Trustee, the Collateral Agent or the Holders, conduct ordinary course activities with respect to the Collateral, including, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property or assets that is or has become worn out, defective, obsolete or not used or useful in the business of the Issuer and the Guarantors or otherwise in the ordinary course of business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions for any leases, contracts or other agreements or instruments; (iii) surrendering or modifying any franchise, license or permit that it may hold or own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of or adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting, selling or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or payment of interest) from cash that is at any time part of the Collateral in the ordinary course of business; and (ix) abandoning any property (including intellectual property) that is no longer used or useful in the business of the Issuer and the Guarantors; provided, however, the Notes Parties’ right to rely on the above will be conditioned upon the Issuer’s delivering to the Trustee, within thirty (30) calendar days following the

96

end of each of June 30 and December 30 of each year (beginning June 30, 2024), an Officer’s Certificate to the effect that all releases during such period in respect of which the Issuer did not comply with the Section 314(d) of Trust Indenture Act in reliance on the above were made in the ordinary course of business.

[signature pages follow]

97

Dated as of [                    ], 2024

CORE SCIENTIFIC, INC.

By:
Name: Adam Sullivan
Title: Chief Executive Officer

[●] as Trustee and Collateral Agent

By:
Name:
Title:

EXHIBIT A

FORM OF NOTE

(Face of 10.00%/12.00% Cash/Cash-and-Payment in Stock Convertible Secured Note)

10.00%/12.00% Cash/Cash-and-Payment in Stock Convertible Secured Notes due 2029

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THE SECURITIES REPRESENTED BY THIS GLOBAL SECURITY HAVE BEEN ISSUED PURSUANT TO SECTION 1145 OF TITLE 11 OF THE UNITED STATES CODE, 11 U.S.C. §§ 101-1532, AS AMENDED (THE “BANKRUPTCY CODE”) THAT PROVIDES AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, PROVIDED, THAT THE HOLDER IS NOT DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE OR AN AFFILIATE OF [CORE]. IF THE HOLDER IS DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE OR AN AFFILIATE OF [CORE], THEN THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) [CORE] IS IN RECEIPT OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO [CORE] AND ITS COUNSEL THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS GLOBAL SECURITY ARE SUBJECT TO VARIOUS TERMS, PROVISIONS AND CONDITIONS, AS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. NO REGISTRATION OR TRANSFER OF SUCH SECURITIES MAY BE MADE UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.

Ex. A - 1

No.

CUSIP NO. [●]

[ISIN [●]]

CORE SCIENTIFIC, INC.

10.00%/12.00% CASH/CASH-AND-PAYMENT IN

STOCK CONVERTIBLE SECURED NOTES DUE 2029

Core Scientific, Inc. (the “Issuer”, which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof) promises to pay to [Cede & Co.]18 or registered assigns, the principal sum of $[260,000,000] 19[(as may be increased or decreased as set forth on the Schedule of Increases and Decreases attached hereto)]20 on January [•], 2029.

Interest Payment Dates: March 15, June 15, September 15 and December 15, beginning on June 15, 2024

Regular Record Dates: March 1, June 1, September 1 and December 1 (whether or not a Business Day)

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

[18]	To include in Global Note.
[19]	To include in Global Note.
[20]	To include in Global Note.

Ex. A - 2

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually, electronically or by facsimile by one of its duly authorized officers.

CORE SCIENTIFIC, INC.

By:
Name:
Title:

Ex. A - 3

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Wilmington Trust, National Association,

as Trustee, certifies that this is one of the Notes

referred to in the Indenture.

By:

Authorized Officer

Ex. A - 4

(Back of 10.00%/12.00% Cash/Cash-and-Payment in Stock Convertible Secured Note due 2029)

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)    Interest. Core Scientific, Inc., a Delaware corporation, and any successor thereto (the “Issuer”) promises to pay interest on the unpaid principal amount of this 10.00%/12.00% Cash/Cash-and-Payment in Stock Convertible Secured Note due 2029 (a “Note”) (i) entirely in Cash Interest at a fixed rate of 10.00% per annum or (ii) by paying 6.00% per annum as Cash Interest and 6.00% per annum by issuing PIK Interest Shares to the applicable Holders as PIK Interest, in each case pursuant to the terms set forth in the Indenture. The Issuer will pay interest quarterly in arrears on each Interest Payment Date or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest shall accrue solely as a result of such delayed payment. Interest on the Notes shall accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from and including the date of issuance. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes pursuant to the terms set forth in the Indenture to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)    Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders at the close of business on the Regular Record Date preceding the Interest Payment Date, even if such Notes are cancelled after such Regular Record Date and on or before such Interest Payment Date, except as provided in [Section 2.12] of the Indenture with respect to defaulted interest. The Issuer will make cash payments in respect of the Notes by check or wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The final principal amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes. Payments in respect of Global Notes will be made by wire transfer of immediately available funds to the Depositary.

In the event that Issuer determines to pay PIK Interest for any interest period, then Issuer will deliver a PIK Notice to the Trustee no later than ten (10) Business Days prior to the applicable Interest Payment Date, which PIK Notice will state the total amount of interest to be paid on the Interest Payment Date in respect of such interest period and the amount of such interest to be paid as PIK Interest. The Trustee, on behalf of and at the expense of the Issuer, will promptly deliver such PIK Notice to the Holders no later than five (5) Business Days prior to the applicable Interest Payment Date. For the avoidance of doubt, interest on the Notes in respect of any interest period for which a PIK Notice is not delivered pursuant to the terms of the Indenture must be paid entirely in cash. PIK Interest will be considered paid on the date due if on such date the conditions set forth in Section 2.13 of the Indenture have been satisfied.

(3)    Paying Agent and Registrar. Initially, the Trustee shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder, and the Issuer or any Subsidiaries may act as Paying Agent or Registrar.

(4)    Indenture. The Issuer issued the Notes under an Indenture, dated as of January [●], 2024 (the “Indenture”), among the Issuer, the Guarantors thereto, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act. To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. The Initial Notes were initially issued in an aggregate principal amount of $260,000,000. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

Ex. A - 5

The payment of principal and interest on the Notes and all other amounts under the Indenture is unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Guarantors and secured by Collateral.

(5)    [Reserved.]

(6)    Mandatory Redemption. Except as provided in the Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to Notes.

(7)    Repurchase at Option of Holders Upon a Fundamental Change.

(a)    Upon the occurrence of a Fundamental Change, each Holder will have the right, except as provided in the Indenture, to require that the Issuer purchase all or any portion (equal to a minimum of $1.00 or an integral multiple of $1.00 in excess thereof) of such Holder’s Notes for a cash price (the “Fundamental Change Purchase Price”) equal to 100.0% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon to the date of purchase.

(b)    Not later than ten (10) Business Days following the date on which a Fundamental Change becomes effective, the Issuer will deliver, or cause to be delivered, to the Holders, with a copy to the Trustee, a notice (a “Fundamental Change Purchase Notice”):

(A)    describing (i) the transaction or transactions that constitute the Fundamental Change, (ii) the effective date of the Fundamental Change, (iii) the Fundamental Change Purchase Price, (iv) any conditions to the Fundamental Change Offer, (v) the Fundamental Change Payment Date, and (vi) the name and address of the Paying Agent and the Conversion Agent;

(B)    offering to purchase, pursuant to the procedures required by the Indenture and described in the Fundamental Change Purchase Notice (a “Fundamental Change Offer”), on a date specified in the Fundamental Change Purchase Notice, which shall be a Business Day not earlier than 30 days, nor later than 60 days, from the date the Fundamental Change Purchase Notice is delivered (the “Fundamental Change Payment Date”), and for the Fundamental Change Purchase Price, all Notes properly tendered by such Holder pursuant to such Fundamental Change Offer prior to 5:00 p.m. New York time on the second Business Day preceding the Fundamental Change Payment Date; and

(C)    describing the procedures (including all applicable dates and deadlines), as determined by the Issuer, consistent with the Indenture, that Holders must follow to accept the Fundamental Change Offer.

Simultaneously with providing the Fundamental Change Purchase Notice, the Issuer shall publish the information on the Issuer’s website or through a public medium the Issuer may use at that time.

The procedures in connection with any purchase of Notes by the Issuer upon a Fundamental Change are set forth in Section 3.2 of the Indenture.

(8)    [Reserved.]

(9)    Conversion. The Notes shall be convertible into shares of Common Stock in accordance with, and upon the conditions set forth in, Article XI of the Indenture. Upon conversion of any Notes pursuant to an Optional Conversion, the Holder thereof shall be entitled to receive the shares of Common Stock (in connection with a Physical Settlement), or a combination of shares of Common Stock and cash (in connection with a Combination Settlement), upon conversion in accordance with Article XI of the Indenture, at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture. Upon conversion of any Notes pursuant to a Mandatory Conversion, the Holder thereof shall be entitled to receive the shares of Common Stock issuable upon conversion in accordance with Article XI of the Indenture, at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture.

Ex. A - 6

(10)    Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar, the Trustee and the Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any stamp or transfer tax or similar government charge required by law or permitted by the Indenture in accordance with Section 2.6(g)(2) of the Indenture. Except as otherwise required by the Indenture, the Registrar is not required to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(11)    Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(12)    Amendment, Supplement and Waiver. The Indenture, the Notes and the Guarantees may be amended or supplemented as provided in the Indenture.

(13)    Defaults and Remedies. If an Event of Default (other than an Event of Default relating to certain bankruptcy events with respect to the Issuer) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable. Upon such acceleration declaration, the aggregate principal of, and accrued and unpaid interest, on the outstanding Notes shall become due and payable immediately. Accelerations may be rescinded, and Events of Default may be waived as provided in the Indenture.

(14)    No Recourse Against Others. A director, officer, employee or shareholder, as such, of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture or any Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

(15)    Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16)    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(17)    CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of repurchase or redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of repurchase or redemption, and reliance may be placed only on the other identification numbers placed thereon.

Ex. A - 7

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES AND DECREASES

The following decreases/increases in the principal amount of this Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

Ex. A - 8

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:	(Sign exactly as your name appears on the face of this Note)

Signature guarantee:

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Rule 17Ad-15 of the Securities and Exchange Commission if shares of Common Stock are to be issued, or Notes are to be delivered, other than to and in the name of the registered holder.

Ex. A - 9

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 3.2 [or Section 4.10] of the Indenture, check the box below:

[ ] Section 3.2 [[ ] Section 4.10]

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 3.2 [or Section 4.10] of the Indenture, state the amount you elect to have purchased: $

Date:

Your Signature:	(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature guarantee:

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Rule 17Ad-15 of the Securities and Exchange Commission if shares of Common Stock are to be issued, or Notes are to be delivered, other than to and in the name of the registered holder.

Ex. A - 10

EXHIBIT B

[FORM OF NOTICE OF CONVERSION]

Core Scientific, Inc.

10.00%/12.00% Cash/Cash-and-Payment in Stock Convertible Secured Notes due 2029

To: [    ]

[    ]

[    ]

Attention: Core Scientific, Inc. 10.00%/12.00% Cash/Cash-and-Payment in Stock Convertible Secured Notes due 2029

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that has a minimum principal amount of $1.00 and any integral multiples of $1.00 in excess thereof) below designated, into shares of Common Stock, or a combination of shares of Common Stock and cash, as applicable, in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon such conversion, together with any cash for any fractional share, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any shares of Common Stock or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any, in accordance with Section 11.3(b) of the Indenture. Any amount required to be paid to the undersigned on account of interest accompanies this Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated:
Signature(s)
Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Rule 17Ad-15 of the Securities and Exchange Commission if shares of Common Stock are to be issued, or Notes are to be delivered, other than to and in the name of the registered holder.

Fill in for registration of shares if to be issued, and Notes if to be delivered, other than to and in the name of the registered holder:

(Name) (Street Address) (City, State and Zip Code) Please print name and address

Ex. B - 1

Dated:

Principal amount to be converted (if less than all): $

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer Identification Number

Ex. B - 2

EXHIBIT C

REPURCHASE EXERCISE NOTICE UPON A FUNDAMENTAL CHANGE

To: Core Scientific, Inc.

The undersigned registered owner of this Note hereby irrevocably acknowledges receipt of a notice from Core Scientific, Inc. (the “Issuer”) as to the occurrence of a Fundamental Change with respect to the Issuer and requests and instructs the Issuer to repurchase the entire principal amount of this Issuer, or the portion thereof (which is $1.00 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture referred to in this Note at the Fundamental Change Purchase Price, to the registered Holder hereof.

Dated:
Signature(s)
Signature(s) must be guaranteed by a qualified guarantor institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranty

Principal amount to be repurchased

(in an integral multiple of $1.00, if less than all):

NOTICE: The signature to the foregoing Election must correspond to the name as written upon the face of the Security in every particular, without alteration or any change whatsoever.

Ex. C - 1

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

This Supplemental Indenture and Guarantee, dated as of     , 20 (this “Supplemental Indenture” or “Guarantee”), among (the “New Guarantor”), Core Scientific, Inc. (together with its successors and assigns, the “Issuer”), each other then-existing Guarantor under the Indenture referred to below (the “Guarantors”), and Wilmington Trust, National Association, as Trustee under such Indenture.

W I T N E S E T H:

WHEREAS, the Issuer, the Guarantors, the Trustee and the Collateral Agent have heretofore executed and delivered an Indenture, dated as of January [ ], 2024 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of $260,000,000 aggregate principal amount of 10.00%/12.00% Cash/Cash- and-Payment in Stock Convertible Secured Notes due 2029 of the Issuer (the “Notes”);

WHEREAS, Section 4.33 of the Indenture provides that the Issuer will cause certain subsidiaries of the Issuer to execute and deliver a Guarantee with respect to the Notes on the same terms and conditions as those set forth in the Indenture.

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Issuer and the Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder to add an additional Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1    Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1    Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1    Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.2    Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be

Ex. D - 1

affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.3    Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantor’s Guarantee. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, the New Guarantor and the Guarantors, and the Trustee makes no representation with respect to any such matters.

SECTION 3.4    Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.5    Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

Ex. D - 2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CORE SCIENTIFIC, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[NEW GUARANTOR], as a Guarantor

By:
Name:
Title:

[●], as Trustee

By:
Name:
Title:

Ex. D - 3

Exhibit C

New Secured Notes Indenture

CORE SCIENTIFIC, INC.

AS ISSUER,

THE GUARANTORS NAMED HEREIN

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

AS TRUSTEE AND COLLATERAL AGENT

INDENTURE

Dated as of January [●], 2024

12.50% SECURED NOTES DUE 2028

CROSS-REFERENCE TABLE1

Reconciliation and tie showing the location in this Indenture of the provisions inserted pursuant to Sections 310 to 318(a), inclusive, of the Trust Indenture Act of 1939, as amended. This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Indenture.

Trust Indenture Act of 1939 Section	Indenture Section
310(a)(1)	6.8
(a)(2)	6.8
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(a)(5)	6.8
(b) (c)	6.8 Not Applicable
311(a)	6.12
(b) (c)	6.12 Not Applicable
312(a)	2.05
(b)	11.03
(c)	11.03
313(a)	6.05
(b)	6.05
(c)	6.05
(d)	6.05
314(a)	4.24; 4.25; 11.02; 11.05
(b)	10.05
(c)(1)	11.04
(c)(2)	11.04
(c)(3)	11.04
(d)	10.06
(e)	11.05
(f)	Not Applicable
315(a)	6.01
(b)	4.24; 11.02
(c)	6.01
(d)	6.01
(e)	11.05
316(a)(1)	5.05; 5.04
(a)(2)	Not Applicable
(a) (last sentence)	Not Applicable
(b)	5.07
(c)	2.12
317(a)(1)	5.08
(a)(2)	5.09
(b)	2.04
318(a) 318(b) 318(c)	Not Applicable Not Applicable 11.09

1    Cross-references to be made automatic and updated.

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-ii-

-iii-

-iv-

-v-

-vi-

INDENTURE, dated as of January [    ], 2024, among Core Scientific, Inc., a Delaware corporation (together with its successors and assigns under this Indenture, the “Issuer”), the Guarantors party hereto from time to time, and Wilmington Trust, National Association (together with its successors and assigns under this Indenture, the “Trustee”), as trustee, and Wilmington Trust, National Association (together with its successors and assigns under this Indenture, the “Collateral Agent”), as collateral agent.

RECITALS

WHEREAS, pursuant to the terms and conditions of the [Third] Amended Joint Chapter 11 Plan, dated November [    ], 2023, as the same may be amended, modified or restated from time to time (the “Plan of Reorganization”) relating to the reorganization under Chapter 11 of Title 11 of the United States Code of the Issuer and certain of its direct and indirect Subsidiaries, which Plan of Reorganization was confirmed by order, dated December [    ], 2023, of the Bankruptcy Court (the “Bankruptcy Order”), the holders of [Existing Convertible Noteholder Claims] (as defined in the Plan of Reorganization) are to be issued the Notes (as hereinafter defined) in an initial aggregate principal amount of $150,000,000 (the “Initial Notes”);

WHEREAS, (a) all acts and things necessary to make (i) the Notes, when executed by the Issuer and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in this Indenture provided, the valid, binding and legal obligations of the Issuer; (ii) the Guarantees of the Guarantors hereunder the valid, binding and legal obligations of the Guarantors; and (iii) this Indenture a valid agreement of the Issuer and the Guarantors, according to its terms, have been done and performed, and (b) the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.

NOW, THEREFORE, in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises set forth herein, the Issuer and the Guarantors covenant and agree with the Trustee and Collateral Agent for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“Acceptable Custodian” means (a) any of (i) Coinbase Global, Inc., (ii) Cumberland, (iii) Wintermute, (iv) SDM, (v) Galaxy, (vi) FlaconX, (vii) BitGo, (viii) Anchorage, (ix) Fireblocks, (x) Gemini, and (xi) NYDIG, or (b) any other custodian approved by the Board of Directors.

“Acceptable Intercreditor Agreement” means (a) the Intercreditor Agreement, (b) the New Miner Equipment Intercreditor Agreement, and (c) any other intercreditor agreement, subordination agreement, or other similar document or instrument purporting to govern intercreditor liens, rights and/or obligations, as the case may be, in each case, entered into after the Issue Date by and among the Collateral Agent and one or more other secured parties or representatives thereof, and signed or acknowledged by the Issuer and each of the Guarantors, and, with respect to this clause (c), in form and substance substantially similar to the Intercreditor Agreement or the New Miner Equipment Intercreditor Agreement, as applicable, as in effect on the Issue Date.

“Acquired Debt” means (a) Debt of a Person that constitutes the Target of a Permitted Acquisition of Equity Interests; provided, that such Debt (i) was in existence prior to the date of such Permitted Acquisition, (ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, (iii) is unsecured, or secured solely by a Lien on the assets of the Target, so long as such Lien was not granted or incurred in connection with, or in contemplation of, such Permitted Acquisition, and (iv) is not guaranteed by the Issuer or any Subsidiary thereof (except the Target), and (b) Debt assumed by the Issuer or any Guarantor pursuant to a Permitted Acquisition by the Issuer or such Guarantor, as applicable, of any assets; provided, that such Debt (i) was in existence prior to the date of such Permitted Acquisition, (ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, (iii) is unsecured, or secured solely by a Lien on the assets acquired pursuant to such Permitted Acquisition, so long

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as such Lien was not granted or incurred in connection with, or in contemplation of, such Permitted Acquisition, and (iv) is not guaranteed by the Issuer or any Subsidiary thereof.

“Acquisition” means a transaction or series of transactions resulting in (a) acquisition of a business, division, or all or substantially all assets of a Person; (b) record or beneficial ownership of more than 50% of the Equity Interests of a Person; (c) merger, consolidation or combination of a Subsidiary with another Person or (d) acquisition of real property located in the United States from a Person that is not an Affiliate.

“Acquisition Consideration”: with respect to any Acquisition, including any Permitted Acquisition, the aggregate purchase consideration for such Acquisition or Permitted Acquisition and all other payments by the Issuer or any of its Subsidiaries in exchange for, or as part of, or in connection with, such Acquisition or Permitted Acquisition, whether paid in cash, by issuance of a note, or by exchange of Equity Interests or of other assets or otherwise, and, in each case, whether payable at or prior to the consummation of such Acquisition or Permitted Acquisition or deferred for payment at any future time, and whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Debt, Contingent Acquisition Consideration, Seller Financing Indebtedness, and agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow, profits or other performance (or the like) of any Person or business. For purposes of this Indenture, any such consideration not consisting of Cash paid or payable upon the closing of any such Acquisition or Permitted Acquisition shall be valued at the principal amount thereof in the case of notes or other debt Securities, the stated amount thereof in the case of fixed post-closing installments or similar Seller Financing Indebtedness obligations, the maximum payout amount in the case of any capped Contingent Acquisition Consideration or similar deferred contingent payment obligations, and reasonably estimable Fair Market Value in the case of any other non-Cash consideration.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture (including, without limitation, Section [4.01]). The Initial Notes and any Additional Notes subsequently issued under this Indenture shall be treated as a single class of securities for all purposes under this Indenture, including, without limitation, directions, waivers, amendments, consents, redemptions and offers to purchase.

“Affiliate” means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, each of the Permitted Holders shall be an Affiliate of the Issuer and its Subsidiaries.

“Agents” means each of the Paying Agent, Transfer Agent and the Collateral Agent.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Anti-Corruption Law” the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar Applicable Law.

“Anti-Terrorism Law” means any law primarily relating to terrorism or money laundering, including the Patriot Act.

“Applicable Law” means with respect to any Person, conduct, transaction, agreement or matter, as the case may be, all laws, rules, regulations and governmental guidelines applicable to such Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities (including, with reference to the Issuer and certain of its direct subsidiaries, any order of the United States Bankruptcy Court, pursuant to the Bankruptcy Code or otherwise in connection with the Chapter 11 Cases).

“Applicable Procedures” means, with respect to any matter at any time, the policies and procedures of the Depositary, if any, that are applicable to such matter at such time.

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“Asset Disposition” means any sale, lease (as lessor), license, consignment, transfer or other Disposition of assets or property (real or personal) (including any Equity Interests) of the Issuer or any Guarantor or Subsidiary thereof, including any, unwinding or termination of any Swap Agreements, any discounting or selling of (with or without recourse) any notes receivable or accounts receivable, a Disposition of property in connection with a sale- leaseback transaction or synthetic lease, and including any Disposition of property pursuant to a Division at Fair Market Value; provided, that Asset Dispositions shall not include any Exempted Dispositions.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

“Bankruptcy Law” means (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment or reorganization law (including any moratorium or any other marshalling of the assets and liabilities of any Person and any similar laws, rules or regulations relating to or affecting the enforcement of creditors’ rights generally); (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or all or substantially all of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bitcoin” means the digital currency referred to as such by market practice and transacted via a payment system using peer-to-peer transactions verified by network nodes and recording in a public distributed ledger called the “Blockchain”.

“Bitcoin Disposition” means any Disposition of Bitcoin by the Issuer or any Subsidiary thereof in the Ordinary Course of Business or pursuant to any BTC Hedging Agreement.

“Board of Directors” means, with respect to any Person, (1) in the case of any corporation, the board of directors of such Person and (2) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Fundamental Change,” any duly authorized committee of such body.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowed Money” means with respect to any Person, without duplication, (a) debt, indebtedness or other obligations of or owing by such Person that (i) arises from, is incurred as a result of, or otherwise relates to, the lending of any money to such Person by any other Person, (ii) is incurred pursuant to, or evidenced by, any notes, drafts, bonds, debentures, loan agreements or other credit documents, or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was incurred, issued or assumed, or arises, in respect of, or in consideration of, full or partial payment for any property; (b) obligations under Capital Leases; (c) reimbursement obligations with respect to drawn amounts under letters of credit; and (d) Guarantee Obligations with respect to any indebtedness or other obligations of the foregoing types owing by any other Person

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in the State of New York or Delaware.

“Capital Lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Lease Obligations” means as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or company, any and all equivalent ownership interests in a Person (other than a corporation or company), including partnership interests and membership interests, and any and all warrants, rights or

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options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Debt convertible into or exchangeable for any of the foregoing.

“Cash” or “cash” means money, currency or a credit balance in Dollars in any demand or Deposit Account.

“Cash Equivalents” (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case, which are issued by a Lender under the Senior Credit Facility or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender under the Senior Credit Facility) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by any financial institution or other Person rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P; and (f) any money market fund of which the assets are comprised of not less than 90% of the items specified in clauses (a) through (e) above. For the avoidance of doubt, Cryptocurrency shall not constitute “Cash Equivalents”.

“Change of Control” means the occurrence of any of the following events:

(a)    at any time, and for any reason whatsoever, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, (i) shall obtain the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Issuer, or (ii) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests of the Issuer representing more than 35% of the voting or economic power or interests in the Issuer;

(b)    the sale or transfer (directly or indirectly, and whether pursuant to a single transaction or series of related transactions) of all or substantially all of the assets of the Issuer on a consolidated basis to any Person other than one or more of the Issuer’s direct or indirect Wholly Owned Subsidiaries; or

(c)    a “change of control” or any comparable term under, and as defined in, any agreement governing Debt for Borrowed Money in an aggregate principal amount exceeding $10,000,000.

“Chapter 11 Cases” means the jointly administered cases under Chapter 11 of the Bankruptcy Code (Case No. 22-90341 (DRJ)).

“Clearstream” means Clearstream Banking, société anonyme.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, (a) all property (including Property Collateral, personal property, mixed, owned, leased or operated by the Issuer or any Guarantor) that is described in any Collateral Document as security for any Obligations, and (b) all other property (including all other Real Estate, personal property, mixed, owned, leased or operated by the Issuer or any Guarantor) of the Issuer or any Guarantor that now or hereafter secures (or is intended to secure) any Obligations; but, in all cases, excluding Excluded Assets.

“Collateral Agent” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor serving hereunder.

“Collateral Documents” means, collectively, each Acceptable Intercreditor Agreement, the Guaranties, the Control Agreements, the Landlord Collateral Access Agreements, the Pledge Agreement, the Security Agreement,

4

[    ]3, any other pledge agreement, security agreement, guarantee, control agreements, landlord collateral access agreements, mortgages and any other instruments and documents pursuant to which the Issuer or Guarantor grants a Lien on any Collateral as security for the Notes, in each case in accordance with the terms of this Indenture and the Notes.

“Commodity Account” means a “Commodity Account” as such term is defined in accordance with the UCC in effect in the State of New York from time to time.

“Confirmation Order” has the meaning ascribed to it in the Plan of Reorganization.

“Consolidated Adjusted EBITDA” means, for any period, an amount equal to (a) Consolidated Net Income for such period, plus (b) each of the following, without duplication, of the amounts for such period of the following in respect of the Issuer and its consolidated Subsidiaries (i) Consolidated Interest Expense, plus (ii) provisions for taxes based on income, plus (iii) total depreciation expense, plus (iv) total amortization expense, plus (v) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charges in any future period or amortization of a prepaid Cash charge that was paid in a prior period), plus (vi) customary and reasonable fees, costs and expenses incurred in connection with (1) the negotiation, execution, delivery and performance of any third party Debt permitted hereunder and any amendments, modifications, supplements or waivers of any of the foregoing or of this Indenture, (2) any investments, dispositions or acquisitions (whether consummated or not consummated) and (3) the incurrence, issuance, administration, prepayment, amendment or refinancing of Debt or issuances of equity made (or attempted to be made) if permitted hereunder; plus (vii) with respect to any Permitted Acquisitions (or other Acquisition made in accordance with the terms of this Indenture) (exclusive of all reasonable fees and expenses of such transaction), losses attributable to purchase accounting (i.e., the effect of any non-cash items resulting from any amortization, write- down or write-off assets (including intangible assets, goodwill and deferred financing costs) in connection with any such Acquisition), in the event that such an adjustment is made, in each case, in accordance with GAAP, plus (viii) with respect to any Permitted Acquisitions, earn-outs to the extent accrued or paid in cash, plus (ix) extraordinary, unusual or non-recurring items, including non-recurring recruitment, relocation and/or severance expense (to the extent permitted to be included in any similar calculation made pursuant to the Senior Credit Facility, or, if the Senior Credit Facility is no longer outstanding, to the extent approved by the Board of Directors of the Issuer or otherwise allowed to be included in pro forma financials prepared in accordance with Regulation S-X under the Securities Act), plus (x) compensation and reimbursement of expenses of members of the Board of Directors of the Issuer, plus (xi) all losses on sales of assets outside the ordinary course of business, plus (xii) proceeds of business interruption insurance and other charges, losses or expenses to the extent indemnified, insured, reimbursed or reimbursable or otherwise covered by a third party, in each case, to the extent actually received in cash, plus (xiii) any adjustments and add backs (other than pro-forma synergies, revenue enhancements or similar items) specifically identified (and only for specific amounts and time periods set forth therein) in any quality of earnings reports prepared in connection with any Permitted Acquisition or other acquisition constituting a permitted investment by an accounting firm of nationally recognized standing, minus (c) in each case, to the extent increasing Consolidated Net Income, the sum, without duplication, of the amounts for such period of (i) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (ii) interest income, plus (iii) other non-ordinary course income.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding (i) any paid-in-kind interest and any other amount not payable in cash, (ii) amortization of deferred financing costs and (iii) any realized or unrealized gains or losses attributable to Swap Agreements.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Issuer and its Subsidiaries on a consolidated basis that are properly classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents, deferred bank fees and derivative financial instruments related to Debt, the current portion of current and deferred taxes and assets held for sale or pension assets.

[3] Note	to Draft: To include any other applicable Collateral Documents.

5

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Issuer and its Subsidiaries on a consolidated basis that are properly classified as current liabilities in conformity with GAAP, excluding the current portion of long-term debt.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Issuer and its Subsidiaries on a consolidated basis equal to (a) Consolidated Cash Interest Expense and (b) scheduled payments of principal (or equivalent amounts) on Consolidated Total Debt, and any scheduled payments principal and/or rent related to any Capital Leases (including the New Miner Equipment Lender Debt).

“Consolidated Interest Expense” means, for any period, total interest expense of the Issuer and its Subsidiaries on a consolidated basis with respect to all outstanding Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Agreements, but excluding, however, (i) any amount not payable in cash, (ii) any amounts payable on or before the Issue Date, including any underwriting fees or original issue discount paid in connection with the consummation of the Transactions and any agency fees payable to the Trustee or the Collateral Agent in connection with the Notes Documents, the Convertible Notes Documents or the Senior Credit Facility, (iii) any expenses paid in connection with the consummation of the Transactions, and (iv) any fees and/or expenses paid in connection with any Permitted Acquisition or other Investments or in connection with any amendment or waiver with respect to any outstanding Indebtedness or any expenses and upfront fees (including any original issue discount) incurred in connection with any Indebtedness the proceeds of which are applied to fund any Permitted Acquisition or other Investment.

“Consolidated Net Income” means, for any period, (a) the net income (or loss) of the Issuer and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) in each case, to the extent otherwise included in such net income (or loss) and without duplication, (i) the income (or loss) of any Person that is not a Wholly-Owned Subsidiary, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Wholly-Owned Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Wholly-Owned Subsidiaries or that Person’s assets are acquired by the Issuer or any of its Wholly-Owned Subsidiaries, (iii) the income of any Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Dispositions or returned surplus assets of any Pension Plan, (v) any after tax gain or loss attributable to returned surplus assets of any Pension Plan for such period, (vi) the income or loss of any Person for such period attributable to the early extinguishment of any Indebtedness or obligations under any Swap Contracts or other derivative instruments, in each case, to the extent permitted hereunder, (vii) all foreign currency translation gains or losses to the extent such gains or losses are non- cash items, (viii) the cumulative effect of any change in accounting principles and (ix) to the extent not included in clauses (i) through (viii) above, any net extraordinary gains or net extraordinary losses (in each case, as determined by reference to GAAP immediately prior to giving effect to FASB’s Accounting Standards Update No. 2015-01).

“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of Debt of the type described in clauses (a), (c), (e) (to the extent drawn and not reimbursed), (f), (g) and (i) of the term “Debt” of the Issuer and its Subsidiaries then-outstanding (which shall be determined on a consolidated basis in accordance with GAAP).

“Consolidated Working Capital” means, as at any date of determination, the difference of Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) equal to the difference of (i) Consolidated Working Capital as of the beginning of such period, minus (ii) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded (a) the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period, (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Swap Agreement and (d) the application of purchase or recapitalization accounting.

6

“Contingent Acquisition Consideration” means any earnout obligation or similar deferred or contingent obligation of the Issuer or any of its Subsidiaries incurred or created in connection with any Acquisition.

“Contingent Obligation” means any obligation of a Person arising from any guarantee (including all Guarantee Obligations), indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guarantee, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto as determined by such Person in good faith.

“Contingent Value Rights” means the contingent value rights issued by the Issuer pursuant to, and governed by, the Contingent Value Rights Agreement, dated January [●], 2024, by and between the Issuer and [●], a [●] [trust company], as calculation agent and rights agent.

“Control Agreement” means an agreement with respect to any Deposit Account, Security Account or Commodity Account entered into by and among the Issuer or the Guarantor in whose name such Deposit Account, Security Account or Commodity Account is maintained, the institution(s) maintaining such Deposit Account, Security Account or Commodity Account, and Collateral Agent, which agreement shall be effective to establish “control” (within the meaning set forth in Sections 9-104 and 9-106 of the Uniform Commercial Code) of such Deposit Account, Security Account or Commodity Account in favor of the Collateral Agent to the extent required to perfect the Collateral Agent’s Lien on such Deposit Account, Security Account or Commodity Account.

“Convertible Notes” means the 10.00% Cash / 12.00% Cash / PIK Convertible Secured Notes due 2029 issued pursuant to the Convertible Notes Indenture and any additional Convertible Notes issued pursuant to the Convertible Notes Indenture from time to time.

“Convertible Notes Documents” means collectively, the following (as the same now exist or may hereunder be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the Intercreditor Agreement): (a) the Convertible Notes Indenture; (b) the Convertible Notes, and (c) all other Notes Documents (as defined in the Convertible Notes Indenture).

“Convertible Notes Indenture” means that certain convertible notes indenture dated as of the date hereof among the Issuer as issuer, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and collateral agent, as amended or modified from time to time in accordance with the Intercreditor Agreement.

“Copyrights” means all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) renewals, supplements and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Corporate Trust Office” means the address of the Trustee specified in Section 11.02 or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust

7

office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Cryptocurrency” means any digital or electronic asset or currency (including Bitcoin and Ethereum) transacted, exchanged or otherwise subsisting on the blockchain or other decentralized or distributed ledger or similar digital platform.

“Debt” means, as applied to any Person, without duplication, (a) all indebtedness and obligations of such Person for Borrowed Money; (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities on the balance sheet of such Person; (c) all obligations of such Person arising with respect to non-contingent earnout or similar non-contingent obligations incurred in connection with an Acquisition; (d) all Disqualified Equity Interests; (e) all reimbursement obligations in respect of letters of credit issued for the account of such Person; (f) all Debt of a second Person secured by any Lien on any property owned by such first Person, whether or not such Debt has been assumed; (g) all Capital Lease Obligations of such Person; (h) all obligations of such Person under Swap Agreements (but taking into account only the mark-to-market value or, if any actual amount is due as a result of the termination or close-out of such transaction, that amount) and (i) without duplication, all Contingent Obligations of such Person with respect to Debt described in (a) through (h) above; provided, that Debt shall not include (i) trade payables and accrued expenses, in each case arising in the Ordinary Course of Business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or (iv) any obligations or liabilities under any agreement relating to any Permitted Asset Disposition, power purchase agreements or hosting agreements. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer. The amount of Debt of any Person for purposes of clause (iii) shall be deemed to be equal to the lesser of (1) the aggregate unpaid amount of such Debt and (2) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Default” means an event or condition that, with the lapse of time or giving of notice or both, would constitute an Event of Default.

“Deposit Account” means a “Deposit Account” as such term is defined in accordance with the UCC in effect in the State of New York from time to time.

“Depositary” means, with respect to the Notes issued in the form of one or more Global Notes, The Depository Trust Company (“DTC”) and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disposition” means with respect to any Person, any conveyance, sale, lease (as lessor), license (as licensor), exchange, assignment, transfer or other Disposition by such Person of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of Cash, Cash Equivalents, Securities or any other property or assets. For purposes of clarification, “Dispose” shall include (a) any issuance, sale or other transfer of any Equity Interests of a Subsidiary (other than to the Issuer or another Subsidiary) and shall not include any issuance, sale or other transfer of any Equity Interests of the Issuer, (b) the sale or other Disposition for value of any Bitcoin or other Cryptocurrency, or any contracts in respect thereof, (c) the early termination or modification of any contract by any Person resulting in the receipt by such Person of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for previously accrued and unpaid amounts due through the date of termination or modification), and (d) any sale of merchant accounts (or any rights thereto (including any rights to any residual payment stream with respect thereto) by the Issuer or any of its Subsidiaries. “Dispose” shall have a corresponding meaning.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable (other than (i) solely for Equity Interests that are not Disqualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering, asset disposition or similar event shall be subject to the payment in full of the Notes), or redeemable at the

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option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Stated Maturity of the Notes. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require the Issuer or any Subsidiary to repurchase such Equity Interest upon the occurrence of a change of control or an asset disposition will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the Issuer or such Subsidiary, as applicable, may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 4.03.

“Distribution” means (a) any dividend or other distribution, liquidation preference, direct or indirect, on account of any shares of any class of Equity Interests of the Issuer or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of Equity Interests (other than any Disqualified Equity Interests); (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of the Issuer (or any direct or indirect parent thereof) or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the Issuer (or any direct or indirect parent thereof) or any of its Subsidiaries now or hereafter outstanding (other than with respect to the Convertible Notes, the Warrants, the GUC Contingent Payment Obligations or the Contingent Value Rights).

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“dollars” or “$” means the lawful currency of the United States of America.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” means all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Notice” means a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release” means a release as defined in CERCLA or under any other Environmental Law.

“Equipment” means “Equipment” as such term is defined in accordance with the UCC in effect in the State of New York from time to time.

“Equity Interest” means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) Person having any other form of equity security or ownership interest in another Person, including common stock and preferred stock, and including all of the warrants, options or other rights for the purchase or acquisition from such Person of such Equity Interests in such Person, but excluding, for the avoidance of doubt, the Convertible Notes.

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“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Issuer or a Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Issuer, any Guarantor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Issuer, any Guarantor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Issuer or any Guarantor or ERISA Affiliate; or (h) with respect to any Pension Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or a failure to make a required contribution to a Multiemployer Plan.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear System.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Account” means any Deposit Account in the name of the Issuer or any Guarantor (a) that is used exclusively for payroll, payroll taxes and other employee wage and benefit payments in the Ordinary Course of Business; (b) that is a trust, fiduciary, or withholding tax payment account or (c) accounts set forth on Schedule 1 hereto which are listed as Excluded Accounts; provided, that no other Deposit Accounts shall constitute an Excluded Account.

“Excluded Assets” means each of the following:

(a)    any lease, license, contract, or agreement (including, with respect to any Purchase Money Debt or similar arrangement, in each case, permitted hereunder, the assets subject thereto) to which the Issuer or any Guarantor is a party or any of its rights or interests thereunder and its interests in any Real Estate which is demised thereby and any improvement thereon, in each case, if and only for so long as the grant of a security interest or Lien under this Indenture (i) is prohibited by Applicable Law, or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the Issuer or such Guarantor therein pursuant to Applicable Law, (ii) would require the consent of third parties, and such consent shall have not been obtained notwithstanding the Issuer’s or such Guarantor’s commercially reasonable efforts to obtain the same (other than with respect to Real Estate existing as of the Closing Date, for which no such efforts shall be required), or (iii) would constitute or result in a breach, termination or default under any such lease, license, contract or agreement (in each case other than to the extent that any such prohibition, limitation, consent requirement or other term thereof is rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction, the Bankruptcy Code or any other Applicable Law or any principles of equity); provided, that such lease, license, contract or agreement (including, with respect to any Purchase Money Debt or similar arrangement, in each case, permitted hereunder, the assets subject thereto), the rights and interests of the Issuer or any Guarantor thereunder and/or the Issuer or such Guarantor’s interest in any such Real Estate which is demised thereby and any improvements thereon will, in any case, will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset, and will become Collateral, immediately and automatically, at such time as such consequences will no longer result;

(b) Excluded Accounts;

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(c)    any assets securing any Permitted Power Hedges and any Permitted BTC Hedging Agreements;

(d)    any United States intent-to-use trademark applications to the extent the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; and

(e)    Margin Stock;

provided, that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets); provided, further, that upon the occurrence of an event that renders property to no longer constitute Excluded Assets, including submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) with respect to an intent-to-use trademark application, a security interest in such property shall be automatically and simultaneously be granted under the Collateral Documents and such property shall be automatically and immediately included as Collateral hereunder.

“Excluded Subsidiary” means any Subsidiary that (i) is determined to be an “Excluded Subsidiary” under the Senior Credit Facility (or, if the Senior Credit Facility is no longer in effect, the Issuer reasonably determines the cost and/or burden of obtaining a Guarantee outweighs the benefit to the Secured Parties) or (ii) the Issuer reasonably expects that the provision of a Guarantee by such Subsidiary could give rise to material adverse tax consequences to the Borrower or any of its Subsidiaries. As of the Closing Date, there are no Excluded Subsidiaries.

“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any Swap Agreement, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Agreement (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Exempted Dispositions” means:

(a)    any Disposition of property or assets with an aggregate Fair Market Value or book value (whichever is more) not in excess $2,000,000; provided, that the aggregate Fair Market Value or book value (whichever is more) of all such Dispositions shall not exceed $2,000,000 in any Fiscal Year;

(b)    any Disposition of property that is obsolete, surplus, unmerchantable or otherwise unsalable, including the abandonment or other Disposition of immaterial Intellectual Property, in the Ordinary Course of Business

(c)    the sale or discount (or forgiveness), in each case, without recourse and in the Ordinary Course of Business, of accounts receivable or notes receivable overdue by more than 90 days, but only in connection with the compromise or collection thereof or in connection with the bankruptcy or reorganization of the applicable account debtors and Dispositions of any securities received in any such bankruptcy or reorganization;

(d)    any Disposition resulting from any casualty or other insured damage to, or any taking under any power of eminent domain or by condemnation or similar proceeding of, any real or personal property of the Issuer or any Guarantor;

(e)    any transaction permitted by Sections 4.02, 4.03, 4.04 or 4.07;

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(f)    any non-exclusive License for any Intellectual Property, leases or subleases, in each case, in the Ordinary Course of Business;

(g)    any Disposition of property, including Equipment, to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (and such purchase is consummated within 270 days after the date of such exchange), or (ii) the proceeds of such Disposition are applied to the purchase price of replacement property (which replacement property is actually purchased within 270 days after the initial receipt of such monies (which may be extended by ninety-five (95) days if a written commitment to reinvest has been entered into prior to the lapse of such 270 day period); provided, that, any property acquired hereunder shall constitute Collateral to the extent the Disposed property constituted Collateral, and the Collateral Agent shall be granted a fully perfected Lien thereon in accordance with the requirements hereof and having the same priority as the Liens granted on such Disposed property to secure the Notes;

(h)    any lease, sublease, license or sublicense of any real or personal property which is entered into in good faith and does not materially interfere with the business of the Issuer or the Guarantors, taken as a whole, or which is entered into in the Ordinary Course of Business;

(i)    the unwinding of any Swap Agreements;

(j)    any Disposition approved in writing by the Required Holders;

(k)    any Disposition of any asset by the Issuer or a Guarantor to the Issuer or another Guarantor in the Ordinary Course of Business, so long as any property subject to the same shall remain subject to a fully perfected, first-priority Lien in favor of the Collateral Agent to the extent provided hereunder;

(l)    any Bitcoin Disposition; and

(m)    (i) any issuance, sale or other transfer of any Equity Interests of a Subsidiary to the Issuer or another Subsidiary or (ii) any issuance, sale or other transfer of any Equity Interests of the Issuer;

(n)    the liquidation or other Disposition of cash or Cash Equivalents in the Ordinary Course of Business.

“Fair Market Value” means with respect to any asset or item of property, the sale value that would be obtained therefor in an arm’s-length, free market transaction between an informed and willing seller under no compulsion to sell, and an informed and willing buyer under no compulsion to buy, as determined in good faith. Fair Market Value shall be conclusively determined in good faith by an Officer of the Issuer as set forth in an Officer’s Certificate.

“Fiscal Quarter” means each period of three months, commencing on the first day of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Issuer and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means the ratio, as of the last day of each Fiscal Quarter, of (i) Consolidated Adjusted EBITDA for the Test Period then most recently ended, to (ii) Consolidated Fixed Charges for the Test Period then most recently ended.

“FLSA” means the Fair Labor Standards Act of 1938.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by the Issuer, any Guarantor or any Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of the Issuer, any Guarantor or any Subsidiary.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

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“Global Intercompany Note” means a Global Intercompany Note substantially in the form of [Exhibit D] hereto4.

“Global Note Legend” means the legend identified as such in Exhibit A.

“Global Notes” means the Notes that are substantially in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee issued in accordance with Section 2.06.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self- regulatory authority.

“Grantor” has the meaning given to such term (or any equivalent term, such as pledgor or mortgagor) in the applicable Collateral Documents.

“Group” shall have the meaning used in Section 13(d) and 14(d) of the Exchange Act.

“Guarantee” means any guarantee in accordance with the provisions of this Indenture of the Issuer’s Debt or other obligations under, or with respect to, the Notes, this Indenture and the other Notes Documents, whether provided by any direct or indirect Subsidiary of the Issuer (including the Guarantees by the Guarantors dated as of the date of this Indenture) or by any other Person. When used as a verb, to “Guarantee” shall have a corresponding meaning.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”) any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof, as determined by the Issuer in good faith.

“guarantees” means, as applied to any Debt or other obligation,

(a)    a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

[4]	Note to Draft: Based on form for DIP/WGM to draft.

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(b)    except for the purposes of [Section 4.14]5, an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, by the mortgage, charge or pledge of assets and the payment of amounts drawn down under letters of credit;

provided, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Indenture (other than such obligations with respect to Debt). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors” means each Subsidiary of the Issuer on the Issue Date, other than an Immaterial Subsidiary or an Excluded Subsidiary, that is a party to this Indenture for purposes of providing a Guarantee, and each other Person that is required to, or at the election of the Issuer, does become a Guarantor by the terms of this Indenture after the Issue Date, in each case, until such Person is released from its Guarantee in accordance with the terms of this Indenture.

“GUC Contingent Payment Obligations” has the meaning ascribed to it in the Plan of Reorganization.

“Holder” means any registered holder, from time to time, of the Notes.

“Immaterial Subsidiary” means, as of any date, any Subsidiary of the Issuer (a) whose assets as of the end of the most recent Fiscal Quarter have an aggregate Fair Market Value of less than $2,500,000, and (b) whose Consolidated Adjusted EBITDA for the most recently ended Fiscal Quarter are less than $2,500,000; provided, that, (i) in no event shall the total assets or Consolidated Adjusted EBITDA of all Immaterial Subsidiaries exceed $5,000,000 at any time; (ii) a Subsidiary shall not constitute an Immaterial Subsidiary until such time as compliance with the requirements of this definition shall have been certified in an Officer’s Certificate that is delivered to the Trustee, and (iii) in no event shall a Person constitute an Immaterial Subsidiary if such Person shall, directly or indirectly, guarantee or provide any credit support for, or be subject to any Contingent Obligation in respect of, any Debt of the Issuer or any Subsidiary thereof. As of the Issue Date, the only Immaterial Subsidiaries are the Persons set forth on [Schedule 2] hereto.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Initial Notes” has the meaning set forth in the preamble hereto.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law, rule or regulation for, or any agreement of such Person to any or a combination of the following (each, a “Bankruptcy Law”): (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment or reorganization law (including any moratorium or any other marshalling of the assets and liabilities of any Person and any similar laws, rules or regulations relating to or affecting the enforcement of creditors’ rights generally); (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or all or substantially all of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Issue Date, by and among the Trustee, the Collateral Agent, Wilmington Trust, National Association, as the trustee and collateral agent for the Convertible Notes, and Wilmington Trust, National Association, as the administrative agent for the Senior

[5]	Note to PH: To confirm appropriate cross-reference.

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Credit Facility, as the same may be amended, amended and restated, supplemented, modified or replaced from time to time in accordance therewith.

“Intellectual Property” means all intellectual and similar property of a Person, including: Patents, Trademarks, Copyrights and Technology; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; and all intellectual property rights in all books and records relating to the foregoing.

“Intellectual Property Claim” means any claim or assertion (whether in writing, by suit or otherwise) that the Issuer’s or any Subsidiary’s ownership, use, marketing, sale or distribution of any Intellectual Property or other property or methods, processes or services violates, infringes, dilutes or misappropriates another Person’s Intellectual Property.

“Intellectual Property Collateral” means all Intellectual Property and Licenses of the Issuer and each Guarantor, whether now or hereafter owned, licensed or acquired, in each case, excluding any Excluded Assets.

“Interest Payment Date” means each March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2024.

“Inventory” is as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Person’s business (but excluding Equipment).

“Investment” means an Acquisition; an acquisition of record or beneficial ownership of any Equity Interests of a Person; or a loan advance or capital contribution to or other debt or equity investment in a Person.

“Issue Date” means, in respect of (i) the Initial Notes, January [•], 2024, and (ii) any Additional Notes, the date on which such Additional Notes are initially issued.

“Issuer” means the party named as such in this Indenture until a successor replaces them and, thereafter, means such successor.

“Issuer Order” means a written order from the Issuer to the Trustee signed in the name of the Issuer by an Officer and delivered to the Trustee.

“Landlord Collateral Access Agreement” means any agreement in favor of Collateral Agent, on behalf of the Secured Parties, of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral in form and substance reasonably satisfactory to the Collateral Agent, waiving or subordinating Liens or certain other rights or interests such Person may hold in regard to the Collateral and providing Collateral Agent access to its Collateral.

“License” means all license agreements with, and covenants not to sue, any other party with respect to any Intellectual Property or Intellectual Property Collateral, whether such the Issuer or a Guarantor is a licensor or licensee under any such license agreement, together with any and all (i) renewals, extensions, supplements, amendments and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements, breaches or violations thereof, (iii) rights to sue for past, present and future infringements, breaches or violations thereof and (iv) other rights to use, exploit or practice any or all of the Intellectual Property or Intellectual Property Collateral.

“Lien” means any Person’s interest in real or personal property securing an obligation owed to, or a claim by, such Person, including any mortgage, deed of trust, lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, encumbrance or other title exception.

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“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances (a) has had or could be reasonably expected to have a material adverse effect (i) on the business, operations, properties, or financial condition of the Issuer and its Subsidiaries, taken as a whole, (ii) on the value of Collateral, taken as a whole, (iii) on the enforceability of any Notes Documents, or (iv) on the validity or priority of Collateral Agent’s Liens on a material portion of the Collateral; (b) materially impairs or has a material adverse effect on the ability of the Issuer and the Guarantors, taken as a whole, to perform their obligations under the Notes Documents, including repayment of any Notes; or (c) otherwise impairs or has a material adverse effect on the ability of Collateral Agent to enforce or collect any Notes or to realize upon a material portion of the Collateral.

“Material Contract” means any written agreement or arrangement to which the Issuer or a Subsidiary is party (other than the Notes Documents or any other commercial contracts) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity” means, with respect to any indebtedness, the date on which any principal of such indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage Takeback Debt” has the meaning ascribed to it in the Plan of Reorganization.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Issuer or any Guarantor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“M&M Lien Settlement Debt” means all Debt, obligations, liabilities and indebtedness of every kind, nature and description owing by the Issuer or the Guarantors to each holder of an M&M Lien Secured Claim (as defined in the Plan of Reorganization) or to each holder of an M&M Lien (as defined in the Plan of Reorganization) and securing indebtedness allowed under, and issued pursuant to, the applicable M&M Lien Settlement (as defined in the Plan of Reorganization).

“M&M Lien Takeback Debt” means all Debt, obligations, liabilities and indebtedness of every kind, nature and description owing by the Issuer or the Guarantors to each holder of an [M&M Lien Secured Claim (as defined in the Plan of Reorganization) or to each holder of an M&M Lien (as defined in the Plan of Reorganization).

“Net Cash Proceeds” means, subject to the terms of the New Miner Equipment Intercreditor Agreement and the Intercreditor Agreement, as applicable, with respect to any Asset Disposition by any Person, cash and Cash Equivalents received by or for such Person’s account with respect to, or in connection with, such Asset Disposition, net of (i) reasonable direct costs and expenses relating to, and payable as a condition to consummating, such Asset Disposition (including investment banking fees, consultant fees, survey costs, title insurance premiums, and related search and recording charges, legal fees and reasonable broker’s fees or sales commissions and similar costs and expenses paid or payable in connection with such Asset Disposition), (ii) Taxes paid, or reasonably expected to be payable, by such Person, the Issuer or any of its Subsidiaries as a result of, or in connection with, such Asset Disposition, and (iii) (x) the repayment of any Debt secured solely by the asset or property subject to such Asset Disposition, if such repayment is required as a condition to consummating such Asset Disposition, and (y) in the case of real property, the repayment of any mortgages secured by or obligations secured by mechanics’, construction or similar liens on such property, if such repayment is required as a condition to consummating such Asset Disposition.

“New Common Interests” means the new common equity of the Issuer to be issued (a) on the Plan Effective Date or thereafter under the Plan of Reorganization or (b) as otherwise permitted pursuant to the Plan of Reorganization and the New Corporate Governance Documents (as defined in the Plan of Reorganization).

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“New Miner Equipment Lender Debt” means the Miner Equipment Lender Takeback Debt (Default) and Miner Equipment Lender Takeback Debt (Election 2), each as defined in the Plan of Reorganization.

“New Miner Equipment Lender Debt Documents” means those certain loan and security agreements, as in effect on the Plan Effective Date (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof), in each case, by and between the Issuer or Guarantor that is party to the applicable Miner Equipment Lender Agreement (as defined in the Plan of Reorganization) and the applicable New Miner Equipment Lender.

“New Miner Equipment Lenders” means any of (a) 36th Street Capital Partners, LLC, (b) Anchorage Lending CA, LLC, (c) Barings BDC, Inc., (d) Barings Capital Investment Corporation, (e) Barings Private Credit Corp., (f) BlockFi Lending LLC, (g) Jack Novak, (h) MassMutual Asset Finance LLC, (i) Stonebriar Commercial Finance LLC, (j) Trinity Capital Inc. and (k) Wingspire Equipment Finance LLC (f/k/a Liberty Commercial Finance LLC).

“New Miner Equipment Intercreditor Agreement” means those certain first lien/second lien miner equipment intercreditor agreements entered into by and among any New Miner Equipment Lender (or any representative thereof), the Collateral Agent, and Wilmington Trust, National Association, as collateral agent under the Convertible Notes Documents and Senior Credit Facility, on the Issue Date or thereafter in substantially the same form as the New Miner Equipment Intercreditor Agreement entered into on the Issue Date.

“Note Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Notes Documents” means this Indenture, any Note, each Guarantee, the Collateral Documents, and any other document or instrument designated by the Issuer as a “Notes Document”. Any reference in this Indenture or any other Notes Document shall include all appendices, exhibits or schedules thereto.

“Notes” means the Initial Notes and any Additional Notes.

“Obligation” means all (a) principal of, and premium, if any, on the Notes, (b) interest (including any interest which but for the filing of an Insolvency Proceeding would have accrued on any Obligation, whether or not a claim is allowed or allowable for such interest), expenses, indemnification obligations and other amounts payable by the Issuer or the Guarantors under the Notes Documents, and (c) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Notes Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an acceptance, loan, guarantee, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“Officer” means any of the following of the Issuer or any Guarantor: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, the President, any Executive Vice President, the Treasurer or the Secretary.

“Officer’s Certificate” means a certificate signed by a director or an Officer of the Issuer, a Guarantor or a Surviving Entity, as the case may be, and delivered to the Trustee; each such Officer’s Certificate shall comply with Section 314 of the Trust Indenture Act to the extent required by the provisions thereof.

“Opinion of Counsel” means a written opinion from external legal counsel reasonably acceptable to the Trustee or other applicable recipient(s) of such opinion; each such Opinion of Counsel shall comply with Section 314 of the Trust Indenture Act to the extent required by the provisions thereof.

“Ordinary Course of Business” means when used in connection with, or in respect of, any obligation of, or any transaction involving, entered into, or consummated by, or any action taken by, or any agreement or arrangement entered into by, any Person (including any Disposition) (each, an “Applicable Transaction”), means, and shall be deemed to require, that such Applicable Transaction shall be consummated, conducted, effectuated, or otherwise take place on an arm’s length basis, in the ordinary course of such Person’s business and consistent with such Person’s past

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practice, and, in each case, in good faith and not for purposes of evading any covenant or restriction in, or any requirement of, any Notes Document, any Restructuring Transaction Document or Applicable Law; provided, that any Applicable Transaction involving Cryptocurrency (including any Asset Disposition or any other sale, transfer or other Disposition of any Cryptocurrency) shall, in each case, only be considered to be in the Ordinary Course of Business if consummated at Fair Market Value.

“Organizational Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“OSHA” means the Occupational Safety and Hazard Act of 1970.

“Parent Company” means any other Person, or group of Persons that are Affiliates of the Issuer of which the Issuer is an indirect Subsidiary.

“Patents” means all patents and all patent applications (whether issued, applied for or allowed in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) inventions, discoveries, designs and improvements described or claimed therein, (iii) reissues, divisions, continuations, reexaminations, extensions and continuations-in- part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Issuer or any Guarantor or ERISA Affiliate or to which the Issuer, Guarantor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Permitted Acquisition” means any Acquisition by the Issuer or any Guarantor; provided:

(a)    immediately prior to, and after giving effect to, such Acquisition, as of the time of, and pro forma for (after giving effect to) such Acquisition, no Event of Default shall have occurred or shall be continuing or would result therefrom; and

(b)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Approvals; and

(c)    in the case of an Acquisition of (i) Equity Interests, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person in such Acquisition shall be owned 100% by the Issuer or a Guarantor and the Issuer or such Guarantor shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Issuer or such Guarantor, each of the actions set forth in Section 4.34, as applicable, and (ii) assets, including a business line or division of any Person, the Issuer or such Guarantor shall have taken, or caused to be taken, as of the date such assets are acquired, each of the actions set forth in Section 4.34, as applicable; and

(d)    any Target shall be in the same business or lines of business in which the Issuer or the Guarantors are engaged as of the Closing Date or as otherwise permitted under Section 4.07; and

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(e)    the Acquisition shall be non-hostile and shall have been approved by the board of directors (or equivalent governing body) of the Target acquired or from whom such assets, including a business line or division, is acquired; and

(f)    in the case of the Acquisition of any real property such real property shall be located in the U.S. and shall be used as a site for the operation of Equipment; and

(g)    the aggregate amount of all Acquisition Consideration paid in cash or Cash Equivalents, for such Acquisition individually, or when aggregated with all other Acquisitions consummated in such Fiscal Year, shall not exceed the greater of (x) $30,000,000 or (y) [15%] of Consolidated Adjusted EBITDA as of the last day of the Test Period most recently ended in any Fiscal Year.

“Permitted Asset Disposition” means any of the following Dispositions:

(a)    any sale of property or any Disposition of property not otherwise described pursuant to any other clause of this definition (except any issuance of any Equity Interests by any Subsidiary of the Issuer); provided, that (i) the aggregate Fair Market Value or book value (whichever is more) of property Disposed of in reliance on this clause (a) shall not exceed the greater of (A) $2,000,000 and (B) [TBD]% of Consolidated Adjusted EBITDA as of the last day of the Test Period most recently ended and (ii) the Net Cash Proceeds thereof shall be applied as required by Section 4.05.

(b)    any sale-leaseback transaction consummated in the Ordinary Course of Business; provided, that (i) the aggregate Fair Market Value or book value (whichever is more) of property subject to, or disposed of, in all sale- leaseback transactions consummated in reliance on this clause shall not exceed $5,000,000 in the aggregate, (ii) such sale-leaseback transaction shall be at arm’s-length and with a Person who is not an Affiliate, (iii) as of the time of, and pro forma for, such sale-leaseback transaction, no Event of Default shall have occurred or shall be continuing, or would be expected to result therefrom and (iv) the Fixed Charge Coverage Ratio, as of the last day of the Test Period most recently ended prior to such sale-leaseback transaction, shall be at least 2:00 to 1.00 (pro forma for contemplated transaction) and (v) the Net Cash Proceeds of such sale-leaseback transaction shall be applied as required by Section 4.05 (sale-leaseback transactions consummated in compliance with the foregoing, “Permitted Sale-Leaseback Transactions”);

(c)    other Asset Dispositions (except any issuance of any Equity Interests by any Subsidiary of the Issuer); provided, that (i) the aggregate Fair Market Value or book value (whichever is more) of property disposed of in reliance on this clause (c) shall not exceed $5,000,000 in any single Disposition or $15,000,000 in the aggregate in any Fiscal Year; (ii) the consideration received for such Asset Dispositions shall be in an amount at least equal to the Fair Market Value thereof (determined in good faith by the Board of Directors of the Issuer), (iii) for Assets Dispositions involving aggregate Fair Market Value or book value (whichever is more) of $10,000,000 in any single Disposition, no less than 75% of the consideration thereof shall be paid in cash or Cash Equivalents and (iv) the Net Cash Proceeds thereof shall be applied as required by Section 4.05; and

(d)    other Dispositions (except any issuance of any Equity Interests by any Subsidiary of the Issuer); provided, that the aggregate Fair Market Value of all property Disposed of in reliance on this clause shall not exceed [5.0]% of the Consolidated Total Assets of the Issuer and its Subsidiaries as of the most recently ended Fiscal Quarter.

Notwithstanding anything to the contrary contained in this Indenture or in any other Notes Document, neither the Issuer nor any of its Subsidiaries shall be permitted to Dispose of any patents, copyrights, trademarks and other Intellectual Property rights of the Issuer or any of its Subsidiaries material to the business of the Issuer or any of its Subsidiaries (except to the extent constituting an Exempted Disposition).

“Permitted Contingent Obligations” means Contingent Obligations permitted pursuant to Section 4.01(m).

“Permitted Debt” has the meaning set forth in Section 4.01.

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“Permitted Holders” means any Person that, as of the Plan Effective Date, owns 10% or more of the Common Stock of the Issuer.

“Permitted Liens” has the meaning set forth in Section 4.02.

“Permitted Refinancing” means with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Debt of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and customary fees, expenses, original issue discount and upfront fees incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the maturity date of, or has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Debt prior to such date of determination); (c) as of the time of, and pro forma for (after giving effect to) such modification, refinancing, refunding, renewal or extension, no Event of Default shall have occurred or shall be continuing or would result therefrom; (d) to the extent such Debt being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Notes, such modification, refinancing, refunding, renewal or extension shall be subordinated in right of payment to the Notes on terms, taken as a whole, at least as favorable to the Holders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended; (e) to the extent that the Debt being modified, refinanced, refunded, renewed or extended, (i) is secured, any Liens securing such modification, refinancing, refunding, renewal or extension shall only attach to the same (or lesser) assets, (ii) is secured on a junior or subordinated basis to the Notes, any Liens securing such modification, refinancing, refunding, renewal or extension shall be subordinated to any Liens securing the Notes, in each case, on terms, taken as a whole, at least as favorable to the Holders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended, and (iii) is expressly permitted by this Agreement to be secured by any assets on a pari passu or senior basis to the Notes and any Liens securing such modification, refinancing, refunding, renewal or extension, and any holder of such Liens, shall be subject to an Acceptable Intercreditor Agreement; (f) any modification, refinancing, refunding, renewal or extension of any unsecured Debt shall only be permitted to the extent that any Debt incurred or arising as a result thereof shall be unsecured or could otherwise be secured by Lien pursuant to the terms of this Indenture; and (g) the terms and conditions of any such modification, refinancing, refunding, renewal or extension, taken as a whole, shall not be materially less favorable to the Holders than the terms and conditions of the Debt being modified, refinanced, refunded, renewed or extended, unless otherwise permitted pursuant to the terms of this Indenture.

“Permitted Restrictions” means prohibitions, restrictions, or conditions under or with respect to any of the following: (a) the Notes Documents, the Convertible Notes Documents and the Senior Credit Facility and any related security, collateral, intercreditor or similar agreements, (b) any Purchase Money Debt, Purchase Money Lien, any Acquired Debt, Debt incurred or arising prior to the Issue Date and permitted to be outstanding pursuant to the terms of the Plan of Reorganization, New Miner Equipment Lender Debt, Swap Agreements, Mortgage Takeback Debt, M&M Lien Takeback Debt, M&M Lien Settlement Debt, Debt incurred to finance any Permitted Acquisition or the purchase of Equipment, Reinstated Other Secured Debt and Debt incurred to finance Permitted Sale-Leaseback Transactions, in each case, permitted by Section 4.01, Section 4.02 or Section 4.12, (c) by reason of customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses, contracts and similar agreements entered into in the Ordinary Course of Business (provided, that such restrictions are limited to the property or assets subject to such leases, licenses, contracts or similar agreements, as the case may be), (d) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale of any real or personal property permitted under this Indenture, (e) under any Debt or Lien permitted to be outstanding on the date any Person first becomes a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary, and such Person is permitted hereunder to become a Subsidiary), (f) Liens that are negative pledges and restrictions on Liens in favor of any holder of Debt permitted under Section 4.01 but solely to the extent any negative pledge relates to (A) the property financed by such Debt and the proceeds, accessions and products thereof or (B) the property secured by such Debt and the proceeds, accessions and products thereof so long as the agreements governing such Debt permit the Liens on Collateral securing the Notes; (g) Liens that are restrictions on cash or other deposits imposed by customers under contracts entered into in the

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Ordinary Course of Business; (h) Liens that arise with respect to cash or other deposits permitted under Section 4.01 or Section 4.02 and limited to such cash or deposit or customary bank set-off rights; (i) Liens that are Licenses or restrictions regarding licensing or sublicensing by the Issuer and its Subsidiaries of Intellectual Property in the Ordinary Course of Business; and (j) Liens that are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder.

“Permitted Sale-Leaseback Transaction” has the meaning set forth in clause (b) of the definition of Permitted Asset Disposition.

“Person” means any natural person, company, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or any other entity.

“Plan Effective Date” means January [•], 2024.

“Plan of Reorganization” means the joint chapter 11 plan of reorganization for the Debtors (as defined in the Senior Credit Facility) attached as Exhibit 1 to the Restructuring Support Agreement (including all appendices, exhibits, schedules, and supplements thereto, as may be modified from time to time in accordance with its terms and the terms of the Restructuring Support Agreement. For the avoidance of doubt, the Plan of Reorganization is also the Plan (as such term is defined in the Restructuring Support Agreement).

“Pledge Agreement” means each pledge agreement executed by the Issuer or a Guarantor in favor of Collateral Agent.

“Prepayment Premium” means a prepayment premium equal to: (a) 1.00% of the aggregate principal amount of the Notes prepaid if such prepayment occurs on or after the first anniversary of the Issue Date and prior to the second anniversary of the Issue Date, (b) 2.00% of the aggregate principal amount of the Notes prepaid if such prepayment occurs on or after the second anniversary of the Issue Date and prior to the third anniversary of the Issue Date and (c) 3.00% of the aggregate principal amount of the Notes prepaid if such prepayment occurs on or after the third anniversary of the Issue Date, in each case whether such payment is made before or after an Event of Default or an acceleration (including any acceleration as a result of an insolvency proceeding) of all or part of the Notes. For the avoidance of doubt, no prepayment premium shall be applicable in connection with any prepayment, repayment or refinancing that occurs prior to the first anniversary of the Issue Date.

“Properly Contested” means with respect to any obligation of the Issuer or a Guarantor, (a) the obligation is subject to a bona fide dispute regarding amount or the Issuer’s or Guarantor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly (or to be promptly) instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP (if so required by GAAP); and (d) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“pro forma basis” or “pro forma effect” means that each relevant transaction shall be deemed to have occurred as of the first day of the Test Period (or with respect to any determination pertaining to the balance sheet, including the acquisition of cash and Cash Equivalents in connection with an acquisition of a Person, business line, unit, division or product line, as of the last day of the Test Period) with respect to any test or covenant for which such calculation is being made and that:

(a)    (i) in the case of any Disposition of all or substantially all of the Capital Stock of any Subsidiary or any division and/or product line of the Issuer or any Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such relevant transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made, and (ii) in the case of any acquisition permitted by this Indenture or Permitted Investment in a Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of “Consolidated Adjusted EBITDA”;

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(b)    any retirement or repayment of Debt (other than normal fluctuations in revolving Debt incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and

(c)    any Debt incurred by the Issuer or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that, (x) if such Debt has a floating or formula rate, such Debt shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Debt at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Debt), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate determined by a responsible officer of the Issuer in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Issuer.

“Purchase Money Debt” means (a) Debt (other than the Notes) for payment of any of the purchase price of fixed assets (including Equipment); (b) Debt (other than the Notes) incurred within 365 days before or after acquisition of any fixed assets (including Equipment), for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

“Purchase Money Lien” means a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

“Qualified Equity Interests” means any Equity Interests issued by the Issuer (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Estate” means the Issuer or a Guarantor’s interest in all leases and all land, tenements, hereditaments and any estate or interest therein, together with the buildings, structures, parking areas and other improvements thereon (including all fixtures), now or hereafter owned or leased by the Issuer or any Guarantor, together with all easements, rights of way, and similar rights relating thereto and all leases, licenses, tenancies and occupancies thereof.

“Redemption Date,” when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Regular Record Date” with respect to any Interest Payment Date shall mean the March 1, June 1, September 1 or December 1 (whether or not such day is a Business Day), as the case may be, immediately preceding the next applicable Interest Payment Date.

“Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinstated Other Secured Debt” means all Debt, obligations, liabilities and indebtedness of every kind, nature and description owing by the Issuer or the Guarantors to each holder of an Other Secured Claim (as defined in the Plan of Reorganization) pursuant to the applicable Other Secured Claims Agreement (as defined in the Plan of Reorganization).

“Related Parties” means with respect to any Person, (a) such Person’s Affiliates and (b) the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

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“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Holders” means at any time, one or more Holders having at such time (on an aggregate basis) not less than a majority in aggregate principal amount of the Notes then outstanding.

“Restricted Investment” means any Investment by the Issuer, a Guarantor or any Subsidiary, other than any Investment made pursuant to clauses (a) through (m) below:

(a)    Investments existing on the Issue Date;

(b)    Investments in cash and Cash Equivalents (and assets that were Cash Equivalents when such Investment was made); provided, that the cash and Cash Equivalents subject to such Investment shall be held in a Deposit Account that constitutes Collateral and is either subject to a Control Agreement in favor of the Collateral Agent, or in an Excluded Account;

(c)    advances to a director, officer, or employee for salary, travel expenses, relocation, commissions and other business-related expenses in the Ordinary Course of Business in an aggregate amount not to exceed $1,000,000 at any time;

(d)    prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;

(e)    deposits with financial institutions permitted hereunder;

(f)    (i) Investments in the Issuer or a Guarantor, (ii) Investments by the Issuer or a Guarantor in any Subsidiary that is not the Issuer or a Guarantor in an amount not to exceed $5,000,000; at any time, and (iii) Investments by any Subsidiary that is not the Issuer or a Guarantor in the Issuer or a Guarantor so long as such Investment is subordinated in right of payment to the Notes pursuant to the Global Intercompany Note;

(g)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the Ordinary Course of Business;

(h)    promissory notes, securities and other non-cash consideration received in connection with Permitted Asset Dispositions, so long as the same shall constitute Collateral and be subject to the Collateral Agent’s Lien hereunder in accordance with the requirements hereof;

(i)    Investments in Swap Agreements permitted under Section 4.12;

(j)    Contingent Obligations in respect of leases (other than Capital Leases) or other obligations that do not constitute Debt, in each case entered into in the Ordinary Course of Business and constituting Permitted Contingent Obligations;

(k)    any other Investment; provided, that, (i) the amount thereof, when aggregated with the amount of all other Investments made in reliance on this clause and Distributions pursuant to Section 4.03(c) at any time through to (and including on) the date of such Investment, shall not exceed 50% of Consolidated Net Income for the period beginning on the first day of the fiscal quarter in which the Plan Effective Date occurs and ending on the last day of the Issuer’s fiscal quarter ending immediately prior to the date of such proposed Investment, and (ii) pro forma for such Investment, the Fixed Charge Coverage Ratio (calculated on a pro forma basis) as of the last day of the Test Period most recently ended prior to such Investment shall be at least shall be at least 2:00 to 1.00;

(l)    Permitted Acquisitions; and

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(m)    other Investments, so long as (i) the aggregate amount of such Investments shall not exceed the greater of (x) $2,000,000 and (y) [●]% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in any Fiscal Year, and (ii) as of the time of and after giving pro forma effect to such Investment, no Default or Event of Default shall have occurred or shall be continuing or would result therefrom.

“Restrictive Agreement” means an agreement that conditions or restricts the right of the Issuer or any Guarantor to grant Liens on any assets to secure the Notes, to declare or make Distributions, or to repay any intercompany Debt.

“Restructuring Support Agreement” is as defined in the Recitals to the Senior Credit Facility. A copy of the Restructuring Support Agreement is attached as Exhibit 1 to the Notice of (I) Execution of Restructuring Support Agreement and (II) Filing of Solicitation Versions of (A) Third Amended Plan and (B) Disclosure Statement for Third Amended Plan [Docket No. 1440].

“Restructuring Transaction Documents” means the Restructuring Support Agreement, and such other agreements, documents and instruments (if any) designated as such by the administrative agent under the Senior Credit Facility.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by the Issuer under a License.

“S&P” means Standard and Poor’s Ratings Service, a division of S&P Global Inc. and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Security Account” means a “Security Account” as such term is defined in accordance with the UCC in effect in the State of New York from time to time.

“Security Agreement” means each security agreement executed by the Issuer or a Guarantor in favor of Collateral Agent.

“Seller Financing Indebtedness” means any obligation or liability consisting of fixed deferred purchase price, installment payments, or promissory notes that, in each case, is issued or otherwise incurred as consideration for any Permitted Acquisition.

“Senior Credit Facility” that certain Credit and Guaranty Agreement dated as of the date hereof among Core Scientific, Inc., a Delaware corporation, as the borrower thereunder, (b) each person party thereto from time to time as a guarantor, (c) each person party thereto from time to time as a lender, and (d) Wilmington Trust, National Association, as administrative agent, as amended, supplemented, modified, extended, renewed, refunded, restated, replaced or refinanced as permitted thereunder from time to time.

“Senior Credit Facility Obligations” means all Debt and other obligations of the Issuer and the Guarantees under or with respect to the Senior Credit Facility.

“Series” means (i) the Notes, (ii) the Convertible Notes, (iii) the obligations under the Senior Credit Facility and (iv) each other issuance or incurrence of Debt that is secured on a pari passu basis with any of the foregoing.

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Obligations (or the Collateral Agent for their benefit) hold a valid and perfected security interest at such time. If more than two Series of Obligations are outstanding at any time and the holders of less than all Series of Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Obligations that hold a valid and perfected security interest in such Collateral at such time and shall

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not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Stated Maturity” means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest, respectively, is due and payable, and, when used with respect to any other indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Debt” means any Debt incurred by the Issuer or any of its Subsidiaries that is expressly contractually subordinate and junior in right of payment to the payment in full of the Notes. For the avoidance of doubt, (a) the Notes Documents and (b), any Debt or Liens permitted hereunder related to any Purchase Money Debt, Purchase Money Lien, Senior Credit Facility, the Convertible Notes Documents, any Acquired Debt, Debt incurred or arising prior to the Issue Date and permitted to be outstanding pursuant to the terms of the Plan of Reorganization, New Miner Equipment Lender Debt, Swap Agreements, Mortgage Takeback Debt, M&M Lien Takeback Debt, M&M Lien Settlement Debt, Debt incurred to finance any Permitted Acquisition or the purchase of Equipment, Reinstated Other Secured Debt and Debt incurred to finance Permitted Sale-Leaseback Transactions, in each case, shall not be Subordinated Debt.

“Subsidiary” means with respect to any Person, any entity more than 50% of whose voting securities or Equity Interests is owned by such Person (including indirect ownership by such Person through other entities in which such Person directly or indirectly owns more than 50% of the voting securities or Equity Interests). Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Swap Agreement” means (i) any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code, or any other agreement entered into by any Person with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and (ii) any BTC Hedging Agreement.

“Swap Obligation” means with respect to any Person, any obligation to pay or perform under any Swap Agreement or any other agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Target” means with respect to any Person, any other Person acquired or proposed to be acquired by such Person.

“Technology” means all trade secrets, know how, technology (whether patented or not), rights in software (including source code and object code), rights in data and databases, rights in internet web sites, customer and supplier lists, proprietary information, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future misappropriations or violations thereof, (iii) rights corresponding thereto throughout the world and (iv) rights to sue for past, present and future misappropriations or violations thereof.

“Test Period” means the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 4.23 have been delivered (or are required to have been delivered).

“Trademarks” means all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names, brand names, and trade names and other identifiers of source, and all goodwill of the business connected with the use of and symbolized by any of the

25

foregoing, whether registered or unregistered, and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered or applied for in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to any of the foregoing, (ii) extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or violations thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements, dilutions or violations thereof.

“Transactions” means (a) the execution and delivery by the Issuer and the Guarantors of this Indenture and the other Notes Documents to which they are a party on the Issue Date, and the performance of the obligations and transactions hereunder and thereunder, (b) the other transactions related to or entered into in connection with any of the foregoing or otherwise in connection with the Restructuring (as defined in the Restructuring Support Agreement), and (c) the payment of fees, premiums, charges, costs and expenses in connection with any of the foregoing.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Trust Officer” means, when used with respect to the Trustee, any officer in the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above- designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor serving hereunder.

“UCC” means, as applicable to the jurisdiction in determination, (i) the Uniform Commercial Code, as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests, or (ii) any statute, code or law of any other state, country or jurisdiction (including, without limitation, any other jurisdiction applicable to the Issuer or any of their respective direct or indirect Subsidiaries, or any of the respective assets of any of the foregoing), to the extent such statute, code or law governs or set forth any rules, regulations or procedures relating to the creation or perfection of security interests in such jurisdiction.

“Upstream Payment” means a Distribution by a Subsidiary of the Issuer to the Issuer or to another Subsidiary of the Issuer that holds Equity Interests in such Subsidiary so long as the Issuer or the Subsidiary that holds Equity Interests in such Subsidiary received at least its pro rata share of such Distribution based on its relative ownership of such Subsidiary.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged.

“United States” or “U.S.” means the United States of America.

“Warrants” means the Tranche 1 Warrants (the “Tranche 1 Warrants”) and the Tranche 2 Warrants issued pursuant to the warrant agreement, dated the Plan Effective Date, between the Issuer and [    ]6, as warrant agent.

“Weighted Average Life to Maturity” means when applied to any Debt any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment,

[6]	Note to Draft: To insert name of Warrant Agent.

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sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by, (b) the then outstanding principal amount of such Debt.

“Wholly-Owned” mans any Subsidiary of a specified Person, that 100% of the Equity Interests of such Subsidiary (other than (x) directors’ qualifying shares, and (y) shares issued to foreign nationals to the extent required by applicable law) is owned, directly or indirectly, by such Person and/or one or more of such specified Person’s other Subsidiaries that also qualify as Wholly-Owned Subsidiaries under this definition.

SECTION 1.02. Other Definitions.7

Term	Defined in Section
“Additional Notes”	Recitals
“Authorized Agent”	13.09
“Cash Transaction”	7.03(a)
“Change of Control Offer”	4.11(a)
“Change of Control Purchase Date”	4.11(a)
“Change of Control Purchase Price”	4.11(a)
“Covenant Defeasance”	8.03
“Debt Repayment Amount”	4.08(c)(xxv)
“Debt Repayment Offer”	4.08(c)(xxv)
“Defaulted Interest”	2.12
“DOB”	4.08(c)(ii)(D)
“EU Savings Tax Directive”	4.12(b)(vii)
“EU-Swiss Savings Tax Agreement”	4.12(b)(vii)
“Event of Default”	6.01(a)
“Excess Proceeds”	4.05(b)
“Excess Proceeds Offer”	4.05(b)
“Executed Documentation”	13.16
“Financial Reports”	4.23(b)
“Fixed Amounts”	1.03(e)
“Global Notes”	2.01(b)
“Guarantors”	Preamble
“Increased Amount”	4.07
“Initial Default”	6.02(e)
“Initial Lien”	4.07
“Interest Rate Increase”	4.01(c)
“Legal Defeasance”	8.02
“Notes”	Recitals
“Original Notes”	Recitals
“Participants”	2.01(b)
“Paying Agent”	2.03
“Refinancing Debt”	4.06(b)(xiv)
“Refunding Capital Stock”	4.08(c)(viii)
“Registrar”	2.03
“Relevant Taxing Jurisdiction”	4.12(a)
“Restricted Amount”	4.22(c)
“Restricted Payment”	4.08(a)
“Security Register”	2.03
“Self-Liquidating Paper”	7.03(b)
“Surviving Entity”	5.01(a)(i)
“Tax Group”	4.08(c)(xv)
“Taxes”	4.12(a)

[7]	Note to Draft: Table to be updated.

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Term	Defined in Section
“Transfer Agent”	2.03
“Treasury Capital Stock”	4.08(c)(viii)

SECTION 1.03. Certain Calculations; Terms Generally.

(a)    For purposes of determining compliance at any time with any of Sections 4.01, 4.02, 4.03, 4.04, 4.05 and 4.14, in the event that any Debt, Lien, Distribution, Restricted Investment, Disposition or Affiliate Transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of Sections 4.01, 4.02, 4.03, 4.04, 4.05 and 4.14, it is understood and agreed that any Debt, Lien, Distribution, Restricted Investment, Disposition or Affiliate Transaction, as applicable, need not be permitted or not prohibited solely by reference to one of the clauses of Sections 4.01, 4.02, 4.03, 4.04, 4.05 and 4.14, but may instead be permitted or not prohibited in part under any combination thereof.

(b)    Unless the context of this Indenture or any other Notes Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day.

(c)    Unless otherwise expressly stated, if this Indenture or any other Notes Document does not permit any Person to take any action or consummate any transaction directly, then such Person shall also not be permitted to take such action or consummate such transaction indirectly, or to assist or support any other Person in taking such action or consummating such transaction.

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(i)    a term has the meaning assigned to it;

(ii)    an accounting term not otherwise defined has the meaning assigned to it in accordance with the United States generally accepted accounting principles in effect as of the date thereof (“GAAP”).

(iii)    “or” is not exclusive;

(iv)    “including” or “include” means including or include without limitation;

(v)    words in the singular include the plural and words in the plural include the singular;

(vi)    unsecured or unguaranteed Debt shall not be deemed to be subordinate or junior to secured or guaranteed Debt merely by virtue of its nature as unsecured or unguaranteed Debt;

(vii)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision;

(viii)    references to a Person shall include its successors and assigns; and

(ix)    the terms “given”, “mailed”, “notify” or “sent” with respect to any notice to be given to a Holder pursuant to this Indenture, shall mean notice (x) given to the Depositary (or its designee) pursuant to the Applicable Procedures (in the case of a Global Note) or (y) mailed to such Holder by first class mail, postage prepaid, at its address as it appears on the Security Register (in the case of a certificated Note), in each case, in accordance with Section 10.02. Notice so “given” shall be deemed to include any notice to be “mailed” or “delivered”, as applicable, under this Indenture.

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SECTION 1.05. Incorporation by Reference of Trust Indenture Act. This Indenture, the Notes and each supplemental indenture are or will be, as applicable, subject to the mandatory provisions of the Trust Indenture Act which are incorporated by reference in and made a part of this Indenture, the Notes and each supplemental indenture. The following Trust Indenture Act terms have the following meanings:

(a)     “indenture securities” means the Notes;

(b)     “indenture security holder” means a Holder;

(c)     “indenture to be qualified” means this Indenture;

(d)     “indenture trustee” or “institutional trustee” means the Trustee; and

(e)    “obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor with respect to the Notes and the Guarantees, respectively.

All other terms used in this Indenture, the Notes or in any supplemental indenture which are defined in the Trust Indenture Act, either directly or by reference therein, or which are by reference therein defined in the Securities Act (except as herein otherwise expressly provided or unless the context otherwise requires) shall have the meanings assigned to such terms in the Trust Indenture Act and in the Securities Act, as applicable.

ARTICLE TWO

THE NOTES

SECTION 2.01. The Notes.

(a)    Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by-law, the rules of any securities exchange agreements to which the Issuer is subject, if any, or usage; provided, that any such notation, legend or endorsement is in form reasonably acceptable to the Issuer. The Issuer shall approve the form of the Notes. Each Note shall be dated the date of its authentication. The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture; however, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling. The Notes shall be issued only in fully registered form, without coupons, and only in minimum denominations of $1.00 in principal amount and any integral multiples of $1.00 in excess thereof.

(b)    Global Notes. Notes offered and sold in reliance on the provisions of Section 1145 the Bankruptcy Code shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, for credit to an account of DTC or members of, or participants and account holders in DTC (“Participants”), duly executed by the Issuer and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Global Note and recorded in the Security Register, as hereinafter provided.

(c)    Book-Entry Provisions. This Section 2.01(c) shall apply to the Global Note deposited with or on behalf of the Depositary.

Participants shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or any custodian of the Depositary or under such Global Note, and the Depositary or its nominee may be treated by the Issuer, a Guarantor, the Trustee and any agent of the Issuer, a Guarantor or the Trustee as the sole

29

owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, a Guarantor, the Trustee or any agent of the Issuer, a Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and the Participants, the operation of customary practices of such persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

Subject to the provisions of Section 2.10(b) and Section 11.12, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Except as provided in Section 2.10, owners of a beneficial interest in Global Notes shall not be entitled to receive physical delivery of certificated Notes.

SECTION 2.02. Execution and Authentication. An Officer of the Issuer shall sign the Notes on behalf of the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

Upon receipt of the Issuer Order directing the Trustee to authenticate the Notes specified in such Issuer Order, the Issuer shall execute and the Trustee shall authenticate (a) Original Notes, on the date hereof, for original issue up to an aggregate principal amount of $150,000,000 and (b) Additional Notes, from time to time for an aggregate principal amount specified in such Issuer Order for such Additional Notes issued hereunder. Any issuance of Additional Notes shall be subject to compliance at the time of issuance of such Additional Notes with the provisions of Sections 4.06 and 4.07. Any issue of Additional Notes that is to utilize the same ISIN or CUSIP number as a Note already issued hereunder shall be effected in a manner and under circumstances whereby the Additional Notes are fungible with the Original Notes for U.S. federal income tax purposes. Otherwise the Additional Notes will have a separate CUSIP or ISIN number.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, any such authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An authenticating agent has the same rights as any Registrar, co-Registrar Transfer Agent or Paying Agent to deal with the Holders, the Issuer or an Affiliate of the Issuer.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.02 if the Trustee, (i) being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability, (ii) in good faith by its board of directors, executive committee or a trust committee of directors and/or Trust Officers of the Trustee in good faith determines that such action would expose the Trustee to personal liability to Holders of any outstanding series of Notes, or (iii) if the issue of such Notes pursuant to this Indenture will affect the Trustee’s own rights, duties or immunities under the Notes and this Indenture or otherwise in a manner which is not reasonably acceptable to the Trustee.

SECTION 2.03. Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain an office or agency for the registration of the Notes and of their transfer or exchange (the “Registrar”), an office or agency where Notes may be transferred or exchanged (the “Transfer Agent”), an office or agency where the Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices or demands to or upon the Issuer in respect of the Notes may be served. The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents.

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The Issuer shall maintain a Transfer Agent and Paying Agent. The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents. The Issuer or any of its Affiliates may act as Transfer Agent, Registrar, co-Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes; provided, that neither the Issuer nor any of their Affiliates shall act as Paying Agent for the purposes of Articles Three and Eight and Sections 4.09, 4.11 and 4.21.

The Issuer hereby appoints the Trustee at the address set forth in Section 11.02(a) as Paying Agent and the Trustee accepts such appointment. The term “Paying Agent” includes any additional paying agents. The rights, powers, duties, obligations and actions of each Agent under this Indenture are several and not joint or joint and several, and the Agents shall only be obliged to perform those duties expressly set out in this Indenture and shall have no implied duties.

The Issuer initially appoints the Trustee as the Registrar in connection with the Notes and the Trustee accepts such appointment. The Issuer initially appoints the Trustee as the Transfer Agent and the Trustee accepts such appointment. The term “Registrar” includes any additional co-registrars. The term “Transfer Agent” includes any additional transfer agents.

Subject to any applicable laws and regulations, the Issuer shall cause the Registrar to keep a register (the “Security Register”) in which, subject to such reasonable regulations it may prescribe, the Issuer shall provide for the registration of ownership, exchange, and transfer of the Notes. Such registration in the Security Register shall be conclusive evidence of the ownership of Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so canceled and the date on which such Note was canceled.

The Issuer shall enter into an appropriate agency agreement with any Paying Agent or co-Registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 6.10.

SECTION 2.04. Paying Agent To Hold Money in Trust. Not later than 10:00 a.m. Eastern time on each due date of the principal, premium, if any, and interest on any Notes, the Issuer shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due on the due date for payment under the Notes. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Issuer or any Affiliate of the Issuer acts as Paying Agent, it shall, on or before each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and shall promptly notify the Trustee of its action or failure to act.

During the continuance of a Default under this Indenture, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. Upon any Insolvency Proceedings relating to the Issuer, the Trustee may serve as Paying Agent. Upon complying with this Section 2.04, the Paying Agent shall have no further liability for the money delivered. For the avoidance of doubt, each Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments and disbursements to be made by it (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.04 and (ii) until they have confirmed

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receipt of funds sufficient to make the relevant payment. No money held by an Agent needs to be segregated except as is required by law.

SECTION 2.05. Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing at stated intervals of not more than six months and no later than the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such Record Date as the Trustee may reasonably require of the names and addresses of Holders as of a date not more than fifteen (15) calendar days prior to the time such list is furnished, including the aggregate principal amount of Notes held by each Holder.

SECTION 2.06. Transfer and Exchange.

(a)    Where Notes are presented to the Registrar or a co-Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange in accordance with the requirements of this Section 2.06. To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall, upon receipt of the Issuer Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount, at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange of Notes (except as otherwise expressly permitted herein), but the Issuer may require payment of a sum sufficient to cover any transfer tax, agency fee or similar charge payable in connection with any such registration of transfer or exchange of Notes (other than any agency fee or similar charge payable upon exchanges pursuant to Section 2.10, 3.08 or 9.05) or in accordance with an Excess Proceeds Offer pursuant to Section 4.05 or a Change of Control Offer pursuant to Section 4.11, not involving a transfer.

Upon presentation for exchange or transfer of any Note as permitted by the terms of this Indenture and by any legend appearing on such Note, such Note shall be exchanged or transferred upon the Security Register and one or more new Notes shall be authenticated and issued in the name of the Holder (in the case of exchanges only) or the transferee, as the case may be. No exchange or transfer of a Note shall be effective under this Indenture unless and until such Note has been registered in the name of such Person in the Security Register. Furthermore, the exchange or transfer of any Note shall not be effective under this Indenture unless the request for such exchange or transfer is made by the Holder or by a duly authorized attorney-in-fact at the office of the Registrar. Prior to due presentment for the registration of a transfer of any Note, the Trustee, Transfer Agent, Registrar and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, Transfer Agent, Registrar or the Issuer shall be affected by notice to the contrary.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument or transfer and such other information and documents required by the Registrar or Issuer, in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Neither the Issuer nor the Trustee, Registrar or any Paying Agent shall be required (i) to issue, register the transfer of, or exchange any Note during a period beginning at the opening of fifteen (15) Business Days before the day of the mailing of a notice of redemption of Notes selected for redemption under Section 3.02 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(b)    Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of the Depositary, transfers of a Global Note, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with Section 2.01(a), Section 2.01(c), Section 2.06(a) and this Section 2.06(b); provided, that a beneficial interest in a Global Note may be transferred to Persons who take

32

delivery thereof in the form of a beneficial interest in the same Global Note in accordance with the transfer restrictions set forth in the restricted Note legend on the Note, if any. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.

(i)    Except for transfers or exchanges made in accordance with any of [clauses (ii), (iii) or (iv) of this Section 2.06(b),]8 transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

(ii)    [     ]

(c)    If Notes are issued upon the transfer, exchange or replacement of Notes bearing the restricted Notes legends set forth in Exhibit A hereto, the Notes so issued shall bear the restricted Notes legends and a request to remove such restricted Notes legends from Notes shall not be honored unless there is delivered to the Issuer such satisfactory evidence, which may include an opinion of counsel licensed to practice law in the State of New York, as may be reasonably required by the Issuer, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Section 1145 the Bankruptcy Code, as amended. Upon provision of such satisfactory evidence, the Trustee, at the direction of the Issuer, shall authenticate and deliver Notes that do not bear the legend.

(d)    None of the Trustee, Registrar or Transfer Agent shall have any responsibility for any actions taken or not taken by the Depositary, Euroclear or Clearstream, as the case may be.

SECTION 2.07. Replacement Notes. If a mutilated certificated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of such Note, the Issuer shall issue and the Trustee shall, upon receipt of the Issuer Order, authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Issuer and any requirement of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Transfer Agent, the Registrar and any co-Registrar, and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note shall be an additional obligation of the Issuer.

SECTION 2.08. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the Note that has been replaced is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09. Notes Held by the Issuer. In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this

[8]	Note to PH: Clauses missing, please add based on precedent.

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Indenture, Notes owned by the Issuer or by an Affiliate of the Issuer shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgees right so to act with respect to the Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

SECTION 2.10. Certificated Notes.

(a)    A Global Note deposited with the Depositary pursuant to Section 2.01 shall be transferred in whole to the beneficial owners thereof in the form of certificated Notes only if such transfer complies with Section 2.06 and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as the Depositary for such Global Note, or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor Depositary is not appointed by the Issuer within 90 days of such notice, or (ii) an Event of Default, or an event which after notice or lapse of time or both would be an Event of Default, has occurred and is continuing with respect to the Notes or (iii) such transfer is to the Issuer or an Affiliate of the Issuer. Notice of any such transfer shall be given by the Issuer in accordance with the provisions of Section 11.02(a).

(b)    Any Global Note that is transferable to the beneficial owners thereof in the form of certificated Notes pursuant to this Section 2.10 shall be surrendered by the Depositary to the Transfer Agent, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount at Maturity of Notes of authorized denominations in the form of certificated Notes. Any portion of a Global Note transferred or exchanged pursuant to this Section 2.10 shall be executed, authenticated and delivered only in fully registered form in denominations of $1.00 and $1.00 in integral multiples thereof and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Note is not exchangeable except for a Global Note of like denomination to be registered in the name of the Depositary or its nominee or the Depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes, payment of principal, premium, if any, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Issuer maintained for such purposes in accordance with Section 2.03. Such certificated Notes shall bear the applicable legends set forth in Exhibit A hereto.

(c)    If a Note in certificated form is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Note in certificated form, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Note in certificated form, deliver to the Holder thereof one or more new Notes in certificated form in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Note in certificated form, registered in the name of the Holder thereof.

(d)    In the event of the occurrence of any of the events specified in Section 2.10(a), the Issuer will promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

SECTION 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the Exchange Act and the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner. Except as otherwise provided in this Indenture the Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest. Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of

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having been such Holder, and such Defaulted Interest may be paid by the Issuer, at their election in each case, as provided in clause (a) or (b) below:

(a)    The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer may deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest; or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. In addition, the Issuer shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Issuer shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be delivered, as applicable in accordance with the Applicable Procedures or through mailed first-class, postage prepaid to each Holder as such Holder’s address appears in the Security Register, not less than 10 days prior to such special record date. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to clause (b) below. Such Notice may also be delivered in accordance with the applicable procedures of the Depositary.

(b)    The Issuer may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.14. ISIN and CUSIP Numbers. The Issuer in issuing the Notes may use ISIN or CUSIP numbers (if then generally in use), and, if so, the Trustee shall use ISIN or CUSIP numbers, as appropriate, in notices of redemption as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the ISIN or CUSIP numbers.

SECTION 2.15. Issuance of Additional Notes. The Issuer may, subject to Sections 4.01 and 4.02 of this Indenture, issue Additional Notes under this Indenture in accordance with the procedures of Section 2.02. Any issuance shall be subject to compliance at the time of issuance of such Additional Notes with the provisions of Sections 4.01 and 4.02. The Original Notes issued on the date of this Indenture and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuer shall set forth in an Officer’s Certificate, a copy of which shall be delivered to the Trustee, the following information:

(a)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

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(b)     the issue price, the issue date, the CUSIP number of such Additional Notes, the first Interest Payment Date and the amount of interest payable on such first Interest Payment Date applicable thereto and the date from which interest shall accrue; and

(c)     that such issuance is not prohibited by this Indenture.

The Trustee shall, upon receipt of the Officer’s Certificate, authenticate the Additional Notes in accordance with the provisions of Section 2.02 of this Indenture.

ARTICLE THREE

REDEMPTION; OFFERS TO PURCHASE

SECTION 3.01.     Right of Redemption. The Issuer may redeem all or any portion of the Notes upon the terms and at the Redemption Prices set forth in the Notes. Any redemption pursuant to this Section 3.01 shall be made pursuant to the provisions of this Article Three.

SECTION 3.02.     Notices to Trustee. If the Issuer elect to redeem Notes pursuant to Section 3.01, it shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed, the Redemption Price and the paragraph of the Notes pursuant to which the redemption will occur.

The Issuer shall give each notice to the Trustee provided for in this Section 3.02 in writing at least 10 days before the date notice is mailed or delivered to the Holders in accordance with the applicable procedures of the Depositary, pursuant to Section 3.04 unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate from the Issuer to the effect that such redemption will comply with the conditions herein and setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price, if then ascertainable. The Issuer may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Issuer’s name and at its expense and setting forth the information to be stated in such notice. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustee, which record date shall be not less than 15 days after the date of notice to the Trustee.

SECTION 3.03.     Selection of Notes To Be Redeemed. If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on any securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed (so long as resulting in such redemption being on a pro rata basis), (b) if the Notes are not listed on any securities exchange, on a pro rata basis, to the extent practicable, or, if the pro rata basis is not practicable for any legitimate reason (as determined by the Trustee in good faith), by lot or such other similar method as the Trustee shall deem fair and appropriate to give effect to the pro rata requirements otherwise applicable, in each case in accordance with the Applicable Procedures (except that any Notes represented by a Global Note will be redeemed in accordance with the Applicable Procedures).

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption. The Trustee may select for redemption portions equal to $1.00 in principal amount or any integral multiple thereof. No partial redemption shall reduce the principal amount of a Note not so redeemed to less than $1.00. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.

SECTION 3.04.     Notice of Redemption.

(a) At least 15 days but not more than 60 days before a date for redemption of Notes, the Issuer shall mail a notice of redemption by first-class mail, postage prepaid, or otherwise deliver in accordance with the Applicable Procedures, to each Holder whose Notes are to be redeemed at such Holder’s registered address and shall comply with the provisions of Section 11.02(b) or otherwise in accordance with the Applicable Procedures, except

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that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture. Any redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of any equity offering, a refinancing transaction or any other corporate transactions.

(b)     The notice shall identify the Notes to be redeemed (including ISIN or CUSIP numbers) and shall state:

(i)     the Redemption Date;

(ii)     the appropriate calculation of the Redemption Price and the amount of accrued interest, if any, to be paid;

(iii)     the name and address of the Paying Agent;

(iv)     that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(v)     that, if any Note is being redeemed in part, the portion of the principal amount (equal to $1.00 in principal amount or any integral multiple thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be reissued;

(vi)     that, if any Note contains an ISIN or CUSIP number, no representation is being made as to the correctness of such ISIN or CUSIP number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes;

(vii)     that, unless the Issuer and the Guarantors default in making such redemption payment, and subject to satisfaction of any conditions specified in such notice, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date; and

(viii)     the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed.

At the Issuer’s written request, the Trustee shall give a notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the notice and the other information required by this Section 3.04.

SECTION 3.05.     Deposit of Redemption Price. No later than 10:00 a.m. Eastern time on the Redemption Date, or prior to any Redemption Date, the Issuer shall deposit or cause to be deposited with the Paying Agent (or, if or an Affiliate of the Issuer is the Paying Agent, shall segregate and hold in trust) a sum in same day funds sufficient to pay the Redemption Price of and accrued and unpaid interest, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have previously been delivered by the Issuer to the Trustee for cancellation. Notwithstanding anything to the contrary herein, the payment of accrued interest in connection with any redemption of Notes as described under this Article Three shall be made solely in cash. The Paying Agent shall return to the Issuer any money so deposited that is not required for that purpose.

SECTION 3.06.     Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided below, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date, subject to satisfaction of any conditions precedent specified in the notice of redemption, at the Redemption Price stated therein, together with accrued interest to such Redemption Date, and on and after such date (unless the Issuer shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date

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at the rate prescribed in the Notes) such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuer at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.

Notice of redemption shall be deemed to be given when mailed, or delivered in accordance with the applicable procedures of the Depositary, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

SECTION 3.07.     Notes Redeemed in Part.

(a)     Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Trustee who shall make a notation on the Security Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided, that each such Global Note shall be in a principal amount at final Stated Maturity of $1.00 or an integral multiple of $1.00 in excess thereof.

(b)     Upon surrender and cancellation of a certificated Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided, that each such certificated Note shall be in a principal amount at final Stated Maturity of $1.00 or an integral multiple of $1.00 in excess thereof.

SECTION 3.08.     Open Market Purchases.

The Issuer and its Subsidiaries may, at any time, repurchase, purchase, acquire or otherwise transact in the Notes (whether in the open market or in privately negotiated transactions). Any Notes repurchased or redeemed as permitted by this Indenture must be delivered to the Trustee for cancellation.

SECTION 3.09.     Optional Redemption.

(a)     The Issuer may, at its option, on any one or more occasions redeem all or a part of the Notes, upon notice as described in Section 3.04 of the Indenture at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Prepayment Premium as of the Redemption Date, plus (iii) accrued and unpaid interest, if any, but excluding the Redemption Date, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

(b)     Any redemption pursuant to this Section 3.09 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.09 of the Indenture.

SECTION 3.10.     Mandatory Redemption or Repurchase.

On each occasion that the Tranche 1 Warrants are exercised, the Issuer shall, upon receipt of the cash proceeds thereof, and in any event, not more than two (2) times per year, redeem, repurchase, purchase or acquire an amount of Notes, on a pro rata basis or other method in accordance with the Applicable Procedures, equal to 50.0% of such cash proceeds; provided, that any redemptions, repurchases, purchases or acquisitions pursuant to this Section 3.10 shall not be required until the aggregate amount of such cash proceeds are equal to or greater than $50,000,000.

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ARTICLE FOUR

COVENANTS

SECTION 4.01.     Permitted Debt. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, create, incur, guarantee or suffer to exist any Debt, except Debt incurred or arising in compliance with Section 4.01(a) through Section 4.01[(ff)]9 below (collectively, “Permitted Debt”):

(a)     the Debt and other obligations under the Senior Credit Facility and any Permitted Refinancing thereof;

(b)     (i) the Notes in an aggregate principal amount not to exceed $150,000,000 at any one time outstanding and (ii) the Convertible Notes in an aggregate amount not to exceed $260,000,000 at any one time outstanding and (iii) any Permitted Refinancing of any Debt incurred pursuant to clauses (i) or (ii) hereof;

(c)     any (i) Debt incurred by the Issuer or any Guarantor to finance the acquisition, construction, or improvement of any fixed or capital assets (whether or not constituting Purchase Money Debt), including Capital Lease Obligations; and (ii) Debt assumed by the Issuer or any Guarantor in connection with the acquisition of any of the foregoing assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that, in the case of foregoing clauses (i) and (ii), (A) as of the time of, and after giving pro forma effect to the incurrence of such Debt, no Event of Default shall have occurred or shall be continuing, or would result therefrom, (B) such Debt is incurred or arises in connection with an arm’s length transaction consummated in the Ordinary Course of Business, (C) such Debt shall either be unsecured, or shall be secured solely by the assets acquired with such Debt and (D) the aggregate principal amount of all Debt incurred or outstanding in reliance on this clause (c) shall not at any one time exceed the greater of (x) $250,000,000 and (y) 100% of Consolidated Adjusted EBITDA for the Test Period most recently ended;

(d)     Acquired Debt; provided, that as of the time of, and after giving pro forma effect to, the incurrence of such Debt, no Event of Default shall have occurred or shall be continuing or would result therefrom;

(e)     Debt incurred or arising prior to the Issue Date and permitted to be outstanding pursuant to the terms of the Plan of Reorganization and any Permitted Refinancing thereof;

(f)     Debt with respect to Debt in respect of netting services, automatic clearinghouse arrangements, overdraft protections, treasury, depository, corporate purchasing cards and other credit cards, cash management, and similar arrangements, in each case, incurred in the Ordinary Course of Business;

(g)     Debt incurred by the Issuer or any Guarantor in the Ordinary Course of Business to finance acquisition of real property that shall be used in the business of the Issuer or any Guarantor, so long as such real property shall be pledged within [[●] Business Days of such acquisition]10 as Collateral; provided, that the aggregate principal amount of all Debt incurred or outstanding in reliance on this clause shall not at any time exceed $[30,000,000], and such Debt shall be unsecured or shall be secured solely by the real estate financed with such Debt in accordance with Section 4.02(x) (Debt incurred in accordance with this clause (g), “Mortgage Debt”) and any Permitted Refinancing thereof;

(h)     Debt owing by the Issuer or any Guarantor to the Issuer or any other Guarantor; provided, that any such Debt shall be evidenced by a Global Intercompany Note;

[9]	Note to Draft: To confirm numbering.
[10]	Note to Draft: To match Exit Facility.

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(i)     Debt incurred in connection with the financing of insurance premiums in the Ordinary Course of Business;

(j)     Debt owed to any Person providing workers’ compensation, unemployment insurance, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business;

(k)     Debt in respect of performance bonds, completion guarantees, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the Ordinary Course of Business;

(l)     Debt owed by any Subsidiary that is not the Issuer or a Guarantor to the Issuer or any Guarantor; provided, that such Debt shall (i) be evidenced by a Global Intercompany Note, and (ii) be permitted under clause (f) of the definition of “Restricted Investment”;

(m)     permitted contingent obligations comprising Guarantee Obligations of the Issuer or any Guarantor with respect to Debt of the Issuer or any other Guarantor expressly permitted by this Section 4.01; provided, that such Guarantee Obligations shall not rank senior to the Guarantees of the Notes, and, if the Debt being guaranteed is subordinated or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Debt being guaranteed (“Permitted Contingent Obligations”);

(n)     Debt owing by the Issuer or any Guarantor to any Subsidiary that is not the Issuer or a Guarantor, so long as such Debt (i) is unsecured, (ii) is not guaranteed by the Issuer or any other Guarantor or Subsidiary thereof, (iii) is subordinated in right of payment to the Notes, and (iv) is permitted under Section 4.04;

(o)     to the extent constituting Debt, any Permitted Power Hedges or Permitted BTC Hedging Agreements;

(p)     M&M Lien Takeback Debt and M&M Lien Settlement Debt in an aggregate amount not to exceed $55,000,000 at any one time outstanding;

(q)     Debt consisting of take or pay obligations contained in supply arrangements entered into in the Ordinary Course of Business; provided, that the aggregate amount thereof incurred or arising or outstanding at any one time shall not exceed $500,000;

(r)     guarantees required by Governmental Authorities in the Ordinary Course of Business;

(s)     Debt of the Issuer or any Guarantor incurred to finance any Permitted Acquisition or the purchase of any Equipment by the Issuer or such Guarantor (including for the acquisition of real property), so long as the proceeds thereof are used for such purposes and such Debt is incurred on or about the date that such Permitted Acquisition is actually contemplated, and solely for the purpose of financing such Permitted Acquisition, and any Permitted Refinancing thereof; provided, that, (i) as of the time of, and after giving pro forma effect to, such Permitted Acquisition and the incurrence of such Debt, no Event of Default shall have occurred or shall be continuing or would result therefrom, (ii) no portion of such Debt shall be incurred for working capital purposes, and (iii) the aggregate principal amount of such Debt outstanding at any one time shall not exceed an amount equal to the greater of (A) $60,000,000 and (B) [•]% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(t)     preferred stock of the Issuer (other than Disqualified Equity Interests);

(u)     Mortgage Takeback Debt in an aggregate amount at any one time outstanding not to exceed $1,000,000 and any Permitted Refinancing Debt thereof;

(v)     endorsements for collection, deposit, or negotiation and warranties of products or services, in each case incurred in the Ordinary Course of Business;

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(w)     Reinstated Other Secured Debt in an aggregate amount at any one time outstanding not to exceed $21,000,000;

(x)     Debt (other than Debt of the types listed in the foregoing clauses) of the Issuer or any Guarantor and any Permitted Refinancing thereof, so long as the aggregate amount outstanding at any one time shall not exceed $10,000,000; provided, that such Debt shall be unsecured or shall be secured on a junior basis to the Notes and subject to an Acceptable Intercreditor Agreement;

(y)     Debt of the Issuer or any Guarantor (other than Debt of the types listed in the foregoing clauses) and any Permitted Refinancing Debt thereof, so long as the aggregate amount thereof outstanding at any one time shall not exceed an amount equal to the greater of (i) $10,000,000 and (ii) [•]% of Consolidated Adjusted EBITDA for the Test Period most recently ended; provided, that such Debt shall not be Borrowed Money and shall not be secured or guaranteed;

(z)     Debt of the Issuer or any Guarantor incurred to finance Permitted Sale-Leaseback Transactions, so long as the proceeds thereof are used for such purposes and such Debt is incurred on or about the date that such Permitted Sale-Leaseback Transaction is actually contemplated and any Permitted Refinancing thereof; provided, that the aggregate amount of such Debt at any one time outstanding shall not exceed an amount equal to $5,000,000; and

(aa)     all interest accruing on (including capitalized interest), and all reasonable and documented fees and expenses payable in connection with, the obligations described in the foregoing clauses.

For purposes of determining compliance with this Section 4.01, if an item of Debt meets the criteria of more than one of the categories of Debt described above, the Issuer shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Debt (or any portion thereof) and will only be required to include the amount and type of such Debt in one or more of the above clauses; provided, that all Debt outstanding under the Notes Documents will be deemed to have been incurred in reliance only on the exception in clause (b) of this Section 4.01.

SECTION 4.02.     Permitted Liens. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, create or suffer to exist any Lien upon any of its property or assets, except the following Liens (collectively, “Permitted Liens”):

(a)     Liens securing Debt and other obligations under the Senior Credit Facility and any Permitted Refinancing thereof, which Liens may rank senior to, pari passu with, or junior to, the Notes; provided, that such Liens, and the holders thereof and secured parties thereunder, shall be subject to the Intercreditor Agreement or other Acceptable Intercreditor Agreement;

(b)     Liens on Collateral to secure any (i) Notes, (ii) Convertible Notes or (iii) Permitted Refinancing Debt of the foregoing and permitted under Section 4.01(b)(iii); provided, that, in the case of foregoing clauses (ii) and (iii) with respect to Convertible Notes, such Liens shall rank junior to the Liens securing the Secured Notes and, in the case of (i) and (iii) with respect to Notes, such Liens may rank senior to, pari passu with, or junior to, the Notes and, in each case, (x) such Liens shall rank junior to the Liens securing the Senior Credit Facility, and (y) such Liens, and the holders thereof and secured parties thereunder, shall be subject to the Intercreditor Agreement or other Acceptable Intercreditor Agreement;

(c)     Liens for Taxes not yet due or being Properly Contested;

(d)     statutory or common law Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the real or personal property or materially impair operation of the business of any the Issuer or any Subsidiary;

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(e)     customary Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations, surety, stay, customs, and appeal bonds, performance bonds, and other similar obligations, or arising as a result of progress payments under government contracts;

(f)     pledges, deposits, or Liens in the Ordinary Course of Business in connection with (i) workers’ compensation, payroll taxes, unemployment insurance, and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer, any Guarantor or any of the Subsidiaries;

(g)     Liens arising by virtue of a judgment or judicial order against the Issuer or any Guarantor, or any real or personal property of the Issuer or any Guarantor, as long as such judgment does not otherwise result in an Event of Default under Section 5.01(vii);

(h)     easements, rights-of-way, restrictions, encroachments, other survey defects or matters that would be shown by a current, accurate survey of physical inspection, and covenants, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions, or other agreements of record, and other similar charges, encumbrances or irregularities in title on Real Estate imposed by law or arising in the Ordinary Course of Business that do not or could not reasonably be expected to materially detract from the value of the affected property nor secure any monetary obligation and do not interfere with the business of the Issuer or the Guarantors in any material respect;

(i)     normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)     Liens existing on or prior to the Issue Date and permitted to continue pursuant to the terms of the Plan of Reorganization; provided, that any such Liens on Debt in an aggregate principal amount in excess of $100,000 shall be listed on [Schedule 5] hereto;

(k)     leases, licenses, subleases or sublicenses granted to others that do not (i) interfere in any material respect with the business of the Issuer or its Subsidiaries or (ii) secure any Debt;

(l)     Liens arising from UCC financing statements filed regarding (i) operating leases entered into by the Issuer or a Guarantor and (ii) goods consigned or entrusted to or bailed to a Person in the Ordinary Course of Business;

(m)     Liens in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods;

(n)     Liens solely on any cash earnest money deposits made by the Issuer or a Guarantor or any Subsidiary in connection with any letter of intent or purchase agreement not prohibited by this Indenture;

(o)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or a Guarantor in the Ordinary Course of Business permitted by this Indenture;

(p)     Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes;

(q)     Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in an Asset Disposition permitted hereunder, to the extent that such Asset Disposition would have been permitted on the date of the creation of such Lien;

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(r)     ground leases in respect of real property on which facilities owned or leased by the Issuer or any Guarantor are located;

(s)     Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto not to exceed the amount of such premiums in the Ordinary Course of Business;

(t)     Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the Ordinary Course of Business;

(u)     deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any Guarantor to secure the performance of the Issuer’s or such Guarantor’s obligations under the terms of the lease for such premises in the Ordinary Course of Business;

(v)     Purchase Money Liens in respect of Purchase Money Debt permitted to be incurred under Section 4.01(c); provided, that, in each case, such Liens shall only attach to the assets financed with such Purchase Money Debt and such Debt is subject to a New Miner Equipment Intercreditor Agreement or an Acceptable Intercreditor Agreement, as applicable;

(w)     Liens on property subject to any Permitted Sale-Leaseback Transaction;

(x)     Liens securing Mortgage Debt incurred in accordance with Section 4.01(g), so long as such Liens shall only attach to the real property acquired with proceeds of such Mortgage Debt, and so long as such Liens and the secured parties under such Mortgage Debt shall be subject to an Acceptable Intercreditor Agreement;

(y)     Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(z)     Liens securing Acquired Debt and Liens securing Debt in connection with a Permitted Acquisition permitted under Section 4.01, so long as, in each case, (i) such Liens were existing on property at the time of its acquisition by the Issuer or any Guarantor in accordance herewith, or existing on the property of any Person at the time such Person becomes the Issuer or a Guarantor accordance herewith, but excluding Liens on the Equity Interests of any Person that becomes a Subsidiary and (ii) such Liens encumbers only the property acquired and, in each case, such Debt is subject to a new Miner Equipment Intercreditor Agreement or an Acceptable Intercreditor Agreement, as applicable;

(aa)     other Liens securing Debt or other obligations of the Issuer or any Guarantor in an aggregate principal amount at any one time outstanding not to exceed the greater of $10,000,0000 and [TBD]% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided, that such Liens shall rank junior to the Liens securing the Notes and such Liens (and the holders thereof) shall be subject to an Acceptable Intercreditor Agreement;

(bb)     Liens (which shall rank junior to the Liens securing the Notes) upon real or personal property leased under operating leases in the Ordinary Course of Business by the Issuer or any of its Subsidiaries in favor of the lessor created at the inception of the lease transaction, securing obligations of the Issuer or any of its Subsidiaries under or in respect of such lease and extending to or covering only the property subject to such lease and improvements thereon;

(cc)     Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of the Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the in the Ordinary Course of Business of the Issuer or any of the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of any Subsidiary in the Ordinary Course Of Business;

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(dd)     Liens on cash and Cash Equivalents securing reimbursement obligations under letters of credit permitted hereunder;

(ee)     [reserved];

(ff)     Liens securing M&M Lien Takeback Debt or M&M Lien Settlement Debt permitted under Section 4.01 and attaching only to the assets securing such M&M Lien Takeback Debt or M&M Lien Settlement Debt, as applicable, including, without limitation to the applicable liens set forth on [Schedule 5] and the applicable mortgages or deeds of trust set forth on [Schedule 5];

(gg)     Liens in connection with any zoning, building or similar requirement of law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon;

(hh)     Liens securing Debt permitted under (i) Section 4.01(n), to the extent secured by assets of Subsidiaries that are not Guarantors, or (ii) Section 4.01(m), to the extent such Lien is junior to the Obligations;

(ii)     Liens with respect to any Permitted Power Hedge or Permitted BTC Hedging Agreement; and

(jj)     Liens securing Debt permitted under (i) Section 4.01(s) or (ii) Section 4.01(z).

For the avoidance of doubt, notwithstanding anything else herein to the contrary, no Lien on any property or assets of the Issuer or a Guarantor (including any Permitted Lien) shall rank pari passu with, or senior to, any Lien thereon granted in favor of the Collateral Agent or otherwise securing the Notes except to the extent expressly permitted pursuant to this Section 4.02 (as in effect on the Issue Date).

SECTION 4.03.     Distributions; Upstream Payments. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, declare or make any Distributions, except the following, so long as, as of the time of, and pro forma for, any Distribution, no Default or Event of Default shall have occurred or shall be continuing or would result therefrom:

(a)     Upstream Payments;

(b)     any distribution or payment in order to pay Taxes imposed on, or incurred by the Issuer or a Guarantor;

(c) any other Distribution; provided, that (i) the amount thereof, when aggregated with (x) the amount of all other Distributions made in reliance on this clause at any time through to (and including on) the date of such Distribution and (y) all Investments made pursuant to clause (k) of the definition of “Restricted Investment” at any time through to (and including on) the date of such Distribution, shall not exceed 50% of Consolidated Net Income for the period beginning on the first day of the Fiscal Quarter in which the Plan Effective Date occurs and ending on the last day of the Issuer’s Fiscal Quarter ending immediately prior to the date of such proposed Distribution;

(d)     Distributions used to pay franchise and excise taxes attributable to the Issuer and its Subsidiaries, or reasonable and customary operating or overhead costs required to maintain the Issuer’s and any of its Subsidiary’s corporate or organizational existence;

(e)     Distributions used to pay cash in lieu of fractional Equity Interests;

(f)     Distributions used to repurchase Equity Interests deemed to occur upon the exercise of stock options or similar equity rights to the extent such Equity Interests represent a portion of the exercise price of those stock options or similar equity rights and repurchases of Equity Interests or options to purchase Equity Interests in connection with the exercise of stock options or similar equity rights to the extent necessary to pay applicable withholding or similar taxes; and

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(g)     Distributions used to make payments in cash to holders of the Contingent Value Rights and the GUC Contingent Payment Obligations.

The Issuer shall not create or permit to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for Permitted Restrictions.

For the avoidance of doubt, nothing herein shall prohibit or limit any payment of any principal, interest, premium (if any), fees or other amounts payable in respect of the Senior Credit Facility, the Notes, the Convertible Notes, or any Permitted Refinancing of the foregoing, any Debt or Liens permitted hereunder related to any Purchase Money Debt, Purchase Money Lien, any Acquired Debt, Debt incurred or arising prior to the Closing Date and permitted to be outstanding pursuant to the terms of the Plan of Reorganization, New Miner Equipment Lender Debt, Swap Agreements, Mortgage Takeback Debt, M&M Lien Takeback Debt, M&M Lien Settlement Debt, Debt incurred to finance any Permitted Acquisition or the purchase of Equipment, Reinstated Other Secured Debt and Debt incurred to finance Permitted Sale-Leaseback Transactions or any Permitted Refinancing of the foregoing, to the extent such payment is made in accordance with the terms of the definitive documentation governing such Debt and the Collateral Documents.

SECTION 4.04.     Restricted Investments. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, make any Restricted Investment.

SECTION 4.05.     Dispositions.

(a)     The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, consummate any Asset Disposition, except a Permitted Asset Disposition; provided, that, any Net Cash Proceeds received at any time by the Issuer or any Subsidiary from a Permitted Asset Disposition shall be maintained by them in accordance with this Indenture (it being agreed that, in the case of any Net Cash Proceeds in the form of cash or Cash Equivalents, the same shall at all times be held in a Deposit Account subject to a Control Agreement; provided, further, that, if any such cash or Cash Equivalents is initially received by the Issuer or the applicable Subsidiary in any other account, the Issuer or the applicable Subsidiary shall cause such cash or Cash Equivalents to be transferred and deposited into a Deposit Account subject to a Control Agreement as promptly as practicable following initial receipt); provided, further, that, no such cash or Cash Equivalents received in connection with a Permitted Asset Disposition shall be transferred out of any such Deposit Account except as provided for in this Indenture.

(b)     The Issuer may apply the Net Cash Proceeds from any such Permitted Asset Disposition to comply with the mandatory prepayment or similar requirements set forth in (x) any Debt secured by Liens that are senior in right of priority to the Liens securing the Notes, including the Senior Credit Facility and the Secured Notes, (y) any Debt senior in right of payment to the Notes or (z) in any other Debt that is both pari passu in right of payment to the Notes and is secured by Liens raking pari passu to the Liens securing the Notes; provided, that, in the cause of clause (z), the Issuer shall also equally and ratably reduce the Debt under the Notes by making an offer (in accordance with the procedures set forth below for an Excess Proceeds Offer) to all Holders to purchase, on a pro rata basis, the Notes in cash at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. Any Net Cash Proceeds from any Permitted Asset Disposition that are not applied in accordance with the immediately preceding sentence will be deemed to constitute “Excess Proceeds”. Within fifteen (15) Business Days of the date that the aggregate amount of Excess Proceeds exceeds $25,000,000, the Issuer make an offer (an “Excess Proceeds Offer”) to all the Holders on a pro rata basis, in accordance with the procedures set forth in this Indenture, to purchase the maximum aggregate principal amount of the Notes (expressed as a multiple of $1.00) that may be purchased out of such Excess Proceeds in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The Issuer may satisfy the foregoing obligations with respect to any Net Cash Proceeds from an Asset Sale by making an Excess Proceeds Offer with respect to such Net Cash Proceeds with respect to Excess Proceeds of $25,000,000 or less.

(c)     If the Issuer is obligated to make an Excess Proceeds Offer, the Issuer will offer to purchase the Notes from the Holders thereof in minimum amounts of $1.00 and integral multiples of $1.00 above such amount, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Excess Proceeds Offer is given to such holders, or such later date as may be required under the Exchange Act.

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(d)     If the aggregate principal amount of Notes validly tendered and not withdrawn by Holders thereof in an Exceeds Proceeds Offer exceeds the aggregate amount of Excess Proceeds, the Notes to be purchased will be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes tendered by each Holder) and in accordance with the Applicable Procedures. To the extent that the aggregate amount of Notes validly tendered and accepted pursuant to an Exceeds Proceeds Offer is less than the amount of Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose not otherwise prohibited under this Indenture. Upon completion of any such Exceeds Proceeds Offer, the amount of Excess Proceeds that resulted in the Exceeds Proceeds Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

(e)     The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof. Any Notes so purchased in an Excess Proceeds Offer shall be delivered to the Trustee for cancellation.

SECTION 4.06.     Prepayments of Subordinated Indebtedness. Neither the Issuer nor any Guarantor shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, of any Subordinated Debt of the Issuer or any of its Subsidiaries prior to its scheduled maturity.

SECTION 4.07.     Merger and Other Changes.

(a)     Other than pursuant to this Section 4.07, the Issuer and any Guarantor shall not change its legal name; change its tax, charter or other organizational identification number; or change its form or state of organization.

(b)     The Issuer shall not liquidate, wind up its affairs or dissolve itself, or effect a Division, merge, combine or consolidate with any Person, or Dispose of all or substantially all of its assets, whether in a single transaction or in a series of related transactions, to any Person, unless:

(i)     (A) the Issuer shall be the continuing or surviving Person or (B) (1) the Person (x) formed by or surviving any such Division, merger, combination or consolidation (if other than the Issuer), (y) into which the Issuer has been liquidated, wound up or dissolved, or (z) to which such Disposition of all or substantially all of the assets of the Issuer is made (any such Person, the “Successor Issuer”) is an entity organized or existing under the laws of the State of Delaware; (2) concurrently with transaction, the Successor Issuer expressly assumes all Obligations of the Issuer (including all obligations under this Indenture and the other Notes Documents to which the Issuer is a party), and grants Liens in favor of the secured parties hereunder on all of its assets to at least the same extent, and on terms at least as favorable to the Holders as, the Liens granted by the Issuer, in each case, pursuant to a supplemental indenture hereto or thereto, (3) each Guarantor, unless it is the other party to such transaction, shall have reaffirmed, pursuant to an agreement, that its Guarantee Obligations, and any other guarantee of, and grant of Liens as security for the Obligations of the Issuer, shall apply to the Successor Issuer’s obligations under this Indenture and the Notes to at least the same extent and on terms at least as favorable to the Holders, (4) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction complies with this Indenture, (5) if the Issuer or the Notes, as the case may be, have a credit rating at the time of such transaction, the Successor Issuer or the Notes, as the case may be, shall have a credit rating following such transaction equal to or better than that of the Issuer or the Notes, as the case may be and (6) the Trustee and Collateral Agent shall have received (if requested) all documentation and information about the Successor Issuer as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act;

(ii)     as of the time of, and after giving pro forma effect to, such transaction, no Default or Event of Default shall have occurred or shall be continuing or would result therefrom; and

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(iii)     immediately after giving pro forma effect to such transaction, the Fixed Charge Coverage Ratio of the Issuer or the Successor Issuer, as the case may be, would be at least 2.00 to 1.00.

The Successor Company will succeed to, and be substituted for, the Issuer under this Indenture and the Notes and in such event the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes.

(c)     Subject to Section 9.08, each Guarantor shall not liquidate, wind up its affairs or dissolve itself, or effect a Division, merge, combine or consolidate with any Person, or Dispose of all or substantially all of its assets, whether in a single transaction or in a series of related transactions, to any Person, unless:

(i)     as of the time of, and after giving pro forma effect to such transaction, no Event of Default shall have occurred or shall be continuing or result therefrom; and

(ii)     the Person (x) formed by or surviving any such Division, merger, combination or consolidation (if other than the Guarantor), (y) into which the Guarantor has been liquidated, wound up or dissolved, or (z) to which such Disposition of all or substantially all of the assets of the Guarantor is made (any such Person, the “Successor Guarantor”) is an entity organized or existing under the laws of any state of the United States or the District of Columbia; (2) concurrently with transaction, the Successor Guarantor expressly assumes all Obligations of such Guarantor (including all obligations under this Indenture and the other Notes Documents to which the Guarantor is a party), and grants Liens in favor of the secured parties hereunder on all of its assets to at least the same extent, and on terms at least as favorable to the Holders as, the Liens granted by the Guarantor, in each case, pursuant to a supplemental indenture hereto or thereto, and (3) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction complies with this Indenture.

Notwithstanding anything else to the contrary in this Section 4.07, any Subsidiary may liquidate, wind up its affairs or dissolve itself into the Issuer or a Guarantor, or effect a Division, merge, combine or consolidate with the Issuer or any Guarantor, or Dispose of all or substantially all of its assets, whether in a single transaction or in a series of related transactions, to the Issuer or any Guarantor.

SECTION 4.08.     Subsidiaries. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, (a) form or acquire any Subsidiary after the Issue Date unless such Subsidiary complies with the requirements set forth in Section 4.34; (b) permit any existing Subsidiary to issue any Equity Interests other than to the Issuer or a Guarantor, or (c) permit any Subsidiary to become “unrestricted” under, or for purposes of, the Notes Documents (including by permitting any Subsidiary to not be required to comply with any covenant in this Indenture including in Article Four hereof, that is expressed to be applicable to or binding on Subsidiaries of the Issuer as of the Issue Date).

SECTION 4.09.     Organizational Documents. Other than as otherwise permitted by this Indenture, the Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, amend, modify or otherwise change any of its Organizational Documents other than in the Ordinary Course of Business, in a manner that is not adverse to the Holders and, in each case, with prior written notice to the Trustee.

SECTION 4.10.     Accounting Changes. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, make any material change in accounting treatment or reporting practices, except as required by GAAP or change its Fiscal Year.

SECTION 4.11.     Restrictive Agreements. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, become a party to any Restrictive Agreement other than agreements containing solely Permitted Restrictions.

SECTION 4.12.     Swap Obligations and Permitted BTC Hedging Agreements. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, enter into any Swap Agreement, or incur any Swap

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Obligation, or amend or modify any Swap Agreement (including, directly or indirectly, with respect to any notional amount, or any Swap Obligation or other obligation or exposure thereunder), or otherwise enter into any BTC Hedging Agreement, without the approval of the Board of Directors; provided, that, the affirmative vote of at least two (2) Class 3 directors (as set forth in the Issuer’s Organizational Documents) shall be required for any Swap Obligation or BTC Hedging Agreement in excess of $5,000,000 (any Swap Obligations and related Swap Agreements incurred pursuant to this Section 4.12, “Permitted Power Hedges” and any BTC Hedging Agreements incurred pursuant to this Section 4.12, “Permitted BTC Hedging Agreements”). Notwithstanding the foregoing, this Section 4.12 shall not restrict or otherwise limit any sale of Bitcoin pursuant to clause (d) of the definition of Permitted Asset Disposition and Section 4.05.

SECTION 4.13.     Conduct of Business. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, engage in any line of business materially different than the lines of business conducted by it on the Issue Date and any activities related, similar or incidental thereto or synergistic therewith.

SECTION 4.14.     Affiliate Transactions. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, enter into, be party to, or consummate, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (each, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is consummated in good faith, and for a legitimate business purpose, (ii) such Affiliate Transaction is on terms that are no less favorable to the Issuer or such Guarantor than those that might be obtained at such time in a comparable arm’s length transaction consummated with a Person who is not an Affiliate (except in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value not in excess of $500,000 in the aggregate), (iii) in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value in excess of $[1,000,000] in the aggregate, such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors (or equivalent governing body) of the Issuer and any Subsidiary consummating such Affiliate Transaction, (iv) in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value in excess of $2,500,000, Issuer shall, not less than five (5) Business Days prior to consummation of such Affiliate Transaction, deliver a written notice thereof to the Trustee, accompanied by an Officer’s Certificate including sufficient detail with respect to the subject matter, parties, consideration, and other aspects involved in such transaction, and certifying as to compliance with the provisions of this Indenture, and (v) in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value in excess of $[10,000,000], Issuer shall, not less than five (5) Business Days prior to consummation of such Affiliate Transaction, deliver to the Trustee a favorable written opinion from a nationally or regionally recognized investment banking, accounting or appraisal firm confirming that such transaction (x) is fair to Issuer and its Subsidiaries from a financial point of view, or (y) is not materially less favorable to Issuer and its Subsidiaries than could be obtained at the time in an arm’s length transaction with a Person who was not an Affiliate; provided, that, the foregoing shall not apply to:

(a)     any transaction between or among the Issuer, any Subsidiary thereof (or any entity that becomes a Subsidiary as a result of such transaction) or any Affiliate thereof or any of their respective Related Parties, or among any of them, to the extent such transaction is otherwise permitted under any other provision of this Article Four, and is consummated in the Ordinary Course of Business, or as part of any customary tax, accounting, pension, cash management or other administrative activities, and not for the purpose of circumventing any covenant hereunder;

(b)     payment of reasonable compensation to officers and employees of the Issuer and its Subsidiaries for services actually rendered;

(c)     payment of reasonable and customary compensation and indemnities to directors of the Issuer and its Subsidiaries for services actually rendered;

(d)     transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; and

(e)     any of the transactions or agreements contemplated by the Plan, as these agreements may be amended, modified, supplemented, extended, renewed or replaced from time to time, so long as any such amendment, modification, supplement, extension, renewal or replacement is not more disadvantageous to the Holders

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in any material respect in the good faith judgment of the Board of Directors of the Issuer when taken as a whole than the terms of the transactions or agreements in effect as of the Plan Effective Date.

SECTION 4.15.     Plans. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Issue Date.

SECTION 4.16.     [Reserved].

SECTION 4.17.     Classification. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, the Issuer shall not take any action (or permit any parent entity or other Person Controlling the Issuer to take any action at any time (including, but not limited to, an election under Treasury Regulations Section 301.7701-3)) that would result in a change in the tax classification of the Issuer for U.S. federal income tax purposes.

SECTION 4.18.     Immaterial Subsidiaries. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, Permit any Immaterial Subsidiary to own any property (real or personal) or assets (in each case, of whatever nature) with a Fair Market Value in excess of $2,500,000 or together with all other Immaterial Subsidiaries more than $5,000,000 in the aggregate, (ii) create, incur, assume or suffer to exist any Debt or (iii) create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatever nature (whether now owned or hereafter acquired).

SECTION 4.19.     Anti-Hoarding. The Issuer and each Guarantor shall cause all Cryptocurrency in which the Issuer or any Guarantor has any interest to be converted into Dollars within ten (10) days of receipt of such Cryptocurrency and deposit such proceeds into a Deposit Account subject to a Control Agreement; provided, that, solely for purposes of determining compliance with the this Section 4.19, any Cryptocurrency held in any Deposit Account shall satisfy this Section 4.19 regardless of whether it is subject to a Control Agreement in favor of the Collateral Agent until the date on which Control Agreements must be put in place (the obligations hereunder, the “Anti-Hoarding Covenant”); provided, however, that (i) any such Cryptocurrency may also be sold or retained to the extent required in accordance with the terms of any applicable BTC Hedging Agreement, and (ii) that to the extent that such Cryptocurrency may not be or is not sold during such time period as a result of circumstances beyond the Issuer’s control, such failure to convert Cryptocurrency into Dollars shall not constitute a Default or Event of Default.

SECTION 4.20.     Wallet Management. Pending its compliance with the Anti-Hoarding Covenant, the Issuer and each Guarantor shall cause any Cryptocurrency it has any interest in to be held in a Security Account in the Issuer or such Guarantor’s name at an Acceptable Custodian.

SECTION 4.21.     Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, interest, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, interest, if any, shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Issuer or any of its Affiliates) holds, as of 10:00 a.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium and interest then due. If the Issuer or any of its Affiliates acts as Paying Agent, principal, premium, if any, interest, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

SECTION 4.22.     Corporate Existence. Except as otherwise permitted under this Indenture, the Issuer and each Guarantor will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.

SECTION 4.23.     Purchase of Notes upon a Change of Control.

(a) If a Change of Control occurs at any time, then the Issuer must make an offer (a “Change of Control Offer”) to each Holder to purchase such Holder’s Notes, in whole or in part in integral multiples of $1.00, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase

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Date”) (subject to the rights of Holders of record on relevant Regular Record Dates that are prior to the Change of Control Purchase Date to receive interest due on an interest payment date).

(b)     Within 30 days following any Change of Control, the Issuer shall:

(i)     send notice of the Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Security Register, or deliver such notice in accordance with the applicable procedures of the Depositary, which notice shall state:

(A)     that a Change of Control has occurred, and the date it occurred;

(B)     the circumstances and relevant facts regarding such Change of Control;

(C)     the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is delivered, or such later date as is necessary to comply with requirements under the Exchange Act and any applicable securities laws or regulations;

(D)     that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date unless the Change of Control Purchase Price is not paid;

(E)     that any Note (or part thereof) not tendered shall continue to accrue interest; and

(F)     any other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.

(c)     Upon receipt of an Officer’s Certificate stating all conditions precedent contained herein have been complied with and other statements required in an Officer’s Certificate, the Trustee will promptly authenticate and deliver a new Note or Notes equal in principal amount to any unpurchased portion of Notes surrendered, if any, to the Holder in global form or to each holder of certificated Notes; provided, that each such new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 above such amount. The Issuer shall publicly announce the results of a Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(d)     A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control or any financing thereof, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e)     The Issuer shall not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. The Change of Control provisions described above will be applicable whether or not any other provisions of this Indenture are applicable. Except as described above with respect to a Change of Control, the provisions of this Indenture shall not give Holders the right to require the Issuer to repurchase the Notes in the event of certain highly leveraged transactions, or certain other transactions, including a reorganization, restructuring, merger or similar transaction and, in certain circumstances, an acquisition by the Issuer’s management or its Affiliates, that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control. Any such transaction, however, would have to comply with the applicable provisions of this Indenture, including Section 4.06. The existence of a Holder’s right to require the Issuer to repurchase such Holder’s Notes upon a Change of Control may deter a third party from acquiring the Issuer or its Subsidiaries in a transaction which constitutes a Change of Control.

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(f)     If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party shall have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to but excluding the date of redemption.

(g)     The Issuer shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue of such conflict.

SECTION 4.24.     Statement as to Compliance.

(a)     The Issuer shall deliver to the Trustee, within 120 days after the end of each Fiscal Year, starting with the Fiscal Year ended December 31, 2024, an Officer’s Certificate, stating that in the course of the performance by the signer of its duties as an officer of the Issuer such signer would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period and if any specifying such Default, its status and what action the Issuer is taking or proposed to take with respect thereto.

(b)     If the Issuer shall become aware that (i) any Default or Event of Default has occurred and is continuing or (ii) any Holder seeks to exercise any remedy hereunder with respect to a claimed Default under this Indenture or the Notes, the Issuer shall promptly deliver to the Trustee an Officer’s Certificate specifying such event, notice or other action (including any action the Issuer is taking or proposed to take in respect thereof).

SECTION 4.25.     No Impairment of the Security Interests. Except as otherwise permitted under this Indenture (including, for the avoidance of doubt, pursuant to a transaction otherwise permitted by this Indenture), the Intercreditor Agreement and the other Collateral Documents, none of the Issuer nor any of the Guarantors shall be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders.

SECTION 4.26.     Reports. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to the Trustee:

(a)     within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated basis for the Issuer and its Subsidiaries, which consolidated statements shall be audited and certified (without a “going concern” or like qualification or exception, other than a “going concern” qualification or exception solely as a result of the Chapter 11 Cases or Debt within one year of its maturity) by the independent certified public accountants of the Issuer, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(b)     within 60 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated basis for the Issuer and its Subsidiaries, setting forth in comparative form corresponding figures for the corresponding period in the preceding Fiscal Year and accompanied by an Officer’s Certificate stating that such financial statements have been prepared in accordance with GAAP and fairly present the financial position and results of operations for such Fiscal Quarter and period, subject only to normal year-end and audit adjustments and the absence of footnotes; and

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(c)     concurrently with delivery of financial statements pursuant to clauses (a) and (b) above, delivery of a management discussion and analysis of, and describing the operations of the Issuer and its Subsidiaries for the applicable Fiscal Quarter or Fiscal Year, as the case may be, and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate, with comparison to, and variances from, the immediately preceding period and budget.

Notwithstanding the foregoing, the Issuer shall be deemed to satisfy the requirements of this Section 4.26 by filing the applicable periodic or other reports (including any amendments thereto) on the SEC’s Electronic Data Gathering and Retrieval System (or any such successor system) within the time periods specified by the applicable SEC rules and regulations, including Rule 12b-25 under the Exchange Act, as long as such reports are publicly available. Furthermore, in the event that any Parent Company is or becomes a guarantor (a “Parent Guarantor”) of the Notes, the Issuer may satisfy its obligations under this Section 4.26with respect to financial information relating to the Issuer by furnishing financial information relating to such Parent Guarantor.

Notwithstanding anything to the contrary set forth above, if the Issuer or a Parent Guarantor has provided the reports described in the preceding paragraphs with respect to the Issuer or such Parent Guarantor, in each case, the Issuer shall be deemed to be in compliance with the provisions of this Section 4.26.

To the extent any such information, reports or other documents are filed electronically on the SEC’s Electronic Data Gathering and Retrieval System (or any successor system), such filing shall be deemed to be delivered to the Holders and the Trustee.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

SECTION 4.27.     [Reserved.]

SECTION 4.28.     Public Credit Rating. The Issuer shall use commercially reasonable efforts to obtain and maintain a public corporate credit and public corporate family ratings and public ratings with respect to the Notes from any ratings agency; provided, that in no event shall the Issuer be required to maintain any specific rating with any such agency.

SECTION 4.29.     Compliance with Laws. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws and Anti-Corruption Laws, and maintain all Governmental Approvals necessary to the ownership of its properties or conduct of its business unless failure to comply or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any properties of the Issuer or of a Subsidiary thereof, it shall act promptly and diligently to investigate and report to the Trustee and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release to the extent required by Environmental Laws, whether or not directed to do so by any Governmental Authority.

SECTION 4.30.     Taxes. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested or the failure to pay or discharge such Taxes could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.31.     Insurance. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall maintain insurance with insurers with respect to the properties and business of the Issuer and its Subsidiaries of such type (including workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

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SECTION 4.32.     Licenses. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall keep each License affecting any Collateral (including the manufacture, distribution or Disposition of Inventory) or any other material real or personal property of the Issuer and its Subsidiaries in full force and effect except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; promptly notify the Trustee of any proposed modification to any such License, or entry into any new material License, in each case at least fifteen (15) days prior to its effective date; pay all material Royalties when due; and notify the Trustee of any default or breach asserted by any Person to have occurred under any material License.

SECTION 4.33.     [Reserved.]

SECTION 4.34.     Designation of Subsidiaries. Each Person that is a Subsidiary of the Issuer at any time, other than an Immaterial Subsidiary or an Excluded Subsidiary, shall be required to become a Guarantor by executing a supplemental indenture in substantially the same form as Exhibit C hereto and shall be subject to all terms and conditions hereof applicable to Guarantors. For the avoidance of doubt, no Investment shall be made by the Issuer or any Subsidiary thereof in any Person other than an Guarantor unless permitted under Section 4.04.

SECTION 4.35.     Further Instruments and Acts. Upon request of the Trustee (but without imposing any duty or obligation of any kind on the Trustee to make any such request), the Issuer and the Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

ARTICLE FIVE

DEFAULTS AND REMEDIES

SECTION 5.01.     Events of Default.

“Event of Default”, wherever used herein, means any of the following events:

(i)     default for three (3) Business Days in the payment when due of any interest on any Note;

(ii)     default in the payment of the principal of or premium, if any, on any Note when due, or at a date fixed for prepayment thereof or otherwise or at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise), as applicable;

(iii)     breach of, failure to comply with or default under any covenant contained in Sections 4.01 to 4.20 (inclusive), 4.23, 4.29, 4.30, 4.31, and 4.34;

(iv)     breach of, failure to comply with or default under any other covenant or agreement of the Issuer or of any Subsidiary that is contained in this Indenture (other than specified in Section 5.01(i) through (iii)) and such failure continues for a period of 60 days or more after the receipt of written notice as specified in this Indenture; provided, however, that such opportunity to cure shall not apply if the breach, failure to perform or default is not capable of being cured within such period; provided, further, that that with respect to Section 4.25, such period of continuance of such default shall be 120 days after the notice specified above;

(v)     [Reserved.];

(vi)     any “Event of Default” (in each case, as defined in the Senior Credit Facility and the Convertible Notes Documents) occurs under the Senior Credit Facility or the Convertible Notes Documents or any breach or default of the Issuer or any Guarantor occurs under any Swap Agreement, or under any instrument or agreement to which it is a party or by which it or any of its properties is bound, in each case, relating to any Debt (other than the Notes) (including, for the avoidance of doubt, the New Miner Equipment Lender Debt) in excess of $10,000,000 (in the case

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of any Swap Agreement, determined on a net basis), if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(vii)     any judgment or order for the payment of money is entered against the Issuer or any Guarantor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against the Issuer and the Guarantors, $10,000,000 (excluding amounts of insurance coverage therefor that has not been denied by the insurer, or subject to a customary contractual indemnity arrangement, and available to the Issuer or any Guarantor for payment of such liabilities), and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 consecutive days;

(viii)     the Issuer or any Guarantor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any part of its business which could reasonably be expected to have a Material Adverse Effect; there is a cessation of any part of the Issuer’s or any Guarantor ‘s business which could reasonably be expected to have a Material Adverse Effect; a material portion of the Collateral or real or personal property of the Issuer or any Guarantor is taken or impaired through condemnation the effect of which could reasonably be expected to have a Material Adverse Effect;

(ix)     an Insolvency Proceeding is commenced by the Issuer or any Guarantor; the Issuer or any Guarantor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial real or personal property of or to operate any of the business of the Issuer or any Guarantor; or an Insolvency Proceeding is commenced against the Issuer or any Guarantor, and the Issuer or such Guarantor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Issuer or such Guarantor, the petition is not dismissed within 60 days after filing, or an order for relief approving such Insolvency Proceeding is entered in the proceeding;

(x)     an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Issuer or a Guarantor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan to the extent the foregoing could reasonably be expected to have a Material Adverse Effect; the Issuer, a Guarantor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan to the extent the foregoing could reasonably be expected to have a Material Adverse Effect; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan to the extent the foregoing could reasonably be expected to have a Material Adverse Effect;

(xi)     the Issuer or any Guarantor is criminally convicted for (i) a felony committed in the conduct of the Issuer’s or such Guarantor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could reasonably be expected to have a Material Adverse Effect; and

(xii)     (a) any Notes Document shall, in whole or in part, cease to be effective and legally valid, binding and enforceable against the Issuer or the Guarantors or shall otherwise cease or fail be effective to create the rights and obligations purported to be created thereunder in favor of any Secured Party, or (b) the Issuer or Guarantor thereof shall repudiate or revoke (or attempt or purport to repudiate or revoke) any of its obligations or covenants under any Notes Document, or (c) or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in a material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control.

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SECTION 5.02.     Acceleration.

(a)     If an Event of Default (other than as specified in Section 5.01(ix) with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer (and to the Trustee if such notice is given by the Holders) may, and the Trustee, upon the written request of such Holders, in the manner and to the extent provided in the Trust Indenture Act, may, declare the principal of, premium, if any (including the Prepayment Premium), and any accrued and unpaid interest on, all of the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable.

(b)     If an Event of Default specified in Section 5.01(ix) occurs and is continuing with respect to the Issuer, then the principal of, premium, if any (including the Prepayment Premium), and accrued and unpaid interest on, all of the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c)     Upon the Notes becoming due and payable upon any Event of Default, whether automatically or by declaration, the entire unpaid principal amount of such Notes, plus accrued and unpaid interest thereon, shall all be immediately due and payable.

(d)     At any time after a declaration of acceleration under this Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuer and the Trustee, may rescind such declaration and its consequences if:

(1)     the Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(i)     all overdue interest on all Notes then outstanding;

(ii)     all unpaid principal of any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes;

(iii)     to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes; and

(iv)     all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(2)     the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(3)     all Events of Default, other than the non-payment of amounts of principal of, and interest on, the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

(e)     In the event of any Event of Default specified in Section 5.01(vi), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within twenty (20) days after such Event of Default arose:

(1)     the Debt or guarantee that is the basis for such Event of Default has been discharged;

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(2)     the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)     the default that is the basis for such Event of Default has been cured.

(f)     As a result of any acceleration of the Notes, the Prepayment Premium, which would then be payable if the Notes were to be called for redemption in accordance with Article Three, shall be immediately due and payable.

(g)     If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action; and any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.24 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 4.24 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

SECTION 5.03.     Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 5.04.     Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive any past Default hereunder and its consequences. Notwithstanding anything to the contrary in this Indenture, no Holder nor the Trustee may waive any Default or Event of Default on behalf of another Holder, as applicable, in respect of the payment of the principal of, premium, if any (including the Prepayment Premium), and interest on any Note.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 5.05.     Control by Majority. The Holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under this Indenture; provided, that:

(a)     the Trustee may refuse to follow any direction that conflicts with law or this Indenture;

(b)     the Trustee may refuse to follow any direction that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; and

(c)     the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

SECTION 5.06.     Limitation on Suits. No Holder has any right to pursue any remedy with respect to this Indenture or the Notes, unless: (i) the Holder gives to the Trustee notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made a written request to the Trustee to pursue a remedy; (iii) such Holder or Holders have offered to the Trustee indemnity or security satisfactory to the Trustee in its sole discretion against any loss, liability or expense; (iv) the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity; and (v) during such 30-day period the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with the request. It being understood and intended that no one or more of such Holders shall have any

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right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders in the case of any Event of Default, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all Holders. Such limitations do not, however, apply to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, and interest on such Note on or after the respective due dates expressed in such Note.

SECTION 5.07.     Unconditional Right of Holders To Receive Payment. Subject to the provisions of Section 9.01(c), but notwithstanding any other provision of this Indenture, the absolute and unconditional right of any Holder to receive payment of principal of, premium, if any, and interest, if any, on the Notes held by such Holder, on the respective due dates expressed in this Indenture or the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 5.08.     Collection Suit by Trustee.

(a)     If an Event of Default in Section 5.01(i) or 5.01(ii) occurs and is continuing, the Issuer shall, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any), and interest, and interest on any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 6.10 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

(b)     If the Issuer fail to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

SECTION 5.09.     Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.10) and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their creditors or their property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any receiver, assignee, trustee, liquidator, custodian or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 6.10.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 5.10.     Application of Money Collected. Subject to the Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article Five (including upon realization of the Collateral, but subject to the Intercreditor Agreement), it shall pay out the money or property in the following order:

FIRST: to the Trustee, the Collateral Agent, the Agents and their respective attorneys and agents for amounts due under Section 6.07 hereof and the other Notes Documents, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Collateral Agent and the Agents and the costs and expenses of collection;

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SECOND: to Holders for amounts due and unpaid on the Notes for principal of, premium, if any, accrued and unpaid interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, accrued and unpaid interest, if any, respectively; and

THIRD: to the Issuer, any Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 5.10. At least 30 days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid or deliver such notice in accordance with the Applicable Procedures.

SECTION 5.11.     Undertaking for Costs. A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit in the manner and to the extent provided in the Trust Indenture Act, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 5.11 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 5.07.

SECTION 5.12.     Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 5.13.     Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 5.14.     Delay or Omission not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Five or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 5.15.     Record Date. The Issuer may set a record date (which need not be within the time limits otherwise prescribed by Section 316(c) of the Trust Indenture Act) for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by this Indenture. Such record date shall be the later of five (5) days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.05 prior to such solicitation.

SECTION 5.16.     Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

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ARTICLE SIX

TRUSTEE

SECTION 6.01.     Duties of Trustee.

(a)     If an Event of Default has occurred and is continuing of which a Trust Officer of the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)     Except during the continuance of an Event of Default of which a Trust Officer of the Trustee has actual knowledge:

(1)     the Trustee need perform only those duties that are specifically set forth in this Indenture and the Trust Indenture Act and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)     in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture and the Collateral Documents (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein); however, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c)     The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)     this subsection does not limit the effect of paragraph (b) of this Section 6.01;

(ii)     the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)     the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 or 5.05; and

(iv)     no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d)     The Trustee shall not be liable for interest on or investment of any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(e)     Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee shall be subject to the provisions of this Section 6.01.

SECTION 6.02.     Certain Rights of Trustee.

(a)     The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, bond, debenture or other document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated therein.

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(b)     Before the Trustee acts or refrains from acting, and at the expense of the Company, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall incur no liability and shall be fully protected for any action it takes or omits to take in accordance with such Officer’s Certificate or Opinion of Counsel.

(c)     The Trustee may act through its attorneys and agents and shall not be responsible for the acts or omissions of any attorney or agent appointed with due care by it hereunder.

(d)     The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(e)     Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by an Officer of the Issuer or such Guarantor.

(f)     The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction (including, without limitation, with respect to any amounts payable by the Collateral Agent to a bank or securities intermediary under an account control agreement for fees, expenses, indemnities or other amounts).

(g)     The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents or compliance or performance or any covenant or agreement in this Indenture, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall not incur any liability or assume any additional obligation by reason of such inquiry or investigation.

(h)     The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated and indemnified under this Article Six, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to the Collateral Agent and to the Agents and to each other agent, custodian and Person employed to act hereunder.

(i)     The Trustee may request that the Issuer and each of the Guarantors shall deliver to the Trustee an Officer’s Certificate setting forth the names of individuals and/or titles of Officers of the Issuer and each Guarantor, as applicable, authorized at such time to take specified actions pursuant to this Indenture of the Issuer, the Notes and the Guarantees, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j)     Neither the Trustee nor the Collateral Agent shall be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Trust Officer of the Trustee or the Collateral Agent, as applicable, has actual knowledge thereof or the Trustee or the Collateral Agent, as applicable, shall have received from the Issuer or from any Holder written notice thereof at its address set forth in Section 11.02 and such notice references the Notes and this Indenture. In the absence of such actual knowledge or such notice, the Trustee and the Collateral Agent may conclusively assume that no such Default or Event of Default exists.

(k)     In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l)     The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder or the other Notes Documents.

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(m)     The Trustee and Collateral Agent may take direction from Required Holders as to matters described herein as being permitted with the consent of the Trustee or Collateral Agent.

(n)     The permissive right of the Trustee to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so.

(o)     Delivery of reports, information and documents to the Trustee under Section 4.24 is for informational purposes only and the Trustee’s receipt of the foregoing will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(p)     The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(q)     Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may rely upon an Officer’s Certificate.

SECTION 6.03.     Individual Rights of the Trustee. The Trustee, any Agent or any Registrar in its individual or any other capacity (including in its capacity as an Agent) may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee, Collateral Agent or Agent. The Trustee is subject to Sections 310(b) and 311 of the Trust Indenture Act.

SECTION 6.04.     Trustee’s Disclaimer. The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture and to authenticate the Notes. The Trustee shall not be accountable for the use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture nor shall it be responsible for the use or application of any money received by any Paying Agent other than the Trustee. None of the Trustee, the Collateral Agent, any Agent nor any of their respective directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Issuer, any Guarantor, or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party.

Neither the Trustee nor the Collateral Agent shall be responsible for and makes no representation as to the existence, genuineness, value or protection of or insurance with respect to any Collateral (except for the safe custody of Collateral in its possession), for the legality, effectiveness or sufficiency of this Indenture or any Collateral Document, or for the creation, perfection, priority, sufficiency or protection of any Lien, or for any act or omission of the Collateral Agent. Neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral.

SECTION 6.05.     Reports by Trustee to Holders. Within 60 days after each December 30, beginning with December 30, 2024, the Trustee will mail to each Holder, as provided in Section 313(c) of the Trust Indenture Act, a brief report dated as of such December 30, if required by and in compliance with the requirements of Section 313(a) of the Trust Indenture Act, and file such reports with the SEC as required by Section 313(d) of the Trust Indenture Act. The Trustee shall mail to each Holder a brief report if and when required by, and in compliance with Section 313(b) of the Trust Indenture Act.

If a Default or Event of Default occurs and is continuing and if a Trust Officer of the Trustee has notice or knowledge as provided in Section 6.02(j), the Trustee shall deliver to Holders a notice of the Default or Event of Default within fifteen (15) Business Days after it occurs. Except in the case of a Default or Event of Default in (a) payment of principal of, or interest on, any Note, or (b) payment or delivery, as the case may be, of the consideration

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due upon conversion, the Trustee may withhold the notice if and so long as the Trust Officers of the Trustee (or a committee thereof) in good faith determines that the withholding of such notice is in the interest of the Holders.

SECTION 6.06.     Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor trustee shall become effective only upon the successor trustee’s acceptance of appointment as provided in this Section 6.06.

The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Issuer. Any Trustee that has resigned or has been removed shall remain subject to Section 311(a) of the Trust Indenture Act to the extent provided therein. The Holders of a majority in outstanding principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer. The Issuer shall remove the Trustee if:

(a)     the Trustee fails to comply with Section 6.08;

(b)     the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)     a receiver or other public officer takes charge of the Trustee or its property; or

(d)     the Trustee otherwise becomes incapable of acting pursuant to the provisions of this Indenture.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor trustee. Within one year after the successor trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor trustee to replace the successor trustee appointed by the Issuer.

If a successor trustee does not take office within 30 days after the retiring Trustee resigns or is removed, such retiring Trustee (at the expense of the Issuer), the Issuer or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 6.08, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee.

A successor trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to such Trustee hereunder have been paid and subject to the Lien provided for in Section 6.10.

Notwithstanding replacement of the Trustee pursuant to this Section 6.06, the Issuer’s and the Guarantors’ obligations under Section 6.10 shall continue for the benefit of the retiring Trustee.

SECTION 6.07.     Successor Trustee by Merger Etc. If the Trustee, the Collateral Agent or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another Person, the successor Person without any further act shall be the successor Trustee or any Agent, as applicable. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, that the right to adopt the certificate of authentication of any predecessor Trustee

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or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

SECTION 6.08.     Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is an entity organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. Such Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act § 310(a)(l), (2) and (5). Such Trustee is subject to Trust Indenture Act § 310(b) including the provision in § 310(b)(1) and (3); provided that there shall be excluded from the operation of Trust Indenture Act § 310(b)(1) any indenture or indentures under which other securities, or conflicts of interest or participation in other securities, of the Issuer or the Guarantors are outstanding if the requirements for exclusion set forth in Trust Indenture Act § 310(b)(1) are met.

(a)     [Reserved.]11

SECTION 6.09.     Compensation and Indemnity. The Issuer, failing which the Guarantors, shall pay, from time to time, to the Trustee and the Collateral Agent such compensation as shall be agreed in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer, failing which the Guarantors, shall reimburse the Trustee and the Collateral Agent promptly upon request for all reasonable disbursements, advances or expenses incurred or made by it, including but not limited to costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements, advances and expenses of the Trustee’s agents, accountants, experts and counsel.

The Issuer and the Guarantors, jointly and severally, shall defend, release and indemnify the Trustee, the Collateral Agent, Agents and their respective directors, officers, employees and agents (collectively, the “Indemnified Parties”) for, and hold each Indemnified Party harmless from any and against all loss, liability, actions, suits, proceedings at law or in equity, and any other expenses, fees or charges of any character or nature, (including attorneys’ fees and expenses) incurred by each Indemnified Party or with which such Indemnified Party may be threatened, without willful misconduct or gross negligence (each as finally adjudicated by a court of competent jurisdiction) on such Indemnified Party’s part arising out of or in connection with the administration of this Indenture and the other Notes Documents and the performance of such Indemnified Party’s duties hereunder and thereunder (including, without limitation, (i) the costs and expenses of enforcing the Notes Documents against the Issuer and the Guarantors (including this Section 6.09) and defending itself against any claim, whether asserted by the Issuer, the Guarantors, any Holder or any other Person, or liability in connection with the execution and performance of any of its powers and duties under this Indenture and the other Notes Documents, (ii) any Environmental Liability and (iii) any amounts payable by the Collateral Agent to a bank, securities intermediary or other institution maintaining a Deposit Account, Securities Account or Commodity Account under a Control Agreement or any other control agreement for fees, expenses, indemnities or other amounts payable to such bank, securities intermediary or other institution). The Trustee or such other Indemnified Party shall notify the Issuer promptly of any claim for which an Indemnified Party may seek indemnity. Failure by the Trustee or such other Indemnified Party to so notify the Issuer shall not relieve the Issuer or any Guarantor of its obligations hereunder. The Issuer shall, at the applicable Indemnified Party’s sole discretion, defend the claim and such Indemnified Party shall reasonably cooperate and may participate at the Issuer’s expense in such defense. Alternatively, the applicable Indemnified Party may at its option have separate counsel of its own choosing and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent may not be unreasonably withheld. The Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence.

[11]	Note to Draft: Co-Trustee provision not included in Convertible Notes indenture. Trustee to confirm whether the provision is required.

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To secure the Issuer’s payment obligations in this Section 6.09, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture.

When an Indemnified Party incurs expenses after the occurrence of a Default specified in Section 5.01(ix) with respect to the Issuer, the Guarantors, or any Subsidiary, the expenses are intended to constitute expenses of administration under any applicable bankruptcy law.

The obligations of the Issuer and the Guarantors under this Section 6.09and any claim or lien arising hereunder shall survive the resignation or removal of the Trustee, the Collateral Agent or any Agent, the satisfaction and discharge of the Issuer’s obligations pursuant to Article Eight and any rejection or termination under any applicable bankruptcy law, and the termination of this Indenture.

SECTION 6.10.     Collateral Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby (i) authorize and direct the Trustee and Collateral Agent, as the case may be, to execute and deliver Collateral Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date in accordance with this Indenture, (ii) accept and acknowledge the terms of the Collateral Documents, (iii) appoint and authorize the Collateral Agent, as Collateral Agent for itself, the Trustee and the Holders under the Collateral Documents, to take such action as agent on their behalf and on behalf of all other Secured Parties (as defined in the Collateral Documents) and to exercise such powers under the Collateral Documents as are delegated to the Collateral Agent by the terms thereof, and (iv) accept and acknowledge the terms of the Collateral Documents applicable to them and agree to be bound by the terms thereof. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Collateral Documents (or any other applicable intercreditor agreements referred to herein from time to time), the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements). Each of the Holders by acceptance of the Notes agrees that upon the Collateral Agents’ entry into the Collateral Documents, the Holders shall be subject to and bound by the provisions of the Collateral Documents in their capacity as holders of [Obligations and as Secured Parties]12 (as each such term is defined in the Intercreditor Agreement).

SECTION 6.11.     Reserved.13

SECTION 6.12.     Preferential Collection of Claims Against Corporation. The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated therein, excluding, as applicable, any creditor relationship listed in Section 311(b) of the Trust Indenture Act.

ARTICLE SEVEN

DEFEASANCE; SATISFACTION AND DISCHARGE

SECTION 7.01.     Option To Effect Defeasance or Covenant Defeasance. The Issuer may, at its option by a resolution of their respective board of directors, at any time, with respect to the Notes, elect to have either Section 7.02 or Section 7.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Seven.

[12]	Note to Draft: To check definitions against Intercreditor Agreement.
[13]	Note to PH: Deleted language addressed in 6.08.

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SECTION 7.02.     Defeasance and Discharge. Upon the Issuer’s exercise under Section 7.01 of the option applicable to this Section 7.02, the Issuer and Guarantors shall be deemed to have been discharged from their obligations with respect to the Notes, and the Liens on the Collateral with respect to the Notes will be released, on the date the conditions set forth in Section 7.04 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes and to have satisfied all their other obligations under the Notes, this Indenture and the other Notes Documents (and the Trustee and Collateral Agent, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 7.08 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (b) the provisions set forth at Section 7.06 below, (c) the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Agent hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith and (d) this Section 7.02. Subject to compliance with this Article Seven, the Issuer may exercise their option under this Section 7.02 notwithstanding the prior exercise of its option under Section 7.03 below with respect to the Notes. If the Issuer exercise their Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

If the Issuer exercise their Legal Defeasance option, each Guarantor (and the related Liens on the Collateral securing the Notes), if any, shall be released from all its obligations under its Guarantee, and the Trustee shall execute a release of such Guarantee.

SECTION 7.03.     Covenant Defeasance. Upon the Issuer’s exercise under Section 7.01 of the option applicable to this Section 7.03, the Issuer and Guarantors (and the Liens on the Collateral with respect to the Notes) shall be released from their obligations under any covenant contained in Sections [4.04 through 4.11, 4.13 through 4.16, 4.19 through 4.26, and 5.01] with respect to the Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

SECTION 7.04.     Conditions to Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)     the Issuer must irrevocably deposit or cause to be deposited in trust with the Trustee, for the benefit of the Holders, cash in dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must (i) specify whether the Notes are being defeased to Maturity or to a particular redemption date; and (ii) if applicable, have delivered to the Trustee an Officer’s Certificate to redeem all of the outstanding Notes of such principal, premium, if any, or interest;

(b)     in the case of an election under Section 7.02, the Issuer must have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, stating that (x) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (y) since the date of this Indenture, there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)     in the case of an election under Section 7.03, the Issuer must have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such

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Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)     no Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e)     such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit), this Indenture or any material agreement or instrument to which the Issuer or any Subsidiary is a party or by which the Issuer or any Subsidiary is bound;

(f)     the Issuer must have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others, or removing assets beyond the reach of the relevant creditors or increasing debts of the Issuer to the detriment of the relevant creditors; and

(g)     the Issuer must have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

To the extent the aggregate amount of U.S. dollars, U.S. Government Obligations or a combination thereof, and deposited by the Issuer pursuant to this Section 7.04 exceeds the aggregate amounts sufficient to pay the principal of and interest, on the outstanding Notes, then promptly after the satisfaction and discharge of this Indenture, the Trustee shall return such excess U.S. dollars, U.S. Government Obligations or a combination thereof, as the case may be, to the Issuer.

If the Issuer exercise their Legal Defeasance option or their Covenant Defeasance option, all Liens on the Collateral in favor of the Collateral Agent will be released and the Collateral Documents shall cease to be of further effect, solely with respect to the Notes, all without delivery of any instrument or performance of any act by any party.

SECTION 7.05.     Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights under Section [2.06]) when:

(a)     the Issuer has irrevocably deposited or caused to be deposited with the Trustee as funds in trust for such purpose an amount in dollars or U.S. Government Obligations sufficient to pay and discharge the entire Debt on such Notes that have not, prior to such time, been delivered to the Trustee for cancellation, for principal of, premium, if any, and accrued and unpaid interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, and the Issuer has delivered irrevocable instructions to the Trustee under this Indenture in the form of an Officer’s Certificate to apply the deposited money toward the payment of Notes at Maturity or on the Redemption Date, as the case may be and either:

(i)     all the Notes that have been authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust as provided for in Section 2.04) have been delivered to the Trustee for cancellation; or

(ii)     all Notes that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of the mailing of a notice of redemption or otherwise), (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuer’s name, and at the Issuer’s expense;

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(b)     the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(c)     the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that: all conditions precedent provided in this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied.

If this Indenture shall be satisfied and discharged pursuant to this Section 7.05, all Liens on the Collateral in favor of the Collateral Agent for the benefit of the [Secured Parties] will be released and the Collateral Documents, solely with respect to the Notes, shall cease to be of further effect, all without delivery of any instrument or performance of any act by any party.

SECTION 7.06.     Survival of Certain Obligations. Notwithstanding Sections 7.01 and 7.03, any obligations of the Issuer and the Guarantors in Sections [2.02 through 2.14, 6.07, 6.10, and 7.08, 7.10] shall survive until the Notes have been paid in full. Thereafter, any obligations of the Issuer and the Guarantors in Section 6.07 shall survive such satisfaction and discharge. Nothing contained in this Article Seven shall abrogate any of the obligations or duties of the Trustee under this Indenture.

SECTION 7.07.     Acknowledgment of Discharge by Trustee. Subject to Section 7.09, after the conditions of Section 7.02 or 7.03 have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of all of the Issuer’s and Guarantors’ obligations under this Indenture except for those surviving obligations specified in this Article Seven.

SECTION 7.08.     Application of Trust Money. Subject to Section 7.09, the Trustee shall hold in trust cash in dollars or U.S. Government Obligations deposited with it pursuant to this Article Seven. It shall apply the deposited cash or U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law. The Issuer and the Guarantors shall, jointly and severally, indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to this Article Seven hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

SECTION 7.09.     Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, or interest on, any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 7.10.     Reinstatement. If the Trustee or Paying Agent is unable to apply cash in dollars or U.S. Government Obligations in accordance with this Article Seven by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Seven until such time as the Trustee or any such Paying Agent is permitted to apply all such cash or U.S. Government Obligations in accordance with this Article Seven; provided, that if the Issuer has made any payment of principal of, premium, if any, interest, if any, on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash in dollars or U.S. Government Obligations held by the Trustee or Paying Agent.

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ARTICLE EIGHT

AMENDMENTS, MODIFICATIONS AND WAIVERS

SECTION 8.01.     Without Consent of Holders. The Issuer, when authorized by a resolution of its Board of Directors (as evidenced by the delivery of such resolution to the Trustee), the Guarantors and the Trustee (and, with respect to any Collateral Document, the Collateral Agent) may modify, amend or supplement this Indenture, any Collateral Document, any Guarantee or the Notes without notice to or consent of any Holder:

(a)     to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants in this Indenture and in the Notes in accordance with Article Four;

(b)     to add to the Issuer’s covenants and those of any Guarantor or any other obligor upon the Notes for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor or any other obligor upon the Notes, as applicable, in this Indenture, in the Collateral Documents, in the Notes or in any Guarantees;

(c)     to cure any ambiguity, or to correct or supplement any provision in this Indenture, the Notes, the Collateral Documents or any Guarantees that may be defective or inconsistent with any other provision in this Indenture, the Notes, the Collateral Documents or any Guarantees or make any other modifications with respect to matters or questions arising under this Indenture, the Notes or any Guarantees; provided, that, in each case, such provisions shall not materially adversely affect the interests of the Holders;

(d)     to release any Guarantor in accordance with and if permitted by the terms of and limitations set forth in this Indenture or to add a Guarantor or other guarantor under this Indenture or the Collateral Documents;

(e)     to evidence and provide the acceptance of the appointment of a successor Trustee or collateral agent under this Indenture and the Collateral Documents;

(f)     to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Collateral Agent, the Trustee and the Holders as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted for the benefit of the Collateral Agent, the Trustee and the Holders pursuant to this Indenture or otherwise or to release any Lien to the extent permitted hereby;

(g)     to provide for the issuance of Additional Notes in accordance with and if permitted by the terms of and limitations set forth in this Indenture;

(h)     to conform any provision to the New Secured Notes Term Sheet (as defined in the Plan of Reorganization) appended to the Plan of Reorganization;

(i)     to secure the Notes or the Guarantees or to add additional assets as Collateral;

(j)     to release Collateral from the Lien pursuant to this Indenture or the Collateral Documents when permitted or required by this Indenture or the Collateral Documents; or

(k)     to comply with any requirement of the SEC in connection with qualifying this Indenture under the Trust Indenture Act or maintaining such qualification thereafter.

In addition, the Issuer, the Trustee and the Collateral Agent may amend the Intercreditor Agreement and the Collateral Documents to provide for the addition of any creditors to such agreements to the extent a pari passu lien for the benefit of such creditor is permitted by the terms of this Indenture and may enter into an intercreditor agreement with creditors for whom a junior lien on the Collateral is to be granted, provided the Issuer delivers an Officer’s Certificate to the Trustee and Collateral Agent certifying that the terms thereof are customary, the intercreditor

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agreement is permitted by the terms of this Indenture and that the Trustee and Collateral Agent are authorized to enter into an intercreditor agreement. Upon delivery of the aforementioned Officer’s Certificate, the Trustee and Collateral Agent may request an Opinion of Counsel confirming that the intercreditor agreement is permitted under this Indenture.

SECTION 8.02.     With Consent of Holders.

(a)     Except as provided below in Section 8.02(b) below and Section 5.04 and Section 5.07, and without prejudice to Section 8.01, the Issuer, the Guarantors and the Trustee (and with respect to the Collateral Documents, the Collateral Agent) may amend or supplement this Indenture, the Notes, the Guarantees and the Collateral Documents with the written consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, or interest on, the Notes) or compliance with any provision of this Indenture, the Notes, the Guarantees or the Collateral Documents may be waived with the written consent of the Holders of a majority in principal amount of the then-outstanding Notes (including Additional Notes, if any) (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

It shall not be necessary for the consent of the Holders under this Section 8.02 to approve the particular form of any proposed amendment, waiver or consent, but it shall be sufficient if such consent approves the substance thereof.

(b)     Without the consent of the Holder of each outstanding Note affected thereby, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 5.04 and an amendment, modification or supplement pursuant to Section 8.01, may:

(i)     change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(ii)     reduce (or have the effect of reducing) the principal amount of any Note (or premium, if any) or the rate of or change the time for payment of interest on any Note or any rate applicable to any premium, fee, reimbursement or indemnity obligation, or any other amount payable or obligation owing to any Holder;

(iii)     forgive, waive, delay, or reduce the amount of, any payment of any principal, interest, premium, fee, reimbursement or indemnity obligation, or any other amount payable to any Holder or under any Notes Document, including in connection with any mandatory prepayment owing to such Holder;

(iv)     change the coin or currency in which the principal of any Note or form of (including from cash-pay to paid-in-kind), or any premium or the interest thereon is payable to paid in any coin or currency other than Dollars in immediately available funds in the form of Cash;

(v)     waive, amend or modify any provision of any Notes Document if the effect thereof would be to deprive any Holder of its equal and ratable share of any payment that is otherwise required to be made to it on an equal and ratable basis pursuant to this Indenture as in effect on the Issue Date, whether applicable prior to or after an Event of Default, and including pursuant to the Intercreditor Agreement or any other intercreditor agreement, subordination agreement or other agreement among creditors other than the New Miner Equipment Intercreditor Agreement;

(vi)     unless otherwise permitted pursuant to the Notes Documents (a) subordinate (or permit the subordination of) (i) any Note (or any series or tranche of Note) or any Obligation, or any right to any payment on account of any Note or Obligation, to any other Debt or other obligations (such other Debt or obligations, “Subject Debt”), or (ii) any Liens on any Collateral securing any Obligations to any Liens thereon securing any Subject Debt, or (b) permit the ranking or priority of

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any Note or Obligation, or any Lien on any Collateral, to be impaired or otherwise adversely affected (including pursuant to the creation of any series of Loans having priority over any other series);

(vii)     [reserved.];

(viii)     [reserved.];

(ix)     amend any payment provision in a manner that would alter the pro rata sharing of payments required thereby;

(x)     (a) permit (i) the release of all or substantially all of the Collateral (or value thereof) from the Liens securing the Obligations (except upon full payment thereof) or (ii) the release of any Lien on any property or assets securing the Obligations, or (b) modify the Collateral Documents, except, with respect to foregoing clause (a) or (b), in the circumstances expressly set forth in the Collateral Documents or this Indenture;

(xi)     permit (a) the release of all or substantially all of the Guarantees of the Obligations (or value thereof), or of the Guarantors from any of their obligations (including their Guarantee Obligations or other obligations under any Guarantee, this Indenture or any other Notes Document) (except upon full payment thereof), or (b) any Subsidiary to be released from its Guarantee of the Obligations, except, with respect to foregoing clause (a) or (b), in the circumstances expressly set forth in this Indenture;

(xii)     permit any Subsidiary to become or be designated as “unrestricted” under, or released or exempted from any obligation or requirement applicable to Subsidiaries under the Notes Documents (including any affirmative or negative covenant, further assurance provision or Guarantee or collateral obligation);

(xiii)     [reserved.];

(xiv)     unless otherwise permitted pursuant to the Notes Documents in effect on the Issue Date, permit any modification to the Intercreditor Agreement (or any other intercreditor agreement, subordination agreement, agreement among creditors or similar) if the effect thereof would be the same or substantially to the same as anything that, if effectuated pursuant to a modification to, or consent under, this Indenture, would have required the consent of each Holder;

(xv)     enter into any intercreditor agreement, subordination agreement, agreement among creditors or similar agreement or arrangement (or any amendment or modification to any such existing agreement) at any time that is adverse to the rights, interests, or Notes, or Liens securing the Obligations (unless otherwise provided for in this Indenture or the Collateral Documents);

(xvi)     impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(xvii)     after the occurrence of a Change of Control, amend, change or modify the obligation to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 4.24, as applicable, including, in each case, amending, changing or modifying any definition relating thereto;

(xviii)     [reserved.];

(xix)     modify any of the provisions of this Article Eight relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to

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provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby;

(xx)     permit the assignment or transfer by the Issuer of all of its rights and obligations under this Indenture or any other Notes Document;

(xxi)     make any change to any provisions of this Indenture affecting the ranking or subordination provisions of the Notes or the Guarantees, in each case, in a manner that adversely affects the rights of the Holders (other than as expressly permitted by this Indenture or the Intercreditor Agreement); and

(xxii)     make any change in Section 4.26 that adversely affects the rights of any Holder or amend the terms of the Notes or this Indenture in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, modification, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement or waiver.

SECTION 8.03.     Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article Eight shall conform to the requirements of the Trust Indenture Act.

SECTION 8.04.     Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article Eight, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

SECTION 8.05.     Notation on or Exchange of Notes. If an amendment, modification or supplement changes the terms of a Note, the Issuer or the Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

SECTION 8.06.     Payment for Consent. The Issuer shall not, and shall not permit any of their Subsidiaries to, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the provisions of this Indenture or any other Notes Document, unless, in each case, such consideration (which includes the opportunity to participate in any financing entered into in connection with such consent, waiver or amendment to the extent the financing is offered to any holder of Notes as consideration for, or as an inducement to provide, such consent, waiver or amendment) is offered to all Holders of Notes on a ratable basis and otherwise on the same terms.

SECTION 8.07.     Notice of Amendment or Waiver. Promptly after the execution by the Issuer and the Trustee and the Collateral Agent, if applicable, of any supplemental indenture or waiver pursuant to the provisions of Section 8.01, the Issuer shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 11.02, setting forth in general terms the substance of such supplemental indenture or waiver.

SECTION 8.08.     Trustee and Collateral Agent To Sign Amendments, Etc. The Trustee and the Collateral Agent, as applicable, shall execute any amendment, supplement or waiver authorized pursuant and adopted in accordance with this Article Eight; provided, that the Trustee and the Collateral Agent may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s or the Collateral Agent’s own rights, duties or immunities under this Indenture or the other Notes Documents. The Trustee and the Collateral Agent shall be entitled to receive, if requested, an indemnity or security reasonably satisfactory to it and to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate each stating that the execution

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of any amendment, supplement or waiver authorized pursuant to this Article Eight is authorized or permitted by this Indenture. Such Opinion of Counsel shall be an expense of the Issuer.

ARTICLE NINE

GUARANTEE

SECTION 9.01.     Notes Guarantees.

(a)     Each Guarantor hereby fully and, including any limitations set forth in any notation of Guarantee and the limitations on the effectiveness and enforceability set forth in Section 9.03, unconditionally guarantees, on a secured, joint and several basis, in each case to each Holder and to the Trustee, the Collateral Agent and their respective successors and assigns on behalf of each Holder, the full payment of principal of, premium, if any, interest, if any, on the Notes, and all other monetary obligations of the Issuer under this Indenture and the Notes (including obligations to the Trustee and the Collateral Agent) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with this Indenture, in accordance with the terms of this Indenture. The Guarantors further agree that the Notes guaranteed hereby may be extended or renewed, in whole or in part, without notice or further assent from the Guarantors and that the Guarantors will remain bound under this Article Nine notwithstanding any extension or renewal of any obligation guaranteed hereby. All payments under each Guarantee will be made in dollars.

(b)     The Guarantors hereby agree that their obligations hereunder shall be as if they were each principal debtor and not merely surety, unaffected by, and irrespective of, any invalidity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce the provisions of any Note or this Indenture, any waiver, modification or indulgence granted to the Issuer with respect thereto by the Holders or the Trustee or the Collateral Agent, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided, that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the Guarantors increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. The Guarantors hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require that the Trustee or Collateral Agent pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under a Guarantee (including, for the avoidance of doubt, any right which a Guarantor may have to require the seizure and sale of the assets of the Issuer to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against such Guarantor or its assets), protest or notice with respect to any Note or the Debt evidenced thereby and all demands whatsoever, and each covenant that their Guarantee will not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Section 9.03. If at any time any payment of the principal of, premium, if any, interest, if any, on such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.

(c)     The Guarantors also agree to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Collateral Agent or any Holder in enforcing any rights under this Section 9.01.

SECTION 9.02.     Subrogation.

(a)     Each Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to such Holders by such Guarantor pursuant to the provisions of its Guarantee.

(b)     The Guarantors agree that they shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations. The Guarantors further agree that, as between them, on the one hand, and the Holders and the Trustee and the Collateral Agent, on the other hand, (x) the Maturity of the Notes guaranteed hereby may be accelerated as provided in Section 5.02 for the purposes of the Guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such

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acceleration in respect of the Notes guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 5.02, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Guarantee.

SECTION 9.03.     Limitation and Effectiveness of Guarantees. Each Guarantee is limited to (i) an amount not to exceed the maximum amount that can be guaranteed by the Guarantor that gave such Guarantee without rendering such Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or (ii) the maximum amount otherwise permitted by law.

SECTION 9.04.     Notation Not Required. Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof.

SECTION 9.05.     Successors and Assigns. This Article Nine shall be binding upon the Guarantors and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Collateral Agent and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee or the Collateral Agent, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

SECTION 9.06.     No Waiver. Neither a failure nor a delay on the part of either the Trustee, the Collateral Agent or the Holders in exercising any right, power or privilege under this Article Nine shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Collateral Agent and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article Nine at law, in equity, by statute or otherwise.

SECTION 9.07.     Modification. No modification, amendment or waiver of any provision of this Article Nine, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee and the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstance.

SECTION 9.08.     Release of Guarantees. A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged (and all Liens granted pursuant to any Collateral Document upon any Collateral of such Guarantor automatically released), and no further action by such Guarantor, the Issuer, the Collateral Agent or the Trustee is required for the release of such Guarantor’s Guarantee upon:any direct or indirect sale, exchange or transfer (by merger, consolidation or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Subsidiary or (ii) all or substantially all the assets of such Guarantor which sale, exchange or transfer is made in a manner not in violation of the applicable provisions of this Indenture;

(b)     the release or discharge of the guarantee by such Guarantor of the Senior Credit Facility or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c)     the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with this Indenture or the Issuer’s obligations under this Indenture being discharged in accordance with the terms of this Indenture; or

(d)     the applicable Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the Notes or other exercise of remedies in respect thereof in accordance with the Intercreditor Agreement, then such Guarantor or the entity acquiring the property (in the event of a sale or other

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disposition of all of the assets of the Guarantor) will be released and relieved of any obligations under its Guarantee, except in the event of a sale or other disposition to the Issuers or any other Guarantor.

Prior to (or concurrent with) the release of any Guarantee of any Guarantor hereunder, the Issuer shall deliver to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such release have been complied with.

Upon request of the Issuer, the Trustee and the Collateral Agent shall evidence such release by a supplemental indenture or other instrument which may be executed by the Trustee without the consent of any Holder.

ARTICLE TEN

COLLATERAL & SECURITY

SECTION 10.01.     Collateral Documents.

(a)     The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other obligations of the Issuer and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Guarantees and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided for in the Collateral Documents.

SECTION 10.02.     Release of Collateral.

(a)     The Liens securing the Notes will be automatically released, all without delivery of any instrument or performance of any act by any party, at any time and from time to time as provided by this Section 10.02. Upon such release, subject to the terms of the Collateral Documents, all rights in the released Collateral securing Obligations shall revert to the Issuer and the Guarantors, as applicable. The Collateral shall be released from the Lien and security interest securing the Notes created by the Collateral Documents and the Trustee shall execute documents evidencing such release, and instruct the Collateral Agent in writing to execute, as applicable, the same at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(i)     in whole upon:

(A)     payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other obligations under this Indenture, the Guarantees and the Collateral Documents (for the avoidance of doubt, other than contingent obligations in respect of which no claims have been made) that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B)     satisfaction and discharge of this Indenture with respect to the Notes as set forth under Section 7.05; or

(C)     a Legal Defeasance or Covenant Defeasance of this Indenture with respect to the Notes as set forth under Section 7.02 or 7.03, as applicable;

(ii)     in whole or in part, with the consent of Holders in accordance with Article Nine of this Indenture;

(iii)     in part, as to any asset:

(A)     constituting Collateral that is sold or otherwise Disposed of by the Issuer or any of the Guarantors to any Person that is not the Issuer or a Guarantor in a transaction not prohibited by this Indenture (to the extent of the interest sold or Disposed of),

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(B)     constituting Shared Collateral, in accordance with the provisions of the Intercreditor Agreement,

(C)     that is held by a Guarantor that ceases to be a Guarantor in accordance with this Indenture,

(D)     that becomes an Excluded Asset pursuant to a transaction or under circumstances not prohibited by this Indenture,

(E)     constituting Collateral that (i) is the subject of a Permitted Asset Disposition (as define on the Issue Date) to a Person that is not the Issuer or a Guarantor or (ii) an Exempted Disposition, or

(F)     that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture, the Intercreditor Agreement and the Collateral Documents;

provided, that, in the case of Section [    ]14 of the Intercreditor Agreement, the proceeds of such Shared Collateral shall be applied in accordance with the Intercreditor Agreement; provided further, that the Liens securing the Notes will be automatically released, all without delivery of any instrument or performance of any act by any party, at any time and from time to time upon released from any such Liens securing the Senior Credit Facility, in accordance with its terms; provided further, that to the extent the Senior Credit Facility is outstanding, that no asset shall be released pursuant to any of the foregoing provisions unless such asset is or will also be released from any Liens securing the Senior Credit Facility, in accordance with its terms.

(b)     With respect to any release of Collateral from the Liens securing the Notes, upon receipt of any necessary or proper instruments of termination, satisfaction, discharge or release prepared by the Issuer, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases (whether electronically or in writing) to evidence, and shall do or cause to be done all other acts reasonably necessary to effect, in each case as soon as reasonably practicable, the release and discharge of any Collateral or any Notes permitted to be released pursuant to this Indenture or the Collateral Documents. Notwithstanding any term hereof or in any Collateral Document to the contrary, but without limiting any automatic release provided hereunder or under any Collateral Document, the Trustee and the Collateral Agent shall release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination.

(c)     Any release of Collateral permitted by this Section 10.02 shall be deemed not to impair the Liens under this Indenture and the Collateral Documents in contravention thereof.

(d)     The Holders authorize Collateral Agent to subordinate its Liens to (but solely to) any Purchase Money Lien or other Permitted Lien expressly entitled to senior priority hereunder (as in effect on the Issue Date, or as modified with the consent of the Holders pursuant to this Indenture), and to enter into any Acceptable Intercreditor Agreement or enter into an amendment or other modification to the New Miner Equipment Intercreditor Agreement to effectuate the foregoing.

(e)     The Collateral Agent shall have no obligation to assure that any Collateral exists or is owned by the Issuer or a Guarantor, or is cared for, protected or insured, nor to assure that Collateral Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. If any Collateral is Disposed pursuant to a Permitted Asset Disposition to any Person other than the Issuer or a Guarantor, such Collateral shall be sold free and clear of the Liens created by this Indenture, the Collateral Documents and the Collateral Agent shall, at the expense of the Issuer, take any and all actions reasonably

[14]	Note to Draft: to cross-reference section in Intercreditor Agreement.

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requested by the Issuer to effect the foregoing (provided, that if requested by the Collateral Agent, the Issuer shall provide an Officer’s Certificate that such Disposition is permitted by this Agreement).

SECTION 10.03.     Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 10.04.     Release Upon Termination of the Issuer’s Obligations. Upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid, (ii) this Indenture having been satisfied and discharged with respect to the Notes as set forth in Section 7.05, or (iii) the Issuer having exercised its Legal Defeasance option or their Covenant Defeasance option, in each case in compliance with the provisions of either Section 7.02 or 7.03, as applicable, the Trustee shall deliver to the Issuer and the Collateral Agent a notice, in form reasonably satisfactory to the Collateral Agent, stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral without representation, warranty or recourse (other than with respect to funds held by the Trustee pursuant to Section 7.02 or 7.03, as applicable), and any rights it has under the Collateral Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and the Holders and shall execute and deliver all documents and do or cause to be done (at the expense of the Issuer) all acts reasonably requested by the Issuer to release and discharge such Lien as soon as is reasonably practicable.

SECTION 10.05.     Collateral Agent.

(a)     The Trustee is hereby directed to appoint and each of the Holders by acceptance of the Notes, and each beneficial owner of an interest in a Note, hereby designates and appoints the Collateral Agent as its agent under the Collateral Documents and the Trustee is hereby directed to authorize and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Collateral Documents, and consents and agrees to the terms of each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms or the terms of this Indenture. Each Holder agrees that any action taken by the Collateral Agent in accordance with the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth therein, shall be authorized and binding upon all Holders.

(b)     The rights, remedies, powers, duties and obligations of the Collateral Agent shall be set forth in the Intercreditor Agreement.15

(c)     The Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of such Collateral Agent (as stated in the notice of resignation), such Collateral Agent may appoint, upon notice to the Trustee and subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within 30 days after the intended effective date of resignation (as stated in the notice of resignation) such Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as a Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 10.05 (and Section 6.10) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such

[15]	Note to PH: Confirm whether these will be set forth in the individual security agreements or in the Intercreditor Agreement.

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resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was a Collateral Agent under this Indenture.

(d)     The Collateral Agent and the Trustee are each authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) make the representations of the Holders set forth in the Collateral Documents, (iii) bind the Holders on the terms as set forth in the Collateral Documents and (iv) perform and observe its obligations under the Collateral Documents.

(e)     If applicable and subject to the Intercreditor Agreement, the Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent.

(f)     If the Issuer or any Guarantor delivers to the Trustee and the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement or other Acceptable Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Obligations so incurred, or on reasonable and customary terms with respect to any other such intercreditor agreement, the Collateral Agent and the Trustee (as applicable) shall (and are hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(g)     If any of the Issuer or Guarantors (i) incurs any obligations in respect of Debt on which a junior lien on the Collateral is to be granted (other than any Obligations), and (ii) delivers to the Trustee and Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement with a designated agent or representative for the holders of such Debt or other obligations so incurred, and stating that such intercreditor agreement is on customary terms (as determined by the Issuer), the Collateral Agent and the Trustee (as applicable) shall (and are hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(h)     Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (including but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(i)     Upon the receipt by the Collateral Agent and the Trustee of an Officer’s Certificate and an Opinion of Counsel, the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder, any Collateral Document to be executed after the Issue Date. Such Officer’s Certificate and an Opinion of Counsel shall (i) state that it is being delivered to the Collateral Agent and the Trustee pursuant to this clause and (ii) instruct the Trustee to instruct the Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Issuer, upon delivery to the Trustee and the Collateral Agent of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent (if any) to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Trustee to direct the Collateral Agent, and authorize and direct the Collateral Agent, to execute such Collateral Documents.

(j)     Subject to the provisions of the applicable Collateral Documents, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto (including any releases permitted hereunder), and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall not be required to exercise discretion under this Indenture, the Intercreditor Agreement or the other Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of

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the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, except as otherwise expressly provided for herein or in any Collateral Document.

(k)     After the occurrence of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture or the Collateral Documents.

(l)     The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 hereof and the other provisions of this Indenture.

(m)     Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including, without limitation, the filing or continuation of any UCC financing or continuation statements or similar documents or instruments (or analogous procedures under the applicable laws in any other relevant jurisdiction)), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(n)     Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Trustee, it may require an Officer’s Certificate and an Opinion of Counsel which shall conform to the provisions of Section 11.04. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(o)     The Issuer shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 6.10. Accordingly, the reference to the “Trustee” in Section 6.10 shall be deemed to include the reference to the Collateral Agent.

SECTION 10.06.     Recording and Opinion. The Issuer shall comply with the provisions of Section 314(b) of the Trust Indenture Act, including the delivery to the Trustee of any opinions relating to the perfection of the security interest in the Collateral created by the Collateral Documents, to the extent required thereby; provided, that, notwithstanding anything herein to the contrary, that the Bankruptcy Order shall satisfy any obligations by the Issuer or any Guarantor to deliver any opinion required by the Trust Indenture Act with respect to the initial issuance of the Notes or the perfection of the Collateral. Any certificate or opinion required under Section 314(d) of Trust Indenture Act may be made by an officer or legal counsel, as applicable, of the Issuer except in cases where Section 314(d) of Trust Indenture Act requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by the Issuer. Notwithstanding anything to the contrary in this Section 10.06, the Issuer and the Guarantors shall not be required to comply with all or any portion of Section 314(d) of Trust Indenture Act if they reasonably determine that under the terms of Section 314(d) of Trust Indenture Act or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of Trust Indenture Act is inapplicable to any release or series of releases of Collateral. Without limiting the generality of the foregoing, each of the Issuer and the Guarantors may, subject to the other provisions of this Indenture and the applicable Collateral Documents, among other things, without any release or consent by the Trustee, the Collateral Agent or the Holders, conduct ordinary course activities with respect to the Collateral, including, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property or assets that is or has become worn out, defective, obsolete or not used or useful in the business of the Issuer and the Guarantors or otherwise in the ordinary course of business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions for any leases, contracts or other agreements or instruments; (iii) surrendering or modifying any franchise, license or permit that it may hold or own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of or adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting, selling or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or payment of interest) from cash that is at any time part of the Collateral in the

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ordinary course of business; and (ix) abandoning any property (including intellectual property) that is no longer used or useful in the business of the Issuer and the Guarantors; provided, however, the Notes Parties’ right to rely on the above will be conditioned upon the Issuer’s delivering to the Trustee, within thirty (30) calendar days following the end of each of June 30 and December 30 of each year (beginning June 30, 2024), an Officer’s Certificate to the effect that all releases during such period in respect of which the Issuer did not comply with the Section 314(d) of Trust Indenture Act in reliance on the above were made in the ordinary course of business.

ARTICLE ELEVEN

MISCELLANEOUS

SECTION 11.01.     Trust Indenture Act of 1939. This Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act.

SECTION 11.02.     Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile transmission addressed as follows:

(i)	if to the Issuer or a Guarantor:

Core Scientific, Inc.

210 Barton Springs Road, Suite 300

Austin, Texas 78704

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile: (212) 310-8007

Attention: Merritt S. Johnson

Email: merritt.johnson@weil.com

(ii)	if to the Trustee:

Wilmington Trust, National Association

Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Facsimile: 612-217-5651

Attention: Core Scientific Notes Administrator

(iii)	if to the Collateral Agent:

Wilmington Trust, National Association

Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Facsimile: 612-217-5651

Attention: Core Scientific Notes/Collateral Administrator

The Issuer, any Guarantor, the Trustee or the Collateral Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

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Any notice or communication mailed to a Holder shall be delivered pursuant to the Applicable Procedures of the depository (in the case of a Global Note) or mailed, to the Holder at the Holder’s address as it appears on the registration books of the Registrar (if a certificated Note) and shall be sufficiently given if so delivered or mailed within the time prescribed. Notwithstanding any provision of this Indenture to the contrary, so long as the Notes are evidenced by Global Notes, any notice to the Holders shall be sufficient if given in accordance with the Applicable Procedures of the Depositary within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Any notice or communication to the Issuer or any Guarantor shall be deemed given or made as of the date so delivered if personally delivered or if delivered electronically, in PDF format; when receipt is acknowledged, if telecopied; and seven (7) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or Collateral Agent shall only be deemed delivered upon receipt.

If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or Collateral Agent shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or the Notes, where this Indenture or any Note provides for notice of any event (including any notice of redemption, purchase or conversion) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary pursuant to its Applicable Procedures, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

SECTION 11.03.     Communication by Holders with Other Holders. The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or the Notes are as provided by the Trust Indenture Act, and the Issuer and the Trustee shall comply with Section 312(b) of the Trust Indenture Act and the Trustee shall provide to any Holder the information specified under Section 312 of the Trust Indenture Act with respect to other Holders as is required under, and subject to the terms of, the Trust Indenture Act. None of the Issuer nor the Trustee will be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the Trust Indenture Act.

SECTION 11.04.     Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any Guarantor to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the issuance of the Initial Notes on the date hereof), the Issuer or any Guarantor, as the case may be, shall furnish upon request to the Trustee:

(a)     an Officer’s Certificate (which shall include the statements set forth in Section 11.05 hereof) in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture and the other Notes Documents relating to the proposed action have been complied with; and

(b)     an Opinion of Counsel (which shall include the statements set forth in Section 11.05 hereof) in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Any Officer’s Certificate may be based, insofar as it relates to legal matters, upon an opinion of counsel, unless the officer signing such certificate knows, or in the exercise of reasonable care should know, that such opinion

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of counsel with respect to the matters upon which such Officer’s Certificate is based are erroneous. Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon certificates of public officials or an officer’s certificate stating that the information with respect to such factual matters is in the possession of the Issuer and include other customary qualifications and exclusions.

SECTION 11.05.     Statements Required in Certificate or Opinion. Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)     a statement that each Person signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b)     a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)     a statement that, in the opinion of each such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)     a statement as to whether, in the opinion of each such Person, such condition or covenant has been complied with.

SECTION 11.06.     Rules by Trustee, the Paying Agent and the Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 11.07.     No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder, partner or member of the Issuer or any Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or this Indenture or of any Guarantor under its Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

SECTION 11.08.     Legal Holidays. If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 11.09.     Governing Law; Conflict with Trust Indenture Act; Consent to Jurisdiction; Waiver of Jury Trial. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Additionally, this Indenture, the Notes and each supplemental indenture shall be subject to the mandatory provisions of the Trust Indenture Act that are required to be part of this Indenture, the Notes or any supplemental indenture and shall, to the extent applicable and as not otherwise provided for herein or therein, as applicable, be governed by such provisions and, if and to the extent that any provision hereof or thereof limits, qualifies or conflicts with any mandatory provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern this Indenture, the Notes or any supplemental indenture, the Trust Indenture Act provision shall control (and notwithstanding any provisions of this Indenture, the Notes or any supplemental indenture to the contrary).

For greater certainty, if and to the extent that, the Notes or any supplemental indenture or applicable law limits, qualifies or conflicts with the duties imposed by the mandatory provisions of Sections 310 to 318, inclusive, of the Trust Indenture Act, or conflicts with any provision required by or deemed to be included in this Indenture, the Notes or any supplemental indenture by operation of such Trust Indenture Act sections (and notwithstanding any provisions of this Indenture, the Notes or any supplemental indenture to the contrary, as applicable), the Trust Indenture Act shall control unless otherwise provided for herein or therein as to non-mandatory provisions of the Trust Indenture Act, as applicable. The Issuer and the Trustee agree to comply with all mandatory provisions of the Trust

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Indenture Act applicable to or binding upon it in connection with this Indenture, the Notes and any supplemental indenture.

The Issuer and each Guarantor agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuer and the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or any Guarantor, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or any Guarantor, as the case may be, are subject by a suit upon such judgment; provided, that service of process is effected upon the Issuer or any Guarantor, as the case may be, in the manner provided by this Indenture.

EACH OF THE PARTIES TO THIS INDENTURE HEREBY, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREBY, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.10.     No Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.11.     Successors. All agreements of the Issuer and any Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.12.     Acts of Holders. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing (or, with respect to Global Notes, otherwise in accordance with the rules and Applicable Procedures of the Depositary); and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 11.12.

The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

The ownership of Notes shall be proved by the register maintained by the Registrar hereunder.

Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

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Without limiting the generality of the foregoing, a Holder, including the Depositary, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person, that is a Holder of a Global Note, including Depositary, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a board resolution of the Issuer’s Board of Directors, fix in advance a record date, which record date shall not be more than thirty (30) days prior to the commencement of solicitation of such request, demand, authorization, direction, notice, consent, waiver or other Act, for the determination of Persons who are beneficial owners of interests in any Global Note held by the Depositary entitled under the procedures of the Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any such request, demand, authorization, direction, notice, consent, waiver or other Act provided in this Indenture to be made, given or taken by Holders, where such request, demand, authorization, direction, notice, consent, waiver or other action is requested by the Issuer, but the Issuer shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

SECTION 11.13.     Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 11.14.     Table of Contents, Cross-Reference Sheet and Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 11.15.     Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.16.     Force Majeure. Neither the Trustee nor the Collateral Agent nor any Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Indenture or any other Notes Document arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

SECTION 11.17.     Counterparts. This Indenture may be signed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Indenture, the Notes, and the other Notes Documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Indenture, the Notes or any other Notes Document or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or the other Notes Documents or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed

83

Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee, Collateral Agent, Paying Agent, Transfer Agent or Registrar acts on any Executed Documentation sent by electronic transmission, it will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (i) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (ii) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee, Collateral Agent, Paying Agent, Transfer Agent and Registrar shall each conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee, Collateral Agent, Paying Agent, Transfer Agent or Registrar acting on unauthorized instructions and the risk of interception and misuse by third parties.

SECTION     11.18. USA Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States, the Trustee and the Collateral Agent are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and the Collateral Agent. Accordingly, the Issuer and each Holder shall provide to the Trustee and the Collateral Agent, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and the Collateral Agent to comply with such laws, rules, regulations and executive orders.

[signature pages follow]

84

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

[●]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and as Collateral Agent

By:
Name:
Title:

[●] each, as a Guarantor

By:
Name:
Title:

[Signature Page – Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THE SECURITIES REPRESENTED BY THIS GLOBAL SECURITY HAVE BEEN ISSUED PURSUANT TO SECTION 1145 OF TITLE 11 OF THE UNITED STATES CODE, 11 U.S.C. §§ 101-1532, AS AMENDED (THE “BANKRUPTCY CODE”) THAT PROVIDES AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, PROVIDED, THAT THE HOLDER IS NOT DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE OR AN AFFILIATE OF [CORE]. IF THE HOLDER IS DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE OR AN AFFILIATE OF [CORE], THEN THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) [CORE] IS IN RECEIPT OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO [CORE] AND ITS COUNSEL THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS GLOBAL SECURITY ARE SUBJECT TO VARIOUS TERMS, PROVISIONS AND CONDITIONS, AS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. NO REGISTRATION OR TRANSFER OF SUCH SECURITIES MAY BE MADE UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.

No.

CUSIP No.

ISIN No:

CORE SCIENTIFIC, INC.

12.50% SECURED NOTES DUE 2028

Core Scientific, Inc. (the “Issuer”, which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof) promises to pay to [Cede & Co.]16 or registered assigns, the principal sum of $[150,000,000] 17 [(as may be increased or decreased as set forth on the Schedule of Increases and Decreases attached hereto)]18 on [●], 2028.

Interest Payment Dates: March 15, June 15, September 15 and December 15, beginning on June 15, 2024

Regular Record Dates: March 1, June 1, September 1 and December 1 (whether or not a Business Day)

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

[16]	To include in Global Note.
[17]	To include in Global Note.
[18]	To include in Global Note.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually, electronically or by facsimile by one of its duly authorized officers.

CORE SCIENTIFIC, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Wilmington Trust, National Association, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Officer

[FORM OF REVERSE SIDE OF NOTE]

12.50% Secured Note due 2027

1.	Interest

Core Scientific, Inc., a Delaware corporation (the “Issuer”), for value received promises to pay cash interest on the principal amount of this Note, at a rate of 12.50% per annum, which interest shall accrue at a per annum rate of 12.50% from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment

The Issuer shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Regular Record Date for the next Interest Payment Date even if this Note is cancelled after the Regular Record Date and on or before the Interest Payment Date. The Issuer shall pay principal and interest in dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided, that payment of interest may be made at the option of the Issuer by check mailed to the Holder.

Notwithstanding anything to the contrary herein, the payment of accrued interest in connection with any redemption or repurchase of Notes shall be made solely in cash.

The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by the Global Notes, as established by the Registrar at the close of business on the relevant Regular Record Date. Payments of principal shall be made upon surrender of the Global Notes to the Paying Agent.

3.	Paying Agent and Registrar

Initially, Wilmington Trust, National Association or one of its affiliates will act as Paying Agent and Registrar. The Issuer or any of its Affiliates may act as Paying Agent (except as otherwise described in the Indenture), Registrar or co-Registrar.

4.	Indenture

The Issuer issued the Notes under an indenture dated as of January [•], 2024 (the “Indenture”), among the Issuer, the Guarantors, the Trustee and the Collateral Agent. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Terms defined in the Trust Indenture Act, either directly or by reference therein, or which are by reference therein defined in the Securities Act and not defined herein have the meanings ascribed thereto in the Trust Indenture Act and in the Securities Act, as applicable. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Additionally, this Note is subject to the provisions of the Trust Indenture Act that are required to be part of this Note and is, to the extent applicable, governed by such provisions and, if and to the extent that any provision hereof or thereof limits, qualifies or conflicts with any mandatory provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern this Note, the Trust Indenture Act provision shall control (and notwithstanding any provisions of the Indenture, any supplemental indenture or this Note to the contrary).

The Notes are secured obligations of the Issuer and are issued in an initial aggregate principal amount at Maturity of $150,000,000. The Indenture imposes certain limitations on the Issuer and the Guarantors, including, without limitation, limitations on the incurrence of Debt, making of Distributions, Asset Dispositions, Affiliate transactions, and incurrent of Liens.

This Note is one of a duly authorized issue of notes of the Issuer designated as its 12.50% Secured Notes due 2027. The Issuer shall be entitled to issue Additional Notes pursuant to Section [2.15] and Section [4.01] of the Indenture.

5.	Optional Redemption

(a) The Issuer may, at its option, on any one or more occasions redeem all or a part of the Notes, upon notice as described in Section 3.04 of the Indenture at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Prepayment Premium as of the Redemption Date plus (iii) accrued and unpaid interest, if any, but excluding the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b) Any redemption pursuant to Section 3.09 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.09 of the Indenture.

6.      Mandatory Redemption. On each occasion that the Tranche 1 Warrants are exercised, the Issuer shall, upon receipt of the cash proceeds thereof, and in any event, not more than two (2) times per year, redeem, repurchase, purchase or acquire an amount of Notes, on a pro rata basis, equal to 50.0% of such cash proceeds; provided, that any redemptions, repurchases, purchases or acquisitions pursuant to Section 7(a) shall not be required until the aggregate amount of such cash proceeds are equal to or greater than $50,000,000.

7.	Repurchase at the Option of Holders

The Notes may be the subject of an offer to purchase, as further described in the Indenture.

8.	Denominations

The Notes are in denominations of $1.00 and integral multiples of $1.00 of principal amount at Maturity. The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Registrar shall require a Holder, among other things, to furnish appropriate endorsements and transfer documents and may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

9.	Unclaimed Money

All moneys paid by the Issuer or the Guarantors to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Issuer, subject to applicable law and notification requirements, and the Holder of such Note thereafter may look only to the Issuer or the Guarantors for payment thereof.

10.	Discharge and Defeasance

Subject to certain conditions and in accordance with the Indenture, the Issuer at any time may terminate some or all of its obligations and the obligations of the Guarantors under the Notes, the Guarantees and the Indenture if the Issuer irrevocably deposits with the Trustee dollars or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or Maturity, as the case may be.

11.	Amendment, Supplement and Waiver

Subject to certain exceptions, the Collateral Documents, the Indenture, any Guarantee and the Notes may be amended, or default may be waived, with the consent of the Holders of less than 100% in principal amount of the outstanding Notes as described in the Indenture. Without notice to or the consent of any Holder, the Issuer and the Trustee may amend or supplement the Indenture, any Guarantee or the Notes to, among other things, cure any ambiguity, defect or inconsistency if such amendment or supplement does not materially adversely affect the interests of the Holders.

12.	Defaults and Remedies

The Notes have the Events of Default as set forth in Section 5.01 of the Indenture. If an Event of Default occurs and is continuing, the Trustee, by notice to the Issuer, the Guarantors and the registered Holders, or the registered Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Guarantors (and to the Trustee if such notice is given by the Holders), subject to certain limitations, may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default. As a result of any acceleration of the Notes, the Prepayment Premium shall be immediately due and payable.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives an indemnity satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may rescind any acceleration and its consequence in accordance with the Indenture. The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the provisions of the Indenture.

13.	Trustee Dealings with the Issuer

Subject to certain limitations imposed by the U.S. Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer, the Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. The Collateral Agent, any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.

14.	No Recourse Against Others

A director, officer, employee, or stockholder, as such, of the Issuer or the Guarantors shall not have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15.	Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

16.	Collateral

This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Collateral Agent holds the Collateral for the benefit of the Trustee and Holders of the Notes pursuant to the Collateral Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of the Collateral) as the same may be in effect or may be amended from time to time in accordance with the terms thereof and of the Indenture and authorizes and directs the Collateral Agent to enter into the Collateral Documents, and to perform its obligations and exercise its rights thereunder in accordance therewith.

17.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18.	ISIN and CUSIP Numbers

The Issuer may have caused ISIN or CUSIP numbers to be printed on the Notes and directed the Trustee to use such ISIN or CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (the Issuer) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)

and irrevocably appoint                              agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Participant in a recognized signature guarantee medallion program)

Date:

Certifying Signature:

[THE FOLLOWING PROVISION TO BE INCLUDED ON ALL CERTIFICATES BEARING A RESTRICTED LEGEND]

CHECK ONE BOX BELOW

(1) ☐	to any Guarantor or any Subsidiary; or

(2) ☐	pursuant to an effective registration statement under the U.S. Securities Act of 1933; or (3) ☐ pursuant to and in compliance with the provisions of Section 1145 the Bankruptcy Code; or

(4) ☐	pursuant to another available exemption from the registration requirements of the U.S. Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (3) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with the provisions of Section 1145 the Bankruptcy Code; and if box (4) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer reasonably request to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.

Signature:

Signature Guarantee:

(Participant in a recognized signature guarantee medallion program)

Certifying Signature:

Date:

Signature Guarantee:

(Participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Section [    ] of the Indenture, check the box: ☐

If the purchase is in part, indicate the portion (in denominations of $1.00 or any multiple of $1.00 in excess thereof) to be purchased:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES AND DECREASES

The following decreases/increases in the principal amount of this Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

This Supplemental Indenture and Guarantee, dated as of                 , 20     (this “Supplemental Indenture” or “Guarantee”), among (the “New Guarantor”), Core Scientific, Inc. (together with its successors and assigns, the “Issuer”), each other then-existing Guarantor under the Indenture referred to below (the “Guarantors”), and [●], as Trustee under such Indenture.

W I T N E S E T H:

WHEREAS, the Issuer, the Guarantors, the Trustee and the Collateral Agent have heretofore executed and delivered an Indenture, dated as of January [    ], 2024 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of $150,000,000 aggregate principal amount of 12.50% Secured Notes due 2028 of the Issuer (the “Notes”);

WHEREAS, Section 4.34 of the Indenture provides that the Issuer will cause certain subsidiaries of the Issuer to execute and deliver a Guarantee with respect to the Notes on the same terms and conditions as those set forth in the Indenture.

WHEREAS, pursuant to Section 8.01 of the Indenture, the Trustee, the Issuer and the Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder to add an additional Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1     Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1     Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1     Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.2     Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

C-1

SECTION 3.3     Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantor’s Guarantee. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, the New Guarantor and the Guarantors, and the Trustee makes no representation with respect to any such matters.

SECTION 3.4     Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.5     Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

A-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CORE SCIENTIFIC, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[NEW GUARANTOR], as a Guarantor

By:
Name:
Title:

[●], as Trustee

By:
Name:
Title:

A-3

Exhibit D

Contingent Payment Obligations Agreement

WEIL DRAFT

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (including the definitions set forth on Annex A and the provisions set forth on Annex B hereto, this “Agreement”), dated as of [    ], 2024, is by and between Core Scientific, Inc., a Delaware corporation (the “Company”) and Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, collectively, as CVR agent (the “Agent”).

RECITALS

WHEREAS, on December 21, 2022, the Company and each of its debtor affiliates, as debtors and debtors in possession (such affiliates, the “Debtor Affiliates”) commenced voluntary cases, captioned In re Core Scientific Inc., et al., Case No. 22 90341 (CML), under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, on [    ], the Bankruptcy Court confirmed the [Fourth Amended Joint Chapter 11 Plan of Core Scientific, Inc. and its Affiliated Debtors] [Docket No. [    ]] (the “Plan”);

WHEREAS, pursuant to the terms and conditions of the Plan, on the Effective Date, the Company will issue and deliver to holders of April Convertible Notes Secured Claims and August Convertible Notes Secured Claims (each as defined in the Plan) contingent payment obligations, in the form of the CVRs (as defined herein) contemplated by this Agreement;

WHEREAS, the Company desires that the Agent act on behalf of the Company, and the Agent is willing to act in connection with the contingent payments obligations in respect of the CVRs; and

WHEREAS, contemporaneously with the Company’s entry into this Agreement, the Company has executed that certain calculation agent agreement (the “Calculation Agent Agreement”), dated as of [    ], 2024, by and between the Company and Delaware Trust Company (“Delaware Trust”) pursuant to which Delaware Trust has agreed to act as Calculation Agent, and references to such role in this Agreement shall be undertaken by Delaware Trust (the “Calculation Agent”).

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

CONTINGENT VALUE RIGHTS

1.1	Contractual Rights; Initial Holders of CVRs; Appointment of Agent and Rights Agent.

(a)	The CVRs represent the contractual rights of the Holders to receive the Payment Amounts (as defined herein), if any, pursuant to and in accordance with the terms and conditions of this Agreement.

(b)

Pursuant to the terms of the Plan, each holder of a Convertible Notes Secured Claim (as defined in the Plan) that receives a distribution of New Common Interests pursuant to the Convertible Noteholders Equity Distribution (as defined in the Plan) shall be an initial Holder.

(c)	The Company hereby appoints the Agent to act as CVR agent in accordance with the express terms and conditions set forth in this Agreement, and the Agent hereby accepts such appointment.

(d)

The Agent shall hold in trust for the benefit of the Holders all cash held by the Agent for the payment of any Payment Amounts and Liquidated Damages Obligations (as defined herein) pursuant to and in accordance with the terms and conditions of this Agreement.

1.2

Transferability. Subject to Section 1 of Annex B hereof, the CVRs shall be freely transferable and publicly tradeable by each Holder without the prior consent of the Company, the Agent or any other Person; provided, subject to Section 1.5(j), that the Company and the Agent may require (i) payment of a sum sufficient to cover any stamp, transfer or other similar Tax or charge that is imposed in connection with any such transfer or (ii) that the transferor establish to the reasonable satisfaction of the Company and the Agent that any such Taxes have been paid. The Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer or exchange imposed under this Agreement or under applicable law with respect to any transfer or exchange of any interest in any CVR other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Agreement, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

1.3

Exemption from Securities Registration at Issuance. The issuance of the CVRs is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption provided by Section 1145 of the Bankruptcy Code. The CVRs shall not be considered a “debt security.”

1.4	No Certificate; Registration; Change of Address; CUSIP Number.

(a)

The CVRs shall be issued (1) to Holders in book-entry form on the books and records of the Agent, in customary form and substance (a “Book-Entry CVR”) or (2) in the form of one or more global certificates (the “Global CVRs”), substantially in the form appended hereto as Annex C. The CVRs shall not be evidenced by a physical certificate.

(b)

The Global CVRs issued shall be deposited with the Agent as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., or such other entity designated by the Depository, as the Depository’s nominee, in accordance with the Global CVR provisions set out in Annex B hereto.

(c)

On the terms and subject to the conditions of this Agreement, in accordance with the terms of the Plan, the Company will issue the CVRs in the amounts and to the recipients specified in the Plan. Upon written order of the Company, the Agent shall (i) register in the CVR Register (as defined below) the Book-Entry CVRs and (ii) deliver or cause to be delivered to the Depository one or more Global CVRs evidencing the CVRs.

(d)

A Holder may make a written request to the Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written request, the Agent shall promptly record the change of address in the CVR Register.

(e)

The CUSIP number of the CVRs is 21874A 122. Each of the Company and the Agent shall use such CUSIP number (or any equivalent number, to the extent CUSIP numbers are no longer generally in use) for all applicable bookkeeping purposes in connection with the CVRs. The Company and the Agent shall use such CUSIP number in notices in connection with the CVRs as a convenience to Holders; provided, however, that any such notice from the Company or the Agent may state that no representation is made as to the correctness of such number and any such notice shall not be affected by any defect in or omission of such number. The Company shall promptly notify, or shall cause the Agent to promptly notify, the Holders in writing of any change in the CUSIP number of the CVRs.

1.5

Testing Periods; Payment Amounts; Payment Procedures; Dispute Resolution; Record Date; Deduction or Withholding; Undelivered Payment Amounts; Liquidated Damages; Availability of Agreement to Holders. Contingent payments pursuant to the CVRs shall be made, to the extent payable, to the Holders after each

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of the First Testing Date, the Second Testing Date and the Third Testing Date, in each case as defined below and pursuant to the procedures set forth herein. The calculations called for herein shall be made by the Calculation Agent. All distributions made hereunder shall be made to Holders as of the close of business on the date of the applicable Testing Date (1) with respect to cash payments, (i) in the case of CVRs held on the CVR Register, by (a) check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. New York City time on the date of the applicable Testing Date or (b) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Agent wiring instructions in writing as of the close of business on the date of the applicable Testing Date, by wire transfer of immediately available funds to the account specified on such instruction, or (ii) in the case of Global CVRs, to beneficial holders reflected in DTC through DTC by a “Pro Rata Pass-Through Distribution of Principal” in accordance with applicable rules and procedures of DTC or (2) with respect to distributions of New Common Interests, (i) in the case of Holders who hold their CVRs on the CVR Register, issue in the name of the Holder on the books and records of the Transfer Agent or (ii) in the case of Global CVRs, issue to beneficial holders reflected in DTC through DTC by a “Pro Rata Pass-Through Distribution of Principal” in accordance with applicable rules and procedures of DTC.

(a)

The first testing period shall begin on the Effective Date and end on the first anniversary of the Effective Date (the first anniversary of the Effective Date, the “First Testing Date”). On or before 10:00 a.m. (New York City time) on a Business Day within forty-five (45) calendar days following the First Testing Date, subject to the Dispute Resolution Procedures, the Company shall, if required pursuant to this Section 1.5(a), make a payment to the Agent, and the Agent shall transfer such funds on the same Business Day to Holders or DTC for the benefit of the corresponding beneficial owners of interests in the CVRs, as applicable, in each case in accordance with this Section 1.5 and pursuant to the terms set forth herein (the “Year 1 Contingent Payment Obligation”), in cash (in United States Dollars) in immediately available funds equal to the lesser of (i) $43,333,333.33 and (ii) the difference between (a) $260,000,000 and (b) the Fair Market Value of the Corresponding New Common Interests (the “First Anniversary Payment Amount”); provided, however, that to the extent that the Fair Market Value of the Corresponding New Common Interests is equal to or in excess of $260,000,000, the Company shall not owe any amounts to any Holder with respect to the First Testing Date, and for purposes of this Agreement, the Year 1 Contingent Payment Obligation shall be extinguished and be deemed to equal zero, and the Company shall provide an Officer’s Certificate to the Agent stating as such, substantially in the form of Exhibit D hereof.

(b)

The second testing period shall begin on the first anniversary of the Effective Date and end on the second anniversary of the Effective Date (the second anniversary of the Effective Date, the “Second Testing Date”). Within forty-five (45) days following the Second Testing Date, subject to the Dispute Resolution Procedures, the Company shall, as applicable pursuant to this Section 1.5(b), (i) on or before 10:00 a.m. (New York City time) on a Business Day, make a payment to the Agent, and the Agent shall transfer such funds on the same Business Day to Holders or DTC for the benefit of the corresponding beneficial owners of interests in the CVRs, as applicable, in each case in accordance with this Section 1.5 and pursuant to the terms set forth herein, or (ii) furnish to the Agent the Requisite New Common Interests Payment Documentation, in each case pursuant to the terms set forth herein (the “Year 2 Contingent Payment Obligation”), relating, as applicable, to a payment in cash (in United States Dollars) in immediately available funds or a number of New Common Interests (rounded up to the nearest whole New Common Interest), in the Company’s sole discretion, equal to the lesser of (i) $43,333,333.33 and (ii) the difference between (a) $260,000,000 minus the First Anniversary Payment Amount and (b) the Fair Market Value of the Corresponding New Common Interests (the “Second Anniversary Payment Amount”); provided, however, that to the extent that the Fair Market Value of the Corresponding New Common Interests is equal to or in excess of the difference of (x) $260,000,000 minus (y) the First Anniversary Payment Amount, the Company shall not owe any amounts to any Holder with respect to the Second Testing Date, and the Year 2 Contingent Payment Obligation shall be extinguished and be deemed to equal zero, and the

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Company shall provide an Officer’s Certificate to the Agent stating as such, substantially in the form of Exhibit D hereof.

(c)

The third testing period shall begin on the second anniversary of the Effective Date and end on the third anniversary of the Effective Date (the third anniversary of the Effective Date, the “Third Testing Date” and, together with the First Testing Date and the Second Testing Date, each, a “Testing Date”). Within forty-five (45) days following the Third Testing Date, subject to the Dispute Resolution Procedures, the Company shall, as applicable pursuant to this Section 1.5(c), (i) on or before 10:00 a.m. (New York City time) on a Business Day, make a payment to the Agent, and the Agent shall transfer such funds on the same Business Day to Holders or DTC for the benefit of the corresponding beneficial owners of interests in the CVRs, as applicable, in each case in accordance with this Section 1.5 and pursuant to the terms set forth herein, or (ii) furnish to the Agent the Requisite New Common Interests Payment Documentation, in each case pursuant to the terms set forth herein (the “Year 3 Contingent Payment Obligation” and together with the Year 1 Contingent Payment Obligation and the Year 2 Contingent Payment Obligation, the “Contingent Payment Obligations”), relating, as applicable, to a payment in cash (in United States Dollars) in immediately available funds or a number of New Common Interests (rounded up to the nearest whole New Common Interest), in the Company’s sole discretion, equal to the lesser of (i) $43,333,333.33 and (ii) the difference between (a) $260,000,000 minus the sum of the First Anniversary Payment Amount and the Second Anniversary Payment Amount and (b) the Fair Market Value of the Corresponding New Common Interests (the “Third Anniversary Payment Amount” and, together with the First Anniversary Payment Amount and the Second Anniversary Payment Amount, the “Payment Amounts” and each a “Payment Amount”); provided, however, that to the extent that the Fair Market Value of the Corresponding New Common Interests is equal to or in excess of the difference of (x) $260,000,000 minus (y) the sum of the First Anniversary Payment Amount and the Second Anniversary Payment Amount, the Company shall not owe any amounts to any Holder with respect to the Third Testing Date, and the Year 3 Contingent Payment Obligation shall be extinguished and be deemed to equal zero, and the Company shall provide an Officer’s Certificate to the Agent stating as such, substantially in the form of Exhibit D hereof.

(d)

The Calculation Agent, in consultation with the Company, shall determine each Payment Amount pursuant to the terms hereof and the terms of the Calculation Agent Agreement. Within three (3) Business Days after each Testing Date, the Calculation Agent, in consultation with the Company, shall deliver to the Company and the Agent a written notice stating (1) the date of such Testing Date and (2) the aggregate Payment Amount (if any) with respect to such Testing Date (including, in reasonable detail, the calculation thereof); provided, that, in the event of any dispute between the Calculation Agent and the Company with regard to the amount of such aggregate Payment Amount, the Company’s determination as to such aggregate Payment Amount shall be final.

(e)

Within ten (10) business days after each Testing Date, the Company shall cause the Agent to deliver to each Holder a written notice stating (1) the date of such Testing Date, (2) the aggregate Payment Amount (if any) with respect to such Testing Date (including, in reasonable detail, the calculation thereof), (3) the corresponding per-CVR Payment Amount (if any) (including, in reasonable detail, the calculation thereof), (4) with respect to the Second Anniversary Payment Amount and Third Anniversary Payment Amount (if any), the Company’s determination as to whether such Payment Amount will be made in cash (in United States Dollars) or New Common Interests (or both) and if to be paid in whole or in part in New Common Interests, the number of New Common Interests that such Holder will receive, and (5) the corresponding Objection Deadline (as defined below) by which such Holder must object in connection with the contents of such written notice (such written notice, a “Payment Triggering Event Notice”, the form of which is attached hereto as Exhibit A).

(f)

The Holders of not less than twenty-five percent (25%) of the outstanding CVRs (“Objecting Holders”) shall have ten (10) business days following the date on which a Payment Triggering Event Notice is sent pursuant to Section 1.5(e) hereof (the “Objection Deadline”) to object in

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writing to the aggregate Payment Amount (including the calculation thereof), the corresponding per-CVR Payment Amount (if any) and the number of New Common Interests to be paid in connection with such Payment Amount (if applicable) in such Payment Triggering Event Notice (such written objection, a “Payment Amount Objection Notice”, the form of which is attached hereto as Exhibit B) and deliver such Payment Amount Objection Notice to the Company and the Calculation Agent. To the extent the Objecting Holders timely deliver a Payment Amount Objection Notice to the Company and the Calculation Agent, the Calculation Agent, the Company, and such Objecting Holders shall have five (5) business days following the receipt of such Payment Amount Objection Notice (the “Resolution Date”) to amicably resolve in good faith any disagreement, dispute, difference or question in connection with such Payment Amount (including the calculation thereof), the corresponding per-CVR Payment Amount (if any) and the number of New Common Interests to be paid in connection with such Payment Amount (if applicable) (an “Amicable Resolution”). To the extent the Calculation Agent, in consultation with the Company, must amend the Payment Triggering Event Notice to make a correction, the Calculation Agent shall promptly, and in any event no later than four (4) calendar days after the Resolution Date, deliver to the Company, and the Company shall cause the Agent to deliver to each Objecting Holder, such amended Payment Triggering Event Notice. The Company and each Objecting Holder shall have five (5) business days following the date on which such amended Payment Triggering Event Notice is sent by the Agent pursuant to this Section 1.5(f) (the “Second Objection Deadline”) to object in writing thereto by delivering a Payment Amount Objection Notice in relation thereto to the Company and the Calculation Agent. In the event (i) no Payment Amount Objection Notice is delivered by the Objection Deadline, (ii) an Amicable Resolution is achieved by the Resolution Date, or (iii) no Payment Amount Objection Notice is delivered by the Second Objection Deadline, in each case, as applicable, the Company shall promptly pay any corresponding Payment Amount pursuant to Sections 1.5(a), 1.5(b), 1.5(c), or in accordance with such Amicable Resolution, as applicable.

(g)

In the event of any continuing disagreement, dispute or difference among the Calculation Agent, the Company and any Holder in connection with the aggregate Payment Amount, the corresponding per-CVR Payment Amount or the number of New Common Interests to be paid in connection with such Payment Amount (if applicable), after the procedures set forth in Section 1.5(f) have been conducted, which dispute cannot be amicably resolved by the good faith efforts of the Calculation Agent, the Company and the applicable Holders on or prior to the later of the (x) Resolution Date and (y) Second Objection Deadline, then such dispute shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration panel shall be composed of three arbitrators, one of whom shall be chosen by the Company, one by the Majority Holders, and the third by the two so chosen. If both or either of the Company or the Majority Holders fails to choose an arbitrator or arbitrators within fourteen (14) calendar days after receiving notice of commencement of arbitration, or if the two arbitrators fail to choose a third arbitrator within fourteen (14) calendar days after their respective appointments, the President of the American Arbitration Association shall, upon the request of both or either of the Company or the Majority Holders, appoint or cause to be appointed the arbitrator or arbitrators required to complete the board or, if he or she shall decline or fail to do so, such arbitrator or arbitrators shall be appointed by the New York office of the American Arbitration Association. The decision of the arbitrators shall be by majority vote and, at the request of either of the Company or the Majority Holders, the arbitrators shall issue a written opinion of findings of fact and conclusions of law, a copy of which shall be promptly provided to the Agent by the Company. Costs shall be borne between the Company and the applicable Holders, as determined by the arbitrators. Unless the Company and the Majority Holders shall otherwise agree to a place of arbitration, the place of arbitration shall be at New York, New York, U.S.A. The arbitration award shall be final and binding upon the Company, the Agent, the Calculation Agent and the Holders and may be entered in any court having competent jurisdiction pursuant to this Agreement. Promptly, and no later than 10:00 a.m. (New York City time) on a Business Day within five (5) calendar days thereafter, upon a final arbitration award being awarded, (i) the Agent shall deliver to each Holder a notice of the arbitration award and (ii) the Company shall make a cash (in United States Dollars) payment to the Agent, or issue New

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Common Interests to the Holders as set forth in this Agreement, in each case to the extent applicable, and the Agent shall transfer such funds on the same Business Day to Holders, in each case in accordance with this Section 1.5 and pursuant to the terms set forth herein, of the corresponding Payment Amount (consistent with such final arbitration award), if applicable.

(h)	[Reserved]

(i)

All Payment Amounts shall be paid free and clear of and without any withholding or deduction, except to the extent required by applicable Law. To the extent required by applicable Laws, the Company, the Agent and any other applicable withholding agent shall be entitled to deduct or withhold, or cause to be deducted or withheld, from any amount payable hereunder, such Taxes as are required to be deducted or withheld To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid or distributed to the Holder in respect of which such deduction or withholding was made. On or prior to the date that it becomes a Holder under this Agreement, a Holder shall deliver to the Company, the Agent and any applicable withholding agent an appropriate Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9, to permit any payment of any Payment Amount to be made without deduction or withholding of any United States backup withholding Taxes.

(j)

If any Payment Amount (or portion thereof, as applicable) is not able to be delivered to a Holder, or the corresponding Participants or beneficial owners of interests in the CVRs (including as a result of uncashed checks, invalid DTC account address information or invalid information on the CVR Register) or otherwise remains unclaimed by a Holder on the date that is two (2) years after the date on which such Payment Amount became due and payable in accordance with this Agreement (or immediately prior to such earlier date on which such Payment Amount (or portion thereof, as applicable) would otherwise escheat to or become the property of any Governmental Authority), then: (i) such Payment Amount (or portion thereof, as applicable) will, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto, and (ii) no consideration or compensation shall be payable therefor. Neither the Company nor the Agent will be liable to any Person in respect of such Payment Amount (or portion thereof, as applicable) delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law, pursuant to this Section 1.5(j).

(k)

Upon the occurrence of a Company Bankruptcy Event, the Company shall pay, as liquidated damages and not as a penalty, to the Agent, and the Agent shall transfer such funds either (i) to Holders directly for those Holders whose interests are on the CVR Register or (ii) to DTC to be distributed by a “Pro Rata Pass-Through Distribution of Principal” procedure in accordance with applicable rules and procedures of DTC for the benefit of the corresponding beneficial owners of interests in the CVRs, $43,333,333.33 in cash (in United States Dollars), except that if the First Anniversary Payment Amount was calculated, then the Company shall pay the First Anniversary Payment Amount, in each case, in lieu of the Year 1 Contingent Payment Obligation less any amount actually paid in cash (in United States Dollars) by the Company with respect to such Year 1 Contingent Payment Obligation (to the extent the Year 1 Contingent Payment Obligation was not previously paid in full or extinguished pursuant to the terms of this Agreement), $43,333,333.33 in cash (in United States Dollars) except that if the Second Anniversary Payment Amount was calculated, the Second Anniversary Payment Amount, in each case, in lieu of the Year 2 Contingent Payment Obligation (to the extent the Year 2 Contingent Payment Obligation was not previously paid in full or extinguished pursuant to the terms of this Agreement), and $43,333,333.33 in cash (in United States Dollars) except that if the Third Anniversary Payment Amount was calculated, the Third Anniversary Payment Amount, in each case, in lieu of the Year 3 Contingent Payment Obligation (to the extent the Year 3 Contingent Payment Obligation was not previously paid in full or extinguished pursuant to the terms of this Agreement). Upon the satisfaction in full of the obligations set forth in this Section 1.5(k) (the “Liquidated Damages Obligations”), the Contingent Payment Obligations shall be extinguished. The Company

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acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Holders by reason of the failure by the Company to perform its obligations hereunder and that the Liquidated Damages Obligations are reasonable estimates of the damages, which the Holders will suffer or incur as a result of the event giving rise to the payment of the Liquidated Damages Obligations, and are not penalties. The Company irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive, punitive or otherwise unenforceable.

(l)	Upon written request, at its sole expense the Company shall make this Agreement available to the Holders until the expiration of this Agreement and the CVRs pursuant to Section 5.13.

1.6

No Voting, Dividends or Interest; No Equity or Ownership Interest. Nothing contained in this Agreement shall be construed as conferring upon the Holder (solely in its capacity as the holder of CVRs) the right to vote or to receive distributions or to consent or to receive notice as a stockholder of the Company in respect of any meeting of stockholders of the Company for the election of directors of the Company or of any other matter, or any rights whatsoever as a stockholder of the Company. CVRs shall not represent any equity or ownership interest in the Company or any of its affiliates.

1.7

Ability to Abandon CVRs. A Holder may at any time, at such Holder’s sole option, abandon any or all of such Holder’s remaining rights in a CVR by transferring such CVR to the Company or its Affiliates without consideration therefor. Nothing in this Agreement shall prohibit the Company or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by the Company or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding.

1.8

Trust Indenture Act. The CVRs issued hereunder shall not constitute (i) a note, bond, debenture, evidence of indebtedness; (ii) a certificate of interest or participation in any such note, bond, debenture, or evidence of indebtedness; or (iii) a temporary certificate for, or guarantee of, any such note, bond, debenture, evidence of indebtedness, or certificate, in each of clauses (i), (ii) and (iii) hereof, as such terms are referenced in the TIA, and shall be exempt from the qualification provisions of the TIA.

ARTICLE II

THE AGENT1

2.1	Certain Duties and Responsibilities of the Agent.

(a)

The Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, gross negligence or fraud of the Agent.

(b)

To the extent permitted by this Agreement, the Majority Holders may direct the Agent to act on behalf of the Holders in enforcing any of their rights hereunder. All rights of action of any or all Holders under this Agreement may be enforced by the Agent, and any action, suit or proceeding instituted by the Agent shall be brought in its name as the Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

2.2	Certain Rights of the Agent.

(a)

The Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Agent.

[1]	Note to Draft: Computershare counsel to review.

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(b)

The Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(c)

The Agent may engage and consult with counsel, investment banking advisors, accountants or other professionals of its reasonable selection, and the written advice or opinion of such outside counsel, investment banking advisors, accountants or other professionals shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(d)	Any permissive rights of the Agent hereunder shall not be construed as a duty.

(e)	The Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of such powers.

(f)

The Company agrees to indemnify the Agent for, and to hold the Agent harmless from and against, any loss, liability, damage or expense (“Loss”) (whether asserted by the Company, any Holder or any third party) suffered or incurred by the Agent arising out of or in connection with the Agent’s performance of its obligations under this Agreement, including, without limitation, the reasonable costs and expenses of enforcing the indemnification rights provided herein, defending the Agent against any claims, charges, demands, actions or suits arising out of or in connection with such performance, except to the extent such Loss shall have been determined by a court of competent jurisdiction to have resulted from the Agent’s gross negligence, bad faith, willful misconduct or fraud. The Company’s obligations under this Section 2.2(f) to indemnify the Agent shall survive the resignation or removal of any Agent and the termination of this Agreement.

(g)

In addition to the indemnification provided under Section 2.2(f), but without duplication, the Company agrees to (i) pay the fees of the Agent in connection with the Agent’s performance of its obligations hereunder, as agreed upon in writing by the Agent and the Company on or prior to the date of this Agreement, and (ii) reimburse the Agent for all reasonable and documented out-of-pocket expenses, including all Taxes thereon (other than income, receipt, franchise or similar Taxes) and charges of any Governmental Authority, incurred by the Agent in the performance of its obligations under this Agreement. The Company’s obligations under this Section 2.2(g) to compensate the Agent shall survive the resignation or removal of any Agent and the termination of this Agreement.

(h)

None of the provisions of this Agreement shall require the Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(i)

Anything in this Agreement to the contrary notwithstanding, in no event shall the Agent be liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j)

In the absence of willful misconduct, bad faith, gross negligence or fraud on the part of the Agent, the Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Agent which conform to the requirements of this Agreement.

(k)	The Agent shall not be liable for any error of judgment made in good faith by an officer or officers of the Agent, unless it shall be conclusively determined by a court of competent jurisdiction that

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the Agent’s failure in ascertaining the pertinent facts resulted from willful misconduct, bad faith, gross negligence or fraud on the part of the Agent.

(l)

The Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction of the Company or any Holder pursuant to this Agreement, unless it shall be conclusively determined by a court of competent jurisdiction that such action taken or omitted resulted from willful misconduct, bad faith, gross negligence or fraud on the part of the Agent.

(m)

The Agent shall not be obligated to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document, in each case other than commercially reasonable investigation.

(n)

The Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through nationally commercially reputable agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any willful misconduct or gross negligence on the part of any agent, attorney, custodian or nominee so appointed.

(o)

The Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Company relating to the time, method and place of conducting any proceeding for any remedy available to the Agent, or exercising any trust or power conferred upon the Agent, under this Agreement.

(p)

In no event shall the Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemic, pandemic, disease, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or other causes, in each case, reasonably beyond its control; it being understood that the Agent shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

2.3

Compliance Certificates and Opinions. Upon any application or request by the Company to the Agent to take or refrain from taking any action under any provision of this Agreement, the Company shall furnish to the Agent an Officers’ Certificate stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Agreement (including any covenant compliance with which constitutes a condition precedent) relating to the proposed action have been complied with and, if requested by the Agent, an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Agreement relating to such particular application or request, no additional certificate or opinion need be furnished. Notwithstanding the foregoing, and in accordance with the Plan as confirmed by the Bankruptcy Court, no opinion shall be required from the Company in connection with the issuance of New Common Interests, in the event the Company elects to so issue such New Common Interests, with respect to whether the New Common Interests are exempt from registration and/or eligible for DTC book-entry delivery, settlement and depository services, or validly issued, fully paid, and non-assessable.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Agreement shall include:

(a)	a statement that each individual signing such certificate or opinion has read such covenant or condition;

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(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)

a statement that, in the opinion of each such individual or such firm, such individual or firm has made such examination or investigation as is necessary to enable such individual or firm to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)	a statement as to whether, in the opinion of such individual, such condition or covenant has been complied with.

2.4	Resignation and Removal; Appointment of Successor.

(a)

The Agent may resign at any time by giving written notice thereof to the Company and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) calendar days prior to the date so specified but in no event shall such resignation become effective until a successor Agent has been appointed and accepted such appointment. Upon receiving such notice of resignation, the Agent, in consultation with the Company, shall promptly appoint a successor and, upon the acceptance by the successor of such appointment, release the resigning Agent from its obligations hereunder by written instrument, a copy of which instrument shall be delivered to each of the Company, the resigning Agent and the successor agent. If no successor shall have been so appointed and have accepted appointment within 90 days after the giving of such notice of resignation, the resigning Agent may petition any court of competent jurisdiction for the appointment of a successor.

(b)

The Company and the Majority Holders shall have the right to remove the Agent at any time by specifying a date when such removal shall take effect. Written notice of such removal shall be given by the Company and the Majority Holders to the Agent, which notice shall be sent at least thirty (30) calendar days prior to the date so specified.

(c)

If the Agent is removed by the Company and the Majority Holders, the Company and the Majority Holders shall promptly appoint a qualified successor Agent. The successor Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 2.4(c) and Section 2.5, become the Agent for all purposes hereunder.

(d)

The Company shall give notice of each resignation or removal of the Agent and each appointment of a successor Agent through the facilities of DTC in accordance with DTC’s procedures and/or by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Agent. If the Company fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Agent, the successor Agent shall cause the notice to be mailed at the expense of the Company. Failure to give any notice provided for in this Section 2.4 shall not affect the legality or validity of the resignation or removal of the Agent or the appointment of the successor Agent, as the case may be.

(e)

Any corporation into which the Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agent shall be a party, or any corporation succeeding to the corporate trust business of the Agent shall be the successor of the Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding. The Agent shall give notice to the Company promptly upon the occurrence of such transaction as described in this Section 2.4(e).

2.5	Acceptance of Appointment by Successor. Every successor Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the retiring Agent an

10

instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Agent; provided that upon the request of the Company or the successor Agent, such resigning or removed Agent shall execute and deliver an instrument transferring to such successor Agent all the rights, powers and trusts of such resigning or removed Agent.

ARTICLE III

AMENDMENTS

3.1	Amendments Without Consent of Holders or Agent.

(a)

The Company, at any time or from time to time, may unilaterally enter into one or more amendments hereto for any of the following purposes, without the consent of any of the Holders or the Agent, so long as, in the cases of clauses (ii) through (iv) hereof, such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders:

(i)

to evidence the appointment of another Person as a successor Agent and the assumption by any successor Agent of the covenants and obligations of the Agent hereof in accordance with the provisions of this Agreement;

(ii)	to add to any covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall determine to be for the protection of the Holders;

(iii)

to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv)	as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act;

(v)	to evidence the assignment of this Agreement by the Company as provided in Section 4.4; or

(vi)	any other amendment hereto which would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder or the Agent.

(b)

Promptly after the execution by the Company of any amendment pursuant to the provisions of this Section 3.1, the Company shall mail (or cause the Agent to mail) a notice thereof through the facilities of DTC in accordance with DTC’s procedures and/or by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

3.2	Amendments with Consent of Holders.

(a)

In addition to any amendments to this Agreement that may be made by the Company without the consent of any Holder or the Agent pursuant to Section 3.1, with the consent of the Majority Holders, whether evidenced in writing or taken at a meeting of the Holders, the Company and the Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement; provided that no amendment shall decrease the aggregate Payment Amount with respect to any Testing Date or amend [Sections 1.5(a)-(c) or this Section 3.2(a)] without the consent of each Holder.

(b)	Promptly after the execution by the Company and the Agent of any amendment pursuant to the provisions of this Section 3.2 (but prior to the effectiveness of such amendment), the Company

11

shall send (or cause the Agent to send) (at the Company’s sole expense) a notice thereof through the facilities of DTC in accordance with DTC’s procedures, setting forth in general terms the substance of such amendment. Any amendment to this Agreement made pursuant to this Section 3.2 shall become effective ten (10) Business Days following the mailing of such notice.

3.3

Amendments Affecting Agent. The Agent may, but is not obligated to, enter into any such amendment that affects the Agent’s own rights, protections, powers, trusts, privileges, covenants, indemnities or duties under this Agreement or otherwise with the consent of the Majority Holders and the Company.

3.4

Effect of Amendments. Upon the execution of any amendment under this ARTICLE III, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE IV

MISCELLANEOUS

4.1

Notices to Agent and the Company. All notices and other communications under this Agreement shall be in writing (including by electronic transmission) and shall be deemed to have been duly delivered and received (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (iii) immediately upon delivery by hand, or (iv) immediately upon confirmation of transmission of electronic mail , where such notice is given by electronic mail, in each case to the intended recipient as set forth below:

(i)	if to the Company, to:

Core Scientific, Inc.2

210 Barton Springs Road, Suite 300

Austin, Texas 78704

Attention: [    ]

Telephone: [    ]

E-mail: [    ]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York

Attention: Merritt S. Johnson

Telephone: (212) 310-8280

E-mail: merritt.johnson@weil.com

(ii)	if to the Agent, to:[3]

Computershare Trust Company, N.A.,

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attention: Client Services

Facsimile: (781) 575-4210

with a copy (which shall not constitute notice) to:

[2]	[Note to Draft: Core Scientific to provide/confirm.]
[3]	[Note to Draft: Agent to provide.]

12

[    ]

[    ]

Attention: [    ]

Telephone: [    ]

E-mail: [    ]

4.2

Notice to Holders. All notices, requests and communications required to be given to the Holders shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures and/or mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

4.3

Entire Agreement. This Agreement and the Plan represent the entire understanding of the Company and the Holders with reference to the CVRs, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the CVRs. This Agreement represents the entire understanding of the Agent with reference to the CVRs, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the CVRs.

4.4

Successors and Assigns. The Company may assign, in its sole discretion and without the consent of any other party or Holder, any or all of its rights, interests and obligations hereunder to one or more its Affiliates (that are wholly owned direct or indirect subsidiaries of the Company) (each, an “Assignee”) and any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party or Holder, any or all of its rights, interests and obligations set forth hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, the Company shall agree to remain liable for the performance such Assignee of its obligations hereunder. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties to this Agreement and the Holders and their respective permitted successors and permitted assigns. The Agent may not assign this Agreement without the Company’s consent. This Agreement shall not restrict the Company’s or any successor’s ability to merge or consolidate or enter into or consummate any Change of Control; provided that in the event of a Change of Control, (i) the Company shall cause the surviving entity to assume the Company’s obligations, duties and covenants under this Agreement, (ii) the surviving entity shall be entitled to elect to make the Second Anniversary Payment Amount and/or Third Anniversary Payment Amount, as applicable, in common equity securities of the surviving entity (subject to adjustments in connection with any stock split, reverse stock split, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange, non-cash dividend or similar event in connection therewith or with the New Common Interests) (the “Surviving Entity Equity Securities”), in lieu of New Common Interests, only if such Surviving Entity Equity Securities are listed on a principal U.S. national securities exchange, and (iii) the provisions of this Agreement in connection with New Common Interests shall apply in the same manner and to the same extent to such Surviving Equity Securities. Any attempted assignment of this Agreement or any of such rights in violation of this Section 4.4 shall be void ab initio and of no effect.

4.5

Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties to this Agreement, the Holders and their permitted successors and permitted assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties to this Agreement, the Holders and their permitted successors and permitted assigns.

4.6

Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

4.7

Consent to Jurisdiction; Service of Process; Venue. Subject to Section 1.5(h), each of the parties to this Agreement and the Holders (a) irrevocably consents to the service of the summons and complaint and any

13

other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 4.1 or in such other manner as may be permitted by applicable Law, but nothing in this Section 4.7 shall affect the right of any parties to this Agreement and the Holders to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive jurisdiction of the Chosen Courts in the event any dispute or controversy arises out of this Agreement or the transactions contemplated in this Agreement, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (d) agrees that any Legal Proceedings arising in connection with this Agreement or the transactions contemplated in this Agreement shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of parties to this Agreement and the Holders agrees that a final judgment in any Legal Proceeding in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

4.8

WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT AND THE HOLDERS ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY TO THIS AGREEMENT AND HOLDER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT AND HOLDER ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY TO THIS AGREEMENT OR ANY HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.8.

4.9

Further Assurances. Subject to the provisions of this Agreement, the parties to this Agreement and the Holders will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other parties to this Agreement and the Holders may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

4.10

Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties to this Agreement and the Holders. The parties to this Agreement and the Holders further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

4.11	Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.12

Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties to this Agreement and delivered to the other parties to this Agreement and the Holders, it being understood that all parties to

14

this Agreement need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or.pdf .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to this Agreement or Holder may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party to this Agreement and Holder forever waives any such defense, except to the extent such defense relates to lack of authenticity. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, including without limitation, digital signature provided by DocuSign, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Agent, including without limitation the risk of Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

4.13

Expiration. This Agreement and the CVRs shall expire and be of no force or effect, and the parties to this Agreement and the Holders shall have no liability hereunder (other than to the extent of any obligations which expressly survive or provide for performance following expiration), [    ] calendar days after the conclusive determination in writing by the Company, the Agent and the Majority Holders that no Payment Amounts are outstanding (including as set forth in the Dispute Resolutions Procedures, if applicable) after the occurrence of the Third Testing Date.

4.14

Legal Holidays. In the event that the day on which any Payment Amount is due shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs shall be made on the next succeeding Business Day with the same force and effect as if made on the last day on which such Payment Amount is due.

4.15

Interpretation. When a reference is made in this Agreement to an Article, Annex or Section, such reference shall be to an Article, Annex or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant of this Agreement unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and permitted assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date means, unless otherwise specified, from and including or through and including, respectively. The symbol “$” refers to United States Dollars.

4.16

No Fiduciary Obligations. Each of the Company and the Agent acknowledges and agrees that the other party, its Affiliates and their respective officers, directors and controlling Persons do not owe any fiduciary duties to the first party or any of its respective Affiliates, officers, directors or controlling Persons. The only obligations of the Company and the Agent to each other and their Affiliates and their respective officers, directors and controlling Persons arising out of this Agreement are the contractual obligations expressly set forth in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

15

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

CORE SCIENTIFIC, INC.

By:
Name:
Title:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A. as Agent On behalf of both entities

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

ANNEX A

CERTAIN DEFINED TERMS

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with, such first Person.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal, state or foreign law for the relief of debtors, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring, examinership or similar debtor relief laws.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Change of Control” means (i) a sale or other disposition of all or substantially all of the assets of the Company on a consolidated basis (other than to any direct or indirect wholly owned subsidiary of the Company), (ii) a merger or consolidation involving the Company in which it is not the surviving entity, and (iii) any other transaction involving the Company in which it is the surviving entity but in which the stockholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction, other than (x) the issuance of shares pursuant to (1) the exercise of the Company’s warrants, (2) the conversion of the Company’s convertible notes, or (3) the CVRs, and (y) any bona fide equity financing transaction solely related to the continued financing of the operations of the Company and its subsidiaries.

“Chosen Courts” means the United States District Court for the Southern District of New York (and appellate courts thereof) or, if jurisdiction is not then available in the United States District Court for the Southern District of New York (but only in such event), then the Supreme Court of the State of New York, County of New York, Borough of Manhattan (and appellate courts thereof).

“Company Bankruptcy Event”4 means the Company, pursuant to or within the meaning of any Bankruptcy Law:

(A)	commences a voluntary case;

(B)	consents to the entry of an order for relief against it in an involuntary case;

(C)	consents to the appointment of a custodian of it or for all or substantially all of its property;

(D)	makes a general assignment for the benefit of its creditors;

(E)	generally is not paying its debts as they become due; or

(F)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)	is for relief against the Company in an involuntary case;

(ii)	appoints a custodian of the Company or for all or substantially all of the property of the Issuer or any of its subsidiaries; or

(iii)	orders the liquidation of the Company,

[4]	[Note to Draft: Definition to align with corresponding definition to be agreed in debt documentation.]

and, in each case, the order or decree remains unstayed and in effect for [    ] consecutive calendar days.

“Corresponding New Common Interests” means [    ]5 New Common Interests (subject to adjustments in connection with any stock split, reverse stock split, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange, non-cash dividend or similar event in connection with the New Common Interests).

“CVR(s)” means the rights of a Holder to receive contingent payments in the form of cash and/or New Common Interests, as applicable, pursuant to this Agreement and the Plan.

“Dispute Resolution Procedures” means, collectively, the procedures set forth in Sections 1.5(g) and 1.5(h) hereof.

“DTC” means The Depository Trust Company or any successor entity thereto.

“Effective Date” means [    ].6

“Fair Market Value” of the Corresponding New Common Interests means the following:

i.

As it relates to the First Testing Date, the product of (i) the VWAP of a single New Common Interest in the consecutive sixty (60) day period immediately prior to the First Testing Date multiplied by (ii) the Corresponding New Common Interests as of the First Testing Date;

ii.

As it relates to the Second Testing Date, the product of (i) the VWAP of a single New Common Interest in the consecutive sixty (60) day period immediately prior to the Second Testing Date multiplied by (ii) the Corresponding New Common Interests as of the Second Testing Date; and

iii.

As it relates to the Third Testing Date, the product of (i) the VWAP of a single New Common Interest in the consecutive sixty (60) day period immediately prior to the Third Testing Date multiplied by (ii) the Corresponding New Common Interests as of the Third Testing Date.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality, legislature, taxing authority, political subdivision, bureau, official and any self-regulatory organization and any court, tribunal, judicial body, arbitrator or arbitration panel, in each case whether federal, state, county, provincial, and whether local, foreign or multinational.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Law” means any and all applicable federal, state, local, municipal, foreign, multinational or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling, order or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by law under the authority of any Governmental Authority.

“Legal Proceeding” means any civil, criminal or administrative actions, demands, countersuits, proceedings suits, claims, charges, arbitrations, oppositions, investigations, reexaminations, lawsuits, litigations or other proceedings brought by or pending before any Governmental Authority.

“Majority Holders” means, as of any time of determination, Holders of not less than a majority of the outstanding CVRs.

[5]	[Note to Draft: To be populated with number of New Common Interests distributed pursuant to the Convertible Noteholders Equity Distribution.]
[6]	[Note to Draft: To be populated when known.]

“New Common Interests” means [    ].

“Opinion of Counsel” means written opinion from legal counsel acceptable to the Agent. The counsel may be external counsel or in-house counsel to the Company.

“Participant” means, with respect to DTC, a Person who has an account with DTC.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other unincorporated entity, association or group.

“Relevant Stock Exchange” means the principal U.S. national securities exchange on which the New Common Interests (or such other security) are then listed.

“Requisite New Common Interests Payment Documentation” means the following: (i) a copy of an irrevocable instruction by the Company to the Company’s transfer agent (or other agent performing similar services for the Company) to issue to the applicable Holders the requisite number of New Common Interests in connection with the corresponding Payment Amount in the form appended hereto as Exhibit C and (ii) a copy of written confirmation from the Company’s transfer agent (or other agent performing similar services for the Company) that the issuance of the aforementioned New Common Interests to the applicable Holders has been completed.

“Tax” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of a similar nature, however denominated, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Trading Day” means a day on which: (1) trading in the New Common Interests (or other security for which a VWAP must be determined) generally occurs on the Relevant Stock Exchange or, if the New Common Interests (or such other security) is not then listed on a Relevant Stock Exchange, on the principal other market on which the New Common Interests (or such other security) is then traded; and (2) a VWAP for the New Common Interests (or other security for which a VWAP must be determined) is available on such securities exchange or market; provided that if the New common Interests (or other security for which a VWAP must be determined) is not so listed or traded, “Trading Day” means a Business Day.

“Transfer Agent” means a transfer agent for the Company’s New Common Interests, as may be from time to time appointed by the Company.

“VWAP” means for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[CORZ]<equity>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one New Common Interest on such Trading Day, determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “VWAP” shall be determined without regard to after-hours trading or any other trading outside of the primary trading session trading hours.

ANNEX B

CERTAIN TERMS7

1.	Registration of Transfers and Exchanges.

a.

Transfer and Exchange of Global CVRs or Beneficial Interests Therein. The transfer and exchange of Global CVRs or beneficial interests therein shall be effected through the Depository, in accordance with this Agreement and the procedures of the Depository therefor.

b.	Exchange of a Beneficial Interest in a Global CVR for a Book-Entry CVR.

i.

Any Holder of a beneficial interest in a Global CVR may, upon request, exchange such beneficial interest for a Book-Entry CVR. Upon receipt by the Agent from the Depository or its nominee of written instructions or such other form of instructions as is customary for the Depository on behalf of any Person having a beneficial interest in a Global CVR, the Agent shall cause, in accordance with the standing instructions and procedures existing between the Depository and Agent, the number of CVRs represented by the Global CVR to be reduced by the number of CVRs to be represented by the Book-Entry CVRs to be issued in exchange for the beneficial interest of such Person in the Global CVR and, following such reduction, the Agent shall register in the name of the Holder a Book-Entry CVR and deliver to said Holder a statement, as issued by the Agent from time to time to the registered holder of Book-Entry CVRs reflecting such book-entry position (a “CVR Statement”).

ii.

Book-Entry CVRs issued in exchange for a beneficial interest in a Global CVR pursuant to this Section 1 shall be registered in such names as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Agent. The Agent shall deliver such CVR Statements to the Persons in whose names such CVRs are so registered.

c.

Transfer and Exchange of Book-Entry CVRs. Book-Entry CVRs surrendered for exchange or for registration of transfer pursuant to this Section 1(c) or Section 1(i)(v), shall be cancelled by the Agent. Such cancelled Book-Entry CVRs shall then be disposed of by or at the direction of the Company in accordance with applicable law. When Book-Entry CVRs are presented to or deposited with the Agent with a written request:

i.	to register the transfer of the Book-Entry CVRs; or

ii.	to exchange such Book-Entry CVRs for an equal number of Book-Entry CVRs of other authorized denominations;

then in each case the Agent shall register the transfer or make the exchange as requested if its requirements for such transactions are met; provided, however, that the Agent has received a written instruction of transfer in a form satisfactory to the Agent, duly executed by the Holder thereof or by their attorney, duly authorized in writing.

d.

Restrictions on Exchange or Transfer of a Book-Entry CVR for a Beneficial Interest in a Global CVR. A Book-Entry CVR may not be exchanged for a beneficial interest in a Global CVR except upon satisfaction of the requirements set forth below. Upon receipt by the Agent of appropriate instruments of transfer with respect to a Book-Entry CVR, in a form satisfactory to the Agent, together with written instructions directing the Agent to make, or to direct the Depository to make,

[7]	Note to Draft: To discuss if these additional provisions are sufficient to address DTC requirements.

an endorsement on the Global CVR to reflect an increase in the number of CVRs represented by the Global CVR equal to the number of CVRs represented by such Book-Entry CVR (such instruments of transfer and instructions to be duly executed by the holder thereof or the duly appointed legal representative thereof or by his attorney, duly authorized in writing, such signatures to be guaranteed by an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association to the extent required by the Agent or the Depository), then the Agent shall cancel such Book-Entry CVR on the CVR Register and cause, or direct the Depository to cause, in accordance with the standing instructions and procedures existing between the Depository and the Agent, the number of CVRs represented by the Global CVR to be increased accordingly. If no Global CVRs are then outstanding, the Company shall issue and the Agent shall countersign a new Global CVR representing the appropriate number of CVRs.

e.

Restrictions on Exchange or Transfer of Global CVRs. Notwithstanding any other provisions of this Agreement (other than the provisions set forth in Section 1(f)), unless and until it is exchanged in whole for a Book-Entry CVR, a Global CVR may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

f.

Book-Entry CVRs. If at any time, the Depository for the Global CVR notifies the Company that the Depository is unwilling or unable to continue as Depository for the Global CVR and a successor Depository for the Global CVR is not appointed by the Company within ninety (90) days after delivery of such notice, then the Agent, upon written instructions signed by an Appropriate Officer of the Company and all other necessary information, shall register Book-Entry CVRs, in an aggregate number equal to the number of CVRs represented by the Global CVRs, in exchange for such Global CVRs, in such names and in such amounts as directed by the Depository or, in the absence of instructions from the Depository, the Company.

g.

Restrictions on Transfers of CVR. No CVRs shall be sold, exchanged or otherwise transferred in violation of the Securities Act or applicable state securities laws. Each Holder, by its acceptance of any CVR under this Agreement, acknowledges and agrees that the CVRs (including any New Common Interests issued at the Company’s discretion pursuant to this Agreement) were issued pursuant to an exemption from the registration requirement of Section 5 of the Securities Act provided by Section 1145 of the Bankruptcy Code, and to the extent that a Holder is an “underwriter” as defined in Section 1145(b)(1) of the Bankruptcy Code, such Holder may not be able to sell or transfer any New Common Interests in the absence of an effective registration statement under the Securities Act or an exemption from registration thereunder.

h.

Cancellation of Global CVR Certificate. At such time as all beneficial interests in Global CVRS have either been exchanged for Book-Entry CVRs, redeemed, repurchased or cancelled, all Global CVRs shall be returned to, or retained and cancelled by, the Agent, upon written instructions from the Company satisfactory to the Agent.

i.	Obligations with Respect to Transfers and Exchanges of CVRs.

i.

To permit registrations of transfers and exchanges, the Company shall execute Global CVRs, if applicable, and the Agent is hereby authorized, in accordance with the provisions of this Section 1, to countersign such Global CVRs, if applicable, or register Book-Entry CVRs, if applicable, as required pursuant to the provisions of this Section 1.

ii.	All Book-Entry CVRs and Global CVRs issued upon any registration of transfer or exchange of Book-Entry CVR or Global CVRs shall be the valid obligations of the

Company, entitled to the same benefits under this Agreement as the Book-Entry CVRs or Global CVRs surrendered upon such registration of transfer or exchange.

iii.

So long as the Depository, or its nominee, is the registered owner of a Global CVR, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the CVRs represented by such Global CVRs for all purposes under this Agreement. Except as provided in Sections 1(b) and 1(f) upon the exchange of a beneficial interest in a Global CVRs for Book-Entry CVRs, owners of beneficial interests in a Global CVRs will not be entitled to have any CVRs registered in their names, and will under no circumstances be entitled to receive physical delivery of any such CVRs and will not be considered the owners or Holders thereof under the CVRs or this Agreement. Neither the Company nor the Agent, in its capacity as registrar for such CVRs, will have any responsibility or liability for any aspect of the records relating to beneficial interests in a Global CVRs or for maintaining, supervising or reviewing any records relating to such beneficial interests. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Agent or any agent of the Company or the Agent from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair the operations of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in a Global CVRs.

iv.

Subject to Sections 1(b), 1(c) and 1(d) hereof, and this Section 1(i), the Agent shall, upon receipt of all information required to be delivered hereunder and any evidence of authority that may be reasonably required by the Agent, from time to time register the transfer of any outstanding CVRs in the CVR Register, upon surrender of Global CVRs, if applicable, representing such CVRs at the office of the Agent, duly endorsed, and accompanied by a completed form of assignment, duly signed by the Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signatures to be guaranteed by an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association to the extent required by the Agent or the Depository. Upon any such registration of transfer, a new Global CVR or a CVR Statement, as the case may be, shall be issued to the transferee.

2.	Execution of Global CVRs.

a.

Global CVRs shall be signed on behalf of the Company by its Chief Executive Officer, its Chief Financial Officer, its President, its General Counsel, a Vice President, its Secretary, an Assistant Secretary or any other authorized person appointed by the board of directors (the “Board of Directors”) of the Company from time to time (each, an “Appropriate Officer”). Each such signature upon the Global CVRs may be in the form of a facsimile or electronic signature of any such Appropriate Officer and may be imprinted or otherwise reproduced on the Global CVRs and for that purpose the Company may adopt and use the facsimile or electronic signature of any Appropriate Officer.

b.

If any Appropriate Officer who shall have signed any of the Global CVRs shall cease to be an Appropriate Officer before the Global CVRs so signed shall have been countersigned by the Agent or disposed of by the Company, such Global CVRs nevertheless may be countersigned and delivered or disposed of as though such Appropriate Officer had not ceased to be an Appropriate Officer of the Company, and any Global CVRs may be signed on behalf of the Company by any Person who, at the actual date of the execution of such Global CVRs, shall be an Appropriate Officer, although at the date of the execution of this Agreement such Person was not an Appropriate Officer. Global CVRs shall be dated the date of countersignature by the Agent and shall represent one or more whole CVRs.

ANNEX C

FORM OF GLOBAL CVR

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE CONTINGENT VALUE RIGHTS AGREEMENT (THE “CVR AGREEMENT”) HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF. THIS SECURITY IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE CVR AGREEMENT, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE CVR AGREEMENT.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DIRECT REGISTRATION FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CORE SCIENTIFIC, INC.

No.	Certificate for	Contingent Value Rights
CUSIP 21874A 122	[ ]

This certifies that                 , or registered assigns (the “Holder”), is the registered holder of the number of Contingent Value Rights (“CVRs”) set forth above. Each CVR entitles the Holder, subject to the provisions contained herein and in the CVR Agreement referred to on the reverse hereof, to payments from Core Scientific, Inc. a Delaware corporation (the “Company”), in an amount and in the form determined pursuant to the provisions set forth on the reverse hereof and as more fully described in the CVR Agreement referred to on the reverse hereof. Such payments shall be made by the Company in accordance with the terms of the CVR Agreement.

Payment of any amounts pursuant to this CVR certificate shall be made only to the registered Holder (as defined in the CVR Agreement) of this CVR certificate. Such payment shall be made at the office or agency maintained by the Company for such purpose; provided, however, that the Company may pay such amounts by wire transfer or check payable in such money or in New Common Interests, as defined in and in accordance with the terms of the CVR Agreement. Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company have been initially appointed as Agent.

Reference is hereby made to the further provisions of this CVR certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Agent referred to on the reverse hereof by manual signature, this CVR certificate shall not be entitled to any benefit under the CVR Agreement, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: [                 ]

By:
Name:
Title:

[Form of Reverse of CVR certificate]

1. This CVR certificate is issued under and in accordance with the Contingent Value Rights Agreement, dated as of [●], 2024 (the “CVR Agreement”), between the Company and Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, as agent (the “Agent,” which term includes any successor Agent under the CVR Agreement), and is subject to the terms and provisions contained in the CVR Agreement, to all of which terms and provisions the Holder of this CVR certificate consents by acceptance hereof. The CVR Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the CVR Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Agent and the Holders of the CVRs. All capitalized terms used in this CVR certificate without definition shall have the respective meanings ascribed to them in the CVR Agreement. Copies of the CVR Agreement can be obtained by contacting the Agent.

2. Contingent payments pursuant to CVRs shall be made, to the extent payable, to the Holders after each of the First Testing Date, the Second Testing Date and the Third Testing Date, in accordance with and pursuant to Section 1.5 of the CVR Agreement.

3. In the event of any conflict between this CVR certificate and the CVR Agreement, the CVR Agreement shall govern and prevail.

4. Each CVR Payment, if any, and interest thereon, if any, shall be payable by the Company cash or New Common Interests. Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company have been initially appointed as Agent at its office or agency in [●].

5. Holders may dispute the Payment Amount as set forth in Section 1.5 of the CVR Agreement.

6. The CVR Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of CVRs under the CVR Agreement at any time by the Company and the Agent with the consent of the Majority Holders of the CVRs at the time outstanding.

7. No reference herein to the CVR Agreement and no provision of this CVR certificate or of the CVR Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any amounts determined pursuant to the terms hereof and of the CVR Agreement at the times, place and amount, and in the manner, herein prescribed.

9. As provided in the CVR Agreement and subject to certain limitations therein set forth, the transfer of the CVRs represented by this CVR certificate is registrable on the CVR Register, upon surrender of this CVR certificate for registration of transfer at the office or agency of the Company maintained for such purpose duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the CVR Registrar duly executed by the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new CVR certificates or Book-Entry CVRs, for the same amount of CVRs, will be issued to the designated transferee or transferees. The Company hereby initially designates the office of Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company at [●] as the office for registration of transfer of this CVR certificate.

10. As provided in the CVR Agreement and subject to certain limitations therein set forth, this CVR certificate is exchangeable for one or more CVR certificates or Book-Entry CVRs representing the same number of CVRs as represented by this CVR certificate as requested by the Holder surrendering the same.

11. No service charge will be made for any registration of transfer or exchange of CVRs, but the Company may require payment of a sum sufficient to cover all documentary, stamp or similar issue or transfer taxes or other governmental charges payable in connection with any registration of transfer or exchange.

12. Prior to the time of due presentment of this CVR certificate for registration of transfer, the Company, the Agent and any agent of the Company or the Agent may treat the Person in whose name this CVR certificate is registered as the owner hereof for all purposes, and neither the Company, the Agent nor any agent shall be affected by notice to the contrary.

13. Neither the Company nor the Agent has any duty or obligation to the holder of this CVR certificate, except as expressly set forth herein or in the CVR Agreement.

AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the Global CVRs referred to in the within-mentioned CVR Agreement.

Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, as the Agent

Dated: [ ]

By:
Authorized Signatory

EXHIBIT A

[COMPANY LETTERHEAD]

Payment Triggering Event Notice

[DATE]

This Payment Triggering Event Notice is being delivered to you pursuant to Section 1.5(e) of the Contingent Value Rights Agreement, dated as of [      ], by and between Core Scientific, Inc. and Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, collectively, as CVR agent (the “Agreement”), in connection with the following Testing Date: [DATE].

Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Agreement.

Aggregate Payment Amount:

Per-CVR Payment Amount:

Calculation, in reasonable detail, of such aggregate Payment Amount and per-CVR Payment Amount: [      ]

[(For Second Anniversary Payment and Third Anniversary Payment only):

Type of Payment Amount:	Cash (United States Dollars) ☐

New Common Interests ☐]

The number of New Common Interests subject to Payment Amount:                                     ]

Objection deadline in connection with the information herein:

EXHIBIT B

Payment Amount Objection Notice

[DATE]

[Core Scientific, Inc.

210 Barton Springs Road, Suite 300

Austin, TX 78704

Attention: Legal

Email: legal@corescientific.com]

and

[Delaware Trust Company, as Trustee

251 Little Falls Drive

Wilmington, DE 19808

Attn: Corporate Trust Services – Lici Zhu

Email: USTrustAgency@delawaretrust.com

Fax: 302-421-8258]8

This Payment Amount Objection Notice is being delivered to you pursuant to Section 1.5(f) of the Contingent Value Rights Agreement, dated as of [                    ], by and between Core Scientific, Inc. and Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, collectively, as CVR agent.

The undersigned, as beneficial owner(s) of CVRs being not less than twenty-five percent (25%) of the outstanding CVRs, hereby objects to the following terms of the Payment Triggering Event Notice delivered on [DATE] in connection with [                    ] Testing Date:

☐	Aggregate Payment Amount (including the calculation thereof)

☐	Per-CVR Payment Amount

☐	Number of New Common Interests to be paid in connection with Payment Amount

☐	Other: [ ]

Description	of Objection: [ ]

Number of CVRs beneficially owned:

Name:

Signature:

Signature must be guaranteed by a participant in

[8]	[Note to Draft: DT to advise.]

the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program

Title:

Street Address:

City, State and Zip Code:

Number of CVRs beneficially owned:

Name:

Signature:

Signature must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program

Title:

Street Address:

City, State and Zip Code:

Number of CVRs beneficially owned:

Name:

Signature:

Signature must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program

Title:

Street Address:

City, State and Zip Code:

EXHIBIT C

[COMPANY LETTERHEAD]

Instruction Letter to Transfer Agent

[DATE]

[Computershare Trust Company, N.A.,

Computershare Inc. as Agent

150 Royall Street

Canton, MA 02021

Attention: Client Services

Fax: (781) 575-4210]9

Re: Authorization Letter for Issuance of Common Shares

Reference is made to (i) that certain CVR Agreement, dated as of [●], 2024, by and between Core Scientific, Inc., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, collectively, as CVR agent; and (ii) that certain Fourth Amended Joint Chapter 11 Plan of Core Scientific, Inc. and its Debtor Affiliates (as may be amended, modified or supplemented from time to time, the “Plan”), which was confirmed pursuant to an order of the United States Bankruptcy Court for the Southern District of Texas, Houston Division entered on [●], 2024.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the CVR Agreement or the Plan, as applicable.

The Company hereby authorizes and instructs Computershare, as transfer agent and registrar to issue and allocate New Common Interests (CUSIP 21874A 106) as follows:

[IF ISSUING IN DTC]

Via SCL Add-to-Balance

•	To accept an SCL Add-to-Balance from Cede & Co. for [●] shares of New Common Interests (CUSIP 21874A 106).[10]

[IF ISSUING ON BOOKS & RECORDS OF CVR AGENT]

Via books and records of CVR Agent

•

To issue [●] shares of New Common Interests (CUSIP 21874A 106) to those Holders who hold CVRs on the CVR Register, and to hold those shares for the same Holders on the books and records of the transfer agent.[11]

The “Effective Date” of the foregoing issuance shall be [●], 20[●].

The New Common Interests will be duly authorized, validly issued, fully paid and nonassessable.

CORE SCIENTIFIC, INC.

By:

[9]	[Note to Draft: Computershare to advise]
[10]	[Note to Draft: Computershare to advise if this is the correct construct for a DTC share issuance.]
[11]	[Note to Draft: Computershare to advise if this is the correct construct for a books and records issuance.]

Name:
Title:

EXHIBIT D

[COMPANY LETTERHEAD]

OFFICER’S CERTIFICATE

[DATE]

[Computershare Trust Company, N.A.,

Computershare Inc. as Agent

150 Royall Street

Canton, MA 02021

Attention: Client Services

Fax: (781) 575-4210]12

This Notice is being delivered to you pursuant to Section 1.5[(a), (b) or (c)] of the Contingent Value Rights Agreement, dated as of [                    ], by and between Core Scientific, Inc. (the “Company”) and Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, collectively, as CVR agent (the “Agreement”), in connection with the following Testing Date: [DATE].

Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Agreement.

The undersigned hereby certifies, solely in [his/her] capacity as [TITLE] of the Company and not in [his/her] individual capacity, and on behalf of the Company, as of the date hereof, that:

[First Testing Date:

The Fair Market Value of the Corresponding New Common Interests is equal to or in excess of $260,000,000, and the Company does not owe any Holder, with respect to the First Testing Date, the Year 1 Contingent Payment Obligation and such Year 1 Contingent Payment Obligation is extinguished and deemed to be equal to zero.]

[Second Testing Date:

The Fair Market Value of the Corresponding New Common Interests is equal to or in excess of the difference of (x) $260,000,000 minus (y) the First Anniversary Payment Amount, and therefore the Company shall not owe any amounts to any Holder with respect to the Second Testing Date, and the Year 2 Contingent Payment Obligation shall be extinguished and deemed to be equal to zero.]

[Third Testing Date:

The Fair Market Value of the Corresponding New Common Interests is equal to or in excess of the difference of (x) $260,000,000 minus (y) the sum of the First Anniversary Payment Amount and the Second Anniversary Payment Amount, and therefore the Company shall not owe any amounts to any Holder with respect to the Third Testing Date, and the Year 3 Contingent Payment Obligation shall be extinguished and be deemed to be equal to zero.]

CORE SCIENTIFIC, INC.

By:
Name:

[12]	[Note to Draft: Computershare to advise]

Title:

Exhibit E-1

New Miner Equipment Lender Debt Documents (Default)

EQUIPMENT LOAN AND SECURITY AGREEMENT

THIS EQUIPMENT LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of [●], 2024 (the “Closing Date”), by and between [●] (“Lender”) and Core Scientific, Inc., a Delaware corporation (“Borrower”). Capitalized terms used herein without definition shall have the meanings assigned to them in Schedule A attached hereto and, for purposes of this Agreement, the rules of construction set forth in Schedule A shall govern.

WHEREAS, on December 21, 2022 (the “Petition Date”), each of Borrower and certain direct and indirect subsidiaries of Borrower (each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) initiating their respective jointly administered cases under Chapter 11 of the Bankruptcy Code (Case No. 22-90341 (CML)) (collectively, the “Chapter 11 Cases”), and each Debtor has continued and is continuing in the possession of its assets and management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Lender made loans and other financial accommodations to the Borrower or its affiliates pursuant to the Existing Loan Agreement (the “Pre-Petition Equipment Loan”).

WHEREAS, on [●], 2024, the Court entered the Confirmation Order [Docket No. [●]] approving the Debtors’ Fourth Amended Joint Chapter 11 Plan, docket No. 1629, dated as of November 17, 2023 (the “Approved Plan”);

WHEREAS, in accordance with the Approved Plan, pursuant to this Agreement, Borrower will be deemed to incur the Loan and the Lender, as a holder of the Miner Equipment Lender Takeback Debt (Default) (as defined in the Approved Plan) specified in this Agreement will be deemed to have made the Loan in accordance with the Default Miner Equipment Lender Treatment as provided under the Approved Plan; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Pre-Petition Equipment Loan will be extinguished pursuant to the Plan and the Loan hereunder shall be issued to Lender in exchange for Lender’s Miner Equipment Lender Secured Claim (as defined in the Plan).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1.     TERM LOAN. On the terms and subject to the conditions set forth herein, in exchange for its Miner Equipment Lender Secured Claim related to the Pre-Petition Equipment Loan, Borrower shall be deemed to have borrowed from Lender, and Lender shall be deemed to have made to Borrower, on the Closing Date, a single loan (the “Loan”) denominated in Dollars in an original principal amount as set forth on Schedule B attached hereto (the “Loan Amount”). The Loan deemed made under this Agreement shall constitute Miner Equipment Lender Takeback Debt. Pursuant to the Approved Plan, the Pre-Petition Equipment Loan and related obligations owing to Lender under the Existing Loan Agreement shall be cancelled, and Lender’s Miner Equipment Lender Secured Claim shall be satisfied in full, in each case effective upon the deemed borrowing of the Loan hereunder. The Loan incurred pursuant this Section 1 shall be deemed made without any actual funding-

2.	PAYMENTS AND PREPAYMENT OF LOAN.

(a)     Scheduled Repayments.

(1)     Commencing with the thirty-seventh (37th) month after the Closing Date:

(i)

Borrower shall repay 30.00% of the aggregate principal amount of the Loan (including PIK Interest) outstanding as of the third anniversary of the Closing Date, in four (4) equal quarterly installments beginning on the last day of the first calendar quarter following the third anniversary of the Closing Date and on the last day of each of the next three (3) calendar quarters ending thereafter;

(ii)

Borrower shall repay 30.00% of the aggregate principal amount of the Loan (including PIK Interest) outstanding as of the fourth anniversary of the Closing Date, (including any additional PIK Interest) in four (4) equal quarterly installments beginning on the last day of the first calendar quarter following the third anniversary of the Closing Date and on the last day of each of the next three (3) calendar quarters ending thereafter; and

(2)     On [●], 20291 (the “Maturity Date”), Borrower shall repay in full the aggregate then-outstanding principal amount (inclusive of accrued and unpaid interest) of the Loan and all other Obligations (such aggregate amount, the “Payoff Amount”).

(b)     Voluntary Prepayment. Borrower shall have the right, upon notice to the Lender, to prepay the outstanding principal amount of the Loan in whole or in part at any time and from time to time at par, without premium or penalty. Any prepayment of the Loan shall be accompanied by all accrued and unpaid interest thereon.

(c)     Mandatory Prepayment.

(1)     Within three (3) Business Days (or such later time to which the Lender may agree in its sole discretion) of the receipt by any Debtor, Borrower or any Subsidiary thereof of the Net Cash Proceeds (“receipt” to include any receipt, including the initial payment, any subsequent payment (including installments, earnouts or similar payment) and upon release and receipt of any escrow, indemnity or holdback) from any Disposition of any Collateral (the “Prepayment Date”), Borrower shall prepay, or cause to be prepaid, the Loan in an amount equal to 100% of such Net Cash Proceeds so received from time to time; provided that no such prepayment shall be required if (A) no Event of Default shall have occurred or shall be continuing, (B) within two (2) Business Days of

[1]	To be the date that is five (5) years from the Closing Date.

2

the receipt of such Net Cash Proceeds, the Borrower shall have provided written notice to Lender of its intention to, within 270 days after the date of receipt of such Net Cash Proceeds, apply such Net Cash Proceeds to the towards the purchase price of equipment of substantially similar type and use that is not older than, and with a fair market value that is not less than, the Collateral (“Replacement Property”) subject to such Disposition (or 365 days if a written commitment has been entered into prior to the lapse of such 270 day period; the later of such time periods, the “Replacement Period”), (C) [such Net Cash Proceeds are held in a deposit account (which shall be an “Excluded Account” as defined in the Exit Facility on the date hereof) in which Lender has a perfected first priority security interest]2 and (D) Borrower grants and conveys to Lender a perfected, first priority security interest, pursuant to documentation in form and substance satisfactory to Lender, in the Replacement Property (which shall constitute Collateral and be subject to all of the terms and provisions of this Agreement and the other Loan Documents) prior to the expiration of the Replacement Period. If the Replacement Period shall have expired prior to the consummation of the purchase of Replacement Property, the Net Cash Proceeds held in the deposit account shall be released to Lender as prepayment of the outstanding principal of the Loan. Any Net Cash Proceeds applied to prepay the Loan during the first thirty-six (36) months after the Closing Date shall be credited against future quarterly principal amortization payments on the Loan due pursuant to Section 2(a) above, beginning with the first such quarterly amortization payment due after such Disposition and, if such Net Cash Proceeds are in excess of the amount due on such first quarterly payment date, such remaining proceeds shall be credited against the remaining quarterly principal amortization payments in direct order of maturity.

(2)     If any Collateral is lost, stolen, confiscated, destroyed or damaged (each, a “Casualty”), within five (5) Business Days of the receipt by any Debtor, Borrower or any Subsidiary thereof of Net Cash Proceeds from such Casualty (including, without limitation, any Net Cash Proceeds received under any insurance policy in respect such Collateral), Borrower shall either (i) cause the repair of such Collateral such that the operational states of the Collateral so repaired is equivalent to the operational states of the Collateral prior to such Casualty or (ii) prepay the outstanding principal of the Loan in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Casualty; provided that no such prepayment shall be required if (A) no Event of Default shall have occurred or shall be continuing, (B) within three Business Days of the receipt of such Net Cash Proceeds, the Borrower shall have provided written notice to Lender of its intention to, within 270 days after the date of receipt of such Net Cash Proceeds, apply such Net Cash Proceeds to the towards the purchase price of Replacement Property subject to such Casualty (or 365 days if a written commitment has been entered into prior to the lapse of such 270 day period, the later of such time periods), (C) [such Net Cash Proceeds are held in a deposit account (which shall be an “Excluded Account” as defined in the Exit Facility on the date hereof) in which Lender

[2]	NTD: Under Discussion.

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has a perfected first priority security interest]3 and (D) Borrower grants and conveys to Lender a perfected, first priority security interest, pursuant to documentation in form and substance satisfactory to Lender, in the Replacement Property (which shall constitute Collateral and be subject to all of the terms and provisions of this Agreement and the other Loan Documents) prior to the expiration of the Replacement Period. If the Replacement Period shall have expired prior to the consummation of the purchase of Replacement Property, the Net Cash Proceeds held in the deposit account shall be released to Lender as prepayment of the outstanding principal of the Loan.

(d)     Interest. Interest on the Loan shall accrue at the rate of 9.00% per annum, and 5.00% shall be payable in cash and 4.00% shall be payable in-kind by capitalizing such interest and adding it to the outstanding principal amount of the Loan on the Interest Payment Date in respect of such Interest Period (such interest that is capitalized and added to the outstanding principal balance of the Loan being referred to herein as “PIK Interest”). In no event will Lender charge interest at a rate that exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.

In no event will Lender charge interest at a rate that exceeds the highest rate of non-usurious interest permissible under any law (the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, Lender may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(e)     Default Rate. Effective upon the occurrence of any Event of Default (as defined below) and for so long as any Event of Default shall be continuing, upon notice thereof from the Lender to the Borrower (the “Default Notice”), the applicable interest rate in accordance with Section 2(d) above, at the option of the Lender may be increased by 2.00% per annum (such increased rate, the “Default Rate”), with interest at the Default Rate being payable in cash and on demand.

(f)     Interest Payment Dates. Accrued interest on the Loan shall be due and payable in arrears on the last Business Day of each calendar quarter (each, an “Interest Payment Date”). Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(g)     Payment Method. Borrower shall make each payment under this Agreement without set-off, counterclaim or deduction and free and clear of all Taxes not later than 12:00 noon, New York City time, on the day when due in lawful money of the United States of America and in immediately available funds to the account of Lender specified for such purpose.

[3]	NTD: Under Discussion.

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If Borrower shall be required by law to deduct any Taxes from any payment to Lender under this Agreement, then the amount payable to Lender shall be increased so that, after making all required deductions, Lender receives an amount equal to that which it could have received had no such deductions been made. For purposes of computing interest and fees, any payments received after 12:00 noon, New York City time, shall be deemed received by Lender on the next Business Day. If any payment to Lender under this Agreement becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day. All computations of interest shall be made on the basis of a 365 (or 366, as applicable)-day year and actual days elapsed.

(h)     Application of Payments. Borrower irrevocably agrees that Lender shall have the continuing and exclusive right to apply any and all payments against the then due and payable Obligations in such order as Lender may deem advisable. Lender is authorized to, and at its option may (without prior notice or precondition and at any time or times), but shall not be obligated to, make or cause to be made advances on behalf of Borrower for: (1) payment of all fees, expenses, indemnities, charges, costs, principal, interest, or other Obligations owing by Borrower under this Agreement, (2) the payment, performance or satisfaction of any of Borrower’s obligations with respect to preservation of the Collateral, or (3) any premium in whole or in part required in respect of any of the policies of insurance required by this Agreement and, in each case, any such advances shall be added to the outstanding principal amount of the Loan.

3.     SECURITY. As security for the payment and performance in full of the indebtedness and all other Obligations of Borrower to Lender hereunder (and any renewals, extensions and modifications thereof) whether now in existence and hereafter created (as the same may be renewed, extended or modified), Borrower hereby grants to Lender a security interest in all of Borrower’s right, title and interest in, to and under all of the following, whether now owned or hereafter acquired or existing) (collectively, the “Collateral”): (i) the equipment and other assets described on Schedule C and all replacements, substitutions and exchanges therefor and thereof and additions and accessions thereto, (ii) any equipment in which a Lien and security interest is granted in favor of Lender pursuant to Section 6(j)(ii) (the “Equipment”), and all replacements, substitutions and exchanges therefor and thereof and additions and accessions thereto; (iii) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks, and related data processing software (owned by Borrower or in which it has an interest) that at any time evidences or contains information relating to any Collateral as are otherwise necessary or helpful in the collection thereof or realization upon; (iv) all condemnation and confiscation awards, in each case to the extent (but only to the extent) that such items relate to any Equipment; and (v) to the extent not otherwise included above, all insurance, accessions, income, payments, proceeds and products of any and all of the foregoing (excluding any Bitcoin or other digital asset mined or produced by, or otherwise derived from, Borrower’s use of the Equipment). Borrower agrees that, with respect to the Collateral, Lender shall have all of the rights and remedies of a secured party under the UCC. Borrower hereby authorizes Lender to file UCC financing statements (“UCC Statements”) describing the Collateral. Without Lender’s prior written consent, Borrower agrees not to file any corrective or termination statements or partial releases with respect to any UCC Statements filed by Lender pursuant to this Agreement. Upon Payment In Full, all security interests created by this Agreement in Collateral shall be automatically released.

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Lender agrees, at the expense of Borrower, to promptly terminate any UCC Statements filed by it describing the Collateral upon Payment In Full.

4.     CONDITIONS PRECEDENT TO LENDER’S OBLIGATION. The effectiveness of this Agreement is subject to satisfaction (or waiver by Lender) of the following conditions precedent:

(a)     Lender timely electing Default Miner Equipment Lender Treatment (as defined in and pursuant to the Approved Plan);

(b)     Lender’s receipt of this Agreement, duly executed and delivered by the Borrower;

(c)     Lender’s receipt of the Equipment Collateral Intercreditor Agreement, duly executed and delivered by each party thereto;

(d)     the Bankruptcy Court shall have entered the Confirmation Order, in form and substance consistent with the Approved Plan; such Confirmation Order and the Approved Plan shall be in full force and effect, and shall not (in whole or in part) have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal; and the occurrence of the Effective Date (as defined in and pursuant to the Approved Plan);

(e) receipt by Lender of proper UCC Statements, duly prepared for filing under the UCC in all jurisdictions that the Lender may deem reasonably necessary in order to perfect its Liens on the Collateral;

(f)     receipt by Lender of (i) copies of the charter and bylaw of Borrower, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of Borrower authorized on behalf of Borrower to execute and deliver this Agreement and the other Loan Documents; (iii) resolutions of the board of directors of Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment and (iv) a good standing certificate from the applicable Governmental Authority of Borrower’s jurisdiction of incorporation;

(g)     receipt by Lender of evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(h)     all costs, fees, expenses (including legal fees and expenses) and other compensation required to be paid hereunder or under the Approved Plan to Lender shall have been paid to the extent due (and, in the case of expenses, to the extent invoiced in reasonable detail at least one (1) Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree));

(i)     the representations and warranties of the Borrower contained in Section 5 or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date,

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in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date; and

(j)     no Event of Default shall exist.

5.     POST-CLOSING COVENANTS. As soon as reasonably practicable, but in no even later than 60 days after the Closing Date (or such later date as the Lender may agree to in writing (including via email)) Borrower shall:

(a)     Provide Lender with the certificates of insurance, naming Lender as an additional insured or lender’s loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of Borrower that constitute Collateral; and

(b)     (i) use commercially reasonable efforts to obtain and provide Lender with disclaimers and waivers from landlords, mortgagees and other persons holding any interest or claim in and to any location of the Equipment or any other Collateral, reasonably acceptable to Lender, to confirm that the first priority security interest in the Collateral is valid within 120 days of effectiveness of the Closing Date and (ii) Notify Lender within 10 Business Days after movement of any item of Equipment Collateral from the Equipment Location, which notice shall include the new location of such Equipment, and use commercially reasonable efforts to obtain and provide any such disclaimers and waivers within 120 days after such notice.

6.     REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants as of the date hereof (which representations and warranties shall be deemed repeated on each day throughout the term of this Agreement) that:

(a)     Business Existence. Borrower is a corporation, and is and will remain duly organized and validly existing in good standing under the laws of the State of Delaware. Borrower is duly qualified to do business and in good standing in all jurisdictions where legally required in order to carry on its business and wherever necessary to perform its obligations under this Agreement and the other Loan Documents to which it is a party, including each jurisdiction in which the Collateral is to be located. Borrower (i) has all requisite power and authority to (x) own or lease its assets and carry on its business and (y) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (ii) is in compliance with all material laws and (iii) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted,

(b)     Requisite Power and Authority. The execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party (1) has been duly authorized by all necessary action on the part of Borrower; (2) does not require any approval or consent of any Governmental Authority, stockholder, member, partner, trustee or holders of any indebtedness or obligations of Borrower except such as have been duly obtained; and (3) does not and will not contravene any applicable law, governmental rule, regulation or order now binding on Borrower, or the organizational documents of Borrower.

(c)     No Consents or Approvals. Other than in connection with the Approved Plan, neither the execution and delivery by Borrower of this Agreement and the other Loan Documents to which it is a party nor the consummation of any of the transactions by Borrower contemplated

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hereby requires the consent or approval of, the giving of notice to, the resignation with, or the taking of any other action in respect of, any federal, state or foreign governmental authority or agency, except as provided herein (or such as have been obtained and are in full force and effect).

(d)     Enforceability. This Agreement and the other Loan Documents to which it is a party when entered into constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

(e)     Security Interests. This Agreement is effective to create, in favor of the Lender, a legal, valid, binding, enforceable first priority Lien on and security interest in all right, title and interest of Borrower in the Collateral. No filings or other action (including the taking of possession or control) are or shall at any time be necessary to perfect, preserve or protect such Liens and security interests, other than such filings or other actions as have been or will be duly made or performed. Each item of Equipment is located at the location of such Equipment identified on Schedule C (the “Equipment Location”).

(f)     Not Real Property Fixtures. Under the laws of the state(s) in which the Collateral is located, the Collateral consists only of personal property and not fixtures.

(g)     Validity and Priority of Security Interest. Borrower has good and marketable title to the Collateral, free and clear of all Liens and encumbrances (excepting only Permitted Liens). No financing statement with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of Lender or in connection with a Permitted Lien.

(h)     Business Information. The legal name, organization type, jurisdiction of organization and Federal Employer Identification Number (if any) of Borrower specified on the signature page hereof, are true and correct.

7.     COVENANTS OF BORROWER. Borrower covenants and agrees as follows:

(a)     Use of Collateral. Borrower shall use the Collateral solely in the continental United States and in a careful and proper manner. Borrower shall not change the location of any item of the Collateral without the prior written consent of Lender unless the Collateral is moved to a different facility located in the continental United States owned by Borrower in which case prior notice will be provided to Lender describing such move (including the timeline for such move and the location of where the Collateral will be moved to).

(b)     No Encumbrance. Borrower shall maintain the Collateral free from all claims, Liens and legal processes other than (1) Liens for fees, taxes or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided, however, that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of the Collateral or any interest therein), (2) Liens of mechanics, materialmen, laborers, employees or suppliers and similar Liens arising by operation of law incurred by Borrower in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof (provided, however, that such contest does not

8

involve any substantial danger of the sale, forfeiture or loss of the Collateral or any interest therein); (3) Liens arising out of any judgments or awards against Borrower with respect to which a stay of execution has been obtained pending an appeal or proceeding for review; and (4) Liens arising under and pursuant to the Exit Facility, New Secured Notes and New Secured Convertible Notes encumbering the Collateral, in each case, to the extent subordinated to Lender’s Lien pursuant to the Equipment Collateral Intercreditor Agreement (“Permitted Liens”).

(c)     Fees and Taxes. Borrower shall file all documentation with respect to any Taxes due or to become due with respect to the Collateral and pay on or before the date when due all such Taxes.

(d)     Maintenance. Borrower shall, at its own expense, (i) keep the Collateral in good repair, good operating condition, appearance and working order in compliance with the manufacturer’s recommendations in all material respects and Borrower’s standard practices (but in no event less than industry practices), with normal wear and tear resulting from use thereof in the ordinary course excepted, (ii) provide all maintenance and service and make all repairs necessary for such purpose, and (iii) replace or cause to be replaced any parts or accessories of the Collateral that becomes unfit or unavailable for use from any cause with replacement parts or accessories and have a value and utility at least equal to the parts or accessories replaced. All accessories, parts and replacements for or which are added to or become attached to the Collateral shall immediately be deemed incorporated in the Collateral and subject to the security interest granted by Borrower herein. No more than two times per fiscal year, during normal business hours and upon reasonable advance notice, or at any time during the continuation of an Event of Default, Lender shall have the right to inspect the Collateral.

(e)     Indemnification. Borrower shall indemnify, defend and hold harmless Lender, its successors and assigns, and their respective directors, officers, employees, agents and Affiliates (each, an “Indemnitee”), from and against any and all claims, liabilities, costs, damages, losses, expenses and other amounts in connection arising out of this Agreement and the transactions contemplated hereby (other than, in the case of any Indemnitee, to the extent such claims, liabilities, costs, damages, losses, expenses and other amounts have been determined by final and nonappealable decision of a court of competent jurisdiction to have been caused by such Indemnitee’s gross negligence or willful misconduct). The obligations of Borrower under this Section 6(e) shall survive the termination or expiration of this Agreement.

(f)     Insurance. At its own expense until Payment In Full, Borrower shall procure and maintain comprehensive all risk property damage insurance, including coverage against loss or damage due to fire and the risks normally included in extended coverage, malicious mischief and vandalism, for the full replacement value thereof, which policies shall be subject to a lender’s loss payable clause in favor of Lender. The proceeds of such insurance payable as a result of loss of or damage to the Collateral shall be applied in accordance with Section 2(c)(2), unless Lender otherwise agrees. In addition, Borrower shall also carry comprehensive liability insurance covering both personal injury and property damage, under which Lender shall be named additional insured. All insurance required hereunder shall be in form and amount satisfactory to Lender. Borrower shall deliver to Lender evidence satisfactory to Lender of such insurance coverage. If requested by Lender, Borrower shall cause each insurer to agree, by endorsement

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upon the policy or policies issued by it, or by independent instrument furnished to Lender, that (1) it will give Lender thirty (30) days’ (or 10 days’ in the case of nonpayment of premium) prior written notice of the effective date of cancellation, material change or non-renewal of such policy; and (2) insurance as to the interest of any named loss payee other than Borrower shall not be invalidated by any actions, inactions, breach of warranty or conditions or negligence of Borrower with respect to such policy or policies.

(g)     Further Assurances. Borrower shall promptly and duly execute and deliver to Lender such further documents, instruments and assurances and take such further action as Lender may from time to time reasonably request in order to carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of Lender hereunder; including, without limitation, the execution and delivery of any document reasonably required, and payment of all necessary costs to record such documents (including payment of any documentary or stamp tax), to perfect and maintain perfected the security interest granted under this Agreement.

(h)     Notices and Information to Lender. Borrower shall provide written notice to Lender: (1) not less than thirty (30) days prior to any change in the name, the jurisdiction of organization, or address of the chief executive office, of Borrower or of Borrower’s organizational structure that would cause a filed financing statement to become seriously misleading (within the meaning of the UCC); and (2) promptly upon (and in any event within five (5) Business Days after) the occurrence of any event which constitutes an Event of Default (as hereinafter defined) or event which, with the giving of notice, lapse of time or both, would constitute an Event of Default.

(i)     Notice of Bankruptcy. Borrower shall provide written notice to Lender of the commencement of proceedings under the Federal bankruptcy laws or other insolvency laws (as now or hereafter in effect) involving Borrower as a debtor.

(j)     Collateral Dispositions. Borrower shall not Dispose of any Collateral unless Borrower shall receive cash consideration therefor at the time of consummation of such Disposition in an amount (determined prior to any deductions set forth in the definition of Net Cash Proceeds) not less than the fair market value of such Collateral.

8.     DEFAULT. An event of default shall be deemed to have occurred hereunder (“Event of Default”) upon the occurrence of any of the following: (a) non-payment of any principal when due hereunder; (b) non-payment when due of any interest or other amount due hereunder, which continues for three (3) Business Days of the applicable payment date; (c) failure to maintain, use or operate the Collateral in compliance with this Agreement and/or Applicable Law; (d) failure to obtain, maintain and comply with Section 6(j) or any of the insurance coverage requirements under this Agreement; (e) any representation or warranty of Borrower in this Agreement or any other Loan Document shall prove to have been false in any material respect when made or deemed made; (f) the commencement and continuation of any bankruptcy, insolvency, receivership or similar proceeding by or against Borrower or any of its properties or business (unless, if involuntary, the proceeding is dismissed within sixty (60) days of the filing thereof so long as an order for relief with respect to any portion of the Collateral is not entered prior to the end of such sixty (60) day period) or the rejection of this Agreement in any such proceeding; (g)

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Borrower shall (1) enter into any transaction of merger or consolidation where Borrower is not the surviving entity (such actions being referred to as an “Event”), unless the surviving entity is organized and existing under the laws of the United States or any state thereof, and prior to such Event such Person executes and delivers to Lender an agreement satisfactory to Lender, in its sole discretion, containing such Person’s effective assumption, and its agreement to pay, perform, comply with and otherwise be liable for, in a due and punctual manner, all of the Obligations; or (2) sell, transfer, or otherwise Dispose of all or substantially all of its assets or property; (h) there occurs a default or anticipatory repudiation under any guaranty executed in connection with this Agreement; (i) breach by Borrower that continues for twenty (20) days after written notice thereof from Lender to Borrower; provided that such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period; of any other covenant, condition or agreement under this Agreement; (j) Borrower shall (i) assert that this Agreement or any other Loan Document shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or (ii) contest in any manner the validity or enforceability of any Loan Document, or (iii) deny that it has any or any further liability or obligation under any Loan Document to which it is a party, or purport to revoke, terminate or rescind any such Loan Document; (k) this Agreement or any other agreement, instrument or filing creating or purporting to create or perfect a security interest securing any of the Obligations shall (i) cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or (ii) to be enforceable and of the same effect and priority purported to be created thereby.

9.     REMEDIES. Upon the occurrence of any Event of Default then, at any time thereafter during the continuance of such event, Lender may: (i) declare the Loan to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and (ii) exercise all rights and remedies available to it under the Loan Documents and/or Applicable Law; provided, that upon the occurrence of an Event of Default described in Section 7(f), the principal of the Loan, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower. In addition, upon declaration of any Event of Default or automatic acceleration after an Event of Default by the Lender described in Section 8(f), Lender may, at its option, and at any time thereafter, do any one or more of the following, all of which are hereby authorized by Borrower:

(a)     Rights Under UCC. Exercise any and all rights and remedies of a secured party under the UCC in effect in any applicable jurisdiction at the date of this Agreement and in addition to those rights, at its sole discretion, may require Borrower (at Borrower’s sole expense) to assemble, make available and, if Lender requests, return the Collateral to Lender in the manner and condition reasonably required by Lender, or enter upon the premises where any such Collateral is located and take immediate possession of and remove the Collateral by summary proceedings or otherwise, all without liability from Lender to Borrower for or by reason of such

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entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise.

(b)     Disposition of Collateral. Sell, lease or otherwise dispose of any or all of the Collateral in a commercially reasonable manner at public or private sale with notice to Borrower (the parties agreeing that ten (10) business days’ prior written notice shall constitute adequate notice of such sale) at such price as it may deem best, for cash, credit, or otherwise, with the right of Lender to purchase and apply the proceeds:

First, to the payment of all reasonable and documented expenses and charges, including the expenses of any sale, lease or other disposition, the expenses of any taking, out-of-pocket attorneys’ fees, court costs and any other reasonable and documented expenses incurred or advances made by Lender in the protection of its rights or the pursuance of its remedies, and to provide adequate indemnity to Lender against all taxes and Liens which by law have, or may have, priority over the rights of Lender to the monies so received by Lender;

Second, to the payment of the Obligations; and

Third, subject to the Equipment Collateral Intercreditor Agreement, to the payment of any surplus thereafter remaining to Borrower or to whosoever may be entitled thereto;

and in the event that the proceeds are insufficient to pay the amounts specified in clauses “First” and “Second” above, Lender may collect such deficiency from Borrower.

(c)     Other Rights and Remedies. Lender may exercise any other right or remedy available to it under this Agreement and/or Applicable Law, or proceed by appropriate court action to enforce the terms hereof or thereof or to recover damages for the breach hereof or thereof or to rescind this Agreement in whole or in part. In addition, Lender shall have the right to enter the Equipment Locations (or other premises where the Collateral is located) and remove Collateral therefrom to the premises of Lender or any agent of Lender, for such time as Lender may desire, in order to maintain, collect, sell and/or liquidate the Collateral. Lender shall have no obligation to marshal any of the Collateral.

(d)     Costs and Expenses; No Remedy Exclusive. In addition, Borrower shall be liable for any and all unpaid additional sums due hereunder, before, after or during the exercise of any of the foregoing remedies; for all reasonable, documented and out-of-pocket legal fees and other reasonable and documented costs and expenses incurred by reason of any Event of Default or of the exercise of Lender’s remedies with respect thereto. No remedy referred to in this Section is intended to be exclusive, but each shall be cumulative, and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time.

(e)     No Waiver. The failure of Lender to exercise, or delay in the exercise of, the rights granted hereunder upon any Event of Default by Borrower or its Affiliates shall not constitute a waiver of any such right upon the continuation or recurrence of any such Event of Default. Lender may take or release other security; may release any party primarily or secondarily liable for the Obligations; may grant extensions, renewals or indulgences with

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respect to the Obligations and may apply any other security therefor held by it to the satisfaction of the Obligations without prejudice to any of its rights hereunder.

10.     NOTICES. All notices (excluding billings and communications in the ordinary course of business) hereunder shall be in writing, personally delivered, delivered by overnight courier service or sent by email or certified mail (return receipt requested), in each case addressed to the other party at its respective address or email address stated below the signature of such party or at such other address(es) or email address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt.

11.     POWER OF ATTORNEY. Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in- fact (which power shall be deemed coupled with an interest) to take any and all appropriate action and to execute, endorse and deliver any deed, conveyance, assignment or other instrument in writing as may be required to vest in Lender any right, title or power which by the terms hereof are expressed to be conveyed to or conferred upon Lender, including, without limitation, real property waivers, and documents and checks or drafts relating to or received in payment for any loss or damage under the policies of insurance required hereby, but only to the extent that the same relates to the Collateral after an Event of Default.

12.     SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of Lender, its successors and assigns, and shall be binding upon the successors of Borrower. The rights and obligations of Borrower under this Agreement may not be assigned or delegated without the prior written consent of the Lender and any purported assignment by Borrower of such rights or obligations without the Lender’s prior written consent shall be void. Lender may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and obligations hereunder, in the Collateral and/or the Obligations at any time and from time to time provided that Lender shall promptly notify Borrower of any such sale, transfer or grant. Lender may disclose to any such purchaser, assignee, transferee or participant (the “Participant”), or potential Participant, this Agreement, any other Loan Documents, and all information, reports, financial statements and documents executed or obtained in connection herewith which Lender now or hereafter may have relating to the Loan, Borrower, or the business of Borrower.

13.	CHOICE OF LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a)     GOVERNING LAW. THIS AGREEMENT AND ALL OTHER RELATED INSTRUMENTS AND DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL, IN ALL RESPECTS, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL.

(b)     CONSENT TO FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY

13

APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE LENDER RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c)     WAIVERS BY BORROWER. To the fullest extent permitted by Applicable Law, Borrower waives (a) the right to trial by jury (which the Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to this Agreement, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non- payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by the Lender on which Borrower may in any way be liable, and hereby ratifies anything the Lender may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing the Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against the Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Obligations, this Agreement, the other Loan Documents or transactions relating hereto; and (g) notice of acceptance hereof. Borrower acknowledges that the foregoing waivers are a material inducement to the Lender entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrower. Borrower has each reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.     MISCELLANEOUS.

(a)     Entire Agreement. Time is of the essence with respect to this Agreement and all other Obligations. This Agreement and the other Loan Documents constitutes the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

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(b)     Survival. All representations, warranties, and covenants of Borrower contained herein or made pursuant hereto shall survive closing and continue throughout the term hereof and until Payment In Full.

(c)     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

(d)     Captions. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

(e)     Expenses. In addition to any requirement for reimbursement set forth in the Approved Plan, Borrower agrees to pay or reimburse Lender for all reasonable and documented costs and expenses (including the reasonable and documented out-of-pocket fees and expenses of all counsel, advisors, consultants and auditors retained in connection therewith), incurred in connection with:

(1)     the preparation, negotiation and execution of this Agreement (provided that reimbursement of Lender’s expenses in connection with the preparation, negotiation and execution of this Agreement shall be capped at $10,000);

(2)     any enforcement of this Agreement and the preservation of any rights hereunder (including, without limitation, filing or recording fees and taxes);

(3)     collection, including deficiency collections;

(4)     any amendment, waiver or other modification or waiver of, or consent with respect to, this Agreement or advice in connection with the administration of the Loan or the rights hereunder; and

(5)     any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Lender, Borrower or any other Person), and any appeal or review thereof, in any way relating to the Collateral, this Agreement, or any action taken or any other agreements to be executed or delivered in connection herewith, whether as a party, witness or otherwise.

(f)     Counterparts. This Agreement and any amendments, waivers, consents, notices or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract.

(g)     Electronic Signature. Delivery of an executed counterpart of a signature page to this Agreement, and any amendments, waivers, consents, notices or supplements hereto, by facsimile or in electronic (including without limitation “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Loan. The words “execution,” “signed,” “signature,” and words of similar import in this Agreement shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based

15

recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), or any other similar state laws based on the Uniform Electronic Transactions Act. Borrower expressly agrees that this Agreement is a “transferable record” as defined in applicable law relating to electronic transactions and that it may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by such applicable law.

(h)     Amendments and Waivers. Neither this Agreement nor any provision hereof may be amended, modified or waived, except pursuant an agreement or agreements in writing entered into by Borrower and Lender.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be duly executed as of the day and year first above written.

[●] Lender	Core Scientific, Inc.
Borrower

By:	By:
Name:	Name:
Title:	Title:

[Address]	210 Barton Springs Road, Suite 300
Email: [●]	Austin, TX 78704
Attn: Kristen Carnevali, Denise Sterling and Todd DuChene
Email: legal@corescientific.com

Form of Organization: Corporation

Jurisdiction of Organization: Delaware

Federal Employer Identification No.: 86-1234837

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SCHEDULE A

DEFINITIONS

Capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Equipment Loan and Security Agreement including all appendices, exhibits or schedules attached or otherwise identified thereto, restatements and modifications and supplements thereto, and any appendices, exhibits or schedules to any of the foregoing, each as in effect at the time such reference becomes operative.

“Applicable Law” means with respect to any Person, conduct, transaction, agreement or matter, as the case may be, all laws, rules, regulations and governmental guidelines applicable to such Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities (including, with reference to the Debtors, any order of the Bankruptcy Court, pursuant to the Bankruptcy Code or otherwise in connection with the Chapter 11 Cases).

“Approved Plan” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Bitcoin” means the digital currency referred to as such by market practice and transacted via a payment system using peer-to-peer transactions verified by network nodes and recording in a public distributed ledger called the Blockchain.

“Borrower” means the Person identified as such in the preamble of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.

“Casualty” has the meaning set forth in Section 2(c)(2) of this Agreement.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Closing Date” has the meaning set forth in the preamble of this Agreement.

“Collateral” has the meaning set forth in Section 3(a) of the Agreement.

“Confirmation Order” means that certain [Findings of Fact, Conclusions of Law, and Order (I) Approved the Debtors’ (A) Disclosure Statement and (B) Solicitation of Votes and (III)

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Confirming the Debtors’ Fourth Amended Joint Chapter 11 Plan], entered by the bankruptcy court on [●], 2024.4

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtors” has the meaning set forth in the recitals to this Agreement.

“Default Rate” has the meaning set forth in Section 2(e) of this Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of the Collateral by any Person (or the granting of any option or other right to do any of the foregoing).

“Equipment” has the meaning set forth in Section 3(a) of the Agreement.

“Equipment Collateral Intercreditor Agreement” means that certain First/Second Lien Miner Equipment Intercreditor Agreement, dated as of [●], 2024, by and among by and among the New Secured Convertible Notes Agent (as defined in the Approved Plan), the New Secured Notes Agent (as defined in the Approved Plan), the Exit Agent and Lender.

“Equipment Location” has the meaning set forth in Section 5(e) of the Agreement.

“Event of Default” has the meaning set forth in Section 7 of the Agreement.

“Existing Loan Agreement” means that certain [Equipment Loan Agreement], dated as of [●], by and between Borrower and Lender.5

“Exit Facility” means that certain first-lien delayed draw term loan exit facility, dated as of [●], 2024, by and among Borrower, the other guarantors party thereto, the Exit Lenders (as defined in the Approved Plan) and the Exit Agent (as defined in the Approved Plan).

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.

“Indemnitee” has the meaning set forth in Section 6(e) of this Agreement.

“Interest Payment Date” has the meaning set forth in Section 2(f) of this Agreement.

[4]	NTD: To update upon receipt of Confirmation Order.
[5]	To be updated for the applicable existing equipment loan.

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“Interest Period” means each period commencing on the date of the then most recent Interest Payment Date applicable to the Loan (or, if an Interest Payment Date has not yet occurred with respect to the Loan, the Closing Date) to and excluding the then next occurring Interest Payment Date applicable to the Loan.

“Lender” has the meaning assigned to it in the preamble of this Agreement and, if at any time Lender shall assign, participate or syndicate all or any of the Obligations, such term shall include each such assignee, Participant or such other members of the syndicate; together with its or their successors and assigns.

“Lien” means any Person’s interest in real or personal property securing an obligation owed to, or a claim by, such Person, including any mortgage, deed of trust, lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, encumbrance or other title exception.

“Loan” has the meaning set forth in Section 1(a) of the Agreement and, for the avoidance of doubt, includes any renewals, extensions, revisions, modifications or replacements therefor or thereof and all PIK Interest.

“Loan Amount” has the meaning set forth in Section 1(a) this Agreement.

“Loan Document” means each of this Agreement, any guaranty of the Obligations, the Equipment Collateral Intercreditor Agreement, any subordination or intercreditor agreement with respect to any of the Obligations, all other security documents hereafter delivered to Lender granting (or purporting to grant) a lien on any property of any person or entity to secure any Obligations, any other present or future document, instrument, agreement or certificate delivered to Lender in connection with this Agreement or any of the other Loan Documents, all financing statements and other filings, documents and agreements made or delivered in connection with any of the foregoing, in each case, as amended, restated, supplemented or otherwise modified.

“Maturity Date” has the meaning set forth in Section 2(a)(2) of the Agreement.

“Maximum Rate” has the meaning set forth in Section 2(d) of this Agreement.

“Net Cash Proceeds” means, with respect to any Disposition of Collateral, or any Casualty, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration, any subsequent payment (including installments, earnouts or similar payment) or through the payment or disposition of deferred consideration) by or on behalf of Borrower, in connection therewith, after deducting therefrom only (a) in the case of any consideration consisting of insurance proceeds or condemnation awards, the amount of any indebtedness secured by any Permitted Lien hereunder on the applicable Collateral (other than indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than the Obligations and any Indebtedness secured by such asset with a Lien ranking junior to the Lien securing the Obligations), (b) reasonable expenses and costs related thereto incurred by Borrower in connection therewith (but excluding sales commissions), (c) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of or in connection with such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of

20

such transaction, the amount of such excess shall constitute Net Cash Proceeds), including (without duplication) tax distributions with respect to such income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of or in connection with such transaction, including tax distributions paid in such period that are permitted to be made pursuant to this Agreement and (d) any funded escrow established pursuant to the documents evidencing any such disposition to secure any indemnification obligations or adjustments to the purchase price associated therewith owing to any Person that is not an Affiliate of such Person (provided that to the extent that any amounts are released from such escrow to Borrower, such amounts net of any related expenses shall constitute Net Cash Proceeds).

“New Secured Convertible Notes” the 10.00% Cash / 12.00% Cash / PIK Convertible Senior Secured Notes due 2029 issued pursuant to the New Convertible Indenture and any Additional Notes (as defined in the Exit Facility) issued pursuant to the New Convertible Indenture from time to time.

“New Secured Notes” the 12.50% Senior Secured Notes due 2027 issued pursuant to the New Indenture and any Additional Notes (as defined in the Exit Facility) issued pursuant to the New Indenture from time to time.

“Obligations” means, collectively, all amounts, obligations, liabilities, covenants and duties of every type and description owing by Borrower to Lender, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to Borrower under any Loan Document.

“Payment Date” has the meaning set forth in Section 2(g) of the Agreement.

“Payoff Amount” has the meaning set forth in Section 1(a) this Agreement.

“Payment In Full” means that all of the Obligations have been indefeasibly paid in full in cash.

“Permitted Liens” has the meaning set forth in Section 6(b) of this Agreement.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“PIK Interest” has the meaning set forth in Section 2(d) of this Agreement.

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“Prepayment Date” has the meaning set forth in Section 2(c)(1) of the Agreement.

“Pre-Petition Equipment Loan” has the meaning set forth in the recitals to this Agreement.

“Taxes” means taxes, levies, imposts, deductions, charges, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to the Lien of Lender on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“UCC Statements” has the meaning set forth in Section 3(a) this Agreement.

Any accounting term used in this Agreement shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with generally accepted accounting principles in the United States (“GAAP”), and all financial computations hereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in this Agreement shall be made in accordance with GAAP as in effect on the date hereof unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC. The words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules thereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

For purposes of this Agreement, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural; (b) “including” and “include” shall mean “including, without limitation” and, for purposes of this Agreement, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision; (c) all references to (i) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions, (ii) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by this Agreement), (iii) any section mean, unless the context otherwise requires, a section of this Agreement and (iv) any schedules mean, unless the context otherwise requires, schedules attached hereto, which are hereby incorporated by reference; and (d) all

22

references to any instruments or agreements, including references to this Agreement, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

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SCHEDULE B

Loan Amount

Lender	Loan Amount
[●]	$	[●	]

SCHEDULE C

EQUIPMENT COLLATERAL

See Attached

Exhibit E-2

New Miner Equipment Lender Debt Documents (Election 2)

EQUIPMENT LOAN AND SECURITY AGREEMENT

THIS EQUIPMENT LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of [●], 2024 (the “Closing Date”), by and between [                    ] (“Lender”) and Core Scientific, Inc., a Delaware corporation (“Borrower”). Capitalized terms used herein without definition shall have the meanings assigned to them in Schedule A attached hereto and, for purposes of this Agreement, the rules of construction set forth in Schedule A shall govern.

WHEREAS, on December 21, 2022 (the “Petition Date”), each of Borrower and certain direct and indirect subsidiaries of Borrower (each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) initiating their respective jointly administered cases under Chapter 11 of the Bankruptcy Code (Case No. 22-90341 (CML)) (collectively, the “Chapter 11 Cases”), and each Debtor has continued and is continuing in the possession of its assets and management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Lender made loans and other financial accommodations to the Borrower or its affiliates pursuant to the Existing Loan Agreement (the “Pre-Petition Equipment Loan”).

WHEREAS, on [●], 2024, the Court entered the Confirmation Order [Docket No. [●]] approving the Debtors’ Fourth Amended Joint Chapter 11 Plan, docket No. 1639, dated as of November 17, 2023 (the “Approved Plan”);

WHEREAS, in accordance with the Approved Plan, pursuant to this Agreement, Borrower will be deemed to incur the Loan and the Lender, as a holder of the Miner Equipment Lender Takeback Debt (Election 2) (as defined in the Approved Plan) specified in this Agreement will be deemed to have made the Loan in accordance with the Miner Equipment Lender Treatment Election 2 as provided under the Approved Plan; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Pre-Petition Equipment Loan will be extinguished pursuant to the Plan and the Loan hereunder shall be issued to Lender in exchange for Lender’s Miner Equipment Lender Secured Claim (as defined in the Plan).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1.     TERM LOAN. On the terms and subject to the conditions set forth herein, in exchange for its Miner Equipment Lender Secured Claim related to the Pre-Petition Equipment Loan, Borrower shall be deemed to have borrowed from Lender, and Lender shall be deemed to have made to Borrower, on the Closing Date, a single loan (the “Loan”) denominated in Dollars in an original principal amount as set forth on Schedule B attached hereto (the “Loan Amount”). The Loan deemed made under this Agreement shall constitute Miner Equipment Lender Takeback Debt (Election 2). Pursuant to the Approved Plan, the Pre-Petition Equipment Loan and related obligations owing to Lender under the Existing Loan Agreement shall be cancelled, and Lender’s

Miner Equipment Lender Secured Claim shall be satisfied in full, in each case effective upon the deemed borrowing of the Loan hereunder. The Loan incurred pursuant this Section 1 shall be deemed made without any actual funding.

2.     PAYMENTS AND PREPAYMENT OF LOAN.

(a)     Scheduled Repayments.

(1)     Commencing with the twenty-fifth (25th) month after the Closing Date:

(i)

Borrower shall repay 50.00% of the aggregate principal amount of the Loan (including PIK Interest) outstanding as of the second anniversary of the Closing Date in four (4) equal quarterly installments beginning on the last day of the first calendar quarter following the second anniversary of the Closing and on the last day of each of the next three (3) calendar quarters ending thereafter;

(ii)

Borrower shall repay 25.00% of the aggregate principal amount of the Loan (including PIK Interest) outstanding as of the second anniversary of the Closing Date (including any additional PIK Interest) in four (4) equal quarterly installments beginning on the last day of the first calendar quarter following the third anniversary of the Closing and on the last day of each of the next three (3) calendar quarters ending thereafter;

(iii)

Borrower shall repay 25.00% of the aggregate principal amount of the Loan (including PIK Interest) outstanding as of the second anniversary of the Closing Date (including any additional PIK Interest) in four (4) equal quarterly installments beginning on the last day of the first calendar quarter following the fourth anniversary of the Closing and on the last day of each of the next two (2) calendar quarters ending thereafter and on the Maturity Date (as defined below); and

(2)     On [●], 20291 (the “Maturity Date”), Borrower shall repay in full the aggregate then-outstanding principal amount (inclusive of accrued and unpaid interest) of the Loan and all other Obligations (such aggregate amount, the “Payoff Amount”).

(b)     Voluntary Prepayment. Borrower shall have the right, upon notice to the Lender, to prepay the outstanding principal amount of the Loan in whole or in part at any time and from time to time at par, without premium or penalty. Any prepayment of the Loan shall be accompanied by all accrued and unpaid interest thereon.

(c)     Mandatory Prepayment.

[1]	To be the date that is five (5) years from the Closing Date.

2

(1)     Within three (3) Business Days (or such later time to which the Lender may agree in its sole discretion) of the receipt by any Debtor, Borrower or any Subsidiary thereof of the Net Cash Proceeds (“receipt” to include any receipt, including the initial payment, any subsequent payment (including installments, earnouts or similar payment) and upon release and receipt of any escrow, indemnity or holdback) from any Disposition of any Collateral (the “Prepayment Date”), Borrower shall prepay, or cause to be prepaid, the Loan in an amount equal to 100% of such Net Cash Proceeds so received from time to time; provided that no such prepayment shall be required if (A) no Event of Default shall have occurred or shall be continuing, (B) within two (2) Business Days of the receipt of such Net Cash Proceeds, the Borrower shall have provided written notice to Lender of its intention to, within 270 days after the date of receipt of such Net Cash Proceeds, apply such Net Cash Proceeds to the towards the purchase price of equipment of substantially similar type and use that is not older than, and with a fair market value that is not less than, the Collateral (“Replacement Property”) subject to such Disposition (or 365 days if a written commitment has been entered into prior to the lapse of such 270 day period; the later of such time periods, the “Replacement Period”), (C) [such Net Cash Proceeds are held in a deposit account (which shall be an “Excluded Account” as defined in the Exit Facility on the date hereof) in which Lender has a perfected first priority security interest]2 and (D) Borrower grants and conveys to Lender a perfected, first priority security interest, pursuant to documentation in form and substance satisfactory to Lender, in the Replacement Property (which shall constitute Collateral and be subject to all of the terms and provisions of this Agreement and the other Loan Documents) prior to the expiration of the Replacement Period. If the Replacement Period shall have expired prior to the consummation of the purchase of Replacement Property, the Net Cash Proceeds held in the deposit account shall be released to Lender as prepayment of the outstanding principal of the Loan. Any Net Cash Proceeds applied to prepay the Loan during the first twenty-four (24) months after the Closing Date shall be credited against future quarterly principal amortization payments on the Loan due pursuant to Section 2(a) above, beginning with the first such quarterly amortization payment due after such Disposition and, if such Net Cash Proceeds are in excess of the amount due on such first quarterly payment date, such remaining proceeds shall be credited against the remaining quarterly principal amortization payments in direct order of maturity.

(2)     If any Collateral is lost, stolen, confiscated, destroyed or damaged (each, a “Casualty”), within five (5) Business Days of the receipt by any Debtor, Borrower or any Subsidiary thereof of Net Cash Proceeds from such Casualty (including, without limitation, any Net Cash Proceeds received under any insurance policy in respect such Collateral), Borrower shall either (i) cause the repair of such Collateral such that the operational states of the Collateral so repaired is equivalent to the operational states of the Collateral prior to such Casualty or (ii) prepay the outstanding principal of the Loan in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Casualty; provided that no such prepayment shall be required if (A)

[2]	NTD: Under Discussion.

3

no Event of Default shall have occurred or shall be continuing, (B) within three Business Days of the receipt of such Net Cash Proceeds, the Borrower shall have provided written notice to Lender of its intention to, within 270 days after the date of receipt of such Net Cash Proceeds, apply such Net Cash Proceeds to the towards the purchase price of Replacement Property subject to such Casualty (or 365 days if a written commitment has been entered into prior to the lapse of such 270 day period, the later of such time periods), (C) [such Net Cash Proceeds are held in a deposit account (which shall be an “Excluded Account” as defined in the Exit Facility on the date hereof) in which Lender has a perfected first priority security interest]3 and (D) Borrower grants and conveys to Lender a perfected, first priority security interest, pursuant to documentation in form and substance satisfactory to Lender, in the Replacement Property (which shall constitute Collateral and be subject to all of the terms and provisions of this Agreement and the other Loan Documents) prior to the expiration of the Replacement Period. If the Replacement Period shall have expired prior to the consummation of the purchase of Replacement Property, the Net Cash Proceeds held in the deposit account shall be released to Lender as prepayment of the outstanding principal of the Loan.

(3)     No later than 120 days following the end of each Fiscal Year occurring after the date hereof, Borrower shall prepay the outstanding principal of the Loan in an amount equal to 5% of its Consolidated Excess Cash Flow for such Fiscal Year.

(d)     Interest.

(1)     From and including the Closing Date to and including the second anniversary of the Closing Date (the “Specified Accrual Period”), the Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate equal to (x) if Borrower does not deliver an Election Notice in accordance with clause (y) of this Section 2(d)(1) for such Interest Period, 13.00% per annum, with a portion of such interest rate equal to 3.00% per annum being payable in cash on the Interest Payment Date in respect of such Interest Period and the remaining 10.00% per annum of such interest rate being payable in-kind by capitalizing such interest and adding it to the outstanding principal amount of the Loan on the Interest Payment Date in respect of such Interest Period (such interest that is capitalized and added to the outstanding principal balance of the Loan being referred to herein as “PIK Interest”) (such interest rate under this clause (x) being referred to herein as the “Standard Interest Rate”) or (y) if Borrower delivers a written notice in the form of Exhibit A hereto to Lender for such Interest Period at least five (5) Business Days prior to the Interest Payment Date in respect of such Interest Period (an “Election Notice”), at the election of Borrower as set forth in such Election Notice, either (i) 12.00% per annum, with a portion of such interest rate equal to 5.00% per annum being payable in cash on the Interest Payment Date in respect of such Interest Period and the remaining 7.00% per annum of such interest rate being payable as PIK Interest on the Interest Payment Date in respect of such Interest Period, or (ii) 8.0% per annum, payable entirely in cash on the Interest Payment Date in

[3]	NTD: Under Discussion.

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respect of such Interest Period (such interest rate under this clause (y)(ii) being referred to herein as the “Cash Pay Only Interest Rate”) .

(2)     After the second anniversary of the Closing Date, interest on the Loan shall accrue at a rate of 10.00% per annum, payable in cash.

Should no Election Notice be made by Borrower in accordance with Section 2(d)(1)(y) in respect of an Interest Period, then the Standard Loan Rate shall automatically apply for such Interest Period. If any Interest Period ends after the Specified Accrual Period but a portion of such Interest Period includes the Specified Accrual Period (any such Interest Period, a “Hybrid Interest Period”), the Loan shall accrue interest during such Hybrid Interest Period at the rate determined pursuant to (x) Section 2(d)(1) for the portion of such Hybrid Interest Period that includes the Specified Accrual Period and (y) Section 2(d)(2) for the portion of such Hybrid Interest Period after the Specified Accrual Period (and, for purposes of Section 2(d)(1), references to “Interest Period” as applicable to such Hybrid Interest Period shall only refer to the portion of such Hybrid Interest Period that includes the Specified Accrual Period).

In no event will Lender charge interest at a rate that exceeds the highest rate of non-usurious interest permissible under any law (the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, Lender may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(e)     Default Rate. Effective upon the occurrence of any Event of Default (as defined below) and for so long as any Event of Default shall be continuing, upon notice thereof from the Lender to the Borrower (the “Default Notice”) the applicable interest rate in accordance with Section 2(d) above, at the option of the Lender may be increased by 2.00% per annum (such increased rate, the “Default Rate”), with interest at the Default Rate being payable in cash and on demand.

(f)     Interest Payment Dates. Accrued interest on the Loan shall be due and payable in arrears on the last Business Day of each calendar quarter (each, an “Interest Payment Date”); provided that in the event of any prepayment of the Loan, accrued interest on the principal amount prepaid (which interest shall be deemed to have accrued at the Standard Interest Rate if such prepayment occurs during the Specified Accrual Period) shall be payable in cash on the date of such prepayment. Notwithstanding the foregoing, as provided in Section 2(d)(1) above, during the Specified Accrual Period, unless the Borrower elects the Cash Pay Only Interest Rate in an Election Notice delivered in accordance with Section 2(d)(1), a portion of the total interest due on each Interest Payment Date during the Specified Accrual Period shall be paid as PIK Interest on such Interest Payment Date (with the remainder of such interest payable in cash on such Interest Payment Date). For the avoidance of doubt, any Election Notice made by the Borrower for an Interest Period shall be deemed to apply only to such Interest Period and not to any subsequent Interest Period (unless a new Election Notice is delivered for such subsequent

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Interest Period in accordance with the provisions hereof). Amounts representing accrued interest that is paid as PIK Interest shall thereafter constitute principal of the Loan, have the same terms thereof and bear interest in accordance with the terms of this Agreement. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(g)     Payment Method. Borrower shall make each payment under this Agreement without set-off, counterclaim or deduction and free and clear of all Taxes not later than 12:00 noon, New York City time, on the day when due in lawful money of the United States of America and in immediately available funds to the account of Lender specified for such purpose. If Borrower shall be required by law to deduct any Taxes from any payment to Lender under this Agreement, then the amount payable to Lender shall be increased so that, after making all required deductions, Lender receives an amount equal to that which it could have received had no such deductions been made. For purposes of computing interest and fees, any payments received after 12:00 noon, New York City time, shall be deemed received by Lender on the next Business Day. If any payment to Lender under this Agreement becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day. All computations of interest shall be made on the basis of a 365 (or 366, as applicable)-day year and actual days elapsed.

(h)     Application of Payments. Borrower irrevocably agrees that Lender shall have the continuing and exclusive right to apply any and all payments against the then due and payable Obligations in such order as Lender may deem advisable. Lender is authorized to, and at its option may (without prior notice or precondition and at any time or times), but shall not be obligated to, make or cause to be made advances on behalf of Borrower for: (1) payment of all fees, expenses, indemnities, charges, costs, principal, interest, or other Obligations owing by Borrower under this Agreement, (2) the payment, performance or satisfaction of any of Borrower’s obligations with respect to preservation of the Collateral, or (3) any premium in whole or in part required in respect of any of the policies of insurance required by this Agreement and, in each case, any such advances shall be added to the outstanding principal amount of the Loan.

3.     SECURITY.

(a)     As security for the payment and performance in full of the indebtedness and all other Obligations of Borrower to Lender hereunder (and any renewals, extensions and modifications thereof) whether now in existence and hereafter created (as the same may be renewed, extended or modified), Borrower hereby grants to Lender a security interest in all of Borrower’s right, title and interest in, to and under all of the following, whether now owned or hereafter acquired or existing) (collectively, the “Collateral”): (i) the equipment and other assets described on Schedule C and all replacements, substitutions and exchanges therefor and thereof and additions and accessions thereto (the “Existing Equipment”), (ii) the Additional Collateral, and all replacements, substitutions and exchanges therefor and thereof and additions and accessions thereto; (iii) any equipment in which a Lien and security interest is granted in favor of Lender pursuant to Section 6(j)(ii) (collectively with the Existing Equipment and Additional Collateral, the “Equipment”), and all replacements, substitutions and exchanges therefor and thereof and additions and accessions thereto; (iv) any agreement relating to the Equipment or the

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use thereof, including but not limited to any lease or purchase agreement, and all supporting obligations therefor or for such Equipment, in each case, solely to the extent relating to such Equipment or the use thereof; (v) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks, and related data processing software (owned by Borrower or in which it has an interest) that at any time evidences or contains information relating to any Collateral as are otherwise necessary or helpful in the collection thereof or realization upon; (vi) all condemnation and confiscation awards, in each case to the extent (but only to the extent) that such items relate to any Equipment; and (vii) to the extent not otherwise included above, all insurance, accessions, income, payments, proceeds and products of any and all of the foregoing (excluding any Bitcoin or other digital asset mined or produced by, or otherwise derived from, Borrower’s use of the Equipment). Borrower agrees that, with respect to the Collateral, Lender shall have all of the rights and remedies of a secured party under the UCC. Borrower hereby authorizes Lender to file UCC financing statements (“UCC Statements”) describing the Collateral. Without Lender’s prior written consent, Borrower agrees not to file any corrective or termination statements or partial releases with respect to any UCC Statements filed by Lender pursuant to this Agreement. Upon Payment In Full, all security interests created by this Agreement in Collateral shall be automatically released. Lender agrees, at the expense of Borrower, to promptly terminate any UCC Statements filed by it describing the Collateral upon Payment In Full.

(b)     Upon receipt by Borrower of any Additional Collateral in accordance with the Approved Plan, Borrower will promptly update, amend or supplement Schedule D of this Agreement to reflect such Additional Collateral and take such actions, at the expense of Borrower, as requested by Lender to (x) confirm the grant by the Borrower of a Lien and security interest in favor of Lender in all right, title and interest of Borrower in such Additional Collateral and (y) perfect Lender’s first priority security interest in such Additional Collateral. Lender shall be authorized to file one of more financing statements with respect to the Additional Collateral, provided that Lender shall promptly notify Borrower of such filing.

4.     CONDITIONS PRECEDENT TO LENDER’S OBLIGATION. The effectiveness of this Agreement is subject to satisfaction (or waiver by Lender) of the following conditions precedent:

(a)     Lender timely electing Miner Equipment Lender Treatment Election 2 (as defined in and pursuant to the Approved Plan);

(b)     Lender’s receipt of this Agreement, duly executed and delivered by the Borrower;

(c)     Lender’s receipt of the Equipment Collateral Intercreditor Agreement, duly executed and delivered by each party thereto;

(d)     the Bankruptcy Court shall have entered the Confirmation Order, in form and substance consistent with the Approved Plan; such Confirmation Order and the Approved Plan shall be in full force and effect, and shall not (in whole or in part) have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal; and the occurrence of the Effective Date (as defined in and pursuant to the Approved Plan);

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(e)     receipt by Lender of proper UCC Statements, duly prepared for filing under the UCC in all jurisdictions that the Lender may deem reasonably necessary in order to perfect its Liens on the Collateral;

(f)     receipt by Lender of (i) copies of the charter and bylaw of Borrower, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of Borrower authorized on behalf of Borrower to execute and deliver this Agreement and the other Loan Documents; (iii) resolutions of the board of directors of Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment and (iv) a good standing certificate from the applicable Governmental Authority of Borrower’s jurisdiction of incorporation;

(g)     receipt by Lender of evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(h)     all costs, fees, expenses (including legal fees and expenses) and other compensation required to be paid hereunder or under the Approved Plan to Lender shall have been paid to the extent due (and, in the case of expenses, to the extent invoiced in reasonable detail at least one (1) Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree));

(i)     the representations and warranties of the Borrower contained in Section 5 or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date; and

(j)     no Event of Default shall exist.

5.     POST-CLOSING COVENANTS. As soon as reasonably practicable, but in no even later than 60 days after the Closing Date (or such later date as the Lender may agree to in writing (including via email)) Borrower shall:

(a)     Provide Lender with the certificates of insurance, naming Lender as an additional insured or lender’s loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of Borrower that constitute Collateral; and

(b)     (i) use commercially reasonable efforts to obtain and provide Lender with disclaimers and waivers from landlords, mortgagees and other persons holding any interest or claim in and to any location of the Equipment or any other Collateral, reasonably acceptable to Lender, to confirm that the first priority security interest in the Collateral is valid within 120 days of effectiveness of the Closing Date and (ii) Notify Lender within 10 Business Days after movement of any item of Equipment Collateral from the Equipment Location, which notice shall

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include the new location of such Equipment, and use commercially reasonable efforts to obtain and provide any such disclaimers and waivers within 120 days after such notice.

6.     REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants as of the date hereof (which representations and warranties shall be deemed repeated on each day throughout the term of this Agreement) that:

(a)     Business Existence. Borrower is a corporation, and is and will remain duly organized and validly existing in good standing under the laws of the State of Delaware. Borrower is duly qualified to do business and in good standing in all jurisdictions where legally required in order to carry on its business and wherever necessary to perform its obligations under this Agreement and the other Loan Documents to which it is a party, including each jurisdiction in which the Collateral is to be located. Borrower (i) has all requisite power and authority to (x) own or lease its assets and carry on its business and (y) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is in compliance with all material laws and (iii) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted,

(b)     Requisite Power and Authority. The execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party (1) has been duly authorized by all necessary action on the part of Borrower; (2) does not require any approval or consent of any Governmental Authority, stockholder, member, partner, trustee or holders of any indebtedness or obligations of Borrower except such as have been duly obtained; and (3) does not and will not contravene any applicable law, governmental rule, regulation or order now binding on Borrower, or the organizational documents of Borrower.

(c)     No Consents or Approvals. Other than in connection with the Approved Plan, neither the execution and delivery by Borrower of this Agreement and the other Loan Documents to which it is a party nor the consummation of any of the transactions by Borrower contemplated hereby requires the consent or approval of, the giving of notice to, the resignation with, or the taking of any other action in respect of, any federal, state or foreign governmental authority or agency, except as provided herein (or such as have been obtained and are in full force and effect).

(d)     Enforceability. This Agreement and the other Loan Documents to which it is a party when entered into constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

(e)     Security Interests. This Agreement is effective to create, in favor of the Lender, a legal, valid, binding, enforceable first priority Lien on and security interest in all right, title and interest of Borrower in the Collateral. No filings or other action (including the taking of possession or control) are or shall at any time be necessary to perfect, preserve or protect such Liens and security interests, other than such filings or other actions as have been or will be duly made or performed. Each item of Equipment is located at the location of such Equipment identified on Schedule C or D, as applicable (the “Equipment Location”).

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(f)     Not Real Property Fixtures. Under the laws of the state(s) in which the Collateral is located, the Collateral consists only of personal property and not fixtures.

(g)     Validity and Priority of Security Interest. Borrower has good and marketable title to the Collateral, free and clear of all Liens and encumbrances (excepting only Permitted Liens). No financing statement with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of Lender or in connection with a Permitted Lien.

(h)     Business Information. The legal name, organization type, jurisdiction of organization and Federal Employer Identification Number (if any) of Borrower specified on the signature page hereof, are true and correct.

7.     COVENANTS OF BORROWER. Borrower covenants and agrees as follows:

(a)     Use of Collateral. Borrower shall use the Collateral solely in the continental United States and in a careful and proper manner. Borrower shall not change the location of any item of the Collateral without the prior written consent of Lender unless the Collateral is moved to a different facility located in the continental United States owned by Borrower in which case prior notice will be provided to Lender describing such move (including the timeline for such move and the location of where the Collateral will be moved to).

(b)     No Encumbrance. Borrower shall maintain the Collateral free from all claims, Liens and legal processes other than (1) Liens for fees, taxes or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided, however, that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of the Collateral or any interest therein), (2) Liens of mechanics, materialmen, laborers, employees or suppliers and similar Liens arising by operation of law incurred by Borrower in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof (provided, however, that such contest does not involve any substantial danger of the sale, forfeiture or loss of the Collateral or any interest therein); (3) Liens arising out of any judgments or awards against Borrower with respect to which a stay of execution has been obtained pending an appeal or proceeding for review; and (4) Liens arising under and pursuant to the Exit Facility, New Secured Notes and New Secured Convertible Notes encumbering the Collateral and the Additional Collateral, in each case, to the extent subordinated to Lender’s Lien pursuant to the Equipment Collateral Intercreditor Agreement (“Permitted Liens”).

(c)     Fees and Taxes. Borrower shall file all documentation with respect to any Taxes due or to become due with respect to the Collateral and pay on or before the date when due all such Taxes.

(d)     Maintenance. Borrower shall, at its own expense, (i) keep the Collateral in good repair, good operating condition, appearance and working order in compliance with the manufacturer’s recommendations in all material respects and Borrower’s standard practices (but in no event less than industry practices), with normal wear and tear resulting from use thereof in

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the ordinary course excepted, (ii) provide all maintenance and service and make all repairs necessary for such purpose, and (iii) replace or cause to be replaced any parts or accessories of the Collateral that becomes unfit or unavailable for use from any cause with replacement parts or accessories and have a value and utility at least equal to the parts or accessories replaced. All accessories, parts and replacements for or which are added to or become attached to the Collateral shall immediately be deemed incorporated in the Collateral and subject to the security interest granted by Borrower herein. No more than two times per fiscal year, during normal business hours and upon reasonable advance notice, or at any time during the continuation of an Event of Default, Lender shall have the right to inspect the Collateral.

(e)     Indemnification. Borrower shall indemnify, defend and hold harmless Lender, its successors and assigns, and their respective directors, officers, employees, agents and Affiliates (each, an “Indemnitee”), from and against any and all claims, liabilities, costs, damages, losses, expenses and other amounts in connection arising out of this Agreement and the transactions contemplated hereby (other than, in the case of any Indemnitee, to the extent such claims, liabilities, costs, damages, losses, expenses and other amounts have been determined by final and nonappealable decision of a court of competent jurisdiction to have been caused by such Indemnitee’s gross negligence or willful misconduct). The obligations of Borrower under this Section 6(e) shall survive the termination or expiration of this Agreement.

(f)     Insurance. At its own expense until Payment In Full, Borrower shall procure and maintain comprehensive all risk property damage insurance, including coverage against loss or damage due to fire and the risks normally included in extended coverage, malicious mischief and vandalism, for the full replacement value thereof, which policies shall be subject to a lender’s loss payable clause in favor of Lender. The proceeds of such insurance payable as a result of loss of or damage to the Collateral shall be applied in accordance with Section 2(c)(2), unless Lender otherwise agrees. In addition, Borrower shall also carry comprehensive liability insurance covering both personal injury and property damage, under which Lender shall be named additional insured. All insurance required hereunder shall be in form and amount satisfactory to Lender. Borrower shall deliver to Lender evidence satisfactory to Lender of such insurance coverage. If requested by Lender, Borrower shall cause each insurer to agree, by endorsement upon the policy or policies issued by it, or by independent instrument furnished to Lender, that (1) it will give Lender thirty (30) days’ (or 10 days’ in the case of nonpayment of premium) prior written notice of the effective date of cancellation, material change or non-renewal of such policy; and (2) insurance as to the interest of any named loss payee other than Borrower shall not be invalidated by any actions, inactions, breach of warranty or conditions or negligence of Borrower with respect to such policy or policies.

(g)     Further Assurances. Borrower shall promptly and duly execute and deliver to Lender such further documents, instruments and assurances and take such further action as Lender may from time to time reasonably request in order to carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of Lender hereunder; including, without limitation, the execution and delivery of any document reasonably required, and payment of all necessary costs to record such documents (including payment of any documentary or stamp tax), to perfect and maintain perfected the security interest granted under this Agreement.

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(h)     Notices and Information to Lender. Borrower shall provide written notice to Lender: (1) not less than thirty (30) days prior to any change in the name, the jurisdiction of organization, or address of the chief executive office, of Borrower or of Borrower’s organizational structure that would cause a filed financing statement to become seriously misleading (within the meaning of the UCC); and (2) promptly upon (and in any event within five (5) Business Days after) the occurrence of any event which constitutes an Event of Default (as hereinafter defined) or event which, with the giving of notice, lapse of time or both, would constitute an Event of Default.

(i)     Notice of Bankruptcy. Borrower shall provide written notice to Lender of the commencement of proceedings under the Federal bankruptcy laws or other insolvency laws (as now or hereafter in effect) involving Borrower as a debtor.

(j)     Collateral Dispositions. Borrower shall not Dispose of any Collateral unless Borrower shall receive cash consideration therefor at the time of consummation of such Disposition in an amount (determined prior to any deductions set forth in the definition of Net Cash Proceeds) not less than the fair market value of such Collateral.

8.     DEFAULT. An event of default shall be deemed to have occurred hereunder (“Event of Default”) upon the occurrence of any of the following: (a) non-payment of any principal when due hereunder; (b) non-payment when due of any interest or other amount due hereunder, which continues for three (3) Business Days of the applicable payment date; (c) failure to maintain, use or operate the Collateral in compliance with this Agreement and/or Applicable Law; (d) failure to obtain, maintain and comply with Section 6(j) or any of the insurance coverage requirements under this Agreement; (e) any representation or warranty of Borrower in this Agreement or any other Loan Document shall prove to have been false in any material respect when made or deemed made; (f) the commencement and continuation of any bankruptcy, insolvency, receivership or similar proceeding by or against Borrower or any of its properties or business (unless, if involuntary, the proceeding is dismissed within sixty (60) days of the filing thereof so long as an order for relief with respect to any portion of the Collateral is not entered prior to the end of such sixty (60) day period) or the rejection of this Agreement in any such proceeding; (g) Borrower shall (1) enter into any transaction of merger or consolidation where Borrower is not the surviving entity (such actions being referred to as an “Event”), unless the surviving entity is organized and existing under the laws of the United States or any state thereof, and prior to such Event such Person executes and delivers to Lender an agreement satisfactory to Lender, in its sole discretion, containing such Person’s effective assumption, and its agreement to pay, perform, comply with and otherwise be liable for, in a due and punctual manner, all of the Obligations; or (2) sell, transfer, or otherwise Dispose of all or substantially all of its assets or property; (h) there occurs a default or anticipatory repudiation under any guaranty executed in connection with this Agreement; (i) breach by Borrower that continues for twenty (20) days after written notice thereof from Lender to Borrower; provided that such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period; of any other covenant, condition or agreement under this Agreement; (j) Borrower shall (i) assert that this Agreement or any other Loan Document shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or (ii) contest in any manner the validity or enforceability of any Loan Document, or (iii) deny that it has any or any further liability or obligation under any Loan Document to which it is a party, or purport to revoke, terminate or

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rescind any such Loan Document; (k) this Agreement or any other agreement, instrument or filing creating or purporting to create or perfect a security interest securing any of the Obligations shall (i) cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or (ii) to be enforceable and of the same effect and priority purported to be created thereby.

9.     REMEDIES. Upon the occurrence of any Event of Default then, at any time thereafter during the continuance of such event, Lender may: (i) declare the Loan to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and (ii) exercise all rights and remedies available to it under the Loan Documents and/or Applicable Law; provided, that upon the occurrence of an Event of Default described in Section 7(f), the principal of the Loan, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower. In addition, upon declaration of any Event of Default or automatic acceleration after an Event of Default by the Lender described in Section 8(f), Lender may, at its option, and at any time thereafter, do any one or more of the following, all of which are hereby authorized by Borrower:

(a)     Rights Under UCC. Exercise any and all rights and remedies of a secured party under the UCC in effect in any applicable jurisdiction at the date of this Agreement and in addition to those rights, at its sole discretion, may require Borrower (at Borrower’s sole expense) to assemble, make available and, if Lender requests, return the Collateral to Lender in the manner and condition reasonably required by Lender, or enter upon the premises where any such Collateral is located and take immediate possession of and remove the Collateral by summary proceedings or otherwise, all without liability from Lender to Borrower for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise.

(b)     Disposition of Collateral. Sell, lease or otherwise dispose of any or all of the Collateral in a commercially reasonable manner at public or private sale with notice to Borrower (the parties agreeing that ten (10) business days’ prior written notice shall constitute adequate notice of such sale) at such price as it may deem best, for cash, credit, or otherwise, with the right of Lender to purchase and apply the proceeds:

First, to the payment of all reasonable and documented expenses and charges, including the expenses of any sale, lease or other disposition, the expenses of any taking, out-of-pocket attorneys’ fees, court costs and any other reasonable and documented expenses incurred or advances made by Lender in the protection of its rights or the pursuance of its remedies, and to provide adequate indemnity to Lender against all taxes and Liens which by law have, or may have, priority over the rights of Lender to the monies so received by Lender;

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Second, to the payment of the Obligations; and

Third, subject to the Equipment Collateral Intercreditor Agreement, to the payment of any surplus thereafter remaining to Borrower or to whosoever may be entitled thereto;

and in the event that the proceeds are insufficient to pay the amounts specified in clauses “First” and “Second” above, Lender may collect such deficiency from Borrower.

(c)     Other Rights and Remedies. Lender may exercise any other right or remedy available to it under this Agreement and/or Applicable Law, or proceed by appropriate court action to enforce the terms hereof or thereof or to recover damages for the breach hereof or thereof or to rescind this Agreement in whole or in part. In addition, Lender shall have the right to enter the Equipment Locations (or other premises where the Collateral is located) and remove Collateral therefrom to the premises of Lender or any agent of Lender, for such time as Lender may desire, in order to maintain, collect, sell and/or liquidate the Collateral. Lender shall have no obligation to marshal any of the Collateral.

(d)     Costs and Expenses; No Remedy Exclusive. In addition, Borrower shall be liable for any and all unpaid additional sums due hereunder, before, after or during the exercise of any of the foregoing remedies; for all reasonable, documented and out-of-pocket legal fees and other reasonable and documented costs and expenses incurred by reason of any Event of Default or of the exercise of Lender’s remedies with respect thereto. No remedy referred to in this Section is intended to be exclusive, but each shall be cumulative, and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time.

(e)     No Waiver. The failure of Lender to exercise, or delay in the exercise of, the rights granted hereunder upon any Event of Default by Borrower or its Affiliates shall not constitute a waiver of any such right upon the continuation or recurrence of any such Event of Default. Lender may take or release other security; may release any party primarily or secondarily liable for the Obligations; may grant extensions, renewals or indulgences with respect to the Obligations and may apply any other security therefor held by it to the satisfaction of the Obligations without prejudice to any of its rights hereunder.

10.     NOTICES. All notices (excluding billings and communications in the ordinary course of business) hereunder shall be in writing, personally delivered, delivered by overnight courier service or sent by email or certified mail (return receipt requested), in each case addressed to the other party at its respective address or email address stated below the signature of such party or at such other address(es) or email address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt.

11.     POWER OF ATTORNEY. Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact (which power shall be deemed coupled with an interest) to take any and all appropriate action and to execute, endorse and deliver any deed, conveyance, assignment or other instrument in writing as may be required to vest in Lender any right, title or power which by the terms hereof are expressed to be conveyed to or conferred upon Lender, including, without limitation, real property waivers, and documents and checks or drafts relating to or

14

received in payment for any loss or damage under the policies of insurance required hereby, but only to the extent that the same relates to the Collateral after an Event of Default.

12.     SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of Lender, its successors and assigns, and shall be binding upon the successors of Borrower. The rights and obligations of Borrower under this Agreement may not be assigned or delegated without the prior written consent of the Lender and any purported assignment by Borrower of such rights or obligations without the Lender’s prior written consent shall be void. Lender may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and obligations hereunder, in the Collateral and/or the Obligations at any time and from time to time provided that Lender shall promptly notify Borrower of any such sale, transfer or grant. Lender may disclose to any such purchaser, assignee, transferee or participant (the “Participant”), or potential Participant, this Agreement, any other Loan Documents, and all information, reports, financial statements and documents executed or obtained in connection herewith which Lender now or hereafter may have relating to the Loan, Borrower, or the business of Borrower.

13.     CHOICE OF LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a)     GOVERNING LAW. THIS AGREEMENT AND ALL OTHER RELATED INSTRUMENTS AND DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL, IN ALL RESPECTS, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL.

(b)     CONSENT TO FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE LENDER RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE

15

COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c)     WAIVERS BY BORROWER. To the fullest extent permitted by Applicable Law, Borrower waives (a) the right to trial by jury (which the Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to this Agreement, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non- payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by the Lender on which Borrower may in any way be liable, and hereby ratifies anything the Lender may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing the Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against the Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Obligations, this Agreement, the other Loan Documents or transactions relating hereto; and (g) notice of acceptance hereof. Borrower acknowledges that the foregoing waivers are a material inducement to the Lender entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrower. Borrower has each reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.     MISCELLANEOUS.

(a)     Entire Agreement. Time is of the essence with respect to this Agreement and all other Obligations. This Agreement and the other Loan Documents constitutes the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

(b)     Survival. All representations, warranties, and covenants of Borrower contained herein or made pursuant hereto shall survive closing and continue throughout the term hereof and until Payment In Full.

(c)     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

(d)     Captions. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

(e)     Expenses. In addition to any requirement for reimbursement set forth in the Approved Plan, Borrower agrees to pay or reimburse Lender for all reasonable and documented costs and expenses (including the reasonable and documented out-of-pocket fees and expenses of all counsel, advisors, consultants and auditors retained in connection therewith), incurred in connection with:

16

(1)     the preparation, negotiation and execution of this Agreement (provided that reimbursement of Lender’s expenses in connection with the preparation, negotiation and execution of this Agreement shall be capped at $10,000);

(2)     any enforcement of this Agreement and the preservation of any rights hereunder (including, without limitation, filing or recording fees and taxes);

(3)     collection, including deficiency collections;

(4)     any amendment, waiver or other modification or waiver of, or consent with respect to, this Agreement or advice in connection with the administration of the Loan or the rights hereunder; and

(5)     any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Lender, Borrower or any other Person), and any appeal or review thereof, in any way relating to the Collateral, this Agreement, or any action taken or any other agreements to be executed or delivered in connection herewith, whether as a party, witness or otherwise.

(f)     Counterparts. This Agreement and any amendments, waivers, consents, notices or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract.

(g)     Electronic Signature. Delivery of an executed counterpart of a signature page to this Agreement, and any amendments, waivers, consents, notices or supplements hereto, by facsimile or in electronic (including without limitation “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Loan. The words “execution,” “signed,” “signature,” and words of similar import in this Agreement shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), or any other similar state laws based on the Uniform Electronic Transactions Act. Borrower expressly agrees that this Agreement is a “transferable record” as defined in applicable law relating to electronic transactions and that it may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by such applicable law.

(h)     Amendments and Waivers. Neither this Agreement nor any provision hereof may be amended, modified or waived, except pursuant an agreement or agreements in writing entered into by Borrower and Lender.

[Signature page follows.]

17

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be duly executed as of the day and year first above written.

[●] Lender	Core Scientific, Inc.
Borrower

By:	By:
Name:	Name:
Title:	Title:

[Address]	210 Barton Springs Road, Suite 300
Email: [●]	Austin, TX 78704
Attn: Kristen Carnevali, Denise Sterling and Todd DuChene
Email: legal@corescientific.com

Form of Organization: Corporation

Jurisdiction of Organization: Delaware

Federal Employer Identification No.: 86-1234837

18

SCHEDULE A

DEFINITIONS

Capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings:

“Additional Collateral” means, pursuant to the Approved Plan, Lender’s apportioned share of $[52,500,000]4 of new, non-financed miners acquired by Borrower following the Closing Date and apportioned pursuant to Schedule D56.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Equipment Loan and Security Agreement including all appendices, exhibits or schedules attached or otherwise identified thereto, restatements and modifications and supplements thereto, and any appendices, exhibits or schedules to any of the foregoing, each as in effect at the time such reference becomes operative.

“Applicable Law” means with respect to any Person, conduct, transaction, agreement or matter, as the case may be, all laws, rules, regulations and governmental guidelines applicable to such Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities (including, with reference to the Debtors, any order of the Bankruptcy Court, pursuant to the Bankruptcy Code or otherwise in connection with the Chapter 11 Cases).

“Approved Plan” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Bitcoin” means the digital currency referred to as such by market practice and transacted via a payment system using peer-to-peer transactions verified by network nodes and recording in a public distributed ledger called the Blockchain.

[4]

NTD: May be reduced, pursuant to the Miner Equipment Lender Term Sheet (Election 2) to the extent more than 25% (measured by allowed claim amount) of the Settling Equipment Lenders do not elect Miner Equipment Lender Takeback Debt (Election 2).

[5]	NTD: Schedule D to reflect the formula for apportionment of additional collateral, in accordance with the Approved Plan.
[6]	NTD: Schedule D to include a sufficient description (within meaning of UCC 9-108) of additional collateral.

19

“Borrower” means the Person identified as such in the preamble of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.

“Cash Pay Only Interest Rate” has the meaning set forth in Section 2(d)(1) of this Agreement.

“Casualty” has the meaning set forth in Section 2(c)(2) of this Agreement.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Closing Date” has the meaning set forth in the preamble of this Agreement.

“Collateral” has the meaning set forth in Section 3(a) of the Agreement.

“Confirmation Order” means that certain Findings of Fact, Conclusions of Law, and Order (I) Approved the Debtors’ (A) Disclosure Statement and (B) Solicitation of Votes and (III) Confirming the Debtors’ Fourth Amended Joint Chapter 11 Plan, entered by the bankruptcy court on [●], 2024.7

“Consolidated Excess Cash Flow” has the meaning set forth in the Exit Facility on the date hereof.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtors” has the meaning set forth in the recitals to this Agreement.

“Default Rate” has the meaning set forth in Section 2(e) of this Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of the Collateral by any Person (or the granting of any option or other right to do any of the foregoing).

“Election Notice” has the meaning set forth in Section 2(d)(1) of the Agreement.

“Equipment” has the meaning set forth in Section 3(a) of the Agreement.

“Equipment Collateral Intercreditor Agreement” means that certain First/Second Lien Miner Equipment Intercreditor Agreement, dated as of [●], 2024, by and among by and among the New Secured Convertible Notes Agent (as defined in the Approved Plan), the New Secured Notes Agent (as defined in the Approved Plan), the Exit Agent and Lender.

[7]	NTD: To update upon receipt of Confirmation Order.

20

“Equipment Location” has the meaning set forth in Section 5(e) of the Agreement.

“Event of Default” has the meaning set forth in Section 7 of the Agreement.

“Existing Loan Agreement” means that certain [Equipment Loan Agreement], dated as of [●], by and between Borrower and Lender.8

“Exit Facility” means that certain first-lien delayed draw term loan exit facility, dated as of [●], 2024, by and among Borrower, the other guarantors party thereto, the Exit Lenders (as defined in the Approved Plan) and the Exit Agent (as defined in the Approved Plan).

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.

“Indemnitee” has the meaning set forth in Section 6(e) of this Agreement.

“Interest Payment Date” has the meaning set forth in Section 2(f) of this Agreement.

“Interest Period” means each period commencing on the date of the then most recent Interest Payment Date applicable to the Loan (or, if an Interest Payment Date has not yet occurred with respect to the Loan, the Closing Date) to and excluding the then next occurring Interest Payment Date applicable to the Loan.

“Lender” has the meaning assigned to it in the preamble of this Agreement and, if at any time Lender shall assign, participate or syndicate all or any of the Obligations, such term shall include each such assignee, Participant or such other members of the syndicate; together with its or their successors and assigns.

“Lien” means any Person’s interest in real or personal property securing an obligation owed to, or a claim by, such Person, including any mortgage, deed of trust, lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, encumbrance or other title exception.

“Loan” has the meaning set forth in Section 1(a) of the Agreement and, for the avoidance of doubt, includes any renewals, extensions, revisions, modifications or replacements therefor or thereof and all PIK Interest.

“Loan Amount” has the meaning set forth in Section 1(a) this Agreement.

“Loan Document” means each of this Agreement, any guaranty of the Obligations, the Equipment Collateral Intercreditor Agreement, any subordination or intercreditor agreement with respect to any of the Obligations, all other security documents hereafter delivered to Lender granting (or purporting to grant) a lien on any property of any person or entity to secure any

[8]	To be updated for the applicable existing equipment loan.

21

Obligations, any other present or future document, instrument, agreement or certificate delivered to Lender in connection with this Agreement or any of the other Loan Documents, all financing statements and other filings, documents and agreements made or delivered in connection with any of the foregoing, in each case, as amended, restated, supplemented or otherwise modified.

“Maturity Date” has the meaning set forth in Section 2(a)(2) of the Agreement.

“Maximum Rate” has the meaning set forth in Section 2(d)(1) of this Agreement.

“Net Cash Proceeds” means, with respect to any Disposition of Collateral, or any Casualty, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration, any subsequent payment (including installments, earnouts or similar payment) or through the payment or disposition of deferred consideration) by or on behalf of Borrower, in connection therewith, after deducting therefrom only (a) in the case of any consideration consisting of insurance proceeds or condemnation awards, the amount of any indebtedness secured by any Permitted Lien hereunder on the applicable Collateral (other than indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than the Obligations and any Indebtedness secured by such asset with a Lien ranking junior to the Lien securing the Obligations), (b) reasonable expenses and costs related thereto incurred by Borrower in connection therewith (but excluding sales commissions), (c) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of or in connection with such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such transaction, the amount of such excess shall constitute Net Cash Proceeds), including (without duplication) tax distributions with respect to such income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of or in connection with such transaction, including tax distributions paid in such period that are permitted to be made pursuant to this Agreement and (d) any funded escrow established pursuant to the documents evidencing any such disposition to secure any indemnification obligations or adjustments to the purchase price associated therewith owing to any Person that is not an Affiliate of such Person (provided that to the extent that any amounts are released from such escrow to Borrower, such amounts net of any related expenses shall constitute Net Cash Proceeds).

“New Secured Convertible Notes” the 10.00% Cash / 12.00% Cash / PIK Convertible Senior Secured Notes due 2029 issued pursuant to the New Convertible Indenture and any Additional Notes (as defined in the Exit Facility) issued pursuant to the New Convertible Indenture from time to time.

“New Secured Notes” the 12.50% Senior Secured Notes due 2027 issued pursuant to the New Indenture and any Additional Notes (as defined in the Exit Facility) issued pursuant to the New Indenture from time to time.

“Obligations” means, collectively, all amounts, obligations, liabilities, covenants and duties of every type and description owing by Borrower to Lender, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to

22

become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to Borrower under any Loan Document.

“Payment Date” has the meaning set forth in Section 2(g) of the Agreement.

“Payoff Amount” has the meaning set forth in Section 1(a) this Agreement.

“Payment In Full” means that all of the Obligations have been indefeasibly paid in full in cash.

“Permitted Liens” has the meaning set forth in Section 6(b) of this Agreement.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“PIK Interest” has the meaning set forth in Section 2(d)(1) of this Agreement.

“Prepayment Date” has the meaning set forth in Section 2(c)(1) of the Agreement.

“Pre-Petition Equipment Loan” has the meaning set forth in the recitals to this Agreement.

“Specified Accrual Period” has the meaning set forth in Section 2(d)(1) of this Agreement.

“Standard Interest Rate” has the meaning set forth in Section 2(d)(1) of this Agreement.

“Taxes” means taxes, levies, imposts, deductions, charges, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to the Lien of Lender on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

23

“UCC Statements” has the meaning set forth in Section 3(a) this Agreement.

Any accounting term used in this Agreement shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with generally accepted accounting principles in the United States (“GAAP”), and all financial computations hereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in this Agreement shall be made in accordance with GAAP as in effect on the date hereof unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC. The words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules thereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

For purposes of this Agreement, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural; (b) “including” and “include” shall mean “including, without limitation” and, for purposes of this Agreement, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision; (c) all references to (i) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions, (ii) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by this Agreement), (iii) any section mean, unless the context otherwise requires, a section of this Agreement and (iv) any schedules mean, unless the context otherwise requires, schedules attached hereto, which are hereby incorporated by reference; and (d) all references to any instruments or agreements, including references to this Agreement, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

24

SCHEDULE B

Loan Amount

Lender	Loan Amount
[●]	$	[●	]

SCHEDULE C

EQUIPMENT COLLATERAL

See Attached

SCHEDULE D9

ADDITIONAL COLLATERAL ALLOCATIONS

See Attached

[9]	NTD: To include the hash rate allocated to the Lender and/or the additional collateral if received by the Borrower prior to exit.

Exhibit F

Exit Credit Agreement

CREDIT AND GUARANTY AGREEMENT

Dated as of January     , 2024,

among

[CORE SCIENTIFIC, INC.],

as Borrower and as an Obligor,

CERTAIN SUBSIDIARIES OF CORE SCIENTIFIC, INC.1,

as a Guarantor and as an Obligor,

THE LENDERS PARTY HERETO,

and

[WILMINGTON TRUST, NATIONAL ASSOCIATION,]

as Administrative Agent and Collateral Agent

[1]

To include Core Scientific Specialty Mining (Oklahoma) LLC, a Delaware limited liability company, American Property Acquisition, LLC, a Delaware limited liability company, American Property Acquisitions I, LLC, a North Carolina limited liability company and American Property Acquisitions VII, LLC, a Georgia limited liability company.

-i-

SECTION 6.	CONDITIONS PRECEDENT	74

6.1.	Conditions Precedent to Closing Date and Initial Borrowing	74
6.2.	Conditions Precedent to All Borrowings	77
6.3.	Conditions Subsequent	78

SECTION 7.	GUARANTY	78

7.1.	Guaranty of the Obligations	78
7.2.	Contribution by Guarantors	79
7.3.	Payment by Guarantors	79
7.4.	Liability of Guarantors Absolute	80
7.5.	Waivers by Guarantors	81
7.6.	Guarantors’ Rights of Subrogation, Contribution, Etc	82
7.7.	Subordination of Other Obligations	83
7.8.	Continuing Guaranty	83
7.9.	Authority of Guarantors or Borrower	83
7.10.	Financial Condition of Borrower	83
7.11.	Bankruptcy, Etc	84
7.12.	Discharge of Guaranty Upon Sale of Guarantor	84
7.13.	Keepwell	84
7.14.	Maximum Liability	85

SECTION 8.	COLLATERAL ADMINISTRATION	85

8.1.	[Reserved]	85
8.2.	Administration of Accounts	85
8.3.	[Reserved]	86
8.4.	[Reserved]	86
8.5.	Administration of Accounts	86
8.6.	General Provisions	86
8.7.	Power of Attorney	87

SECTION 9.	REPRESENTATIONS AND WARRANTIES	88

9.1.	General Representations and Warranties	88
9.2.	Disclosure	94

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	94

10.1.	Affirmative Covenants	94
10.2.	Negative Covenants	99
10.3.	Financial Covenants	112
10.4.	Crypto Specific Covenants	113

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	113

11.1.	Events of Default	113
11.2.	Remedies upon Default	115
11.3.	Setoff	120
11.4.	Remedies Cumulative; No Waiver	120

-ii-

SECTION 12.	AGENTS	121

12.1.	Appointment, Authority and Duties of Administrative Agent and Collateral Agent	121
12.2.	Agreements Regarding Collateral and Borrower Materials	123
12.3.	Reliance By Agents	125
12.4.	Action Upon Default	125
12.5.	Ratable Sharing	125
12.6.	Indemnification	126
12.7.	Limitation on Responsibilities of Agents	126
12.8.	Successor Agent and Co-Agents	126
12.9.	Non-Reliance on the Agents and the Other Lenders	127
12.10.	Remittance of Payments and Collections	128
12.11.	Individual Capacities	129
12.12.	Erroneous Payments	129
12.13.	[Reserved]	130
12.14.	No Third Party Beneficiaries	130
12.15.	Withholding Tax	130
12.16.	Agents May File Proofs of Claim; Credit Bidding	130
12.17.	Certain ERISA Matters	133
12.18.	Successors By Merger, Etc	134

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS	134

13.1.	Successors and Assigns	134
13.2.	Participations	135
13.3.	Assignments	136
13.4.	Replacement of Certain Lenders	137

SECTION 14.	MISCELLANEOUS	137

14.1.	Consents, Amendments, Modifications, and Waivers	137
14.2.	Indemnity	141
14.3.	Notices and Communications	141
14.4.	Performance of Obligors’ Obligations	143
14.5.	Credit Inquiries	144
14.6.	Severability	144
14.7.	Cumulative Effect; Conflict of Terms	144
14.8.	Counterparts; Execution	144
14.9.	Entire Agreement	144
14.10.	Relationship with Lenders	145
14.11.	No Advisory or Fiduciary Responsibility	145
14.12.	Confidentiality	145
14.13.	GOVERNING LAW	146
14.14.	Consent to Forum	146
14.15.	Waivers by Obligors	146
14.16.	Patriot Act Notice	147
14.17.	NO ORAL AGREEMENT	147

-iii-

14.18.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	147
14.19.	[Reserved]	148
14.20.	Acknowledgment Regarding any Supported QFCs	148

-iv-

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment and Acceptance
Exhibit B	Assignment Notice
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Perfection Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of U.S. Tax Compliance Certificate
Exhibit G	Form of Joinder
Exhibit H	Form of Global Intercompany Note
Exhibit I	Form of Pledge Agreement
Exhibit J	Form of Security Agreement
Exhibit K	Form of Liquidity Covenant Certificate
Exhibit L	Form of Mortgage
Exhibit M	Form of Solvency Certificate
Exhibit N	Form of Acceptance and Prepayment Notice
Exhibit O	Form of Discount Range Prepayment Notice
Exhibit P	Form of Discount Range Prepayment Offer
Exhibit Q	Form of Solicited Discounted Prepayment Notice
Exhibit R	Form of Solicited Discounted Prepayment Offer
Exhibit S	Form of Specified Discount Prepayment Notice
Exhibit T	Form of Specified Discount Prepayment Response

Schedule 1.1	Commitments of Lenders
Schedule 6.3	Conditions Subsequent
Schedule 8.5	Deposit Accounts, Security Accounts, Commodity Accounts
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.10	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.15	Litigation
Schedule 9.1.18	Labor Relations
Schedule 9.1.29	Immaterial Subsidiaries
Schedule 10.2.1	Existing Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.4	Existing Investments

CREDIT AND GUARANTY AGREEMENT

THIS CREDIT AND GUARANTY AGREEMENT is dated as of January     , 2024 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), by and among (a) CORE SCIENTIFIC, INC., a Delaware corporation, (the “Borrower”), (b) each SUBSIDIARY GUARANTOR (as hereinafter defined) and the other Guarantors (as hereinafter defined) party hereto from time to time, each as a Guarantor, (c) each Person party hereto from time to time as a LENDER (as hereinafter defined), and (d) WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and in its capacity as collateral agent for the Lenders (in such capacity, the “Collateral Agent”).

R E C I T A L S:

WHEREAS, on December 21, 2022 (the “Petition Date”), Borrower and certain direct and indirect Subsidiaries of Borrower (each a “Debtor” and collectively, the “Debtors”) commenced voluntary cases, captioned In re Core Scientific, Inc., et al., Case No. 22 90341 (CML) (the “Chapter 11 Cases”), under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, in contemplation of the reorganization of the Debtors at the end of the Chapter 11 Cases, the Debtors and certain other Persons (including certain Lenders and/or Affiliates of certain Lenders party hereto on the Closing Date) entered into that certain Restructuring Support Agreement, dated as of November 16, 2023 (together with all annexes, schedules, exhibits and other attachments thereto, and, in each case, as supplemented, amended and/or otherwise modified from time to time in accordance with the terms thereof, the “Restructuring Support Agreement”), and agreed to the Plan of Reorganization (as hereinafter defined);

WHEREAS, Borrower has requested that the Lenders extend credit in the form of an Initial Term Loan (as hereinafter defined) in an aggregate principal amount of $20,000,000 and a Delayed Draw Term Loan (as hereinafter defined) in an aggregate principal amount not in excess of $20,000,000 which proceeds shall be used (i) on the Closing Date, to pay fees and expenses related to the Transactions and Borrower’s exit from the Chapter 11 Cases, and (ii) after the Closing Date, for working capital and general corporate purposes, in each case, subject to the terms and conditions set forth in this Agreement;

WHEREAS, pursuant to the Restructuring Support Agreement and Plan of Reorganization, each Person with a Convertible Notes Secured Claim (as defined in the Plan of Reorganization) shall, on the Closing Date, be deemed to have exchanged (automatically and immediately upon entry by such Person or any designee thereof into this Agreement) a portion of such Convertible Notes Secured Claim for Roll-Up Loans in an aggregate principal amount of $40,000,000 (as hereinafter defined), which Roll-Up Loans shall be deemed incurred by the Borrower on the Closing Date and shall as of such time be owing to such Person (or, if such Person is not party hereto as a Lender, to such designee thereof that constitutes a Lender on the Closing Date);

WHEREAS, this Agreement constitutes the “Exit Credit Agreement”, and the Initial Term Loan, the Roll-Up Loan and Delayed Draw Term Loans hereunder constitute the “Exit Facility” referred to in the Plan of Reorganization, and, upon the Restructuring and Plan Effective Date, all obligations and agreements of the Consenting Creditors (as defined in the Restructuring Support Agreement) with respect to the Exit Facility as set forth in the Restructuring Support Agreement shall be deemed satisfied and discharged to the fullest extent required by the Restructuring Support Agreement;

WHEREAS, the Plan of Reorganization has been confirmed in the Chapter 11 Cases by the Bankruptcy Court and, concurrently with the making of the initial Loans hereunder, the Plan Effective Date (as hereinafter defined) shall have occurred;

WHEREAS, to provide security for the repayment of the Loans and the satisfaction of all other Obligations owing to the Lenders, the Obligors have agreed to grant in favor of the Collateral Agent (for the benefit of the Secured Parties) first-priority Liens on the Collateral (subject to certain prior ranking Liens, as expressly set forth herein); and

WHEREAS, subject to the terms and conditions set forth herein, (i) the Lenders are willing to make available (or be deemed to make available) the Loans to Borrower, (ii) the Administrative Agent is willing to serve as Administrative Agent for the Lenders, and (iii) the Collateral Agent is willing to serve as Collateral Agent for the Secured Parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1.    Definitions. As used herein, the following terms have the meanings set forth below:

“Acceptable Custodian”: any institution organized under the laws of, and operating in, the United States that has been approved in writing by the Collateral Agent (with the consent of the Required Lenders in accordance with Section 14.1). As of the Closing Date, each of (i) Coinbase Global, Inc., (ii) Cumberland, (iii) Wintermute, (iv) SDM, [(v) Galaxy, (vi) FalconX, (vii) BitGo, (viii) Anchorage, (ix) Fireblocks, (x) Gemini, and (xi) NYDIG] shall be an Acceptable Custodian.1

“Acceptable Intercreditor Agreement”: (a) the Intercreditor Agreement, and (b) any other intercreditor agreement, subordination agreement, or other similar document or instrument purporting to govern intercreditor liens, rights and/or obligations, as the case may be, in each case, entered into by and among the Collateral Agent and one or more other secured parties or representatives thereof, and signed or acknowledged by each of the Obligors, and, in each case, in form and substance satisfactory to the Collateral Agent, subject to Section 14.1 (it being agreed that, without limitation of anything else in Section 14, the consent of the requisite Lenders determined in accordance with Section 14.1 shall be required for entry into any agreement pursuant to which any Obligations or Liens securing the same shall be or shall become

[1]	Under discussion.

subordinated to any other Debt or any Liens securing any other Debt), with a copy of which shall be made available to the Lenders.

“Acceptance and Prepayment Notice”: the Acceptance and Prepayment Notice to be submitted by the Loan Party or Subsidiary to the Auction Agent substantially in the form of Exhibit N in accordance with the terms of Section 5.2.2.

“Account”: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor”: a Person obligated under an Account, Chattel Paper or General Intangible.

“Acquired Debt”: (a) Debt of a Person that constitutes the Target of a Permitted Acquisition of Equity Interests; provided, that such Debt (i) was in existence prior to the date of such Permitted Acquisition, (ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, (iii) is unsecured, or secured solely by a Lien on the assets of the Target, so long as such Lien was not granted or incurred in connection with, or in contemplation of, such Permitted Acquisition, and (iv) is not guaranteed by, and does not benefit from any credit support from, Borrower or any Subsidiary thereof (except the Target), and (b) Debt assumed by any Obligor pursuant to a Permitted Acquisition by such Obligor of any assets; provided, that such Debt (i) was in existence prior to the date of such Permitted Acquisition, (ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, (iii) is unsecured, or secured solely by a Lien on the assets acquired pursuant to such Permitted Acquisition, so long as such Lien was not granted or incurred in connection with, or in contemplation of, such Permitted Acquisition, and (iv) is not guaranteed by, and does not benefit from any credit support from, Borrower or any Subsidiary thereof.

“Acquisition”: a transaction or series of transactions resulting in (a) acquisition of a business, division, or all or substantially all assets of a Person; (b) record or beneficial ownership of more than 50% of the Equity Interests of a Person; (c) merger, consolidation or combination of a Subsidiary with another Person; or (d) acquisition of real property located in the United States from a Person that is not an Affiliate.

“Acquisition Consideration”: with respect to any Acquisition, including any Permitted Acquisition, the aggregate purchase consideration for such Acquisition or Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, such Acquisition or Permitted Acquisition, whether paid in cash, by issuance of a note, or by exchange of Equity Interests or of other assets or otherwise, and, in each case, whether payable at or prior to the consummation of such Acquisition or Permitted Acquisition or deferred for payment at any future time, and whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Debt, Contingent Acquisition Consideration, Seller Financing Indebtedness, and agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow, profits or other performance (or the like) of any Person or business. For purposes of this Agreement, any such consideration not consisting of Cash paid or payable upon the closing of any such Acquisition or Permitted Acquisition shall be valued at the principal amount thereof in the case of notes or other debt Securities, the stated amount thereof in the case of fixed post-closing installments or similar Seller Financing Indebtedness obligations, the maximum payout amount in the case of any capped Contingent Acquisition Consideration or similar deferred contingent payment obligations, and reasonably estimable Fair Market Value in the case of any other non-Cash consideration.

“Administrative Agent”: as of any time of determination, the Person appointed in accordance with this Agreement (including pursuant to the successor agency provisions of Section 12.8) to act as administrative agent for the Lenders and as collateral agent for the Secured Parties. As of the Closing Date, the Administrative Agent shall be Wilmington Trust, National Association.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, each of the Permitted Holders shall be an Affiliate of the Obligor and their Subsidiaries.

“Agent”: each of Administrative Agent and Collateral Agent.

“Agent Fee Letter”: that certain Agent Fee Letter, dated as of the Closing Date, by and among the Administrative Agent and Borrower, as the same may be supplemented, amended or otherwise modified from time to time.

“Agent Fees”: as defined in Section 3.2.1.

“Agent Indemnitees”: Administrative Agent, Collateral Agent and each of its officers, directors, employees, Affiliates, agents and attorneys.

“Agent Professionals”: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by any Agent.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Law”: the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar Applicable Law.

“Anti-Terrorism Law”: any law primarily relating to terrorism or money laundering, including the Patriot Act.

“Applicable Law”: with respect to any Person, conduct, transaction, agreement or matter, as the case may be, all laws, rules, regulations and governmental guidelines applicable to such Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities (including, with reference to the Debtors, any order of the Bankruptcy Court, pursuant to the Bankruptcy Code or otherwise in connection with the Chapter 11 Cases).

“Applicable Rate”: 9.0% per annum.

“Approved Business Plan”: any business plan of the Borrower that has been approved in writing by the Required Lenders. On the Closing Date, the Approved Business Plan shall be that certain business plan dated as of November 7, 2023.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

“Asset Disposition”: any sale, lease (as lessor), license, consignment, transfer or other Disposition of assets or property (real or personal) (including any Equity Interests) of any Obligor or Subsidiary thereof, including any unwinding or termination of any Swap Agreements, any discounting or selling of (with or without recourse) any notes receivable or accounts receivable, a Disposition of property in connection with a sale-leaseback transaction or synthetic lease, and including any Disposition of property pursuant to a Division at Fair Market Value; provided, that, Asset Dispositions shall not include any Exempted Dispositions.

“Assignment and Acceptance”: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise reasonably acceptable to the Administrative Agent.

“Auction Agent”: (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 5.2.2; provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Backstop Put Option Payments”: as defined in the Exit Facility Commitment Letter.

“Backstop Party”: each Exit Facility Commitment Party that is a party to the Exit Facility Commitment Letter on the date thereof.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

“Bankruptcy Court”: as defined in the recitals to this Agreement.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bitcoin”: the digital currency referred to as such by market practice and transacted via a payment system using peer-to-peer transactions verified by network nodes and recording in a public distributed ledger called the Blockchain.

“Bitcoin Disposition”: any Disposition of Bitcoin by Borrower any Subsidiary thereof in the Ordinary Course of Business or pursuant to any Permitted BTC Hedging Agreement.

“Board of Governors”: the Board of Governors of the Federal Reserve System.

“Borrowed Money”: with respect to any Person, without duplication, (a) debt, indebtedness or other obligations of or owing by such Person that (i) arises from, is incurred as a result of, or otherwise relates to, the lending of any money to such Person by any other Person, (ii) is incurred pursuant to, or evidenced by, any notes, drafts, bonds, debentures, loan agreements or other credit documents, or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was incurred, issued or assumed, or arises, in respect of, or in consideration of, full or partial payment for any property; (b) obligations under Capital Leases; (c) reimbursement obligations with respect to drawn amounts under letters of credit; and (d) Guarantee Obligations with respect to any indebtedness or other obligations of the foregoing types owing by any other Person.

“Borrower”: as defined in the preamble hereto.

“Borrower Materials”: reports, financial statements and other materials delivered by Borrower hereunder, as well as other Reports and information provided by any Agent to Lenders.

“Borrower Offer of Specified Discount Prepayment”: the offer by the Borrower to make a voluntary prepayment of the Loans at a Specified Discount to par pursuant to Section 5.2.2.

“Borrower Solicitation of Discount Range Prepayment Offers”: the solicitation by the Borrower of offers for, and the corresponding acceptance, if any, by a Lender of, a voluntary prepayment of the Loans at a specified range of discounts to par pursuant to Section 5.2.2

“Borrower Solicitation of Discounted Prepayment Offers”: the solicitation by the Borrower of offers for, and the subsequent corresponding acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 5.2.2.

“Borrowing”: a group of Loans that are made (or deemed made) on the same day.

“Borrowing Date”: as defined in Section 2.1.5(a).

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York, or Delaware.

“Capital Lease”: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Lease Obligations”: as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case, taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash”: money, currency or a credit balance in Dollars in any demand or Deposit Account.

“Cash Collateral”: cash, Cash Equivalents, and any interest or other income earned thereon, that collateralizes, or is security for the payment of, any Obligations.

“Cash Dominion Period”: shall be in effect at the election of the Required Lenders, as of the time that any Event of Default occurs or arises, and at all times until such Event of Default shall have been cured or shall cease to exist, so long as no other Default or Event of Default exists or be continuing at such time.

“Cash Equivalents”: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case, which are issued by a Lender or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by any financial institution or other Person reasonably acceptable to the Administrative Agent or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P; and (f) any money market fund of which the assets are comprised of not less than 90% of the items specified in clauses (a) through (e) above. For the avoidance of doubt, Cryptocurrency shall not constitute “Cash Equivalents”.

“CERCLA”: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.).

“Change in Law”: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

“Change of Control”: any of the following:

(a)    at any time, and for any reason whatsoever, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, (i) shall obtain the power (whether or not exercised) to elect a majority of the members of the board of directors of Borrower, or (ii) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests of Borrower representing more than thirty-five percent (35%) of the voting or economic power or interests in the Borrower;

(b)    the sale or transfer (directly or indirectly, and whether pursuant to a single transaction or series of related transactions) of all or substantially all of the assets of the Borrower on a consolidated basis; or

(c)    a “change of control” or any comparable term under, and as defined in, any agreement governing Debt for Borrowed Money in an aggregate principal amount exceeding $10,000,000.

“Chapter 11 Cases”: as defined in the recitals to this Agreement.

“Charge”: any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Claims”: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees (which shall be limited to the fees, disbursements and other charges of one primary counsel and one local counsel in each relevant jurisdiction for the Indemnitees (unless there is an actual or perceived conflict of interest in which case each such Indemnitee may retain its own counsel)), and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of any Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, to the extent relating to (a) any Loans, letters of credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law in connection with the Loan Documents, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case, including all costs and expenses relating to any investigation, litigation, arbitration, settlement or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Class” when used in reference to any Loan or Borrowing of Loans, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Delayed Draw Term Loans, Roll-Up Loans, or any other Loans made (or deemed made) hereunder from time to time.

“Closing Date”: the date upon which all conditions precedent to the effectiveness of this Agreement set forth in Section 6.1 are satisfied or waived in accordance with the terms hereof. For the avoidance of doubt, January     , 2024 constitutes the Closing Date.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: collectively, (a) all property (including Property Collateral, personal property, mixed, owned, leased or operated by an Obligor and Property Collateral owned by an Obligor) that is described in any Security Document as security for any Obligations, and (b) all other property (including all other Real Estate, personal property, mixed, owned, leased or operated by an Obligor) of an Obligor that now or hereafter secures (or is intended to secure) any Obligations; but, in all cases, excluding Excluded Assets.

“Collateral Agent”: as of any time of determination, the Person appointed in accordance with this Agreement (including pursuant to the successor agency provisions of Section 12.8) to act as collateral agent for the Lenders and as collateral agent for the Secured Parties. As of the Closing Date, the Administrative Agent shall be Wilmington Trust, National Association.

“Commitments”: as to any Lender, such Lender’s Initial Term Loan Commitments and Delayed Draw Term Loan Commitments.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate”: a certificate (substantially in the form of Exhibit E hereto or in such other form reasonably acceptable to the Administrative Agent) signed by a Senior Officer of each of the Obligors and delivered on behalf of the Obligors to certify compliance with Section 10.3 and such other terms, conditions and provisions of the Loan Documents as required by the Administrative Agent or Required Lenders, which certificate shall also include such other information, notices, representations, warranties, covenants and/or other statements as required by the Loan Documents or as separately requested by the Administrative Agent or Required Lenders, including as to other matters described in Section 10.1.2(d).

“Confirmation Order”: as defined in the Plan of Reorganization.

“Consolidated Adjusted EBITDA”: for any period, an amount equal to (a) Consolidated Net Income for such period, plus (b) in each case, if and to the extent deducted pursuant to the calculation of Consolidated Net Income, the sum, without duplication, of the amounts for such period of the following in respect of the Borrower and its consolidated Subsidiaries (i) Consolidated Interest Expense, plus (ii) provisions for taxes based on income, plus (iii) total depreciation expense, plus (iv) total amortization expense, plus (v) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charges in any future period or amortization of a prepaid Cash charge that was paid in a prior period), plus (vi) customary and reasonable fees, costs and expenses incurred in connection with (1) the negotiation, execution, delivery and performance of any third party Debt permitted hereunder and any amendments, modifications, supplements or waivers of any of the foregoing or of this Agreement, (2) any investments, dispositions or acquisitions (whether consummated or not consummated) and (3) the incurrence, issuance, administration, prepayment, amendment or refinancing of Debt or issuances of equity made (or attempted to be made) if permitted hereunder; plus (vii) with respect to any Permitted Acquisitions (or other Acquisition made in accordance with the terms of this Agreement) (exclusive of all reasonable fees and expenses of such transaction), losses attributable to purchase accounting (i.e., the effect of any non-cash items resulting from any amortization, write-down or write-off assets (including intangible assets, goodwill and deferred financing costs) in connection with any such Acquisition), in the event that such an adjustment is made, in each case, in accordance with GAAP, plus (viii) extraordinary, unusual or non-recurring items, including non-recurring recruitment, relocation and/or severance expenses, plus (ix) with respect to any Permitted Acquisitions, earn-outs to the extent accrued or paid in cash, plus (x) compensation and reimbursement of expenses of members of the board of directors of the Borrower, plus (xi) all losses on sales of assets outside the ordinary course of business, plus (xii) proceeds of business interruption insurance and other charges, losses or expenses to the extent indemnified, insured, reimbursed or reimbursable or otherwise covered by a third party, in each case, to the extent actually received in cash, [plus (xiii) any adjustments and add backs (other than pro-forma synergies, revenue enhancements or similar items) specifically identified (and only for specific amounts and time periods set forth therein) in any quality of earnings reports prepared in connection with any Permitted Acquisition or other acquisition constituting a permitted investment by an accounting firm of nationally recognized standing and, in each case, to the extent approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed)]2, minus (c) in each case, to the extent increasing Consolidated Net Income, the sum, without duplication, of the amounts for such period of (i) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (ii) interest income, plus (iii) other non-ordinary course income.

“Consolidated Capital Expenditures”: for any period, the aggregate of all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property, plant and equipment” as reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries (subject to the limitations set forth in Section 1.2); provided, that, (a) Acquisition Consideration or any capitalized software development cost shall not constitute Consolidated Capital Expenditures, (b) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in or sale of similar equipment or with insurance proceeds therefrom shall be included as

[2]	Under Company consideration.

Consolidated Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the proceeds of such sale or the amount of such insurance proceeds, as the case may be, and (c) Consolidated Capital Expenditures shall not include (i) any such expenditure made or paid with the Net Cash Proceeds in respect of the issuance of any (x) incurrence of Debt, (y) contribution of capital or (z) Equity Interests (other than Disqualified Equity Interests) of Borrower or any direct or indirect parent thereof, (ii) any such expenditure to the extent Borrower or its Subsidiaries are reimbursed in cash by a third party (other than a Obligor or any Subsidiary of a Obligor) during the same period within which such expenditure was made, and (iii) any such expenditure made in connection with the reinvestment of Net Cash Proceeds as permitted under Sections 5.3.3, 5.3.4 or 5.3.5.

“Consolidated Cash Interest Expense”: for any period, Consolidated Interest Expense for such period based upon GAAP, excluding (i) any paid-in-kind interest and any other amount not payable in cash, (ii) amortization of deferred financing costs and (iii) any realized or unrealized gains or losses attributable to Swap Agreements.

“Consolidated Current Assets”: as at any date of determination, the total assets of Borrower and its Subsidiaries on a consolidated basis that are properly classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents, deferred bank fees and derivative financial instruments related to Debt, the current portion of current and deferred taxes and assets held for sale or pension assets.

“Consolidated Current Liabilities”: as at any date of determination, the total liabilities of Borrower and its Subsidiaries on a consolidated basis that are properly classified as current liabilities in conformity with GAAP, excluding the current portion of long-term debt.

“Consolidated Excess Cash Flow”: for any period, an amount (if positive) determined for Obligors and their Subsidiaries on a consolidated basis equal to:

(a)    the sum, without duplication, of the amounts for such period of the following:

(i)    Consolidated Adjusted EBITDA for such period, plus

(ii)    the Consolidated Working Capital Adjustment for such period, minus

(b)    the sum, without duplication, of the amounts for such period of the following:

(i)    an amount equal to (A) all Charges either (1) excluded in calculating Consolidated Net Income, or (2) added back in calculating Consolidated Adjusted EBITDA, in each case, to the extent paid or payable with Internally Generated Cash, and (B) all non-Cash credits included in calculating Consolidated Net Income or Consolidated Adjusted EBITDA, plus

(ii)    amounts paid with Internally Generated Cash (except Cash constituting proceeds of Debt) during such period on account of (A) items that were accounted for as non-Cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period, and (B) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income, plus

(iii)    the aggregate amount of any extraordinary, unusual, special or non-recurring cash Charges paid or payable with Internally Generated Cash during such period (whether or not incurred in such Excess Cash Flow Period) that were excluded in calculating Consolidated Adjusted EBITDA (including any component definition used therein) for such period, plus

(iv)    the amount of any payment of Cash to be amortized or expensed over a future period and recorded as a long-term asset, plus

(v)    cash Taxes paid, plus

(vi)    Consolidated Interest Expense paid in cash, plus

(vii)    scheduled funded debt payments (including amortization), plus

(viii)    payments of earn-outs or similar deferred or contingent obligations or any “seller debt” or similar debt permitted to be incurred and paid hereunder and consideration payable for a Permitted Acquisition or other Permitted Investment and reasonably expenses to third parties in connection therewith, plus

(ix)    any mandatory cash principal payment and any premium, make-whole or penalty payments actually paid in cash on any Indebtedness permitted under this Agreement.

“Consolidated Fixed Charges”: for any period, the sum, without duplication, of the amounts determined for Borrower and its Subsidiaries on a consolidated basis equal to (a) Consolidated Cash Interest Expense and (b) scheduled payments of principal (or equivalent amounts) on Consolidated Total Debt, and any scheduled payments principal and/or rent related to any Capital Leases (including the New Miner Equipment Lender Debt).

“Consolidated Interest Expense”: [for any period, total interest expense of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Agreements, but excluding, however, (i) any amount not payable in cash, (ii) any amounts referred to in Section 3.2.5 payable on or before the Closing Date, including any underwriting fees or original issue discount paid in connection with the consummation of the Transactions and any agency fees payable to the Administrative Agent or the Collateral Agent in connection with the Credit Documents, (iii) any expenses paid in connection with the consummation of the Transactions, and (iv) any fees and/or expenses paid in connection with any Permitted Acquisition or other Investments or in connection with any amendment or waiver with respect to any outstanding Indebtedness or any expenses and upfront fees (including any original issue discount) incurred in connection with any Indebtedness the proceeds of which are applied to fund any Permitted Acquisition or other Investment.]

“Consolidated Net Income”: for any period, (a) the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) in each case, to the extent otherwise included in such net income (or loss) and without duplication, (i) the income (or loss) of any Person that is not a Wholly-Owned Subsidiary, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Wholly-Owned Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Wholly-Owned Subsidiaries or that Person’s assets are acquired by Borrower or any of its Wholly-Owned Subsidiaries, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Dispositions or returned surplus assets of any Pension Plan,[(v) any after tax gain or loss attributable to returned surplus assets of any Pension Plan for such period, (vi) the income or loss of any Person for such period attributable to the early extinguishment of any Indebtedness or obligations under any Swap Contracts or other derivative instruments, in each case, to the extent permitted hereunder, (vii) all foreign currency translation gains or losses to the extent such gains or losses are non-cash items, (viii) the cumulative effect of any change in accounting principles and (ix) to the extent not included in clauses (i) through (viii) above, any net extraordinary gains or net extraordinary losses (in each case, as determined by reference to GAAP immediately prior to giving effect to FASB’s Accounting Standards Update No. 2015-01)]3.

“Consolidated Total Debt”: as at any date of determination, in respect of any Person, the aggregate amount of all Debt of the type described in clauses (a), (c), (e) (to the extent drawn and not reimbursed), (f), (g), (h) (except to the extent not then due and payable, and not recognized as indebtedness on such Person’s balance sheet in accordance with GAAP), and (i) of the term “Debt” of Borrower and its Subsidiaries then-outstanding (which shall be determined on a consolidated basis in accordance with GAAP).

“Consolidated Working Capital”: as at any date of determination, the difference of Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment”: for any period of determination on a consolidated basis, the amount (which may be a negative number) equal to the difference of (i) Consolidated Working Capital as of the beginning of such period, minus (ii) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded (a) the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period, (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c)

[3]	Subject to review by Lenders/Moelis.

the effect of any fluctuations in the amount of accrued and contingent obligations under any Swap Agreement and (d) the application of purchase or recapitalization accounting.

“Contingent Acquisition Consideration”: any earnout obligation or similar deferred or contingent obligation of Borrower or any of its Subsidiaries incurred or created in connection with any Acquisition.

“Contingent Obligation”: any obligation of a Person arising from any guaranty (including all Guarantee Obligations), indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto as determined by such Person in good faith.

“Contingent Value Rights”: the contingent value rights issued by the Borrower pursuant to, and governed by, the Contingent Value Rights Agreement, dated [●], 2024, by and between the Issuer and [●], a [●] [trust company], as calculation agent and rights agent.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement”: an agreement with respect to any Deposit Account, Security Account or Commodity Account entered into by and among the Obligor in whose name such Deposit Account, Security Account or Commodity Account is maintained, the institution(s) maintaining such Deposit Account, Security Account or Commodity Account, and Collateral Agent, which agreement shall be in form and substance reasonably acceptable to the Administrative Agent and effective to establish “control” (within the meaning set forth in Sections 9-104 and 9-106 of the Uniform Commercial Code) of such Deposit Account, Security Account or Commodity Account in favor of the Collateral Agent to the extent required to perfect the Collateral Agent’s Lien on such Deposit Account, Security Account or Commodity Account.

“Convertible Notes Secured Claim”: as defined in the Plan of Reorganization.

“Copyrights”: all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) renewals, supplements and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Covered Party”: as defined in Section 14.20(a).

“Cryptocurrency”: any digital or electronic asset or currency (including Bitcoin and Ethereum) transacted, exchanged or otherwise subsisting on the blockchain or other decentralized or distributed ledger or similar digital platform.

“CWA”: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

“Debt”: as applied to any Person, without duplication, (a) all indebtedness and obligations of such Person for Borrowed Money; (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities on the balance sheet of such Person; (c) all obligations of such Person arising with respect to non-contingent earnout or similar non-contingent obligations incurred in connection with an Acquisition; (d) all Disqualified Equity Interests; (e) all reimbursement obligations in respect of letters of credit issued for the account of such Person; (f) all Debt of a second Person secured by any Lien on any property owned by such first Person, whether or not such Debt has been assumed; (g) all Capital Lease Obligations of such Person; (h) all obligations of such Person under Swap Agreements (but taking into account only the mark-to-market value or, if any actual amount is due as a result of the termination or close-out of such transaction, that amount), and (i) without duplication, all Contingent Obligations of such Person with respect to Debt described in (a) through (h) above; provided, that Debt shall not include (i) trade payables and accrued expenses, in each case, arising in the Ordinary Course of Business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or (iv) any obligations or liabilities under any agreement relating to any Permitted Asset Disposition, power purchase agreements or hosting agreements. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer. The amount of Debt of any Person for purposes of clause (iii) shall be deemed to be equal to the lesser of (1) the aggregate unpaid amount of such Debt and (2) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. “Debt Issuance”: the incurrence by any Obligor or any Subsidiary of any Debt, other than Debt permitted under Section 10.2.1.

“Debtor”: as defined in the preamble to this Agreement.

“Default”: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

“Default Rate”: with respect to (a) overdue principal of any Loan, the Applicable Rate plus 2.0% per annum, and (b) any other overdue Obligation or amount, including overdue interest, fees,

premiums, expenses (to the extent permitted by Applicable Law), the Applicable Rate plus 2.0% per annum.

“Defaulting Lender”: without limiting Section 4.2.2, (a) any Lender that has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) any Lender that has notified Borrower or the Administrative Agent (or any of their respective counsel) that it does not intend to comply with its funding obligations hereunder, or that has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) any Lender that has failed, within three (3) Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it is able to, intends to, and shall, comply with its prospective funding obligations hereunder at the time, in the manner, and as otherwise required hereby (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) any Lender (or any Person seeking to become a Lender) that has, or whose direct or indirect parent company has, (i) become the subject of any Insolvency Proceeding (except if the Administrative Agent consents thereto, at the direction of the Required Lenders), (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent or the Required Lenders that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.2.2) upon delivery of written notice of such determination to Borrower and each Lender.

“Delayed Draw Term Lender”: any Lender having a Delayed Draw Term Loan Commitment or a Delayed Draw Term Loan outstanding hereunder.

“Delayed Draw Term Loan”: as defined in Section 2.1.2(b).

“Delayed Draw Term Loan Commitment”: as to any Lender, its obligation to make Delayed Draw Term Loans to Borrower pursuant to Section 2.1.2 in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1 under the heading “Delayed Draw Term Loan Commitment”; collectively, as to all the Lenders, the “Delayed Draw Term Loan Commitments.” The original aggregate amount of the Delayed Draw Term Loan Commitments on the Closing Date is $[20,000,000].

“Delayed Draw Term Loan Commitment Expiration Date”: the earlier to occur of (x) the date on which the entire Delayed Draw Term Loan Commitment has been fully drawn, (y) the Termination Date, and (y) [the [30th] Business Day prior to the Maturity Date]4.

“Delayed Draw Term Loan Percentage”: as to any Delayed Draw Term Lender at any time, the percentage which (a) such Lender’s Delayed Draw Term Loans and unused Delayed Draw Term Loan Commitment then outstanding constitute of (b) the sum of all of the Delayed Draw Term Loans and unused Delayed Draw Term Loan Commitments then outstanding (or, if the Delayed Draw Term Loan Commitments have terminated or expired in their entirety, the percentage which such Lender’s Delayed Draw Term Loans then outstanding constitute of the aggregate Delayed Draw Term Loans then outstanding).

“Designated Jurisdiction”: a country or territory that is the subject of a Sanction (as of the date of this Agreement, Cuba, Iran, Syria, North Korea, the Crimea region of Ukraine, the Donetsk People’s Republic, and the Luhansk People’s Republic).

“Discount Range Prepayment Notice”: a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 5.2.2 substantially in the form of Exhibit O.

“Discount Range Prepayment Offers” the irrevocable written offer by a Lender, substantially in the form of Exhibit P, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discounted Prepayment Effective Date”: in the case of any Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the respective Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 5.2.2(b)(i), Section 5.2.2(c)(i) or Section 5.2.2(d)(i) respectively, unless a different period is agreed to between the Borrower and the Auction Agent acting in their reasonable discretion.

“Disposition”: with respect to any Person, any conveyance, sale, lease (as lessor), license (as licensor), exchange, assignment, transfer or other Disposition by such Person of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of Cash, Cash Equivalents, Securities or any other property or assets. For purposes of clarification, “Dispose” shall include (a) any issuance, sale or other transfer of any Equity Interests of a Subsidiary (other than to the Borrower or another Subsidiary) and shall not include any issuance, sale, or other transfer of any Equity Interests of the Borrower,

[4]	To be confirmed by Lenders.

(b) the sale or other Disposition for value of any Bitcoin or other Cryptocurrency, or any contracts in respect thereof, (c) the early termination or modification of any contract by any Person resulting in the receipt by such Person of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for previously accrued and unpaid amounts due through the date of termination or modification), and (d) any sale of merchant accounts (or any rights thereto (including any rights to any residual payment stream with respect thereto)) by Borrower or any of its Subsidiaries. “Dispose” shall have a corresponding meaning.

“Disqualified Equity Interests”: any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable (other than (i) solely for Equity Interests that are not Disqualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering, asset sale or similar event shall be subject to Full Payment of the Obligations), or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Termination Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require Borrower or any Subsidiary to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that Borrower or such Subsidiary, as applicable, may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 10.2.3.

“Distribution”: any (a) any dividend or other distribution, liquidation preference, direct or indirect, on account of any shares of any class of Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of Equity Interests (other than any Disqualified Equity Interests); (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries now or hereafter outstanding and [(d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to Subordinated Debt (other than pursuant to the terms of the New Secured Notes, New Secured Convertible Notes, the Warrants or the Contingent Value Rights)].

“Dividing Person”: has the meaning assigned to it in the definition of “Division.”

“Division”: the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars”: lawful money of the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: each and any of the following Persons: (a) each Lender, (b) each Affiliate of a Lender, (c) each Approved Fund, and (d) each other Person approved by the Administrative Agent and (except if any Event of Default has occurred or is continuing at the time), the Borrower; provided, that, notwithstanding the foregoing, (x) in no event shall any natural person, the Borrower, or any Person that is an Affiliate or Subsidiary of the Borrower, constitute an Eligible Affiliate, and (y) in addition to complying with the foregoing, each assignment shall also comply with, and shall be made in accordance with the terms of, Section 13.3.

“Enforcement Action”: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in an Obligor’s Insolvency Proceeding or to credit bid Obligations, or otherwise, pursuant to any order of the Bankruptcy Court, or otherwise).

“Environment”: ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws”: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Notice”: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release”: a release as defined in CERCLA or under any other Environmental Law.

“Equity Interest”: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) Person having any other form of equity security or ownership interest in another Person, including common stock and preferred stock, and including all of the warrants, options or other rights for the purchase or acquisition from such Person of such Equity Interests in such Person.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) with respect to any Pension Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or a failure to make a required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: as defined in Section 11.1.

“Exchange Act”: Securities Exchange Act of 1934.

“Excluded Account”: any Deposit Account in the name of any Borrower (a) that is used exclusively for payroll, payroll taxes and other employee wage and benefit payments in the Ordinary Course of Business; (b) that is a trust, fiduciary, or withholding tax payment account or (c) accounts set forth on Schedule 8.5 which are listed as Excluded accounts; provided, that, no other Deposit Accounts shall constitute an Excluded Account.

“Excluded Assets”: each of the following:

(a)    any lease, license, contract, or agreement (including, with respect to any Purchase Money Debt or similar arrangement, in each case, permitted hereunder, the assets subject thereto) to which any Obligor is a party or any of its rights or interests thereunder and its interest in any Real Estate which is demised thereby and any improvement thereon5, in each case if and only for so long as the grant of a security interest or Lien under this Agreement (i) is prohibited by Applicable Law, or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of such Obligor therein pursuant to Applicable Law, (ii) would require the consent of third parties, and such consent shall have not been obtained notwithstanding the Obligors’ commercially reasonable efforts to obtain the same, (other than with respect to Real Estate existing as of the Closing Date, for which no such efforts shall be required)6, or (iii) would constitute or result in a breach, termination or default under any such lease, license, contract or agreement (in each case, other than to the extent that any such prohibition, limitation, consent requirement or other term thereof is rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction, the Bankruptcy Code or any other Applicable Law or any principles of equity); provided, that such lease, license, contract or agreement (including, with respect to any Purchase Money Debt or similar arrangement, in each case, permitted hereunder, the assets subject thereto), the rights and interests of any Obligor thereunder and/or such Obligor’s interest in any such Real Estate which is demised thereby and any improvements thereon will, in any case, be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset, and will become Collateral, immediately and automatically, at such time as such consequences will no longer result;

(b)    Excluded Accounts;

(c)    [reserved];

(d)    any United States intent-to-use trademark applications to the extent the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; and

(e)    Margin Stock;

provided, that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets); provided, further, that upon the occurrence of an

[5]	Under discussion.
[6]	Under discussion.

event that renders property to no longer constitute Excluded Assets, including submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) with respect to an intent-to-use trademark application, a security interest in such property shall be automatically and simultaneously be granted under the Security Documents and such property shall be automatically and immediately included as Collateral hereunder.

“Excluded Subsidiary”: any Subsidiary that (i) the Required Lenders and the Borrower mutually and reasonably determine the cost and/or burden of obtaining a Guaranty outweighs the benefit to the Secured Parties or (ii) the Borrower reasonably expects that the provision of a Guaranty by such Subsidiary could give rise to material adverse tax consequences to the Borrower or any of its Subsidiaries. As of the Closing Date, there are no Excluded Subsidiaries.

“Excluded Swap Obligation”: with respect to any Guarantor at any time, any Swap Agreement, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Agreement (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes”: with respect to the Administrative Agent, any Lender or any other recipient of a payment to be made by or on account of any Obligation, (a) Taxes imposed on or measured by its net income (however denominated), branch profits Taxes and franchise Taxes, in each case, as a result of (i) such recipient being organized or having its principal office, or, in the case of any Lender, having its applicable Lending Office located, in such jurisdiction, or (ii) a present or former connection between such recipient and the taxing jurisdiction (other than connections arising from the Administrative Agent, such Lender or such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document); (b) any Tax imposed on such recipient as a result of such recipient’s failure to comply with Section 5.10; (c) in the case of a Lender, any U.S. federal withholding tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to laws in force at the time such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 13.4) or designates a new Lending Office hereunder, except to the extent that, pursuant to Section 5.9, additional amounts were payable with respect to such U.S. federal withholding tax to such Lender (or its assignor, if any), immediately prior to designation of a new Lending Office (or assignment) and (d) withholding Taxes imposed by FATCA.

“Exempted Dispositions”:

(a)    any Disposition of property or assets with an aggregate Fair Market Value or book value (whichever is more) not in excess $2,000,000; provided, that the aggregate Fair Market Value or book value (whichever is more) of all such Dispositions shall not exceed $2,000,000 in any Fiscal Year;

(b)    any Disposition of property that is obsolete, surplus, unmerchantable or otherwise unsalable, including the abandonment or other Disposition of immaterial Intellectual Property, in the Ordinary Course of Business

(c)    the sale or discount (or forgiveness), in each case, without recourse and in the Ordinary Course of Business, of accounts receivable or notes receivable overdue by more than ninety (90) days, but only in connection with the compromise or collection thereof or in connection with the bankruptcy or reorganization of the applicable account debtors and Dispositions of any securities received in any such bankruptcy or reorganization;

(d)    any Disposition resulting from any casualty or other insured damage to, or any taking under any power of eminent domain or by condemnation or similar proceeding of, any real or personal property of any Obligor;

(e)    any transaction permitted by Sections 10.2.2, 10.2.3, 10.2.4 or 10.2.9;

(f)    any non-exclusive License for any Intellectual Property, leases or subleases, in each case, in the Ordinary Course of Business;

(g)    any Disposition of property, including Equipment, to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (and such purchase is consummated within 270 days after the date of such exchange), or (ii) the proceeds of such Disposition are applied to the purchase price of replacement property (which replacement property is actually purchased within 270 days after the initial receipt of such monies (which may be extended7 by ninety-five (95) days if a written commitment to reinvest has been entered into prior to the lapse of such 270 day period)); provided, that, any property acquired hereunder shall constitute Collateral to the extent the Disposed property constituted Collateral, and the Collateral Agent shall be granted a fully perfected Lien thereon in accordance with the requirements hereof and having the same priority as the Liens granted on such Disposed property to secure the Obligations;

(h)    any lease, sublease, license or sublicense of any real or personal property which is entered into in good faith and does not materially interfere with the business of the Obligors, taken as a whole, or which is entered into in the Ordinary Course of Business;

(i)    the unwinding of any Swap Agreements;

(j)    any Disposition approved in writing by the Required Lenders;

[7]	Under discussion.

(k)    any Disposition of any asset by an Obligor to another Obligor in the Ordinary Course of Business, so long as any property subject to the same shall remain subject to a fully perfected, first-priority Lien in favor of the Collateral Agent to the extent provided hereunder;

(l)     any Bitcoin Disposition; and

(m)    the liquidation or other Disposition of cash or Cash Equivalents in the Ordinary Course of Business.

“Exit Credit Agreement”: as defined in the preamble to this Agreement.

“Exit Facility”: as defined in the preamble to this Agreement.

“Exit Facility Commitment Letter”: means that certain Exit Facility Commitment letter, dated as of [●], 2023, by and among the Exit Facility Commitment Parties (as defined therein) and the Borrower.

“Exit Facility Upfront Payment”: as defined in the Exit Facility Commitment Letter referred to in the Restructuring Support Agreement).

“Exit Facility Syndication”: as defined in the Exit Facility Commitment Letter referred to in the Restructuring Support Agreement).

“Exit Facility Syndication Procedures”: as defined in the Exit Facility Commitment Letter referred to in the Restructuring Support Agreement).

“Extraordinary Expense”: all reasonable and out-of-pocket costs or expenses that Administrative Agent in accordance with the terms hereof incurs during an Event of Default relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Administrative Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Administrative Agent’s Liens with respect to any Collateral), Loan Documents, letters of credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, storage fees, insurance costs, permit fees, utility reservation and standby fees, reasonable, documented, and out-of-pocket legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

“Extraordinary Receipts”: subject to the terms of the New Miner Equipment Intercreditor Agreement, any Cash received by, or paid to, or for the account of, Borrower or any of its Subsidiaries outside of the Ordinary Course of Business (and not consisting of proceeds described in Sections 5.3.3, 5.3.4, 5.3.6 and 5.3.7 hereof or other equity issuances permitted hereunder), including, (i) proceeds of property and casualty insurance (other than proceeds from business interruption insurance) and (ii) condemnation awards (and payments in lieu thereof); provided, however, that the proceeds of any sale of Equity Interests of an Obligor or any Subsidiary shall not be Extraordinary Receipts.

“Facilities”: the New Money Loans, the New Secured Notes, and the New Secured Convertible Notes.

“Fair Market Value”: with respect to any asset or item of property, the sale value that would be obtained therefor in an arm’s-length, free market transaction between an informed and willing seller under no compulsion to sell, and an informed and willing buyer under no compulsion to buy, as determined in good faith.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Financial Covenants”: as defined in Section 10.3.2.

“Fiscal Quarter”: each period of three months, commencing on the first day of a Fiscal Year.

“Fiscal Year”: the fiscal year of Borrower and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Fixed Charge Coverage Ratio”: the ratio, as of the last day of each Fiscal Quarter, of (i) Consolidated Adjusted EBITDA for the Test Period then most recently ended, to (ii) Consolidated Fixed Charges for the Test Period then most recently ended.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereinafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereinafter in effect or any successor statute thereto.

“FLSA”: the Fair Labor Standards Act of 1938.

“Foreign Lender”: any Lender that is not a U.S. Person.

“Foreign Plan”: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or any Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or any Subsidiary.

“Full Payment”: with respect to the Loans and all other Obligations (other than Remaining Obligations) the indefeasible payment thereof in full in Cash in accordance with the Loan Documents or as otherwise consented to in writing by the Lenders; provided, that, notwithstanding the foregoing, Full Payment shall not be deemed to occur, and no Loans shall be deemed to have been paid in full, unless and until such time as all Commitments shall have irrevocably, permanently and finally expired, or shall have been so terminated, cancelled and discharged and all related loan documents in respect thereof have been terminated.

“GAAP”: generally accepted accounting principles in effect in the United States from time to time.

“Global Intercompany Note”: a Global Intercompany Note substantially in the form of Exhibit H.

“Governmental Approvals”: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority”: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”) any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof, as determined by Borrower in good faith.

“Guarantor”: each Person that is, or at any time becomes, a party to (or otherwise agrees to be bound by) any Guaranty, or that otherwise guarantees payment or performance of any Obligations or owes any Guarantee Obligations to the Secured Parties. As of the Closing Date, each Subsidiary Guarantor is a Guarantor.

“Guaranty”: (a) the guaranty of each Guarantor set forth in Section 7, and (b) each other guarantee of the Obligations that is made by any other Guarantor in favor of Collateral Agent on behalf of Secured Parties.

“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Immaterial Subsidiary”: as of any date, any Subsidiary of Borrower (a) whose assets as of the end of the most recent Fiscal Quarter have an aggregate Fair Market Value of less than $2,500,000, and (b) whose Consolidated Adjusted EBITDA for the most recently ended Fiscal Quarter (determined in accordance with GAAP) are less than $2,500,000; provided, that, (i) in no event shall the total assets or Consolidated Adjusted EBITDA of all Immaterial Subsidiaries exceed $5,000,000 at any time; (ii) a Subsidiary shall not constitute an Immaterial Subsidiary until such time as compliance with the requirements of this definition shall have been certified in writing by a Senior Officer of Borrower in a certificate delivered to the Administrative Agent, and (iii) in no event shall a Person constitute an Immaterial Subsidiary if such Person shall, directly or indirectly, guarantee or provide any credit support for, or be subject to any Contingent Obligation in respect of, any Debt of the Borrower or any Subsidiary thereof. As of the Closing Date, the only Immaterial Subsidiaries are the Persons set forth on Schedule 9.1.29.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees”: Agent Indemnitees and Lender Indemnitees.

“Initial Term Lender”: any Lender having an Initial Term Loan Commitment or an Initial Term Loan outstanding hereunder.

“Initial Term Loan”: as defined in Section 2.1.2(a)(i).

“Initial Term Loan Commitment”: as to any Lender, its obligation to make Initial Term Loans to Borrower pursuant to Section 2.1.2(a)(i) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule1.1 under the heading “Initial Term Loan Commitment”; collectively, as to all the Lenders, the “Initial Term Loan Commitments.” The original aggregate amount of the Initial Term Loan Commitments on the Closing Date is $[20,000,000].

“Initial Term Loan Percentage”: as to any Initial Term Lender at any time, the percentage which (a) such Lender’s Initial Term Loans and unused Initial Term Loan Commitment then outstanding constitute of (b) the sum of all of the Initial Term Loans and unused Initial Term Loan Commitments then outstanding (or, if the Initial Term Loan Commitments have terminated or expired in their entirety, the percentage which such Lender’s Initial Term Loans then outstanding constitute of the aggregate Initial Term Loans then outstanding).

“Insolvency Proceeding”: any case or proceeding commenced by or against a Person under any state, federal or foreign law, rule or regulation for, or any agreement of such Person to any or a combination of the following (each, a “Bankruptcy Law”): (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment or reorganization law (including any moratorium or any other marshalling of the assets and liabilities of any Person and any similar laws, rules or regulations relating to or affecting the enforcement of creditors’ rights generally); (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or all or substantially all of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property”: all intellectual and similar property of a Person, including: Patents, Trademarks, Copyrights and Technology; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; and all intellectual property rights in all books and records relating to the foregoing.

“Intellectual Property Claim”: any claim or assertion (whether in writing, by suit or otherwise) that Borrower’s or any Subsidiary’s ownership, use, marketing, sale or distribution of any Intellectual Property or other property or methods, processes or services violates, infringes, dilutes or misappropriates another Person’s Intellectual Property.

“Intellectual Property Collateral”: all Intellectual Property and Licenses of each Obligor, whether now or hereafter owned, licensed or acquired, in each case, excluding any Excluded Assets.

“Intellectual Property Security Agreements”: as defined in the Security Agreement.

“Intercreditor Agreement”: that certain Intercreditor Agreement dated as of the date hereof, by and among the New Secured Convertible Notes Agent, the New Secured Notes Agent, and the Collateral Agent, as amended or modified from time to time in accordance therewith.

“Interest Payment Date”: (a) the first Business Day of each Fiscal Quarter until Full Payment (whether or not the Termination Date shall have occurred, and whether or not such day is a Business Day), and (b) without duplication of the foregoing, the Termination Date, and each and any other date that any interest shall be payable hereunder.

“Internally Generated Cash”: with respect to any period, any Cash of Borrower or any Subsidiary generated during such period as a result of such Person’s operations, excluding Net

Cash Proceeds from Asset Dispositions, Net Insurance/Condemnation Proceeds, Extraordinary Receipts, and any cash that is generated from an incurrence of Debt.

“Inventory”: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Person’s business (but excluding Equipment).

“Investment”: an Acquisition; an acquisition of record or beneficial ownership of any Equity Interests of a Person; or a loan advance or capital contribution to or other debt or equity investment in a Person.

“IRS”: the United States Internal Revenue Service.

8“Landlord Collateral Access Agreement”: any agreement in favor of Collateral Agent, on behalf of the Secured Parties, of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral in form and substance reasonably satisfactory to the Collateral Agent, waiving or subordinating Liens or certain other rights or interests such Person may hold in regard to the Collateral and providing Collateral Agent access to its Collateral.

“Lender”: as of any time of determination, each Person that has a Commitment and/or holds any Loan at such time (including any Person that has become a Lender pursuant to an Assignment and Acceptance) (the foregoing Persons, collectively, the “Lenders”). As of the Closing Date, the Lenders shall be the Persons whose name is set forth on Schedule 1.1 (as amended from time to time) hereto under the heading “Lenders”.

“Lender Indemnitees”: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

“Lending Office”: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Administrative Agent and Borrower.

“Leverage Ratio” the ratio, as of the last day of any Fiscal Quarter (or any other date of determination specified hereunder), of (a) Consolidated Total Debt as of such day minus up to $50,000,000 in unrestricted cash of Borrower held in a Deposit Account subject to a Control Agreement in favor of the Collateral Agent, to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended.

“License”: all license agreements with, and covenants not to sue, any other party with respect to any Intellectual Property or Intellectual Property Collateral, whether such Obligor is a licensor or licensee under any such license agreement, together with any and all (i) renewals, extensions, supplements, amendments and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements, breaches or

[8]	Under discussion.

violations thereof, (iii) rights to sue for past, present and future infringements, breaches or violations thereof and (iv) other rights to use, exploit or practice any or all of the Intellectual Property or Intellectual Property Collateral.

“Lien”: any Person’s interest in real or personal property securing an obligation owed to, or a claim by, such Person, including any mortgage, deed of trust, lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, encumbrance or other title exception.

“Liquidity”: as of any date of determination, the sum of (a) unrestricted cash of Borrower and its Subsidiaries held in a Deposit Account subject to a Control Agreement in favor of the Collateral Agent; and (b) the value in Dollars of the aggregate amount of unrestricted Bitcoin (based on the S&P Bitcoin Index as of 5:00 p.m. as of the immediately preceding Business Day) owned by Obligors on such date of determination that is held in a Deposit Account in such Obligor’s name at an Acceptable Custodian on terms and conditions reasonably satisfactory to the Collateral Agent and subject to a Control Agreement provided, that, solely for purposes of determining compliance with the Liquidity Covenant, any amount held in any Deposit Account shall be “Liquidity” regardless of whether it is subject to a Control Agreement in favor of the Collateral Agent until the date on which Control Agreements must be put in place pursuant to Section 6.3.

“Liquidity Covenant”: as defined in Section 10.3.2.

“Liquidity Covenant Certificate” a certificate (substantially in the form of Exhibit K hereto or in such other form reasonably acceptable to the Administrative Agent) signed by a Senior Officer of each of the Obligors and delivered on behalf of the Obligors to certify compliance with Section 10.3.2.9

“Loan”: each and any Initial Term Loan, any Delayed Draw Term Loan, the Roll-Up Loan, any Loan made (or deemed made) pursuant to a payment of any Backstop Put Option Payment any Protective Advance, and any other loan made (or deemed made) hereunder or pursuant hereto from time to time.

“Loan Documents”: this Agreement, the Other Agreements and the Security Documents.

“Loan Year”: each 12 month period commencing on the Closing Date and ending on each anniversary of the Closing Date.

“M&M Lien Settlement Debt”: all Debt, obligations, liabilities and indebtedness of every kind, nature and description owing by the Obligors to each holder of an M&M Lien Secured Claim (as defined in the Plan of Reorganization) or to each holder of an M&M Lien (as defined in the Plan of Reorganization) and securing indebtedness allowed under, and issued pursuant to, the applicable M&M Lien Settlement (as defined in the Plan of Reorganization).

“M&M Lien Takeback Debt”: all Debt, obligations, liabilities and indebtedness of every kind, nature and description owing by the Obligors to each holder of an M&M Lien Secured Claim

[9]	Under discussion.

(as defined in the Plan of Reorganization) or to each holder of an M&M Lien (as defined in the Plan or Reorganization).

“Margin Stock”: as defined in Regulation U of the Board of Governors.

“Material Adverse Effect”: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances (a) has had or could be reasonably expected to have a material adverse effect (i) on the business, operations, properties, or financial condition of Borrower and its Subsidiaries, taken as a whole, (ii) on the value of Collateral, taken as a whole, (iii) on the enforceability of any Loan Documents, or (iv) on the validity or priority of Collateral Agent’s Liens on a material portion of the Collateral; (b) materially impairs or has a material adverse effect on the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs or has a material adverse effect on the ability of Collateral Agent to enforce or collect any Obligations or to realize upon a material portion of the Collateral.

“Material Contract”: any written agreement or arrangement to which Borrower or a Subsidiary is party (other than the Loan Documents or any other commercial contract) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date”: the third (3rd) anniversary of the Closing Date.

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Mortgage Takeback Debt”: as defined in the Plan of Reorganization.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds”: subject to the terms of the New Miner Intercreditor Agreement, as applicable, with respect to any Asset Disposition by any Person, cash and Cash Equivalents received by or for such Person’s account with respect to, or in connection with, such Asset Disposition, net of (i) reasonable direct costs and expenses relating to, and payable as a condition to consummating, such Asset Disposition (including investment banking fees, consultant fees, survey costs, title insurance premiums, and related search and recording charges, legal fees and reasonable broker’s fees or sales commissions and similar costs and expenses paid or payable in connection with such Asset Disposition), in each case, solely to the extent that pro forma for the payment thereof, the Obligors shall be in compliance with the Financial Covenants, (ii) Taxes paid, or reasonably expected to be payable, by such Person, Borrower or any of its Subsidiaries as a result of, or in connection with, such Asset Disposition, and (iii) (x) the repayment of any Debt secured solely by the asset or property subject to such Asset Disposition, if such repayment is required as a condition to consummating such Asset Disposition, and (y) in the case of real property, the repayment of any mortgages secured by or obligations secured by mechanics’, construction or similar liens on such property, if such repayment is required as a condition to consummating such Asset Disposition.

“Net Insurance/Condemnation Proceeds”: subject to the terms of the New Miner Intercreditor Agreement, an amount equal to: (a) any Cash payments or proceeds received by Borrower or any of its Subsidiaries (i) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (ii) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b)(i) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition to the extent paid or payable to non-Affiliates, including income or gains taxes payable by Borrower or any of its Subsidiaries as a result of any gain recognized in connection therewith during the tax period the Cash payments or proceeds are received, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such casualty or taking, (iv) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (v) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, relocation expenses, currency hedging expenses, other expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or that are or would be imposed on intercompany distributions of such proceeds)) in connection with any sale or taking of such assets as described in clause (iv) of this definition, and (vi) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (iv) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Insurance/Condemnation Proceeds).

“New Miner Equipment Lender Debt”: the Miner Equipment Lender Takeback Debt (Default) and Miner Equipment Lender Takeback Debt (Election 2), each as defined in the Plan of Reorganization.

“New Miner Equipment Lender Debt Documents”: those certain loan and security agreements, as in effect on the Plan Effective Date (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof), in each case, by and between the applicable Obligor that is party to the applicable Miner Equipment Lender Agreement (as defined in the Plan of Reorganization) and the applicable New Miner Equipment Lender.

“New Miner Equipment Lenders”: (a) 36th Street Capital Partners, LLC, (b) Anchorage Lending CA, LLC, (c) Barings BDC, Inc., (d) Barings Capital Investment Corporation, (e) Barings Private Credit Corp., (f) BlockFi Lending LLC, (g) Jack Novak, (h) MassMutual Asset Finance LLC, (i) Stonebriar Commercial Finance LLC, (j) Trinity Capital Inc. and (k) Wingspire Equipment Finance LLC (f/k/a Liberty Commercial Finance LLC).

“New Miner Equipment Intercreditor Agreement”: those certain first lien/second lien miner equipment intercreditor agreements entered into by and among any New Miner Equipment Lender (or any representative thereof) and the Collateral Agent, on the Closing Date or thereafter in substantially the same form as the New Miner Equipment Intercreditor Agreement entered into on the Closing Date.

“New Money Loan Commitments”: the Initial Term Loan Commitments and the Delayed Draw Term Loan Commitments.

“New Money Loans”: the Initial Term Loans and the Delayed Draw Term Loans.

“New Secured Convertible Notes”: the 10.00% Cash / 12.00% Cash / PIK Convertible Senior Secured Notes due 2029 issued pursuant to the New Convertible Indenture and any Additional Notes (as defined in the New Convertible Indenture) issued pursuant to the New Convertible Indenture from time to time.

“New Secured Convertible Notes Debt”: all Debt, obligations, and indebtedness of every kind, nature and description owing by the Obligors to the New Secured Convertible Notes Agent and holders of the New Secured Convertible Notes pursuant to the New Secured Convertible Notes Documents (including, without duplication, all “Obligations” as defined thereunder).

“New Secured Convertible Notes Documents”: collectively, the following (as the same now exist or may hereunder be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the Intercreditor Agreement): (a) the New Secured Convertible Notes Indenture; (b) the New Secured Convertible Notes, and (c) all other Note Documents (as defined in the New Secured Convertible Notes Indenture).

“New Secured Convertible Notes Indenture”: that certain Indenture dated as of the date hereof among Borrower as issuer[s], the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and collateral agent (the “New Secured Convertible Agent”).

“New Secured Notes”: the 12.50% Senior Secured Notes due 2027 issued pursuant to the New Indenture and any Additional Notes (as defined in the New Indenture) issued pursuant to the New Indenture from time to time.

“New Secured Notes Debt”: all Debt, obligations, liabilities and indebtedness of every kind, nature and description owing by the Obligors to the New Secured Notes Agent and the holders of the New Secured Notes pursuant to the New Secured Notes Documents (including, without duplication, all “Obligations” as defined thereunder).

“New Secured Notes Documents”: collectively, the following (as the same now exist or may hereunder be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the Intercreditor Agreement): (a) the New Secured Notes Indenture; (b) the New Secured Notes, and (b) all other Note Documents (as defined in the New Secured Notes Indenture).

“New Secured Notes Indenture”: that certain Indenture dated as of the date hereof among [Borrower], as issuers, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and collateral agent (the “New Secured Notes Agent”).

“Notice of Borrowing”: a Notice of Borrowing to be provided by Borrower to request a Borrowing of Loans, substantially in the form of Exhibit C hereto or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Senior Officer of Borrower.

“Obligations”: all (a) principal of, and premium, if any, on the Loans (including all Roll-Up Loans, all Loans incurred upon payment of any Exit Facility Upfront Payment or Backstop Put Option Payment, Initial Term Loans, Delayed Draw Term Loans and Protective Advances, as applicable), (b) interest (including any interest which but for the filing of an Insolvency Proceeding would have accrued on any Obligation, whether or not a claim is allowed or allowable for such interest), expenses, fees (including the Ticking Fee, Exit Facility Upfront Payments and Backstop Put Option Payments), indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents (including all amounts pursuant to Sections 3, 5, 10, and 14.2), and (c) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“Obligor”: Borrower, each Guarantor, or other Person that has granted a Lien in favor of Collateral Agent on its assets to secure any Obligations.

“Officer”: any of the following of the Borrower or any Guarantor: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, the President, any Executive Vice President, the Treasurer or the Secretary.

“Officer’s Certificate”: a certificate signed by a director or an Officer of the Borrower, a Guarantor, as the case may be, and delivered to the Administrative Agent.

“Ordinary Course of Business”: when used in connection with, or in respect of, any obligation of, or any transaction involving, entered into, or consummated by, or any action taken by, or any agreement or arrangement entered into by, any Person (including any Disposition) (each, an “Applicable Transaction”), means, and shall be deemed to require, that such Applicable Transaction shall be consummated, conducted, effectuated, or otherwise take place on an arm’s length basis, in the ordinary course of such Person’s business and consistent with such Person’s past practice, and, in each case, in good faith and not for purposes of evading any covenant or restriction in, or any requirement of, any Loan Document, any Restructuring Transaction Document or Applicable Law; provided, that any Applicable Transaction involving Cryptocurrency (including any Asset Disposition or any other sale, transfer or other Disposition of any Cryptocurrency) shall, in each case, only be considered to be in the Ordinary Course of Business if consummated at Fair Market Value.

“Organic Documents”: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“OSHA”: the Occupational Safety and Hazard Act of 1970.

“Other Agreement”: the Agent Fee Letter and each other fee letter, Compliance Certificate, the Global Intercompany Note, the Intercreditor Agreement, the New Miner Equipment Intercreditor Agreement, the Liquidity Covenant Certificate, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor to Administrative Agent or a Lender in connection with this Agreement.

“Other Connection Taxes”: with respect to the Administrative Agent, any Lender or any other recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than any assignment pursuant to Section 13.4).

“Parent Company”: any other Person, or group of Persons that are Affiliates of the Borrower of which the Borrower is an indirect Subsidiary.

“Parent Guarantor”: as defined in Section 10.1.2.

“Participant”: as defined in Section 13.2.1.

“Participant Register”: as defined in Section 13.2.4.

“Patents”: all patents and all patent applications (whether issued, applied for or allowed in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) inventions, discoveries, designs and improvements described or claimed therein, (iii) reissues, divisions, continuations, reexaminations, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment Item”: each check, draft or other item of payment payable to Borrower or any Subsidiary, including those constituting proceeds of any Collateral.

“PBGC”: the Pension Benefit Guaranty Corporation.

“Pension Plan”: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Perfection Certificate”: a certificate (substantially in the form of Exhibit D hereto or in such other form reasonably acceptable to the Collateral Agent).

“Permitted Acquisition”: any Acquisition by any Obligor; provided:

(a)    immediately prior to, and after giving effect to, such Acquisition, (i) as of the time of, and after giving pro forma effect to such Acquisition, no Event of Default shall have occurred or shall be continuing or would result therefrom, and (ii) the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that, to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects;

(b)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Approvals;

(c)    in the case of an Acquisition of (i) Equity Interests, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person such Acquisition shall be owned 100% by an Obligor and such Obligor shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of such Obligor, each of the actions set forth in Section 10.1.7, as applicable, and (ii) assets, including a business line or division of any Person, such Obligor shall have taken, or caused to be taken, as of the date such assets are acquired, each of the actions set forth in Section 10.1.7, as applicable;

(d)    Borrower and its Subsidiaries shall be in compliance with the Financial Covenants on a pro forma basis, after giving effect to such Acquisition;

(e)    any Target shall be in the same business or lines of business in which Obligors are engaged as of the Closing Date or as otherwise permitted under Section 10.2.6;

(f)    the Acquisition shall be non-hostile and shall have been approved by the board of directors (or equivalent governing body) of the Target acquired or from whom such assets, including a business line or division, is acquired;

(g)    in the case of the Acquisition of any real property such real property shall be located in the U.S. and shall be used as a site for the operation of Equipment; and

(h)    the aggregate amount of all Acquisition Consideration paid in cash or Cash Equivalents, for such Acquisition individually, or when aggregated with all other Acquisitions consummated in such Fiscal Year, shall not exceed the greater of (x) $30,000,000 or (y) [15%] of Consolidated Adjusted EBITDA as of the last day of the Test Period most recently ended in any Fiscal Year.

“Permitted Asset Disposition”: any of the following Dispositions:

(a)    any sale of property or any Disposition of property not otherwise described pursuant to any other clause of this definition (except any issuance of any Equity Interests by any Subsidiary of Borrower); provided, that (i) the aggregate Fair Market Value or book value (whichever is more) of property Disposed of in reliance on this clause (a) shall not exceed the greater of (A) $2,000,000 and (B) [TBD]% of Consolidated Adjusted EBITDA as of the last day of the Test Period most recently ended and (ii) the Net Cash Proceeds thereof shall be applied as required by Section 5.3.3;

(b)    any sale-leaseback transaction consummated in the Ordinary Course of Business; provided, that (i) the aggregate Fair Market Value or book value (whichever is more) of property subject to, or disposed of, in all sale-leaseback transactions consummated in reliance on this clause shall not exceed $25,000,000 in the aggregate, (ii) such sale-leaseback transaction shall be at arm’s-length and with a Person who is not an Affiliate, (iii) as of the time of, and pro forma for, such sale-leaseback transaction, no Event of Default shall have occurred or shall be continuing, or would be expected to result therefrom and (iv) the Net Cash Proceeds of such sale-leaseback transaction shall be applied as required by Section 5.3.3 (sale-leaseback transactions consummated in compliance with the foregoing, “Permitted Sale-Leaseback Transactions”);

(c)    other Asset Dispositions (except any issuance of any Equity Interests by any Subsidiary of Borrower) provided, that the aggregate Fair Market Value or book value (whichever is more) of property disposed of in reliance on this clause (c) shall not exceed $5,000,000 in any single Disposition or $10,000,000 in the aggregate in any Fiscal Year and the Net Cash Proceeds thereof shall be applied as required by Section 5.3.310;

(d)    the Assets Dispositions involving aggregate Fair Market Value or book value (whichever is more) of $5,000,000 in any single Disposition or $15,000,000 in the

[10]	Under discussion.

aggregate in any Fiscal Year, of which no less than 75% thereof shall be paid in Cash or Cash Equivalents, and the Net Cash Proceeds thereof shall be applied as required by Section 5.3.3; and

(e)    other Dispositions (except any issuance of any Equity Interests by any Subsidiary of Borrower) approved in writing by the Administrative Agent; provided, that the aggregate Fair Market Value of all property Disposed of in reliance on this clause shall not exceed [5]% of the total assets of the Borrower and its Subsidiaries (determined based on total assets as of the most recently ended Fiscal Quarter).

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, neither Borrower nor any of its Subsidiaries shall be permitted to Dispose of any patents, copyrights, trademarks and other Intellectual Property rights of Borrower or any of its Subsidiaries material to the business of Borrower or any of its Subsidiaries (except to the extent constituting an Exempted Disposition).

“Permitted BTC Hedging Agreement”: any forward sales or hedging arrangement with respect to the Obligors’ present or anticipated Bitcoin inventory approved by the Administrative Agent11.

“Permitted Contingent Obligations”: Contingent Obligations permitted pursuant to Section 10.2.1.

“Permitted Debt”: as defined in Section 10.2.1.

“Permitted Discretion”: a determination made in the exercise, in good faith, of reasonable credit judgment (from the perspective of a secured lender, or any administrative or collateral agent in connection with any secured financing transaction).

“Permitted Holders”: any Person that, as of the Plan Effective Date, owns 10% or more of the common stock of the Borrower.

“Permitted Lien”: as defined in Section 10.2.2.

“Permitted Prior Lien”: as defined in Section 10.2.2(j).

“Permitted Refinancing”:, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Debt of such Person; provided, that, (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and customary fees, expenses, original issue discount and upfront fees incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the Maturity Date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to

[11]	Under discussion.

Maturity of, the Debt being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Debt prior to such date of determination); (c) as of the time of, and after giving pro forma effect to such modification, refinancing, refunding, renewal or extension, no Event of Default shall have occurred or shall be continuing or would result therefrom; (d) to the extent such Debt being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension shall be subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended; (e) to the extent that the Debt being modified, refinanced, refunded, renewed or extended, (i) is secured, any Liens securing such modification, refinancing, refunding, renewal or extension shall only attach to the same (or lesser) assets, (ii) is secured on a junior or subordinated basis to the Obligations, any Liens securing such modification, refinancing, refunding, renewal or extension shall be subordinated to any Liens securing the Obligations, in each case, on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended, and on such other terms and subject to documentation reasonably acceptable to the Collateral Agent, (iii) is New Secured Notes Debt or New Secured Convertible Notes Debt, (x) such modification, refinancing, refunding, renewal or extension shall be subject to, and shall comply with the terms of, and shall be permitted by, the Intercreditor Agreement, and (y) any Liens securing such modification, refinancing, refunding, renewal or extension, and any holder of such Liens, shall be subject to the Intercreditor Agreement or other Acceptable Intercreditor Agreement, and (iv) is New Miner Equipment Lender Debt, (x) such modification, refinancing, refunding, renewal or extension shall be subject to, and shall comply with the terms of, and shall be permitted by, the New Miner Equipment Intercreditor Agreement, and (y) any Liens securing such modification, refinancing, refunding, renewal or extension, and any holder of such Liens, shall be subject to the New Miner Equipment Intercreditor Agreement or other Acceptable Intercreditor Agreement; (f) the only obligors in respect of such Debt being modified, refinanced, refunded, renewed or extended shall the original obligors thereon; (g) any modification, refinancing, refunding, renewal or extension of any unsecured Debt shall only be permitted to the extent that any Debt incurred or arising as a result thereof shall be unsecured; (h) any modification, refinancing, refunding, renewal or extension of any Debt of any Obligor shall only be permitted if the Debt incurred pursuant to such modification, refinancing, refunding, renewal or extension shall only be incurred by such (or a subset of such) Obligors; and (i) the terms and conditions of any such modification, refinancing, refunding, renewal or extension, taken as a whole, shall not be materially less favorable to the Lenders than the terms and conditions of the Debt being modified, refinanced, refunded, renewed or extended as reasonably determined by the Administrative Agent in consultation with the Borrower.

“Permitted Restrictions”: prohibitions, restrictions, or conditions under or with respect to any of the following: (a) the Loan Documents, (b), any Debt or Liens permitted hereunder related to any Purchase Money Debt, Purchase Money Lien, the New Secured Convertible Notes Documents, the New Secured Notes Documents, any Acquired Debt, Debt incurred or arising prior to the Closing Date and permitted to be outstanding pursuant to the terms of the Plan of Reorganization, New Miner Equipment Lender Debt, Swap Agreements, Mortgage Takeback Debt, M&M Lien Takeback Debt, M&M Lien Settlement Debt, Debt incurred to finance any Permitted Acquisition or the purchase of Equipment, Reinstated Other Secured Debt and Debt incurred to finance Permitted Sale-Leaseback Transactions, in each case, permitted by Section

10.2.1 or 10.2.2 solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property subject thereto, (c) by reason of customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses, contracts and similar agreements entered into in the Ordinary Course of Business (provided, that such restrictions are limited to the property or assets subject to such leases, licenses, contracts or similar agreements, as the case may be), (d) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale of any real or personal property permitted under this Agreement, (e) under any Debt or Lien permitted to be outstanding on the date any Person first becomes a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary, and such Person is permitted hereunder to become a Subsidiary), (f) Liens that are negative pledges and restrictions on Liens in favor of any holder of Debt permitted under Section 10.2.1 but solely to the extent any negative pledge relates to (A) the property financed by such Debt and the proceeds, accessions and products thereof or (B) the property secured by such Debt and the proceeds, accessions and products thereof so long as the agreements governing such Debt permit the Liens on Collateral securing the Obligations; (g) Liens that are restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business; (h) Liens that arise with respect to cash or other deposits permitted under Sections 10.2.1 or 10.2.2 and limited to such cash or deposit or customary bank set-off rights; (i) Liens that are Licenses or restrictions regarding licensing or sublicensing by Borrower and its Subsidiaries of Intellectual Property in the Ordinary Course of Business; and (j) Liens that are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder.

“Permitted Sale-Leaseback Transaction” has the meaning set forth in clause (b) of the definition of Permitted Asset Disposition.

“Person”: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“Petition Date”: as defined in the recitals to this Agreement.

“Plan”: any employee benefit plan (as defined in Section 3(3) of ERISA) established or maintained by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

“Plan Effective Date”: [TBD].12

“Plan of Reorganization”: the joint chapter 11 plan of reorganization for the Debtors attached as Exhibit 1 to the Restructuring Support Agreement (including all appendices, exhibits, schedules, and supplements thereto, as may be modified from time to time in accordance with its terms and the terms of the Restructuring Support Agreement. For the avoidance of doubt, the Plan of Reorganization is also the Plan (as such term is defined in the Restructuring Support Agreement)).

“Platform”: as defined in Section 14.3.3.

[12]	To be confirmed.

“Pledge Agreement”: each pledge agreement executed by each Obligor in favor of Collateral Agent, substantially in the form of Exhibit I or otherwise in form reasonably acceptable to the Collateral Agent.

“Primary Operating Account”: a Deposit Account of Borrower designated by Borrower in writing to the Administrative Agent from time to time as Borrower’s Primary Operating Account.

“Pro Rata”: (a) with respect to any Roll-Up Lender, expressed as a percentage, obtained by dividing (a) the aggregate principal amount of outstanding Roll-Up Loans held by such Lender by (b) the aggregate principal amount of outstanding Roll-Up Loans held by all Lenders, (b)with respect to any Initial Term Lender, the Initial Term Loan Percentage, (c) with respect to any Delayed Draw Term Lender, the Delayed Draw Term Loan Percentage, and (d) with respect to all Loans, such Lender’s share, expressed as a percentage, obtained by dividing (a) the aggregate principal amount of outstanding Loans held by such Lender plus such Lender’s unfunded Commitments by (b) the aggregate principal amount of outstanding Loans held by all Lenders plus the unfunded Commitments.

“Properly Contested”: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly (or to be promptly) instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect; (e) no Lien other than a Permitted Lien is imposed on assets of the Obligor, unless bonded and stayed to the reasonable satisfaction of Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Protective Advances”: as defined in Section 2.1.8.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Debt”: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets (including Equipment); (b) Debt (other than the Obligations) incurred within 36513 days before or after acquisition of any fixed assets (including Equipment), for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

“Purchase Money Lien”: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

“QFC Credit Support”: as defined in Section 14.20.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security

[13]	Under discussion.

interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests”: any Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest

“RCRA”: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

“Real Estate”: an Obligor’s interest in all leases and all land, tenements, hereditaments and any estate or interest therein, together with the buildings, structures, parking areas and other improvements thereon (including all fixtures), now or hereafter owned or leased by any Obligor, together with all easements, rights of way, and similar rights relating thereto and all leases, licenses, tenancies and occupancies thereof.

“Real Property Collateral”: all Real Estate owned in fee by the Obligors.

“Register”: as defined in Section 13.3.4.

“Reinstated Other Secured Debt” all Debt, obligations, liabilities and indebtedness of every kind, nature and description owing by the Obligors to each holder of an Other Secured Claim (as defined in the Plan of Reorganization) pursuant to the applicable Other Secured Claims Agreement (as defined in the Plan of Reorganization).

“Related Parties”: with respect to any Person, (a) such Person’s Affiliates and (b) the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release”: any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Remaining Obligations”: as of any date of determination, Obligations that as of such date of determination are inchoate or contingent indemnification and reimbursement obligations under the Loan Documents that survive termination of the Loan Documents, but as of such date of determination are not due and payable and for which no claims have been made.

“Report”: as defined in Section 12.2.3.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders”: at any time, one or more Lenders (subject to Section 4.2) having at such time (on an aggregate basis) Total Credit Exposures in excess of 50% of the Total Credit Exposures of all Lenders at such time; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investment”: any Investment by an Obligor or any Subsidiary, other than any Investment made pursuant to clauses (a) through (m) below:

(a)	Investments existing on the Closing Date and set forth on Schedule 10.2.4;

(b)

Investments in cash and Cash Equivalents (and assets that were Cash Equivalents when such Investment was made); provided, that the cash and Cash Equivalents subject to such Investment shall be held in a Deposit Account that constitutes Collateral and is either subject to a Control Agreement in favor of the Collateral Agent, or in an Excluded Account;

(c)

advances to a director, officer, or employee for salary, travel expenses, relocation, commissions and other business-related expenses in the Ordinary Course of Business in an aggregate amount not to exceed $1,000,000 at any time;

(d)	prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;

(e)	deposits with financial institutions permitted hereunder;

(f)

(i) Investments in any Obligor, (ii) Investments by any Obligor in any Subsidiary that is not an Obligor in an amount not to exceed $5,000,000; at any time, and (iii) Investments by any Subsidiary that is not an Obligor in any Obligor so long as such Investment is subordinated on terms and conditions satisfactory to the Administrative Agent to the Obligations;

(g)

Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the Ordinary Course of Business;

(h)

promissory notes, securities and other non-cash consideration received in connection with Permitted Asset Dispositions, so long as the same shall constitute Collateral and be subject to the Collateral Agent’s Lien hereunder in accordance with the requirements hereof;

(i)	Investments in Swap Agreements permitted under Section 10.2.15;

(j)

Contingent Obligations in respect of leases (other than Capital Leases) or other obligations that do not constitute Debt, in each case, entered into in the Ordinary Course of Business and constituting Permitted Contingent Obligations;

(k)	any other Investment; provided, that, (i) the amount thereof, when aggregated with the amount of all other Investments made in reliance on this clause and

Distributions pursuant to Section 10.2.3(c) at any time through to (and including on) the date of such Investment, shall not exceed 50% of Consolidated Net Income for the period beginning on the Closing Date and ending on the last day of the Borrower’s fiscal quarter ending immediately prior to the date of such proposed Investment, (ii) pro forma for such Investment, the Obligors shall be in compliance with the Financial Covenants, and the Fixed Charge Coverage Ratio (calculated on a pro forma basis) as of the last day of the Test Period most recently ended prior to such Investment shall be at least shall be at least 2:00:1.00;

(l)	Permitted Acquisitions; and

(m)

other Investments, so long as (i) the aggregate amount of such Investments shall not exceed the greater of (x) $2,000,000 and (y) [%] of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in any Fiscal Year, and (ii) as of the time of, and after giving pro forma effect to such Investment, no Default or Event of Default shall have occurred or shall be continuing or would result therefrom.

“Restrictive Agreement”: an agreement that conditions or restricts the right of any Obligor to grant Liens on any assets to secure the Obligations, to declare or make Distributions, or to repay any intercompany Debt.

“Restructuring”: as defined in the Restructuring Support Agreement.

“Restructuring and Plan Effective Date”: the Effective Date (as defined in the Plan of Reorganization).

“Restructuring Support Agreement”: as defined in the Recitals. A copy of the Restructuring Support Agreement is attached as Exhibit 1 to the Notice of (I) Execution of Restructuring Support Agreement and (II) Filing of Solicitation Versions of (A) Third Amended Plan and (B) Disclosure Statement for Third Amended Plan [Docket No. 1440].

“Restructuring Transaction Documents”: the Restructuring Support Agreement, and such other agreements, documents and instruments (if any) designated as such by the Administrative Agent.

“Roll-Up” as defined in Section 2.1.1.

“Roll-Up Lender”: any Lender having a Roll-Up Loan outstanding hereunder.

“Roll-Up Loans” as defined in Section 2.1.1.

“Royalties”: all royalties, fees, expense reimbursement and other amounts payable by Borrower under a License.

“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Sanction”: any sanction administered or enforced by the U.S. Government (including OFAC), United Nations Security Council, European Union, His Majesty’s Treasury or other sanctions authority.

“Sanctioned Person”: at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State), or by the United Nations Security Council, the European Union or any EU member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Designated Jurisdiction, or (c) any Person 50% or more owned or controlled, directly or indirectly, by any such Person described in clause (a) or (b) of this definition.

“Secured Parties”: collectively, the Administrative Agent, Collateral Agent, and Lenders.

“Securities Act”: the Securities Act of 1933.

“Security Agreement” each security agreement executed by each Obligor in favor of Collateral Agent, substantially in the form of Exhibit J or otherwise in form reasonably acceptable to the Collateral Agent.

“Security Documents”: the Guaranties, Control Agreements, the Landlord Collateral Access Agreements, the Pledge Agreement, the Security Agreement, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations, including any mortgages and deeds of trust, to the extent applicable.

“Seller Financing Indebtedness”: any obligation or liability consisting of fixed deferred purchase price, installment payments, or promissory notes that, in each case, is issued or otherwise incurred as consideration for any Permitted Acquisition.

“Senior Officer”: the chairman of the board, president, chief executive officer, chief financial officer or treasurer of Borrower or, if the context requires, another Obligor (or any other officer or employee of the applicable Obligor designated in or pursuant to an agreement between the applicable Obligor and the Administrative Agent).

“Solicited Discounted Prepayment Notice”: a written notice of Borrower Offer of Specified Discount Prepayment made pursuant to Section 5.2.5.2.2 substantially in the form of Exhibit Q.

“Solicited Discounted Prepayment Offer”: an irrevocable, written offer submitted by a responding Lender made pursuant to Section 5.2.2(d)(i) substantially in the form of Exhibit R

“Solvency Certificate”: a certificate (substantially in the form of Exhibit M hereto or in such other form reasonably acceptable to the Administrative Agent) signed by a Senior Officer of the Borrower.

“Solvent”: with respect to any Person, that as of the date of determination, both (a)(i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value assets of the Person and its Subsidiaries, taken as a whole; (ii) the capital of such Person and its Subsidiaries, taken as whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole, as contemplated on such date of determination; and (iii) such Person and its Subsidiaries, taken as a whole, has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise) in the Ordinary Course of Business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“Specified Discount Prepayment Notice”: a written notice of Borrower Offer of Specified Discount Prepayment made pursuant to Section 5.2.2 substantially in the form of Exhibit S.

“Specified Discount Prepayment Response”: the irrevocable written response by each Lender, substantially in the form of Exhibit T to a Specified Discount Prepayment Notice.

“Subordinated Debt”: any Debt incurred by Borrower or any of its Subsidiaries that is expressly contractually subordinate and junior in right of payment to Full Payment of all Obligations (other than Remaining Obligations). For the avoidance of doubt, (a) the Loan Documents and (b), any Debt or Liens permitted hereunder related to any Purchase Money Debt, Purchase Money Lien, the New Secured Convertible Notes Documents, the New Secured Notes Documents, any Acquired Debt, Debt incurred or arising prior to the Closing Date and permitted to be outstanding pursuant to the terms of the Plan of Reorganization, New Miner Equipment Lender Debt, Swap Agreements, Mortgage Takeback Debt, M&M Lien Takeback Debt, M&M Lien Settlement Debt, Debt incurred to finance any Permitted Acquisition or the purchase of Equipment, Reinstated Other Secured Debt and Debt incurred to finance Permitted Sale-Leaseback Transactions, in each case, shall not be Subordinated Debt.

“Subsidiary”: with respect to any Person, any entity more than 50% of whose voting securities or Equity Interests is owned by such Person (including indirect ownership by such Person through other entities in which such Person directly or indirectly owns more than 50% of the voting securities or Equity Interests). Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantor”: each direct and indirect Subsidiary of Borrower, other than an Immaterial Subsidiary or an Excluded Subsidiary.

“Supported QFC”: as defined in Section 14.20.

“Swap Agreement”: (i) any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code, or any other agreement entered into by any Person with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and (ii) any Permitted BTC Hedging Agreement.

“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap Agreement or any other agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.14

“Target”: with respect to any Person, any other Person acquired or proposed to be acquired by such Person.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technology”: all trade secrets, know how, technology (whether patented or not), rights in software (including source code and object code), rights in data and databases, rights in Internet web sites, customer and supplier lists, proprietary information, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future misappropriations or violations thereof, (iii) rights corresponding thereto throughout the world and (iv) rights to sue for past, present and future misappropriations or violations thereof.

“Termination Date”: the earliest of the following: (a) the Maturity Date, and (b) the date on which the Loans are accelerated or otherwise declared (or become) due and payable in accordance with the terms of this Agreement (whether automatically, or upon any Event of Default or as otherwise provided hereunder).

“Test Period”: the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 10.1.1(a) or (b), as applicable, have been delivered (or are required to have been delivered).

“Ticking Fee”: as defined in Section 3.2.4 of this Agreement.

“Total Credit Exposure”: as to any Lender at any time, the unused Commitments and outstanding amount of all Loans of such Lender at such time.

“Trademarks”: all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names, brand names, and trade names and other identifiers of source, and all goodwill of the business connected with the use of and symbolized by any of the foregoing, whether registered or unregistered, and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered or applied for in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to any of the foregoing, (ii) extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable

[14]	Under discussion.

thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or violations thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements, dilutions or violations thereof.

“tranche”: with respect to any Class of Loans, a principal amount of Loans within such Class that are outstanding on identical terms, which principal amount constitutes a portion, but not the entire principal amount, of Loans comprised in such Class (and each separate portion representing Loans having other terms shall be a separate tranche); provided, further, that, whenever any provision of this Agreement or any other Loan Document identifies or is expressed to apply to any Loan(s) only by reference to Class, but without making any distinction between any Loans within such Class on the basis of their respective terms, such provision shall be deemed to apply to all Loans within such Class on the same basis, and each Loan in such Class shall be treated equally pursuant to such provision, notwithstanding that any such Loans belong to different tranches for any other purpose or in any other context.

“Transactions”: (a) the execution and delivery by the Obligors of this Agreement and the other Loan Documents to which they are a party on the Closing Date, and the performance of the obligations and transactions hereunder, (b) the other transactions related to or entered into in connection with any of the foregoing or otherwise in connection with the Restructuring, and (c) the payment of fees, premiums, charges, costs and expenses in connection with any of the foregoing.

“Transferee”: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

“UCC”: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection, priority or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability”: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

“Upstream Payment”: a Distribution by a Subsidiary of Borrower to Borrower or to another Subsidiary of Borrower that holds Equity Interests in such Subsidiary so long as each Obligor that holds Equity Interests in such Subsidiary received at least its pro rata share of such Distribution based on its relative ownership of such Subsidiary.

“U.S. Person”: “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes”: as defined in Section 14.20.

“U.S. Tax Compliance Certificate”: as defined in Section 5.10.2(b)(iii).

“Warrants”: the Tranche 1 Warrants and the Tranche 2 Warrants (each as defined in the New Secured Notes Indenture) issued pursuant to the warrant agreement, dated the Plan Effective Date, between the Borrower and [●], as warrant agent.

“Weighted Average Life to Maturity”: when applied to any Debt any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by, (b) the then outstanding principal amount of such Debt.

“Wholly-Owned”: any Subsidiary of a specified Person, that 100% of the Equity Interests of such Subsidiary (other than (x) directors’ qualifying shares, and (y) shares issued to foreign nationals to the extent required by applicable law) is owned, directly or indirectly, by such Person and/or one or more of such specified Person’s other Subsidiaries that also qualify as Wholly-Owned Subsidiaries under this definition.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.    Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower and its Subsidiaries delivered to Administrative Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in such change, the change is disclosed to Administrative Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change. Any change in GAAP occurring after the date hereof that would require operating leases to be treated as capital leases shall be disregarded for the purposes of determining Debt and any financial ratio or compliance requirement contained in any Loan Document.

1.3.    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right”, “Supporting Obligation”, “Security Account” and “Commodity Account”.

1.4.    Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means time of day at Administrative Agent’s notice address under Section 14.3.1; or (g) discretion of any Agent or any Lender means the sole and absolute (unless otherwise qualified) discretion of such Person exercised in a manner consistent with its duties of good faith and fair dealing. All references to Loans, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Financial Covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. A reference to Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had exercised reasonable diligence and good faith. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, Disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, Disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity). Except as otherwise expressly stated, if this Agreement or any other Loan Document requires a cash payment or wire transfer to be made on a day that is not a Business Day, such payment or transfer shall instead be deemed to be required to be made on the immediately succeeding Business Day. Except to the extent a reference is expressly made to Business Days, each reference to a certain number of “days” shall be a reference to such number of calendar days. Unless otherwise expressly stated, if this Agreement or any other Loan Document does not permit any Person to take any action or consummate any transaction directly, then such Person shall also not be permitted to take such action or consummate such transaction indirectly, or to assist or support any other Person in taking such action or consummating such transaction. The use herein or in any other Loan Document of the words “continuing”, “continuance”, “existing”, or any words of similar import or derivatives of any such words in reference to any Event of Default means that such Event of Default has not been expressly waived in accordance with Section 14.1.

1.5.    Division. Any restriction, condition or prohibition applicable to a merger, transfer, consolidation, amalgamation, assignment, restricted payment, investment, disposition, sale or transfer, or similar term set forth in the Loan Documents shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership, as if it were a merger, transfer, consolidation, amalgamation, assignment, restricted payment, investment, disposition, sale or transfer, or similar term, as applicable. Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, assignment, restricted payment, investment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, restricted payment, investment, disposition, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Notwithstanding anything to the contrary in this Agreement, (i) any division of a limited liability company shall constitute a separate Person hereunder, and each resulting division of any limited liability company that, prior to such division, is a Subsidiary, Guarantor, Loan Party or any other like term shall remain a Subsidiary, Guarantor, Loan Party or other like term, respectively, after giving effect to such division, to the extent required under this Agreement, and any resulting divisions of such Persons shall remain subject to the same restrictions and corresponding exceptions applicable to the pre-division predecessor of such divisions, and (ii) if any Loan Party or other Subsidiary shall consummate a division permitted under this Agreement in accordance with the foregoing, such Loan Party or Subsidiary shall be required to (effective simultaneously with the effectiveness of such division) comply with the requirements set forth in Section 10.1.7, to the extent applicable.

SECTION 2.    CREDIT FACILITIES

2.1.    Roll-Up Loans. Subject to the terms and conditions of the Confirmation Order and this Agreement (including Section 6 hereof), and relying upon the representations and warranties set forth herein, concurrently with, and automatically upon the occurrence of the Confirmation Order, each Lender shall hereby be deemed to have made (on a cashless basis, without any actual funding) a term loan to Borrower (each “Roll-Up Loan” and collectively, the “Roll-Up Loans”) in an aggregate principal amount equal to [$40,000,000] as set forth opposite such Lender’s name in Schedule 1.1 under the heading “Roll-Up Loans”, which Roll-Up Loan shall be deemed to refinance [a corresponding amount of the Convertible Notes Secured Claims] owing to such Lender or any of its Affiliates, partners or investors (the foregoing, including the incurrence of the Roll-Up Loan, the “Roll-Up”).

2.1.1    New Money Loans.

(a)    Term Loans.

(i)    Subject to the terms and conditions hereof (including Section 6 hereof), each Lender holding an Initial Term Loan Commitment severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, an “Initial Term Loan” and collectively, the “Initial Term Loans”) to Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule 1.1 under the heading “Initial Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Initial Term Loans shall be made by each such Lender in an aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender.

(ii)    Once repaid, Initial Term Loans incurred hereunder may not be reborrowed. On the Closing Date (after giving effect to the incurrence of Initial Term Loans on such date), the Initial Term Loan Commitment of each Lender shall terminate.

(b)    Delayed Draw Term Loans.

(i)    Subject to the terms and conditions hereof (including Section 6 hereof), each Lender with a Delayed Draw Term Loan Commitment severally agrees to make one or more term loans (each, a “Delayed Draw Term Loan” and collectively the “Delayed Draw Term Loans”) from time to time to Borrower in Dollars, so long as the Delayed Draw Term Loan Commitment Expiration Date has not occurred, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Delayed Draw Term Loan Commitment as set forth under the heading “Delayed Draw Term Loan Commitment: on Schedule 1.1, as such amount may be adjusted or reduced pursuant to the terms hereof; provided, that immediately before and after giving effect to each such Delayed Draw Term Loans, (i) the aggregate amount of Delayed Draw Term Loans from such Lender shall not exceed such Lender’s Delayed Draw Term Loan Commitment, as such amount may be adjusted or reduced pursuant to the terms hereof and (ii) the aggregate amount of all Delayed Draw Term Loans shall not exceed the Delayed Draw Term Loan Commitments, as such amount may be adjusted or reduced pursuant to the terms hereof.15

(ii)    Upon the borrowing of any Delayed Draw Term Loans, such Delayed Draw Term Loans shall be part of the same class as, and treated in all respects as so as to be fungible with, the Initial Term Loans.

[15]	Under discussion.

(iii)    Subject to the terms and conditions hereof, the Delayed Draw Term Loans may be funded in two (2), and no more than two (2), separate borrowings.

(iv)    Each Lender’s Commitment set forth under the definition of “Delayed Draw Term Loan Commitment” herein shall be reduced by the amount of any Delayed Draw Term Loan that is made and shall automatically terminate on the Delayed Draw Term Loan Commitment Expiration Date.

2.1.2    [Backstop Put Option Payments. In furtherance of Section 3.2.5 and the agreements set forth in the Exit Facility Commitment Letter, on the Closing Date, the Borrower shall, automatically by operation of the provisions hereof (without any further action by any Person, and without requirement for any cash to be advanced by any Lender), incur and be deemed to incur Debt under Loans deemed issued on the Closing Date hereunder in an aggregate principal amount equal to the amount of the Backstop Put Option Payments, which Loans shall (i) have the same pricing, rights, privileges and other terms as otherwise attach to as all Initial Term Loans, and shall accrue interest at the same rate as of the Closing Date, and (ii) be owing to the Lenders who are Backstop Parties (or their respective designees), as reflected in the register maintained by the Administrative Agent.]16

2.1.3    Once repaid, no Loan (or portion thereof) may be reborrowed.

2.1.4    Procedure for Initial Term Loan and Delayed Draw Term Loan Borrowing. With respect to the Initial Term Loans, Borrower shall give given the Administrative Agent notice in the form of a Notice of Borrowing (which notice must have been received by the Administrative Agent prior to 11:00 A.M. and shall be irrevocable) one Business Day prior to the proposed Borrowing Date specifying (a) the amount to be borrowed by Borrower, (b) the requested funding date (which shall be a Business Day, such funding date each a “Borrowing Date”), and (c) the wiring instructions for the account to which funds should be wired. Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Lender thereof. Each applicable Lender will make the amount of its pro rata share (based on its Initial Term Loan Percentage) of the applicable Initial Term Loan Commitments available to Borrower on the Closing Date in funds immediately available to Borrower. The notices in respect of the Borrowings on the Closing Date may be conditioned on the closing of the Restructuring and Plan Effective Date.

(a)    With respect to the Delayed Draw Term Loans, Borrower shall have given the Administrative Agent notice in the form of a Notice of Borrowing (which notice must have been received by the Administrative Agent prior to 11:00 A.M. and shall be irrevocable) three (3) Business Days prior to the proposed Borrowing Date, specifying (a) the amount to be borrowed by Borrower; provided, that, any Borrowing shall be in an amount equal to at least the principal amount of $1,000,000 (and integral multiples of $500,000 in excess of that amount) and no more than the lesser of (i) $1,000,000 and (ii) the remaining unfunded Delayed Draw Term Loan Commitment, (b) the requested Borrowing Date, and (c) the wiring instructions for the account to which funds should be

[16]	Under discussion.

wired. Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Lender thereof. Each applicable Lender will make the amount of its pro rata share (based on Delayed Draw Term Loan Percentage, as applicable) of the applicable Delayed Draw Term Loan Commitments available to Borrower on the Borrowing Date in funds immediately available to Borrower.

2.1.5    Termination of Commitments; Voluntary Reduction of Commitments.

(a)    Initial Term Loan Commitments shall automatically terminate on the Closing Date. Upon at least one (1) Business Day (or such shorter period as Administrative Agent may agree) prior written notice to Administrative Agent at any time, Borrower may, at its option, terminate any Delayed Draw Term Loan Commitment at any time. The Delayed Draw Term Loan Commitments shall automatically terminate on Delayed Draw Term Loan Commitment Expiration Date.

(b)    Borrower may permanently reduce any Delayed Draw Term Loan Commitments, on a Pro Rata basis for each Delayed Draw Term Lender, upon at least ten Business Days (or such shorter period as Administrative Agent may agree) prior written notice to Administrative Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

2.1.6    Amortization. The outstanding unpaid principal amount of the Loans shall be repaid in consecutive quarterly installments on the first Business Day of each Fiscal Quarter (each a “Payment Date”), beginning with April 1, 2026, and each such quarterly installment shall be in an amount equal to $1,250,000. Notwithstanding the foregoing, the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Loans. The outstanding unpaid principal balance and all accrued and unpaid interest on the Loans shall be due and payable on the earlier of (i) the Maturity Date and (ii) the Termination Date. All principal of, interest on, and other amounts payable in respect of the Loans shall constitute Obligations hereunder.

2.1.7    Protective Advances. Administrative Agent shall be authorized, in its discretion, at any time, to make Loans (“Protective Advances”) if Administrative Agent deems such Loans necessary or desirable (a) to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; and/or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to Administrative Agent. Absent such revocation, Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. Loans representing Protective Advances shall accrue interest at the same rate as, and shall otherwise be treated as, Initial Term Loans.

SECTION 3.    INTEREST, FEES AND CHARGES

3.1.    Interest.

3.1.1    Rates and Payment of Interest.

(a)    The outstanding principal amount of each Loan shall bear interest at the Applicable Rate (subject to clause (b) below), and such interest shall accrue on such Loan daily from (and including) the day such Loan is made until Full Payment. Subject to clause (b) below, accrued interest on each Loan shall be due and payable by Borrower in arrears on each Interest Payment Date.

(b)    As of (and including the day of) the occurrence of, and at all times on each day during the continuance of, any Event of Default (including if any Loans or other Obligations (or portion thereof) shall remain unpaid as of the Termination Date), all outstanding Loans, and all overdue interest, fees and other Obligations (as applicable), shall, in each case, automatically bear interest at the Default Rate (whether before or after any judgment), and such interest shall accrue thereon until Full Payment. Accrued Default Rate interest shall be payable in cash on each Interest Payment Date (unless a demand therefor is made by the Administrative Agent on Borrower sooner or on a more frequent basis, as determined by the Administrative Agent, in which case payment shall be made when specified by the Administrative Agent to Borrower). Borrower acknowledges that the cost and expense to Administrative Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c)    Interest hereunder shall be due and payable in accordance with, and at the times, and as otherwise provided for by, the terms of this Agreement, both before and after judgment, and before and after the commencement of any Insolvency Proceeding.

3.2.    Fees and Commitment Payments.

3.2.1    Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative and collateral agency fees and other amounts set forth in the Agent Fee Letter, in each case, at the times and in the amounts specified therein (the “Agent Fees”). For the avoidance of doubt, the Agent Fees shall be payable in addition to, and nothing herein shall be construed as limiting the Obligors’ obligations with respect to payment of, any other fees, expenses, indemnities and other amounts payable to the Administrative Agent pursuant to the Loan Documents (including Extraordinary Expenses, and amounts payable pursuant to Section 3.4 and Section 14.2) or otherwise.

3.2.2    Fees. Without limiting anything else herein, Borrower shall pay all fees set forth in all engagement letters, fee letters and other similar agreements executed in connection with the Loan Documents with any other Person (including the Exit Facility Commitment Letter).

3.2.3    No Refunds. No fees or other amounts payable hereunder (including the Ticking Fee and Agent Fees) shall be refundable under any circumstances.

3.2.4    Ticking Fee. Subject to Section 4.2.1(c), as consideration for reserving capital for the New Money Loan Commitments and such other accommodations that have been or may be made available to Borrower by the Lenders hereunder, and otherwise in connection with the transactions occurring on or about the Closing Date, Borrower shall pay to the Administrative Agent for the ratable benefit of each Lender in accordance with its Pro Rata share, a ticking fee

(the “Ticking Fee”) computed as of the end of each month of 1.00% per annum (calculated on the basis of actual number of days elapsed in a year of three-hundred sixty (360) days) on the aggregate amount available under the New Money Loan Commitments as of the last Business Day of each fiscal quarter. The Ticking Fee will be fully earned, and shall be due and payable in cash in full, on the first Business Day of the immediately following fiscal quarter.

3.2.5    Certain Payments. Each of the parties hereto agree to treat, and consistently report, the Ticking Fee, Backstop Put Option Payments, and Exit Facility Upfront Payments as not subject to U.S. federal income tax withholding – whether (as reasonably determined by Borrower in consultation with the Lenders) by reason of being a “put premium” paid to the commitment parties, original issue discount or interest, a payment in respect of the termination of a right or obligation with respect to a capital asset, or otherwise (but not, for the avoidance of doubt, as payment for services) – unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or a change in law; provided, that, Borrower receives the documentation described in Section 5.10; provided further, for the avoidance of doubt, to the extent any such payment is taxable as original issue discount or interest for U.S. federal income tax purposes, such payment shall be subject to the provisions of Section 5.9.

3.3.    Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges expressed to be calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.

3.4.    Reimbursement Obligations. Borrower shall reimburse the Agents for all Extraordinary Expenses. All legal and accounting fees incurred by Agent Professionals shall be charged to Borrower at the actual rate charged by such Agent Professionals; provided, that Borrower’s obligation to reimburse Agents for legal fees and expenses shall be limited to the reasonable and documented legal fees and expenses of one primary counsel, and one local counsel in each relevant jurisdiction. All amounts payable by Borrower under this Section shall be due on demand.

3.5.    [Reserved].

3.6.    [Reserved].

3.7.    Increased Costs; Capital Adequacy.

3.7.1    Increased Costs Generally. If any Change in Law shall:

(a)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)    subject any recipient to Taxes (other than Indemnified Taxes and Excluded Taxes) with respect to any Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)    impose on any Lender or interbank market any other condition, cost or expense affecting any Loan, Commitment or Loan Document;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to reduce the amount of any sum received or receivable by a Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered; provided, that such additional amounts are also being assessed by such Lender generally against similarly situated borrowers under similar credit facilities.

3.7.2    Capital Requirements. If a Lender determines that a Change in Law affecting such Lender or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or holding company’s capital as a consequence of this Agreement, or such Lender’s Commitments, Loans, or participations in Loans, to a level below that which such Lender or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrower will pay to such Lender, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered; provided, that such additional amounts are also being assessed by such Lender against similarly situated borrowers under similar credit facilities.

3.7.3    [Reserved].

3.7.4    Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate a Lender for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8.    Mitigation. If any Lender requests compensation under Section 3.7, or if Borrower is required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would reduce amounts payable in the future; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9.    [Reserved].

3.10.    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If

Administrative Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Administrative Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.    LOAN ADMINISTRATION

4.1.    Funding Loans.

4.1.1    [Reserved].

4.1.2    Funding by Lenders. Each Lender shall timely honor its Commitment by funding its Pro Rata share of each Borrowing of Loans that is properly requested hereunder to the Administrative Agent. In furtherance of the foregoing, Administrative Agent shall notify Lenders of its receipt of any Notice of Borrowing on the same Business Day when such Notice of Borrowing shall have been received by it, and each Lender shall thereupon make its Loan by funding such Lender’s Pro Rata share of the Borrowing requested pursuant to such Notice of Borrowing in immediately available funds to the account specified by the Administrative Agent no later than 12:00 p.m. on the requested funding date (it being agreed that such Loan shall be deemed made as of the time when such funding shall occur, and shall be deemed outstanding at all times thereafter until Full Payment). Subject to its receipt of such amounts from Lenders, Administrative Agent shall disburse the proceeds of the Loans as directed by Borrower in the applicable Notice of Borrowing. Unless Administrative Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Administrative Agent may assume that such Lender has deposited or promptly will deposit its share with Administrative Agent, and Administrative Agent may (but shall not be obligated to) disburse a corresponding amount to Borrower. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.2 is not received by Administrative Agent, then Borrower agrees to repay to Administrative Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3    Notices. Neither Administrative Agent nor any Lender shall have any liability for any loss suffered by Borrower as a result of Administrative Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Administrative Agent or any Lender to be a person authorized to give such instructions on Borrower’s behalf.

4.2.    Defaulting Lender.

4.2.1    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders.

(b)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Commitments without giving effect to clause (c) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 4.2.1(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)    Notwithstanding anything to the contrary herein, no Ticking Fees or Backstop Put Option Payment shall be due or payable to any Defaulting Lender, until such time as such Lender ceases to be a Defaulting Lender.

4.2.2    Cure. If Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 4.2.1(b)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

4.2.3    Loans. So long as any Lender is a Defaulting Lender, the Administrative Agent shall not be required to fund any Loans unless it will have no fronting exposure after giving effect to such Loan.

4.3.    Effect of Termination. On the Termination Date, the Obligations (other than Remaining Obligations) shall be immediately due and payable in immediately available funds. Until Full Payment of the Obligations, all undertakings of Borrower contained in the Loan Documents shall continue, and Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Sections 3.7, 5.5, 5.9, 5.10, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5.    PAYMENTS

5.1.    General Payment Provisions.

All payments of Obligations shall be made in Dollars in cash, without offset, counterclaim or defense of any kind and in immediately available funds, not later than 12:00 noon (New York City time) on the due date. Any payment after such time may be deemed by the Administrative Agent made on the next Business Day. Borrower agrees that, during the continuation of an Event of Default, Administrative Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Administrative Agent deems advisable.

The Borrower shall notify the Administrative Agent in writing of any voluntary prepayment under Section 5.2 or any mandatory prepayment under Section 5.3 not later than 1:00 p.m. three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount to be prepaid. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the Lenders whose Loans are subject to such prepayment of the contents thereof and of each Lender’s Pro Rata share thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a borrowing of the same type and class, or such lesser amount that is then outstanding with respect to such Loan being repaid.

5.2.    Voluntary Prepayments.

5.2.1    The Loans may be prepaid from time to time at the option of the Borrower, without penalty or premium; provided, that, subject to Section 5.2.2, such prepayments shall be at par and applied on a Pro Rata basis, and shall be accompanied by payment of any interest or other amount accrued in respect of the amount prepaid.

5.2.2    Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, so long as no Event of Default has occurred and is continuing, the Borrower or any of its Subsidiaries may prepay the outstanding Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by Borrower or any of its Subsidiaries) on the following basis:

(a)    Any Obligor or any of its Subsidiaries shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Section 5.2.2.

(b) (i) Any Obligor or any of its Subsidiaries may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent five (5) Business Days’ notice substantially in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Obligor or such Subsidiary, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $[5,000,000] and whole increments of $[1,000,000] in excess thereof and (IV) subject to clause (j) below, each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third (3rd) Business Day after the date of delivery of such notice to such Lenders (which date may be extended upon notice by the applicable Obligor or the Subsidiary to the Auction Agent) (the “Specified Discount Prepayment Response Date”).

(ii)    Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response

Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(iii)    If there is at least one Discount Prepayment Accepting Lender, the relevant Obligor or Subsidiary will make a prepayment of outstanding Loans pursuant to this paragraph (iii) to each Discount Prepayment Accepting Lender on the Discounted Prepayment Effective Date in accordance with the respective outstanding amount and tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (ii) above; provided that, if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (with the consent of such Obligor or such Subsidiary and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Obligor or Subsidiary of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Obligor and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Obligor or Subsidiary shall be due and payable by such Obligor on the Discounted Prepayment Effective Date in accordance with clause (f) below (subject to clause (j)) below).

(c)    (i) Any Obligor or any of its Subsidiaries may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Obligor or such Subsidiary, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Loans with respect to each relevant tranche of Loans willing to be prepaid by such Obligor or such Subsidiary (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) subject to clause (j) below, each such solicitation by any Obligor or any of its Subsidiaries shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third (3rd) Business Day after the date of delivery of such notice to such Lenders (which date may be extended by notice from the Obligor or Subsidiary to the Auction Agent) (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify one or more (but no more than three for any Lender) discounts to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(ii)    The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (with the consent of such Obligor or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this Section. The relevant Obligor or Subsidiary agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent within the Discount Range by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (iii) at the Applicable Discount (each such Lender, a “Participating Lender”)).

(iii)    Subject to clause (j) below, if there is at least one Participating Lender, the relevant Obligor or Subsidiary will prepay the respective outstanding Loans of each Participating Lender on the Discounted Prepayment Effective Date in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (with the consent of such Obligor or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Obligor or Subsidiary of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Obligor or Subsidiary and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Obligor or Subsidiary shall be due and payable by such Obligor on the Discounted Prepayment Effective Date in accordance with clause (f) below (subject to clause (j) below).

(d)    (i) Any Obligor or any of its Subsidiaries may from time to time solicit offers for discounted prepayments by providing the Auction Agent with five (5) Business Days’ notice in substantially the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Obligor or such Subsidiary, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Loans the Obligor or Subsidiary is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) subject to clause (j) below, each such solicitation by any Obligor or any of its Subsidiaries shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of such

Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer in the form of Exhibit P to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third (3rd) Business Day after the date of delivery of such notice to such Lenders (which date may be extended upon notice from the Obligor or Subsidiary to the Auction Agent) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both one or more (but no more than three) discounts to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Loan and the maximum aggregate principal amount and tranches of such Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount.

(ii)    The Auction Agent shall promptly provide the relevant Obligor or Subsidiary with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Obligor or such Subsidiary shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Obligor or Subsidiary in its sole discretion (the “Acceptable Discount”), if any. If the Obligor or Subsidiary elects, in its sole discretion, to accept any Offered Discount as the Acceptable Discount, in no event later than by the third (3rd) Business Day after the date of receipt by such Obligor or such Subsidiary from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (ii) (the “Acceptance Date”), the Obligor or Subsidiary may submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Obligor or Subsidiary by the Acceptance Date, such Obligor or such Subsidiary shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(iii)    Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Obligor or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Obligor or Subsidiary at the Acceptable Discount in accordance with this Section)). If the Obligor or Subsidiary elects to accept any Acceptable Discount, then the Obligor or Subsidiary agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered

Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Obligor or Subsidiary may prepay outstanding Loans pursuant to this subsection (iii) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (with the consent of such Obligor or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Obligor or Subsidiary of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Obligor or such Subsidiary and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Obligor or such Subsidiary shall be due and payable by such Obligor or such Subsidiary on the Discounted Prepayment Effective Date in accordance with clause (f) below (subject to clause (j) below).

(e)    In connection with any Discounted Loan Prepayment, Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary and documented fees and out-of-pocket expenses from an Obligor or Subsidiary in connection therewith.

(f)    If any Loan is prepaid in accordance with paragraphs (b) through (d) above, an Obligor or Subsidiary shall prepay such Loans on the Discounted Prepayment Effective Date without premium or penalty. The relevant Obligor or Subsidiary shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Funding Office in immediately available funds not later than 12:00 p.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro rata basis across such installments. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Loans pursuant to this Section 5.2.2 shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective pro rata share. The aggregate principal amount of the tranches and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment. In connection with each prepayment pursuant to this Section 5.2.2, each relevant Obligor and Lender shall render customary “big boy” letters to each other and the Auction Agent.

(g)    To the extent not expressly provided for herein, each Discounted Loan Prepayment (which for the avoidance of doubt, shall not include any open market purchases of Loans or Commitments otherwise permitted by the terms hereof) shall be consummated pursuant to procedures consistent with the provisions in this Section 5.2.2 or as otherwise established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(h)    Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 5.2.2, to the extent the Administrative Agent is the Auction Agent, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(i)    Each of Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 5.2.2 by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 5.2.2 as well as activities of the Auction Agent.

(j)    Each Obligor and any of its Subsidiaries shall have the right, by written notice to the Auction Agent, to revoke or modify its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date.

(k)    Any failure by such Obligor or such Subsidiary to make any prepayment to a Lender, pursuant to this Section 5.2.2 shall not constitute a Default or Event of Default under Section 11.1 or otherwise.

(l)    To the extent the Auction Agent is required to deliver notices or communicate such other information to the Lenders pursuant to this Section 5.2.2, the Auction Agent will work with the Administrative Agent (and the Administrative Agent will cooperate with the Auction Agent) in order to procure the delivery of such notices and/or the communication of such information to the applicable Lenders.

(m)    Nothing in this Section 5.2.2 shall require Borrower or any of its Subsidiaries to undertake any Discounted Loan Prepayment.

5.3.    Mandatory Prepayments.

5.3.1    [Reserved].

5.3.2    Termination Date. On the Termination Date, Borrower shall repay all outstanding Loans and other Obligations in full in cash to the extent required to constitute Full Payment hereunder.

5.3.3    Dispositions. Within ten (10) Business Days of the date of receipt by any Obligor or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary Asset Disposition, Borrower shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds received by such Person in connection with such Asset Disposition provided, that so long as (A) no Event of Default shall have occurred or shall be continuing or would result therefrom, (B) within three (3) Business Days of such Asset Disposition, Borrower shall have given the Administrative Agent prior written notice of Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or Disposition or the cost of purchase or construction of other assets useful in the business of such Obligor or its Subsidiaries, (C) the monies are held in a Deposit Account in which the Administrative Agent has a perfected first-priority security interest, and (D) such Obligor or its Subsidiary, as applicable, completes such replacement, purchase, or construction within 270 days after the initial receipt of such monies (and an additional ninety-five (95) day extension if a written commitment to reinvest has been entered into prior to the lapse of such 270 day period), then the Obligor or such Obligor’s Subsidiary whose assets were the subject of such Disposition shall have the option to apply 100% of such monies to the costs of replacement of the assets that are the subject of such sale or Disposition or the costs of purchase or construction of other assets useful in the business of such Obligor or such Subsidiary unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 5.6.1. Nothing contained in this Section 5.3.3 shall permit any Obligor or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 10.2.5.

5.3.4    Insurance/Condemnation Proceeds. Within ten (10) Business Days of the date of receipt by any Obligor or any of its Subsidiaries, or Administrative Agent as loss payee,

of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of such Net Insurance/Condemnation Proceeds received by such Person provided, that so long as (A) no Event of Default shall have occurred or shall be continuing or would result therefrom, (B) the monies are held in a Deposit Account in which the Administrative Agent has a perfected first-priority security interest, and (C) such Obligor or its Subsidiary, as applicable, completes such replacement, purchase, or construction within 270 days after the initial receipt of such monies (and an additional ninety-five (95) day extension if a written commitment to complete such replacement, purchase or construction has been entered into prior to the lapse of such 270 day period), then the Obligor or such Obligor’s Subsidiary in receipt of such Net Insurance/Condemnation Proceeds shall have the option to apply 100% of such monies to the costs of replacement of the assets that are the subject of such subject of such Net Insurance/Condemnation Proceeds or the costs of purchase or construction of other assets useful in the business of such Obligor or such Subsidiary unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Administrative Agent and applied in accordance with Section 5.6.1.

5.3.5    Extraordinary Receipts. Within ten (10) Business Days of the date of receipt by any Obligor or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall prepay Loans on a Pro Rata basis in an aggregate amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts. All such payments shall be paid to Agent and applied in accordance with Section 5.6.1.

5.3.6    Excess Cash Flow. No later than the fifth (5th) Business Day after the date on which audited annual financial statements are required to be delivered pursuant to Section 10.1.2(a) (commencing with the financial statements for Fiscal Year ending on December 31, 2024), Borrower shall, prepay the Loans on a Pro Rata basis in aggregate amount equal to 50% of the Consolidated Excess Cash Flow of the Obligors and their Subsidiaries for such Fiscal Year. All such payments shall be paid to Agent and applied in accordance with Section 5.6.1.

5.3.7    Debt Issuance. Within ten (10) Business Days of the receipt by any Obligor or any Subsidiary thereof of the proceeds of any Debt Issuance not permitted by Section 10.2.1, Borrower shall prepay the Loans on a Pro Rata basis in an aggregate amount equal to 100% of such proceeds; provided, that, pending application of such amounts towards prepayment of the Loans in accordance herewith, all funds shall be held in a Deposit Account subject to a Control Agreement in favor of the Administrative Agent. All such payments shall be paid to Agent and applied in accordance with Section 5.6.1.

5.3.8    Effect of Prepayments. No prepayments or repayments of any Loans (including pursuant to this Section 5.3) shall (or shall be deemed to), cause or result in any increase to, or replenish or give rise to any increase to, any Commitment, and Borrower shall not be permitted to request to borrow additional Loans as a result of any such prepayment or repayment.

5.4.    Payment of Other Obligations. Extraordinary Expenses and other Obligations (except the Loans (including interest thereon) and other Obligations payable as otherwise expressly required hereby) shall be paid in cash by Borrower as provided in the Loan Documents or, if no payment date is specified, within three (3) Business Days after written demand from the Administrative Agent (which may be via e-mail).

5.5.    Marshaling; Payments Set Aside. None of Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6.    Application and Allocation of Payments.

5.6.1    Application. Subject to the terms of the New Miner Equipment Intercreditor Agreement and Section 5.6.2, payments made by Borrower hereunder shall be applied as follows: (i) first, as specifically required by the terms of this Agreement; (ii) second, to Obligations then due and owing to the Lenders, on a Pro Rata basis (provided, that interest, fees and other amounts due at such time shall be paid prior to payment of outstanding principal on Loans; provided, further, that, unless expressly specified otherwise herein, any such prepayment or repayment shall be applied, to the Initial Term Loans and Delayed Draw Term Loans (on a Pro Rata basis) until paid in full in Cash, and then to Roll-Up Loans (on a Pro Rata basis) until paid in full in Cash); (iii) third, to the payment of any other Secured Obligation due to the Administrative Agent, any Collateral Agent, any Lender or any other Secured Party, on a Pro Rata basis; (iv) fourth, as provided for under the Intercreditor Agreement and any applicable Acceptable Intercreditor Agreement; and (v) fifth, to the Borrower or as the Borrower shall direct.

5.6.2    Post-Default Allocation.    Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)    first, to all Obligations owing to each Agent (including on account of fees, indemnification, costs and expenses, including Extraordinary Expenses);

(b)    second, to all amounts owing to Administrative Agent on any Loans fronted by it for the benefit of a Lender, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c)    third, on a Pro Rata basis, to all Obligations owing to Lenders constituting fees, indemnification, costs or expenses;

(d)    fourth, on a Pro Rata basis, to all Obligations constituting interest owing to Lenders; and

(e)    last, to all principal on account of Loans, and any other remaining Obligations owing to the Lenders, on a Pro Rata basis, until Full Payment of such Obligations.

Amounts shall be applied to payment of each category of Obligations only after full payment of all preceding categories. If amounts are insufficient to satisfy a category, Obligations in the category shall be paid on a Pro Rata basis. This Section is not for the benefit of or enforceable by any Obligor, and Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.6.3    Erroneous Application. Administrative Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7.    [Reserved].

5.8.    [Reserved].

5.9.    Taxes.

5.9.1    Payments Free of Taxes. All payments by any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by the applicable withholding agent in its good faith discretion) requires the deduction or withholding of any Tax from any such payment, then (i) the applicable withholding agent shall be entitled to make such deduction or withholding, (ii) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority pursuant to Applicable Law, and (iii) to the extent such deduction or withholding is made on account of Indemnified Taxes, the sum payable by the applicable Obligor (including amounts payable under this Section 5.9) shall be increased as necessary so that the Lender (or the Administrative Agent in the case where the Administrative Agent receives the payment for its own account) receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2    Payment of Other Taxes. Without limiting or duplicating the foregoing, Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Administrative Agent’s option, timely reimburse Administrative Agent for payment of, any Other Taxes.

5.9.3    Tax Indemnification. Borrower shall indemnify the Administrative Agent or any Lender for any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section 5.9.3) payable or paid by a recipient or required to be withheld or deducted from a payment to a recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.9.4    Evidence of Payments. If Administrative Agent or an Obligor pays any Taxes pursuant to a Governmental Authority pursuant to this Section, then upon request, Administrative Agent shall deliver to Borrower or Borrower shall deliver to Administrative Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Administrative Agent.

5.9.5    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender. If a Lender or other recipient of payments from an Obligor under any Loan Document determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by an Obligor or with respect to which an Obligor has paid additional amounts pursuant to this Section, it shall pay such Obligor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that such Obligor agree, upon request by the recipient, to repay the amount paid over to such Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the recipient if the recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no recipient shall be required to pay any amount to Borrower if such payment would place the recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Administrative Agent or any recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6    Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by or replacement of a Lender, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10.    Lender Tax Information.

5.10.1    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document or of Obligations shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent or prescribed by Applicable Law as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative

Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, the completion, execution and submission of such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2    Documentation. Without limiting the generality of the foregoing, if any Borrower is a U.S. Person,

(a)    Any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or W-8BEN (as applicable) establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable) establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed copies of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F hereto, to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower, as described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN-E or W-8BEN (as applicable); or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS

Form W-8BEN-E or W8-BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F hereto, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in form of Exhibit F hereto, on behalf of each such direct and indirect partner;

(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(d)    if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrower and Administrative Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrower or Administrative Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for them to comply with their obligations under FATCA and to determine whether such Lender has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3    Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or promptly notify Borrower and Administrative Agent in writing of its inability to do so.

5.10.4    Lenders’ Authorization. Each Lender hereby authorizes the each Agent to deliver to the Obligors and to any successor Administrative Agent any documentation provided by such Lender to any Agent pursuant to Section 5.10.

5.11.    [Reserved].

5.12.    [Reserved].

SECTION 6. CONDITIONS PRECEDENT

6.1.    Conditions Precedent to Closing Date and Initial Borrowing. The occurrence of the Closing Date, and the effectiveness of this Agreement and of the Lenders’ obligations to make any

Loans hereunder on the Closing Date, are subject to the satisfaction (or waiver by the Administrative Agent and the Required Lenders) of the following conditions precedent, in addition to the conditions precedent set forth in Section 6.2:

6.1.1    Restructuring Transaction Related Deliverables:

(a)    The Obligors and the other parties thereto shall have entered into the Restructuring Support Agreement and, on and as of the Closing Date, the Restructuring Support Agreement shall be in full force and effect, and no breach or default thereunder shall have occurred or be continuing;

(b)    The Confirmation Order shall have been entered confirming the Plan of Reorganization and authorizing Borrower’s entry into and performance under this Agreement and the other Loan Documents. The Confirmation Order shall be in full force and effect and not have been stayed, reversed, or vacated, amended, supplemented, or modified except that such applicable order may be further amended, supplemented or otherwise modified in accordance with the Plan of Reorganization. The Confirmation Order shall authorize the Obligors to execute, deliver and perform all of their obligations under all documents contemplated hereunder and thereunder and shall contain no term or provision that contradicts such authorization. The Plan of Reorganization shall have become effective in accordance with its terms and all conditions to the effectiveness of the Plan of Reorganization shall have been satisfied or waived in accordance with the terms thereof, and all transactions contemplated in the Plan of Reorganization or in the Confirmation Order to occur on the effective date of the Plan of Reorganization shall have been (or concurrently with the Closing Date, shall be) substantially consummated in accordance with the terms thereof and all conditions to the effectiveness of the Plan of Reorganization shall have been satisfied or waived in accordance with the terms thereof.

6.1.2    Subject to Section 6.3, Administrative Agent shall have received a copy of this Agreement and each other Loan Document, in each case, duly executed and delivered to Administrative Agent by each of the signatories thereto, and each of the foregoing shall be in full force and effect on the Closing Date.

6.1.3    Administrative Agent shall have received on behalf of itself and the Lenders a customary written opinion dated as the Closing Date from (a) Weil, Gotshal and Manges LLP, counsel to the Obligors, (b) [Troutman Pepper LLP], Georgia counsel to the applicable Obligors and (c) [Gordon Rees Scully Mansukhani LLP], North Carolina counsel to the applicable Obligors, in each case, addressed to and in form and substance satisfactory to the Administrative Agent and the Lenders.

6.1.4    Administrative Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Senior Officer of each Obligor, together with all attachments contemplated thereby.

6.1.5    Subject to Section 6.3, Administrative Agent shall have received each document required by any Security Document to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the

Collateral, required to be delivered such Security Document, shall be in proper form for filing, registration or recordation. Such documents shall include, without limitation: (i) evidence satisfactory to Collateral Agent of the compliance by each Obligor of their obligations under the Security Agreement and the Pledge Agreement and the other Security Documents (including their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein); (ii) a completed Perfection Certificate dated the Closing Date and executed, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Obligor in the jurisdictions specified in the Perfection Certificate, [together with copies of all such filings disclosed by such search]17, and (B) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and (iii) if any Intellectual Property exists that would require Intellectual Property Security Agreements, fully executed Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions.

6.1.6    Administrative Agent shall have received certificates, in form and substance satisfactory to it, from a Senior Officer of Borrower certifying that, immediately after giving effect to the incurrence of the Loans and the consummation of the transactions hereunder on the Closing Date, (i) no Default or Event of Default exists; (ii) the representations and warranties set forth in Section 9 are true and correct in all material respects (or with respect to representations qualified by materiality, in all respects) on and as of the Closing Date (or if such representation or warranty is as of an earlier date, as of such earlier date) and (iii) the conditions set forth in Section 6.1.12 are satisfied.

6.1.7    Administrative Agent shall have received a Solvency Certificate from the chief financial officer (or other Senior Officer with reasonably equivalent responsibilities) of Borrower dated as of the Closing Date and addressed to Administrative Agent, substantially in the form of Exhibit M and certifying as to the matters set forth therein.

6.1.8    Administrative Agent shall have received a certificate of a duly authorized officer of Borrower, certifying (i) that the copies of each Obligor’s Organic Documents attached thereto are true and complete, and are in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each officer of each Obligor authorized to sign the Loan Documents. Administrative Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor or Borrower in writing.

6.1.9    Administrative Agent shall have received (a) copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such

[17]	Under discussion.

Obligor’s jurisdiction of organization as of a date no earlier than 30 days prior to the Closing Date by the Secretary of State of the state of the applicable Obligor’s organization, and (b) good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of (i) such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of property necessitates qualification where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect.

6.1.10    Borrower shall have paid (i) the Backstop Put Option Payments and Exit Facility Upfront Payments as required under the Exit Facility Commitment Letter; provided, that payment of the Exit Facility Upfront Payments shall be effectuated by the Borrower issuing Equity Interests pursuant to the Plan to the Lenders party hereto (and/or any of their respective designees, if applicable) and payment of the Backstop Put Option Payment due to each Backstop Party shall be effectuated by the Borrower incurring, pursuant to Section 2.1.3 and (ii) all other reasonable and documented fees (including fees payable under the Agent Fee Letter and hereunder) and, costs, expenses and disbursements of the Agents and Lenders.

6.1.11    All governmental and third party approvals necessary in connection with the Transactions and the financing contemplated hereby (including shareholder approvals, if any) shall have been obtained on reasonably satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing thereof or any of the transactions contemplated hereby.

6.1.12    The Obligors and their Subsidiaries shall have (A) no outstanding Debt except as permitted pursuant to Section 10.2.1, and (B) no outstanding preferred Equity Interests except as set forth on Schedule 9.1.4.

6.1.13    All legal (including tax implications) and regulatory matters shall be reasonably satisfactory to Administrative Agent and Lenders, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.

6.1.14    The absence of any injunction or temporary restraining order which, in the judgment of Administrative Agent exercising Permitted Discretion, would prohibit the making of the Loans or the consummation of the Transactions; and the absence of any event, circumstance, or change that has or could be reasonably expected to result in a Material Adverse Effect.

6.1.15    Administrative Agent and each Lender shall have received the Approved Business Plan.

6.1.16    Administrative Agent and the Lenders shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

6.2.    Conditions Precedent to All Borrowings. No Loans shall be made (or deemed made) at any time, and the Lenders shall not be required to fund any Loan requested by Borrower, unless, in each case, the following conditions are satisfied (or waived by the Administrative Agent and the Required Lenders) prior to (or concurrently with) the making (or deemed making) of such Loan on the Borrowing Date relating thereto:

6.2.1    Administrative Agent shall have received a duly executed Notice of Borrowing.

6.2.2    No Default or Event of Default shall exist at the time of, or immediately result from, the making of such Loan.

6.2.3    The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) on the date of, and upon giving effect to, the making of such Loan (except for representations and warranties that expressly relate to an earlier date).

6.2.4    Borrower and its Subsidiaries are Solvent and will be Solvent after giving effect to the contemplated Loan.

6.2.5    The making of such Loan shall not (a) violate any Applicable Laws and shall not be enjoined, temporarily, preliminarily or permanently or (b) conflict with or result in a default under any Material Contract.

6.2.6    Borrower shall have paid all reasonable and documented fees (and, costs, expenses and disbursements of each Agent and Lenders then due and outstanding).

6.2.7    The Borrower shall be in pro forma compliance with the Financial Covenants (after giving effect to such Loans).

Each Notice of Borrowing (or, in the case of the Borrowing of Loans not constituting New Money Loans, each deemed request by Borrower for a Loan) shall constitute a representation by Borrower that the foregoing conditions are satisfied on and as of each of (i) the date of such Notice of Borrowing (or the date of such deemed request), (ii) the requested Borrowing Date, and (iii) the date on which such Loan is funded or made (or deemed funded or made, as applicable).

6.3.    Conditions Subsequent. The Obligors shall deliver to the Administrative Agent each of the items set forth on Schedule 6.3 on the date set forth therein (or such later date as may be agreed to by the Administrative Agent (at the direction of the Required Lenders)).18

SECTION 7. GUARANTY

7.1.    Guaranty of the Obligations. Subject to the provisions of Section 7.2 and any limitations set forth in the definition of the term Guarantor, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Secured Parties the due and punctual Full Payment of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay

[18]	Under discussion.

under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a), but excluding, with respect to any Guarantor, Excluded Swap Obligations) (collectively, the “Guaranteed Obligations”).

7.2.    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, that, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3.    Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a proceeding under any Bankruptcy Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in such proceeding) and all other Guaranteed Obligations then owed to Secured Parties as aforesaid.

7.4.    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than Full Payment of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

7.4.1    this Guaranty is a guaranty of payment when due and not of collectability; this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

7.4.2    Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Secured Party with respect to the existence of such Event of Default;

7.4.3    the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

7.4.4    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; provided, that, without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

7.4.5    any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed

Obligations; (v) enforce and apply any security now or hereafter held by or on behalf of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case, as such Secured Party in its discretion may determine consistent herewith or the applicable Swap Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Obligor or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or the Swap Agreements; and

7.4.6    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Full Payment of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or the Swap Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Swap Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case, whether or not in accordance with the terms hereof or such Loan Document, such Swap Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or any of the Swap Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5.    Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Secured Parties and to the extent permitted under applicable law: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than Full Payment of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e)(i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Swap Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6.    Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Full Payment of the Guaranteed Obligations (other than Remaining Obligations), each Guarantor hereby agrees not to exercise any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case, whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any other Obligor with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any other Obligor, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until Full Payment of the Guaranteed Obligations (other than Remaining Obligations), each Guarantor shall, to the extent permitted under applicable law, withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such

Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against any Obligor, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when the Full Payment of all Guaranteed Obligations (other than Remaining Obligations) shall not have occurred, such amount shall be held in trust for Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to Administrative Agent on behalf of Secured Parties to be credited and applied against the Guaranteed Obligations then due in accordance with the terms hereof.

7.7.    Subordination of Other Obligations. Any Debt of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to Administrative Agent on behalf of Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8.    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until Full Payment of all of the Guaranteed Obligations (other than Remaining Obligations). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9.    Authority of Guarantors or Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10.    Financial Condition of Borrower. Any Loans may be made to Borrower, or continued from time to time, and any Swap Agreements may be entered into from time to time, in each case, without notice to or authorization from any Guarantor, regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Swap Agreement is entered into, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents and the Swap Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Secured Party.

7.11.    Bankruptcy, Etc.

7.11.1    The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

7.11.2    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Section 7.11.1 above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Obligor of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

7.11.3    In the event that all or any portion of the Guaranteed Obligations are paid by any Obligor, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12.    Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such sale or disposition.

7.13.    Keepwell. Each Qualified ECP Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of such Obligor’s obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Agreement, as it relates to such Obligor, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until all Full Payment of the Guaranteed Obligations (other than Remaining

Obligations). Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

7.14.     Maximum Liability. It is the desire and intent of the Guarantors and the Secured Parties that this Agreement shall be enforced against the Guarantors to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Agreement are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Agreement would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Agreement, then, notwithstanding any other provision of this Agreement to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor, without impairing this Agreement or affecting the rights and remedies of the Secured Parties hereunder; provided, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 8. COLLATERAL ADMINISTRATION

8.1.     [Reserved].

8.2.     Administration of Accounts.

8.2.1     Records and Schedules of Accounts. Each Obligor shall keep materially accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Administrative Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Administrative Agent, on such periodic basis as Administrative Agent may reasonably request. Each Obligor shall also provide to Administrative Agent, on or before the 25th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, and net of any discount, allowance, credit, authorized return or dispute, and such other information as Administrative Agent may reasonably request.

8.2.2     Taxes. Without duplication of any amounts covered by Section 5.9, if an Account of any Obligor includes a charge for any Other Taxes, Administrative Agent is authorized, in its Permitted Discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor, and to charge such Obligor therefor; provided, however, neither Administrative Agent nor Lenders shall be liable for any Other Taxes (including any that may be due from Obligors, or any Other Taxes with respect to any Collateral).

8.2.3     Account Verification. At any time when an Event of Default has occurred and is continuing, Collateral Agent shall have the right, in the name of Collateral Agent or any Obligor (or any designee of Collateral Agent or such Obligor), to verify the validity, amount or any other matter relating to any Accounts of any Obligor, whether by mail, telephone or otherwise, and the Obligors shall cooperate fully with Collateral Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4    [Reserved].

8.2.5    Proceeds of Collateral. Obligors shall ensure that all payments on Accounts or otherwise relating to Collateral are at all times made directly to a Deposit Account subject to a Control Agreement. If Borrower or any Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Collateral Agent and promptly (not later than the second Business Day (or if such cash or Payment Item is with respect to a material amount, the next Business Day) or such later date as is acceptable to Collateral Agent) deposit same into a Deposit Account subject to a Control Agreement.

8.3.    [Reserved].

8.4.    [Reserved]

8.5.    Administration of Accounts. Schedule 8.5 sets forth all Deposit Accounts, Security Accounts and Commodity Accounts maintained by Obligors, as of the Closing Date. Obligors shall ensure that the Collateral Agent has a fully perfected first-priority Lien on each Deposit Account, Security Account and Commodity Account (other than Excluded Accounts) at all times until Full Payment, and shall use commercially reasonable efforts necessary to maintain such Lien in effect. Each Obligor shall be the sole account holder of each Deposit Account, Security Account and Commodity Account and shall not allow any other Person (other than Collateral Agent or, solely by operation of applicable law, the depositary bank, custodian or other financial institution at which such account is held) to have control over a Deposit Account, Security Account and Commodity Account or any property deposited therein. Each Obligor shall promptly notify Collateral Agent in writing of any intention to (or notice in connection with any other Person’s intention to) open or close any Deposit Account, Security Account and Commodity Account (including all Excluded Accounts), and shall enter into a Control Agreement or other arrangements reasonably satisfactory to the Collateral Agent, in each case, prior to any funds being transferred to any such newly opened Deposit Account, Security Account and Commodity Account, and, with the consent of Collateral Agent, will amend Schedule 8.5 to reflect same.

8.6.     General Provisions.

8.6.1     Insurance of Collateral; Condemnation Proceeds. Each Obligor shall maintain insurance with respect to the Collateral (subject to exceptions to be agreed upon by Collateral Agent in its Permitted Discretion), covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A-VII, unless otherwise approved by Collateral Agent) consistent with industry practice for similarly situated companies or otherwise reasonably satisfactory to Collateral Agent; provided, however, that any required flood insurance shall only be required to be in compliance with any applicable Flood Insurance Laws. All proceeds under each property policy shall be payable to Collateral Agent as loss payee. From time to time upon reasonable request of the Collateral Agent, Obligors shall deliver to Collateral Agent copies of its insurance policies. Unless Collateral Agent shall agree otherwise, each property policy and general liability policy shall include customary endorsements (i) showing Collateral Agent as loss payee or additional insured, as applicable; (ii) requiring (A) ten (10) days prior written notice to the Collateral Agent in the event of cancellation of the policy for reason of non-payment of premium, and (B) thirty (30) days prior written notice to the Collateral Agent in the event of cancellation of the policy for any other reason; and (iii) with respect to property policies, specifying that the interest of Collateral Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Collateral Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Collateral Agent. If an Event of Default exists, only Collateral Agent shall be authorized to settle, adjust and compromise such claims.

8.6.2     Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Collateral Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrower. Collateral Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Collateral Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrower’s sole risk.

8.6.3     Defense of Title. Each Obligor shall defend its title to Collateral and Collateral Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7.     Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Collateral Agent (and all Persons designated by Collateral Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Collateral Agent, or Collateral Agent’s designee, may, without notice and in either its or any Obligor’s name, but at the cost and expense of Borrower:

(a)     Endorse any Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Collateral Agent’s possession or control; and

(b)     During the continuation of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Collateral Agent deems advisable in its Permitted Discretion;

(iv) collect, liquidate and receive balances in Deposit Accounts, Security Accounts, Commodity Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to any Obligor, and notify postal authorities to deliver any such mail to an address designated by Collateral Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use any Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which any Obligor is a beneficiary; and (xii) take all other actions as Collateral Agent deems, in its Permitted Discretion, appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9.    REPRESENTATIONS AND WARRANTIES

9.1.     General Representations and Warranties. To induce Agents and Lenders to enter into this Agreement, and to induce the Lenders to make available the Commitments and extend any Loans, each Obligor represents and warrants that, on and as of the Closing Date and each Borrowing Date:

9.1.1     Organization and Qualification. Each Obligor and each of its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization. Each Obligor is duly qualified, authorized to do business and in good standing (to the extent such concepts are applicable) as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2     Power and Authority. Each Obligor and each of its Subsidiaries is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate or company, as applicable, action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Obligor’s real or personal property.

9.1.3     Enforceability. Subject to the entry of the Confirmation Order and the terms thereof, each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4     Capital Structure. Each direct or indirect Subsidiary of Borrower, other than the Immaterial Subsidiaries, is an Obligor, and Schedule 9.1.4 shows for each Obligor and each direct Subsidiary thereof, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Obligor has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Permitted Liens, and all such Equity Interests are duly issued, fully paid and non-assessable (in each case, to the extent such concepts are applicable). Other than as set forth on Schedule 9.1.4, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or any Subsidiary.

9.1.5     Title to Properties. Each Obligor has good title to (or valid leasehold interests in) all material Real Estate, and good title to all of its material personal property, including all property reflected in any financial statements delivered to Administrative Agent or Lenders, in each case, free of Liens except Permitted Liens.

9.1.6     Solvency. Upon the incurrence of any Loan by the Borrower, the Borrower and its Subsidiaries are, taken as a whole, Solvent.

9.1.7     [Reserved].

9.1.8     Financial Statements. The historical balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrower and its Subsidiaries that have been delivered to Administrative Agent on or prior to the Closing Date, and, following the Closing Date, the consolidated financial statements that have been delivered in accordance with Section 10.1.2, are prepared in accordance with GAAP, except as otherwise expressly noted therein, and fairly present in all material respects the financial positions and results of operations of Borrower and its Subsidiaries at the dates and for the periods indicated, and, for unaudited financial statements, subject to normal year-end and audit adjustments and the absence of footnotes. All projections delivered from time to time to Administrative Agent and Lenders have been prepared in good faith, based on assumptions believed by Borrower to be reasonable in light of the circumstances at such time; provided, that projections, estimates, and forward-looking statements are not to be viewed as facts or a guaranty of performance or achievement of a certain result, and the actual results during the period or periods covered may differ from such projections, estimates, and forward-looking statements, and such differences may be material. Since December 31, 2021, there has been no change in the condition, financial or otherwise, of the Obligors and their Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

9.1.9     Taxes. Each Obligor and its Subsidiaries has filed all Tax returns and other reports that it is required by Applicable Law to file, and has paid all Taxes (including in a capacity as a withholding agent) that are due and payable, whether or not shown on a Tax return or report, except, in each case, (i) to the extent being Properly Contested or (ii) to the extent failure to file such Tax return or report or pay such Taxes could not reasonably be expected to have a Material Adverse Effect.

9.1.10     Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11     Intellectual Property. Each Obligor and its Subsidiaries exclusively owns or has the lawful right to use all Intellectual Property used or held for use in or otherwise necessary for the conduct of its business, without conflict with any rights of others except to the extent the failure of the foregoing to be true could not reasonably be expected to have a Material Adverse Effect. The conduct of the business of each Obligor and its Subsidiaries does not infringe or misappropriate any Intellectual Property rights of any third party, and there is no pending or, to Borrower’s knowledge, threatened (in writing), Intellectual Property Claim with respect to any Obligor or any Subsidiary of such Obligor or any of their product, service, or property (including any Intellectual Property), and to each Obligor’s knowledge, no third party is infringing or misappropriating any material Intellectual Property rights of any Obligor or its Subsidiaries, in each case, except to the extent the failure of the foregoing to be true could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all registered and applied for Intellectual Property owned by any Obligor or any Subsidiary (“Registered IP”), all Licenses granted by any Obligor or any Subsidiary other than in the Ordinary Course of Business is set forth on Schedule 9.1.10. To each Obligor’s knowledge, and except to the extent the failure of the foregoing to be true could not reasonably be expected to have a Material Adverse Effect, all Registered IP are valid and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Registered IP in full force and effect. Except to the extent the failure of the foregoing to be true could not reasonably be expected to have a Material Adverse Effect each Obligor and its Subsidiaries have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Obligor and its Subsidiaries that are necessary in or material to the conduct of the business of such Obligor and its Subsidiaries.

9.1.12     Governmental Approvals. Subject to the Confirmation Order, as applicable, each Obligor and its Subsidiaries has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its properties except to the extent failure to be in compliance and good standing could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and each Obligor and its Subsidiaries has complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where the failure to procure, maintain in effect or noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13     Compliance with Laws. Each Obligor and its Subsidiaries has duly complied, and its properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance issued to any Obligor or any Subsidiary under any Applicable Law except where noncompliance could not reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA.

9.1.14     Compliance with Environmental Laws. No Obligor and none of its Subsidiaries’ past or present operations, Real Estate or other properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any Environmental Release, Hazardous Material or clean-up of the Environment that could reasonably be expected to have a Material Adverse Effect. No Obligor and none of its Subsidiaries has received any Environmental Notice that could reasonably be expected to have a Material Adverse Effect. No Obligor and none of its Subsidiaries has any contingent liability with respect to any Environmental Release, environmental pollution or Hazardous Material on any Real Estate now or previously owned, leased or operated by it that could reasonably be expected to have a Material Adverse Effect.

9.1.15     Burdensome Contracts. No Restrictive Agreement to which any Obligor is a party prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16     Litigation. Except as shown on Schedule 9.1.15, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or any of its Subsidiaries or any of its operations or properties, that (a) as of the Closing Date, relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Obligor and none of its Subsidiaries is in default with respect to any order, injunction or judgment of any Governmental Authority to the extent such default could reasonably be expected to have a Material Adverse Effect.

9.1.17     No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

9.1.18     ERISA. Except to the extent the failure of the following to be true could not reasonably be expected to have a Material Adverse Effect:

(a)     Each Plan is in compliance with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of each Obligor, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)     There are no pending or, to the knowledge of each Obligor, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)     (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

(d)     With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the Fair Market Value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19     Labor Relations. Except as described on Schedule 9.1.19, as of the Closing Date, no Obligor nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, material management agreement or material consulting agreement. There are no grievances, disputes or controversies with any union or other organization of any Obligor’s or any of its Subsidiaries’ employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, in each case, the effect of which could reasonably be expected to have a Material Adverse Effect.

9.1.20     Not a Regulated Entity. No Obligor is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.

9.1.21     Margin Stock. No Obligor is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Borrower to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.22     OFAC. No Obligor, Subsidiary, director, officer, employee, or, to the knowledge of any Obligor, agent, Affiliate or representative thereof, is a Sanctioned Person or is owned or controlled by any Sanctioned Person, or is located, organized or resident in a Designated Jurisdiction.

9.1.23     Anti-Corruption Laws. Each Obligor and its Subsidiaries and their respective directors, officers and, to the knowledge of any Obligor, its employees, agents, advisors and Affiliates is in compliance in all material respects with (i) Sanctions, (ii) Anti-Corruption Laws, and (iii) Anti-Terrorism Laws. No part of the proceeds of any Loan has or will be used, directly or, to the knowledge of any Obligor, indirectly (A) for the purpose of financing any activities or business of or with any Sanctioned Person or in any Designated Jurisdiction, (B) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value to any Person in violation of any Anti-Corruption Laws, or (C) otherwise in any manner that would result in a violation of Sanctions, Anti-Terrorism Laws, or Anti-Corruption Laws by any Person. Each Obligor and its Subsidiaries has instituted and maintained policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and Anti-Terrorism Laws.

9.1.24     Affected Financial Institution. None of the Obligors is an Affected Financial Institution.

9.1.25     Security Interests. This Agreement is effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding, enforceable first-priority Lien on and security interest in all right, title and interest of the Obligors in the Collateral, in each case, subject to any Permitted Prior Liens. Pursuant to the terms of the Confirmation Order, no filings or other action (including the taking of possession or control) are or shall at any time be necessary to perfect, preserve or protect such Liens and security interests; provided, that, notwithstanding the foregoing, the Obligors shall have executed and delivered all other Security Documents, and made (or authorized the making by Collateral Agent of) all filings, in each case, to the extent deemed reasonably necessary and/or appropriate, and requested, by any Collateral Agent or the Required Lenders.

9.1.26     Beneficial Ownership Certificate. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

9.1.27     Covered Entities. No Obligor is a Covered Entity.

9.1.28     Use of Proceeds. The proceeds of the Initial Term Loans made on the Closing Date shall be applied by Borrower (to the extent sufficient amounts are available in each case) to pay fees and expenses related to the Transactions and Borrower’s exit from the Chapter 11 Cases. The proceeds of the Delayed Draw Terms Loans made after the Closing Date, shall be applied by Borrower for working capital and general corporate purposes, in each case, subject to the terms and conditions set forth in this Agreement. The Roll-Up Loans shall be deemed used on the Closing Date to satisfy certain amounts due to the Lenders on account of their Convertible Notes Secured Claims in accordance with the Plan of Reorganization.

9.1.29     Immaterial Subsidiaries. Schedule 9.1.29 sets forth a complete and accurate list of each Immaterial Subsidiary. No Immaterial Subsidiary has (i) engaged in any business activities generating more than $2,500,000 of Consolidated Adjusted EBITDA or together with all other Immaterial Subsidiaries more than $5,000,000 of Consolidated Adjusted EBITDA in the aggregate, or owns any property (real or personal) or assets (in each case, of whatever nature) of more than $2,500,000 individually or together with all other Immaterial

Subsidiaries more than $5,000,000 in aggregate (based upon Fair Market Value), (ii) created, incurred, assumed or suffered to exist any Debt, (iii) created or permitted to exist any Lien on any of its real or personal properties, assets or rights of whatever nature (whether now owned or hereafter acquired) or (iv) received, directly or indirectly, any Investment or Distribution from any Obligor.

9.1.30     No Material Adverse Effect. Since the Closing Date, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

9.2.     Disclosure. There are no agreements, instruments and corporate or other restrictions to which any Obligor is subject, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information furnished by or on behalf of any Obligor to any Agent in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided, that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.

SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS

10.1.     Affirmative Covenants. Until Full Payment, each Obligor shall, and shall cause each Subsidiary thereof to:

10.1.1     Inspections.

(a)     Permit Agents from time to time, subject (except when an Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the properties of Borrower or any Subsidiary, inspect, audit and make extracts from Borrower’s any Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants Borrower’s any Subsidiary’s business, financial condition, assets and results of operations, subject to any express limits in clause (b) below. No Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, examination or report with any Obligor. Obligors acknowledge that all inspections, examinations and reports are prepared by Agents and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b)     Reimburse each Agent for reasonable charges, costs and expenses of such Agent in connection with examinations of any Obligor’s books and records or any other financial or Collateral matters (including for the avoidance of doubt, field examinations) as such Agent deems appropriate, up to two times per Loan Year (but no more than once in any six month period); provided, however, that a second examination during any six month period will be permitted at the Obligors’ expense during a Cash Dominion Period; provided, further, that if an examination is initiated during an Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrower without regard to such limits; and provided, further, that a third examination may be performed by Collateral Agent at Lenders’ expense in the absence of any Default. Borrower agrees to pay Collateral Agent’s then standard charges for examination activities, including the standard charges of Collateral Agent’s internal examination groups, as well as the reasonable charges of any third party used for such purposes.

10.1.2     Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Administrative Agent and Lenders:

(a)     Within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated basis for Borrower and Subsidiaries, which consolidated statements shall be audited and certified (without a “going concern” or like qualification or exception, other than a “going concern” qualification or exception solely as a result of (i) Debt within one year of its maturity and (ii) a prospective inability to satisfy financial covenants at such time)19 by the independent certified public accountants of Borrower, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(b)     within 60 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated basis for Borrower and Subsidiaries, setting forth in comparative form corresponding figures for the corresponding period in the preceding Fiscal Year and accompanied by an Officer’s Certificate stating that such financial statements have been prepared in accordance with GAAP and fairly present the financial position and results of operations for such Fiscal Quarter and period, subject only to normal year-end and audit adjustments and the absence of footnotes;

(c)     [reserved];

(d)     concurrently with delivery of financial statements pursuant to clauses (a) and (b) above, (i) a Compliance Certificate, which Compliance Certificate shall be substantially in the form of Exhibit E attached hereto and (ii) including delivery of a management discussion and analysis of, and describing the operations of Borrower and its Subsidiaries for the applicable Fiscal Quarter or Fiscal Year, as the case may be, and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate, with comparison to, and variances from, the immediately preceding period and budget;

[19]	Under discussion.

(e)    concurrently with delivery of financial statements under clause (a) above, copies of all management letters or letters from the Borrower’s accountants regarding material disagreements on such audit;

(f)     [within 5 Business Days after the end of each calendar month, a Liquidity Covenant Certificate to demonstrate that Borrower is in compliance with the Liquidity Covenant;]20

(g)     promptly after request, such other reports and information (financial or otherwise) as Administrative Agent may reasonably request from time to time related to any potential or actual breach of the covenants hereunder;

(h)     promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(i)     as soon as practicable and in any event no later than 120 days after the end of each Fiscal Year, a consolidated plan and financial forecast and updated model for such Fiscal Year, including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each month of each such Fiscal Year.

(j)     Notices. Notify Administrative Agent in writing, promptly after any Obligor’s obtaining knowledge thereof, of any of the following in respect of an Obligor (without limiting any requirements of Section 10.1.10): (a) the written threat or commencement of any proceeding or investigation, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened in writing labor dispute, strike or walkout, or the expiration of any labor contract, which could reasonably be expected to have a Material Adverse Effect; (c) any uncured default by an Obligor under a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment not covered by insurance in an amount exceeding $250,000; (f) the assertion of any Intellectual Property Claim, which could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws) which could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any real property owned, leased or occupied by an Obligor, or receipt of any Environmental Notice, which, in each case, could reasonably be expected to have a Material Adverse Effect; (i) the occurrence of any ERISA Event which could reasonably be expected to have a Material Adverse Effect and (j) the discharge of or any

[20]	Under Company review.

withdrawal or resignation by Borrower’s independent accountants which could reasonably be expected to have a Material Adverse Effect.

Notwithstanding the foregoing, the Borrower shall be deemed to satisfy the requirements of this Section 10.1.2 by filing the applicable periodic or other reports (including any amendments thereto) on the SEC’s Electronic Data Gathering and Retrieval System (or any such successor system) as long as such reports are publicly available. Furthermore, in any event that any Parent Company is or becomes a guarantor (a “Parent Guarantor”) of the Obligations, the Borrower may satisfy its obligations under this Section 10.1.2 with respect to financial information relating to the Borrower by furnishing financial information relating to the Parent Guarantor.

Notwithstanding anything to the contrary set forth below, if the Borrower or a Parent Guarantor has provided the reports described in the preceding paragraphs with respect to the Borrower or such Parent Guarantor, in each case, the Borrower shall be deemed to be in compliance with the provisions of this Section 10.1.2.

10.1.3     Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws and Anti-Corruption Laws, and maintain all Governmental Approvals necessary to the ownership of its properties or conduct of its business unless failure to comply or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any properties of any Obligor or of a Subsidiary thereof, it shall act promptly and diligently to investigate and report to Administrative Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release to the extent required by Environmental Laws, whether or not directed to do so by any Governmental Authority.

10.1.4     Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested or the failure to pay or discharge such Taxes could not reasonably be expected to have a Material Adverse Effect.

10.1.5     Insurance. Maintain insurance with insurers with respect to the properties and business of Borrower and its Subsidiaries of such type (including workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

10.1.6     Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or Disposition of Inventory) or any other material real or personal property of Obligors and Subsidiaries in full force and effect except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; promptly notify Administrative Agent of any proposed modification to any such License, or entry into any new material License, in each case, at least 15 days prior to its effective date; pay all material Royalties when due; and notify Administrative Agent of any default or breach asserted by any Person to have occurred under any material License.

10.1.7     Further Assurances; etc.

(a)     Subject to clause (b) below, each Obligor will, and will cause each of the other Obligors to, grant to the Collateral Agent, for the benefit of the Secured Parties, security interests in such assets (other than Excluded Assets) of such Obligor and such other Obligors as are not covered by the grant and perfection requirements of any other Security Document as of the Closing Date (other than Excluded Assets), and as may be reasonably requested from time to time by the Collateral Agent or the Required Lenders. Subject to the limitations set forth herein or any other Loan Document, promptly upon the reasonable request by the Collateral Agent the Obligors shall (i) assist in correcting any jointly identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances, and other instruments as the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes the Security Documents.

(b)     With respect to any Person that is or becomes a Subsidiary after the Closing Date, other than an Immaterial Subsidiary, promptly (and in any event, by the time required by the Collateral Agent) (i) deliver to the Collateral Agent or its bailee the certificates, if any, representing all (or such lesser amount as is required) of the Equity Interests of any such Subsidiary that is a direct Subsidiary of an Obligor, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Obligor together with instruments of transfer executed in blank by a duly authorized officer of such Obligor, (ii) cause such new Subsidiary (A) to execute a joinder agreement, substantially in the form of Exhibit G hereto, and (B), to take all actions reasonably necessary or advisable in the reasonable opinion of the Collateral Agent to cause the Lien on the Collateral of such Subsidiary created by the applicable Security Document to be duly perfected in accordance with all Applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent, and (iii) at the request of the Collateral Agent, deliver to the Collateral Agent a signed copy of an opinion, addressed to the Collateral Agent and the other Lenders, of counsel to the Obligors reasonably acceptable to the Collateral Agent as to such matters set forth in this Section 10.1.7(b) as the Collateral Agent may reasonably request.

(c)     Each Obligor agrees that each action required by clause (b) of this Section 10.1.7 shall be completed no event later than 2 Business Days after such action is required to be taken pursuant to such clauses or requested to be taken by the Collateral Agent or the Required Lenders (or such longer period as the Collateral Agent shall otherwise agree), as the case may be; provided, that in no event will Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts to obtain consents from third parties with respect to compliance with clause (b) of this Section 10.1.7.

10.1.8     Designation of Subsidiaries. Each Person that is a Subsidiary of Borrower at any time, other than an Immaterial Subsidiary or an Excluded Subsidiary, shall be required to be an Obligor and shall be subject to all terms and conditions hereof applicable to Obligors. For the avoidance of doubt, no Investment shall be made by Borrower or any Subsidiary thereof in any Person other than an Obligor unless permitted under Section 10.2.4.

10.1.9     Existence. Except as otherwise permitted under Section 10.2.9 each Obligor will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.

10.1.10     [Reserved].

10.1.11     [Reserved].

10.1.12     [Reserved].

10.2.    Negative Covenants. Until Full Payment, and as long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1     Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except Debt incurred or arising in compliance with clauses (a) through 10.2.2(ff) below (collectively, “Permitted Debt”):

(a)     the Obligations and any Permitted Refinancing thereof;

(b)     (i) the New Secured Notes Debt in an aggregate principal amount not to exceed $150,000,000 at any one time outstanding and (ii) the New Secured Convertible Notes Debt in an aggregate amount not to exceed $260,000,000 at any one time outstanding and (iii) any Permitted Refinancing of any Debt incurred pursuant to clauses (i) or (ii) hereof;

(c)     any (i) Debt incurred by any Obligor to finance the acquisition, construction, or improvement of any fixed or capital assets (whether or not constituting Purchase Money Debt), including Capital Lease Obligations and (ii) Debt assumed by an Obligor in connection with the acquisition of any of the foregoing assets or secured by a Lien on any such assets prior to the acquisition thereof;21 provided, that, in the case of the foregoing clauses (i) and (ii), (A) as of the time of, and after giving pro forma effect to the incurrence of such Debt, no Event of Default shall have occurred or shall be continuing, or would result therefrom, (B) such Debt is incurred or arises in connection with an arm’s length transaction consummated in the Ordinary Course of Business,22 (C) such Debt shall either be unsecured, or shall be secured solely by the assets acquired with such Debt and (D) the aggregate principal amount of all Debt incurred or outstanding in reliance on this clause (c) shall not at any one time exceed the greater of (x) $750,000,000 and (y) 300%

[21]	Under discussion.
[22]	Under discussion.

of Consolidated Adjusted EBITDA for the Test Period most recently ended and any Permitted Refinancing thereof;23

(d)     Acquired Debt; provided, that as of the time of, and after giving pro forma effect to, the incurrence of such Debt, no Event of Default shall have occurred or shall be continuing or would result therefrom and any Permitted Refinancing thereof;

(e)     (i) Debt incurred or arising prior to the Closing Date and permitted to be outstanding pursuant to the terms of the Plan of Reorganization and any Permitted Refinancing; provided, that any such Debt with an aggregate principal amount in excess of $100,000 shall be described in sufficient detail on Schedule 10.2.1 hereof (including with respect to the counterparty to such Debt, the documentation governing the same, the outstanding amount thereof, and any other material terms), and (ii) any Permitted Refinancing of any Debt permitted pursuant to clause (i) hereof;

(f)     Debt with respect to Debt in respect of netting services, automatic clearinghouse arrangements, overdraft protections, treasury, depository, corporate purchasing cards and other credit cards, cash management, and similar arrangements, in each case, incurred in the Ordinary Course of Business;

(g)     New Miner Equipment Lender Debt in an original principal of $159,000,00024 and any Permitted Refinancing thereof;

(h)     Debt incurred by any Obligor in the Ordinary Course of Business to finance acquisition of real property that shall be used in the business of the Obligors, so long as such real property shall be pledged within [[●]25 Business Days of such acquisition] as Collateral subject to a Lien to secure the Obligations; provided, that the aggregate principal amount of all Debt incurred or outstanding in reliance on this clause shall not at any time exceed $[30,000,000], and such Debt shall be unsecured or shall be secured solely by the real estate financed with such Debt in accordance with Section 10.2.2(x) (Debt incurred in accordance with the foregoing, “Mortgage Debt”) and any Permitted Refinancing thereof;

(i)     Debt owing by any Obligor to any other Obligor; provided, that any such Debt shall be evidenced by a Global Intercompany Note26;

(j)     Debt incurred in connection with the financing of insurance premiums in the Ordinary Course of Business;

(k)     Debt owed to any Person providing workers’ compensation, unemployment insurance, health, disability or other employee benefits or property,

[23]	Under discussion.
[24]	To be updated upon receipt of miner equipment lender elections.
[25]	To match post-closing mortgage timing
[26]	Under discussion.

casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the Ordinary Course of Business;

(l)     Debt in respect of performance bonds, completion guarantees, bid bonds, appeal bonds, surety bonds and similar obligations, in each case, provided in the Ordinary Course of Business;

(m)     Debt owed by any Subsidiary that is not an Obligor to any Obligor; provided, that, such Debt shall (i) be evidenced by a Global Intercompany Note, and (ii) be permitted under clause (f) of the definition of “Restricted Investment”;

(n)     Permitted Contingent Obligations comprising Guarantee Obligations of any Obligor with respect to Debt of any other Obligor expressly permitted by this Section 10.2.1; provided, that, such Guarantee Obligations shall not rank senior to the Guarantees of the Obligations, and, if the Debt being guaranteed is subordinated or pari passu with the Obligations, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Debt being guaranteed;

(o)     Debt owing by any Obligor to any Subsidiary that is not Obligor, so long as such Debt (i) is subordinated to the Obligations on terms satisfactory to the Administrative Agent, and (ii) is permitted under Section 10.2.4;27

(p)     (i) Swap Obligations incurred in the Ordinary Course of Business for purposes of hedging the cost of up to [100%] of the power required for customary operational needs of the Obligors (as projected in good faith by the Borrower based upon historical usage); provided, that the Swap Agreements and related arrangements pursuant to which such Swap Obligations shall arise shall be on terms and conditions, and with counterparties, that are acceptable to the Required Lenders (which may be set forth in an Approved Business Plan) and not incurred or arising for speculative purposes (such Swap Obligations and related Swap Agreements as the “Permitted Power Hedges”), and (ii) Permitted BTC Hedging Agreements (if any);

(q)     M&M Lien Takeback Debt and M&M Lien Settlement Debt in an original principal amount of $[55,000,000];

(r)     Debt consisting of take or pay obligations contained in supply arrangements entered into in the Ordinary Course of Business; provided, that the aggregate amount thereof incurred or arising or outstanding at any one time shall not exceed $500,000;

(s)     guarantees required by Governmental Authorities in the Ordinary Course of Business;

(t)     (1) Debt of any Obligors incurred to finance any Permitted Acquisition or the purchase of any Equipment by such Obligor (except for the acquisition of real property), so long as the proceeds thereof are used for such purposes and such Debt

[27]	Under discussion.

is incurred on or about the date that such Permitted Acquisition is actually contemplated, and solely for the purpose of financing such Permitted Acquisition, and any Permitted Refinancing thereof; provided, that, (i) as of the time of, and after giving pro forma effect to such Permitted Acquisition and the incurrence of such Debt, no Event of Default shall have occurred or shall be continuing or would result therefrom, (ii) no portion of such Debt shall be incurred for working capital purposes, (iii) the aggregate principal amount of such Debt outstanding at any one time shall not exceed an amount equal to the greater of (A) [$30,000,000] and (B) [●]% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (iv) after giving pro forma effect to such Permitted Acquisition and the incurrence of such Debt, the Obligors shall be in compliance with the Financial Covenants and (2) any Permitted Refinancing thereof;

(u)     (1) Debt of any Obligor incurred to finance a Permitted Acquisition by such Obligor consisting solely of real property, so long as the proceeds thereof are used for such purposes and such Debt is incurred on or about the date that such Permitted Acquisition is actually contemplated and any Permitted Refinancing thereof; provided, that (i) as of the time of, and after giving pro forma effect to the incurrence of such Permitted Acquisition and Debt, no Default or Event of Default shall have occurred or shall be continuing or would result therefrom, (ii) no portion of such Debt shall be incurred for working capital purposes, (iii) the aggregate principal amount of such Debt outstanding at any one time shall not exceed an amount equal to the greater of (A) [$30,000,000] at any time and (B) [    ]% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, at any time, and any Permitted Refinancing thereof;

(v)    Mortgage Takeback Debt in an original principal amount of $1,000,000;

(w)     endorsements for collection, deposit, or negotiation and warranties of products or services, in each case, incurred in the Ordinary Course of Business;

(x)     Reinstated Other Secured Debt in an aggregate amount at any one time outstanding not to exceed $21,000,000;

(y)     Debt (other than Debt of the types listed in the foregoing clauses) of any Obligor, so long as the aggregate amount thereof outstanding at any one time shall not exceed $10,000,000; provided, that such Debt shall be unsecured or shall be secured on a junior basis to the Obligations on terms reasonably acceptable to the Collateral Agent, and subject to an Acceptable Intercreditor Agreement and any Permitted Refinancing thereof;

(z)     (1) Debt of any Obligor (other than Debt of the types listed in the foregoing clauses) so long as the aggregate amount thereof outstanding at any one time shall not exceed an amount equal to the greater of (i) $10,000,000 and (ii) [●]% of Consolidated Adjusted EBITDA for the Test Period most recently ended; provided, that such Debt shall not be Borrowed Money and shall not be secured or guaranteed and (2) any Permitted Refinancing thereof;

(aa)     all interest accruing on (including capitalized interest and interest paid in kind), and all reasonable and documented fees and expenses payable in connection with, the obligations described in the foregoing clauses (in the case of clause (a), without limiting the amounts otherwise included pursuant to the definition of Obligations); and

(bb)     (1) Debt of any Obligor incurred to finance Permitted Sale-Leaseback Transactions so long as the proceeds thereof are used for such purposes and such Debt is incurred on or about the date that such Permitted Sale-Leaseback Transaction is actually contemplated; provided, that the aggregate amount of such Debt at any one time outstanding shall not exceed an amount equal to $25,000,000 and (2) any Permitted Refinancing thereof.

For purposes of determining compliance with this Section 10.2.1, if an item of Debt meets the criteria of more than one of the categories of Debt described above, Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Debt (or any portion thereof) and will only be required to include the amount and type of such Debt in one or more of the above clauses; provided, that all Debt outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 10.2.1.

10.2.2     Permitted Liens. Create or suffer to exist any Lien upon any of its property or assets, except the following Liens (collectively, “Permitted Liens”):

(a)     Liens securing the Obligations;

(b)     Liens on Collateral to secure any New Secured Notes Debt, any New Secured Convertible Notes Debt, or any Debt incurred pursuant to a Permitted Refinancing of the foregoing and permitted under Section 10.2.1(b)(iii); provided, that, in each case, such Liens shall rank junior to the Liens securing the Obligations, and such Liens, and the holders thereof and secured parties thereunder, shall be subject to the Intercreditor Agreement or other Acceptable Intercreditor Agreement;

(c)     Liens for Taxes not yet due or being Properly Contested;

(d)     statutory or common law Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the real or personal property or materially impair operation of the business of any Borrower any Subsidiary;

(e)     customary Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations, surety, stay, customs, and appeal bonds, performance bonds, and other similar obligations, or arising as a result of progress payments under government contracts;

(f)     pledges, deposits, or Liens in the Ordinary Course of Business in connection with (i) workers’ compensation, payroll taxes, unemployment insurance, and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower, the Obligors, or any of the Subsidiaries;

(g)     Liens arising by virtue of a judgment or judicial order against any Obligor, or any real or personal property of an Obligor, as long as such judgment does not otherwise result in an Event of Default under Section 11.1(g);

(h)     easements, rights-of-way, restrictions, encroachments, other survey defects or matters that would be shown by a current, accurate survey of physical inspection, and covenants, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions, or other agreements of record, and other similar charges, encumbrances or irregularities in title on Real Estate imposed by law or arising in the Ordinary Course of Business that do not or could not reasonably be expected to materially detract from the value of the affected property nor secure any monetary obligation and do not interfere with the business of the Obligors in any material respect;

(i)     normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)     Liens existing on or prior to the Closing Date and permitted to continue pursuant to the terms of the Plan of Reorganization; provided, that any such Liens on Debt in an aggregate principal amount in excess of $100,000 shall be listed on Schedule 10.2.2 hereto, (the “Permitted Prior Liens”);

(k)     leases, licenses, subleases or sublicenses granted to others that do not (i) interfere in any material respect with the business of Borrower or the Subsidiaries or (ii) secure any Debt;

(l)     Liens arising from UCC financing statements filed regarding (i) operating leases entered into by an Obligor and (ii) goods consigned or entrusted to or bailed to a Person in the Ordinary Course of Business;

(m)     Liens in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods;

(n)     Liens solely on any cash earnest money deposits made by any Obligor or any Subsidiary in connection with any letter of intent or purchase agreement not prohibited by this Agreement;

(o)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Obligor in the Ordinary Course of Business permitted by this Agreement;

(p)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes;

(q)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in an Asset Disposition permitted hereunder, to the extent that such Asset Disposition would have been permitted on the date of the creation of such Lien;

(r)    ground leases in respect of real property on which facilities owned or leased by any of the Obligors are located;

(s)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto not to exceed the amount of such premiums in the Ordinary Course of Business;

(t)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the Ordinary Course of Business;

(u)    deposits of cash with the owner or lessor of premises leased and operated by any Obligor to secure the performance of such Obligor’s obligations under the terms of the lease for such premises in the Ordinary Course of Business;

(v)    Purchase Money Liens in respect of Purchase Money Debt permitted to be incurred under Section 10.2.1(c); provided, that, in each case, such Liens shall only attach to the assets financed with such Purchase Money Debt and such Debt is subject to a New Miner Equipment Intercreditor Agreement or an Acceptable Intercreditor Agreement, as applicable;

(w)    Liens on property subject to any Permitted Sale-Leaseback Transaction;

(x)    Liens securing Mortgage Debt incurred in accordance with Section 10.2.1(g), so long as such Liens shall only attach to the real property acquired with proceeds of such Mortgage Debt, and so long as such Liens and the secured parties under such Mortgage Debt shall be subject to an Acceptable Intercreditor Agreement;

(y)    Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(z)    Liens securing Acquired Debt pursuant to Section 10.2.1(d) and Liens securing Debt in connection with a Permitted Acquisition permitted under Sections 10.2.1(t) or 10.2.1(u), so long as, in each case, (i) such Liens were existing on property at the time of its acquisition by an Obligor in accordance herewith, or existing on the property of any Person at the time such Person becomes an Obligor in accordance herewith, but excluding Liens on the Equity Interests of any Person that becomes a Subsidiary, and (ii) such Liens encumbers only the property acquired and such Debt is subject to a new Miner Equipment Intercreditor Agreement or an Acceptable Intercreditor Agreement, as applicable;

(aa)    other Liens securing Debt or other obligations of any Obligor in an aggregate principal amount at any time outstanding not to exceed the greater of $10,000,0000 and [TBD]% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided, that, such Liens shall rank junior to the Liens securing the Obligations, and such Liens (and the holders thereof) shall be subject to an Acceptable Intercreditor Agreement;

(bb)    Liens (which shall rank junior to the Liens securing the Obligations) upon real or personal property leased under operating leases in the Ordinary Course of Business by Borrower or any of its Subsidiaries in favor of the lessor created at the inception of the lease transaction, securing obligations of Borrower or any of its Subsidiaries under or in respect of such lease and extending to or covering only the property subject to such lease and improvements thereon;

(cc)    Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of Borrower or any of the Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the in the Ordinary Course of Business of Borrower or any of the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of any Subsidiary in the Ordinary Course Of Business;

(dd)    Liens on cash and Cash Equivalents securing reimbursement obligations under letters of credit permitted hereunder;

(ee)    Liens securing New Miner Equipment Lender Debt permitted under Section 10.2.1(g) and attaching only to the assets financed with proceeds of such New Miner Equipment Lender Debt; provided, that, (i) such Liens (and the holders thereof) shall be subject to the New Miner Equipment Intercreditor Agreements, and (ii) such Liens shall not rank pari passu with, or senior to, any Liens securing the Obligations except on the terms expressly set forth in the New Miner Equipment Intercreditor Agreement;

(ff)    Liens securing M&M Lien Takeback Debt, Mortgage Takeback Debt and M&M Lien Settlement Debt permitted under clauses (q), (v), and (w) of Permitted Debt and attaching only to the assets securing such M&M Lien Takeback Debt, Mortgage Takeback Debt or M&M Lien Settlement Debt, as applicable, including, without limitation the applicable liens set forth on Schedule 10.2.2 and the applicable mortgages or deeds of trust set forth on Schedule 10.2.2.

(gg)    Liens in connection with any zoning, building or similar requirement of law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon;

(hh)    Liens permitted under (i) Section 10.2.1(l), to the extent secured by assets of Subsidiaries that are not Obligors, (ii) Section 10.2.1(h), (iii) Section 10.2.1(n), to the extent such Lien is junior to the Obligations;

(ii)    Liens, if any, under Section 10.2.1(o) or on affected Cryptocurrency securing any Permitted BTC Hedging Agreement;

(jj)    Liens securing Debt permitted under (i) Section 10.2.1(u) and (ii) Section 10.2.1(aa);

For the avoidance of doubt, notwithstanding anything else herein to the contrary, no Lien on any property or assets of any Obligor (including any Permitted Lien or Permitted Prior Lien) shall rank pari passu with, or senior to, any Lien thereon granted in favor of the Collateral Agent or otherwise securing any of the Obligations except to the extent expressly permitted pursuant to this Section 10.2.2. (as in effect on the Closing Date).

10.2.3    Distributions; Upstream Payments. Declare or make any Distributions, except the following, so long as, as of the time of, and pro forma for, any Distribution, no Default or Event of Default shall have occurred or shall be continuing or would result therefrom:

(a)    Upstream Payments;

(b)    any distribution or payment in order to pay Taxes imposed on, or incurred by any Obligor; and

(c)    any other Distribution; provided, that (i) the amount thereof, when aggregated with (x) the amount of all other Distributions made in reliance on this clause at any time through to (and including on) the date of such Distribution, and (y) all Investments made pursuant to clause (k) of the definition of “Restricted Investment” at any time through to (and including on) the date of such Distribution, shall not exceed 50% of Consolidated Net Income for the period beginning on the first day of the Fiscal Quarter in which the Plan Effective Date occurs and ending on the last day of the Borrower’s fiscal quarter ending immediately prior to the date of such proposed Distribution, (ii) pro forma for such Distribution, the Obligors shall be in compliance with the Financial Covenants, and the Fixed Charge Coverage Ratio (calculated on a pro forma basis) as of the last day of the Test Period most recently ended prior to such Distribution shall be at least shall be at least 2:00:1.00;

(d)    Distributions the proceeds of which are used to pay franchise and excise taxes attributable to the Borrower and its Subsidiaries, and reasonable and customary operating or overhead costs required to maintain Borrower’s and any of its Subsidiary’s corporate or organizational existence;

(e)    Distributions the proceeds of which are used to pay cash in lieu of fractional Equity Interests; and

(f)    Distributions used to make payments in cash to holders of the Contingent Value Rights.

Borrower shall not create or permit to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for Permitted Restrictions.

For the avoidance of doubt, nothing herein shall prohibit or limit any payment of any principal, interest, premium (if any), fees or other amounts payable in respect of the (a) the Loan Documents, (b), any Debt or Liens permitted hereunder related to any Purchase Money Debt, Purchase Money Lien, the New Secured Convertible Notes Documents, the New Secured Notes Documents, any Acquired Debt, Debt incurred or arising prior to the Closing Date and permitted to be outstanding pursuant to the terms of the Plan of Reorganization, New Miner Equipment Lender Debt, Swap Agreements, Mortgage Takeback Debt, M&M Lien Takeback Debt, M&M Lien Settlement Debt, Debt incurred to finance any Permitted Acquisition or the purchase of Equipment, Reinstated Other Secured Debt and Debt incurred to finance Permitted Sale-Leaseback Transactions or any Permitted Refinancing of the foregoing, to the extent such payment is made in accordance with the terms of the definitive documentation governing such Debt and the Intercreditor Agreement.

10.2.4    Restricted Investments. Make any Restricted Investment.

10.2.5    Dispositions. Consummate any Asset Disposition, except a Permitted Asset Disposition; provided, that, any proceeds thereof received at any time by Borrower or any Subsidiary thereof shall be maintained by them in accordance with this Agreement (it being agreed that, in the case of any proceeds in the form of cash or Cash Equivalents, the same shall at all times be held in a Deposit Account subject to a Control Agreement); 28provided, further, that, no cash or Cash Equivalents received in connection with a Permitted Asset Disposition shall be transferred out of any Deposit Account except if, and solely in the amount, required to make a prepayment or repayment of Obligations in accordance with Section 5. For the avoidance of doubt, the foregoing shall not be construed as permitting, and shall not operate as a consent or waiver with respect to, the consummation of any Asset Disposition, or the payment of any disbursement, in each case, that would not otherwise be permitted hereunder, or any Default or Event of Default resulting from the same, or any consequence thereof.

10.2.6    Prepayments of Certain Indebtedness. No Obligor shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, of any Subordinated Debt of any Obligor or any of its Subsidiaries prior to its scheduled maturity.

10.2.7    [Reserved].

[28]	Under discussion.

10.2.8    [Reserved].

10.2.9    Fundamental Changes.

(a)    Change its legal name; change its tax, charter or other organizational identification number; or change its form or state of organization;

(b)    With respect to Borrower, liquidate, wind up its affairs or dissolve itself; or effect a Division, merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions; provided, that, except to the extent constituting a Change of Control, Borrower may merge or consolidate with (or Dispose of all or substantially all of its assets to) any other Person; so long as that (i)(A) Borrower shall be the continuing or surviving Person, or (B) if the Person formed by or surviving any such merger or consolidation is not Borrower, or is a Person into which Borrower has been liquidated (or, in connection with a Disposition of all or substantially all of the Borrower’s assets, if the transferee of such assets) (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the State of Delaware, (2) the Successor Borrower shall, concurrently with such merger, consolidation or applicable transaction, expressly assume all Obligations of Borrower (including all obligations under this Agreement and the other Loan Documents to which the Borrower is a party), and shall have granted Liens in favor of the secured parties hereunder on all of its assets to at least the same extent, and on terms at least as favorable to the Lenders as, the Liens granted by the Borrower, in each case, pursuant to a supplement hereto or thereto in form and substance satisfactory to the Administrative Agent, (3) each Obligor other than Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, that its Guarantee Obligations, and any other guaranty of, and grant of Liens as security for the Obligations of the Borrower, shall apply to the Successor Borrower’s Debt and obligations to at least the same extent and on terms at least as favorable to the Lenders, (4) Borrower shall have delivered to the Administrative Agent a certificate of a Senior Officer stating that such merger or consolidation complies with this Agreement and (5) Administrative Agent, Collateral Agent and each Lender shall have received all documentation and information about the Successor Borrower as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act and (ii) as of the time of, and after giving pro forma effect to such Disposition, merger, consolidation or other applicable transaction, no Default or Event of Default shall have occurred or shall be continuing or would result therefrom.

(c)    With respect to any Subsidiary of Obligor liquidate, wind up its affairs or dissolve itself; or effect a Division, merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions; unless (i) as of the time of, and after giving pro forma effect to such Division, merger, combination or consolidation, no Event of Default shall have occurred or shall be continuing or result thereform, (ii) in connection with any liquidation, winding up of affairs, or dissolution, all of the assets of such liquidating, winding up, or dissolving Subsidiary are transferred to an

Obligor that is not liquidating, winding up or dissolving, and (iii) in connection with any Division, merger, combination or consolidation, the surviving entity is an Obligor.29

10.2.10    Subsidiaries. (a) Form or acquire any Subsidiary after the Closing Date unless such Subsidiary complies with the requirements set forth in Section 10.1.7, (b) permit any existing Subsidiary to issue any Equity Interests, or (c) permit any Subsidiary to become “unrestricted” under, or for purposes of, the Loan Documents (including by permitting any Subsidiary to not be required to comply with any covenant in this Agreement, including in Section 10.1 or 10.2 hereof, that is expressed to be applicable to or binding on Subsidiaries of the Borrower as of the Closing Date (unless the Lenders have consented thereto in accordance with Section 14.1)).

10.2.11    Organic Documents and Material Contracts. Amend, modify or otherwise change any of its Organic Documents or any Material Contract other than in the Ordinary Course of Business, in a manner that is not adverse to the Lenders or the Administrative Agent, and, in each case, with prior written notice to the Administrative Agent.

10.2.12    [Reserved].

10.2.13    Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14    Restrictive Agreements. Become a party to any Restrictive Agreement other than agreements containing solely Permitted Restrictions.

10.2.15    Swap Obligations and Permitted BTC Hedging Agreements. Enter into any Swap Agreement, or incur any Swap Obligation, or amend or modify any Swap Agreement (including, directly or indirectly, with respect to any notional amount, or any Swap Obligation or other obligation or exposure thereunder), except to the extent that such Swap Agreement and Swap Obligation constitutes a Permitted Power Hedge. Notwithstanding the foregoing, this Section 10.2.15 shall not restrict or otherwise limit any (i) sale of Bitcoin pursuant to clause (l) of the definition of Exempted Dispositions and Section10.2.5 or (ii) Permitted BTC Hedging Agreements.

10.2.16    Conduct of Business. Engage in any line of business materially different than the lines of business conducted by it on the Closing Date and any activities related, similar or incidental thereto or synergistic therewith.

10.2.17    Affiliate Transactions. Enter into, be party to, or consummate, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (each, an “ Affiliate Transaction”), unless (i) such Affiliate Transaction is consummated in good faith, and for a legitimate business purpose, (ii) such Affiliate Transaction is on terms that are no less favorable to such Obligor than those that might be obtained at such time in a comparable arm’s-length transaction consummated with a Person who is not an Affiliate (except in the case of any Affiliate Transaction or series of related Affiliate Transactions involving

[29]	Under discussion.

payments or property with a Fair Market Value not in excess of $500,000 in the aggregate), (iii) in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value in excess of $[1,000,000] in the aggregate, such Affiliate Transaction is approved by a majority of the disinterested members of the board of directors (or equivalent governing body) of the Borrower and any Subsidiary consummating such Affiliate Transaction, (iv) in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value in excess of $2,500,000, Borrower shall, not less than five (5) Business Days prior to consummation of such Affiliate Transaction, deliver a written notice thereof to the Administrative Agent, accompanied by an officer’s certificate including sufficient detail with respect to the subject matter, parties, consideration, and other aspects involved in such transaction, and certifying as to compliance with the provisions of this Agreement, and (v) in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value in excess of $[10,000,000], Borrower shall, not less than five (5) Business Days prior to consummation of such Affiliate Transaction, deliver to the Administrative Agent a favorable written opinion from a nationally or regionally recognized investment banking, accounting or appraisal firm confirming that such transaction (x) is fair to Borrower and its Subsidiaries from a financial point of view, or (y) is not materially less favorable to Borrower and its Subsidiaries than could be obtained at the time in an arm’s length transaction with a Person who was not an Affiliate; provided, that, the foregoing shall not apply to:

(a)    any transaction between or among Borrower, any Subsidiary thereof (or any entity that becomes a Subsidiary as a result of such transaction) or any Affiliate thereof or any of their respective Related Parties, or among any of them, to the extent such transaction is otherwise permitted under any other provision of Section 10.2 of this Agreement, and is consummated in the Ordinary Course of Business, or as part of any customary tax, accounting, pension, cash management or other administrative activities, and not for the purpose of circumventing any covenant hereunder;

(b)    payment of reasonable compensation to officers and employees of Borrower and its Subsidiaries for services actually rendered; and

(c)    payment of reasonable and customary compensation and indemnities to directors of Borrower and its Subsidiaries for services actually rendered.

10.2.18    Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19    [Reserved].30

10.2.20    [Reserved].

10.2.21    Classification. Borrower shall not take any action (or permit any parent entity or other Person Controlling Borrower to take any action at any time (including, but not

[30]	Under discussion.

limited to, an election under Treasury Regulations Section 301.7701-3)) that would result in a change in the tax classification of Borrower for U.S. federal income tax purposes.

10.2.22    [reserved].

10.2.23    Immaterial Subsidiaries.

(a)    Permit any Immaterial Subsidiary to own any property (real or personal) or assets (in each case, of whatever nature) with a Fair Market Value in excess of $2,500,000 or together with all other Immaterial Subsidiaries more than $5,000,000 in the aggregate, (ii) create, incur, assume or suffer to exist any Debt or (iii) create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatever nature (whether now owned or hereafter acquired).

(b)    Shall not, and shall not permit any other Obligor to, make any Investment, Distribution or enter into any other transaction of any nature whatsoever with any Immaterial Subsidiary.

10.2.24    [Reserved].

10.3.    Financial Covenants.

10.3.1    Leverage. Obligors shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter (beginning with the first Fiscal Quarter ending after the Closing Date) to exceed the correlative ratio indicated below (the requirements hereof, the “Leverage Covenant”):

Fiscal Quarter Ending	Leverage Ratio
March 31, 2024	4.50:1.00
June 30, 2024	4.50:1.00
September 30, 2024	4.50:1.00
December 31, 2024	4.50:1.00
March 31, 2025	3.00:1.00
June 30, 2025	3.00:1.00
September 30, 2025	3.00:1.00
December 31, 2025	3:00:1.00
March 31, 2026	2:00:1.00
June 30, 2026	2:00:100
September 30, 2026	2:00:100

Fiscal Quarter Ending	Leverage Ratio
December 31, 2026 and thereafter	2:00:100

10.3.2    Minimum Liquidity. Obligors shall not permit or cause the aggregate amount of Liquidity to be less than [$25,000,000], as of the last Business Day of each month (the requirements hereof, the “Liquidity Covenant”, and, the Liquidity Covenant, together with the Leverage Covenant, the “Financial Covenants”).

10.4.    Crypto Specific Covenants.

10.4.1    Anti-Hoarding. Obligors shall cause all Cryptocurrency in which any Obligor has any interest to be converted into Dollars within ten (10) days’ of receipt of such Cryptocurrency and deposit such proceeds into a Deposit Account subject to a Control Agreement; provided, that, solely for purposes of determining compliance with the this Section 10.4.1, any Cryptocurrency held in any Deposit Account shall satisfy this Section 10.4.1 regardless of whether it is subject to a Control Agreement in favor of the Collateral Agent until the date on which Control Agreements must be put in place pursuant to Section 6.3 (the obligations hereunder, the “Anti-Hoarding Covenant”); provided, however, that (i) any such Cryptocurrency may also be sold or retained to the extent required in accordance with the terms of any applicable Permitted BTC Hedging Agreement, (ii) to the extent that such Cryptocurrency may not be or is not sold during such time period as a result of circumstances beyond the Borrower’s control, such failure to convert Cryptocurrency into Dollars shall not constitute a Default or Event of Default.

10.4.2    Wallet Management. Pending its compliance with the Anti-Hoarding Covenant, each Obligor shall cause any Cryptocurrency it has any interest in to be held in a Security Account in such Obligor’s name at an Acceptable Custodian.

SECTION 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.    Events of Default. Each and any one or more of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)    Borrower shall fail to pay any principal of any Loan (or portion thereof) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    Borrower shall fail to pay any interest on any Loan or any fee or any other Obligation (other than an amount referred to in clause (a) above) payable under any Loan Document, within three (3) Business Days after the same shall become due and payable;

(c)    any representation or warranty of an Obligor made in any Loan Document shall be false or misleading in any material respect when given (or, with respect to representations and warranties qualified by materiality, in all respects);

(d)    any Obligor or any Subsidiary shall breach, or fail to perform, or default under, any covenant applicable to it contained in Section 6.3, 8.2.4, 8.2.5, 8.5, 10.1.1, 10.2, 10.3, 10.4;

(e)    any Obligor shall breach, or fail to perform, or default under, any other covenant contained herein or in any Loan Documents, and such breach, failure or default is not cured within 30 days (or 10 days in the case of a breach of Section 10.1.2) after a Senior Officer of such Obligor or any Subsidiary has knowledge thereof or receives notice thereof from Administrative Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach, failure to perform or default is not capable of being cured within such period;

(f)    31any “Event of Default” (in each case, as defined in the New Secured Notes Document and the New Secured Convertible Notes Documents) occurs under the New Secured Notes Documents or the New Secured Convertible Notes Documents or any breach or default of an Obligor or any Subsidiary occurs under any Swap Agreement, or under any instrument or agreement to which it is a party or by which it or any of its properties is bound, in each case, relating to any Debt (other than the Obligations) in excess of $10,000,000 (in the case of any Swap Agreement, determined on a net basis), if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)    any judgment or order for the payment of money is entered against an Obligor or any Subsidiary in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors and Subsidiaries, $10,000,000 (excluding amounts of insurance coverage therefor that has not been denied by the insurer, or subject to another contractual indemnity arrangement reasonably acceptable to the Administrative Agent, and available to the Obligors for payment of such liabilities), and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty consecutive days;

(h)    an Obligor or any Subsidiary is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any part of its business which could reasonably be expected to have a Material Adverse Effect; there is a cessation of any part of an Obligor’s any Subsidiary’s business which could reasonably be expected to have a Material Adverse Effect; a material portion of the Collateral or real or personal property of an Obligor or any Subsidiary is taken or impaired through condemnation the effect of which could reasonably be expected to have a Material Adverse Effect;

(i)    an Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors

[31]	Under discussion.

generally; a trustee is appointed to take possession of any substantial real or personal property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor, and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief approving such Insolvency Proceeding is entered in the proceeding;

(j)    an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan to the extent the foregoing could reasonably be expected to have a Material Adverse Effect; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan to the extent the foregoing could reasonably be expected to have a Material Adverse Effect; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan to the extent the foregoing could reasonably be expected to have a Material Adverse Effect;

(k)    any Obligor is criminally convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could reasonably be expected to have a Material Adverse Effect;

(l)    a Change of Control occurs;

(m)    [reserved];

(n)    (i) any Loan Document shall, in whole or in part, cease to be effective and legally valid, binding and enforceable against any Obligor or Affiliate thereof, or shall otherwise cease or fail be effective to create the rights and obligations purported to be created thereunder in favor of any Secured Party, or (ii) any Obligor thereof shall repudiate or revoke (or attempt or purport to repudiate or revoke) any of its obligations or covenants under any Loan Document, or (iii) Collateral Agent shall not have or shall cease to have a valid and perfected Lien in a material portion of the Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case, for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control.

11.2.    Remedies upon Default.

11.2.1     Remedies Generally. If an Event of Default described in Section 11.1(i) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable, and all Commitments shall terminate, without any action by any Agent or notice of any kind. In addition, or if any other Event of Default exists, Administrative Agent may in its discretion (and shall upon written direction of Required

Lenders) do or direct the Collateral Agent to do any one or more of the following from time to time (in addition to any and all other things as provided elsewhere in Section 11.2):

(a)    declare any Obligations to be immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by law;

(b)    terminate, reduce or condition any Commitment;

(c)    require the Obligors to cash collateralize then Obligations; and

(d)    exercise any other rights, remedies, powers and privileges afforded under the Loan Documents or any other agreement, by law (including under the Bankruptcy Code and other Applicable Law), at equity and otherwise, including the rights and remedies of a secured party under the UCC.

11.2.2    Disposition of Collateral. Without limiting the generality of the foregoing, the Administrative Agent may direct the Collateral Agent to and the Collateral Agent may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind to or upon any Obligor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), during the continuance of any Event of Default (personally or through its agents or attorneys), to the maximum extent permitted under the Bankruptcy Code and other Applicable Law: (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self-help, without judicial process, without first obtaining a final judgment or giving any Obligor or any other Person notice or opportunity for a hearing on any Agent’s claim or action, (ii) collect, receive, appropriate and realize upon any Collateral, (iii) sell, grant any option to purchase, and/or deliver any Collateral (in its then condition, or after any further manufacturing or processing thereof) (and enter into contractual obligations to do any of the foregoing), in lots or in bulk, in one or more parcels, at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere, upon such terms and conditions, and at such prices, as it may deem necessary, prudent or advisable, for cash or on credit or for future delivery (or any combination thereof), or without charge, and/or without assumption of any credit risk, and any of the foregoing may be adjourned from time to time in accordance with Applicable Law, and Collateral Agent shall have the right to purchase all or any portion of the Collateral free of any right or equity of redemption of any Obligor, which right or equity is hereby waived and released, at any public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations, (iv) withdraw all cash and Cash Equivalents in any Deposit Account, Commodity Account or Securities Account of a Obligor and apply such cash and Cash Equivalents and other cash, if any, and other securities, then held by it as Collateral in satisfaction of the Obligations, and (v) give notice and take sole possession and control of all amounts on deposit in or credited to any Deposit Account, Commodity Account or Securities Account pursuant to the related Control Agreement.

11.2.3    Management of Collateral. Each Obligor further agrees, that, during the continuance of any Event of Default, (i) at the Collateral Agent’s request, it shall assemble the

Collateral and make it available to the Collateral Agent at places that the Collateral Agent shall reasonably select, whether at such Obligor’s premises or elsewhere, (ii) without limiting the foregoing, the Collateral Agent also has the right to require that each Obligor store and keep any Collateral pending further action by the Collateral Agent and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until the Collateral Agent is able to sell any Collateral, the Collateral Agent shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent, and (iv) the Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. No Agent shall have any obligation to any Obligor to maintain or preserve the rights of any Obligor as against third parties with respect to any Collateral while such Collateral is in the possession of any Agent.

11.2.4    Direct Obligation. No Agent nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, any Obligor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of any Agent and any other Secured Party under any Loan Document shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any Applicable Law. To the extent it may lawfully do so, each Obligor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against any Agent or any Lender or other Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other Disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 calendar days before such sale or other Disposition.

11.2.5    Commercially Reasonable. To the extent that any Applicable Law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Obligor acknowledges and agrees that each Agent shall be deemed to have complied with such duties even if it shall:

(i)    fail to incur significant costs, expenses or other liabilities reasonably deemed as such Agent to prepare any Collateral for Disposition or otherwise to complete raw material or work in process into finished goods or other finished products for Disposition;

(ii)    fail to obtain permits, or other consents, for access to any Collateral to sell or for the collection or sale of any Collateral, or, if not required by other Applicable Law, fail to obtain permits or other consents for the collection or Disposition of any Collateral;

(iii)    fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv)    advertise Dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature or to contact other Persons, whether or not in the same business as any Obligor, for expressions of interest in acquiring any such Collateral;

(v)    exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the Disposition of any Collateral, whether or not such Collateral is of a specialized nature or, to the extent deemed appropriate by such Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist such Agent in the collection or Disposition of any Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to Dispose of any Collateral;

(vi)    Dispose of assets in wholesale rather than retail markets;

(vii)    disclaim Disposition warranties, such as title, possession or quiet enjoyment; or

(viii)    purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or Disposition of any Collateral or to provide to any Agent a guaranteed return from the collection or Disposition of any Collateral.

11.2.6    Accounts and Payments in Respect of General Intangibles.

(a)    In addition to, and not in substitution for, any other provision in this Agreement, if required by any Agent at any time during the continuance of an Event of Default, on and after the date on which at least one deposit account or securities account has been established, any payment of accounts or payment in respect of general intangibles, when collected by any Obligor, shall be promptly (and, in any event, within two (2) Business Days) deposited by such Obligor in the exact form received, duly indorsed by such Obligor to such Agent, or such other account, subject to withdrawal by the such Agent as provided herein. Until so turned over, such payment shall be held by such Obligor in trust for the Agents, segregated from other funds of such Obligor. Each such deposit of proceeds of accounts and payments in respect of general intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b)    At any time during the continuance of an Event of Default:

(A)    each Obligor shall, upon the Collateral Agent’s written request, deliver to the Collateral Agent all original and other documents evidencing, and relating to, the contractual obligations and transactions that gave rise to any account or any payment in respect of general intangibles, including all original orders, invokes and shipping receipts and notify account debtors that the accounts or general intangibles have been collaterally assigned to the Collateral Agent and that payments in respect thereof shall be made directly to the Collateral Agent;

(B)    the Collateral Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of an Obligor to collect its accounts or amounts due under general intangibles or any thereof and, in its own name or in the name of others, communicate with account debtors to verify with them to the Collateral Agent’s reasonable satisfaction the existence, amount and terms of any account or amounts due under any general intangible. In addition, the Collateral Agent may at any lime enforce such Obligor’s rights against such account debtors and obligors of general intangibles; and

(C)    each Obligor shall take all actions, deliver all documents and provide all information necessary or reasonably requested by the Collateral Agent to ensure any Internet domain name is registered.

(c)    Anything herein to the contrary notwithstanding, each Obligor shall remain liable under each account and each payment in respect of general intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any agreement giving rise to an account or a payment in respect of a general intangible by reason of or arising out of any Loan Document or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any obligation of any Obligor under or pursuant to any agreement giving rise to an account or a payment in respect of a general intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

11.2.7    Proceeds to be Turned over to and Held by Collateral Agent. Unless otherwise expressly provided in this Agreement, upon the occurrence and during the continuance of an Event of Default, all proceeds of any Collateral received by any Obligor hereunder in Cash or Cash Equivalents shall be held by such Obligor in trust for the Agents and the other Secured Parties, segregated from other funds of such Obligor, and shall, promptly upon receipt by any Obligor, be turned over to the Collateral Agent in the exact form received (with any necessary endorsement).

11.2.8    Deficiency. Each Obligor shall remain liable for any deficiency if the proceeds of any sale or other Disposition of any Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorney employed by any Agent or any other Lender Party to collect such deficiency.

11.3.    Setoff. At any time during an Event of Default, Agents, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not such Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of such Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness, provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.6.2 4.2.1(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have. NOTWITHSTANDING THE FOREGOING, NO LENDER AND NO PARTICIPANT SHALL EXERCISE ANY RIGHT OF SETOFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY OBLIGOR HELD OR MAINTAINED BY SUCH PERSON WITHOUT THE WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT.

11.4.    Remedies Cumulative; No Waiver.

11.4.1    Cumulative Rights and Remedies. All agreements, warranties, guaranties, indemnities and other undertakings of the Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of the Agents and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations. Each Obligor acknowledges that the purpose of Section 11.2 is, among other things, to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in such clauses.

11.4.2    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of any Agent or any Lender to require strict performance by Borrower with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by any Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Borrower that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.    AGENTS

12.1.    Appointment, Authority and Duties of Administrative Agent and Collateral Agent.

12.1.1    Appointment and Authority. Each Secured Party appoints and designates [Wilmington Trust, National Association] as Administrative Agent and Collateral Agent under all Loan Documents. Each Agent may, and each Secured Party authorizes each Agent to, enter into all Loan Documents to which such Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Any action taken by any Agent in accordance with the provisions of the Loan Documents, and the exercise by any Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, the Agents shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Administrative Agent or Collateral Agent as applicable each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) to execute, deliver and perform any intercreditor agreement in respect of this Facility or the Liens granted pursuant to the Security Documents, in each case, under this clause (c) to the extent such agreement, amendment or restatement has been approved by the Required Lenders; (d) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (e) manage, supervise or otherwise deal with Collateral; and (f) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. The duties of the Agents are ministerial and administrative in nature only, and the Agents shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto.

12.1.2    Duties. The Agents shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon each Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3    Agent Professionals. Each Agent may perform its duties through agents and employees. Each Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Each Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4    Instructions of Required Lenders; Action by Agents. The rights and remedies conferred upon the Agents under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in

Section 6, each Agent may presume that the condition is satisfactory to a Secured Party unless such Agent has received notice to the contrary from such Secured Party before such Agent takes the action. Neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by any other Loan Document that it is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 14.1) and in all cases it shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 14.1) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses that may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. Notwithstanding the foregoing, the Agents may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by either Agent. Each Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against either Agent as a result of either Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. If a Default has occurred and is continuing, then the Agents shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 12.1.1; provided, that, unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event shall either Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability. In any case, where the consent of either is expressly required under this Agreement, or the other Loan Documents, the withholding or giving of such consent may be conditioned by such Agent upon the receipt of the approval of the Required Lenders, and such Agent shall be fully protected and not liable to the Lenders or any other Person in relying upon such approval or failing to act in the absence of such approval. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 14.1), and otherwise no Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct as determined by a nonappealable order of a court of competent jurisdiction. No provision of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require any Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii)

otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers, in each case, other than as resulting from its gross negligence or willful misconduct, as determined by a nonappealable order of a court of competent jurisdiction. Anything herein to the contrary notwithstanding, whenever reference is made in this Agreement or any other Loan Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Agents or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Agents hereunder or thereunder, it is understood that in all cases the Agents shall be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed by the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 14.1). Beyond the exercise of reasonable care in the custody of the Collateral in the possession or control of an Agent, such Agent will not have any duty as to any other Collateral or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Agents will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Agents will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by any Agent in good faith.

No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement and the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, in each case, other than as resulting from its gross negligence or willful misconduct, as determined by a nonappealable order of a court of competent jurisdiction.

12.2.    Agreements Regarding Collateral and Borrower Materials.

12.2.1     Lien Releases; Care of Collateral.

(a)    the Secured Parties and Collateral Agent acknowledge and agree, (1) any Lien with respect to any Collateral shall be automatically and unconditionally released with no further action to be taken by any party (a) upon Full Payment of the Obligations; (b) if required pursuant to the terms of the New Miner Equipment Intercreditor Agreement; (c) if such Collateral (i) is the subject of a Permitted Asset Disposition (as defined on the Closing Date) to a Person that is not an Obligor or (ii) an Exempted Disposition; (d) with the consent of such Lenders as is required therefor pursuant to Section 14.1; and (e) if the Collateral subject to such Lien is owned by an Obligor, upon release of such Obligor from its obligations under the Loan Documents pursuant to the following clause (2); and (2) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents (as in effect on the Closing Date), such Obligor shall be automatically and unconditionally released from its obligations under the Loan Documents.

(b)    Subject to Section 14.1, Secured Parties authorize Collateral Agent to subordinate its Liens to (but solely to) any Purchase Money Lien or other Permitted Lien expressly entitled to senior priority hereunder (as in effect on the Closing Date, or as modified with the consent of such Lenders as is required therefor pursuant to Section 14.1), and to enter into any Acceptable Intercreditor Agreement or enter into an amendment or other modification to the New Miner Equipment Intercreditor Agreement to effectuate the foregoing. Collateral Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Collateral Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. Upon request by the Collateral Agent at any time, the Required Lenders (or such other Lenders as is required therefor pursuant to Section 14.1) will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.2.1. If any Collateral is Disposed pursuant to a Permitted Asset Disposition to any Person other than an Obligor, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and the Collateral Agent shall, at the expense of the Obligors, take any and all actions reasonably requested by the Obligors to effect the foregoing (provided, that if requested by the Collateral Agent the Obligors shall provide a certification that such Disposition is permitted by this Agreement).

12.2.2    Possession of Collateral. Collateral Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Collateral Agent thereof and, promptly upon Collateral Agent’s request, deliver such Collateral to Collateral Agent or otherwise deal with it in accordance with Collateral Agent’s instructions.

12.2.3    Reports. Agents shall promptly provide to Lenders, when complete, any field audit or examination report prepared for either Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agents shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that any Agent or any other Person performing an audit or examination will inspect only specific information regarding the Obligations or Collateral and will rely significantly upon Borrower’s books, records and representations; (b) that no Agent makes any representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants provided such Persons are informed of the confidential nature of such Reports and Borrower Materials and instructed to keep them confidential and strictly for such Lender’s use), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall severally and not jointly indemnify and hold harmless each Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of any Agent furnishing same to such Lender, via the Platform or otherwise.

12.3.    Reliance By Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person except to the extent such reliance is the result of the gross negligence or willful misconduct of such Agent. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon except to the extent such reliance is the result of the gross negligence or willful misconduct of such Agent. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4.    Action Upon Default. No Agent shall be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Administrative Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise expressly provided in any Loan Documents or with the written consent of the Agents and Required Lenders, it will not take any Enforcement Action, accelerate Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other Dispositions of Collateral, or to assert any rights relating to any Collateral.

12.5.    Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1 or 5.6.2, as applicable, such Lender shall forthwith purchase from Administrative Agent and the other Lenders such participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1 or 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Administrative Agent for application under Section 4.2.1(b) and it shall provide a written statement to Administrative Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Deposit Account without Administrative Agent’s prior consent.

12.6.    Indemnification. EACH LENDER SHALL SEVERALLY AND NOT JOINTLY INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH AGENT INDEMNITEE, PROVIDED, THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR ADMINISTRATIVE AGENT (IN THE CAPACITY OF AGENT). In no event shall any Lender have any obligation hereunder to indemnify or hold harmless an Agent Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Agent Indemnitee. In Administrative Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If any Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by any Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to such Agent by each Lender to the extent of its Pro Rata share.

12.7.    Limitation on Responsibilities of Agents. No Agent shall be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses to the extent caused by such Agent’s gross negligence or willful misconduct. No Agent assumes any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. No Agent makes any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8.    Successor Agent and Co-Agents.

12.8.1    Resignation; Successor Agent. Any Agent may (x) resign at any time by giving at least 30 days’ written notice thereof to Lenders and Borrower (or such shorter time period as agreed to by the Required Lenders), and/or (y) be removed by the Required Lenders on not less than 10 days’ prior written notice. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders. If no successor agent is appointed prior to the effective date of such Agent’s resignation, then such Agent may (but shall not be obligated to) appoint a successor agent that is a financial institution acceptable to it, which shall be a Lender unless no Lender accepts the role. Whether or not a successor has been appointed, such resignation shall become effective. Upon acceptance by a successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while an Agent. The resigning Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and except for any indemnity payments or other amounts then owed to the resigning Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Any successor to [Wilmington Trust, National Association], by merger or acquisition of stock or this loan shall continue to be Administrative Agent and Collateral Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2    Co-Collateral Agent. If necessary or appropriate under Applicable Law, Collateral Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right and remedy intended to be available to Collateral Agent under the Loan Document shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Collateral Agent may request to effect such appointment. If the agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Collateral Agent until appointment of a new agent.

12.8.3    Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Affiliates of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.9.    Non-Reliance on the Agents and the Other Lenders. Each Lender expressly acknowledges that no Agent nor any arranger has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Obligor of any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent to any Lender as to any matter, including whether any Agent has disclosed material information in its (or its Related Parties’) possession. Each Lender represents to the Agents that it has, independently and without reliance upon the Agents, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into, or consent to, this Agreement and the other Loan Documents and to extend credit to Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

12.10.    Remittance of Payments and Collections.

12.10.1    Remittances Generally. All payments by any Lender to Agents shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by the Agents and request for payment is made by an Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by any Agent to any Secured Party shall be made by wire transfer, in the type of funds received by such Agent. Any such payment shall be subject to such Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2    Failure to Pay. If any Secured Party fails to pay any amount when due by it to any Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full in Cash, at the rate determined by such Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate. In no event shall Borrower be entitled to receive credit for any interest paid by a Secured Party to any Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by any Agent pursuant to Section 4.2.

12.10.3    Recovery of Payments. If any Agent pays an amount to a Secured Party in the expectation that a related payment will be received by such Agent from an Obligor and such related payment is not received, then Administrative Agent may recover such amount from the Secured Party. If any Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, such Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by any Agent to any Obligations are later required to be returned by such Agent pursuant to Applicable Law, each Lender shall pay to such, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.11.    Individual Capacities. As a Lender, the Agents shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include such Agent in its capacity as a Lender, to the extent applicable. Agents, Lenders and their Affiliates may accept deposits from, lend money to, provide bank products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agents or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agents, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12.    Erroneous Payments.

12.12.1    Each Lender hereby agrees that (i) if the Administrative Agent notifies any Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received) and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation a waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this clause shall be conclusive absent manifest error.

12.12.2    Without limiting the immediately preceding clause, each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that the Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, the Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received).

12.13.    [Reserved].

12.14.    No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agents, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrower or any other Person. As between Borrower and Agents, any action that any Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

12.15.    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall severally and not jointly indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all other Obligations.

12.16.     Agents May File Proofs of Claim; Credit Bidding.

12.16.1    Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to any Obligor, the Agents (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agents shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent.

Nothing contained herein shall be deemed to authorize the Agents to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Agents to vote in respect of the claim of any Lender or in any such proceeding.

12.16.2    Credit Bidding. The Secured Parties hereby irrevocably authorize the Agents, at the direction of the Required Lenders, to take all actions and exercise all rights described in Section 11.2, including to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which an Obligor is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agents (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Agents shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that any actions by the Agents with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 14.1.1 of this Agreement),

(iii) the Agents shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

12.16.3    Exculpatory Provisions. No Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agents:

(a)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law;

(c)     shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Obligors or any of their Affiliates, that is communicated to, obtained or in the possession of, any Agent or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by such Agent herein;

(d)     shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.2 and 14.1) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. Each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower, a Lender;

(e)     shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the such Agent.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, in the event that any controversy arises between or among any of the Secured Parties or any other Person in respect of any Collateral or proceeds thereof in the possession or control of any Agent, such Agent shall, to the extent directed by the Required Lenders, have the right to initiate proceedings in any other court of competent jurisdiction permitted under Section 14.14) for a declaratory judgment to determine the rights of such Secured Parties or other Persons with respect to such Collateral or any proceeds thereof. The provisions of this paragraph are in addition to and not in limitation of any right of resignation or other rights or protections afforded to the each Agent pursuant to the terms of this Agreement.

12.17.    Certain ERISA Matters.

(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Obligor, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Obligor, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

12.18.    Successors By Merger, Etc. Any corporation or association into which any Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which such Agent is a party, will be and become the successor to the Administrative Agent or Collateral Agent, as applicable, under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

SECTION 13.    BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Agents, Lenders, Secured Parties, and their respective successors and assigns,

except that (a) Borrower shall not have the right to assign its rights or delegate its obligations under any Loan Documents; (b) any assignment by a Lender must be made in compliance with Section 13.3; and (c) any assignment by any Agent of its role as such must be made in compliance with Section 12.8. Administrative Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2.     Participations.

13.2.1     Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrower shall be determined as if it had not sold such participating interests, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Administrative Agent and the other Lenders shall not have any obligation or liability to any such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.7 and 5.9 (subject to the requirements and limitations of such Sections and Section 5.10; provided, that any documentation required under Section 5.10 shall be delivered solely to the applicable participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.1. A Participant shall not be entitled to receive any greater payment under Section 3.7 or 5.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a Change in Law occurring after the sale of the participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Sections 3.8 and 13.4 with respect to any Participant.

13.2.2     Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases Borrower, any Guarantor or substantially all Collateral.

13.2.3     Benefit of Set-Off. Borrower agrees that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.2.4     Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.3.     Assignments.

13.3.1     Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $1,000,000 (unless otherwise agreed by Administrative Agent in its discretion) and integral multiples of $500,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $1,000,000 (unless otherwise agreed by Administrative Agent in its discretion) and (c) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2     Effect; Effective Date. Upon delivery to Administrative Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Administrative Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Administrative Agent.

13.3.3     Certain Assignees. Without the Administrative Agent’s consent, no assignment or participation may be made to Borrower, Affiliate of Borrower, Defaulting Lender or natural person. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Administrative Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Administrative Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.3.4     Register. Administrative Agent, acting as a non-fiduciary agent of Borrower, shall maintain (a) a copy of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the principal amounts of the Loans (and stated interest) owing to, each Lender (the “Register”). Entries in the Register shall be conclusive, absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each lender recorded in such Register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by Borrower and any Lender (but, in the case of any Lender, only with respect to its holdings (unless consented to otherwise in writing by the Administrative Agent)), from time to time upon reasonable notice.

13.3.5     Exit Facility Syndication. The New Money Loan Commitments and the Loans hereunder may be syndicated pursuant to the Exit Facility Syndication in the manner and in the amounts determined in accordance with Exit Facility Syndication Procedures.32

13.4.     Replacement of Certain Lenders. If (a) a Lender (i) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (ii) is a Defaulting Lender, or (iii) requests compensation under Section 3.7, or (b) any Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 5.9, then, in addition to any other rights and remedies that any Person may have, Administrative Agent or Borrower may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice, provided, that (i) in the case of any such assignment resulting from a claim for compensation under Section 3.7 or payments required to be made pursuant to Section 5.9, such assignment will result in a reduction in such compensation or payments thereafter and (ii) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14.    MISCELLANEOUS

14.1.     Consents, Amendments, Modifications, and Waivers.

[32]	Subject to confirmation as to timing of syndication. To be updated as required to reflect timeline expected by backstop parties.

14.1.1     Requisite Consents. No amendment of, modification to, or waiver or consent under (or with respect to any requirement of) this Agreement or any other Loan Document, or any provision or term hereof or thereof (including (x) any waiver of, or any forbearance with respect to any exercise of any rights or remedies upon, any Default or Event of Default, and (y) any extension of any deadline or time required for compliance with any provision of any Loan Document (unless the terms of the Loan Documents, as in effect on the Closing Date, expressly permit such extension to be granted by the Administrative Agent or Collateral Agent acting alone)) (the foregoing, individually or collectively, a “Modification”), shall be effective without the prior written agreement of the Required Lenders (or the Administrative Agent, acting at the written direction of the Required Lenders in accordance with Section 14.3.6) and each Obligor party to such Loan Document; provided, however, that, notwithstanding the foregoing:

(A)     except with the prior written consent of each Lender adversely affected thereby, no Modification shall, directly or indirectly:

(1)     increase the Commitment of such Lender;

(2)     modify any provision to permit any payment of any principal, interest or other amount due or payable to such Lender to be made in any manner, form, currency or coin except in Dollars in immediately available funds in the form of Cash;

(3)     extend the Delayed Draw Term Loan Commitment Expiration Date, the Maturity Date or the Termination Date applicable to such Lender’s Loans;

(4)     forgive, waive, delay, or reduce the amount of, any payment of any principal, interest, premium, fee, reimbursement or indemnity obligation, or any other amount payable to such Lender hereunder or under any Loan Document, including in connection with any mandatory prepayment owing to such Lender on account of its Loans (except that any waiver of imposition of interest accruing at the Default Rate, and any amendment to the definition of “Default Rate,” shall only require the consent of the Required Lenders);

(5)     reduce (or have the effect of reducing) the rate of interest on any Loan (except that a waiver of the imposition of interest accruing at the Default Rate, and any amendment to the definition of “Default Rate,” shall only require the consent of the Required Lenders), or any rate applicable to any premium, fee, reimbursement or indemnity obligation, or any other amount payable or obligation owing to such Lender;

(6)     waive, amend or modify (x) Section 5.6 of this Agreement, or any waterfall or other provision governing or relating to the order, priority or amount of any payment to any Lender (including from proceeds of Collateral or other payments upon or resulting from any exercise of creditor rights or remedies), (y) Section 12.5 of this Agreement, the definition of Pro Rata, or any provision that requires or contemplates any payment being made Pro Rata or on an equal and ratable basis, or that requires or contemplates any pro rata sharing of payments by, or equal and ratable treatment of, Lenders, as the case may be (including and any provision relating to any optional or voluntary prepayment, redemption, repayment, exchange, modification or refinancing of the Loans (including via open market purchases or in privately negotiated transactions)), or (z) any provision of any Loan Document if the effect thereof would be to deprive any Lender of its equal and ratable share of any payment that is otherwise required to be made to it on an equal and ratable basis pursuant to this Agreement as in effect on the Closing Date, in each case of (x), (y) and (z), whether applicable prior to or after an Event of Default, and including pursuant to the Intercreditor Agreement or any other intercreditor agreement, subordination agreement, agreement among lenders other than the New Miner Equipment Intercreditor Agreement; or

(7)     unless otherwise permitted pursuant to the Loan Documents in effect on the date hereof (x) subordinate (or permit the subordination of) (i) any Loan (or any series or tranche of Loans) or any Obligation, or any right to any payment on account of any Loan or Obligation, to any other Debt or other obligations (such other Debt or obligations, “Subject Debt”), or (ii) any Liens on any Collateral securing any Obligations to any Liens thereon securing any Subject Debt, or (y) permit the ranking or priority of any Loan or Obligation, or any Lien on any Collateral, to be impaired or otherwise adversely affected (including pursuant to the creation of any series or tranche of Loans having priority over any other series or tranche);

(B)     without the prior written consent of each Lender, no Modification shall, directly or indirectly (including pursuant to any forbearance with respect to any exercise of rights or remedies), do (or result in, cause, or have the effect of) any of the following:

(1)     modify or waive (x) any of the provisions of Section 14.1, (y) the definition of “Required Lenders”, or any other definition, term or provision of this Agreement or any other Loan Document that governs, determines or specifies the number or percentage of Lenders, or principal amount of Loans required to effectuate any amendment, modification or waiver under this Agreement or any other Loan Document, or that otherwise limits or conditions the right of any Person from voting as a Lender hereunder, or (z) the definition of “Eligible Assignee”, or Section 13.3, or any other provision that would permit any Loans, Commitments or Obligations to be assigned to Borrower, or any of its Subsidiaries or Affiliates;

(2)     (x) permit (i) the release of all or substantially all of the Collateral (or value thereof) from the Liens securing the Obligations

(except upon Full Payment), or (ii) the release of any Lien on any property or assets securing the Obligations (except in the circumstances expressly set forth in Section 12.2 of this Agreement), or (y) modify Section 12.2 of this Agreement;

(3)     permit (x) the release of all or substantially all of the Guarantees of the Obligations (or value thereof), or of the Obligors from any of their obligations (including their Guarantee Obligations or other obligations under any Guaranty, this Agreement or any other Loan Document) (except upon Full Payment), or (y) any Subsidiary to be released from its Guaranty of the Obligations (except in the circumstances expressly set forth in Section 12.2 of this Agreement);

(4)     permit any Subsidiary to become or be designated as “unrestricted” under, or released or exempted from any obligation or requirement applicable to Subsidiaries under the Loan Documents (including any affirmative or negative covenant, further assurance provision or Guaranty or collateral obligation);

(5)     permit the assignment or transfer by the Borrower of all of its rights and obligations under this Agreement or any other Loan Document; or

(6)     unless otherwise permitted pursuant to the Loan Documents in effect on the date hereof, permit any modification to the Intercreditor Agreement (or any other interecreditor agreement, subordination agreement, agreement among lenders or similar) if the effect thereof would be the same or substantially the same as anything that, if effectuated pursuant to a modification to, or consent under, this Agreement, would have required the consent of each Lender or each Lender adversely affected thereby.

14.1.2     [Reserved].

14.1.3     Limitations. Any waiver or consent granted by Administrative Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified. Further, notwithstanding anything to the contrary contained in this Section 14.1, if following the Closing Date, any Agent and any Obligor shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then such Agent and the Obligors shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

14.1.4     Exit Facility Syndication Amendments. Notwithstanding anything to the contrary contained in this Section 14.1 or any other Loan Document, for the avoidance of doubt, Schedule 1.1 may be modified at the direction of the Required Lenders to give effect to the

Exit Facility Syndication and only the consent of the Administrative Agent (which consent may be provided via email) shall be required to amend and restate Schedule 1.1 to reflect the New Money Loan Commitments after giving effect to the Exit Facility Syndication.

14.2.     Indemnity. Each Obligor shall indemnify each Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Lender Related Person”) against, and hold each Lender Related Person harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one primary counsel and one local counsel in each relevant jurisdiction for all Lender Related Persons and, in the case of an actual or reasonably perceived conflict of interest, one additional primary counsel (and one additional local counsel in each relevant jurisdiction) per group of similarly situated affected parties), to the extent incurred by any Lender Related Person or asserted against any Lender Related Person by any Person (including Borrower or any other Obligor) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of any Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 5.9), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Environmental Release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, in all cases, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Obligor, and regardless of whether any Lender Related Person is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE LENDER RELATED PERSON; provided, that such indemnity shall not, as to any Lender Related Person, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Lender Related Person or (y) other than in the case of any Agent or any of its Related Parties, result from a claim brought by Borrower or any other Obligor against a Lender Related Person for a material breach of such Lender Related Person’s obligations hereunder or under any other Loan Document, if Borrower or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 5.9.2, this Section 14.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

14.3.     Notices and Communications.

14.3.1     Notice Address. Subject to Section 4.1.3, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the

Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received or when received by electronic mail; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Administrative Agent pursuant to Sections 2.1.6 or 4.1.1 shall be effective until actually received by the individual to whose attention at Administrative Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower shall be deemed received by Borrower.

14.3.2     Communications. Secured Parties make no assurance as to the privacy or security of electronic communications. E-mail and voice mail shall not be effective notices from the Obligors under the Loan Documents, unless otherwise expressly agreed.

14.3.3     Platform. Borrower Materials shall be delivered pursuant to procedures approved by Administrative Agent, including via e-mail and other electronic delivery (if possible) upon request by Administrative Agent to an electronic system maintained by Administrative Agent (“Platform”). Borrower shall notify Administrative Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Administrative Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Lenders on the Platform. The Platform is provided “as is” and “as available.” Administrative Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. Lenders acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities. No Agent Indemnitee shall have any liability to Borrower, Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials, notices and other information through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

14.3.4     Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

14.3.5     Non-Conforming Communications. Agents and Lenders may rely upon any communications purportedly given by or on behalf of Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of Borrower.

14.3.6     Electronic Mail. Notwithstanding the foregoing, or anything else to the contrary contained herein or in any other Loan Document, the parties hereto agree that (i) if an Agent requires or seeks consent and/or direction of any Lender in connection with exercising any of its rights or powers, or otherwise taking any action, under this Agreement or any other Loan Document (including in connection with providing any consent or waiver that this Agreement or such other Loan Document expressly permits such Agent to provide), such Agent shall be entitled to rely on any such consent and/or direction delivered to it by electronic mail (“e-mail”) by or on behalf of the applicable Lender (including by any investment advisor, manager or similar Person holding itself out as authorized to act on behalf of such Lender or by any counsel thereto or to such Lender), (ii) with respect to (a) any provision of this Agreement or any other Loan Document that permits any date by which any Obligor is required to comply with any obligation hereunder (including any date set forth on Schedule 6.3) or under such other Loan Document to be extended and (b) any amendment, consent, waiver, modification or otherwise of this Agreement or any other Loan Document, in each case, that requires the consent and/or the direction of one or more of the Lenders, each Lender shall be permitted to provide its consent and/or direction via its counsel and, in such case, such consent and/or direction shall be deemed to have been validly provided to the extent that such counsel confirms the same by electronic mail (“e-mail”) to Borrower’s counsel or each Agent’s counsel, as applicable, (it being agreed that, in connection with delivering such e-mail, such counsel shall be permitted to rely on any corresponding consent or direction delivered to such counsel by or on behalf of the applicable Lender (including by any investment advisor, manager or similar entity holding itself out as authorized to act on behalf of such Lender)) and (iii) with respect to (a) any provision of this Agreement or any other Loan Document that permits any date by which any Obligor is required to comply with any obligation hereunder (including any date set forth on Schedule 6.3) or under such other Loan Document to be extended and (b) any amendment, consent, waiver, modification or otherwise of this Agreement or any other Loan Document, in each case, that requires the consent and/or direction of any Agent, such Agent shall be permitted to provide its consent and/or direction via its counsel and, in such case, such consent and/or direction shall be deemed to have been validly provided to the extent that such counsel confirms the same by electronic mail (“e-mail”) to Borrower’s counsel or Lender’s counsel, as applicable, (it being agreed that, in connection with delivering such e-mail, such counsel shall be permitted to rely on any corresponding consent or direction delivered to such counsel by or on behalf of such Agent).

14.4.     Performance of Obligors’ Obligations. Each Agent may (but shall not be obligated to), in its discretion at any time and from time to time, at Borrower’s expense, pay any amount or do any act required of Borrower or any other Obligor under any Loan Documents or otherwise lawfully requested by such Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of the Agents under this Section shall be reimbursed to Administrative Agent by Borrower, within 10 Business Days after demand, with interest from the date incurred until paid in full in Cash, at the Default Rate. Any payment made or action taken by any Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5.    Credit Inquiries. Administrative Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or any Subsidiary.

14.6.    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7.    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8.    Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Administrative Agent has received counterparts bearing the signatures of all parties hereto. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

14.9.    Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10.    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for any Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of any Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute any Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, each Obligor acknowledges and agrees that (a)(i) this credit facility and any related arranging or other services by any Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between any Obligor and such Person; (ii) each Obligor has consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) each Obligor is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agents, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any of its Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agents, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their and its Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against each Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12.    Confidentiality. Each Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives, as well as financing sources and prospective investors (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any bank product; (g) with the consent of Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to any Agent, any Lender or any of their Affiliates on a nonconfidential basis from a source other than Borrower. Notwithstanding the foregoing, Agents and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrower’s logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or any Subsidiary relating to it or its business. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that which it accords its own confidential information. Each of Agents and Lenders acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law.

14.13.    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES TO THE EXTENT SUCH PRINCIPLES WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

14.14.    Consent to Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN THE CITY OF NEW YORK IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT IN THE SOUTHERN DISTRICT OF NEW YORK IN THE BOROUGH OF MANHATTAN, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.    Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which each Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by any Agent on which any Obligor may in any way be liable, and hereby ratifies anything any Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing any Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against any Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agents and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16.    Patriot Act Notice. Administrative Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Administrative Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Administrative Agent and Lenders to identify it in accordance with the Patriot Act. Administrative Agent and Lenders will also require information regarding each guarantor, if any, and may require information regarding each Obligor’s management and owners, such as legal name, address, social security number and date of birth. Each Obligor shall, promptly upon request, provide all documentation and other information as Administrative Agent or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

14.17.    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.18.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an Affected Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Affected Resolution Authority.

14.19.     [Reserved]

14.20.    Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(a)     In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)     As used in this Section 14.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

i.    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

ii.    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

iii.     a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of page intentionally left blank]

Exhibit G

New Warrants Agreement

WARRANT AGREEMENT

BETWEEN

CORE SCIENTIFIC, INC.

AND

COMPUTERSHARE TRUST COMPANY, N.A. AND COMPUTERSHARE INC.,

AS WARRANT AGENT

[●], 2024

i

SECTION 31.	Meaning of Terms Used in Agreement	47

Exhibit A	-	Form of Tranche 1 Global Warrant Certificate

Exhibit B	-	Form of Tranche 2 Global Warrant Certificate

Exhibit C-1	-	Form of Election to Exercise Book-Entry

Exhibit C-2	-	Form of Election to Exercise Direct Registration Warrants to be Completed by Direct Participant in the Depository Trust Company

Exhibit D	-	Form of Assignment

ii

WARRANT AGREEMENT

This WARRANT AGREEMENT (this “Agreement”), dated as of [●], 2024 by and between CORE SCIENTIFIC, INC., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, collectively, as warrant agent (the “Warrant Agent”) (each a “Party” and collectively, the “Parties”).

PRELIMINARY STATEMENTS

WHEREAS, on December 21, 2022, the Company, Core Scientific Mining LLC; Core Scientific Acquired Mining LLC; Core Scientific Operating Company; Radar Relay, Inc.; Core Scientific Specialty Mining (Oklahoma) LLC; American Property Acquisition, LLC; Starboard Capital LLC; RADAR LLC; American Property Acquisitions I, LLC; and American Property Acquisitions VII, LLC (collectively, the “Debtors”) commenced voluntary cases under chapter 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), which cases are being jointly administered before the Bankruptcy Court under the caption In re Core Scientific, Inc., et al., Case No. 22-90341 (CML) (the “Chapter 11 Cases”)

WHEREAS, pursuant to the Fourth Amended Joint Chapter 11 Plan of Reorganization of Core Scientific, Inc. and its Debtor Affiliates the Debtors filed with the Bankruptcy Court on December 28, 2023 [D.I. 1639], (together with all exhibits, appendices and schedules thereto, and as may be amended, modified or supplemented from time to time, the “Plan”), the Company will issue or cause to be issued, on or as soon as reasonably practicable after the Effective Date of the Plan (as defined in the Plan) (the “Issue Date”) (i) warrants (the “Tranche 1 Warrants”) entitling holders thereof to initially purchase [●] shares of common stock of the Company, par value $0.00001 per share (the “Common Stock”) at an exercise price equal to $[●] per share1 (as adjusted in accordance with this Agreement, the “Tranche 1 Exercise Price”), exercisable from the date hereof until the Tranche 1 Expiration Date (as defined herein), on the terms and subject to the conditions set forth in this Agreement; and (ii) warrants (the “Tranche 2 Warrants” and together with the Tranche 1 Warrants, the “Warrants”) entitling holders thereof to purchase [●] shares of Common Stock at an exercise price equal to $0.01 per share (the “Tranche 2 Exercise Price” and, together with the Tranche 1 Exercise Price, each an “Exercise Price”), exercisable from the Tranche 2 Exercisability Date (as defined herein) until the Tranche 2 Expiration Date (as defined herein), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Warrants are being issued pursuant to, and on the terms and subject to the conditions set forth in, the Plan in an offering in reliance on the exemption afforded by section 1145 of the Bankruptcy Code from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and of any applicable state securities or “blue sky” laws; and

[1]	NTD: Exercise Price equivalent to a TEV of $1.875B.

WHEREAS, the Warrant Agent, at the request of the Company, has agreed to act as the agent of the Company in connection with the issuance, registration, transfer, exchange and exercise of the Warrants.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the express terms and conditions hereinafter set forth in this Agreement (and no implied terms or conditions); and the Warrant Agent hereby accepts such appointment, on the express terms and conditions hereinafter set forth.

SECTION 2. Issuances; Exercise Price. On the terms and subject to the conditions of this Agreement, in accordance with the terms of the Plan, on or as soon as reasonably practicable after the Effective Date, the Company will issue the Warrants in the amounts and to the recipients specified in the Plan. On such date, the Company will deliver, or cause to be delivered, to the Depository (as defined below), one or more global certificates (“Global Warrant Certificates”) evidencing a portion of each of the Tranche 1 Warrants and Tranche 2 Warrants. The remainder of the Warrants shall be issued by book-entry registration on the books of the Warrant Agent (“Book-Entry Warrants”) and shall be evidenced by statements issued by the Warrant Agent from time to time to the registered holder of Book-Entry Warrants reflecting such book-entry position (the “Warrant Statement”). Each Warrant evidenced thereby entitles the holder, upon proper exercise and payment of the applicable Exercise Price, to receive from the Company, as adjusted as provided herein, one fully-paid, non-assessable share of Common Stock. The shares of Common Stock or (as provided pursuant to Section 12 hereof) securities, Cash or other property deliverable upon proper exercise of the Warrants are referred to herein as the “Warrant Shares.”

SECTION 3. Form of Warrants. Subject to Section 6 of this Agreement, the Warrants shall be issued (1) via book-entry registration on the books and records of the Warrant Agent and evidenced by Warrant Statements, in customary form and substance or (2) in the form of one or more global certificates (the “Global Warrant Certificates”), the forms of election to exercise and of assignment to be printed on the reverse thereof, in substantially the form set forth in Exhibit A attached hereto, with respect to the Tranche 1 Warrants, and Exhibit B attached hereto, with respect to the Tranche 2 Warrants. The Global Warrant Certificates of each of the Tranche 1 Warrants and the Tranche 2 Warrants may bear such appropriate insertions, omissions, legends, substitutions and other variations as are required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any law or with any rules made pursuant thereto or with any rules of any securities exchange or as may, consistently herewith, be determined by, in the case of Global Warrant Certificates, the Appropriate Officers (as defined herein) executing such Global Warrant Certificates, as evidenced by their execution of the Global Warrant Certificates.

Any Global Warrant Certificates issued shall be deposited with the Warrant Agent as custodian for The Depository Trust Company (the “Depository”) and registered in the name of

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Cede & Co., or such other entity designated by the Depository, as the Depository’s nominee. Each Global Warrant Certificate shall represent such number of the outstanding Warrants as specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, in accordance with the terms of this Agreement.

SECTION 4. Execution of Global Warrant Certificates. Global Warrant Certificates shall be signed on behalf of the Company by its Chief Executive Officer, its Chief Financial Officer, its President, its General Counsel, a Vice President, its Secretary, an Assistant Secretary or any other authorized person appointed by the board of directors (the “Board of Directors”) of the Company from time to time (each, an “Appropriate Officer”). Each such signature upon the Global Warrant Certificates may be in the form of a facsimile or electronic signature of any such Appropriate Officer and may be imprinted or otherwise reproduced on the Global Warrant Certificates and for that purpose the Company may adopt and use the facsimile or electronic signature of any Appropriate Officer.

If any Appropriate Officer who shall have signed any of the Global Warrant Certificates shall cease to be an Appropriate Officer before the Global Warrant Certificates so signed shall have been countersigned by the Warrant Agent or disposed of by the Company, such Global Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such Appropriate Officer had not ceased to be an Appropriate Officer of the Company, and any Global Warrant Certificate may be signed on behalf of the Company by any Person who, at the actual date of the execution of such Global Warrant Certificate, shall be an Appropriate Officer, although at the date of the execution of this Agreement such Person was not an Appropriate Officer. Global Warrant Certificates shall be dated the date of countersignature by the Warrant Agent and shall represent one or more whole Warrants.

SECTION 5. Registration and Countersignature. Upon written order of the Company, the Warrant Agent shall (i) register in the Warrant Register (as defined below) the Book-Entry Warrants as well as any Global Warrant Certificates and exchanges and transfers of outstanding Warrants in accordance with the procedures set forth in this Agreement and (ii) upon receipt of the Global Warrant Certificates duly executed on behalf of the Company, countersign by either manual, facsimile or other electronic signature one or more Global Warrant Certificates evidencing Warrants and shall deliver such Global Warrant Certificates to or upon the written order of the Company. Such written order of the Company shall specifically state the number of Warrants that are to be issued as Book-Entry Warrants and the number of Warrants that are to be issued as a Global Warrant Certificate. A Global Warrant Certificate shall be, and shall remain, subject to the provisions of this Agreement until such time as all of the Warrants evidenced thereby shall have been duly exercised or shall have expired or been canceled in accordance with the terms hereof. Each Person in whose name any Warrant is registered (each such registered holder, a “Warrantholder”) shall be bound by all of the terms and provisions of this Agreement (a copy of which is available on request to the Secretary of the Company) as fully and effectively as if such Warrantholder had signed the same.

No Global Warrant Certificate shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable, until such Global Warrant Certificate has been

3

countersigned by the manual, facsimile or electronic signature of the Warrant Agent. Such signature by the Warrant Agent upon any Global Warrant Certificate executed by the Company shall be conclusive evidence that such Global Warrant Certificate so countersigned has been duly issued hereunder.

The Warrant Agent shall keep, at an office designated for such purpose, books (the “Warrant Register”) in which, subject to such reasonable regulations as it may prescribe, it shall register the Book-Entry Warrants as well as any Global Warrant Certificates and exchanges and transfers of outstanding Warrants in accordance with the procedures set forth in Section 6 of this Agreement, all in form reasonably satisfactory to the Company and the Warrant Agent. No service charge shall be made for any exchange or registration of transfer of the Warrants, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed on the Warrantholder in connection with any such exchange or registration of transfer. The Warrant Agent shall have no obligation to effect an exchange or register a transfer unless and until any payments required by the immediately preceding sentence have been made.

Prior to due presentment for registration of transfer or exchange of any Warrant in accordance with the procedures set forth in this Agreement, the Warrant Agent and the Company may deem and treat the Warrantholder as the absolute owner of such Warrant (notwithstanding any notation of ownership or other writing made in a Global Warrant Certificate by anyone), for the purpose of any exercise thereof, any distribution to the Warrantholder thereof and for all other purposes, and neither the Warrant Agent nor the Company shall be affected by notice to the contrary.

SECTION 6. Registration of Transfers and Exchanges.

(a) Transfer and Exchange of Global Warrant Certificates or Beneficial Interests Therein. The transfer and exchange of Global Warrant Certificates or beneficial interests therein shall be effected through the Depository, in accordance with this Agreement and the procedures of the Depository therefor.

(b) Exchange of a Beneficial Interest in a Global Warrant Certificate for a Book-Entry Warrant.

(i) Any Warrantholder of a beneficial interest in a Global Warrant Certificate may, upon request, exchange such beneficial interest for a Book-Entry Warrant. Upon receipt by the Warrant Agent from the Depository or its nominee of written instructions or such other form of instructions as is customary for the Depository on behalf of any Person having a beneficial interest in a Global Warrant Certificate, the Warrant Agent shall cause, in accordance with the standing instructions and procedures existing between the Depository and Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be reduced by the number of Warrants to be represented by the Book-Entry Warrants to be issued in exchange for the beneficial interest of such Person in the Global Warrant Certificate and, following such reduction, the Warrant Agent shall

4

register in the name of the Warrantholder a Book-Entry Warrant and deliver to said Warrantholder a Warrant Statement.

(ii)    Book-Entry Warrants issued in exchange for a beneficial interest in a Global Warrant Certificate pursuant to this Section 6(b) shall be registered in such names as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent. The Warrant Agent shall deliver such Warrant Statements to the Persons in whose names such Warrants are so registered.

(c)    Transfer and Exchange of Book-Entry Warrants. Book-Entry Warrants surrendered for exchange or for registration of transfer pursuant to this Section 6(c) or Section 6(i)(v), shall be cancelled by the Warrant Agent. Such cancelled Book-Entry Warrants shall then be disposed of by or at the direction of the Company in accordance with applicable law. When Book-Entry Warrants are presented to or deposited with the Warrant Agent with a written request:

(i)    to register the transfer of the Book-Entry Warrants; or

(ii)    to exchange such Book-Entry Warrants for an equal number of Book-Entry Warrants of other authorized denominations;

then in each case the Warrant Agent shall register the transfer or make the exchange as requested if its requirements for such transactions are met; provided, however, that the Warrant Agent has received a written instruction of transfer in a form satisfactory to the Warrant Agent, duly executed by the Warrantholder thereof or by his attorney, duly authorized in writing.

(d)    Restrictions on Exchange or Transfer of a Book-Entry Warrant for a Beneficial Interest in a Global Warrant Certificate. A Book-Entry Warrant may not be exchanged for a beneficial interest in a Global Warrant Certificate except upon satisfaction of the requirements set forth below. Upon receipt by the Warrant Agent of appropriate instruments of transfer with respect to a Book-Entry Warrant, in a form satisfactory to the Warrant Agent, together with written instructions directing the Warrant Agent to make, or to direct the Depository to make, an endorsement on the Global Warrant Certificate to reflect an increase in the number of Warrants represented by the Global Warrant Certificate equal to the number of Warrants represented by such Book-Entry Warrant (such instruments of transfer and instructions to be duly executed by the holder thereof or the duly appointed legal representative thereof or by his attorney, duly authorized in writing, such signatures to be guaranteed by an eligible guarantor institution participating in a signature guarantee program approved by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (a “Signature Guarantee”), then the Warrant Agent shall cancel such Book-Entry Warrant on the Warrant Register and cause, or direct the Depository to cause, in accordance with the standing instructions and procedures existing between the Depository and the Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be increased accordingly. If no Global Warrant Certificates are then outstanding, the Company shall issue and the Warrant Agent shall countersign a new Global Warrant Certificate representing the appropriate number of Warrants.

5

(e)    Restrictions on Exchange or Transfer of Global Warrant Certificates. Notwithstanding any other provisions of this Agreement (other than the provisions set forth in Section 6(f)), unless and until it is exchanged in whole for a Book-Entry Warrant, a Global Warrant Certificate may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(f)    Book-Entry Warrants. If at any time, the Depository for the Global Warrant Certificates notifies the Company that the Depository is unwilling or unable to continue as Depository for the Global Warrant Certificates and a successor Depository for the Global Warrant Certificates is not appointed by the Company within ninety (90) days after delivery of such notice, then the Warrant Agent, upon written instructions signed by an Appropriate Officer of the Company and all other necessary information, shall register Book-Entry Warrants, in an aggregate number equal to the number of Warrants represented by the Global Warrant Certificates, in exchange for such Global Warrant Certificates, in such names and in such amounts as directed by the Depository or, in the absence of instructions from the Depository, the Company.

(g)    Restrictions on Transfers of Warrants. No Warrants shall be sold, exchanged or otherwise transferred in violation of the Securities Act or applicable state securities laws. Each Warrantholder, by its acceptance of any Warrant under this Agreement, acknowledges and agrees that the Warrants (including any Warrant Shares issued upon exercise thereof) were issued pursuant to an exemption from the registration requirement of Section 5 of the Securities Act provided by Section 1145 of the Bankruptcy Code, and to the extent that a Warrantholder is an “underwriter” as defined in Section 1145(b)(1) of the Bankruptcy Code, such Warrantholder may not be able to sell or transfer any Warrant Shares in the absence of an effective registration statement under the Securities Act or an exemption from registration thereunder.

(h)    Cancellation of Global Warrant Certificate. At such time as all beneficial interests in Global Warrant Certificates have either been exchanged for Book-Entry Warrants, redeemed, repurchased or cancelled, all Global Warrant Certificates shall be returned to, or retained and cancelled by, the Warrant Agent, upon written instructions from the Company satisfactory to the Warrant Agent.

(i)    Obligations with Respect to Transfers and Exchanges of Warrants.

(i)    To permit registrations of transfers and exchanges, the Company shall execute Global Warrant Certificates, if applicable, and the Warrant Agent is hereby authorized, in accordance with the provisions of Section 5 and this Section 6, to countersign such Global Warrant Certificates, if applicable, or register Book-Entry Warrants, if applicable, as required pursuant to the provisions of this Section 6 and for the purpose of any distribution of new Global Warrant Certificates contemplated by Section 9 or additional Global Warrant Certificates contemplated by Section 12.

(ii)    All Book-Entry Warrants and Global Warrant Certificates issued upon any registration of transfer or exchange of Book-Entry Warrants or Global Warrant

6

Certificates shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Book-Entry Warrants or Global Warrant Certificates surrendered upon such registration of transfer or exchange.

(iii)    No service charge shall be made to a Warrantholder for any registration, transfer or exchange but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed on the Warrantholder in connection with any such exchange or registration of transfer. Neither the Company nor the Warrant Agent shall be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of Warrants or any certificates for Warrant Shares in a name other than that of the Warrantholder of the surrendered Warrants, and the Company shall not be required to issue or deliver such Warrants or the certificates representing the Warrant Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Warrant Agent shall have no duty or obligation to deliver such Warrants or the certificates representing such Warrant Shares unless and until it is satisfied that all such taxes and charges have been paid.

(iv)    So long as the Depository, or its nominee, is the registered owner of a Global Warrant Certificate, the Depository or such nominee, as the case may be, will be considered the sole owner or Warrantholder of the Warrants represented by such Global Warrant Certificate for all purposes under this Agreement. Except as provided in Sections 6(b) and 6(f) upon the exchange of a beneficial interest in a Global Warrant Certificate for Book-Entry Warrants, owners of beneficial interests in a Global Warrant Certificate will not be entitled to have any Warrants registered in their names, and will under no circumstances be entitled to receive physical delivery of any such Warrants and will not be considered the owners or Warrantholders thereof under the Warrants or this Agreement. Neither the Company nor the Warrant Agent, in its capacity as registrar for such Warrants, will have any responsibility or liability for any aspect of the records relating to beneficial interests in a Global Warrant Certificate or for maintaining, supervising or reviewing any records relating to such beneficial interests. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair the operations of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in a Global Warrant Certificate.

(v)    Subject to Sections 6(b), 6(c) and 6(d) hereof, and this Section 6(i), the Warrant Agent shall, upon receipt of all information required to be delivered hereunder and any evidence of authority that may be reasonably required by the Warrant Agent, from time to time register the transfer of any outstanding Warrants in the Warrant Register, upon surrender of Global Warrant Certificates, if applicable, representing such Warrants at the Warrant Agent Office (as defined below), duly endorsed, and accompanied by a completed form of assignment substantially in the form of Exhibit D hereto (or with respect to a Book-Entry Warrant, only such completed form of assignment substantially in the form of Exhibit D hereto), duly signed by the Warrantholder thereof

7

or by the duly appointed legal representative thereof or by a duly authorized attorney and accompanied by a Signature Guarantee. Upon any such registration of transfer, a new Global Warrant Certificate or a Warrant Statement, as the case may be, shall be issued to the transferee.

SECTION 7.    Duration and Exercise of Warrants.

(a)    Subject to the terms of this Agreement, (i) each Tranche 1 Warrant shall be exercisable, in whole or in part, at any time and from time to time beginning after the Issue Date and ending at 5:00 p.m., New York City time, on [●], 20272 or, if such date is not a Business Day, the next subsequent Business Day (such date, the “Tranche 1 Expiration Date”), and (ii) each Tranche 2 Warrant shall be exercisable, in whole or in part, at any time and from time to time beginning on the Tranche 2 Exercisability Date and ending at 5:00 p.m., New York City time on [●], 20293, or, if such date is not a Business Day, the next subsequent Business Day (such date, the “Tranche 2 Expiration Date”, and together with the Tranche 1 Expiration Date, each an “Expiration Date”). The Company shall promptly provide the Warrant Agent written notice of the Tranche 1 Expiration Date and the Tranche 2 Expiration Date, as applicable. After 5:00 p.m., New York City time, on the Tranche 1 Expiration Date or the Tranche 2 Expiration Date, as applicable, the Warrants will become void and of no value, and may not be exercised.

(b)    The Tranche 2 Warrants shall become exercisable following the date on which the VWAP of the Company’s shares of Common Stock equals or exceeds $[●]4 (such price subject to adjustment in the same manner as the Tranche 1 Exercise Price pursuant to Section 12(a) hereof; provided that, no such adjustments shall be made pursuant to Section 12(a)(xiv) hereof) on each Trading Day for twenty (20) consecutive Trading Days (the “TEV Triggering Event”), as determined pursuant to this Section 7(b); provided that, such TEV Triggering Event occurs prior to the Tranche 2 Expiration Date. The Company shall, promptly following the occurrence of the TEV Triggering Event, and in any event no later than five (5) Business Days following the TEV Triggering Event, cause notice to be given to the Holder that the Tranche 2 Warrants have become exercisable. In lieu of such notice, the Company may provide public notice regarding the exercisability of the Tranche 2 Warrants by filing or furnishing a Form 8-K to the SEC (if applicable) or publishing a press release. The date of the occurrence of such TEV Triggering Event causing the Tranche 2 Warrants to become exercisable is the “Tranche 2 Exercisability Date.” The Company shall promptly provide notice to the Warrant Agent of the Tranche 2 Exercisability Date.

(c)    Subject to the provisions of this Agreement, the Warrantholder may exercise the warrants as follows:

[2]	NTD: To be three years from the Issue Date.
[3]	NTD: To be five years from the Issue Date.
[4]	NTD: Price implied by TEV of $2.5B.

8

(i)    registered holders of Book-Entry Warrants must provide written notice of such election (“Warrant Exercise Notice”) to exercise the Warrant to the Company and the Warrant Agent at the addresses set forth in Section 20 no later than 5:00 p.m., New York City time, on the applicable Expiration Date, which Warrant Exercise Notice shall be substantially in the form set forth in Exhibit C-1 hereto, properly completed and executed by the registered holder of the Book-Entry Warrant and paying (x) the applicable Exercise Price multiplied by the number of Warrant Shares in respect of which any Warrants are being exercised on the date the notice is provided to the Warrant Agent or (y) in the case of a Cashless Exercise of the Tranche 2 Warrants, paying the required consideration in the manner set forth in Section 7(d), in each case, together with any applicable taxes and governmental charges;

(ii)    or, with respect to Warrants held through the book-entry facilities of the Depository, (x) a Warrant Exercise Notice to exercise the Warrant must be sent to the Company and the Warrant Agent at the addresses set forth in Section 20 no later than 5:00 p.m., New York City time, on the applicable Expiration Date, which Warrant Exercise Notice shall be substantially in the form set forth in Exhibit C-2 hereto, properly completed and executed by the Warrantholder; provided that such written notice may only be submitted with respect to Warrants held through the book-entry facilities of the Depository, by or through Persons that are direct participants in the Depository; (y) such Warrants shall be delivered no later than 5:00 p.m., New York City time, on the Settlement Date, to the Warrant Agent by book-entry transfer through the facilities of the Depository, if such Warrants are represented by a Global Warrant Certificate; and (z) a payment must be made, of (A) the applicable Exercise Price multiplied by the number of Warrant Shares in respect of which any Warrants are being exercised or (B) in the case of a Cashless Exercise of the Tranche 2 Warrants, the required consideration in the manner set forth in Section 7(d), in each case, together with any applicable taxes and governmental charges.

(iii)    The date that is two (2) Business Days after a Warrant Exercise Notice is timely and properly delivered is referred to for all purposes under this Agreement as the “Settlement Date.”

To the extent a Warrant Exercise Notice (as defined below) is delivered in respect of a Warrant no later than 5:00 p.m., New York City time, on the applicable Expiration Date, but the other deliveries and payments specified in clause (i) and (ii) above are effected thereafter but no later than 5:00 p.m., New York City time, on the Business Day immediately preceding the Settlement Date, the Warrants shall nonetheless be deemed exercised prior to the applicable Expiration Date for the purposes of this Agreement.

(d)    The aggregate Exercise Price shall be payable in lawful money of the United States of America either by certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds or otherwise as agreed with the Company.

(e)    In the case of the Tranche 2 Warrants, following the Tranche 2 Exercisability Date, in lieu of paying the aggregate Tranche 2 Exercise Price as set forth in Section 7(d), provided the Common Stock is listed or admitted for trading on a national securities exchange or

9

an over-the-counter market or comparable system, subject to the provisions of this Agreement, each Tranche 2 Warrant shall entitle the Warrantholder, at the election of such Warrantholder, to exercise the Tranche 2 Warrant by authorizing the Company to withhold from issuance a number of Warrant Shares issuable upon exercise of all Tranche 2 Warrants being exercised by such Warrantholder at such time which, when multiplied by the Current Market Price of the Warrant Shares, is equal to the aggregate Tranche 2 Exercise Price, and such withheld Warrant Shares shall no longer be issuable under such Warrants (a “Cashless Exercise”). The formula for determining the number of Warrant Shares to be issued in a Cashless Exercise is as follows:

Where:

X	=	the number of Warrant Shares issuable upon exercise pursuant to this Section 7(e).
A	=	the Current Market Price of a Warrant Share on the Business Day immediately preceding the date on which the Warrantholder delivers the Warrant Exercise Notice.
B	=	the Tranche 2 Exercise Price.
C	=	the number of Warrant Shares as to which a Warrant is then being exercised including the withheld Warrant Shares.

If the foregoing calculation results in a negative number, then no Warrant Shares shall be issuable via a Cashless Exercise. The number of Warrant Shares to be issued on such exercise will be determined by the Company (with written notice thereof to the Warrant Agent) using the formula set forth in this Section 7(e). The Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of Warrant Shares to be issued on such exercise, pursuant to this Section 7(e), is accurate or correct.

Notwithstanding the foregoing, no Cashless Exercise shall be permitted if, as the result of any adjustment made pursuant to Section 12, at the time of such Cashless Exercise, Warrant Shares include a Cash component and the Company would be required to pay Cash to a Warrantholder upon an exercise of Warrants.

(f) Any exercise of a Warrant pursuant to the terms of this Agreement shall be irrevocable and shall constitute a binding agreement between the Warrantholder and the Company, enforceable in accordance with its terms.

(g) The Warrant Agent shall:

(i) examine all Warrant Exercise Notices and all other documents delivered to it by or on behalf of the Warrantholders as contemplated hereunder to ascertain whether or not, on their face, such Warrant Exercise Notices and any such other documents have been executed and completed in accordance with their terms and the terms hereof;

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(ii) where a Warrant Exercise Notice or other document appears on its face to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrants exists, the Warrant Agent shall endeavor to inform the appropriate parties (including the Person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled;

(iii) inform the Company of and cooperate with and assist the Company in resolving any discrepancies between Warrant Exercise Notices received and delivery of Warrants to the Warrant Agent’s account;

(iv) advise the Company no later than three (3) Business Days after receipt of a Warrant Exercise Notice, of (i) the receipt of such Warrant Exercise Notice and the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (ii) the instructions with respect to delivery of the shares of Common Stock of the Company deliverable upon such exercise, subject to timely receipt from the Depository of the necessary information, and (iii) such other information as the Company shall reasonably require; and

(v) subject to Common Stock being made available to the Warrant Agent by or on behalf of the Company for delivery to the Depository, liaise with the Depository and endeavor to effect such delivery to the relevant accounts at the Depository in accordance with its requirements.

(h) All questions as to the validity, form and sufficiency (including time of receipt) of a Warrant Exercise Notice will be determined by the Company (acting in good faith). The Warrant Agent shall incur no liability for or in respect of such determination by the Company. The Company reserves the right to reject any and all Warrant Exercise Notices not in proper form or for which any corresponding agreement by the Company to exchange would, in the opinion of the Company, be unlawful. Such determination by the Company (acting in good faith) shall be final and binding on the Warrantholders, absent manifest error. The Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in Warrant Exercise Notices with regard to any particular exercise of Warrants. Neither the Company nor the Warrant Agent shall be under any duty to give notice to the Warrantholders of the Warrants of any irregularities in any exercise of Warrants, nor shall it incur any liability for the failure to give such notice.

(i) As soon as practicable after the exercise of any Warrant as set forth in Section 7(f), the Company shall issue, or otherwise deliver, or cause to be issued or delivered, in authorized denominations to or upon the order of the Warrantholder of the Warrants, either:

(i) if such Warrantholder holds the Warrants being exercised through the Depository’s book-entry transfer facilities, by same-day or next-day credit to the Depository for the account of such Warrantholder or for the account of a participant in the Depository the number of Warrant Shares to which such Warrantholder is entitled, in each case registered in such name and delivered to such account as directed in the

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Warrant Exercise Notice by such Warrantholder or by the direct participant in the Depository through which such Warrantholder is acting, or

(ii) if such Warrantholder holds the Warrants being exercised in the form of Book-Entry Warrants, a book-entry interest in the Warrant Shares registered on the books of the Company’s transfer agent or, at the Company’s option, by delivery to the address designated by such Warrantholder in its Warrant Exercise Notice of a physical certificate representing the number of Warrant Shares to which such Warrantholder is entitled, in fully registered form, registered in such name or names as may be directed by such Warrantholder. Such Warrant Shares shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a Warrantholder as of the Close of Business on the date of the delivery thereof.

If less than all of the Warrants evidenced by a Global Warrant Certificate surrendered upon the exercise of Warrants are exercised at any time prior to the date of expiration for the Warrants, a new Global Warrant Certificate or Certificates shall be issued for the remaining number of Warrants evidenced by the Global Warrant Certificate so surrendered, and the Warrant Agent is hereby authorized to countersign the required new Global Warrant Certificate or Certificates pursuant to the provisions of Section 5, Section 6 and this Section 7. The Person in whose name any certificate or certificates for the Warrant Shares are to be issued (or such Warrant Shares are to be registered, in the case of a book-entry transfer) upon exercise of a Warrant shall be deemed to have become the Warrantholder of such Warrant Shares on the date such Warrant Exercise Notice is delivered.

SECTION 8. Cancellation of Warrants. Upon the Tranche 1 Expiration Date or Tranche 2 Expiration Date, as applicable (if not already properly exercised), or if the Company shall purchase or otherwise acquire such Warrants, the Global Warrant Certificates and the Book-Entry Warrants representing such Warrants shall thereupon be delivered to the Warrant Agent, if applicable, and be cancelled by it and retired. The Warrant Agent shall cancel all Global Warrant Certificates surrendered for exchange, substitution, transfer or exercise in whole or in part. Such cancelled Global Warrant Certificates shall thereafter be disposed of in a manner satisfactory to the Company provided in writing to the Warrant Agent, subject to any applicable law, rule or regulation requiring the Warrant Agent to retain such cancelled certificates. The Warrant Agent shall (x) advise an authorized representative of the Company as directed by the Company by the end of each day or on the next Business Day following each day on which Warrants were exercised, of (i) the number of shares of Common Stock issued upon exercise of a Warrant, (ii) the delivery of Global Warrant Certificates evidencing the balance, if any, of the shares of Common Stock issuable after such exercise of the Warrant and (iii) such other information as the Company shall reasonably require and (y) forward funds received for warrant exercises in a given month by the fifth (5th) Business Day of the following month by wire transfer to an account designated by the Company. The Warrant Agent promptly shall confirm such information to the Company in writing. The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder.

SECTION 9. Mutilated or Missing Global Warrant Certificates. If any of the Global Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, and the Warrant Agent shall countersign by either manual, electronic or facsimile signature and

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deliver, in exchange and substitution for and upon cancellation of the mutilated Global Warrant Certificate, or in lieu of and substitution for the Global Warrant Certificate lost, stolen or destroyed, a new Global Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only (i) upon receipt of evidence reasonably satisfactory to the Company and the Warrant Agent of the loss, theft or destruction of such Global Warrant Certificate; (ii) upon receipt of an open penalty surety bond and holding the Warrant Agent and Company harmless, if requested by either the Company or the Warrant Agent, also satisfactory to them; and (iii) absent notice to the Warrant Agent that such certificates have been acquired by a bona fide purchaser. Applicants for such substitute Global Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe and as required by Section 8-405 of the Uniform Commercial Code as in effect in the State of New York.

SECTION 10. Reservation of Warrant Shares. For the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the Company will, at all times through the Tranche 1 Expiration Date and the Tranche 2 Expiration Date, as applicable (or, through 5:00 p.m., New York City time, on the Settlement Date with respect to any Warrant Exercise Notice delivered prior to 5:00 p.m., New York City time, on the Tranche 1 Expiration Date and the Tranche 2 Expiration Date, as applicable), reserve and keep available, free from preemptive rights and out of its aggregate authorized but unissued or treasury shares of Common Stock, shares of Common Stock equal to the number of Warrant Shares deliverable upon the exercise of all outstanding Warrants (as if no Warrants were exercised pursuant to a Cashless Exercise), and the transfer agent for the Company’s Common Stock (such agent, in such capacity, as may from time to time be appointed by the Company, the “Transfer Agent”) is hereby irrevocably authorized and directed at all times to reserve such number of authorized and unissued or treasury shares of Common Stock as shall be required for such purpose. The Company will keep a copy of this Agreement on file with such Transfer Agent and with every transfer agent for any Warrant Shares issuable upon the exercise of Warrants pursuant to Section 7. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent stock certificates issuable upon exercise of outstanding Warrants, and the Company will supply such Transfer Agent with duly executed stock certificates for such purpose.

The Company covenants that all Warrant Shares issued upon exercise of the Warrants will, upon issuance in accordance with the terms of this Agreement, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and security interests created by or imposed upon the Company with respect to the issuance and holding thereof.

SECTION 11. List. The Company will use reasonable best efforts to list the Warrants on each securities exchange or market, if any, on which the Common Stock issued by the Company has been listed.

SECTION 12. Adjustments and Other Rights of Warrants.

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(a) The Tranche 1 Exercise Price, the number of Warrant Shares issuable upon the exercise of each Tranche 1 Warrant and the number of Tranche 1 Warrants outstanding are subject to adjustment from time to time upon the occurrence of the following:

(i) The issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the Tranche 1 Exercise Price shall be adjusted based on the following formula:

Where:
EP0	=	the Tranche 1 Exercise Price in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date for such subdivision or combination, as the case may be;

EP1	=	the Tranche 1 Exercise Price in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such subdivision or combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend, distribution, subdivision or combination, or immediately prior to the Open of Business on the effective date for such subdivision or combination, as the case may be; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Such adjustment shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such subdivision or combination, as the case may be. If any dividend or distribution or subdivision or combination of the type described in this Section 12(a)(i) is declared or announced but not so paid or made, the Tranche 1 Exercise Price shall again be adjusted to be the Tranche 1 Exercise Price that would then be in effect if the distribution or subdivision or combination had not been declared or announced, as the case may be.

(ii) The issuance to all holders of Common Stock of rights or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase shares of Common Stock (or securities convertible into Common Stock) at less than (or having a conversion price per share less than) the Current

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Market Price of Common Stock, in which event the Tranche 1 Exercise Price will be adjusted based on the following formula:

Where:
EP0	=	the Tranche 1 Exercise Price in effect immediately prior to the Close of Business on the Record Date for such issuance;
EP1	=	the Tranche 1 Exercise Price in effect immediately after the Close of Business on the Record Date for such issuance;
OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such issuance;
X	=	the total number of shares of Common Stock issuable pursuant to such rights, warrants or convertible securities; and
Y	=	the aggregate price payable to exercise such rights, warrants or convertible securities divided by the Current Market Price.

Such adjustment shall become effective immediately after the Close of Business on the Record Date for such issuance. In the event that the issuance of such rights, warrants or convertible securities is announced but such rights, warrants or convertible securities are not so issued, the Tranche 1 Exercise Price shall again be adjusted to be the Tranche 1 Exercise Price that would then be in effect if the Record Date for such issuance had not occurred. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, warrants or convertible securities, upon the expiration, termination or maturity of such rights, warrants or convertible securities, the Tranche 1 Exercise Price shall be readjusted to the Tranche 1 Exercise Price that would then be in effect had the adjustments made upon the issuance of such rights, warrants or convertible securities been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, as well as any consideration received in connection with the conversion of any convertible securities issued upon exercise of such rights or warrants, and the value of such consideration, if other than Cash, shall be determined in good faith by the Board of Directors.

(iii) The dividend or distribution to all holders of Common Stock of (i) shares of the Company’s Capital Stock (other than Common Stock), (ii) evidences of the Company’s indebtedness, (iii) rights or warrants to purchase the Company’s securities (other than Common Stock) or the Company’s assets or (iv) property or Cash, in which event the Tranche 1 Exercise Price will be adjusted based on the following formula:

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Where:
EP0	=	the Tranche 1 Exercise Price in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;
EP1	=	the Tranche 1 Exercise Price in effect immediately after the Close of Business on the Record Date for such dividend or distribution;
SP0	=	the Current Market Price; and
FMV	=	the Market Price, on the Record Date for such dividend or distribution, of the shares of Capital Stock, evidences of indebtedness or property, rights or warrants so distributed or the amount of Cash expressed as an amount per share of outstanding Common Stock.

However, if the transaction that gives rise to an adjustment pursuant to this subclause (c) is one pursuant to which the payment of a dividend or other distribution on Common Stock consists of shares of capital stock of, or similar equity interests in, a Subsidiary of the Company or other business unit of the Company (i.e., a spin-off) that are, or, when issued, will be, traded or quoted on any national or regional securities exchange or market, then the Tranche 1 Exercise Price will instead be adjusted based on the following formula:

Where:
EP0	=	the Tranche 1 Exercise Price in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;
EP1	=	the Tranche 1 Exercise Price in effect immediately after the Close of Business on the Record Date for such dividend or distribution;
FMV0	=	the average of the Closing Sale Prices of the Capital Stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Days commencing on, and including, the third Trading Day after the Ex-Date for such dividend or distribution; and
MP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Days commencing on, and including, the third Trading Day after the Ex-Date for such dividend or distribution.

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Such decrease shall become effective immediately after the Ex-Date for such dividend or distribution. In the event that such dividend or distribution is declared or announced but not so paid or made, the Tranche 1 Exercise Price shall again be adjusted to be the Tranche 1 Exercise Price which would then be in effect if such distribution had not been declared or announced.

(iv)    For the purposes of Section 12(a)(i), (ii) and (iii), any dividend or distribution to which Section 12(a)(iii) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both) to which Section 12(a)(i) or (ii) is applicable, shall be deemed instead to be (x) a dividend or distribution of the indebtedness, assets or shares or other property to which Section 12(a)(iii) applies (and any Tranche 1 Exercise Price adjustment required by Section 12(a)(iii) with respect to such dividend or distribution shall be made in respect of such dividend or distribution) immediately followed (y) by a dividend or distribution of the shares of Common Stock or such rights or warrants to which Section 12(a)(i) or (ii), as applicable, applies (and any further Tranche 1 Exercise Price adjustment required by Section 12(a)(i) or (ii) with respect to such dividend or distribution shall then be made), except, for purposes of such adjustment, any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding immediately prior to the Close of Business on the Record Date.”

(v)    If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Common Stock (other than an odd-lot tender offer), to the extent that the Cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Tranche 1 Exercise Price shall be reduced based on the following formula:

Where:
EP0	=	the Tranche 1 Exercise Price in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

EP1	=	the Tranche 1 Exercise Price in effect immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all Cash and any other consideration (as determined by the Board of Directors in good faith) paid or payable for shares of Common Stock

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purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

(vi)    Recapitalizations, Reclassifications and Other Changes other than a Change of Control Transaction.

(1)    If any of the following events occur:

A.    any recapitalization;

B.    any reclassification or change of the outstanding shares of Common Stock (other than changes resulting from a subdivision or combination to which Section 12(a)(i) applies);

C.    any consolidation, merger or combination involving the Company;

D.    any sale or conveyance to a third party of all or substantially all of the Company’s assets; or

E.    any statutory share exchange,

in each case, other than an event that constitutes a “Change of Control Transaction” as defined in Section 12(a)(xiv) below,

(each such event a “Reorganization Event”), in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including Cash or any combination thereof) (the “Reference Property”), then following the effective time of the transaction, the right to receive shares of Common Stock upon exercise of a Tranche 1 Warrant shall be changed to a right to receive, upon exercise of such Tranche 1 Warrant, the kind and amount of shares of stock, other securities or other property or assets (including Cash or any combination thereof) that a holder of one share of Common Stock would have owned or been entitled to receive in connection with such Reorganization Event (such kind and amount of Reference Property per share of Common Stock, a “Unit of Reference Property”). In the event holders of Common Stock have the opportunity to elect the form of consideration to

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be received in a Reorganization Event, the type and amount of consideration into which the Tranche 1 Warrants shall be exercisable from and after the effective time of such Reorganization Event shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock in such Reorganization Event.

(2)    At any time from, and including, the effective time of a Reorganization Event:

A.    each share of Common Stock per Tranche 1 Warrant shall be equal to a single Unit of Reference Property; and

B.    the Closing Sale Price and the Current Market Price shall be calculated with respect to a Unit of Reference Property.

(3)    The value of a Unit of Reference Property (the “Unit Value”) shall be determined as follows:

A.    any shares of common stock of the successor or purchasing Person or any other Person that are traded on a national or regional stock exchange included in such Unit of Reference Property shall be valued as if such shares were “Common Stock” using procedures set forth in the definition of “Closing Sale Price”;

B.    any other property (other than Cash) included in such Unit of Reference Property shall be valued in good faith by the Board of Directors (in a manner not materially inconsistent with the manner the Board of Directors valued such property for purposes of the Reorganization Event, if applicable) or by a firm selected by the Board of Directors; and

C.    any Cash included in such Unit of Reference Property shall be valued at the amount thereof.

(4)    On or prior to the effective time of any Reorganization Event, the Company or the successor or purchasing Person, as the case may be, shall execute an amendment to this Warrant Agreement providing that the Tranche 1 Warrants shall be exercisable for Units of Reference Property in accordance with the terms of this Section 12(a)(vi). If the Reference Property in connection with any Reorganization Event includes shares of stock or other securities and assets of a Person other than the successor or purchasing Person, as the case may be, in such Reorganization Event, then the Company shall cause such amendment to this Warrant Agreement to be executed by such other Person and such amendment shall contain such additional provisions to protect the interests of the Tranche 1 Warrantholders as the Board of Directors shall reasonably consider necessary by reason of the foregoing. Any such amendment to this Warrant Agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 12. In the event the Company shall execute an amendment to this Warrant Agreement pursuant to this Section 12(a)(vi), the Company shall promptly file with the Warrant Agent a certificate

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executed by a duly authorized officer of the Company briefly stating the reasons therefor, the kind or amount of Cash, securities or property or asset that will comprise a Unit of Reference Property after the relevant Reorganization Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with. The Company shall cause notice of the execution of amendment to be mailed to each Tranche 1 Warrantholder, at its address appearing on the Warrant Register, within 20 Business Days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such amendment.

(vii)    [Reserved.]

(viii)    Other Action Affecting Common Stock Equivalents. If the Company shall at any time and from time to time issue or sell (i) any shares of any class constituting Common Stock Equivalents other than shares of Common Stock, (ii) any evidences of its indebtedness, shares of stock or other securities which are convertible into or exchangeable for Common Stock Equivalents, with or without the payment of additional consideration in Cash or property or (iii) any warrants or other rights to subscribe for or purchase any such Common Stock Equivalents or any such evidences, shares of stock or other securities, then in each such case such issuance shall be deemed to be of, or in respect of, the underlying shares of Common Stock for purposes of this Section 12(a).

(ix)    Adjustments to Number of Warrants. Concurrently with any adjustment to the Tranche 1 Exercise Price under this Section 12(a) (including any deemed adjustment pursuant to Section 12(a)(xii)), the number of Warrant Shares for which each Tranche 1 Warrant is exercisable will be adjusted such that the number of Warrant Shares for each such Tranche 1 Warrant in effect immediately following the effectiveness of such adjustment will be equal to the number of Warrant Shares for each such Tranche 1 Warrant in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Tranche 1 Exercise Price in effect immediately prior to such adjustment and (ii) the denominator of which is the Tranche 1 Exercise Price in effect immediately following such adjustment.

(x)    Deferral or Exclusion of Certain Adjustments. No adjustment to the Tranche 1 Exercise Price or number of Warrant Shares for each Tranche 1 Warrant shall be required hereunder unless such adjustment together with other adjustments carried forward as provided below, would result in an increase or decrease of at least one percent (1%) of the applicable Tranche 1 Exercise Price or Warrant Shares; provided that any adjustments which by reason of this Section 12(a)(x) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for a change in the par value of the shares of Common Stock or any other Common Stock Equivalents. All calculations under this Section 12(a)(x) shall be made to the nearest one-one thousandth (1/1,000th) of one cent ($0.01) or to the nearest one-one thousandth (1/1,000th) of a share, as the case may be.

(xi)    Restrictions on Adjustments. In no event will the Company adjust the Tranche 1 Exercise Price or make a corresponding adjustment to the number of Warrant

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Shares for any Tranche 1 Warrant to the extent that the adjustment would reduce the Tranche 1 Exercise Price below the par value per share of Common Stock. No adjustment shall be made to the Tranche 1 Exercise Price or the Warrant Shares for any Tranche 1 Warrant for any of the transactions described in this Section 12(a) if the Company makes provisions for holders of Tranche 1 Warrants to participate in any such transaction without exercising their Tranche 1 Warrants on the same basis as holders of Common Stock and with notice that the Board of Directors determines in good faith to be fair and appropriate. If the Company takes a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution, and thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandons its plan to pay or deliver such dividend or distribution, then thereafter no adjustment to the Tranche 1 Exercise Price or the number of Warrant Shares for any Tranche 1 Warrant then in effect shall be required by reason of the taking of such record.

(xii)    Certain Calculations. For the purposes of any adjustment of the Tranche 1 Exercise Price and the number of Warrant Shares issuable upon exercise of a Tranche 1 Warrant pursuant to this Section 12(a), the following provisions shall be applicable:

(1)    In the case of the issuance or sale of shares of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the gross cash proceeds received by the Company for such securities before deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(2)    In the case of the issuance or sale of shares of Common Stock (other than upon the conversion of shares of capital stock or other securities of the Company) for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Market Price, before deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(3)    In the case of the issuance of options, warrants or other rights to purchase or acquire shares of Common Stock (whether or not at the time exercisable):

A.    the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire shares of Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in this Section 12(a)(xii)), if any, received by the Company upon the issuance or sale of such options, warrants or rights plus the minimum purchase price required to be paid to

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the Company pursuant to the terms of such options, warrants or rights required to be paid in exchange for the shares of Common Stock covered thereby;

B.    if the Tranche 1 Exercise Price and the number of shares of Common Stock issuable upon exercise of a Tranche 1 Warrant shall have been duly adjusted in accordance with the terms of this Warrant Agreement upon the issuance or sale of any such options, warrants or rights, no further adjustment of the Tranche 1 Exercise Price or the number of shares of Common Stock issuable upon exercise of a Tranche 1 Warrant shall be made for the actual issuance of shares of Common Stock upon the exercise, conversion or exchange thereof.

(xiii)    In the event of a cash exercise, the Company hereby instructs the Warrant Agent to record the cost basis for newly issued shares of Common Stock in a manner to be subsequently communicated by the Company in writing to the Warrant Agent.

(xiv)    Change of Control Transactions.

(1)    In the event the Company shall, at any time or from time to time after the Issue Date while the Tranche 1 Warrants remain outstanding and unexpired in whole or in part, consummate a Change of Control Transaction, each Tranche 1 Warrant shall be automatically redeemed, effective upon the date of consummation of such Change of Control Transaction (after which such Tranche 1 Warrant shall be void and may no longer be exercised), and each Holder of a Tranche 1 Warrant so redeemed shall be entitled, following consummation of the Change of Control Transaction and compliance by such Holder with the Change of Control Transaction Notice Procedures, for each Tranche 1 Warrant held by such holder upon the redemption thereof, to receive:

A.    if the Change of Control Consideration shall consist in whole or in part of Cash Consideration, in respect of the Cash Consideration on the earlier of (x) the date on which holders of Common Stock receive such Cash Consideration or (y) within twenty-five (25) days of the consummation of such Change of Control Transaction, an amount of cash equal to the Tranche 1 Black-Scholes Value multiplied by the Cash Consideration Percentage;

B.    if the Change of Control Consideration shall consist in whole or in part of Other Consideration on the earlier of (x) the date on which holders of shares of Common Stock receive Other Consideration or (y) within twenty-five (25) days of the consummation of such Change of Control Transaction, an amount of cash equal to the product of the Tranche 1 Black-Scholes Value multiplied by the Other Consideration Percentage; or

C.    if the Change of Control Consideration shall consist in whole or in part of Stock Consideration, upon consummation of such Change of Control Transaction, in respect of the Stock Consideration, a New Tranche 1 Warrant exercisable for a number of shares underlying the Stock Consideration equal to (i) the Warrant Shares multiplied by the Stock Consideration Percentage,

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multiplied by (ii) the Exchange Ratio, with such New Tranche 1 Warrant having an exercise price equal to the Tranche 1 Exercise Price in effect immediately prior to the consummation of the Change of Control Transaction divided by the Exchange Ratio, and otherwise having terms substantially the same as the terms of the Tranche 1 Warrants, mutatis mutandis.

In this Section 12(a)(xiv), and, to the extent applicable, Section 12(b)(xiv), the following terms shall have the meanings set forth below:

“Calculation Agent” means any nationally recognized investment banking firm as selected reasonably, in good faith, by the Board of Directors.

“Cash Consideration” means the cash, if any, that a holder of Common Stock receives or is entitled to receive in a Change of Control Transaction with respect to or in exchange for each share of Common Stock held by such holder immediately prior to the consummation of the Change of Control Transaction.

“Cash Consideration Percentage” means, with respect to any Change of Control Consideration, a fraction expressed as a percentage equal to the (i) the amount of the Cash Consideration divided by (ii) the sum of (x) the amount of the Cash Consideration plus (y) the Market Price of the Stock Consideration plus (z) the Market Price of the Other Consideration, in each case measured at the time of announcement of such Change of Control Transaction.

“Change of Control Transaction” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or (ii) the consummation of any purchase offer, tender offer or exchange offer, or the Company consummates a stock or share purchase agreement or other business combination (including any merger or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Company, measured by voting power rather than number of shares. For avoidance of doubt, any scheme of arrangement effected for the purpose of implementing the Plan shall not constitute a Change of Control Transaction.

“Change of Control Consideration” means the cash, stock, securities or other assets or property (or any combination thereof) that a holder of shares of Common Stock receives or is entitled to receive with respect to or in exchange for each share of Common Stock held by such holder upon consummation of a Change of Control Transaction; provided that if in the applicable Change of Control Transaction the holders of shares of Common Stock may make an election with respect to the consideration to be received, the type and amount of consideration into which the Tranche 1 Warrants shall be exercisable from and after the effective time of such Change of Control Transaction shall be deemed to

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be the weighted average of the types and amounts of consideration received by the holders of shares of Common Stock in such Change of Control Transaction.

“Change of Control Notice Procedures” means the Company’s delivery of written notice to holders of Tranche 1 Warrants, including owners of beneficial interests in Global Warrant Certificates, setting forth any action to be taken by the Company that may constitute a Change of Control Transaction, the resulting effect of such action on the Tranche 1 Warrants, and the amount of cash and/or the number and kind of securities or other property to be received by the holders of Tranche 1 Warrants pursuant to such Change of Control Transaction (if any). Such notice shall be delivered by the Company (including by directing the Warrant Agent to so deliver such notice) to holders of Tranche 1 Warrants at such holders’ addresses appearing on the Warrant Register (and with respect to owners of beneficial interests in Global Warrant Certificates, to the Depository), and shall be delivered on a date calculated and by a method chosen by the Company to reasonably ensure that such notice shall be actually received by the Holders of Warrants as promptly as practicable and in any event the Company shall use commercially reasonable efforts to deliver such notice to the Holders of Warrants at least twenty (20) days prior to the consummation of the Change of Control Transaction.

“Exchange Ratio” means the ratio of (i) one share of Common Stock to (ii) one share of common stock, ordinary share or other unit of common equity, if any, in each case listed on a U.S. national securities exchange, of the issuer or payor of the Stock Consideration in the Change of Control Transaction as set forth in the definitive agreement for such Change of Control Transaction.

“New Tranche 1 Warrant” means a warrant issued by the Person that is the issuer or payor of the Stock Consideration in the Change of Control Transaction, as the case may be.

“Other Consideration” means the Change of Control Consideration other than Cash Consideration or Stock Consideration that a holder of shares of Common Stock receives or is entitled to receive in a Change of Control Transaction with respect to or in exchange for each share of Common Stock held by such holder immediately prior to the consummation of the Change of Control Transaction.

“Other Consideration Percentage” means, with respect to any Change of Control Consideration, a fraction expressed as a percentage equal to (i) the Market Price of the Other Consideration divided by (ii) the sum of (x) the amount of the Cash Consideration plus (y) the Market Price of the Stock Consideration plus (z) the Market Price of the Other Consideration, if any, in each case measured at the time of announcement of such Change of Control Transaction.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability

24

company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Stock Consideration” means the number of shares of common stock, ordinary shares or other units of common equity, if any, in each case listed on a U.S. national securities exchange, that a holder of Common Stock receives or is entitled to receive in a Change of Control Transaction with respect to or in exchange for each share of Common Stock held by such holder immediately prior to the consummation of the Change of Control Transaction.

“Stock Consideration Percentage” means, with respect to any Change of Control Consideration, a fraction expressed as a percentage equal to (i) the Market Price of the Stock Consideration divided by (ii) the sum of (x) the amount of the Cash Consideration plus (y) the Market Price of the Stock Consideration plus (z) the Market Price of the Other Consideration, in each case measured at the time of announcement of such Change of Control Transaction.

“Tranche 1 Black-Scholes Value” means the value of a Tranche 1 Warrant immediately prior to the date of the public announcement of the applicable Change of Control Transaction, as determined by the Board of Directors, in good faith, based upon the advice of a Calculation Agent, and shall be determined by customary investment banking practices using the Black-Scholes Option Pricing Model obtained from the “OVME” function on Bloomberg. For purposes of calculating such amount, (i) the term of the Tranche 1 Warrant will be the time from the date of consummation of the applicable Change of Control Transaction to the Tranche 1 Expiration Date and the exercise price shall be the then applicable Tranche 1 Exercise Price, (ii) the assumed volatility will be the lower of (a) sixty percent (60%) and (b) the six-month historical volatility of the Common Stock as of the date immediately prior to the date of the public announcement of the applicable Change of Control Transaction (or such shorter period that is available if the Common Stock has not been trading for such entire time period) as shown at the time of determination using the “HVT” function on Bloomberg or, if such information is not available, as determined in a commercially reasonable manner by the Board of Directors upon the advice of such Calculation Agent, (iii) the assumed risk-free rate will equal the interpolated rate on U.S. Treasury securities having a maturity nearest to but not later than the applicable Expiration Date, (iv) a zero cost of borrow, (v) the dividend yield will equal the dividend yield as generated from Bloomberg, and (vi) the price of each share of Common Stock will be the sum of (a) the amount of the Cash Consideration (if any) plus (b) the Market Price of the Stock Consideration (if any) plus (c) the Market Price of the Other Consideration (if any) being offered in respect of each outstanding share of Common Stock pursuant to the Change of Control Transaction, in each case measured at the time of the public announcement of such Change of Control Transaction.

(2)    If in any Change of Control Transaction a holder of shares of Common Stock shall be entitled to make an election to receive Cash

25

Consideration, Stock Consideration or Other Consideration, or a combination thereof, with respect to each share of Common Stock Share held by such holder, for purposes of this Section 12(a)(xiv), the holder shall be deemed to receive or be entitled to receive for each such share of Common Stock the aggregate amount of Cash Consideration, Stock Consideration or Other Consideration, or combination thereof, received or receivable by all holders of shares of Common Stock divided by the total number of shares of Common Stock outstanding immediately prior to consummation of the Change of Control Transaction.

(3) The Company shall take such steps in connection with any Change of Control Transaction as may be necessary to assure that the provisions hereof shall be complied with (including the adjustment provisions of this Section 12), and shall not effect or otherwise participate in any Change of Control Transaction unless, prior to the consummation thereof, the surviving Person (if other than the Company) resulting from such Change of Control Transaction, shall assume, by written instrument substantially similar in form and substance to this Agreement in all material respects (including with respect to the provisions of this Section 12(a)(xiv)) and the obligation to distribute any New Tranche 1 Warrants or make any cash payments to the Holders of the Tranche 1 Warrants in accordance with this Section 12(a)(xiv).

(4) The provisions of this Section 12(a)(xiv) shall similarly apply to successive Change of Control Transactions.

(5) The provisions of this Section 12(a)(xiv) are subject, in all cases, to any applicable requirements under the Securities Act and the rules and regulations promulgated thereunder, in each case to the extent applicable to holders of shares of Common Stock in connection with the Change of Control Transaction.

(b) The Tranche 2 Exercise Price, the number of Warrant Shares issuable upon the exercise of each Tranche 2 Warrant and the number of Tranche 2 Warrants outstanding are subject to adjustment from time to time upon the occurrence of the following:

(i) The issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the Tranche 2 Exercise Price shall be adjusted based on the following formula:

Where:

EP0	=	the Tranche 2 Exercise Price in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the

26

Open of Business on the effective date for such subdivision or combination, as the case may be;

EP1	=	the Tranche 2 Exercise Price in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such subdivision or combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend, distribution, subdivision or combination, or immediately prior to the Open of Business on the effective date for such subdivision or combination, as the case may be; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Such adjustment shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such subdivision or combination, as the case may be. If any dividend or distribution or subdivision or combination of the type described in this Section 12(b)(i) is declared or announced but not so paid or made, the Tranche 2 Exercise Price shall again be adjusted to be the Tranche 2 Exercise Price that would then be in effect if the distribution or subdivision or combination had not been declared or announced, as the case may be.

(ii) In addition to any adjustments, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the holders of Tranche 2 Warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder of Tranche 2 Warrants could have acquired if the holder of Tranche 2 Warrants had held the number of shares of Common Stock acquirable upon complete exercise of a Tranche 2 Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(iii) If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of a Tranche 2 Warrant, then, in each such case, the holder of Tranche 2 Warrants shall be entitled to participate in such Distribution to the same extent that the holder of Tranche 2 Warrants would have participated therein if the holder of Tranche 2 Warrants had held the number of shares of

27

Common Stock acquirable upon complete exercise of a Tranche 2 Warrant immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

(iv) For the purposes of Section 12(b)(i), (ii) and (iii), any dividend or distribution to which Section 12(b)(iii) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both) to which Section 12(b)(i) and/or (ii) is applicable, shall be deemed instead to be (x) a dividend or distribution of the indebtedness, assets or shares or other property to which Section 12(b)(iii) applies immediately followed (y) by a dividend or distribution of the shares of Common Stock or such rights or warrants to which Section 12(b)(i) and/or (ii), as applicable, applies, except, for purposes of such adjustment, any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding immediately prior to the Close of Business on the Record Date.”

(v) If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Common Stock (other than an odd-lot tender offer), to the extent that the Cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Tranche 2 Exercise Price shall be reduced based on the following formula:

Where:

EP0	=	the Tranche 2 Exercise Price in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

EP1	=	the Tranche 2 Exercise Price in effect immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all Cash and any other consideration (as determined by the Board of Directors in good faith) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or

28

exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

(vi) Recapitalizations, Reclassifications and Other Changes other than a Change of Control Transaction. If any Reorganization Event occurs, in each case as a result of which the Common Stock would be converted into, or exchanged for any Reference Property, then following the effective time of the transaction, the right to receive shares of Common Stock upon exercise of a Tranche 2 Warrant shall be changed to a right to receive, upon exercise of such Tranche 2 Warrant, a Unit of Reference Property. In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in a Reorganization Event, the type and amount of consideration into which the Tranche 2 Warrants shall be exercisable from and after the effective time of such Reorganization Event shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock in such Reorganization Event.

(1) At any time from, and including, the effective time of a Reorganization Event:

A. if Cashless Exercise does not apply or is not elected upon exercise of a Tranche 2 Warrant, each share of Common Stock per Tranche 2 Warrant shall be equal to a single Unit of Reference Property;

B. if Cashless Exercise applies upon exercise of a Tranche 2 Warrant, the number of Tranche 2 Warrant Shares issuable upon a Cashless Exercise per Tranche 2 Warrant shall be a number of Units of Reference Property calculated as set forth in Section 7(d), except that the Market Price used to determine the number of Units of Reference Property issuable upon a Cashless Exercise on any Trading Day shall be the Unit Value for such Trading Day; and

C. the Closing Sale Price and the Current Market Price shall be calculated with respect to a Unit of Reference Property.

(2) The Unit Value shall be determined as follows:

A. any shares of common stock of the successor or purchasing Person or any other Person that are traded on a national or regional stock exchange included in such Unit of Reference Property shall be valued as if such

29

shares were “Common Stock” using procedures set forth in the definition of “Closing Sale Price”;

B. any other property (other than Cash) included in such Unit of Reference Property shall be valued in good faith by the Board of Directors (in a manner not materially inconsistent with the manner the Board of Directors valued such property for purposes of the Reorganization Event, if applicable) or by a firm selected by the Board of Directors; and

C. any Cash included in such Unit of Reference Property shall be valued at the amount thereof.

(3) On or prior to the effective time of any Reorganization Event, the Company or the successor or purchasing Person, as the case may be, shall execute an amendment to this Warrant Agreement providing that the Tranche 2 Warrants shall be exercisable for Units of Reference Property in accordance with the terms of this Section 12(b)(vi). If the Reference Property in connection with any Reorganization Event includes shares of stock or other securities and assets of a Person other than the successor or purchasing Person, as the case may be, in such Reorganization Event, then the Company shall cause such amendment to this Warrant Agreement to be executed by such other Person and such amendment shall contain such additional provisions to protect the interests of the holder of Tranche 2 Warrants as the Board of Directors shall reasonably consider necessary by reason of the foregoing. Any such amendment to this Warrant Agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 12. In the event the Company shall execute an amendment to this Warrant Agreement pursuant to this Section 12(b)(vi), the Company shall promptly file with the Warrant Agent a certificate executed by a duly authorized officer of the Company briefly stating the reasons therefor, the kind or amount of Cash, securities or property or asset that will comprise a Unit of Reference Property after the relevant Reorganization Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with. The Company shall cause notice of the execution of amendment to be mailed to each holder of Tranche 2 Warrants, at its address appearing on the Warrant Register, within 20 Business Days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such amendment.

(vii) [Reserved.]

(viii) Other Action Affecting Common Stock Equivalents. If the Company shall at any time and from time to time issue or sell (i) any shares of any class constituting Common Stock Equivalents other than shares of Common Stock, (ii) any evidences of its indebtedness, shares of stock or other securities which are convertible into or exchangeable for Common Stock Equivalents, with or without the payment of additional consideration in Cash or property or (iii) any warrants or other rights to subscribe for or purchase any such Common Stock Equivalents or any such evidences, shares of stock or

30

other securities, then in each such case such issuance shall be deemed to be of, or in respect of, the underlying shares of Common Stock for purposes of this Section 12(b).

(ix) Adjustments to Number of Warrants. Concurrently with any adjustment to the Tranche 2 Exercise Price under this Section 12(b) (including any deemed adjustment pursuant to Section 12(b)(xi)), the number of Warrant Shares for which each Tranche 2 Warrant is exercisable will be adjusted such that the number of Warrant Shares for each such Tranche 2 Warrant in effect immediately following the effectiveness of such adjustment will be equal to the number of Warrant Shares for each such Tranche 2 Warrant in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Tranche 2 Exercise Price in effect immediately prior to such adjustment and (ii) the denominator of which is the Tranche 2 Exercise Price in effect immediately following such adjustment.

(x) Deferral or Exclusion of Certain Adjustments. No adjustment to the Tranche 2 Exercise Price or number of Warrant Shares for each Tranche 2 Warrant shall be required hereunder unless such adjustment together with other adjustments carried forward as provided below, would result in an increase or decrease of at least one percent (1%) of the Tranche 2 Exercise Price or Warrant Shares; provided that any adjustments which by reason of this Section 12(b)(x) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for a change in the par value of the shares of Common Stock or any other Common Stock Equivalents. All calculations under this Section 12(b)(x) shall be made to the nearest one-one thousandth (1/1,000th) of one cent ($0.01) or to the nearest one-one thousandth (1/1,000th) of a share, as the case may be.

(xi) Restrictions on Adjustments. In no event will the Company adjust the Tranche 2 Exercise Price to the extent that the adjustment would reduce the Tranche 2 Exercise Price below the par value per share of Common Stock. In such case, the number of Warrant Shares shall be adjusted as if the Tranche 2 Exercise Price had been adjusted as otherwise set forth in this Section 12(b) and each Warrant Share shall be exercisable for the par value per Warrant Share. No adjustment shall be made to the Tranche 2 Exercise Price or the Warrant Shares for any Tranche 2 Warrant for any of the transactions described in this Section 12(b) if the Company makes provisions for holders of Tranche 2 Warrants to participate in any such transaction without exercising their Tranche 2 Warrants on the same basis as holders of Common Stock and with notice that the Board of Directors determines in good faith to be fair and appropriate. If the Company takes a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution, and thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandons its plan to pay or deliver such dividend or distribution, then thereafter no adjustment to the Tranche 2 Exercise Price or the number of Warrant Shares for any Tranche 2 Warrant then in effect shall be required by reason of the taking of such record.

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(xii) Certain Calculations. For the purposes of any adjustment of the Tranche 2 Exercise Price and the number of Warrant Shares issuable upon exercise of a Tranche 2 Warrant pursuant to this Section 12(b), the following provisions shall be applicable:

(1) In the case of the issuance or sale of shares of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the gross cash proceeds received by the Company for such securities before deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(2) In the case of the issuance or sale of shares of Common Stock (other than upon the conversion of shares of capital stock or other securities of the Company) for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Market Price, before deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(3) In the case of the issuance of options, warrants or other rights to purchase or acquire shares of Common Stock (whether or not at the time exercisable):

A. the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire shares of Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in this Section 12(b)(xii)), if any, received by the Company upon the issuance or sale of such options, warrants or rights plus the minimum purchase price required to be paid to the Company pursuant to the terms of such options, warrants or rights required to be paid in exchange for the shares of Common Stock covered thereby; and

B. if the Tranche 2 Exercise Price and the number of shares of Common Stock issuable upon exercise of a Tranche 2 Warrant shall have been duly adjusted in accordance with the terms of this Warrant Agreement upon the issuance or sale of any such options, warrants or rights, no further adjustment of the Tranche 2 Exercise Price or the number of shares of Common Stock issuable upon exercise of a Tranche 2 Warrant shall be made for the actual issuance of shares of Common Stock upon the exercise, conversion or exchange of such options, warrants or rights.

(xiii) In the event of a cash exercise, the Company hereby instructs the Warrant Agent to record the cost basis for newly issued shares of Common Stock in a manner to be subsequently communicated by the Company in writing to the Warrant Agent. In the event of a Cashless Exercise: the Company shall provide cost basis for shares issued

32

pursuant to a Cashless Exercise at the time the Company provides the cashless exercise ratio to the Warrant Agent pursuant to Section 7(d) hereof.

(xiv) Change of Control Transactions.

(1) In the event the Company shall, at any time or from time to time after the Issue Date while the Tranche 2 Warrants remain outstanding and unexpired in whole or in part, consummate a Change of Control Transaction, each Tranche 2 Warrant shall be automatically redeemed, effective upon the date of consummation of such Change of Control Transaction (after which such Tranche 2 Warrant shall be void and may no longer be exercised), and each Holder of a Tranche 2 Warrant so redeemed shall be entitled, following consummation of the Change of Control Transaction and compliance by such Holder with the Change of Control Transaction Notice Procedures, for each Tranche 2 Warrant held by such holder upon the redemption thereof, to receive:

A. if the Change of Control Consideration shall consist in whole or in part of Cash Consideration, in respect of the Cash Consideration on the earlier of (x) the date on which holders of Common Stock receive such Cash Consideration or (y) within twenty-five (25) days of the consummation of such Change of Control Transaction, an amount of cash equal to the Tranche 2 Black-Scholes Value multiplied by the Cash Consideration Percentage;

B. if the Change of Control Consideration shall consist in whole or in part of Other Consideration on the earlier of (x) the date on which holders of shares of Common Stock receive Other Consideration or (y) within twenty-five (25) days of the consummation of such Change of Control Transaction, an amount of cash equal to the product of the Tranche 2 Black-Scholes Value multiplied by the Other Consideration Percentage; and/or

C. if the Change of Control Consideration shall consist in whole or in part of Stock Consideration, upon consummation of such Change of Control Transaction, in respect of the Stock Consideration, (i) first, each Tranche 2 Warrant will be converted into a non-penny warrant of the Company with a number of Warrant Shares and an exercise price calculated as though the Tranche 2 Warrants had a per-share exercise price of $[●]5 (each, a “Converted Tranche 2 Warrant”), then (ii) such Converted Tranche 2 Warrant will be replaced with a New Tranche 2 Warrant exercisable for a number of shares equal to (i) the Warrant Shares multiplied by the Stock Consideration Percentage, multiplied by (ii) the Exchange Ratio, with such New Tranche 2 Warrant having an exercise price calculated in the same manner as Section 12(a)(xiv)(1)(C) (the “New Tranche 2 Exercise Price”), otherwise having terms substantially the same as the terms of the Tranche 1 Warrants, mutatis mutandis.

[5]	NTD: Exercise Price implied by TEV of $2.1B.

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In this Section 12(b)(xiv), any terms not otherwise defined shall have the definitions set forth in Section 12(a)(xiv) or Section 30(b), as applicable, and the following terms shall have the meanings set forth below:

“Change of Control Consideration” means the cash, stock, securities or other assets or property (or any combination thereof) that a holder of shares of Common Stock receives or is entitled to receive with respect to or in exchange for each share of Common Stock held by such holder upon consummation of a Change of Control Transaction; provided that if in the applicable Change of Control Transaction the holders of shares of Common Stock may make an election with respect to the consideration to be received, the type and amount of consideration into which the Tranche 2 Warrants shall be exercisable from and after the effective time of such Change of Control Transaction shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of shares of Common Stock in such Change of Control Transaction.

“Change of Control Notice Procedures” means the Company’s delivery of written notice to holders of Tranche 2 Warrants, including owners of beneficial interests in Global Warrant Certificates, setting forth any action to be taken by the Company that may constitute a Change of Control Transaction, the resulting effect of such action on the Tranche 2 Warrants, and the amount of cash and/or the number and kind of securities or other property to be received by the holders of Tranche 2 Warrants pursuant to such Change of Control Transaction (if any). Such notice shall be delivered by the Company (including by directing the Warrant Agent to so deliver) to holders of Tranche 2 Warrants at such holders’ addresses appearing on the Warrant Register (and with respect to owners of beneficial interests in Global Warrant Certificates, to the Depository), and shall be delivered on a date calculated and by a method chosen by the Company to reasonably ensure that such notice shall be actually received by the Holders of Warrants as promptly as practicable and in any event at least twenty (20) days prior to the consummation of the Change of Control Transaction.

“New Tranche 2 Warrant” means a warrant issued by the Person that is the issuer or payor of the Stock Consideration in the Change of Control Transaction, as the case may be.

“Tranche 2 Black-Scholes Value” means the value of a Warrant immediately prior to the date of the public announcement of the applicable Change of Control Transaction, as determined by the Board of Directors, in good faith, based upon the advice of a Calculation Agent, and shall be determined by customary investment banking practices using the Black-Scholes Option Pricing Model obtained from the “OVME” function on Bloomberg. For purposes of calculating such amount, (i) the term of the Tranche 2 Warrants will be the time from the date of consummation of the applicable Change of Control Transaction to the Tranche 2 Expiration Date and the exercise price shall be as though the

34

Tranche 2 Warrants had a per-share exercise price of $[●]6 (subject to adjustment in the same manner as the Tranche 1 Exercise Price pursuant to Section 12(a) hereof), provided that such exercise price is subject to adjustment for any Tranche 2 Warrants that were exercised prior to the date of the applicable Change of Control Transaction, (ii) the assumed volatility will be the lower of (a) sixty percent (60%) and (b) the six-month historical volatility of the Common Stock as of the date immediately prior to the date of announcement of the Change of Control Transaction (or such shorter period that is available if the Common Stock has not been trading for such entire time period) as shown at the time of determination using the “HVT” function on Bloomberg or, if such information is not available, as determined in a commercially reasonable manner by the Board of Directors upon the advice of such Calculation Agent, (iii) the assumed risk-free rate will equal the interpolated rate on U.S. Treasury securities having a maturity nearest to but not later than the applicable Expiration Date, (iv) a zero cost of borrow, (v) the dividend yield will equal the dividend yield as generated from Bloomberg, and (vi) the price of each share of Common Stock will be the sum of (a) the amount of the Cash Consideration (if any) plus (b) the Market Price of the Stock Consideration (if any) plus (c) the Market Price of the Other Consideration (if any) being offered in respect of each outstanding shares of Common Stock pursuant to the Change of Control Transaction, in each case measured at the time of the public announcement of such Change of Control Transaction.

(2) If in any Change of Control Transaction a holder of shares of Common Stock shall be entitled to make an election to receive Cash Consideration, Stock Consideration or Other Consideration, or a combination thereof, with respect to each share of Common Stock Share held by such holder, for purposes of this Section 12(b)(xiv), the holder shall be deemed to receive or be entitled to receive for each such share of Common Stock the aggregate amount of Cash Consideration, Stock Consideration or Other Consideration, or combination thereof, received or receivable by all holders of shares of Common Stock divided by the total number of shares of Common Stock outstanding immediately prior to consummation of the Change of Control Transaction.

(3) The Company shall take such steps in connection with any Change of Control Transaction as may be necessary to assure that the provisions hereof shall be complied with (including the adjustment provisions of this Section 12), and shall not effect or otherwise participate in any Change of Control Transaction unless, prior to the consummation thereof, the surviving Person (if other than the Company) resulting from such Change of Control Transaction, shall assume, by written instrument substantially similar in form and substance to this Agreement in all material respects (including with respect to the provisions of this Section 12(b)(xiv)) and the obligation to distribute any warrants or make any cash

[6]	NTD: Exercise Price implied by TEV of $2.1B.

35

payments to the Holders of the Tranche 2 Warrants in accordance with this Section 12(b)(xiv).

(4) The provisions of this Section 12(b)(xiv) shall similarly apply to successive Change of Control Transactions.

(xv) The provisions of this Section 12(b)(xiv) are subject, in all cases, to any applicable requirements under the Securities Act and the rules and regulations promulgated thereunder, in each case to the extent applicable to holders of shares of Common Stock of the Company in connection with the Change of Control Transaction.

SECTION 13. No Fractional Shares. The Company shall not be required to issue Warrants to purchase fractions of Warrant Shares, or to issue fractions of Warrant Shares upon exercise of the Warrants, or to distribute certificates which evidence fractional Warrant Shares and no Cash shall be distributed in lieu of such fractional shares or rights. If more than one Warrant shall be presented for exercise in full at the same time by the same Warrantholder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a share would, except for the provisions of this Section 13, be issuable on the exercise of any Warrants (or specified portion thereof), as applicable, such share shall be rounded to the next higher whole number.

SECTION 14. Redemption. The Warrants shall not be redeemable by the Company or any other Person, other than as specified herein.

SECTION 15. Notices to Warrantholders. Upon any adjustment of an Exercise Price or the number of Warrant Shares purchasable upon exercise of each Warrant, the Company, within ten (10) Business Days thereafter, shall (x) cause to be filed with the Warrant Agent a certificate signed by an Appropriate Officer of the Company setting forth the event giving rise to such adjustment and any new or amended exercise terms, including the applicable Exercise Price and either the number of Warrant Shares purchasable upon exercise of each Warrant or the additional number of Warrants to be issued for each previously outstanding Warrant, as the case may be, after such adjustment and setting forth the method of calculation, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and (y) direct the Warrant Agent to give written notice thereof to each of the Warrantholders at such Warrantholder’s address appearing on the Warrant Register. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 15. The Warrant Agent shall have no obligation under any Section of this Agreement to determine whether such an adjustment event has occurred or to calculate any of the adjustments set forth herein. The Warrant Agent shall be fully protected in relying on any such certificate and in making any adjustment described therein and shall have no duty with respect to, and shall not be deemed to have knowledge of, any adjustment unless and until it shall have received such a certificate, in each case, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction).

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If:

(a) the Company proposes to take any action that would require an adjustment pursuant to Section 12; or

(b) there shall be a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger or sale of all or substantially all of its property, assets and business as an entirety), then the Company shall (i) cause written notice of such event to be filed with the Warrant Agent and (ii) use commercially reasonable efforts to the extent permissible and practicable to cause written notice of such event to be given to each of the Warrantholders at such Warrantholder’s address appearing on the Warrant Register at least twenty (20) days prior to the effective date of such action (or at least ten (10) days prior to the applicable Record Date for such action if earlier). Notwithstanding the foregoing, it shall be sufficient for the Company to notify Warrantholders if it files or furnishes a Form 8-K to the SEC (if applicable) or publishes a press release. Such notice shall specify the proposed effective date of such action and, if applicable, the Record Date and the material terms of such action. The failure to give the notice required by this Section 15 or any defect therein shall not affect the legality or validity of any action, distribution, right, warrant, dissolution, liquidation or winding up or the vote upon or any other action taken in connection therewith.

SECTION 16. Merger, Consolidation or Change of Name of Warrant Agent. Any Person into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Warrant Agent is a party, or any Person succeeding to the shareholder services business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any document or any further act on the part of any of the parties hereto, if such Person would be eligible for appointment as a successor Warrant Agent under the provisions of Section 18. If any of the Global Warrant Certificates have been countersigned but not delivered at the time such successor to the Warrant Agent succeeds under this Agreement, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and if at that time any of the Global Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Global Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Global Warrant Certificates shall have the full force provided in the Global Warrant Certificates and in this Agreement.

If at any time the name of the Warrant Agent is changed and at such time any of the Global Warrant Certificates have been countersigned but not delivered, the Warrant Agent whose name has changed may adopt the countersignature under its prior name; and if at that time any of the Global Warrant Certificates have not been countersigned, the Warrant Agent may countersign such Global Warrant Certificates either in its prior name or in its changed name; and in all such cases such Global Warrant Certificates shall have the full force provided in the Global Warrant Certificates and in this Agreement.

SECTION 17. Warrant Agent. The Warrant Agent undertakes only the duties and obligations expressly imposed by this Agreement and the Global Warrant Certificates, in each

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case upon the following terms and conditions, by all of which the Company and the Warrantholders, by their acceptance thereof, shall be bound:

(a) The statements and recitals contained herein and in the Global Warrant Certificates shall be taken as statements of the Company, and the Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Global Warrant Certificates or be required to verify the same (except as to its countersignature on such Global Warrant Certificates). Except as expressly provided herein, the Warrant Agent assumes no responsibility with respect to the execution, delivery or distribution of the Global Warrant Certificates.

(b) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Global Warrant Certificates to be complied with by the Company, nor shall it at any time be under any duty or responsibility to any Warrantholder to make or cause to be made any adjustment in the Exercise Price or in the number of Warrants Shares any Warrant is exercisable for (except as instructed in writing by the Company), or to determine whether any facts exist that may require any such adjustments, or with respect to the nature or extent of or method employed in making any such adjustments when made.

(c) The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company or an employee of the Warrant Agent), and the advice or opinion of such counsel will be full and complete authorization and protection to the Warrant Agent as to any action taken, suffered or omitted by it in accordance with such advice or opinion, absent gross negligence, bad faith or willful misconduct in the selection and continued retention of such counsel and the reliance on such counsel’s advice or opinion (each as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction).

(d) The Warrant Agent shall be authorized and protected and shall incur no liability or responsibility to the Company or to any Warrantholder for any action taken, suffered or omitted to be taken by it in reliance on any written notice, resolution, waiver, consent, order, certificate or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties. The Warrant Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Warrant Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith unless and until it has received such notice in writing The Warrant Agent shall not take any instructions or directions except those given in accordance with this Agreement.

(e) The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent under this Agreement in accordance with a fee schedule to be mutually agreed upon, to reimburse the Warrant Agent upon demand for all reasonable and documented out-of-pocket expenses, including counsel fees and other disbursements, incurred by the Warrant Agent in the preparation, negotiation, administration, delivery, execution and amendment of this Agreement and the exercise and performance of its duties under this Agreement and to indemnify the Warrant Agent and save it harmless against any and all losses, liabilities and expenses, including judgments, damages, fines, penalties, claims, demands and

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costs (including reasonable out-of-pocket counsel fees and expenses), for anything done or omitted by the Warrant Agent arising out of or in connection with this Agreement except as a result of its gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction). The costs and expenses incurred by the Warrant Agent in enforcing the right to indemnification shall be paid by the Company except to the extent that the Warrant Agent is not entitled to indemnification due to its gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction). Notwithstanding the foregoing, the Company shall not be responsible for any settlement made without its written consent; provided that nothing in this sentence shall limit the Company’s obligations contained in this paragraph other than pursuant to such a settlement.

(f) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense or liability, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery or judgment shall be for the ratable benefit of the Warrantholders, as their respective rights or interests may appear.

(g) The Warrant Agent, and any member, stockholder, affiliate, director, officer or employee thereof, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company is interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it was not the Warrant Agent under this Agreement, or a member, stockholder director, officer or employee of the Warrant Agent, as the case may be. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(h) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Agreement except in connection with its own gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, in no event will the Warrant Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Warrant Agent has been advised of the possibility of such loss or damage and regardless of the form of the action.

(i) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

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(j) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due and validly authorized execution hereof by the Warrant Agent) or in respect of the validity or execution of any Global Warrant Certificate (except its due and validly authorized countersignature thereof), nor shall the Warrant Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of the Warrant Shares to be issued pursuant to this Agreement or any Warrant or as to whether the Warrant Shares will when issued be validly issued, fully paid and nonassessable or as to the Exercise Price or the number of Warrant Shares a Warrant is exercisable for. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require an adjustment, or the calculation of any adjustments or any amounts due in connection with any exercise of the Warrants. Provided the Warrant Agent has performed its duties as soon as commercially practicable, the Warrant Agent shall not be liable for the Company’s failure to timely deliver shares of Common Stock pursuant to the terms of the Warrants, nor shall the Warrant Agent be liable for any damages associated therewith.

(k) Whenever in the performance of its duties under this Agreement the Warrant Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, the Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from an Appropriate Officer of the Company and to apply to such Appropriate Officer for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Warrant Agent and, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction), the Warrant Agent shall not be liable for any action taken, suffered to be taken, or omitted to be taken by it in accordance with instructions of any such Appropriate Officer or in reliance upon any statement signed by any one of such Appropriate Officers of the Company with respect to any fact or matter (unless other evidence in respect thereof is herein specifically prescribed) which may be deemed to be conclusively proved and established by such signed statement. The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company.

(l) Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Warrant Agent is being sought.

(m) No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(n) If the Warrant Agent shall receive any notice or demand (other than notice of or demand for exercise of Warrants) addressed to the Company by any Warrantholder pursuant to

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the provisions of the Warrants, the Warrant Agent shall promptly forward such notice or demand to the Company.

(o) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, accountants, agents or other experts, and the Warrant Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or the Warrantholders resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct in the selection and continued employment thereof (each as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction).

(p) The Warrant Agent will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Warrants.

(q) The Warrant Agent shall have no duties, responsibilities or obligations as the Warrant Agent except those which are expressly set forth herein, and in any modification or amendment hereof to which the Warrant Agent has consented in writing, and no duties, responsibilities or obligations shall be implied or inferred. Without limiting the foregoing, unless otherwise expressly provided in this Agreement, the Warrant Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Warrants or any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(r) The Warrant Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Warrant Agent (including without limitation any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil disorder or failure of any means of communication, terrorist acts, pandemics, epidemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties).

(s) In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, or is for any reason unsure as to what action to take hereunder, the Warrant Agent shall notify the Company in writing as soon as practicable, and upon delivery of such notice may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Warrantholder or other Person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

(t) The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public

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Warrantholder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

(u) All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (a) funds backed by obligations of, or guaranteed by, the United States of America; (b) debt or commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively; (c) Government and Treasury backed AAA-rated Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; or (d) short term certificates of deposit, bank repurchase agreements, and bank accounts with commercial banks with Tier 1 capital exceeding $1 billion, or with an investment grade rating by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

(v) The provisions of this Section 17 shall survive the termination of this Agreement, the termination, exercise or expiration of the Warrants and the resignation or removal of the Warrant Agent.

(w) No provision of this Agreement shall be construed to relieve the Warrant Agent from liability for fraud, or its own gross negligence, bad faith or its willful misconduct (each as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction).

SECTION 18. Change of Warrant Agent. If the Warrant Agent resigns (such resignation to become effective not earlier than thirty (30) calendar days after the giving of written notice thereof to the Company) or shall be adjudged bankrupt or insolvent, or shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors or consent to the appointment of a receiver of all or any substantial part of its property or affairs or shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay or meet its debts generally as they become due, or if an order of any court shall be entered approving any petition filed by or against the Warrant Agent under the provisions of bankruptcy laws or any similar legislation, or if a receiver, trustee or other similar official of it or of all or any substantial part of its property shall be appointed, or if any public officer shall take charge or control of it or of its property or affairs, for the purpose of rehabilitation, conservation,

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protection, relief, winding up or liquidation, or becomes incapable of acting as Warrant Agent or if the Board of Directors of the Company by resolution removes the Warrant Agent (such removal to become effective not earlier than thirty (30) calendar days after the filing of a certified copy of such resolution with the Warrant Agent and the giving of written notice of such removal to the Warrantholders), the Company shall appoint a successor to the Warrant Agent. If the Company fails to make such appointment within a period of thirty (30) calendar days after such removal or after it has been so notified in writing of such resignation or incapacity by the Warrant Agent, then any Warrantholder may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be an entity, in good standing, incorporated under the laws of any state or of the United States of America. As soon as practicable after appointment of the successor Warrant Agent, the Company shall cause written notice of the change in the Warrant Agent to be given to each of the Warrantholders at such Warrantholder’s address appearing on the Warrant Register. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed. The former Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder and execute and deliver, at the expense of the Company, any further assurance, conveyance, act or deed necessary for the purpose; provided that, the predecessor Warrant Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing. Failure to give any notice provided for in this Section 18 or any defect therein, shall not affect the legality or validity of the removal of the Warrant Agent or the appointment of a successor Warrant Agent, as the case may be.

SECTION 19. Warrantholder Not Deemed a Stockholder. Nothing contained in this Agreement or in any of the Warrants shall be construed as conferring upon the Warrantholders thereof the right to vote or to receive dividends or to participate in any transaction that would give rise to an adjustment under Section 12 or to consent or to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

SECTION 20. Notices to Company and Warrant Agent. Any notice or demand authorized or permitted by this Agreement to be given or made by the Warrant Agent or by any Warrantholder to or on the Company to be effective shall be in writing (including by facsimile or email, as applicable), and shall be deemed to have been duly given or made when delivered by hand, or when sent if delivered to a recognized courier or deposited in the mail, first class and postage prepaid or, in the case email or facsimile notice, when received, addressed as follows (until another address, facsimile number or email address is filed in writing by the Company with the Warrant Agent):

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Core Scientific, Inc.

210 Barton Springs Road, Suite 300

Austin, Texas 78704

Attention: Legal

Email: legal@corescientific.com

with a copy to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, New York 10153

Attention: Merritt S. Johnson, Esq.

Email: merritt.johnson@weil.com

Any notice or demand pursuant to this Agreement to be given by the Company or by any Warrantholder to the Warrant Agent shall be sufficiently given if sent in the same manner as notices or demands are to be given or made to or on the Company (as set forth above), except email7, to the Warrant Agent at the office maintained by the Warrant Agent (the “Warrant Agent Office”) as follows (until another address is filed in writing by the Warrant Agent with the Company, which other address shall become the address of the Warrant Agent Office for the purposes of this Agreement):

Computershare Trust Company, N.A.,

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attention: Client Services

Facsimile: (781) 575-4210

SECTION 21. Withholding and Reporting Requirements. The Company shall comply with all applicable tax withholding and reporting requirements imposed by any governmental and regulatory authority, and all distributions or other situations requiring withholding under applicable law (including deemed distributions) pursuant to the Warrants will be subject to applicable withholding and reporting requirements. Notwithstanding any provision to the contrary, the Company shall be authorized to: (a) take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, (b) apply a portion of any cash distribution to be made under the Warrants to pay applicable withholding taxes, (c) holdback and liquidate a portion of any non-cash distribution to be made under the Warrants to generate sufficient funds to pay applicable withholding taxes, (d) require reimbursement from any Warrantholder to the extent any withholding is required in the absence of any distribution, or (e) establish any other mechanisms the Company believes are reasonable and appropriate, including requiring Warrantholders to submit appropriate tax and withholding certifications

[7]	Note to KDW: Just to confirm, the holders or company can only communicate with Computershare via letter or fax?

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(such as IRS Forms W-9 and the appropriate IRS Form W-8, as applicable) that are necessary to comply with this Section 21.

SECTION 22. Supplements and Amendments. The Company and the Warrant Agent may from time to time amend, modify or supplement (i) this Agreement (with respect to the Tranche 1 Warrants) or the Tranche 1 Warrants with the prior written consent of Warrantholders holding at least a majority of the Warrant Shares then issuable upon exercise of the Tranche 1 Warrants then outstanding, pursuant to a written amendment or supplement executed by the Company and the Warrant Agent or (ii) this Agreement (with respect to the Tranche 2 Warrants) or the Tranche 2 Warrants with the prior written consent of Warrantholders holding at least a majority of the Warrant Shares then issuable upon exercise of the Tranche 2 Warrants then outstanding, pursuant to a written amendment or supplement executed by the Company and the Warrant Agent; provided however, that any amendment or supplement to this Agreement that would reasonably be expected to materially and adversely affect any right of a Warrantholder of a series relative to the other Warrantholders of such series shall require the written consent of such holder. In addition, the consent of each Warrantholder affected shall be required for any amendment pursuant to which the applicable Exercise Price would be increased, the number of Warrant Shares issuable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in this Agreement) or the applicable Expiration Date would be revised to an earlier date, provided however, that the Company and the Warrant Agent may amend this Agreement without the consent of Warrantholders to (i) to cure any ambiguity; (ii) to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein; or (iii) to make any other provisions with respect to matters or questions arising under this Agreement as long as the new provisions do not adversely affect (other than a de minimis adverse effect) the interest of the Warrantholders. Notwithstanding anything to the contrary herein, upon the delivery of a certificate from an Appropriate Officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 22 and provided that such supplement or amendment does not adversely affect the Warrant Agent’s rights, duties, liabilities, immunities or obligations hereunder, the Warrant Agent shall execute such supplement or amendment. Any amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section 22 will be binding upon all Warrantholders and upon each future Warrantholder, the Company and the Warrant Agent. In the event of any amendment, modification, supplement or waiver, the Company will give prompt notice thereof to all Warrantholders and, if appropriate, notation thereof will be made on all Global Warrant Certificates thereafter surrendered for registration of transfer or exchange. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent may, but shall not be obligated to, enter into any supplement or amendment that adversely affects the Warrant Agent’s own rights, duties, immunities or obligations under this Agreement.

SECTION 23. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 24. Termination. This Agreement shall terminate at 5:00 p.m., New York City time, on the applicable Expiration Date (or, at 5:00 p.m., New York City time, on the Settlement Date with respect to any Warrant Exercise Notice delivered prior to 5:00 p.m., New York City time, on the applicable Expiration Date) with respect to the applicable tranche of

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Warrants. Notwithstanding the foregoing, this Agreement will terminate on such earlier date on which all outstanding Warrants have been exercised. Termination of this Agreement shall not relieve the Company or the Warrant Agent of any of their obligations arising prior to the date of such termination or in connection with the settlement of any Warrant exercised prior to 5:00 p.m., New York City time, on the applicable Expiration Date. The provisions of Section 17, this Section 24, Section 25 and Section 26 shall survive such termination and the resignation or removal of the Warrant Agent.

SECTION 25. Governing Law Venue and Jurisdiction; Trial By Jury. This Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state. Each party hereto consents and submits to the jurisdiction of the courts of the State of New York and any federal courts located in such state in connection with any action or proceeding brought against it that arises out of or in connection with, that is based upon, or that relates to this Agreement or the transactions contemplated hereby. In connection with any such action or proceeding in any such court, each party hereto hereby waives personal service of any summons, complaint or other process and hereby agrees that service thereof may be made in accordance with the procedures for giving notice set forth in Section 20 hereof, provided that, with respect to notice to the Warrant Agent, nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. Each party hereto hereby waives any objection to jurisdiction or venue in any such court in any such action or proceeding and agrees not to assert any defense based on lack of jurisdiction or venue in any such court in any such action or proceeding. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, proceeding or counterclaim as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party hereto has represented, expressly or otherwise that such other party hereto would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 25.

SECTION 26. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent and the Warrantholders any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Warrantholders.

SECTION 27. Counterparts. This Agreement may be executed (including by means of facsimile or electronically transmitted portable document format (.pdf) signature pages) in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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SECTION 28. Headings. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and in no way modify or restrict any of the terms or provisions hereof.

SECTION 29. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, and the invalid, illegal or unenforceable provision shall be interpreted and applied so as to produce as near as may be the economic result intended by the parties hereto. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible; provided, however, that if such excluded provision shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.

SECTION 30. Entire Agreement.

This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and may not be amended, except in a writing signed by both of them. Notwithstanding anything to the contrary contained in this Agreement, in the event of inconsistency between any provision in this Agreement and any provision in a Warrant Certificate, as it may from time to time be amended, this Agreement shall prevail. The Company shall not amend any provisions of the Warrant Certificate without the prior consent of the Warrant Agent, not to be unreasonably withheld or delayed.

SECTION 31. Meaning of Terms Used in Agreement.

(a) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any references to any federal, state, local or foreign statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) forms of the word “include” mean that the inclusion is not limited to the items listed; (c) “or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; and (e) provisions apply to successive events and transactions; (f) “hereof”, “hereunder”, “herein” and “hereto” refer to the entire Agreement and not any section or subsection.

(b) The following terms used in this Agreement shall have the meanings set forth below:

47

“$” shall mean the currency of the United States.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law or other governmental action to be closed in New York, New York.

“Cash” means such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“Close of Business” means 5:00 p.m., New York City time.

“Closing Sale Price” means, as of any date, the last reported per share sales price of a share of Common Stock or any other security on such date (or, if no last reported sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices on such date) as reported by the principal U.S. national or regional securities exchange or quotation system on which the Common Stock or such other security is then listed or quoted; provided, however, that in the absence of such quotations, the Board of Directors will make a good faith determination of the Closing Sale Price.

“Common Stock Equivalent” means any warrant, right or option to acquire any shares of Common Stock or any security convertible into or exchangeable for shares of Common Stock.

“Control” means, with respect to any Person, (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or agency or otherwise, or (ii) the ownership of at least 50% of the equity securities in such Person. “Controlled” shall have a correlative meaning.

“Current Market Price” means, in connection with a dividend, issuance or distribution, the volume weighted average price per share of Common Stock for the twenty (20) Trading Days ending on, but excluding, the earlier of the date in question and the Trading Day immediately preceding the Ex-Date for such dividend, issuance or distribution for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session) as reported by the principal U.S. national or regional securities exchange or quotation system on which the Common Stock or such other security is then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Trading Day, or if such volume weighted average price is unavailable or in manifest error as reasonably determined in good faith by the Board of Directors, the market value of one share of Common Stock during such twenty (20) Trading Day period determined using a volume weighted average price method by an independent nationally recognized investment bank or other qualified financial institution selected by the Board of Directors and reasonably acceptable to the Warrant Agent. If the Common Stock is not traded on any U.S. national or regional securities exchange or quotation system, the Current Market Price shall be the price per share of Common Stock that the Company could obtain from a willing buyer for

48

shares of Common Stock sold by the Company from authorized but unissued shares of Common Stock, as such price shall be reasonably determined in good faith by the Board of Directors.

“Ex-Date” means, when used with respect to any issuance of or distribution in respect of the Common Stock or any other securities, the first date on which the Common Stock or such other securities trade without the right to receive such issuance or distribution.

“Market Price” means (w) if in reference to cash, the current cash value on the date of measurement in U.S. dollars, (x) if in reference to equity securities or securities included within Other Property, which are listed or admitted for trading on a national securities exchange or quotation system, the average closing price of a share (or similar relevant unit) of such securities as reported on the principal national securities exchange or quotation system on which the shares (or similar relevant units) of such securities are listed or admitted for trading, or (y) in all other cases, the value as determined in good faith by the Board of Directors of the Company. In each such case, the average price shall be averaged over a period of twenty-one (21) consecutive trading days consisting of the trading day immediately preceding the day on which the “Market Price” is being determined and the twenty (20) consecutive trading days prior to such day.

“Open of Business” means 9:00 a.m., New York City time.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any Cash, securities or other property or in which Common Stock (or other applicable security) is exchanged for or converted into any combination of Cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such Cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other Subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.

“Trading Day” means (i) if the applicable security is listed on the New York Stock Exchange, a day on which trades may be made thereon or (ii) if the applicable security is listed or admitted for trading on the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or other national securities exchange or market, a day on which the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or such other national securities exchange or market is open for business or (iii) if the applicable security is not so listed, admitted for trading or quoted, any Business Day.

“Volume-Weighted Average Price” or “VWAP” means, for any Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[CORZ] <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of

49

trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular session.

[The next page is the signature page]

50

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

CORE SCIENTIFIC, INC.

By:
Name:
Title:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A.
as Warrant Agent On behalf of both entities

By:
Name:
Title:

[Signature Page to Warrant Agreement]

EXHIBIT A

FORM OF TRANCHE 1 GLOBAL WARRANT CERTIFICATE

VOID AFTER [●], 20278

This Global Warrant Certificate is held by The Depository Trust Company (the “Depository”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any Person under any circumstances except that (i) this Global Warrant Certificate may be exchanged in whole but not in part pursuant to Section 6(a) of the Warrant Agreement, (ii) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to Section 6(h) of the Warrant Agreement and (iii) this Global Warrant Certificate may be transferred to a successor Depository with the prior written consent of the Company.

Unless this Global Warrant Certificate is presented by an authorized representative of the Depository to the Company or the Warrant Agent for registration of transfer, exchange or payment and any certificate issued is registered in the name of Cede & Co. or such other entity as is requested by an authorized representative of the Depository (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depository), any transfer, pledge or other use hereof for value or otherwise by or to any Person is wrongful because the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Warrant Certificate shall be limited to transfers in whole, but not in part, to nominees of the Depository or to a successor thereof or such successor’s nominee, and transfers of portions of this Global Warrant Certificate shall be limited to transfers made in accordance with the restrictions set forth in Section 6 of the Warrant Agreement.

No registration or transfer of the securities issuable pursuant to the Warrant will be recorded on the books of the Company until such provisions have been complied with.

[8]	To be three years from the Issue Date.

EXHIBIT A-1

CUSIP No. 21874A114

No.	WARRANT TO PURCHASE
SHARES OF COMMON STOCK

CORE SCIENTIFIC, INC.

GLOBAL WARRANT TO PURCHASE COMMON STOCK

FORM OF FACE OF TRANCHE 1 WARRANT CERTIFICATE

VOID AFTER [●], 20279

This Warrant Certificate (“Warrant Certificate”) certifies that [●] or its registered assigns is the registered holder (the “Warrantholder”) of a Warrant (the “Warrant”) of CORE SCIENTIFIC, INC., a Delaware corporation (the “Company”), to purchase the number of shares (the “Warrant Shares”) of Common Stock, par value $0.00001 per share (the “Common Stock”) of the Company set forth above. This warrant expires on [●], 2027 (such date, the “Tranche 1 Expiration Date”), and entitles the holder to purchase from the Company the number of fully paid and non-assessable Warrant Shares set forth above at the exercise price (the “Tranche 1 Exercise Price”) multiplied by the number of Warrant Shares set forth above (the “Exercise Amount”), payable to the Company either by certified or official bank check payable to the order of the Company, or by wire transfer in immediately available funds of the Exercise Amount to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m. New York City time, on the business day immediately prior to the Settlement Date. The initial Tranche 1 Exercise Price shall be $[●]10. The Tranche 1 Exercise Price and the number of Warrant Shares purchasable upon exercise of this Warrant are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

No Warrant may be exercised after the Tranche 1 Expiration Date. After the Tranche 1 Expiration Date, the Warrants will become wholly void and of no value.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

[9]	NTD: To be three years from the Issue Date
[10]	NTD: To be determined.

EXHIBIT A-2

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated:

CORE SCIENTIFIC, INC.

By:
Name:
Title:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A. as Warrant Agent On behalf of both entities

By:
Name:
Title:

EXHIBIT A-3

FORM OF REVERSE OF GLOBAL TRANCHE 1 WARRANT CERTIFICATE

CORE SCIENTIFIC, INC.

The Warrant evidenced by this Warrant Certificate is a part of a duly authorized issue of Warrants to purchase a maximum of [●]11 shares of common stock issued pursuant to that certain Warrant Agreement, dated as of the Issue Date (the “Warrant Agreement”), duly executed and delivered by the COMPANY and COMPUTERSHARE INC., a Delaware corporation and its affiliate, COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company, collectively, as Warrant Agent (the “Warrant Agent”). The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Warrantholders. A copy of the Warrant Agreement may be inspected at the Warrant Agent office and is available upon written request addressed to the Company. All capitalized terms used in this Warrant Certificate but not defined that are defined in the Warrant Agreement shall have the meanings assigned to them therein.

Warrants may be exercised to purchase Warrant Shares from the Company from the Issue Date through 5:00 p.m. New York City time on the Tranche 1 Expiration Date, at the Tranche 1 Exercise Price set forth on the face hereof, subject to adjustment as described in the Warrant Agreement. Subject to the terms and conditions set forth herein and in the Warrant Agreement, the Warrantholder evidenced by this Warrant Certificate may exercise such Warrant by:

(i) providing written notice of such election (“Warrant Exercise Notice”) to exercise the Warrant to the Warrant Agent at the address set forth in the Warrant Agreement, “Re: Warrant Exercise”, by hand or by facsimile, no later than 5:00 p.m., New York City time, on the Tranche 1 Expiration Date, which Warrant Exercise Notice shall substantially be in the form of an election to purchase Warrant Shares set forth herein, properly completed and executed by the Warrantholder;

(ii) delivering no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date, the Warrant Certificates evidencing such Tranche 1 Warrants to the Warrant Agent; and

(iii) paying the applicable Exercise Amount, together with any applicable taxes and governmental charges.

In the event that upon any exercise of the Tranche 1 Warrant evidenced hereby the number of Warrant Shares actually purchased shall be less than the total number of Warrant Shares purchasable upon exercise of the Tranche 1 Warrant evidenced hereby, there shall be issued to the Warrantholder hereof, or such Warrantholder’s assignee, a new Warrant Certificate evidencing a Warrant to purchase the Warrant Shares not so purchased. No adjustment shall be

[11]	NTD: To be determined.

EXHIBIT A-4

made for any cash dividends on any Warrant Shares issuable upon exercise of this Tranche 1 Warrant. After the Tranche 1 Expiration Date, unexercised Tranche 1 Warrants shall become wholly void and of no value.

The Company shall not be required to issue fractions of Warrant Shares or any certificates that evidence fractional Warrant Shares.

Warrant Certificates, when surrendered by book-entry delivery through the facilities of the Depository may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing a Warrant to purchase in the aggregate a like number of Warrant Shares.

No Tranche 1 Warrants may be sold, exchanged or otherwise transferred in violation of the Warrant Agreement. The securities represented by this instrument (including any securities issued upon exercise hereof) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state and were issued pursuant to an exemption from the registration requirement of Section 5 of the Securities Act provided by section 1145 of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), and to the extent that a Warrantholder is an “underwriter” as defined in section 1145(b)(1) of Chapter 11 of the Bankruptcy Code, such holder may not be able to sell or transfer any securities represented by this instrument (including any securities issued upon exercise hereof) in the absence of an effective registration statement relating thereto under the Securities Act and in accordance with applicable state securities laws or pursuant to an exemption from registration under such act or such laws.

The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

[Balance of page intentionally remains blank]

EXHIBIT A-5

EXHIBIT B

FORM OF TRANCHE 2 GLOBAL WARRANT CERTIFICATE

VOID AFTER [●], 202912

This Global Warrant Certificate is held by The Depository Trust Company (the “Depository”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any Person under any circumstances except that (i) this Global Warrant Certificate may be exchanged in whole but not in part pursuant to Section 6(a) of the Warrant Agreement, (ii) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to Section 6(h) of the Warrant Agreement and (iii) this Global Warrant Certificate may be transferred to a successor Depository with the prior written consent of the Company.

Unless this Global Warrant Certificate is presented by an authorized representative of the Depository to the Company or the Warrant Agent for registration of transfer, exchange or payment and any certificate issued is registered in the name of Cede & Co. or such other entity as is requested by an authorized representative of the Depository (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depository), any transfer, pledge or other use hereof for value or otherwise by or to any Person is wrongful because the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Warrant Certificate shall be limited to transfers in whole, but not in part, to nominees of the Depository or to a successor thereof or such successor’s nominee, and transfers of portions of this Global Warrant Certificate shall be limited to transfers made in accordance with the restrictions set forth in Section 6 of the Warrant Agreement.

No registration or transfer of the securities issuable pursuant to the Warrant will be recorded on the books of the Company until such provisions have been complied with.

[12]	To be five years from the Issue Date.

CUSIP No. 21874A130

No.	WARRANT TO PURCHASE
SHARES OF COMMON STOCK

CORE SCIENTIFIC, INC.

GLOBAL WARRANT TO PURCHASE COMMON STOCK

FORM OF FACE OF TRANCHE 2 WARRANT CERTIFICATE

VOID AFTER [●], 202913

This Warrant Certificate (“Warrant Certificate”) certifies that [●] or its registered assigns is the registered holder (the “Warrantholder”) of a Warrant (the “Warrant”) of CORE SCIENTIFIC, INC., a Delaware corporation (the “Company”), to purchase the number of shares (the “Warrant Shares”) of Common Stock, par value $0.00001 per share (the “Common Stock”) of the Company set forth above. This warrant expires on [●], 2029 (such date, the “Tranche 2 Expiration Date”), and entitles the holder, at any time after the Tranche 2 Exercisability Date, to purchase from the Company the number of fully paid and non-assessable Warrant Shares set forth above at the exercise price (the “Tranche 2 Exercise Price”) multiplied by the number of Warrant Shares set forth above (the “Exercise Amount”), payable to the Company either by certified or official bank check payable to the order of the Company, or by wire transfer in immediately available funds of the Exercise Amount to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose, no later than 5:00 p.m. New York City time, on the business day immediately prior to the Settlement Date. The initial Tranche 2 Exercise Price shall be $0.01 per warrant. The Tranche 2 Exercise Price and the number of Warrant Shares purchasable upon exercise of this Warrant are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

In lieu of paying the Exercise Amount as set forth in the preceding paragraph, subject to the provisions of the Warrant Agreement (as defined on the reverse hereof), each Warrant shall entitle the Warrantholder thereof, at the election of such Warrantholder, to a Cashless Exercise pursuant to Section 7(e) of the Warrant Agreement.

No Warrant may be exercised after the Tranche 2 Expiration Date. After the Tranche 2 Expiration Date, the Warrants will become wholly void and of no value.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER

[13]	NTD: To be five years from the Issue Date

PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

Dated:

CORE SCIENTIFIC, INC.

By:
Name:
Title:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A. as Warrant Agent On behalf of both entities

By:
Name:
Title:

FORM OF REVERSE OF GLOBAL TRANCHE 2 WARRANT CERTIFICATE

CORE SCIENTIFIC, INC.

The Warrant evidenced by this Warrant Certificate is a part of a duly authorized issue of Warrants to purchase a maximum of [●]14 shares of common stock issued pursuant to that certain Warrant Agreement, dated as of the Issue Date (the “Warrant Agreement”), duly executed and delivered by the COMPANY and COMPUTERSHARE INC., a Delaware corporation and its affiliate COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company, collectively, as Warrant Agent (the “Warrant Agent”). The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Warrantholders. A copy of the Warrant Agreement may be inspected at the Warrant Agent office and is available upon written request addressed to the Company. All capitalized terms used in this Warrant Certificate but not defined that are defined in the Warrant Agreement shall have the meanings assigned to them therein.

Warrants may be exercised to purchase Warrant Shares from the Company from the Issue Date through 5:00 p.m. New York City time on the Tranche 2 Expiration Date, at the Tranche 2 Exercise Price set forth on the face hereof, subject to adjustment as described in the Warrant Agreement. Subject to the terms and conditions set forth herein and in the Warrant Agreement, the Warrantholder evidenced by this Warrant Certificate may exercise such Warrant by:

(i) providing written notice of such election (“Warrant Exercise Notice”) to exercise the Warrant to the Warrant Agent at the address set forth in the Warrant Agreement, “Re: Warrant Exercise”, by hand or by facsimile, no later than 5:00 p.m., New York City time, on the Tranche 2 Expiration Date, which Warrant Exercise Notice shall substantially be in the form of an election to purchase Warrant Shares set forth herein, properly completed and executed by the Warrantholder;

(ii) delivering no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date, the Warrant Certificates evidencing such Tranche 2 Warrants to the Warrant Agent; and

(iii) paying the applicable Exercise Amount, together with any applicable taxes and governmental charges.

In lieu of paying the Exercise Amount as set forth in the preceding paragraph, subject to the provisions of the Warrant Agreement, each Warrant shall entitle the Warrantholder thereof, at the election of such Warrantholder, to a Cashless Exercise pursuant to Section 7(e) of the Warrant Agreement. Notwithstanding the foregoing, no Cashless Exercise shall be permitted if, as the result of such adjustment provided for in Section 12 of the Warrant Agreement at the

[14]	NTD: To be determined.

time of such Cashless Exercise, Warrant Shares include a cash component and the Company would be required to pay cash to a Warrantholder upon exercise of Warrants.

In the event that upon any exercise of the Tranche 2 Warrant evidenced hereby the number of Warrant Shares actually purchased shall be less than the total number of Warrant Shares purchasable upon exercise of the Tranche 2 Warrant evidenced hereby, there shall be issued to the Warrantholder hereof, or such Warrantholder’s assignee, a new Warrant Certificate evidencing a Warrant to purchase the Warrant Shares not so purchased. No adjustment shall be made for any cash dividends on any Warrant Shares issuable upon exercise of this Tranche 2 Warrant. After the Tranche 2 Expiration Date, unexercised Tranche 2 Warrants shall become wholly void and of no value.

The Company shall not be required to issue fractions of Warrant Shares or any certificates that evidence fractional Warrant Shares.

Warrant Certificates, when surrendered by book-entry delivery through the facilities of the Depository may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing a Warrant to purchase in the aggregate a like number of Warrant Shares.

No Tranche 2 Warrants may be sold, exchanged or otherwise transferred in violation of the Warrant Agreement. The securities represented by this instrument (including any securities issued upon exercise hereof) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state and were issued pursuant to an exemption from the registration requirement of Section 5 of the Securities Act provided by section 1145 of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), and to the extent that a Warrantholder is an “underwriter” as defined in section 1145(b)(1) of Chapter 11 of the Bankruptcy Code, such holder may not be able to sell or transfer any securities represented by this instrument (including any securities issued upon exercise hereof) in the absence of an effective registration statement relating thereto under the Securities Act and in accordance with applicable state securities laws or pursuant to an exemption from registration under such act or such laws.

The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

[Balance of page intentionally remains blank]

EXHIBIT C-1

FORM OF ELECTION TO EXERCISE BOOK-ENTRY

WARRANTS (TO BE EXECUTED UPON EXERCISE OF THE WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Statement, to purchase                      newly issued shares of Common Stock of CORE SCIENTIFIC, INC. (the “Company”) at the [Tranche 1][Tranche 2] Exercise Price of [Tranche 1: $[●]][Tranche 2: $0.01] per share, as adjusted pursuant to the Warrant Agreement.

The undersigned represents, warrants and promises that it has the full power and authority to exercise and deliver the Warrants exercised hereby. The undersigned represents, warrants and promises that it has delivered or will deliver in payment for such shares $         by certified or official bank or bank cashier’s check payable to the order of the Company[Tranche 2:, or through a Cashless Exercise (as described below)], no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date.

[Tranche 2: ☐ Please check if the undersigned, in lieu of paying the Tranche 2 Exercise Price as set forth in the preceding paragraph, elects to a Cashless Exercise of the Tranche 2 Warrants pursuant the Warrant Agreement.]

The undersigned requests that a certificate representing the shares of Common Stock be delivered as follows:

Name

Address:

Delivery Address (if different):

C-1-1

If such number of shares of Common Stock is less than the aggregate number of shares of Common Stock purchasable hereunder, the undersigned requests that a new Book-Entry Warrant representing the balance of such Warrants shall be registered, with the appropriate Warrant Statement delivered as follows:

Name

Address:

Delivery Address (if different):

Social Security or Other Taxpayer Identification Number of Warrantholder:

Signature

Note: The above signature must correspond with the name as written upon the Warrant Statement in every particular, without alteration or enlargement or any change whatsoever. If the certificate representing the shares of Common Stock or any Warrant Statement representing Warrants not exercised is to be registered in a name other than that in which this Warrant Statement is registered, the signature of the holder hereof must be guaranteed.

SIGNATURE GUARANTEED

By:

Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.

C-1-2

EXHIBIT C-2

FORM OF ELECTION TO EXERCISE DIRECT REGISTRATION WARRANTS

TO BE COMPLETED BY DIRECT PARTICIPANT

IN THE DEPOSITORY TRUST COMPANY

CORE SCIENTIFIC, INC.

Warrants to Purchase              Shares of Common Stock

(TO BE EXECUTED UPON EXERCISE OF THE WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by          Warrants held for its benefit through the book-entry facilities of The Depository Trust Company (the “Depository”), to purchase newly issued shares of Common Stock of CORE SCIENTIFIC, INC. (the “Company”) at the [Tranche 1][Tranche 2] Exercise Price of [Tranche 1: $[●]][Tranche 2: $0.01] per share, as adjusted pursuant to the Warrant Agreement.

The undersigned represents, warrants and promises that it has the full power and authority to exercise and deliver the Warrants exercised hereby. The undersigned represents, warrants and promises that it has delivered or will deliver in payment for such shares $         by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer in immediately available funds of the aggregate [Tranche 1][Tranche 2] Exercise Price to an account of the Warrant Agent specified in writing by the Warrant Agent for such purpose [Tranche 2: or through a Cashless Exercise (as described below)], no later than 5:00 p.m., New York City time, on the business day immediately prior to the Settlement Date.

[Tranche 2: ☐ Please check if the undersigned, in lieu of paying the Tranche 2 Exercise Price as set forth in the preceding paragraph, elects to a Cashless Exercise of the Tranche 2 Warrants pursuant to the Warrant Agreement.]

The undersigned requests that the shares of Common Stock purchased hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below, provided that if the shares of Common Stock are evidenced by global securities, the shares of Common Stock shall be registered in the name of the Depository or its nominee.

Dated:

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE [TRANCHE 1 EXPIRATION DATE][TRANCHE 2 EXPIRATION DATE]. THE WARRANT AGENT SHALL NOTIFY YOU (THROUGH THE CLEARING SYSTEM) OF (1) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITORY TO WHICH YOU MUST DELIVER YOUR WARRANTS ON THE EXERCISE DATE AND (2) THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.

C-2-1

NAME OF DIRECT PARTICIPANT IN THE DEPOSITORY:

(PLEASE PRINT)

ADDRESS

CONTACT NAME:

ADDRESS:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

ACCOUNT FROM WHICH WARRANTS ARE BEING DELIVERED:

DEPOSITORY ACCOUNT NO.:

WARRANT EXERCISE NOTICES WILL ONLY BE VALID IF DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THIS NOTIFICATION (OR AS OTHERWISE DIRECTED), MARKED TO THE ATTENTION OF “WARRANT EXERCISE”. WARRANTHOLDER DELIVERING WARRANTS, IF OTHER THAN THE DIRECT DTC PARTICIPANT DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

EXHIBIT C-2-2

ACCOUNT TO WHICH THE SHARES OF COMMON STOCK ARE TO BE CREDITED:

DEPOSITORY ACCOUNT NO.:

FILL IN FOR DELIVERY OF THE COMMON STOCK, IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:
(PLEASE PRINT)
ADDRESS:

CONTACT NAME:

TELEPHONE (INCLUDING INTERNATIONAL CODE):

FAX (INCLUDING INTERNATIONAL CODE):

SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):

NUMBER OF WARRANTS BEING EXERCISED

(ONLY ONE EXERCISE PER WARRANT EXERCISE NOTICE)

Signature:

Name:

Capacity in which Signing:

Signature Guaranteed BY:

Signatures must be guaranteed by a participant in the Securities Transfer

Agent Medallion Program, the Stock Exchanges Medallion Program

or the New York Stock Exchange, Inc. Medallion Signature Program.

EXHIBIT C-2-3

EXHIBIT D

FORM OF ASSIGNMENT

(TO BE EXECUTED BY THE REGISTERED WARRANTHOLDER IF

SUCH WARRANTHOLDER DESIRES TO TRANSFER A WARRANT)

FOR VALUE RECEIVED, the undersigned registered holder hereby sells, assigns and transfers unto

Name of Assignee

Address of Assignee

                 Warrants to purchase shares of Common Stock held by the undersigned, together with all right, title and interest therein, and does irrevocably constitute and appoint                  attorney, to transfer such Warrants on the books of the Warrant Agent, with full power of substitution.

Dated

Signature

Social Security or Other Taxpayer
Identification Number of Assignee

SIGNATURE GUARANTEED BY:

Signatures must be guaranteed by a participant in the Securities Transfer

Agent Medallion Program, the Stock Exchanges Medallion Program

or the New York Stock Exchange, Inc. Medallion Signature Program.

EXHIBIT D

Exhibit H

New Intercreditor Agreement (Miner Equipment Lenders, New Secured Notes, New

Secured Convertible Notes, Exit Facility)

FIRST LIEN/SECOND LIEN MINER EQUIPMENT INTERCREDITOR AGREEMENT

dated as of

[•], 2024

among

[•]1,

as First Priority Lender,

Wilmington Trust, National Association,

as Exit Agreement Collateral Agent,

Wilmington Trust, National Association,

as Secured Notes Indenture Collateral Agent,

Wilmington Trust, National Association,

as Convertible Notes Indenture Collateral Agent,

and acknowledged and agreed to by

CORE SCIENTIFIC, INC. and the other Grantors

[1]	NTD: a separate intercreditor agreement to be entered into between each miner equipment lender who does not elect Election 1 (all equity) and the Second Priority Collateral Agent

i

Table of Contents

(continued)

Exhibits and Schedule
Exhibit A	Form of Joinder Agreement (Other First Priority Obligations)

ii

FIRST LIEN/SECOND LIEN MINER EQUIPMENT INTERCREDITOR AGREEMENT

This FIRST LIEN/SECOND LIEN MINER EQUIPMENT INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, modified or supplemented from time to time, this “Agreement”) dated as of [•], 2024, is among [•], as the lender under the Equipment Loan and Security Agreement (as defined below) (in such capacity, together with its successors and assigns in such capacity, the “First Priority Lender”), Wilmington Trust, National Association, as collateral agent under the Exit Agreement (in such capacity, together with its successors and assigns in such capacity, the “Exit Agreement Collateral Agent”), Wilmington Trust, National Association, as collateral agent under the Secured Notes Indenture (in such capacity, together with its successors and assigns in such capacity, the “Secured Notes Indenture Collateral Agent”) and Wilmington Trust, National Association, as collateral agent under the Convertible Notes Indenture (in such capacity, together with its successors and assigns in such capacity, the “Convertible Notes Indenture Collateral Agent”)and acknowledged and agreed to by [Core Scientific, Inc., a Delaware corporation]2 (the “Company”), and the other Grantors (as defined below). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

A. The Company and the First Priority Lender are party to the Equipment Loan and Security Agreement, dated as of [•], 2024 (as amended, restated, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time in a manner not prohibited by the terms hereof, the “Equipment Loan and Security Agreement”), by and between the Company and the First Priority Lender.

B. The Company and the Second Priority Collateral Agent are party to the Exit Agreement, the Secured Notes Indenture and the Convertible Notes Indenture.

C. Pursuant to the Approved Plan, the First Priority Obligations are required to be secured by first priority perfected Liens on, and security interests in, the Common Collateral.

D. The Approved Plan and the Equipment Loan and Security Agreement require, among other things, that the First Priority Lender and the Second Priority Collateral Agent shall set forth in this Agreement their respective rights and remedies with respect to the Common Collateral.

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions.

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Approved Plan” has the meaning assigned to such term in the Equipment Loan and Security Agreement (as in effect on the date hereof).

[2]	NTD: to be the Reorganized Parent

“Bankruptcy Code” means Title 11 of the United States Code (11. U.S.C. § 101 et seq.), as amended.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of obligations or indebtedness.

“Bitcoin” means the digital currency referred to as such by market practice and transacted via a payment system using peer-to-peer transactions verified by network nodes and recording in a public distributed ledger called the Blockchain.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the New York, New York and Wilmington, Delaware are authorized or required by Law to close.

“Common Collateral” means any and all “Collateral” and “Additional Collateral” (in each case, as defined in the Equipment Loan and Security Agreement as in effect on the date hereof), including the assets of the Company or any other Grantor set forth on Schedule C or Schedule D to the Equipment Loan and Security Agreement (as such schedule may be amended, amended or restated, supplemented or otherwise modified from time to time in accordance with its terms).

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Convertible Notes Indenture” means that certain Convertible Notes Indenture dated as of [•], 2024 (as amended, restated, supplemented or otherwise modified from time to time in a manner not prohibited by the terms hereof), by and among the Company, the Guarantors (as defined therein) party from time to time thereto, the Second Priority Collateral Agent and the other parties thereto.

“Convertible Notes Indenture Obligations” means all “Obligations” (as such term is defined in the Convertible Notes Indenture).

“Convertible Notes Indenture Secured Parties” shall mean the holders of any Convertible Notes Indenture Obligations, including the Convertible Notes Indenture Collateral Agent.

“Corresponding Second Priority Obligations” shall mean, the Exit Agreement Obligations with respect to the Exit Agreement Secured Parties, the Secured Notes Indenture Obligations with respect to the Secured Notes Indenture Secured Parties, and the Convertible Notes Indenture Obligations with respect to the Convertible Notes Indenture Secured Parties.

“Corresponding Second Priority Secured Parties” shall mean, the Exit Agreement Secured Parties with respect to the Exit Agreement Collateral Agent, the Secured Notes Indenture Secured Parties with respect to the Secured Notes Indenture Collateral Agent, and the Convertible Notes Indenture Secured Parties with respect to the Convertible Notes Indenture Collateral Agent.

“Cryptocurrency” means any digital or electronic asset or currency (including Bitcoin and Ethereum) transacted, exchanged or otherwise subsisting on the blockchain or other decentralized or distributed ledger or similar digital platform.

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“DIP Financing” means the obtaining of credit or incurring debt secured by Liens on all or any portion of the Common Collateral, in each case pursuant to section 364 of the Bankruptcy Code (or similar Bankruptcy Law).

“Discharge of First Priority Obligations” means, except to the extent otherwise expressly provided in Section 5.6(a), (i) payment in full in cash of all First Priority Obligations (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) and (ii) termination or expiration of all commitments, if any, to extend credit that would constitute First Priority Obligations.

“Discharge of Second Priority Obligations” means, except to the extent otherwise expressly provided in Section 5.6(b), (i) payment in full in cash of all Second Priority Obligations (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) and (ii) termination or expiration of all commitments, if any, to extend credit that would constitute Second Priority Obligations.

“Disposition” means any sale, lease, exchange, transfer or other disposition, and “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution” means with respect to any indebtedness or obligation, (a) any payment or distribution by any Person of cash, securities or other property, by setoff or otherwise, on account of such indebtedness or obligation or (b) any redemption, purchase or other acquisition of such indebtedness or obligation by any Person.

“Documents” means the First Priority Documents and the Second Priority Documents, or any of them.

“Dollars” or “$” refers to lawful money of the United States.

“Enforcement Action” mean (a) to take any action to foreclose, execute, levy, or collect on, take possession or control (by setoff or otherwise) of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise Dispose of (whether publicly or privately), any Common Collateral, or otherwise exercise or enforce remedial rights with respect to any Common Collateral under the First Priority Documents or the Second Priority Documents (including by way of setoff, recoupment, notification of a public or private sale or other Disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, securities intermediaries under securities account agreements or commodities intermediaries under commodities account agreements, or to enter into (or, if the First Priority Lender consents thereto after the occurrence and during the continuation of an Event of Default, any Grantor enters into) any agreement in order to have a third party solicit bids to effect the liquidation or disposition of any Common Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purpose of marketing, promoting, or selling any Common Collateral, (c) to receive a transfer of any Common Collateral in satisfaction of any Obligations secured thereby or make a credit bid for the purpose of doing so (whether or not in an Insolvency or Liquidation Proceeding), (d) to otherwise enforce a security interest or other Lien, or exercise another right or remedy, in each case, as a secured creditor pertaining to the Common Collateral at law, in equity, or pursuant to the First Priority Documents or Second Priority Documents (including exercising voting rights in respect of equity or debt interests comprising any of the Common Collateral), (e) to effect the Disposition of any Common Collateral by any Grantor after the occurrence and during the continuation of an Event of Default, (f) to take any other remedial actions as a secured creditor against any Common Collateral or (g) to commence any legal

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proceedings or actions against or with respect to any Grantor or any of such Grantor’s assets for the purpose of effecting or facilitating any of the actions described in any of clauses (a) through (f) above.

“Equivalent Provision” means, with respect to any reference to a specific provision of an agreement in effect on the date hereof (the “original agreement”), if such agreement is amended, restated, supplemented, modified, refinanced or replaced after the date hereof in a manner permitted hereby, the provision in such amended, restated, supplemented, modified, refinanced or replacement agreement that is equivalent to such specific provision in such original agreement.

“Equipment Loan and Security Agreement” has the meaning set forth in the Recitals to this Agreement.

“Event of Default” means each “Event of Default” or similar term, as such term is defined in any First Priority Document or any Second Priority Document.

“Exit Agreement” means that certain [Exit First Lien Credit Agreement] dated as of [•], 2024 (as amended, restated, supplemented or otherwise modified from time to time in a manner not prohibited by the terms hereof), by and among the Company, the Guarantors (as defined therein) party from time to time thereto, the Second Priority Collateral Agent and the other parties thereto.

“Exit Agreement Obligations” means all “Obligations” (as such term is defined in the Exit Agreement).

“Exit Agreement Secured Parties” shall mean the holders of any Exit Agreement Obligations, including the Exit Agreement Collateral Agent.

“First Priority Collateral Documents” means the Equipment Loan and Security Agreement and any documents or agreements now existing or entered into after the date hereof that create or purport to create Liens on Common Collateral to secure any First Priority Obligations or grant rights or remedies with respect to such Liens, as the same may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time in a manner not prohibited by the terms hereof.

“First Priority Documents” means (a) the Equipment Loan and Security Agreement and the other Loan Documents (as defined in the Equipment Loan and Security Agreement), (b) the First Priority Collateral Documents, and (c) and all other agreements, instruments and other documents at any time executed or delivered by any Grantor or any other Person with, to or in favor of the First Priority Lender in connection therewith or related thereto, including such documents evidencing initial and subsequent refinancings or replacements of the First Priority Obligations, in each case, as the same may be amended, amended and restated, supplemented, modified, replaced, refinanced, substituted or renewed from time to time in a manner not prohibited by the terms hereof.

“First Priority Lender” shall have the meaning set forth in the preamble to this Agreement.

“First Priority Obligations” means all Obligations of the Grantors under the Equipment Loan and Security Agreement (as in effect on the date hereof) in a principal amount not to exceed the amount owing as of the date hereof plus all accrued interest and capitalized interest (including interest paid-in-kind), fees, costs, expenses, charges and premiums incurred under the Equipment Loan and Security Agreement (as in effect on the date hereof) and the other First Priority Documents (as in effect on the date hereof), whether incurred before or after the commencement of an Insolvency or Liquidation Proceeding, and whether or not allowed or allowable in an Insolvency or Liquidation Proceeding.

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“First Priority Secured Parties” means the First Priority Lender and any holder of any First Priority Obligations.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, commission, tribunal, department, supra-national body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantors” shall mean the Company and each of the Subsidiaries and other affiliates of the Company that has executed and delivered a First Priority Collateral Document or a Second Priority Collateral Document.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable Secured Credit Documents); or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Law” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means any mortgage, pledge, security interest, encumbrance, hypothecation, lien or charge of any kind in the nature of security (including any conditional sale agreement, title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“New First Priority Lender” shall have the meaning set forth in Section 5.6(a).

“New First Priority Documents” shall have the meaning set forth in Section 5.6(a).

“New First Priority Obligations” shall have the meaning set forth in Section 5.6(a).

“New Second Priority Collateral Agent” shall have the meaning set forth in Section 5.6(b).

“New Second Priority Documents” shall have the meaning set forth in Section 5.6(b).

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“New Second Priority Obligations” shall have the meaning set forth in Section 5.6(b).

“Obligations” means with respect to any Grantor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Grantor to any Secured Party arising out of, under, or in connection with, any agreement, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money (including all interest, fees, expenses and charges whether or not accruing after the filing of any Insolvency or Liquidation Proceeding with respect to any Obligations, whether or not a claim for such post-filing or post-petition interest, fees, expenses and charges is allowed or allowable in any such proceeding), including all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Grantor under any agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means as to any Grantor, a plan of reorganization under the Bankruptcy Code or other plan of similar effect under any other Bankruptcy Law.

“Proceeds” means (a) all “proceeds,” as defined in Article 9 of the UCC, of the Common Collateral, provided, that, notwithstanding anything to the contrary herein or elsewhere, in no event shall Proceeds under this clause (a) include any Cryptocurrency, except to the extent received, collected, recovered, paid or distributed when any Common Collateral is sold, exchanged or Disposed of and (b) and any payment or distribution made in respect of Common Collateral in a Insolvency or Liquidation Proceeding.

“Release Documents” means termination statements, releases, and other documents reasonably necessary or advisable to release, release of record, or evidence the release of a Lien on any Common Collateral.

“Recovery” shall the meaning set forth in Section 6.8.

“Second Priority Agreement” means, collectively, the Exit Agreement, the Secured Notes Indenture and the Convertible Notes Indenture.

“Second Priority Collateral Agent” means each of the Exit Agreement Collateral Agent, Secured Notes Indenture Collateral Agent, and Convertible Notes Indenture Collateral Agent.

“Second Priority Collateral Documents” means the Second Priority Agreement and any documents now existing or entered into after the date hereof that create Liens on the Common Collateral to secure any Second Priority Obligations, including, without limitation, the Second Priority Intercreditor Agreement.

“Second Priority Documents” shall mean (a) the Second Priority Agreement and the Second Priority Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any Second Priority Document described in clause (a) above evidencing or governing any Obligations thereunder as the same may be amended, restated, supplemented or otherwise modified from time to time in a manner not prohibited by the terms hereof.

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“Second Priority Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the [date hereof], by and among Exit Collateral Agent, the Secured Notes Indenture Collateral Agent, the Convertible Notes Indenture Collateral Agent, Wilmington Trust, National Association, as the trustee for the Secured Notes, Wilmington Trust, National Association, as the trustee for the Convertible Notes, and Wilmington Trust, National Association, as the administrative agent for the Exit Agreement, as the same may be amended, amended and restated, supplemented, modified or replaced from time to time in accordance therewith.

“Second Priority Lien” shall mean any Lien on any assets of the Company or any other Grantor securing any Second Priority Obligations.

“Second Priority Obligations” means, collectively, the Exit Agreement Obligations, the Secured Notes Indenture Obligations, and the Convertible Notes Indenture Obligations.

“Second Priority Secured Parties” shall mean the holders of any Second Priority Obligations, including the Second Priority Collateral Agent.

“Secured Notes Indenture Obligations” means all “Obligations” (as such term is defined in the Secured Notes Indenture).

“Secured Notes Indenture Secured Parties” shall mean the holders of any Secured Notes Indenture Obligations, including the Secured Notes Indenture Collateral Agent.

“Secured Notes Indenture” means that certain Secured Notes Indenture dated as of [•], 2024 (as amended, restated, supplemented or otherwise modified from time to time in a manner not prohibited by the terms hereof), by and among the Company, the Guarantors (as defined therein) party from time to time thereto, the Second Priority Collateral Agent and the other parties thereto.

“Secured Parties” means the First Priority Secured Parties and the Second Priority Secured Parties.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, limited partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests (or in the case of a limited partnership, more than 50% of the general partnership interests or more than 50% of the limited partnership interests) are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

“U.S.” means the United States of America.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or

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otherwise modified in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2. Lien Priorities.

2.1 Subordination of Liens. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to the Second Priority Secured Parties on the Common Collateral or of any Liens granted to the First Priority Secured Parties on the Common Collateral (or any actual or alleged defect in any of the foregoing), and notwithstanding any provision of the UCC, or any applicable law or the Second Priority Documents or the First Priority Documents or any other circumstance whatsoever (including any non-perfection of any Lien purporting to secure the First Priority Obligations and/or the Second Priority Obligations), each Second Priority Collateral Agent, on behalf of itself and each Corresponding Second Priority Secured Party, hereby agrees that: (a) any Lien on the Common Collateral securing any First Priority Obligations now or hereafter held by or on behalf of the First Priority Lender or any other First Priority Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Common Collateral securing any Second Priority Obligations and (b) any Lien on the Common Collateral securing any Corresponding Second Priority Obligations now or hereafter held by or on behalf of any Corresponding Second Priority Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any First Priority Obligations. All Liens on the Common Collateral securing any First Priority Obligations shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Second Priority Obligations for all purposes, whether or not such Liens securing any First Priority Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

2.2 Prohibition on Contesting Liens. Each Second Priority Collateral Agent, for itself and on behalf of each Corresponding Second Priority Secured Party and for the benefit of the First Priority Lender and all other First Priority Secured Parties, agrees that no Corresponding Second Priority Secured Party shall (and each Second Priority Secured Party hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the existence, perfection, priority, validity or enforceability of (a) any Lien securing any First Priority Obligations held (or purported to be held) by or on behalf of any of the First Priority Secured Parties or any agent or trustee therefor in any Common Collateral, (b) the validity, allowability or enforceability of any First Priority Document, or any First Priority Obligation or (c) the relative rights and duties of the First Priority Secured Parties or the Second Priority Secured Parties granted and/or established in this Agreement; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of the First Priority Lender or any First Priority Secured Party or any agent or trustee therefor to enforce this Agreement (including the priority of the Liens securing the First Priority Obligations as provided in Section 2.1) or any of the First Priority Documents.

2.3 No New Liens. So long as the Discharge of First Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Grantors, the parties hereto agree that if any Second Priority Collateral Agent or any other Second Priority Secured Party shall hold any Lien on any assets that are or are intended to be Common Collateral of the

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Company or any other Grantor securing any Second Priority Obligations that are not also subject to the Lien of the First Priority Lender in respect of the First Priority Obligations under the First Priority Documents, (a) the applicable Second Priority Collateral Agent or other applicable Second Priority Secured Party shall notify the First Priority Lender upon becoming aware thereof and, upon demand by the First Priority Lender, the applicable Second Priority Collateral Agent or other applicable Second Priority Secured Party will either, at the option of the First Priority Lender, in each case and without representation or warranty (i) release such Lien or (ii) assign such Lien to the First Priority Lender (and/or its designee) as security for the First Priority Obligations (and, in the case of an assignment, the applicable Second Priority Collateral Agent may retain a junior lien on such assets subject to the terms hereof) and (b) without limiting any other rights and remedies available to the First Priority Lender, each Second Priority Collateral Agent, on behalf of itself and the Corresponding Second Priority Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens so granted shall be subject to Section 4.2.

2.4 Perfection of Liens. None of the First Priority Secured Parties shall be responsible for the Common Collateral, or perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Second Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Priority Secured Parties and the Second Priority Secured Parties and shall not impose on the First Priority Secured Parties or the Second Priority Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Common Collateral which would conflict with perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law. The First Priority Lender will have no liability to any Second Priority Secured Party for (and each Second Priority Collateral Agent hereby waives, on behalf of itself and the other Corresponding Second Priority Secured Parties, any claim arising from) any action or inaction by the First Priority Lender with respect to any First Priority Document, First Priority Obligations or Common Collateral, including (1) the maintenance, preservation, or collection of the First Priority Obligations or any Common Collateral, or (2) the foreclosure upon, or the sale, liquidation, maintenance, preservation, or other Disposition of, any Common Collateral, including any such action or inaction that results in a default or event of default under the Second Priority Documents. The First Priority Lender will not have by reason of this Agreement or any other document a fiduciary relationship with any Second Priority Secured Party. The parties recognize that the interests of the First Priority Lender and the Second Priority Collateral Agents may differ, and the First Priority Lender may act in its own interest or in the interest without taking into account the interests of any Second Priority Secured Party.

Section 3. Enforcement.

3.1 Exercise of Remedies.

(a) So long as the Discharge of First Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, (i) no Second Priority Collateral Agent nor any other Second Priority Secured Party will (x) exercise or seek to exercise any Enforcement Action with respect to any Common Collateral, (y) contest, protest or object to any foreclosure proceeding or action (including any Enforcement Action) brought with respect to the Common Collateral by any First Priority Secured Party in respect of the First Priority Obligations, the exercise of any right by any First Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the First Priority Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Second Priority Collateral Agent or any Second Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral under the First Priority Documents or otherwise in respect of First Priority Obligations or (z) object to the forbearance by the First Priority Secured Parties from bringing or pursuing any foreclosure

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proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral in respect of First Priority Obligations and (ii) the First Priority Lender shall have the exclusive right to enforce rights (including the exclusive right to commence and maintain Enforcement Actions), exercise remedies (including setoff and the right to credit bid its debt) and make determinations regarding the release, disposition or restrictions with respect to the Common Collateral without any consultation with or the consent of any Second Priority Collateral Agent or any other Second Priority Secured Party; provided, however, that in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, (A) any Second Priority Collateral Agent may file a claim or statement of interest with respect to the Corresponding Second Priority Obligations and (B) each Second Priority Collateral Agent may take any action (not adverse to the Liens on the Common Collateral securing the First Priority Obligations, or the rights of the First Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Common Collateral. In exercising rights and remedies with respect to the Common Collateral, or in declining or delaying any such action, the First Priority Lender shall have complete discretion and may enforce the provisions of the First Priority Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by it to sell or otherwise dispose of Common Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of First Priority Obligations has not occurred, each Second Priority Collateral Agent, on behalf of itself and each other Corresponding Second Priority Secured Party, agrees that no Second Priority Secured Party will, in the context of its role as a secured creditor, take or receive any Common Collateral or any Proceeds of Common Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Common Collateral in respect of the Corresponding Second Priority Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of First Priority Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a), the sole right of each Second Priority Collateral Agent and the other Second Priority Secured Parties with respect to the Common Collateral is to hold a Lien on the Common Collateral in respect of the Corresponding Second Priority Obligations pursuant to the Second Priority Documents, as applicable, for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of First Priority Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.1(a), each Second Priority Collateral Agent, for itself and on behalf of each other Corresponding Second Priority Secured Party, (i) agrees that neither it nor any other Corresponding Second Priority Secured Party will take any action that would hinder, delay, limit or prohibit any exercise of remedies undertaken by the First Priority Secured Parties with respect to the Common Collateral under the First Priority Documents, including any sale, lease, exchange, transfer or other Disposition of the Common Collateral, whether by foreclosure or otherwise, and (ii) hereby waives any and all rights it or any other Corresponding Second Priority Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the First Priority Lender seeks to enforce or collect the First Priority Obligations or the Liens granted in any of the Common Collateral, regardless of whether any action or failure to act by or on behalf of the First Priority Lender is adverse to the interests of the Second Priority Secured Parties.

(d) Each Second Priority Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Corresponding Second Priority Document shall be deemed to restrict in any way the rights and remedies of the First Priority Secured Parties with respect to the Common Collateral as set forth in this Agreement and the First Priority Documents.

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(e) Until the Discharge of the First Priority Obligations, the First Priority Secured Parties shall have the exclusive right to exercise any right or remedy with respect to the Common Collateral (including to take any Enforcement Action with respect to the Common Collateral) and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto.

3.2 Cooperation. Subject to the proviso in clause (ii) of Section 3.1(a), each Second Priority Collateral Agent, on behalf of itself and each other Corresponding Second Priority Secured Party, agrees that, unless and until the Discharge of First Priority Obligations has occurred, no Corresponding Second Priority Secured party will commence, or join with any Person (other than the First Priority Lender upon its request therefor) in commencing, any Enforcement Action or proceeding with respect to any Lien held by it in the Common Collateral under any of the applicable Second Priority Documents or otherwise in respect of the Corresponding Second Priority Obligations.

3.3 Second Priority Collateral Agents and Second Priority Secured Parties Waiver. Each Second Priority Collateral Agent and the other Corresponding Second Priority Secured Parties hereby waive any claim they may now or hereafter have against any First Priority Secured Party arising out of (i) any actions which the First Priority Lender or other First Priority Secured Parties (or any of its representatives) take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Common Collateral, actions with respect to the foreclosure upon, Disposition, release or depreciation of, or failure to realize upon, any of the Common Collateral and actions with respect to the collection of any claim for all or any part of the Obligations from any account debtor, guarantor or any other party) in accordance with any relevant First Priority Collateral Documents or any other agreement related thereto, or to the collection of the Obligations or the valuation, use, protection or release of any security for the Obligations, or (ii) any election by the First Priority Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Company or any of its Subsidiaries, as debtor-in-possession.

3.4 Actions upon Breach. Should any Second Priority Collateral Agent or any other Corresponding Second Priority Secured Party, contrary to this Agreement, in any way, take, attempt to take or threaten to take any action with respect to the Common Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, the First Priority Lender (in its or their own name) may obtain relief against such Second Priority Collateral Agent or such other Second Priority Secured Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Collateral Agent, for itself and on behalf of each other Corresponding Second Priority Secured Party, hereby (i) agrees that the First Priority Secured Parties’ damages from the actions of any Second Priority Collateral Agent or any other Second Priority Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the First Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any First Priority Secured Party.

Section 4. Payments.

4.1 Application of Proceeds. So long as the Discharge of First Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, any Common Collateral or Proceeds thereof received in connection with an Enforcement Action in respect of, or the sale or other Disposition of, or collection on, such Common Collateral, shall be paid to and applied by the First Priority Lender to the First Priority Obligations in such order as specified in the First Priority Documents until the Discharge of First Priority Obligations has occurred and the Second

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Priority Collateral Agents and the other Second Priority Secured Parties will be deemed to have consented under the Second Priority Documents to such payment and application (it being understood that the Second Priority Collateral Agents shall still, subject to the terms of this Agreement, have a Lien on and security interest in the Proceeds of such Common Collateral, except to the extent applied to the permanent repayment of the First Priority Obligations) and to have waived the provisions of the Second Priority Documents to the extent necessary to permit such payment and application. Upon the Discharge of First Priority Obligations, the applicable First Priority Lender shall release promptly to the applicable Second Priority Collateral Agent any Common Collateral or proceeds thereof held by it in the same form as received, with no representations or warranties, to be applied by the Second Priority Collateral Agents to the Second Priority Obligations in such order as specified in the relevant Second Priority Documents.

4.2 Payments Over. (a) So long as the Discharge of First Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, any Common Collateral or Proceeds thereof, any assets or Proceeds subject to Liens referred to in Section 2.3 or any other distribution (whether or not expressly characterized as such) in respect of the Common Collateral (including in connection with any Disposition of any Common Collateral or in an Insolvency or Liquidation Proceeding) received by any Second Priority Collateral Agent or any other Second Priority Secured Party, including any Proceeds received by any Second Priority Collateral Agent or any other Second Priority Secured Party in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) in respect of the Common Collateral shall, in each case, be segregated and held in trust for the benefit of and forthwith paid over to the First Priority Lender (and/or its designees) for the benefit of the First Priority Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Priority Lender is hereby authorized to make any such endorsements as agent for the applicable Second Priority Collateral Agent or any such Second Priority Secured Party. This authorization is coupled with an interest and is irrevocable.

(b) [reserved].

(c) Until the Discharge of First Priority Obligations occurs, each Second Priority Collateral Agent, for itself and on behalf of the other Corresponding Second Priority Secured Parties, hereby irrevocably constitutes and appoints the First Priority Lender and any officer or agent of the First Priority Lender, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Collateral Agent or any such other Corresponding Second Priority Secured Party or in the First Priority Lender’s own name, from time to time in the First Priority Lender’s discretion, for the purpose of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 4.2, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of First Priority Obligations.

Section 5. Other Agreements.

5.1 Releases.

(a) If the First Priority Lender releases its Lien on all or any portion of the Common Collateral in connection with (a) an Enforcement Action, or (b) a Disposition of any Common Collateral permitted under the terms of the First Priority Documents and the Second Priority Documents (other than in connection with an Enforcement Action) (whether or not there is an Event of Default under the First Priority Documents or the Second Priority Documents):

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then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Second Priority Secured Parties upon such Common Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Common Collateral securing First Priority Obligations are released and discharged, and each Second Priority Collateral Agent and the other Second Priority Secured Parties will be deemed to have consented under the Second Priority Documents to such transaction free and clear of each Second Priority Collateral Agent’s and the other Second Priority Secured Parties’ security interest (it being understood that each Second Priority Collateral Agent shall still, subject to the terms of this Agreement, have a Lien on and security interest in the Proceeds of such Common Collateral, except to the extent applied to the permanent repayment of the First Priority Obligations) and to have waived the provisions of the Second Priority Documents to the extent necessary to permit such transaction and will promptly, without representation or warranty, execute and deliver to the First Priority Lender such Release Documents as the First Priority Lender reasonably requests to effectively release or confirm the release of such Lien of each Second Priority Collateral Agent and the other Second Priority Secured Parties and take such further actions as the First Priority Lender shall reasonably require in order to release or terminate such Second Priority Collateral Agent’s and the other Second Priority Secured Parties’ Liens on such Common Collateral. Upon delivery to each Second Priority Collateral Agent of a notice from the First Priority Lender stating that any release of Liens securing or supporting the First Priority Obligations has become effective (or shall become effective upon the First Priority Lender’s release), each Second Priority Collateral Agent will promptly, without representation or warranty, execute and deliver such instruments, releases, termination statements or other documents confirming such release as reasonably requested by the First Priority Lender.

(b) Each Second Priority Collateral Agent, for itself and on behalf of each other Corresponding Second Priority Secured Party, hereby irrevocably constitutes and appoints the First Priority Lender and any officer or agent of the First Priority Lender, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Collateral Agent or such other Second Priority Secured Parties or in the First Priority Lender’s own name, from time to time in the First Priority Lender’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute, without representation or warranty, any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.1, including any termination statements, endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of First Priority Obligations.

(c) Unless and until the Discharge of First Priority Obligations has occurred, each Second Priority Collateral Agent, for itself and on behalf of each other Corresponding Second Priority Secured Party, hereby consents to the application, whether prior to or after a default, of proceeds of Common Collateral to the repayment of First Priority Obligations pursuant to the First Priority Documents; provided that nothing in this Section 5.1(c) shall be construed to prevent or impair the rights of any Second Priority Collateral Agent or the other Corresponding Second Priority Secured Parties to receive proceeds in connection with the Corresponding Second Priority Obligations not otherwise in contravention of this Agreement.

5.2 Rights As Unsecured Creditors. Nothing in this Agreement shall prohibit the receipt by any Second Priority Collateral Agent or any other Second Priority Secured Party of the required payments of interest, principal, premium, fees, indemnities and other payment or amounts under the Second Priority Documents, so long as such receipt is not the direct or indirect result of the exercise by the Second Priority Collateral Agent or any other Second Priority Secured Party of rights or remedies as a secured creditor in respect of Common Collateral, or enforcement in contravention of this Agreement of any Lien in respect of Second Priority Obligations held by any of them or made with proceeds of Common Collateral received by any Second Priority Secured Party (including a distribution in any Insolvency or Liquidation Proceeding

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in respect of Common Collateral). Nothing in this Agreement shall prohibit or limit any exercise of rights or remedies by any Second Priority Collateral Agent or any other Second Priority Secured Party in their capacity as unsecured creditors pursuant to the Second Priority Document, under law, in equity, or otherwise, so long as such exercise does not violate the terms of this Agreement. In the event any Second Priority Collateral Agent or any other Second Priority Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of the Second Priority Obligations, such judgment lien shall be subordinated to the Liens securing First Priority Obligations on the same basis as the other Liens securing the Second Priority Obligations are so subordinated to such Liens securing First Priority Obligations under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Priority Secured Parties may have with respect to the Common Collateral.

5.3 No Release Upon Discharge of First Priority Obligations. Notwithstanding any other provisions contained in this Agreement, if a Discharge of First Priority Obligations occurs, the Second Priority Liens on the Common Collateral securing the Second Priority Obligations will not be released, except to the extent such Common Collateral or any portion thereof was Disposed of in order to repay the First Priority Obligations secured by such Common Collateral or otherwise as permitted under the First Priority Documents.

5.4 Insurance and Condemnation Awards. Until the Discharge of First Priority Obligations has occurred, the First Priority Lender shall have the sole and exclusive right, subject to the rights of the Grantors under the First Priority Documents, to settle or adjust claims over any insurance policy covering the Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Common Collateral. Until the Discharge of First Priority Obligations has occurred, and subject to the rights of the Grantors under the First Priority Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) in respect of the Common Collateral shall be paid to the First Priority Lender pursuant to the terms of the First Priority Documents and thereafter, if the Discharge of First Priority Obligations has occurred, and subject to the rights of the Grantors under the Second Priority Documents, to the Second Priority Collateral Agents for the benefit of the Second Priority Secured Parties to the extent required under the Second Priority Documents, and thereafter, if the Discharge of the Second Priority Obligations has occurred, to the owner of the subject property, as directed by the Borrower or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Priority Obligations has occurred, if any Second Priority Collateral Agent or any other Second Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the First Priority Lender in accordance with the terms of Section 4.2. The provisions of this Section 5.4 are solely to define the relative rights of the First Priority Secured Parties and the Second Priority Secured Parties and shall not affect the rights of any Grantor with respect to its insurance policies or any condemnation or similar proceeding or any awards or payments in respect thereof.

5.5 Certain Amendments.

(a) The Grantors shall cause each Second Priority Collateral Document in respect of Common Collateral to include the following language (or language to similar effect reasonably approved by the First Priority Lender):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Collateral Agent] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the First Priority Lender (as defined in the

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Intercreditor Agreement referred to below), and (ii) the exercise of any right or remedy by the [Second Priority Collateral Agent] or any other secured party hereunder is subject to the limitations and provisions of the FIRST LIEN/SECOND LIEN MINER EQUIPMENT INTERCREDITOR AGREEMENT dated as of [                ], 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among [                ], as First Priority Lender, Wilmington Trust, National Association, as collateral agent under the Exit Agreement, Wilmington Trust, National Association, as collateral agent under the Secured Notes Indenture, and Wilmington Trust, National Association, as collateral agent under the Convertible Notes Indenture, and acknowledged and agreed to by Core Scientific, Inc. and certain of its subsidiaries (as amended, supplemented or otherwise modified from time to time). In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(b) The First Priority Documents may be amended, restated, amended and restated, waived, supplemented or otherwise modified in accordance with their terms, and the indebtedness under the First Priority Documents may be refinanced or replaced, in each case, without the consent of any Second Priority Collateral Agent or any other Second Priority Secured Party; provided, however, that, without the consent of each Second Priority Collateral Agent, no such amendment, restatement, amendment and restatement, waiver, supplement or other modification or refinancing or replacement shall contravene any provision of this Agreement.

(c) Any Second Priority Document may be amended, restated, waived, supplemented or otherwise modified in accordance with their terms, and the indebtedness under any Second Priority Documents may be refinanced or replaced, in each case, without the consent of the First Priority Lender or any other First Priority Secured Party; provided, however, that, without the consent of the First Priority Lender, no such amendment, restatement, amendment and restatement, waiver, supplement or other modification or refinancing or replacement shall contravene any provision of this Agreement.

5.6 Effective of Refinancing or Replacement

(a) If the Discharge of First Priority Obligations is being effected through a refinancing or replacement; provided that (1) the First Lien Lender gives a notice of such refinancing or replacement to each Second Priority Collateral Agent at least 5 Business Days prior to such refinancing or replacement and (2) the loan agreement and the other documents evidencing such new First Priority Obligations (the “New First Priority Documents”) do not effect an amendment, supplement or other modification of the terms of the First Priority Obligations in a manner that is prohibited by Section 5.5, then (A) such Discharge of First Priority Obligations shall be deemed not to have occurred for all purposes of this Agreement, (B) the indebtedness under such refinancing or replacement and all other Obligations under the loan documents evidencing such indebtedness (the “New First Priority Obligations”) shall be treated as First Priority Obligations for all purposes of this Agreement so long as such indebtedness and other Obligations constituting (or intended to constitute) First Priority Obligations does not exceed the aggregate principal amount of First Priority Obligations, (C) the New First Priority Documents shall be treated as the First Priority Documents and (D) the lenders or other secured creditors under the New First Priority Documents (collectively, the “New First Priority Lender”) shall be deemed to be the First Priority Lender for all purposes of this Agreement. Upon receipt of a notice of refinancing or replacement under the preceding sentence, which notice shall include the identity of the New First Priority Lender, each Second Priority Collateral Agent shall, for itself and on behalf of each other Corresponding Second Priority Secured

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Party, promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the New First Priority Lender may reasonably request in order to provide to the New First Priority Lender and the holders of the New First Priority Obligations the rights and powers set forth herein; provided that the failure of any Second Priority Collateral Agent to enter into such documents and agreements shall not affect the rights of the parties that consummate the refinancing or replacement to rely on and enforce the terms of this Agreement.

(b) If the Discharge of Second Priority Obligations is being effected through a refinancing or replacement; provided that (1) the Second Priority Collateral Agents gives a notice of such refinancing or replacement to the First Priority Lender at least 5 Business Days prior to such refinancing or replacement and (2) the loan agreement, note or indenture and the other documents evidencing such New Second Priority Obligations (the “New Second Priority Documents”) do not effect an amendment, supplement or other modification of the terms of the Second Priority Obligations in a manner that is prohibited by Section 5.5, then (A) such Discharge of Second Priority Obligations shall be deemed not to have occurred for all purposes of this Agreement, (B) the indebtedness under such refinancing or replacement and all other Obligations under the documents evidencing such indebtedness (the “New Second Priority Obligations”) shall be treated as Second Priority Obligations for all purposes of this Agreement, (C) the New Second Priority Documents shall be treated as the Second Priority Documents and (D) the agent for the lenders or noteholders under the New Second Priority Documents (the “New Second Priority Collateral Agent”) shall be deemed to be the Second Priority Collateral Agent for all purposes of this Agreement. Upon receipt of a notice of refinancing or replacement under the preceding sentence, which notice shall include the identity of the New Second Priority Collateral Agent, the First Priority Lender shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the New Second Priority Collateral Agent may reasonably request in order to provide to the New Second Priority Collateral Agent the rights and powers set forth herein; provided that the failure of the First Priority Lender to enter into such documents and agreements shall not affect the rights of the parties that consummate the refinancing or replacement to rely on and enforce the terms of this Agreement.

(c) By their acknowledgement hereto, Grantors agree to cause the agreement, document or instrument pursuant to which any New First Priority Lender or any New Second Priority Collateral Agent is appointed to provide that the New First Priority Lender or New Second Priority Collateral Agent, as applicable, agrees to be bound by the terms of this Agreement.

5.7 Purchase Right.

(a) Without prejudice to the enforcement of the rights and remedies of the First Priority Lender, the First Priority Lender agrees that at any time from and after (i) the acceleration of the First Priority Obligations in accordance with the terms of the Equipment Loan and Security Agreement or (ii) the commencement of an Insolvency or Liquidation Proceeding (each, a “Second Priority Purchase Event”), and so long as such Second Priority Purchase Event has occurred and is continuing, one or more of the Second Priority Secured Parties may request, and the First Priority Lender hereby offers the Second Priority Secured Parties the option, to purchase all (but not less than all) of the aggregate principal amount of outstanding First Priority Obligations at par, plus any premium that would be applicable upon prepayment of the First Priority Obligations, and all accrued and unpaid interest and fees, in each case, calculated as of the Second Priority Purchase Date (as defined below) in accordance with 5.7(c) (such purchase option, the “Second Priority Purchase Option” and the amount of consideration payable in respect thereof, the “Second Priority Purchase Price”); provided, that, such Second Priority Purchase Option shall expire unless one or more Second Priority Secured Parties elect to exercise such Second Priority Purchase Option and commit to consummate purchase contemplated thereby (such committing Second Priority Secured Parties, the “Second Priority Purchasers”) by delivering a written notice (a “Second Priority Purchase Notice”) to the First Priority Lender (with a copy to the Borrower) within 30 calendar days of the

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occurrence of such Second Priority Purchase Event, which Second Priority Purchase Notice shall (A) state that it is an irrevocable Second Priority Purchase Notice delivered pursuant to 5.7 of this Agreement and be signed by the Second Priority Purchasers and (B) indicate the percentage of the First Priority Obligations (including any premium that would be applicable upon prepayment of the First Priority Obligations, and accrued and unpaid interest and fees, in each case, calculated in accordance with Section 5.7(c)) to be purchased by each Second Priority Purchaser (which aggregate percentages of the First Priority Obligations indicated to be purchased must add up to 100% of the outstanding First Priority Obligations,).

(b) If the Second Priority Purchase Option is exercised, the Second Priority Purchasers shall endeavor to close such purchase promptly but, in any event, within 10 Business Days after delivery of the Second Priority Purchase Notice in accordance with 5.7(a) (the effective date of such purchase and sale, the “Second Priority Purchase Date”). The Second Priority Purchase Option shall be exercised pursuant to documentation mutually acceptable to the First Priority Lender and the Second Priority Purchasers. If such Second Priority Purchase Event is no longer continuing and none of the Second Priority Secured Parties exercise the Second Priority Purchase Option, the First Priority Lender shall have no further obligations pursuant to this 5.7 for such Second Priority Purchase Event. The First Priority Lender may take any actions in its sole discretion in accordance with the First Priority Debt Documents and this Agreement, notwithstanding the delivery of a Second Priority Purchase Notice and until the consummation of such purchase. In the event of any dispute among Second Priority Secured Parties in respect of such Second Priority Purchase Event or the allocation of the First Priority Obligations among the Second Priority Secured Parties upon consummation thereof, the First Priority Lender shall not be obligated to act pursuant to this 5.7 unless provided an instruction by the Second Priority Collateral Agent, and the First Priority Lender shall be deemed to have performed its obligations pursuant to this 5.7 if it acts in accordance with such instruction.

(c) On the Second Priority Purchase Date, the Second Priority Purchasers shall, pursuant to documentation in form and substance reasonably satisfactory to the First Priority Lender and the Second Priority Collateral Agents, (i) pay to the First Priority Lender the full amount of the Second Priority Purchase Price, in cash, (ii) provide to the First Priority Lender arrangements reasonably satisfactory to the First Priority Lender ensuring reimbursement for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any checks or other payments provisionally credited to the First Priority Obligations, and/or as to which the First Priority Lender has not yet received final payment and (iii) agree to reimburse the First Priority Lender in respect of indemnification obligations of the Grantors under the First Priority Debt Documents. Such Second Priority Purchase Price shall be remitted by wire transfer to such bank account of the First Priority Lender, as the First Priority Lender may designate in writing to the Second Priority Collateral Agents for such purpose. The portion of the Second Priority Purchase Price constituting accrued and unpaid interest shall be calculated to (x) but excluding the Second Priority Purchase Date, if the amounts so paid by the Second Priority Purchasers to the bank account designated by the First Priority Lender are received in such bank account prior to 12:00 p.m. New York City time and (y) and including the Second Priority Purchase Date, if the amounts so paid by the Second Priority Purchasers to the bank account designated by the First Priority Lender are received in such bank account later than 12:00 p.m. New York City time on such Business Day.

(d) Such purchase shall be expressly made without recourse, representation or warranty of any kind by the First Priority Lender as to the First Priority Obligations owed to such person or otherwise, except such representations and warranties as are required to be made pursuant to the assignment agreement entered into in connection with the consummation of the purchase and sale transaction contemplated by the Second Priority Purchase Option, which shall include: (i) the amount of the First Priority Obligations being sold, (ii) that the First Priority Lender has not created any Lien on any First Priority Obligation being sold by it that is not removed upon the sale and (iii) that such First Priority

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Lender has the right to assign First Priority Obligations being assigned by it and its assignment is duly authorized

Section 6. Bankruptcy Matters

6.1 Bankruptcy. This Agreement shall be applicable both before and after the filing of any petition by or against any Grantor under the Bankruptcy Code or the commencement by or against any Grantor of any other Insolvency or Liquidation Proceeding and all converted or succeeding cases in respect thereof. The relative rights of the First Priority Secured Parties and the Second Priority Secured Parties in respect of any Common Collateral or Proceeds thereof shall continue after the filing of such petition or the commencement of such other Insolvency or Liquidation Proceeding on the same basis as prior to the date of such filing. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver, trustee or other estate representative for such Person in an Insolvency or Liquidation Proceeding. This Agreement is a “subordination agreement” under section 510(a) of the Bankruptcy Code and shall be enforceable (including under section 1129(b)(1) of the Bankruptcy Code) in any Insolvency or Liquidation Proceeding. No First Priority Secured Party nor any Second Priority Secured Party shall, without the consent of the other applicable party propose, support or vote in favor of any Plan in connection with an Insolvency or Liquidation Proceeding that provides for treatment of the First Priority Lender, the First Priority Obligations, the Second Priority Secured Parties or the Second Priority Obligations in a manner that is in violation of this Agreement with respect to the Common Collateral.

6.2 Post-Petition Financing. Until the Discharge of First Priority Obligations, if an Insolvency or Liquidation Proceeding has commenced, no Second Priority Secured Party will, directly or indirectly, contest, protest, or object to, and each Second Priority Secured Party will be deemed to have consented to, and hereby consents in advance to, the Company or any other Grantor obtaining DIP Financing secured only by Common Collateral (or a portion thereof) if the First Priority Lender consents to such DIP Financing; provided that, and only so long as, (A) no Second Priority Collateral Agent is required as a condition to such DIP Financing to release its Lien on the Common Collateral as the same may exist at the time of such DIP Financing, (B) any Second Priority Secured Party may receive and seek adequate protection except in contravention of this Agreement, (C) the Liens securing such DIP Financing are pari passu with, or superior in priority to, the Liens securing the First Priority Obligations, (D) the obligations under such DIP Financing are not secured by a Lien on any assets of the Company or any Grantor except Common Collateral, (E) such DIP Financing (i) is a “new money” financing, pursuant to which loans shall be funded in cash and not in exchange for, or in satisfaction of, any First Priority Obligations, and (ii) does not contemplate, provide for, require, or result in, any “roll-up”, refinancing, or exchange of any portion of the First Priority Obligations, (F) such DIP Financing shall not compel any Grantor to seek confirmation of any specific plan of reorganization, if all or a material portion of the material terms thereof are set forth in any cash collateral order or DIP Financing documents, and (G) such DIP Financing shall not permit or require the liquidation of all or a material portion of the Common Collateral except pursuant to an exercise of remedies upon an acceleration of the obligations under such DIP Financing in accordance with the terms thereof (a DIP Financing in compliance with the foregoing, a “Permitted DIP Financing”). The Second Priority Collateral Agent, on behalf of itself and the other Corresponding Second Priority Secured Parties, further agrees that: (i) the Corresponding Second Priority Secured Parties consent to the subordination of, and will subordinate (and will be deemed hereunder to have subordinated) their Liens on the Common Collateral to the Liens securing such Permitted DIP Financing on the same terms (but on a basis junior to the Liens of the First Priority Lender) as the Liens of the First Priority Lender are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement). For the avoidance of doubt, nothing in this Agreement shall prohibit any Second Priority Secured Party from providing, proposing, supporting, or consenting to any DIP Financing that is secured by a Lien on Common Collateral (including any DIP Financing secured by Liens on any other

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property of any Grantor), so long as the Liens on Common Collateral shall rank junior to the Liens thereon securing the First Priority Obligations.

6.3 Relief from the Automatic Stay. Until the Discharge of First Priority Obligations has occurred, each Second Priority Collateral Agent, on behalf of itself and the other Corresponding Second Priority Secured Parties, agrees that none of them shall (a) seek (or support any other Person seeking) relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any of the Common Collateral, in each case without the prior written consent of the First Priority Lender, or (b) oppose (or support any other Person in opposing) any request by the First Priority Lender for relief from or modification of such stay. Notwithstanding the foregoing, the Second Priority Collateral Agent, on behalf of itself and the other Second Priority Secured Parties, may raise any objections to any such requested relief (i) that could be raised by any creditor of the Grantors whose claims were not secured by any Liens on such Common Collateral, provided such objections are not based on the status of the Second Priority Collateral Agent or the Second Priority Secured Parties as secured creditors with respect to the Liens granted to the Second Priority Collateral Agent on such Common Collateral.

6.4 Adequate Protection.

(a) Each Second Priority Collateral Agent, on behalf of itself and the other Corresponding Second Priority Secured Parties, agrees that none of them shall contest (or support any other Person contesting):

(i) any request by the First Priority Lender for adequate protection under any Bankruptcy Law with respect to the Common Collateral; or

(ii) any objection by the First Priority Lender to any motion, relief, action or proceeding based on the First Priority Lender claiming a lack of adequate protection with respect to the Common Collateral.

provided, in each case of (i) and (ii), the First Priority Lender does not seek a Lien on property other than Common Collateral or claims with recourse against any property other than Common Collateral.

(b) Consistent with the foregoing provisions in this Section 6.4, in any Insolvency or Liquidation Proceeding, no Second Priority Secured Party shall be entitled (and each Second Priority Secured Party shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right) to seek any type of adequate protection with respect to its interests in the Common Collateral; provided, however, the Second Priority Secured Parties may seek and obtain adequate protection with respect to their interest in the Common Collateral in the form of (i) additional collateral; and (ii) replacement Liens on the Common Collateral; provided that as adequate protection for the First Priority Obligations, the First Lien Lender is also granted replacement Liens on the Common Collateral that are senior to any Lien granted to the Second Priority Collateral Agents and the other Second Priority Secured Parties.

(c) Nothing herein shall limit the rights of the First Priority Lender to seek adequate protection with respect to its rights in the Common Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

6.5 Sale of Collateral; Waivers. Notwithstanding anything to the contrary contained herein, the Second Priority Secured Parties will not contest, protest, or object, and will be deemed to have consented pursuant to section 363(f) or 1129 of the Bankruptcy Code, to a motion by the Company or any other Grantor for the Disposition of Common Collateral, including a sale in the ordinary course pursuant to section 363 of the Bankruptcy Code (or any other provision of the Bankruptcy Code or applicable

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Bankruptcy Law), or the process or procedures for obtaining bids for and effecting any such Disposition of Common Collateral (including the right of the First Priority Lender to credit bid and the retention by the Grantors of professionals in connection with any potential Disposition), or any motion or order in connection with any such Disposition, process or procedures, under section 363 or 1129 of the Bankruptcy Code (or any other provision of the Bankruptcy Code or applicable Bankruptcy Law), in each case, if the First Priority Lender consents to such Disposition, such process or procedures or such motion or order. Notwithstanding the foregoing, each Second Priority Collateral Agent, on behalf of itself and the other Corresponding Second Priority Secured Parties, may raise any objections to any such Disposition (i) that could be raised by any creditor of the Grantors whose claims were not secured by any Liens on such Common Collateral, provided such objections are not based on the status of the Second Priority Collateral Agent or the Second Priority Secured Parties as secured creditors (without limiting the foregoing, neither any Second Priority Collateral Agent nor the other Corresponding Second Priority Secured Parties may raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or by any comparable provision of any Bankruptcy Law)) with respect to the Liens granted to the Second Priority Collateral Agent on such Common Collateral or (ii) if (1) either (x) the Liens of the Second Priority Secured Parties do not attach to the Proceeds (if any) of the Disposition with the same priority and validity as the Liens held by the Second Priority Secured Parties on such Common Collateral or (y) the Proceeds of such Disposition of Common Collateral received by the First Priority Lender in excess of those necessary to achieve the Discharge of First Priority Obligations (if any) are not distributed in accordance with the UCC or applicable law and (2) the net cash Proceeds of such Disposition are not applied to the First Priority Obligations or are not set aside for a wind-down, liquidation or similar fund.

6.6 No Waiver. Nothing in this Section 6 limits the First Priority Lender from objecting in an Insolvency or Liquidation Proceeding or otherwise to any action taken by a Second Priority Secured Party, including a Second Priority Secured Party’s seeking adequate protection (other than adequate protection for the Second Priority Secured Parties expressly contemplated by Section 6.4), proposing a DIP Financing or asserting any of its rights and remedies under the Second Priority Documents or otherwise, in each case only to the extent such Second Priority Secured Party is not permitted to take such action hereunder.

6.7 Waiver. Each Second Priority Collateral Agent, on behalf of itself and the other Corresponding Second Priority Secured Parties, (a) waives any claim they may now or hereafter have against any First Priority Lender arising out of the First Priority Lender’s election in any proceeding instituted under Chapter 11 of the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code and (b) agrees that it will not assert any claim under section 506(c) of the Bankruptcy Code senior to the liens of the First Priority Lender on the Common Collateral.

6.8 Avoidance Issues; Reinstatement. If the First Priority Lender or a Second Priority Secured Party receives payment or property on account of a First Priority Obligation or Second Priority Obligation, and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside, or otherwise required to be transferred to a trustee, receiver, or an Grantor or an the estate of an Grantor (a “Recovery”), then, to the extent of the Recovery, the First Priority Obligations or Second Priority Obligations intended to have been satisfied by the payment will be reinstated as First Priority Obligations or Second Priority Obligations, as applicable, on the date of the Recovery, and no Discharge of First Priority Obligations or Discharge of Second Priority Obligations, as applicable, will be deemed to have occurred for all purposes hereunder. If this Agreement is terminated prior to a Recovery, this Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from the date of reinstatement. Upon any such reinstatement of First Priority Obligations, each Second Priority Secured Party will deliver to the First Priority Lender any Common Collateral or Proceeds thereof received between the date of Discharge of First Priority Obligations and the Recovery. No Second Priority Secured Party may benefit from a Recovery,

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and any distribution made to a Second Priority Secured Party as a result of a Recovery will be paid over to the First Priority Lender for application to the First Priority Obligations in accordance with this Agreement.

6.9 Post-Petition Interest.

(a) Neither the Second Priority Collateral Agent nor any other Second Priority Secured Party shall oppose or seek to challenge any claim by the First Priority Lender or any other First Lien Creditor for allowance in any Insolvency or Liquidation Proceeding of First Priority Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien on the Common Collateral of the First Priority Lender and to the extent consistent with section 506(b) of the Bankruptcy Code, without regard to the existence of the Lien of any Second Priority Collateral Agent and the other Second Priority Secured Parties.

(b) The First Priority Lender shall not oppose or seek to challenge any claim by any Second Priority Collateral Agent or any other Second Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien on the Common Collateral of the Second Priority Secured Parties and to the extent consistent with section 506(b) of the Bankruptcy Code (after taking into account the Lien of the First Priority Lender on the Common Collateral and the extent including any post-petition interest, fees or expenses included in such First Priority Obligations).

6.10 Separate Grants of Security and Separate Classification. Each Second Priority Collateral Agent, on behalf of itself and the other Corresponding Second Priority Secured Parties, acknowledges and agrees that (a) the grants of Liens on the Common Collateral pursuant to the First Priority Documents and the Second Priority Documents constitute two separate and distinct grants of Liens and (b) because of their differing rights in the Common Collateral, the Second Priority Obligations are fundamentally different from the First Priority Obligations and are intended to be separately classified in any Plan proposed or adopted in an Insolvency or Liquidation Proceeding. The Second Priority Secured Parties shall not seek in any Insolvency or Liquidation Proceeding to be treated as part of the same class of creditors as the First Priority Lender and shall not oppose any pleading or motion by the First Priority Lender for the First Priority Lender and the Second Priority Secured Parties to be treated as separate classes of creditors. Notwithstanding the foregoing, if it is held that the First Priority Obligations and the Second Priority Obligation constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Priority Secured Parties hereby acknowledge and agree that all distributions in respect of the Common Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Common Collateral, with the effect being that, to the extent that the aggregate value of the Common Collateral exceeds the amount of the First Priority Obligations incurred and accrued before the commencement of any Insolvency or Liquidation Proceeding, the First Priority Lender shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, and fees, costs and charges incurred subsequent to the commencement of the applicable Insolvency or Liquidation Proceeding before any distribution is made in respect of any of the claims held by the Second Priority Secured Parties in respect of the Common Collateral; provided, that in no circumstance will the recovery to the First Priority Lender on account of the Common Collateral exceed what it is entitled to receive under Section 506(b) of the Bankruptcy Code, as determined by the court overseeing the Insolvency or Liquidation Proceeding by final order or as otherwise agreed by the parties. The Second Priority Secured Parties hereby agree to turn over to the First Priority Lender amounts otherwise received or receivable by them on account of the Common Collateral to the extent necessary to effectuate the intent of the preceding sentence, even if such turnover has the effect of reducing the recovery of the Second Priority Secured Parties.

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Section 7. Reliance; Waivers; etc.

7.1 Reliance. All loans and other extensions of credit made or deemed made on and after the date hereof by the First Priority Lender to the Company or any Subsidiary of the Company shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Collateral Agent, on behalf of itself and each other Corresponding Second Priority Secured Party, acknowledges that it and the other Corresponding Second Priority Secured Parties have, independently and without reliance on any First Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the applicable Second Priority Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the applicable Second Priority Documents or this Agreement.

7.2 No Warranties or Liability. Each Second Priority Collateral Agent, on behalf of itself and each other Corresponding Second Priority Secured Party, acknowledges and agrees that no First Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Priority Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. The First Priority Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First Priority Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the First Priority Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that any Second Priority Collateral Agent or any of the other Second Priority Secured Parties have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. No First Priority Secured Party shall have any duty to any Second Priority Collateral Agent or any other Second Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any Subsidiary thereof (including the Second Priority Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the First Priority Secured Parties, each Second Priority Collateral Agent and the other Second Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Second Priority Obligations, the First Priority Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Company’s or any other Grantor’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

7.3 No Waiver of Lien Priorities.

(a) No right of the First Priority Lender to enforce any provision of this Agreement or of any First Priority Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by the First Priority Lender, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Priority Documents or any of the Second Priority Documents, regardless of any knowledge thereof which the First Priority Lender may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (a) (but subject to the rights of the Grantors under the First Priority Documents), the First Priority Lender may at any time and from time to time in accordance with the First Priority Documents and/or applicable law, without the consent of, or notice to, any Second Priority Collateral Agent or any other Second Priority Secured Parties, without incurring any liabilities to any Second Priority Collateral Agent or any other Second Priority Secured Parties and without impairing or releasing the Lien priorities and other benefits

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provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Priority Collateral Agent or any other Second Priority Secured Parties is affected, impaired or extinguished thereby) do any one or more of the following:

(i) make loans and advances to any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(ii) change the manner, place or terms of payment of, or change or extend the time of payment of, or amend, renew, exchange, increase or alter the terms of, any of the First Priority Obligation or any Lien on any Common Collateral or guaranty thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Priority Obligation, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Priority Lender, the First Priority Obligations or any of the First Priority Documents;

(iii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Common Collateral or any liability of any Grantor to the First Priority Lender, or any liability incurred directly or indirectly in respect thereof;

(iv) settle or compromise any First Lien Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Priority Obligation) in any manner or order;

(v) exercise or delay in or refrain from exercising any right or remedy against any Grantor or any security or any other Person or with respect to any security, elect any remedy and otherwise deal freely with any Grantor or any Common Collateral and any security and any guarantor or any liability of any Grantor to the First Priority Lender or any liability incurred directly or indirectly in respect thereof; and

(vi) release or discharge any First Lien Obligation or any guaranty thereof or any agreement or obligation of any Grantor or any other Person or entity with respect thereto.

(c) Until the Discharge of First Priority Obligation, each Second Priority Collateral Agent, on behalf of itself and the other Second Priority Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Common Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Waiver of Liability. Each Second Priority Collateral Agent, on behalf of itself and the other Corresponding Second Priority Secured Parties, agrees that the First Priority Lender shall have no liability to any Second Priority Collateral Agent or any other Second Priority Secured Parties, and each Second Priority Collateral Agent, on behalf of itself and the other Corresponding Second Priority Secured Parties, hereby waives any claim against the First Priority Lender arising out of any and all actions which the First Priority Lender or any other First Priority Secured Party may take or permit or omit to take with respect to: (i) the First Priority Documents (including, without limitation, any failure to perfect or obtain perfected security interests in the Common Collateral); (ii) the collection of the First Priority Obligations; or (iii) the foreclosure upon, or sale, liquidation or other Disposition of, any Common Collateral. Each Second Priority Collateral Agent, on behalf of itself and the other Corresponding Second Priority Secured

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Parties, also agrees that the First Priority Lender has no duty, express or implied, fiduciary or otherwise, to them in respect of the maintenance or preservation of the Common Collateral, the First Priority Obligations or otherwise. Neither the First Priority Lender nor any other First Priority Secured Party nor any of their respective directors, officers, employees or agents will be liable for failure to demand, collect or realize upon any of the Common Collateral or for any delay in doing so, or will be under any obligation to sell or otherwise Dispose of any Common Collateral upon the request of any Grantor or upon the request of any Second Priority Collateral Agent, any other Second Priority Secured Party or any other Person or to take any other action whatsoever with regard to the Common Collateral or any part thereof. Without limiting the foregoing, each Second Priority Collateral Agent, on behalf of itself and the other Corresponding Second Priority Secured Parties, agrees that neither the First Priority Lender nor any other First Priority Secured Party shall have any duty or obligation to realize first upon any type of Common Collateral or to sell or otherwise Dispose of all or any portion of the Common Collateral in any manner, including as a result of the application of the principles of marshaling or otherwise, that would maximize the return to any First Priority Secured Parties or any Second Priority Secured Parties, notwithstanding that the order and timing of any such realization, sale or other Disposition may affect the amount of proceeds actually received by such Secured Parties from such realization, sale or other Disposition.

7.5 Obligations Unconditional. All rights, interests, agreements and obligations of the First Priority Lender, and each Second Priority Collateral Agent and the other Second Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Priority Documents or any Second Priority Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Priority Obligations or Second Priority Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Equipment Loan and Security Agreement or any other First Priority Document or of the terms of any Second Priority Agreement or any other Second Priority Document;

(c) any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Priority Obligations or Second Priority Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the First Priority Obligations, or of any Second Priority Collateral Agent or any Second Priority Secured Party in respect of this Agreement.

Section 8. Miscellaneous.

8.1 Conflicts/Integration. Subject to Section 8.18, in the event of any conflict between the terms of this Agreement and the terms of any First Priority Document or any Second Priority Document, the terms of this Agreement shall govern. This Agreement, the Approved Plan, the First Priority Documents and the Second Priority Documents represent the entire agreement of the Grantors, the First Priority Secured Parties and the Second Priority Secured Parties with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the First Priority

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Secured Parties or the Second Priority Secured Parties relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein.

8.2 Continuing Nature of this Agreement; Severability. This is a continuing agreement of lien subordination and the First Priority Secured Parties may continue, at any time and without notice to any Second Priority Collateral Agent or any other Second Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor constituting First Priority Obligations in reliance hereon. Each Second Priority Collateral Agent, on behalf of itself and the other Corresponding Second Priority Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The First Priority Lender hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver, trustee or similar Person for any Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to the First Priority Lender, the other First Priority Secured Parties and the First Priority Obligations, upon the Discharge of First Priority Obligations, subject to Section 5.6 and the rights of the First Lien Claimholders under Section 6.8; and

(b) with respect to the Second Priority Collateral Agents, the other Second Priority Secured Parties and the Second Priority Obligations, upon the Discharge of Second Priority Obligations.

Notwithstanding the foregoing, such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed by each Second Priority Collateral Agent and the First Priority Lender, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

8.4 Subrogation. Each Second Priority Collateral Agent, on behalf of itself and each other Corresponding Second Priority Secured Party, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Priority Obligations has occurred.

8.5 Application of Payments. Except as otherwise provided herein, all payments received by the First Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First Priority Obligations as the First Priority Secured Parties, in their sole discretion, deem appropriate, provided that doing so is not inconsistent with the terms of the First Priority Documents. Except as otherwise provided herein, each Second Priority Collateral Agent, on behalf of itself and each other Corresponding Second Priority Secured Party, assents to any such extension or postponement of the time of payment of the First Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

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8.6 Consent to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal or state court located in the borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the First Priority Collateral Documents (excluding the enforcement of the First Priority Collateral Documents to the extent such security documents expressly provide otherwise), or for recognition or enforcement of any judgment (excluding with respect to the First Priority Collateral Documents to the extent such security documents expressly provide otherwise), and each of such parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court and each of such parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and consent that all service of process may be made by registered mail directed to such party as provided in Section 8.7 for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. Each party hereto irrevocable and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other First Priority Collateral Document or Second Priority Collateral Document, as applicable, in any court referred to in this Section 8.6 and each of such parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE FIRST PRIORITY COLLATERAL DOCUMENTS OR THE SECOND PRIORITY COLLATERAL DOCUMENTS, AS APPLICABLE, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

8.7 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, electronically mailed or sent by pre-paid courier service or U.S. mail and shall be deemed to have been given when (x) delivered in person or by pre-paid courier service, (y) upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) if given by email, or (z) upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address in the United States as may be designated by such party in a written notice to all of the other parties. The First Priority Lender hereby agrees to promptly notify the Second Priority Collateral Agent upon the Discharge of First Priority Obligations.

8.8 Further Assurances. Each Second Priority Collateral Agent, on behalf of itself and the other Corresponding Second Priority Secured Parties, agrees that each of them shall take such further action and shall execute and deliver to the First Priority Lender such additional documents and instruments (in recordable form, if requested) as the First Priority Lender may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

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8.9 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

8.10 Binding on Successors and Assigns. This Agreement shall be binding upon the First Priority Secured Parties, each Second Priority Collateral Agent, the other Second Priority Secured Parties and their respective successors and assigns. If any Second Priority Collateral Agent resigns or is replaced pursuant to any Second Priority Document, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. If the First Priority Lender assigns all or a portion of its loans under the Equipment Loan and Security Agreement to any Person, such Person shall be deemed to be a party to this Agreement as a First Priority Lender and shall have all the rights and benefits of, and be subject to all the obligations of, this Agreement (and the Second Priority Collateral Agent, at the expense of the Company, agrees to execute and deliver all documents reasonably requested by the First Priority Lender to evidence same). Except as set forth in Section 8.15 with respect to the Grantors (including the Company in its capacity as a debtor-in-possession), no provision of this Agreement will inure to the benefit of a bankruptcy trustee, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, creditor trust or other representative of an estate is the beneficiary of a Lien securing Common Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

8.11 Specific Performance. Any First Priority Secured Party may demand specific performance of this Agreement. Each Second Priority Collateral Agent, on behalf of itself and each other Corresponding Second Priority Secured Party, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any First Priority Secured Party.

8.12 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

8.13 Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or in portable document format (pdf), each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile or other electronic transmission (including “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

8.14 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.15 No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of First Priority Obligations and Second Priority Obligations. No other Person shall have or be entitled to assert rights or benefits hereunder. The provisions of this Agreement are and are intended solely for the

27

purpose of defining the relative rights of the First Priority Lender and the other First Priority Secured Parties, on the one hand, and the Second Priority Collateral Agents and the other Second Priority Secured Parties, on the other hand. None of the Grantors shall have any rights hereunder and no Grantor may rely on the terms hereof, other than any provision hereof expressly preserving any right of, or directly affecting, any Grantor under this Agreement, any First Priority Document or any Second Priority Document. Nothing in this Agreement is intended to or shall impair the obligations of the Grantors, which are absolute and unconditional, to pay the First Priority Obligations and the Second Priority Obligations as and when the same shall become due and payable in accordance with their terms.

8.16 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Company or any other Grantor shall include the Company or any other Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

8.17 Reserved.

8.18 Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.1), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Equipment Loan and Security Agreement, the Second Priority Agreement or any other First Priority Document or Second Priority Document entered into in connection with the Equipment Loan and Security Agreement, the Second Priority Agreement or any other First Priority Document or Second Priority Document, (b) change the relative priorities of the First Priority Obligations or the Liens granted under the First Priority Documents on the Common Collateral (or any other assets) as among the First Priority Secured Parties or (c) otherwise change the relative rights of the First Priority Secured Parties in respect of the Common Collateral as among such First Priority Secured Parties.

8.19 Second Priority Collateral Agent. Each Second Priority Collateral Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to directions set forth in the Corresponding Second Priority Agreement; and in so doing, no Second Priority Collateral Agent shall not be responsible for the terms or sufficiency of this Agreement for any purpose. No Second Priority Collateral Agent shall not have duties or obligations under or pursuant to this Agreement other than such duties expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, each Second Priority Collateral Agent shall have and be protected by all of the rights, immunities, indemnities and other protections (including, without limitation, the right to indemnification) granted to it under the Second Priority Agreements. Any reference to any Second Priority Collateral Agent taking any action, making any determinations, requests, directions, consents or elections, deeming any action or document reasonable, appropriate or satisfactory, exercising discretion, or exercising any rights or duties under this Agreement shall be pursuant to written direction from the “Required Holders” or “Required Lenders” (each as defined in the applicable Second Priority Documents), as applicable.

8.20 Joinder Requirements. It is understood and agreed that the Company and each other Grantor on the date of this Agreement shall constitute the original Grantors party hereto. The original Grantors hereby covenant and agree to cause each Subsidiary of the Company which becomes a Grantor after the date hereof promptly to become a party hereto (as a Grantor) by duly executing and delivering a counterpart of a joinder in the form of Exhibit A hereto to the First Priority Lender and the Second Priority Collateral Agent. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a Grantor at any time shall

28

be subject to the provisions hereof as fully as if same constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence.

8.21 Intercreditor Agreements. Each party hereto agrees that the First Priority Secured Parties (as among themselves) and the Second Priority Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with the applicable First Priority Secured Parties or Second Priority Collateral Agent, as the case may be, governing the rights, benefits and privileges as among the First Priority Secured Parties or as among the Second Priority Secured Parties, as the case may be, in respect of any or all of the Common Collateral, this Agreement and the other First Priority Collateral Documents, as the case may be, including as to application of proceeds of any Common Collateral, voting rights, control of any Common Collateral and waivers with respect to any Common Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or the other First Priority Collateral Documents or Second Priority Collateral Documents, as the case may be. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other First Priority Collateral Document or Second Priority Collateral Document, and the provisions of this Agreement and the other First Priority Collateral Documents and Second Priority Collateral Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

[Remainder of page intentionally left blank]

29

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

[•], as First Priority Lender

By:
Name:
Title:

Address:

[SIGNATURE PAGE TO FIRST LIEN/SECOND LIEN MINER EQUIPMENT INTERCREDITOR AGREEMENT]

Wilmington Trust, National Association, as Exit Agreement Collateral Agent, on its own behalf and on behalf of the other Exit Agreement Secured Parties

By:
Name:
Title:

Address:

Wilmington Trust, National Association
Loan Agency Group 77 Upper Rock Circle, 8th Floor
Rockville, Maryland 20850
Attention: Teisha Wright

Wilmington Trust, National Association, as Secured Notes Indenture Collateral Agent, on its own behalf and on behalf of the other Secured Notes Secured Parties

By:
Name:
Title:

Address:

Wilmington Trust, National Association
Corporate Capital Markets 50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention: Core Scientific, Inc. Administrator

Wilmington Trust, National Association, as Convertible Notes Indenture Collateral Agent, on its own behalf and on behalf of the other Convertible Notes Secured Parties

By:
Name:
Title:

Address:

Wilmington Trust, National Association
Corporate Capital Markets 50 South Sixth Street, Suite 1290
Minneapolis, Minnesota 55402
Attention: Core Scientific, Inc. Administrator

The undersigned hereby acknowledges and agrees to the foregoing terms and provisions.

COMPANY:

CORE SCIENTIFIC, INC.

By:

Name:

Title:

Address:

EXHIBIT A

Joinder Agreement

JOINDER AGREEMENT

JOINDER AGREEMENT (this “Agreement”) dated as of [•], 20[•], among [•] (the “New Grantor”), [•], as the First Priority Lender, Wilmington Trust, National Association, as collateral agent under the Exit Agreement, Wilmington Trust, National Association, as collateral agent under the Secured Notes Indenture and Wilmington Trust, National Association, as collateral agent under the Convertible Notes Indenture.

This Agreement is supplemental to that certain First Lien/Second Miner Equipment Lien Intercreditor Agreement, dated as of [•], 2024 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Miner Equipment Intercreditor Agreement”), by and among the parties (other than the New Grantor) referred to above. This Agreement has been entered into to record the accession of the New Grantor[s] under the First Lien/Second Miner Equipment Lien Intercreditor Agreement.

ARTICLE I

Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Miner Equipment Intercreditor Agreement.

ARTICLE II

Accession

SECTION 2.01 [The][Each] New Grantor agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Miner Equipment Intercreditor Agreement as a Grantor as if it had originally been party to the Miner Equipment Intercreditor Agreement as a Grantor.

SECTION 2.02 The New Grantor[s] confirm[s] that their address details for notices pursuant to the Miner Equipment Intercreditor Agreement [is][are] as follows: [•].

SECTION 2.03 Each party to this Agreement (other than the New Grantor[s]) confirms the acceptance of the New Grantor[s] as a Grantor for purposes of the Miner Equipment Intercreditor Agreement.

ARTICLE III

Miscellaneous

SECTION 3.01 THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 3.03. The provisions of Section 8 of the Miner Intercreditor Agreement shall apply with like effect to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS]

Exhibit I

1129(a)(5) Disclosures (New Board)

Required Disclosures Under Section 1129(a)(5)

In accordance with Section 5.21 of the Fourth Amended Joint Chapter 11 Plan of Core Scientific, Inc. and Its Affiliated Debtors, dated December 28, 2023 (Docket No. 1639) (including any exhibits and schedules thereto and as may be modified, amended, or supplemented from time to time in accordance with the terms thereof, the “Plan”)1 and section 1129(a)(5) of the Bankruptcy Code, to the extent known, the Debtors will disclose in advance of the Confirmation Hearing the identity and affiliations of any member proposed to serve on the initial New Board. The constitution of the New Board shall be in accordance with the terms set forth in the applicable New Corporate Governance Documents. To the extent any such member of the New Board is an “insider” under the Bankruptcy Code, the Debtors will also disclose the nature of any compensation to be paid to such member.

As of the Effective Date, the term of the current members of the board of directors of Core Scientific, Inc. shall expire and the New Board will be instituted at Reorganized Parent. The initial New Board will be comprised of (i) the current chief executive officer of Core Scientific, Inc., (ii) three (3) directors selected by the Equity Committee, one (1) of which must be reasonably acceptable to the Debtors, and (iii) three (3) directors selected by the Ad Hoc Noteholder Group, one (1) of which must be reasonably acceptable to the Debtors.

[Remainder of page intentionally left blank]

[1]	Capitalized terms used but not otherwise defined in this exhibit shall have the meanings ascribed to such terms in the Plan.

Exhibit J

Restructuring Transactions Exhibit

Restructuring Transactions1

A.

On or prior to the Effective Date, including on the Confirmation Date, or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may enter into any internal Restructuring Transactions that they deem appropriate, including, but not limited to, any mergers, consolidations, restructurings, conversions, dispositions, transfers, formations, organizations, dissolutions, or liquidations necessary or appropriate to simplify or otherwise optimize the Debtors’ organizational structure. Without limiting the foregoing, the Debtors or Reorganized Debtors, as applicable, may implement the following transactions on or before the Effective Date, including on the Confirmation Date:

1.

Core Scientific Acquired Mining LLC may take all actions necessary to merge with and into Core Scientific, Inc., with Core Scientific, Inc. surviving, in accordance with Delaware state law, including (i) the adoption of an agreement and plan of merger and (ii) the filing of a certificate of merger with the Secretary of State of the State of Delaware.

2.

Core Scientific Operating Company may take all actions necessary to merge with and into Core Scientific, Inc., with Core Scientific, Inc. surviving, in accordance with Delaware state law, including (i) the adoption of an agreement and plan of merger and (ii) the filing of a certificate of merger with the Secretary of State of the State of Delaware.

3.	Starboard Capital LLC may be dissolved.

4.	RADAR LLC may be dissolved.

5.

At the option of the Debtors or Reorganized Debtors, as applicable, either (a) Radar Relay, Inc. may transfer its assets to Core Scientific, Inc. and then be dissolved or (b) Radar Relay, Inc. may take all actions necessary to merge with and into Core Scientific, Inc., with Core Scientific, Inc. surviving, in accordance with Delaware state law, including (i) the adoption of an agreement and plan of merger and (ii) the filing of a certificate of merger with the Secretary of State of the State of Delaware.

6.	Core Scientific Mining LLC may be dissolved.

B.

On the Effective Date or as soon as reasonably practicable thereafter, Plan Distributions shall be made, Restructuring Transactions not previously implemented shall be effectuated, and all other transactions and settlements described in the Plan shall be implemented, each in accordance with the terms of the Plan.

[1]

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. The Restructuring Transactions described herein may be amended, modified, or supplemented prior to the Effective Date.

Exhibit K

Schedule of Retained Causes of Action

Schedule of Retained Causes of Action

In accordance with and as provided by section 1123(b) of the Bankruptcy Code, Section 10.8 of the Fourth Amended Joint Chapter 11 Plan of Core Scientific, Inc. and Its Affiliated Debtors (Docket No. 1639) (including any exhibits and schedules thereto, and as may be modified, amended, or supplemented, the “Plan”),1 any and all Causes of Action of the Debtors (collectively, the “Retained Causes of Action”), whether arising before or after the Petition Date, including, but not limited to, any actions specifically enumerated herein, and such rights to commence, pursue, prosecute, and/or settle such Causes of Action (including, without limitation, any avoidance action, preference, or other claim pursuant to section 362 or chapter 5 of the Bankruptcy Code) shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors shall retain and may enforce all rights to commence, pursue, prosecute, and/or settle, as appropriate, each of the Retained Causes of Action.

As provided by Section 3.3 and Section 10.8 of the Plan and the Confirmation Order the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

Unless any Causes of Action against a Person or Entity are expressly waived, relinquished, exculpated, released, compromised, or settled under the Plan or pursuant to a Bankruptcy Court order in these Chapter 11 Cases, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of confirmation or consummation of the Plan.

No Person or Entity (other than the Released Parties) may rely on the absence of a specific reference in the Confirmation Order, the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article III and Article IV of the Plan.

In accordance with section 1123(b)(3) of the Bankruptcy Code and Section 10.1 of the Plan, except as otherwise provided in the Plan, herein, or in the Confirmation Order, any Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine, initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to, or action, order, or approval of, the Bankruptcy Court.

[1]	Unless otherwise defined, capitalized terms used herein have the meanings ascribed to them in the Plan.

For the avoidance of doubt, any and all Causes of Action released pursuant to Section 10.6 (Releases) of the Plan are not Retained Causes of Action.2 Notwithstanding and without limiting the generality of Section 10.8 of the Plan, unless otherwise released by the Plan, any and all claims and Causes of Action including, but not limited to, the following, are expressly reserved by the Reorganized Debtors:

•

claims related to insurance contracts and insurance policies to which any Debtor or Reorganized Debtor, as applicable, is a party or pursuant to which any Debtor, Reorganized Debtor or any of its Related Parties has any rights whatsoever, including but not limited to, Causes of Actions against insurance carriers, reinsurance carriers insurance brokers, underwriters, occurrence carriers, or surety bond issuers relating to coverage, indemnity, contribution, reimbursement, overpayment of premiums and fees;

•

claims related to tax obligations and refunds, including, without limitation, claims against or related to all Entities that owe or that may in the future owe money related to tax refunds to the Debtors or the Reorganized Debtors, as applicable;

•

claims, defenses, cross-claims, indemnification, third-party claims, and counterclaims related to litigation and possible litigation, whether based in tort, contract, equity, or otherwise, including any personal injury claims and wrongful death actions, as well as all claims against or related to all Entities that are party to or that may in the future become party to arbitration, or any other type of adversarial dispute resolution proceeding, whether formal or informal, or judicial or nonjudicial;

•

claims related to contracts and leases and similar instruments to which any of the Debtors or Reorganized Debtors, as applicable, is a party or pursuant to which any of the Debtors or Reorganized Debtors has any rights whatsoever, including without limitation all contracts and leases that are assumed pursuant to the Plan or were previously assumed by the Debtors. The claims and Causes of Action reserved include, but are not limited to, Causes of Action against vendors, lessors, suppliers of goods or services, suppliers of utilities, contractors, customers, or any other parties, including, but not limited to, all Causes of Action relating to Sphere 3D Corp., Gryphon Digital Mining, Inc.,[3] GEM Mining 1, LLC, GEM Mining 2, LLC, GEM Mining 2B, LLC, GEM Mining 4, LLC, CES Corporation, Maddox Industrial Transformer LLC, and MP2 Energy LLC d/b/a Shell Energy Solutions, and any of their affiliates, subsidiaries, or otherwise related parties;

•

claims related to accounts receivable and accounts payable, including, but not limited to all claims and Causes of Action against or related to all Entities that owe or that may in the future owe money to the Debtors or Reorganized Debtors. Furthermore, the Debtors expressly reserve all Causes of Action against or related to all Entities who

[2]

The Debtors intend to file a revised Plan that will modify the releases set forth in section 10.6(a) thereof by removing certain parties from the scope of the releases set forth therein, including: (i) Harlin Dean; (ii) the plaintiffs in the Securities Class Action; and (iii) various other potential parties.

[3]	Sphere 3D Corp. and Gryphon Digital Mining, Inc. will be removed following consummation of the pending settlement.

2

assert or may assert that the Debtors or Reorganized Debtors, as applicable, owe money to them;

•

claims related to postings of a security deposit, adequate assurance payment, retainers, or any other type of deposit, prepayment, or collateral regardless of whether such posting of a security deposit, adequate assurance payment, or any other type of deposit, prepayment, or collateral is specifically identified herein;

•

claims related to liens regardless of whether such lien is specifically identified herein; provided that notwithstanding anything herein to the contrary, the Debtors and the Reorganized Debtors hereby acknowledge and agree that no such Causes of Action exist with respect to the liens securing the Convertible Notes;

•

claims, defenses, cross-claims, indemnification, third-party claims, and counterclaims related to the Securities Class Action, including any and all claims, defenses, and counterclaims against the plaintiffs in the Securities Class Action;

•

unless otherwise released by the Plan, all claims against or related to all former and current customers that owe or may in the future owe money to the Debtors or the Reorganized Debtors whether for unpaid invoices or any other matter whatsoever, including contracts;

•	related party claims;

•	claims, defenses, appeals, cross-claims, and counterclaims related to any claims or actions asserted by any Governmental Unit,

•	claims related to vendor obligations;

•	claims related to current or former employee matters;

•	claims based in and/or related to the Debtors’ intellectual property and related rights;

•	claims related to environmental matters;

•	claims related to conversion, including conversion of digital assets or cryptocurrency;

•	claims related to Avoidance Actions, preferences, or other claims pursuant to chapter 5 of the Bankruptcy Code; and

•	all other Causes of Action.

Notwithstanding and without limiting the generality of Section 10.8 of the Plan and the foregoing, the Reorganized Debtors expressly reserve their rights with respect to all Causes of

3

Action that are not expressly released under the Plan, including all Causes of Action that have been or could be asserted in or in connection with the following matters:

•

Core Scientific, Inc., et al., v. Sphere 3D Corp. and Gryphon Digital Mining, Inc. (In re Core Scientific, et al.), Adv. Proc. 23-03252, including, without limitation, any claims, counter-claims, third-party claims, defenses, or causes of action arising in relation to these.[4]

The Debtors reserve all rights, with the consent of the Requisite Consenting Creditors, to amend, revise, or supplement this Exhibit K to the Plan Supplement, and any of the documents and designations contained herein, at any time before the Effective Date of the Plan, or any such other date as may be provided for by the Plan or by order of the Bankruptcy Court.

[4]	Sphere 3D Corp. and Gryphon Digital Mining, Inc. will be removed following consummation of the pending settlement.

4

Exhibit L

Schedule of Rejected Contracts

Schedule of Rejected Contracts

In accordance with Article VIII of the Fourth Amended Joint Chapter 11 Plan of Core Scientific, Inc. and Its Affiliated Debtors (Docket No. 1639) (including any exhibits and schedules thereto, and as may be modified, amended, or supplemented, the “Plan”),1 the Debtors hereby file this schedule of Executory Contracts and Unexpired Leases that the Debtors intend to reject pursuant to the Plan (the “Schedule of Rejected Contracts,” and each agreement listed therein, an “Agreement”).

Parties to Executory Contracts or Unexpired Leases with the Debtors are advised to carefully review the information contained herein and the related provisions of the Plan.

Inclusion of an Agreement in the Schedule of Rejected Contracts is not an admission by the Debtors that any of the Agreements listed therein are Executory Contracts or Unexpired Leases. Subject to the terms of the Plan, the Debtors reserve the right to assert that any of the Agreements listed in the Schedule of Rejected Contracts are not Executory Contracts or Unexpired Leases. As a matter of administrative convenience, in certain cases the Debtors may have listed the original parties to the Agreements listed in the Schedule of Rejected Contracts without taking into account any succession of trustees or any other transfers or assignments from one party to another. The fact that the current parties to any particular Agreements may not be named in the Schedule of Rejected Contracts is not intended to change the treatment of such Agreements. References to any Agreements to be rejected pursuant to the Plan are to the applicable Agreement and other operative documents as of the date of the Plan Supplement, as they may have been amended, modified, or supplemented from time to time and as may be further amended, modified, or supplemented by the parties thereto between such date and the Effective Date.

Out of an abundance of caution, and for the avoidance of doubt, the Debtors may have listed herein certain Agreements that have previously been rejected, and nothing herein is intended to change or alter the date of rejection or the terms of rejection of any previously rejected Agreement.

Unless otherwise provided by an order of the Bankruptcy Court, Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Bankruptcy Court by the later of thirty (30) days from (i) the date of entry of an order of the Bankruptcy Court approving such rejection, (ii) the effective date of the rejection of such Executory Contract or Unexpired Lease, and (iii) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time shall be Disallowed pursuant to the Confirmation Order or such other order of the Bankruptcy Court, as applicable, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Estates, the Reorganized Debtors, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules, if any, or a Proof of Claim to the contrary. Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and may be objected to in accordance with the provisions of section 7.2 of the Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

The Debtors reserve all rights to amend, revise, or supplement this Exhibit L to the Plan Supplement, and any of the designations contained herein, at any time before the Effective Date, or any such other date as may be provided for by the Plan or by order of the Bankruptcy Court.

Core Scientific, Inc., et al.

Executory Contracts and Unexpired Leases to be Rejected

Report Date: 01/03/2024

Contract Party	Debtor	Category	Description
Another Crypto LLC	Core Scientific, Inc.	IT & License Agreements	May 11, 2020 software installation agreement (royalty)
Avnet, Inc.	Core Scientific, Inc.	IT & License Agreements	Oct 31, 2019 software installation agreement (royalty)
Convergint Technologies LLC	Core Scientific, Inc.	All Other Agreements	2022-01-11 Security Services - Master Services Agreement
	Core Scientific, Inc.	All Other Agreements	2022-02-11 Professional Services - Quote (#MS24400996P) and Terms
	Core Scientific, Inc.	All Other Agreements	2022-02-15 Professional Services - Quote (#CH02421867P) and Terms
	Core Scientific, Inc.	All Other Agreements	Master Services Agreement
	Core Scientific, Inc.	All Other Agreements	Quote (#CH02421867P) and Terms
	Core Scientific, Inc.	All Other Agreements	Quote (#MS24400996P) and Terms
CrossCountry Consulting LLC	Core Scientific Operating Company	All Other Agreements	2021-01-22 Professional Services - Master Services Agreement
Egencia LLC	Core Scientific, Inc.	All Other Agreements	2018-09-28 Other professional Services - US Corporate Travel Services Agreement

**   The Debtors submit that the 2018 Travel Services Agreement, by and between Core Scientific, Inc. and Egencia LLC., was terminated and replaced by the postpetition 2023 agreement and thus the 2018 agreement is not an Executory Contract subject to assumption or rejection pursuant to section 365 of the Bankruptcy Code. However, to the extent the Court determines that the 2018 agreement is an Executory Contract, the Debtors intend to reject it and thus have included it in the Schedule of Rejected Contracts out of an abundance of caution.

	Core Scientific, Inc.	All Other Agreements	US Corporate Travel Services Agreement
EMO North Customers Brokers Ltd	Core Scientific, Inc.	All Other Agreements	Power of Attorney
Ernst & Young LLP	Core Scientific, Inc.	Consulting Agreements	MSA and SOW dated 01/25/2023
M. Arthur Gensler, Jr. & Associates, Inc.	Core Scientific Operating Company	Construction Services	2021-10-15 Professional Services - Interim Agreement for Design Services

**   The Debtors submit that all of the agreements between Core Scientific Operating Company and M. Arthur Gensler, Jr. & Associates, Inc., were terminated and thus are not Executory Contracts subject to assumption or rejection pursuant to section 365 of the Bankruptcy Code. However, to the extent the Court determines that the aforementioned agreements are Executory Contracts, the Debtors intend to reject them and thus have included them in the Schedule of Rejected Contracts out of an abundance of caution.

	Core Scientific Operating Company	Construction Services	2021-11-19 Construction Services - AIA Document B152-2019
	Core Scientific Operating Company	Construction Services	2022-04-20 Construction Services - Amendment No. 01 - AIA Document G802-2017
	Core Scientific Operating Company	Construction Services	2022-05-17 Construction Services - Work Authorization for Additional Services
	Core Scientific Operating Company	Construction Services	AIA A104-2017
	Core Scientific Operating Company	Construction Services	AIA A104-2017
	Core Scientific Operating Company	Construction Services	AIA B152-2019: Interior Design and FF&E Design Services dated 11.19.21
	Core Scientific Operating Company	Construction Services	AIA B152-2019: Interior Design and FF&E Design Services dated 11.19.21
	Core Scientific Operating Company	All Other Agreements	AIA Document B152-2019
	Core Scientific Operating Company	All Other Agreements	Amendment No. 01 - AIA Document G802-2017
	Core Scientific Operating Company	All Other Agreements	Interim Agreement for Design Services
	Core Scientific Operating Company	All Other Agreements	Work Authorization for Additional Services
Proctor Management	Core Scientific Operating Company	Construction Services	2022-01-18 Professional Services - Project/Construction Management Consulting Services Agreement

Exhibit M

Schedule of Assumed Contracts

Schedule of Assumed Contracts

In accordance with Article VIII of the Fourth Amended Joint Chapter 11 Plan of Core Scientific, Inc. and Its Affiliated Debtors (Docket No. 1639) (including any exhibits and schedules thereto, and as may be modified, amended, or supplemented, the “Plan”),1 the Debtors hereby file this schedule of Executory Contracts and Unexpired Leases that the Debtors intend to assume pursuant to the Plan (the “Schedule of Assumed Contracts” and each agreement listed herein, an “Agreement”).

Parties to Executory Contracts or Unexpired Leases with the Debtors are advised to carefully review the information contained herein and in the related provisions of the Plan.

In accordance with Section 8.1 of the Plan, as of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, and subject to section 8.5 of the Plan, all Executory Contracts and Unexpired Leases to which any of the Debtors are parties, including but not limited to those Executory Contracts and Unexpired Leases included in this Schedule of Assumed Contracts, shall be deemed assumed, unless such contract or lease (i) was previously assumed or rejected by the Debtors, pursuant to Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to reject Filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts.

Inclusion of an Agreement in the Schedule of Assumed Contracts is not an admission by the Debtors that any of the Agreements listed therein are Executory Contracts or Unexpired Leases. Subject to the terms of the Plan, the Debtors reserve the right to assert that any of the Agreements listed in the Schedule of Assumed Contracts are not Executory Contracts or Unexpired Leases. As a matter of administrative convenience, in certain cases the Debtors may have listed the original parties to the Agreements listed in the Schedule of Assumed Contracts without taking into account any succession of trustees or any other transfers or assignments from one party to another. The fact that the current parties to any particular Agreements may not be named in the Schedule of Assumed Contracts is not intended to change the treatment of such Agreements. References to any Agreements to be assumed pursuant to the Plan are to the applicable Agreement and other operative documents as of the date of the Plan Supplement, as they may have been amended, modified, or supplemented from time to time and as may be further amended, modified, or supplemented by the parties thereto between such date and the Effective Date.

In accordance with Section 8.2 of the Plan, the Debtors served an initial cure notice on parties to Executory Contracts and Unexpired Leases to be assumed or assumed and assigned on December 5, 2023. Any objection by a counterparty to an Executory Contract or Unexpired Lease to the proposed assumption, assumption and assignment, or related Cure Amount must be filed, served, and actually received by the Debtors within fourteen (14) days of the service of the

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

assumption notice, or such shorter period as agreed to by the parties or authorized by the Bankruptcy Court. Any counterparty to an Executory Contract or Unexpired Lease that does not timely object to the notice of the proposed assumption of such Executory Contract or Unexpired Lease shall be deemed to have assented to assumption of the applicable Executory Contract or Unexpired Lease notwithstanding any provision thereof that purports to (i) prohibit, restrict, or condition the transfer or assignment of such contract or lease; (ii) terminate or modify, or permit the termination or modification of, a contract or lease as a result of any direct or indirect transfer or assignment of the rights of any Debtor under such contract or lease or a change, if any, in the ownership or control to the extent contemplated by the Plan; (iii) increase, accelerate, or otherwise alter any obligations or liabilities of any Debtor or any Reorganized Debtor, as applicable, under such Executory Contract or Unexpired Lease; or (iv) create or impose a Lien upon any property or Asset of any Debtor or any Reorganized Debtor, as applicable. Each such provision shall be deemed to not apply to the assumption of such Executory Contract or Unexpired Lease pursuant to the Plan and counterparties to assumed Executory Contracts or Unexpired Leases that fail to object to the proposed assumption in accordance with the terms set forth in section 8.2(a) of the Plan, shall forever be barred and enjoined from objecting to the proposed assumption or to the validity of such assumption (including with respect to any Cure Amounts or the provision of adequate assurance of future performance), or taking actions prohibited by the foregoing or the Bankruptcy Code on account of transactions contemplated by the Plan.

Executory Contracts or Unexpired Leases that are not listed on any of the Schedule of Rejected Contracts, the Schedule of Assumed Contracts, or any cure notice will be assumed as of the Effective Date with a deemed Cure amount of $0.

The Debtors reserve all rights to amend, revise, or supplement this Exhibit M to the Plan Supplement, and any of the designations contained herein, at any time before the Effective Date, or any other such date as may be provided for by the Plan or by order of the Bankruptcy Court.

Core Scientific, Inc., et al.

Executory Contracts and Unexpired Leases to be Assumed

Report Date: 01/05/2024

Contract Party	Debtor	Category	Description	Cure Est
AccuForce HR Solutions, LLC	Core Scientific Operating Company Core Scientific Operating Company	All Other Agreements All Other Agreements	2021-08-25 Professional Services - Staffing Agreement Staffing Agreement	$0
Advanced Business Equipment	Core Scientific Operating Company Core Scientific Operating Company Core Scientific Operating Company	Equipment Leases & Sales Equipment Leases & Sales Equipment Leases & Sales	Copiers lease agreement dated 2019-07-25 Equipment lease agreement dated 2019-06-26 Renewed equipment lease	$0
Alation	Core Scientific, Inc. Core Scientific, Inc. Core Scientific, Inc.	IT & License Agreements All Other Agreements All Other Agreements	2022-06-13 Software/Subscription Services - Order #Q-06003-1 2022-06-13 Software/Subscription Services - Order #Q-06003-1 Order #Q-06003-1	$0
Alteryx, Inc.	Core Scientific, Inc. Core Scientific, Inc.	All Other Agreements All Other Agreements	2022-08-26 Software/Subscription Services - Order Form #Q-328608 Order Form #Q-328608	$0
Altru Employer Health Solutions	Core Scientific Operating Company Core Scientific Operating Company	All Other Agreements All Other Agreements	2021-11-30 Human Resource Services - Statement of Work Statement of Work	$205
Amazon Web Services, Inc.	Core Scientific Operating Company	IT & License Agreements	AWS Customer Agreement	$61,990
American Security and Protection Service	Core Scientific Operating Company Core Scientific Operating Company	All Other Agreements All Other Agreements	2021-11-17 Professional Services - Security Guard Services Contract Security Guard Services Contract	$0
Argo Innovation Labs, Inc.	Core Scientific, Inc.	Equipment Leases & Sales	Asset Purchase and Hosting Termination Agreement dated 2022-03-10	$0
AsicXchange Team Inc.	Core Scientific, Inc.	Equipment Leases & Sales	Purchase and Sale Agreement with AsicXchange Team Inc. dated 2022-11-22	$0
Atlas Technology Management Pte. Ltd.	Core Scientific Operating Company	Suppliers	2021-10-19 Purchase of Miners - Sales and Purchase Agreement	$0
BalsamWest Fiber Net	Core Scientific Operating Company	IT & License Agreements	2019-04-30 Network Services - Service Order (Quote #43585-42746)	$4,916
BitAlpha, Inc.	Core Scientific, Inc. Core Scientific, Inc.	All Other Agreements All Other Agreements	2022-08-31 Software Services - Order Form Order Form	$0

Core Scientific, Inc., et al.

Executory Contracts and Unexpired Leases to be Assumed

Report Date: 01/05/2024

Contract Party	Debtor	Category	Description	Cure Est
Bitmain Development Ptd. Ltd	Core Scientific, Inc.	Suppliers	2022-12-16 Purchase of Miners - Sales and Purchase Agreement	$0
Bitmain Sales (USA) Inc.	Core Scientific Operating Company	All Other Agreements	Co-Location Hosting Services Agreement
Bitmain Technologies Georgia Limited	Core Scientific Operating Company	Customer Contracts	Amended and Restated Order 4 dated 2021-10-02
	Core Scientific Operating Company	All Other Agreements	Cooperation Agreement
	Core Scientific Operating Company	Customer Contracts	Master Services Agreement dated 2021-09-07
	Core Scientific Operating Company	Customer Contracts	Order 1 dated 2021-06-15
	Core Scientific Operating Company	Customer Contracts	Order 1 dated 2022-08-01
	Core Scientific Operating Company	Customer Contracts	Order 2 dated 2021-07-21
	Core Scientific Operating Company	Customer Contracts	Order 3 dated 2021-08-05
	Core Scientific Operating Company	Customer Contracts	Order 5 dated 2021-11-01
	Core Scientific Operating Company	Customer Contracts	Order 6 dated 2022-02-21
	Core Scientific Operating Company	Customer Contracts	Order 7 dated 2022-07-27
	Core Scientific, Inc.	Customer Contracts	Repair Order 1 dated 2022-08-01 (to MSA dated 2021-09-07)
Bitmain Technologies Limited	Core Scientific Operating Company	Suppliers	2021-03-17 Purchase of Miners - Futures Sales and Purchase Agreement
	Core Scientific Operating Company	Suppliers	2021-04-22 Purchase of Miners - Non-Fised Price Sales and Purchase Agreement
	Core Scientific Operating Company	Suppliers	2021-04-22 Purchase of Miners - Non-fixed Price Sales and Purchase Agreement
	Core Scientific Operating Company	Suppliers	2021-10-14 Purchase of Miners - Non-Fixed Price Sales and Purchase Agreement
	Core Scientific Operating Company	Suppliers	2021-12-29 Purchase of Miners - Non-fixed Price Sales and Purchase Agreement
	Core Scientific, Inc.	Suppliers	Purchase of miners Supplier Agreement dated 2021-12-29
Bitmain Technology Inc.	Core Scientific, Inc.	All Other Agreements	License Agreement for the Unlocking SSH Firmware
Broadridge Investor Communication Solutions, Inc.	Core Scientific, Inc. Core Scientific, Inc.	All Other Agreements All Other Agreements	2022-04-25 Professional Services - Services Schedules Services Schedule	$0
Business Wire, Inc.	Core Scientific, Inc.	All Other Agreements	Business Wire Special Pricing Agreement (Bulk) dated 2022-10-04	$0
C&W Facility Services Inc.	Core Scientific, Inc.	All Other Agreements	2022-10-01 Professional Services - Master Services Agreement for Facility Services	$0
	Core Scientific, Inc.	All Other Agreements	Master Services Agreement for Facility Services
Callahan Mechanical Contractors	Core Scientific, Inc. Core Scientific, Inc.	All Other Agreements All Other Agreements	2019-08-06 Construction Services - Preventive HVAC Quarterly Maintenance Proposal Preventive HVAC Quarterly Maintenance Proposal	$3,318
Centurylink Communications LLC dba Lumen	Core Scientific Operating Company Core Scientific Operating Company Core Scientific Operating Company Core Scientific Operating Company	IT & License Agreements IT & License Agreements IT & License Agreements IT & License Agreements	2019-01-17 Network Services - Quote Number 11385682 2019-12-16 Network Services - Master Service Agreement 2020-07-28 Network Services - Order No. 12039929 2021-03-23 Network Services - Service Order (Grand forks)	$737
Charter Communications Operating LLC dba Spectrum	Core Scientific Operating Company Core Scientific Operating Company	IT & License Agreements IT & License Agreements	2020-01-10 Network Services - Enterprise Ethernet Service Level Agreement and Order #11568570 2022-02-08 Network Services - Enterprise Service Agreement	$14,398

Core Scientific, Inc., et al.

Executory Contracts and Unexpired Leases to be Assumed

Report Date: 01/05/2024

Contract Party	Debtor	Category	Description	Cure Est
Citadel Securities Corporate Solutions LLC	Core Scientific Operating Company Core Scientific Operating Company	All Other Agreements All Other Agreements	2021-11-16 Professional Services - Master Services Agreement & SOW Master Services Agreement & SOW	$0
City of Denton	Core Scientific, Inc.	Lease	Dark Fiber Lease Agreement dated March 10, 2022	$78,073
Cline Kezar	Core Scientific, Inc.	Employment Agreements	2022-12-19 Employment Agreements - Key Employee Retention Bonus Agreement	$0
Cloudflare, Inc.	Core Scientific Operating Company	IT & License Agreements	2021-12-03 Software/Subscription Services - Enterprise Service Order Form	$0
	Core Scientific Operating Company	All Other Agreements	2021-12-03 Software/Subscription Services - Enterprise Service Order Form
	Core Scientific Operating Company	All Other Agreements	Enterprise Service Order Form
Cogent Communications, Inc.	Core Scientific Operating Company	IT & License Agreements	2019-06-27 Network Services - Network Services T&C North America and Order No 1-300314962	$841
Coinbase, Inc.	Core Scientific, Inc. Core Scientific, Inc.	All Other Agreements All Other Agreements	2022-02-15 Broker services - Prime Broker Agreement Prime Broker Agreement	$0
CoLocation Properties Atlanta LLC (dba Digital Realty)	Core Scientific Operating Company	IT & License Agreements	2019-04-01 Network Services and Colocation - Master Terms and Conditions Agreement	$0
Computershare Inc.	Core Scientific, Inc.	All Other Agreements	2018-09-07 Other professional services - Transfer Agency and Service Agreement	$747
	Core Scientific, Inc.	All Other Agreements	Transfer Agency and Service Agreement
Databricks, Inc.	Core Scientific, Inc.	IT & License Agreements	2022-06-30 Software/Subscription Services - Master Cloud Platform Services Order Form (Q-04327)	$0
	Core Scientific, Inc.	All Other Agreements	2022-06-30 Software/Subscription Services - Master Cloud Platform Services Order Form (Q-04327)
	Core Scientific, Inc.	All Other Agreements	Master Cloud Platform Services Order Form (Q-04327)
	Core Scientific, Inc.	IT & License Agreements	Order Form (Q-12950) dated 2023-02-01
Datasite LLC	Core Scientific, Inc. Core Scientific, Inc.	All Other Agreements All Other Agreements	2022-07-01 Software Services - Statement of Work Statement of Work	$8,603
DCN, LLC	Core Scientific Operating Company	IT & License Agreements	2021-07-08 Network Services - Master Service Agreement	$0

Core Scientific, Inc., et al.

Executory Contracts and Unexpired Leases to be Assumed

Report Date: 01/05/2024

Contract Party	Debtor	Category	Description	Cure Est
Degree, Inc. dba Lattice	Core Scientific, Inc. Core Scientific, Inc.	All Other Agreements All Other Agreements	2022-03-23 Software Services - Statement of Work Statement of Work	$0
Denise Sterling	Core Scientific, Inc.	Employment Agreements	2022-12-19 Employment Agreements - Key Employee Retention Bonus Agreement	$0
Dialog Telecommunications	Core Scientific Operating Company	IT & License Agreements	2019-05-23 Network Services - Agreement for Service	$420
Dobson Fiber	Core Scientific Operating Company	IT & License Agreements	2021-11-05 Network Services - Quote No. Q-06703	$7,411
Docusign, Inc.	Core Scientific, Inc.	IT & License Agreements	2022-11-01 Software/Subscription Services - Order Form (Q-00958456)	$0
	Core Scientific, Inc.	All Other Agreements	2022-11-01 Software/Subscription Services - Order Form (Q-00958456)
	Core Scientific Operating Company	All Other Agreements	Order Form
	Core Scientific, Inc.	All Other Agreements	Order Form (Q-00958456)
Employer Solutions Resources, LLC	Core Scientific Operating Company	All Other Agreements	2021-08-14 professional services - Statement of Work	$0
	Core Scientific Operating Company	All Other Agreements	Statement of Work
Equinix LLC	Core Scientific Operating Company	IT & License Agreements	2019-12-15 Network Services and CoLocation - Master Country Agreement (No. 130303)	$0
Fidelity Funding Services, LLC	Core Scientific Operating Company	Equipment Leases & Sales	2021-03-02 Equipment Lease - Equipment Lease Agreement	$0
Fidelity Workspace Services LLC	Core Scientific Operating Company	All Other Agreements	2021-10-07 Professional Services and Software Services - First Amendment to Master Services Agreement	$0
	Core Scientific Operating Company	All Other Agreements	2021-10-07 Software/Subscription Services - Main Services Agreement
	Core Scientific Operating Company	All Other Agreements	First Amendment to Master Services Agreement
	Core Scientific Operating Company	All Other Agreements	Main Services Agreement
Five Star Food SErvices, Inc. (FIVE STAR)	Core Scientific, Inc.	All Other Agreements	2019-03-01 Professional Services - Vending Services Agreement	$0
	Core Scientific, Inc.	All Other Agreements	Vending Services Agreement

Core Scientific, Inc., et al.

Executory Contracts and Unexpired Leases to be Assumed

Report Date: 01/05/2024

Contract Party	Debtor	Category	Description	Cure Est
Foundry Digital LLC fka DCG Foundry LLC	Core Scientific, Inc.	Customer Contracts	2022-02-02 - Order 6	$0
	Core Scientific, Inc.	Customer Contracts	2022-09-21 - Master Services Agreement
	Core Scientific, Inc.	Customer Contracts	2022-10-15 - Order 1
	Core Scientific Operating Company	Customer Contracts	Master Services Agreement dated 2019-11-23
	Core Scientific Operating Company	Customer Contracts	Order 5 dated 2021-08-24
	Core Scientific Operating Company	Customer Contracts	Order 7 dated 2022-02-02
	Core Scientific Operating Company	All Other Agreements	Side Letter Agreement
FRANK X SPENCER AND ASSOCIATES, INC.	Core Scientific Operating Company	Construction Services	2021-10-18 Construction Services - SOW No. 1	$0
	Core Scientific Operating Company	Construction Services	2021-10-27 Construction Services - SOW No. 3
	Core Scientific Operating Company	Construction Services	2021-11-24 Construction Services - SOW No. 5
	Core Scientific Operating Company	Construction Services	2021-12-03 Professional Services - SOW No. 6
	Core Scientific Operating Company	Construction Services	2021-12-29 Construction Services - AIA Document A201-2017
	Core Scientific Operating Company	All Other Agreements	AIA Document A201-2017
	Core Scientific Operating Company	All Other Agreements	SOW No. 1
	Core Scientific Operating Company	All Other Agreements	SOW No. 3
	Core Scientific Operating Company	All Other Agreements	SOW No. 5
	Core Scientific Operating Company	All Other Agreements	SOW No. 6
Frontier Communications of America, Inc.	Core Scientific Operating Company	All Other Agreements	2021-06-14 Internet Services - Services Agreement	$1,506
	Core Scientific Operating Company	IT & License Agreements	2021-06-14 Network Services - Schedule Number S-5550020406
	Core Scientific Operating Company	IT & License Agreements	2021-06-14 Network Services - Services Agreement
	Core Scientific Operating Company	IT & License Agreements	2022-02-25 Network Services - Schedule Number S-5550049010 (EVPL Access)
	Core Scientific Operating Company	All Other Agreements	Services Agreement

Core Scientific, Inc., et al.

Executory Contracts and Unexpired Leases to be Assumed

Report Date: 01/05/2024

Contract Party	Debtor	Category	Description	Cure Est
Garic, Inc.	Core Scientific Operating Company	Equipment Leases & Sales	2019-08-09 Equipment Lease - Master Lease Agreement #2152	$0
	Core Scientific Operating Company	Equipment Leases & Sales	2019-09-09 Equipment Lease - Equipment Schedule No 1 to Master Lease Agreement No. 2152
	Core Scientific Operating Company	Equipment Leases & Sales	2019-09-26 Equipment Lease - Equipment Schedule No. 2
	Core Scientific Operating Company	Equipment Leases & Sales	2021-01-27 Equipment Lease - Equipment Schedule No. 3
	Core Scientific Operating Company	Equipment Leases & Sales	Renewed equipment lease #1
Garry Fife	Core Scientific, Inc.	Employment Agreements	2022-12-19 Employment Agreements - Key Employee Retention Bonus Agreement	$0
GENESIS CUSTODY LIMITED	Core Scientific Operating Company	All Other Agreements	2022-01-11 Digital asset storage services - Digital Asset Storage Services Agreement	$0
	Core Scientific Operating Company	All Other Agreements	Digital Asset Storage Services Agreement
Google, LLC	Core Scientific Operating Company	All Other Agreements	Google Cloud Master Agreement	$0
	Core Scientific Operating Company	IT & License Agreements	IT Services - Google Cloud Master Agreement
	Core Scientific Operating Company	All Other Agreements	IT Services - Google Cloud Master Agreement
Holloway, Updike and Bellen, Inc.	Core Scientific Operating Company	Construction Services	2021-11-22 Construction Services - Agreement for Engineering Services for Site Improvements	$0
	Core Scientific Operating Company	All Other Agreements	Agreement for Engineering Services for Site Improvements
iGEM Communications LLC dba Globalgig	Core Scientific Operating Company	IT & License Agreements	2021-12-07 Network Services - Master Services Agreement	$4,522
	Core Scientific Operating Company	IT & License Agreements	2022-01-13 Network Services - Service Order (ATT Unlimited Plan)
	Core Scientific, Inc.	IT & License Agreements	2022-01-31 Network Services - Service Order (100M License, Denton)
	Core Scientific, Inc.	IT & License Agreements	2022-07-13 Network Services - Service Order (Musogee)
Inflection Risk Solutions, LLC dba Goodhire	Core Scientific, Inc.	All Other Agreements	2018-10-19 Professional Services - Order Form (#C-41993)	$0
	Core Scientific, Inc.	All Other Agreements	Professional Services Agreement
InforArmor, Inc (known as Allstate Identity Protection)	Core Scientific Operating Company	All Other Agreements	2021-10-01 Benefits - Customer Agreement	$0
	Core Scientific Operating Company	All Other Agreements	Customer Agreement
Intrado Digital Media, LLC	Core Scientific Operating Company	All Other Agreements	2021-11-22 Professional Services - Master Services Agreement	$0
	Core Scientific Operating Company	All Other Agreements	Master Services Agreement

Core Scientific, Inc., et al.

Executory Contracts and Unexpired Leases to be Assumed

Report Date: 01/05/2024

Contract Party	Debtor	Category	Description	Cure Est
Ironclad, Inc.	Core Scientific, Inc.	All Other Agreements	2022-04-29 software services - Order Form	$0
	Core Scientific, Inc.	All Other Agreements	Order Form
Katharine Hall	Core Scientific, Inc.	Employment Agreements	2022-12-19 Employment Agreements - Key Employee Retention Bonus Agreement	$0
Kelly Services, Inc.	Core Scientific, Inc.	All Other Agreements	2022-02-24 Professional services - Customer Services Agreement	$0
	Core Scientific, Inc.	All Other Agreements	Customer Services Agreement
KLDiscovery Ontrack, LLC	Core Scientific, Inc.	All Other Agreements	Statement of Work for Core Scientific	$203,328
	Core Scientific, Inc.	All Other Agreements	Statement of Work for Core Scientific
Kristy-Leigh Minehan	Core Scientific Operating Company	IT & License Agreements	Irrevocable Intellectual Property License Agreement dated 2018-08-23	$0
Lancaster Safety Consulting, Inc.	Core Scientific, Inc.	All Other Agreements	Service Agreement	$0
Lance Bolender	Core Scientific, Inc.	Employment Agreements	2022-12-19 Employment Agreements - Key Employee Retention Bonus Agreement	$0
Luxor Technology Corporation	Core Scientific, Inc.	IT & License Agreements	Website Linking Agreement dated 2021-06-01	$0
Marco Technologies LLC	Core Scientific Operating Company	Equipment Leases & Sales	2021-08-27 Equipment Lease; Copiers - Agreement No. 1696436	$0
Matthew Brown	Core Scientific, Inc.	Employment Agreements	2022-12-19 Employment Agreements - Key Employee Retention Bonus Agreement	$0
Maurice Winter	Core Scientific, Inc.	Employment Agreements	2022-12-19 Employment Agreements - Key Employee Retention Bonus Agreement	$0
MJDII Architects, Inc.	Core Scientific Operating Company	Construction Services	2022-01-07 Construction Services - AIA Document B105-2017	$0
	Core Scientific, Inc.	Construction Services	2022-02-03 Professional Services - Letter Agreement re additional services No. 1
	Core Scientific Operating Company	All Other Agreements	AIA Document A201-2017
	Core Scientific, Inc.	All Other Agreements	Letter Agreement re additional services No. 1

Core Scientific, Inc., et al.

Executory Contracts and Unexpired Leases to be Assumed

Report Date: 01/05/2024

Contract Party	Debtor	Category	Description	Cure Est
Murphy Electric Power Board	Core Scientific Operating Company	Power Agreements	2017-12-15 Power Related - Industrial Power Contract	$0
	Core Scientific Operating Company	Power Agreements	2018-01-01 Power Related - Investment Credit Agreement No. 75208708
	Core Scientific, Inc.	Power Agreements	Special Prepayment Agreement
Muskogee City-County Port Authority	Core Scientific Operating Company	All Other Agreements	Real Estate Development Agreement	$0
Nasdaq Corporate Solutions, LLC	Core Scientific Operating Company	All Other Agreements	2021-10-27 Software Services - Master Services Agreement	$0
	Core Scientific Operating Company	All Other Agreements	2021-10-27 Software Services - Service Order
	Core Scientific Operating Company	All Other Agreements	Master Services Agreement
	Core Scientific Operating Company	All Other Agreements	Service Order
NAVEX Global, Inc.	Core Scientific Operating Company	All Other Agreements	2021-10-22 Software/Subscription Services - Order Form	$0
	Core Scientific Operating Company	All Other Agreements	Order Form
Neal Goldman	Core Scientific, Inc.	Consulting Agreements	2022-10-26 - Independent Director Agreement	$0
Netgain Solutions, Inc.	Core Scientific, Inc.	All Other Agreements	2022-03-16 Software Services - Order Form (Q #NG1203)	$0
	Core Scientific, Inc.	All Other Agreements	Order Form (Q #NG1203)
Nodak Electric Cooperative, Inc.	Core Scientific, Inc.	Power Agreements	2021-09-30 Power Related - 1st Addendum to Electric Service Agreement - Prairie Mining Site	$210
	Core Scientific Operating Company	Power Agreements	2021-09-30 Power Related - Electric Service Agreement Mining Site
Norstan Communications, inc. dba Black Box Network Services	Core Scientific, Inc.	All Other Agreements	Statement of Work dated 2023-01-18	$0
Okta, Inc.	Core Scientific Operating Company	IT & License Agreements	2021-07-09 Software/Subscription Services - Order Form (Q-415322)	$0
	Core Scientific Operating Company	All Other Agreements	2021-07-09 Software/Subscription Services - Order Form (Q-415322)
	Core Scientific Operating Company	All Other Agreements	Order Form (Q-415322)
Oncor Electric Delivery Company LLC	Core Scientific, Inc.	Power Agreements	Encroachment on Easement	$0

Core Scientific, Inc., et al.

Executory Contracts and Unexpired Leases to be Assumed

Report Date: 01/05/2024

Contract Party	Debtor	Category	Description	Cure Est
ONIN STAFFING, LLC	Core Scientific, Inc.	All Other Agreements	2022-10-05 Human Resource Services (Denton, TX) - Staffing Agreement	$0
	Core Scientific, Inc.	All Other Agreements	Staffing Agreement
Oracle America, Inc.	Core Scientific, Inc.	All Other Agreements	2018-02-27 Software/Subscription Services - Subscription Services Agreement and SOW	$8,341
	Core Scientific, Inc.	All Other Agreements	Subscription Services Agreement and SOW
PeopleReady, Inc.	Core Scientific, Inc.	All Other Agreements	2022-04-06 Human Resource Services - Offer to Supply Temporary Associates	$0
	Core Scientific, Inc.	All Other Agreements	Offer to Supply Temporary Associates
Q4 Inc	Core Scientific Operating Company	All Other Agreements	2021-05-10 Software/Subscription Services - Order Form	$0
	Core Scientific Operating Company	All Other Agreements	2021-05-10 Software/Subscription Services - Order Form (Q-65098)
	Core Scientific Operating Company	All Other Agreements	Order Form
	Core Scientific Operating Company	All Other Agreements	Order Form (Q-65098)
Reed, Wells, Benson and Company (RWB)	Core Scientific Operating Company	Construction Services	Construction Services Agreement	$0
Resound Networks LLC	Core Scientific, Inc.	IT & License Agreements	2022-02-10 Network Services - Business Service Provider Agreement	$0
	Core Scientific, Inc.	IT & License Agreements	2022-03-01 Network Services - Business Service Provider Agreement
Rockwell Automation, Inc.	Core Scientific, Inc.	All Other Agreements	Order Form (Q000001) and Pricing Agreement dated 2022-02-28	$0
Salesforce, inc.	Core Scientific, Inc.	IT & License Agreements	2022-05-18 Software/Subscription Services - Order Form (Q-05763466)	$0
	Core Scientific, Inc.	All Other Agreements	2022-05-18 Software/Subscription Services - Order Form (Q-05763466)
	Core Scientific, Inc.	All Other Agreements	Order Form (Q-05763466)

Core Scientific, Inc., et al.

Executory Contracts and Unexpired Leases to be Assumed

Report Date: 01/05/2024

Contract Party	Debtor	Category	Description	Cure Est
Securitas Security Services USA, Inc.	Core Scientific Operating Company	All Other Agreements	2021-09-23 Professional Services - Security Services Agreement	$0
	Core Scientific Operating Company	All Other Agreements	2021-11-29 Professional Services - Amendment to SSA (ND)
	Core Scientific Operating Company	All Other Agreements	2021-11-29 Professional Services - Security Services Agreement
	Core Scientific Operating Company	All Other Agreements	2021-12-03 Professional Services - Additional Site Addendum to SSA
	Core Scientific, Inc.	All Other Agreements	2022-02-15 Professional Services - Additional Site Addendum (to add Denton location)
	Core Scientific, Inc.	All Other Agreements	2022-04-04 Professional Services - Additional Site Addendum (add cedarvale location)
	Core Scientific, Inc.	All Other Agreements	2022-04-15 Professional Services - Additional Site Addendum (add Cottonwood location)
	Core Scientific, Inc.	All Other Agreements	Additional Site Addendum (add cedarvale location)
	Core Scientific, Inc.	All Other Agreements	Additional Site Addendum (add Cottonwood location)
	Core Scientific, Inc.	All Other Agreements	Additional Site Addendum (to add Denton location)
	Core Scientific Operating Company	All Other Agreements	Additional Site Addendum to SSA
	Core Scientific Operating Company	All Other Agreements	Amendment to SSA (ND)
	Core Scientific Operating Company	All Other Agreements	Security Services Agreement
	Core Scientific Operating Company	All Other Agreements	Security Services Agreement
Sharp Electronics Corporation	Core Scientific, Inc.	Equipment Leases & Sales	Value Lease Agreement dated 6/16/22	$0
Smartsheet, Inc	Core Scientific, Inc.	All Other Agreements	2022-04-28 Software Services - Order Form Q-1876421	$0
	Core Scientific, Inc.	All Other Agreements	2022-07-26 Software Services - Order Form (Q2165589)
	Core Scientific, Inc.	All Other Agreements	Order Form (Q2165589)
	Core Scientific, Inc.	All Other Agreements	Order Form Q-1876421
	Core Scientific, Inc.	IT & License Agreements	Order Q-2578887 dated 2023-01-20
Stretto, Inc.	Core Scientific, Inc.	All Other Agreements	Services Agreement	$0
Summit Energy Services, Inc.	Core Scientific Operating Company	All Other Agreements	2021-11-22 Professional Services - Hosted Services and Consulting Agreement	$0
	Core Scientific Operating Company	All Other Agreements	Hosted Services and Consulting Agreement
SuperAcme Technology (Hong Kong) Limited	Core Scientific, Inc.	All Other Agreements	Termination Agreement of Sales Contract	$0

Core Scientific, Inc., et al.

Executory Contracts and Unexpired Leases to be Assumed

Report Date: 01/05/2024

Contract Party	Debtor	Category	Description	Cure Est
SUPPLYBIT, LLC	Core Scientific, Inc.	Equipment Leases & Sales	Asset Purchase and Sale Agreement dated 2022-05-24	$0
TanMar Rentals, LLC	Core Scientific, Inc.	Equipment Leases & Sales	PO #PO 22-101-01620	$108,790
Teague Nall and Perkins, Inc. (TNP)	Core Scientific Operating Company	Construction Services	2021-02-11 Professional Services - Amendment 4 to Services Agreement	$0
	Core Scientific Operating Company	Construction Services	2021-07-22 Professional Services - Authorization for Professional Services
	Core Scientific Operating Company	Construction Services	2021-08-13 Professional Services - Amendment 1 to Professional Services Agreement
	Core Scientific Operating Company	Construction Services	2021-11-22 Professional Services - Amendment 2 to Professional Services Agreement
	Core Scientific Operating Company	Construction Services	2021-12-28 Professional Services - Amendment No. 3 to Professional Services Agreement
	Core Scientific Operating Company	Construction Services	2022-04-22 Construction Services - Amendment 5 to Professional Services Agreement
	Core Scientific Operating Company	All Other Agreements	Amendment 1 to Professional Services Agreement
	Core Scientific Operating Company	All Other Agreements	Amendment 2 to Professional Services Agreement
	Core Scientific Operating Company	All Other Agreements	Amendment 4 to Services Agreement
	Core Scientific Operating Company	All Other Agreements	Amendment 5 to Professional Services Agreement
	Core Scientific Operating Company	All Other Agreements	Authorization for Professional Services
Tech. Finance. Co., LLC dba Technology Finance Corporation	Core Scientific Operating Company	Equipment Leases & Sales	2019-04-02 Equipment Lease - Master Lease Agreement #2540	$33,900
	Core Scientific Operating Company	Equipment Leases & Sales	2021-03-26 Equipment Lease - Schedule No. 006
	Core Scientific Operating Company	Equipment Leases & Sales	Equipment lease dated 2019-05-06
Temps Plus, Inc.	Core Scientific, Inc.	All Other Agreements	2020-02-25 Professional Services - Statement of Work	$0
	Core Scientific, Inc.	All Other Agreements	Statement of Work
TEMPSPLUS OF PADUCAH, INC.	Core Scientific, Inc.	All Other Agreements	2020-01-28 professional services - Mutually Agreeable Staffing Agreement
	Core Scientific, Inc.	All Other Agreements	Mutually Agreeable Staffing Agreement	$0

Core Scientific, Inc., et al.

Executory Contracts and Unexpired Leases to be Assumed

Report Date: 01/05/2024

Contract Party	Debtor	Category	Description	Cure Est
Tennessee Valley Authority (TVA)	Core Scientific Operating Company	Power Agreements	2018-09-01 Power Related - Interrupitve Power Product Agreement #71610706 IP30	$0
	Core Scientific Operating Company	Power Agreements	2019-03-12 Power Related - Firm Power Contract (No. 80198933)
	Core Scientific Operating Company	Power Agreements	2020-02-14 Power Related - Contract No. 80198933, Supp No 8 (Investment Credit Agt)
	Core Scientific Operating Company	Power Agreements	2020-04-28 Power related - Curtailment Program - Interruptible Power Product (IP5) Agt #98829859
	Core Scientific Operating Company	Power Agreements	2020-04-28 Power Related - Supp No 09 (IP Term and Termination Amendment)
	Core Scientific, Inc.	Power Agreements	Contract Demand Change (150MW), Contract No. 80198933, Supp. No. 13
	Core Scientific Operating Company	Power Agreements	2020-12-09 Power Related - Contract No. 8019893, Supp No 11 (Performance Assurance Amendment)
	Core Scientific Operating Company	Power Agreements	2021-02-17 Power Related - Contract No. 80198933, Supp No 12
	Core Scientific, Inc.	Power Agreements	2022-02-15 Power related - Curtailment Program - Load Reduction Plan Certification Statement
	Core Scientific, Inc.	Power Agreements	Interruptible Power Product Amendment, Contract No. 98829859, Supp. No. 2
	Core Scientific, Inc.	Power Agreements	Interruptible Power Product, Contract No. 71610706 effective 2018-09-01, Supp. No. 1
Texas- New Mexico Power Company	Core Scientific, Inc.	Power Agreements	Transmission/Substation Facility Extension Agreement Dated 8/27/21	$0
	Core Scientific, Inc.	Power Agreements	ELECTRIC FACILITIES EXTENSION AGREEMENT Dated 8/19/21
Thomason Reuters Tax & Accounting	Core Scientific Operating Company	All Other Agreements	2022-07-01 Software/Subscription Services - Invoice dated 04/19/22	$0
	Core Scientific Operating Company	All Other Agreements	Invoice dated 04/19/22
Todd DuChene	Core Scientific, Inc.	Employment Agreements	2022-12-19 Employment Agreements - Key Employee Retention Bonus Agreement	$0
Toro Data Labs, Inc. dba Bigeye	Core Scientific, Inc.	IT & License Agreements	2022-05-13 Software/Subscription Services - Order Form dated 05/13/2022	$0
	Core Scientific, Inc.	All Other Agreements	2022-05-13 Software/Subscription Services - Order Form dated 05/13/2022
	Core Scientific, Inc.	IT & License Agreements	2022-05-13 Software/Subscription Services - Saas Master Software Agreement
	Core Scientific, Inc.	All Other Agreements	2022-05-13 Software/Subscription Services - Saas Master Software Agreement
	Core Scientific, Inc.	All Other Agreements	Order Form dated 05/13/2022
	Core Scientific, Inc.	All Other Agreements	Saas Master Software Agreement
Toyota Industries Commercial Finance Inc OR Vesco Industrial Trucks of Hickory, Inc. dba Toyota Commercial Finance	Core Scientific Operating Company	Equipment Leases & Sales	2020-03-26 Equipment Lease - Forklifts - Master Lease Agreement - Forklifts	$0

Core Scientific, Inc., et al.

Executory Contracts and Unexpired Leases to be Assumed

Report Date: 01/05/2024

Contract Party	Debtor	Category	Description	Cure Est
TriNet HR III, Inc.	Core Scientific, Inc.	All Other Agreements	2018-03-01 Payroll services - TriNet Technology Services Requisition Form	$0
	Core Scientific, Inc.	All Other Agreements	2022-11-02 Payroll Services - TriNet Services Agreement Addendum
	Core Scientific, Inc.	All Other Agreements	TriNet Services Agreement Addendum
	Core Scientific, Inc.	All Other Agreements	TriNet Technology Services Requisition Form
TSC, Inc.	Core Scientific, Inc.	All Other Agreements	2022-01-21 Professional Services - Service Agreement	$0
	Core Scientific, Inc.	All Other Agreements	Service Agreement
Two	Core Scientific Operating Company	All Other Agreements	2021-03-23 Human Resource Services - Master Services Agreement	$0
Degrees division of Slalom, LLC				$0
	Core Scientific, Inc.	All Other Agreements	2022-06-08 professional services - Statement of Work dated 06/8/22
	Core Scientific Operating Company	All Other Agreements	Master Services Agreement
	Core Scientific, Inc.	All Other Agreements	Statement of Work
	Core Scientific Operating Company	All Other Agreements	Statement of Work
	Core Scientific, Inc.	All Other Agreements	Statement of Work dated 06/8/22
US Digital Mining and Hosting Co., LLC	Core Scientific, Inc.	Customer Contracts	2022-02-15 - Order 2	$0
	Core Scientific, Inc.	Customer Contracts	2022-08-29 - Master Services Agreement
	Core Scientific, Inc.	Customer Contracts	2022-11-15 - Order 3
	Core Scientific, Inc.	Customer Contracts	2022-11-30 - Order Form #4
	Core Scientific, Inc.	Customer Contracts	2022-12-15 - Order 1
Validus Power Corp.	Core Scientific, Inc.	Suppliers	2022-03-04 Purchase of Miners - Sales and Purchase Agreement	$0
VFS, L.L.C.	Core Scientific Operating Company	Equipment Leases & Sales	2019-06-27 Equipment Lease - Master Equipment Lease Agreement	$210,745
	Core Scientific Operating Company	Equipment Leases & Sales	2021-03-17 Equipment Lease - Schedule No. 005
	Core Scientific Operating Company	Equipment Leases & Sales	2021-07-01 Equipment Lease - Schedule No. 002
	Core Scientific Operating Company	Equipment Leases & Sales	2021-11-01 Equipment Lease - Schedule No. 003
	Core Scientific Operating Company	Equipment Leases & Sales	2022-01-01 Equipment Lease - Schedule No. 004
Voltus, Inc.	Core Scientific, Inc.	Power Agreements	2022-04-29 Professional Services - Distributed Energy Resource Agreement	$0
	Core Scientific, Inc.	Power Agreements	Distributed Energy Resource Agreement
Waste Disposal Solutions of North Carolina, Inc.	Core Scientific, Inc.	Equipment Leases & Sales	Equipment Lease	$0

Core Scientific, Inc., et al.

Executory Contracts and Unexpired Leases to be Assumed

Report Date: 01/05/2024

Contract Party	Debtor	Category	Description	Cure Est
Windstream Communications	Core Scientific Operating Company	IT & License Agreements	2020-01-13 Network Services - Service Agreement and Amendment, Quote #1930683 & #2053277	$2,688
	Core Scientific Operating Company	IT & License Agreements	2021-09-10 Network Services - Amendment to Service Agreement and Quote#2337055
	Core Scientific Operating Company	IT & License Agreements	2021-11-04 Network Services - Amendment to Service Agreement and Quote#2371433
	Core Scientific Operating Company	IT & License Agreements	2021-11-16 Network Services - Order (Q2373308)
Workday, Inc.	Core Scientific, Inc.	All Other Agreements	2022-06-01 Software/Subscription Services - Order Form 00356977	$0
	Core Scientific, Inc.	All Other Agreements	Order Form 00356977
Workiva, Inc	Core Scientific Operating Company	All Other Agreements	2021-09-09 Software Services - SOW 070821-11510	$0
	Core Scientific Operating Company	All Other Agreements	2021-09-15 Software Services - Order 070821-11510
	Core Scientific, Inc.	All Other Agreements	2022-03-18 Software services - Statement of Work 110421-1600
	Core Scientific, Inc.	All Other Agreements	2022-09-28 Software Services - Statement of Work 091922-10029
	Core Scientific Operating Company	All Other Agreements	Order 070821-11510
	Core Scientific Operating Company	All Other Agreements	SOW 070821-11510
	Core Scientific, Inc.	All Other Agreements	Statement of Work 091922-10029
	Core Scientific, Inc.	All Other Agreements	Statement of Work 110421-1600
XC Container LLC	Core Scientific, Inc.	Equipment Leases & Sales	Storage Connexes (Rental)	$4,026
ZetaMinusOne, LLC	Core Scientific, Inc.	All Other Agreements	2022-03-23 Staffing Services - Services Agreement	$0
	Core Scientific, Inc.	All Other Agreements	Services Agreement
	Core Scientific, Inc.	All Other Agreements	Services Agreement
	Core Scientific, Inc.	All Other Agreements	Statement of Work
Zoominfo	Core Scientific Operating Company	All Other Agreements	2021-04-26 - Purchase Order (Q-403824) and T&Cs	$0
	Core Scientific Operating Company	IT & License Agreements	2021-04-26 Software/Subscription Services - Order Form (Q403824)
	Core Scientific Operating Company	All Other Agreements	2021-04-26 Software/Subscription Services - Order Form (Q403824)
	Core Scientific Operating Company	All Other Agreements	Purchase Order (Q-403824) and T&Cs

Exhibit N

Schedule of Allowed General Unsecured Claims

Schedule of Allowed General Unsecured Claims

In accordance with sections 1.10, 1.287, 4.8(b), and 4.9 (b) of the Fourth Amended Joint Chapter 11 Plan of Core Scientific, Inc. and Its Affiliated Debtors (Docket No. 1639) (including any exhibits and schedules thereto, and as may be modified, amended, or supplemented, the “Plan”),1 the Debtors hereby file this schedule of Allowed General Unsecured Claims and Allowed Convenience Claims, which lists the General Unsecured Claims and Convenience Claims to be Allowed on the Effective Date and the amounts in which such Claims are to be Allowed pursuant to the Plan (the “Schedule of Allowed General Unsecured Claims”).

Holders of General Unsecured Claims in Class 8A and Holders of Convenience Claims in Class 8B are advised to carefully review the information contained herein and the related provisions of the Plan.

In accordance with section 4.8(b) of the Plan, each General Unsecured Claim listed on the Schedule of Allowed General Unsecured will be Allowed on the Effective Date pursuant to section 506(a) of the Bankruptcy Code in the applicable amount set forth on the Schedule of Allowed General Unsecured Claims. Each General Unsecured Claim not listed on the Schedule of Allowed General Unsecured Claims (the “Disputed Claims”) shall be resolved in accordance with Article VII of the Plan. All Holders of Allowed General Unsecured Claims shall receive the treatment afforded to such Holders pursuant to section 4.8 of the Plan.

In accordance with section 4.9(b) of the Plan, each Convenience Claim listed on the Schedule of Allowed General Unsecured Claims will be Allowed on the Effective Date in the applicable amount set forth on the Schedule of Allowed General Unsecured Claims. All Holders of Allowed Convenience Claims shall receive the treatment afforded to such Holders pursuant to section 4.9 of the Plan.

Except insofar as a Claim is Allowed under the Plan or was Allowed prior to the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall have and retain any and all rights and defenses such Debtor has with respect to any Disputed Claim. Any objections to Claims shall be served and Filed on or before the Claim Objection Deadline. All Disputed Claims not objected to by the end of such period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Any Holder who disagrees with the amount of such Holder’s Allowed General Unsecured Claim or Allowed Convenience Claim as set forth in the Schedule of Allowed General Unsecured Claims must timely File an objection to the Plan prior to January 11, 2024 at 5:00 p.m. (prevailing Central Time) (the “Plan Objection Deadline”)2. Any failure of a Holder of a General Unsecured Claim or Convenience Claim to timely File an objection prior to the Proposed Plan Objection Deadline will result in such Holder’s Claim being Allowed in the amount set forth on the Schedule of Allowed General Unsecured Claims.

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
[2]	The Debtors’ Proposed Plan Objection Deadline is subject to Bankruptcy Court approval.

The Debtors reserve all rights to amend, revise, or supplement this Exhibit N to the Plan Supplement, and any of the designations contained herein, at any time before the Effective Date, or any such other date as may be provided for by the Plan or by order of the Bankruptcy Court.

Exhibit 5 - Allowed General Unsecured Claims²

In re Core Scientific, Inc., et al.

Case No. 22-90341 (CML), Jointly Administered

COUNT	NAME³	CLAIM NUMBER	PRE-PETITION CLAIM AMOUNT	POST-PETITION INTEREST¹	ALLOWED GENERAL UNSECURED CLAIM (TOTAL FILED CLAIM AMOUNT PLUS POST- PETITION INTEREST)¹		ALLOWED CONVENIENCE CLAIM (TOTAL FILED CLAIM AMOUNT PLUS POST-PETITION INTEREST)
1.	BRF Finance Co., LLC	328	N/A	N/A	$39,203,161	[4]
2.	MP2 Energy Texas, LLC d/b/a Shell Energy Solutions	372	N/A	N/A	$12,321,507	[4]
3.	Sphere 3D Corp.[5]	358	N/A	N/A	$10,000,000
4.	B. Riley Commercial Capital, LLC	327	N/A	N/A	$9,800,790	[4]
5.	Foundry Digital LLC [DCG Foundry LLC]	360, 361	N/A	N/A	$5,500,000	[3]
6.	Duke Energy Carolinas, LLC	27	N/A	N/A	$4,340,116	[4]
7.	Cooley LLP	40	N/A	N/A	$3,113,470	[4]
8.	LML Services, LLC dba FlowTx	29	N/A	N/A	$1,318,934	[4]
9.	XPDI Sponsor, LLC	391	$1,055,476	$53,512	$1,108,989
10.	Moss Adams LLP	28	$669,689	$33,953	$703,642
11.	Convergint Technologies LLC	479	$460,000	$24,227	$502,077
12.	Jonathan Barrett	448	$425,000	$21,547	$446,547
13.	AAF International	493	$266,468	$13,510	$279,978
14.	Novo Construction, Inc.	209	$259,981	$13,181	$273,162
15.	ComNet Communications LLC	139	$247,937	$12,570	$260,508
16.	Quinn Emanuel Urquhart & Sullivan LLP	244	N/A	N/A	$300,507	[4]
17.	Trinity Mining Group, Inc.	411	N/A	N/A	$261,513	[4]
18.	Consilio LLC	228	N/A	N/A	$199,615	[4]
19.	M. Arthur Gensler Jr. & Associates, Inc. a.k.a. Gensler	486	$104,110	$35,989	$140,099
20.	Marnoy Interests, Ltd d/b/a OP	419	$97,274	$4,932	$102,206
21.	Bergstrom Electric	02424068	$89,929	$4,559	$94,489
22.	Onyx Contractors Operations, LP	134	$82,945	$4,205	$87,150
23.	Delcom, Inc.	422	$81,630	$4,139	$85,769
24.	McDermott Will & Emery LLP	66	$54,834	$2,780	$57,614
25.	Hutchison & Steffen, PLLC	309	$48,772	$2,473	$51,245
26.	Morgan, Lewis & Bockius LLP	599	$35,580	$1,804	$37,384
27.	Fishman Stewart PLLC	266	$35,200	$1,785	$36,985
28.	Eaton Corporation	332	$32,680	$1,657	$34,337
29.	Carey Olsen Cayman Limited [CO Services Cayman Limited]	58	$32,638	$1,655	$34,292
30.	Lattice	02424025	$16,053	$814	$16,866
31.	TY Properties	02424119	$15,610	$791	$16,402
32.	Averitt Express	16	$15,057	$763	$15,820
33.	Truckload Connections	15	$14,873	$754	$15,627
34.	Gravity Oilfield Services LLC	32	$13,440	$681	$14,122
35.	GreatAmerica Financial Services Corporation [GreatAmerica Leasing Corporation]	14	$12,668	$642	$13,310
36.	Lake Effect Traffic LLC	02424080	$12,090	$613	$12,703
37.	Apex Logistics International Inc.	02424030	$12,010	$609	$12,619
38.	Felker Construction Company Inc	264	$11,933	$605	$12,538
39.	ORGDEV Limited	95	$10,000	$507	$10,507
40.	CRG Financial LLC (As Assignee of Ricks Rental Equipment)	485	$9,847	$499	$10,346
41.	Uline	2	$9,282	$471			$9,753
42.	Proctor Management[6]	02424107	$9,000	$456			$9,456
43.	BitAlpha, Inc. [Bitwave]	631	$8,750	$444			$9,194
44.	Shermco Industries, Inc	02424046	$8,154	$413			$8,568
45.	American Security and Protection Service LLC	02424092	$8,071	$409			$8,480
46.	EvoTek	02424037	$7,969	$404			$8,373
47.	Greyline Partners, LLC [IQ-EQ]	25	$6,000	$304			$6,304
48.	Dallas County	26	$5,021	$255			$5,275
49.	Donnelley Financial Solutions	02424043	$4,894	$248			$5,142
50.	American Paper & Twine Co	33	$4,779	$242			$5,022
51.	Amazon Capital Services, Inc.	441	$4,621	$234			$4,855
52.	M & S Patterson, Inc	10	$4,610	$234			$4,844
53.	Regulatory DataCorp, Inc.	217	$4,323	$219			$4,542
54.	A to Z Pest Control & Services	38	$3,530	$179			$3,709
55.	Calvert City Municipal Water and Sewer	272	$3,529	$179			$3,708
56.	Bitwave	02424105	$3,500	$177			$3,677
57.	Data Sales Co Inc	02424042	$3,064	$155			$3,219
58.	Logix Fiber Networks	20	$2,984	$151			$3,135
59.	Jackson Purchase Energy Corporation	02424085	$2,437	$124			$2,561
60.	Lone Star Corporation	24	$2,158	$109			$2,267
61.	Tangent Energy Solutions Inc	02424067	$2,000	$101			$2,101
62.	Microsoft Corporation	339	$1,699	$86			$1,785
63.	Grubhub Holdings Inc	02424097	$1,591	$81			$1,671
64.	Grand Forks Utility Billing	02424051	$1,530	$78			$1,608

Exhibit 5 - Allowed General Unsecured Claims²

In re Core Scientific, Inc., et al.

Case No. 22-90341 (CML), Jointly Administered

COUNT	NAME³	CLAIM NUMBER	PRE-PETITION CLAIM AMOUNT	POST-PETITION INTEREST¹	ALLOWED GENERAL UNSECURED CLAIM (TOTAL FILED CLAIM AMOUNT PLUS POST- PETITION INTEREST)¹	ALLOWED CONVENIENCE CLAIM (TOTAL FILED CLAIM AMOUNT PLUS POST-PETITION INTEREST)
65.	Northern States Power Minnesota dba Xcel Energy	6	$1,177	$60		$1,237
66.	AT&T	02424135	$1,139	$58		$1,197
67.	Optilink	02424095	$1,058	$54		$1,112
68.	FedEx	02424127	$797	$40		$837
69.	Dockery Auto Parts	02424074	$758	$38		$796
70.	Prime Mowing and Property Management LLC	02424117	$750	$38		$788
71.	Cherokee Rental, Inc.	35	$722	$37		$758
72.	Level 3 Communications LLC	02424063	$701	$36		$737
73.	Kesco Air Inc	02424104	$680	$34		$714
74.	Salary.com LLC	02424057	$631	$32		$663
75.	Water Works C&R, LLC	02424069	$592	$30		$622
76.	Countrywide Sanitation Co	02424137	$577	$29		$606
77.	Murphy & Grantland, P.A.	17	$480	$24		$504
78.	Rhode Island Division of Taxation	627	$403	$20		$423
79.	C.H. Robinson Worldwide, Inc.	113	$398	$20		$418
80.	Carpet Capital Multi-System Inc	02424077	$395	$20		$415
81.	Bearden Industrial Supply	02424109	$354	$18		$372
82.	Eagle Promotions	02424076	$295	$15		$310
83.	Austin Professional Cleaning Services, LLC	02424126	$261	$13		$274
84.	Waterlogic Americas LLC	02424138	$210	$11		$220
85.	Commercial Plumbers Supply	02424108	$203	$10		$213
86.	Carpet Capital Fire Protection Inc	02424094	$200	$10		$210
87.	Mountain Top Ice	02424083	$184	$9		$193
88.	Mobile Modular Portable Storage	02424114	$135	$7		$142
89.	Pye-Barker Fire and Safety LLC	02424082	$118	$6		$124
90.	Frontline Shredding Inc	614	$100	$5		$105
91.	Nebraska Department of Labor	22	$95	$5		$100
92.	EPB of Chattanooga	02424130	$92	$5		$96
93.	Lisa Ragan Customs Brokerage	02424139	$90	$5		$95
94.	JBM Office Solutions	02424115	$78	$4		$82
95.	Marble Community Water System	02424136	$63	$3		$66
96.	Interstate Welding and Steel Supply	02424102	$57	$3		$60
97.	Alpha Waste Disposal Inc	02424129	$56	$3		$59
98.	State of Tennessee Department of Revenue	02424153	$22	$1		$23
99.	Financial Accounting Standards Board/Governmental Accounting Standards Board	02424120	$9	$0		$9

	Total				$90,846,945	$133,831

[1]	The amounts appearing in this column represent Post-Petition Interest at the Federal Judgement Rate of 4.64% through 1/23/2024.
[2]

Does not include (i) Miner Equipment Lender Deficiency Claims, which may be found on Exhibit J to the Plan or (ii) Claims related to executory contracts that the Debtors intend to assume pursuant to the Plan or otherwise settled.

[3]

This amount reflects the agreed amount of the Allowed General Unsecured Claim based on a settlement in principle between Foundry Digital LLC and the Debtors, and not the total filed claim amount, which is in the amount of not less than $18,404,990.08 plus interest.

[4]

The Allowed General Unsecured Claims for each of these claims are part of the global mediated settlement (the “Mediated Settlement”) between the Debtors, the Official Committee of Unsecured Creditors and its members, B. Riley, the Ad Hoc Noteholder Group, and the Official Committee of Equity Holders and its members. The Mediated Settlement resolved, among other issues, the applicable claim amounts for these holders and is subject to the occurrence of the Effective Date.

[5]	This amount reflects the agreed amount of the Allowed General Unsecured Claim based on a settlement in principle between Sphere 3D Corp. and the Debtors and not the total filed claim amount.
[6]	Plan to allow Pre-Petition invoices under future Rejection Damages claim.